 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-279498

MERGER PROPOSED — YOUR VOTE IS IMPORTANT
Dear Shareholders of EQT Corporation and Shareholders of Equitrans Midstream Corporation:
On March 10, 2024, EQT Corporation (“EQT”), Humpty Merger Sub Inc., an indirect wholly owned subsidiary of EQT (“Merger Sub”), Humpty Merger Sub LLC, an indirect wholly owned subsidiary of EQT (“LLC Sub”), and Equitrans Midstream Corporation (“Equitrans”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Equitrans (the “First Merger”), with Equitrans surviving as an indirect wholly owned subsidiary of EQT (the “First Step Surviving Corporation”), and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with LLC Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT.
At the effective time of the First Merger (the “Effective Time”), among other things, (i) each share of common stock, no par value, of Equitrans (“Equitrans common stock”) that is issued and outstanding immediately prior to the Effective Time (other than shares of Equitrans common stock owned by Equitrans or its subsidiaries or by EQT or its subsidiaries) will be converted into the right to receive 0.3504 (the “Exchange Ratio”) of a share of common stock, no par value, of EQT (“EQT common stock”), with cash to be paid in lieu of fractional shares of EQT common stock that holders of Equitrans common stock would otherwise be entitled to receive in the Merger, and (ii) each Series A Perpetual Convertible Preferred Share, no par value, of Equitrans (“Equitrans preferred stock”) that is issued and outstanding immediately prior to the Effective Time will be treated in accordance with Section 8 of Equitrans’ Second Amended and Restated Articles of Incorporation and the procedures set forth in Section 2.5 of the Merger Agreement. Based on the estimated number of shares of EQT common stock and Equitrans common stock that will be outstanding immediately prior to the consummation of the Merger and assuming EQT directs Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger and EQT has deposited sufficient funds to effect such purchase and redemption, we estimate that, immediately after completion of the Merger, holders of EQT common stock and Equitrans common stock immediately prior to the Merger will own approximately 74% and 26% of the outstanding shares of EQT common stock, respectively.
In connection with the proposed Merger, EQT and Equitrans will each hold a special meeting of its shareholders (the “EQT Special Meeting” and the “Equitrans Special Meeting,” respectively).
At the EQT Special Meeting, the holders of EQT common stock will be asked to vote on (i) a proposal to approve the issuance of shares of EQT common stock to the holders of Equitrans common stock in connection with the Merger pursuant to the Merger Agreement (the “Share Issuance Proposal”), (ii) a proposal to approve an amendment to the Restated Articles of Incorporation of EQT to increase the authorized number of shares of EQT common stock from 640,000,000 shares to 1,280,000,000 shares (the “Articles Amendment Proposal”) and (iii) a proposal to approve one or more adjournments of the EQT Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Share Issuance Proposal and the Articles Amendment Proposal (the “EQT Adjournment Proposal”). Approval of each of these three proposals requires the affirmative vote of a majority of the votes cast on each such proposal by holders of EQT common stock. The EQT Special Meeting will be held virtually via live webcast on July 18, 2024 at 8:30 a.m. Eastern Time. The board of directors of EQT unanimously recommends that EQT shareholders vote “FOR” the Share Issuance Proposal, “FOR” the Articles Amendment Proposal and “FOR” the EQT Adjournment Proposal.
At the Equitrans Special Meeting, the holders of Equitrans common stock and the holders of Equitrans preferred stock will be asked to vote on (i) a proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Equitrans’ named executive officers in connection with the Merger (the “Advisory Compensation Proposal”) and (iii) a proposal to approve one or more adjournments of the Equitrans Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Equitrans Adjournment Proposal”). Approval of each of these three proposals requires the affirmative vote of a majority of the votes cast on each such proposal by holders of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the record date of the Equitrans Special Meeting), voting as a single class. The Equitrans Special Meeting will be held virtually via live webcast on July 18, 2024 at 9:00 a.m. Eastern Time. The board of directors of Equitrans unanimously recommends that Equitrans shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal.
Your vote is very important.   The obligations of EQT and Equitrans to complete the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including certain approvals by the shareholders of EQT and Equitrans. We cannot complete the Merger unless EQT shareholders vote to approve the Share Issuance Proposal and the Articles Amendment Proposal and Equitrans shareholders vote to approve the Merger Agreement Proposal.
If the Merger is completed, at the Effective Time, each outstanding share of Equitrans common stock (other than shares of Equitrans common stock owned by Equitrans or its subsidiaries or by EQT or its subsidiaries) will convert into the right to receive 0.3504 of a share of EQT common stock, with cash to be paid in lieu of fractional shares of EQT common stock that holders of Equitrans common stock would otherwise be entitled to receive in the Merger. Although the number of shares of EQT common stock that the holders of Equitrans common stock will receive is fixed, the market value of the Merger consideration will fluctuate with the market price of EQT common stock, and the difference between the market value of the Merger consideration and the market value of Equitrans common stock will fluctuate with the market prices of EQT common stock and Equitrans common stock, and will not be known at the time that Equitrans shareholders vote to approve the Merger Agreement Proposal or at the time EQT shareholders vote to approve the Share Issuance Proposal. Based on the closing price of EQT common stock on the New York Stock Exchange (the “NYSE”) on March 8, 2024, the trading day before the public announcement of the Merger, the 0.3504 exchange ratio represented approximately $13.15 in value for each share of Equitrans common stock, and based on the closing price of EQT common stock on June 4, 2024, the last trading day before the date of this joint proxy statement/prospectus, the 0.3504 exchange ratio represented approximately $14.23 in value for each share of Equitrans common stock. In addition, the 0.3504 exchange ratio represented approximately $2.00 in additional value for each share of Equitrans common stock as compared to the closing price of Equitrans common stock on the NYSE on March 8, 2024, the trading day before the public announcement of the Merger, and the 0.3504 exchange ratio represented approximately $0.12 in additional value for each share of Equitrans common stock as compared to the closing price of Equitrans common stock on June 4, 2024, the last trading day before the date of this joint proxy statement/prospectus. You should obtain current stock price quotations for EQT common stock (NYSE trading symbol: EQT) and Equitrans common stock (NYSE trading symbol: ETRN).
This joint proxy statement/prospectus contains or references detailed information about EQT, Equitrans, the EQT Special Meeting, the Equitrans Special Meeting, the Merger, the Merger Agreement and other documents and agreements related to the Merger, and the business to be considered by the EQT shareholders and Equitrans shareholders at the EQT Special Meeting and the Equitrans Special Meeting, respectively. Please carefully read this entire joint proxy statement/prospectus, including the “Risk Factors” section beginning on page 18, for a discussion of the risks relating to the proposed Merger. You also can obtain information about EQT and Equitrans from documents that each has filed with the Securities and Exchange Commission.
Sincerely,
Toby Z. Rice President and Chief Executive Officer EQT Corporation	Diana M. Charletta President and Chief Executive Officer Equitrans Midstream Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger described in this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated June 5, 2024 and is first being mailed to EQT shareholders and Equitrans shareholders on or about June 5, 2024.

EQT CORPORATION
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 18, 2024
To the shareholders of EQT Corporation:
You are cordially invited to attend a special meeting of shareholders (the “EQT Special Meeting”) of EQT Corporation (“EQT”), which will be held virtually via live webcast, accessible at www.virtualshareholdermeeting.com/EQT2024SM, on July 18, 2024 at 8:30 a.m. Eastern Time. At the EQT Special Meeting, we plan to ask you to vote on:
1.
a proposal to approve the issuance of shares of common stock, no par value, of EQT (“EQT common stock”) to the holders of common stock, no par value, of Equitrans Midstream Corporation (“Equitrans”) pursuant to the Agreement and Plan of Merger, dated as of March 10, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among EQT, Humpty Merger Sub Inc., an indirect wholly owned subsidiary of EQT (“Merger Sub”), Humpty Merger Sub LLC, an indirect wholly owned subsidiary of EQT (“LLC Sub”), and Equitrans, a copy of which is attached as Annex A to the joint proxy statement/prospectus of which this notice is a part (the “Share Issuance Proposal” and such issuance of shares, the “Share Issuance”);

2.
a proposal to approve an amendment to the Restated Articles of Incorporation of EQT (the “EQT Articles”) to increase the authorized number of shares of EQT common stock from 640,000,000 shares to 1,280,000,000 shares (the “Articles Amendment Proposal”); and

3.
a proposal to approve one or more adjournments of the EQT Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Share Issuance Proposal and the Articles Amendment Proposal (the “EQT Adjournment Proposal”).

The accompanying joint proxy statement/prospectus describes the proposals listed above and the Merger Agreement and the transactions contemplated thereby in more detail. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Equitrans (the “First Merger”), with Equitrans surviving as an indirect wholly owned subsidiary of EQT (the “First Step Surviving Corporation”), and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with LLC Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT.
You should carefully read and consider the entire joint proxy statement/prospectus and the accompanying annexes, including the Merger Agreement attached as Annex A, along with all of the documents incorporated by reference, as they contain important information about, among other things, the Merger and how it affects you.
The board of directors of EQT (the “EQT Board”) unanimously (i) determined that it is in the best interests of EQT and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance by EQT of the Merger Agreement and consummation of the transactions contemplated thereby, including the Share Issuance and (iii) approved, subject to approval by EQT shareholders of the Articles Amendment Proposal, an amendment to the EQT Articles in order to increase the authorized number of shares of EQT common stock from 640,000,000 shares to

1,280,000,000 shares. The EQT Board recommends that EQT shareholders vote “FOR” the Share Issuance Proposal, “FOR” the Articles Amendment Proposal and “FOR” the EQT Adjournment Proposal.
The EQT Special Meeting will be a virtual meeting of shareholders, conducted exclusively by live webcast. You will be able to attend and participate in the virtual EQT Special Meeting, vote your shares electronically and submit questions during the meeting by visiting the website address listed above on the meeting date and time. Please see the “Questions and Answers” section of the joint proxy statement/prospectus for additional information on how to participate in the EQT Special Meeting.
The EQT Board has fixed the close of business on May 16, 2024 as the record date for determination of EQT shareholders entitled to receive notice of, and to vote at, the EQT Special Meeting and any adjournments or postponements thereof unless a new record date is fixed in connection with any adjournment or postponement of the EQT Special Meeting. Only holders of record of EQT common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the EQT Special Meeting.
YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The obligations of EQT and Equitrans to complete the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including certain approvals by the shareholders of each of EQT and Equitrans. We cannot complete the Merger unless EQT shareholders vote to approve the Share Issuance Proposal and the Articles Amendment Proposal.
Please vote as promptly as possible, whether or not you expect to attend the EQT Special Meeting virtually. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold shares in your own name, please submit a proxy to have your shares voted as promptly as possible by (i) logging onto the website shown on your proxy card and following the instructions to vote online, (ii) dialing the toll-free number shown on your proxy card and following the instructions to vote by telephone or (iii) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the EQT Special Meeting if you later decide not to attend or become unable to attend. Submitting a proxy will also help to secure a quorum and avoid added solicitation costs. Submitting a proxy will not prevent you from voting virtually at the EQT Special Meeting; any EQT shareholder who is present at the virtual EQT Special Meeting may vote, thereby revoking any previously submitted proxy. In addition, a proxy may also be revoked in writing before the EQT Special Meeting in the manner described in the joint proxy statement/prospectus.
If you have any questions concerning the proposals to be presented at the EQT Special Meeting, the Merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of EQT common stock, please contact EQT’s proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and brokers may call collect: (212) 269-5550
All others may call toll-free: (866) 207-3626
Email: eqt@dfking.com
On behalf of the Board of Directors,
William E. Jordan
Executive Vice President, General Counsel and Corporate Secretary
June 5, 2024

EQUITRANS MIDSTREAM CORPORATION
2200 Energy Drive
Canonsburg, PA 15317
(724) 271-7200
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 18, 2024
To the shareholders of Equitrans Midstream Corporation:
You are cordially invited to attend a special meeting of shareholders (the “Equitrans Special Meeting”) of Equitrans Midstream Corporation (“Equitrans”), which will be held virtually via live webcast, accessible at www.virtualshareholdermeeting.com/ETRN2024SM on July 18, 2024 at 9:00 a.m. Eastern Time. At the Equitrans Special Meeting, we plan to ask you to vote on:
1.
a proposal to adopt the Agreement and Plan of Merger, dated as of March 10, 2024 (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the joint proxy statement/prospectus of which this notice is a part, among Equitrans, EQT Corporation (“EQT”), Humpty Merger Sub Inc., an indirect wholly owned subsidiary of EQT (“Merger Sub”), and Humpty Merger Sub LLC, an indirect wholly owned subsidiary of EQT (“LLC Sub”), pursuant to which (i) each outstanding share of common stock, no par value, of Equitrans (“Equitrans common stock”) (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive 0.3504 of a share of common stock, no par value, of EQT and (ii) each Series A Perpetual Convertible Preferred Share, no par value, of Equitrans (“Equitrans preferred stock”) that is issued and outstanding immediately prior to the effective time of the First Merger (as defined below) will be treated in accordance with Section 8 of Equitrans’ Second Amended and Restated Articles of Incorporation and the procedures set forth in Section 2.5 of the Merger Agreement (the “Merger Agreement Proposal”);

2.
a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Equitrans’ named executive officers in connection with the Merger (as defined below) (the “Advisory Compensation Proposal”); and

3.
a proposal to approve one or more adjournments of the Equitrans Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Equitrans Adjournment Proposal”).

The accompanying joint proxy statement/prospectus describes the proposals listed above and the Merger Agreement and the transactions contemplated thereby in more detail. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Equitrans (the “First Merger”), with Equitrans surviving as an indirect wholly owned subsidiary of EQT (the “First Step Surviving Corporation”), and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with LLC Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT.
You should carefully read and consider the entire joint proxy statement/prospectus and the accompanying annexes, including the Merger Agreement attached as Annex A, along with all of the documents incorporated by reference, as they contain important information about, among other things, the Merger and how it affects you.
The board of directors of Equitrans (the “Equitrans Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Equitrans and its shareholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iv) resolved to recommend adoption of the Merger Agreement by the shareholders of Equitrans and (v) directed that the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, be submitted to a vote at a meeting of Equitrans shareholders. The Equitrans Board recommends that Equitrans shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal.
The Equitrans Special Meeting will be a virtual meeting of shareholders, conducted exclusively by live webcast. You will be able to attend and participate in the virtual Equitrans Special Meeting, vote your shares electronically and submit questions during the meeting by visiting the website address listed above on the meeting date and time. Please see the “Questions and Answers” section of the joint proxy statement/prospectus for additional information on how to participate in the Equitrans Special Meeting.
The Equitrans Board has fixed the close of business on June 4, 2024 as the record date for determination of Equitrans shareholders entitled to receive notice of, and to vote at, the Equitrans Special Meeting and any adjournments or postponements thereof unless a new record date is fixed in connection with any adjournment or postponement of the Equitrans Special Meeting. Only holders of record of Equitrans common stock and Equitrans preferred stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Equitrans Special Meeting.
YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.   The obligations of EQT and Equitrans to complete the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including certain approvals by the shareholders of each of EQT and Equitrans. We cannot complete the Merger unless Equitrans shareholders vote to approve the Merger Agreement Proposal.
Please vote as promptly as possible, whether or not you expect to attend the Equitrans Special Meeting virtually. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold shares in your own name, please submit a proxy to have your shares voted as promptly as possible by (i) logging onto the website shown on your proxy card and following the instructions to vote online, (ii) dialing the toll-free number shown on your proxy card and following the instructions to vote by telephone or (iii) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Equitrans Special Meeting if you later decide not to attend or become unable to attend. Submitting a proxy will also help to secure a quorum and avoid added solicitation costs. Submitting a proxy will not prevent you from voting virtually at the Equitrans Special Meeting; any Equitrans shareholder who is present at the virtual Equitrans Special Meeting may vote, thereby revoking any previously submitted proxy. In addition, a proxy may also be revoked in writing before the Equitrans Special Meeting in the manner described in the joint proxy statement/prospectus.
If you have any questions concerning the proposals to be presented at the Equitrans Special Meeting, the Merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Equitrans common stock or Equitrans preferred stock, please contact Equitrans’ proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Shareholders may call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
On behalf of the Board of Directors,
Nathaniel D. DeRose
Deputy General Counsel & Corporate Secretary
June 5, 2024

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about EQT and Equitrans from other documents that is not included in or delivered with this joint proxy statement/prospectus, as permitted by the rules of the Securities and Exchange Commission (the “SEC”). For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 195.
Copies of any of the documents incorporated by reference herein are available to you without charge upon your request. To receive a copy of any such documents, please contact the appropriate company or its proxy solicitor at the following addresses and telephone numbers:
For EQT shareholders:	For Equitrans shareholders:
EQT Corporation Attention: Corporate Secretary 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania 15222 (412) 553-5700	Equitrans Midstream Corporation Attention: Corporate Secretary 2200 Energy Drive Canonsburg, Pennsylvania 15317 (724) 271-7600
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and brokers may call collect: (212) 269-5550 All others may call toll-free: (866) 207-3626 Email: eqt@dfking.com	Morrow Sodali LLC 333 Ludlow Street, 5th Floor, South Tower Stamford, CT 06902 Shareholders may call toll-free (800) 662-5200 Banks and brokers call (203) 658-9400
If you would like to request any of the documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by July 11, 2024, which is five business days prior to the date of the EQT Special Meeting and the Equitrans Special Meeting, in order to receive them before the applicable meeting.
You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by EQT with the SEC by accessing EQT’s website at http://ir.eqt.com and documents filed by Equitrans with the SEC by accessing Equitrans’ website at https://ir.equitransmidstream.com. We are not incorporating the contents of the websites of the SEC, EQT or Equitrans into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by EQT, constitutes a prospectus of EQT under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of EQT common stock to be issued to Equitrans common shareholders in connection with the Merger. This joint proxy statement/prospectus also constitutes a proxy statement of each of EQT and Equitrans under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the EQT Special Meeting and a notice of meeting with respect to the Equitrans Special Meeting.
Information contained in this joint proxy statement/prospectus regarding EQT has been provided by EQT, and information contained in this joint proxy statement/prospectus regarding Equitrans has been provided by Equitrans. EQT and Equitrans have both contributed to the information related to the Merger contained in this joint proxy statement/prospectus.
You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. EQT and Equitrans have not authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated June 5, 2024, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date unless the information specifically indicates that another date applies. You should also assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate only as of the date of the incorporated document unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to EQT shareholders or Equitrans shareholders nor the issuance by EQT of shares of EQT common stock in connection with the Merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
In this joint proxy statement/prospectus, except as otherwise indicated or the context otherwise requires, references to:
•
“EQT” refer to EQT Corporation, a Pennsylvania corporation;

•
“EQT common stock” refer to the common stock, no par value, of EQT;

•
“EQT shareholders” refer to the holders of EQT common stock;

•
the “EQT Special Meeting” refer to the meeting of EQT shareholders in connection with the Merger, as may be adjourned or postponed from time to time;

•
“Equitrans” refer to Equitrans Midstream Corporation, a Pennsylvania corporation;

•
“Equitrans common shareholders” refer to the holders of Equitrans common stock;

•
“Equitrans common stock” refer to the common stock, no par value, of Equitrans;

•
“Equitrans preferred shareholders” refer to the holders of Equitrans preferred stock;

•
“Equitrans preferred stock” refer to the Series A Perpetual Convertible Preferred Shares, no par value per share, of Equitrans;

•
“Equitrans shareholders” refer to the holders of Equitrans common stock and the holders of Equitrans preferred stock, collectively;

•
the “Equitrans Special Meeting” refer to the meeting of Equitrans shareholders in connection with the Merger, as may be adjourned or postponed from time to time;

•
“Equitrans stock” refer to the Equitrans common stock and the Equitrans preferred stock, collectively;

•
“LLC Sub” refer to Humpty Merger Sub LLC, an indirect wholly owned subsidiary of EQT;

•
the “Merger” refer to (i) the merger of Merger Sub with and into Equitrans (the “First Merger”), with Equitrans surviving as an indirect wholly owned subsidiary of EQT (the “First Step Surviving Corporation”), and (ii) as the second step in a single integrated transaction with the First Merger, the merger of the First Step Surviving Corporation with and into LLC Sub (the “Second Merger”), with LLC Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT, collectively, and in each case, pursuant to the Merger Agreement;

•
the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of March 10, 2024, by and among EQT, Merger Sub, LLC Sub and Equitrans, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein; and

•
“Merger Sub” refer to Humpty Merger Sub Inc., an indirect wholly owned subsidiary of EQT.

i

QUESTIONS AND ANSWERS
The following are some questions that you, as an EQT shareholder or an Equitrans shareholder, may have regarding the Merger, the issuance of shares of EQT common stock to Equitrans common shareholders in connection with the Merger and other matters being considered at the EQT Special Meeting and the Equitrans Special Meeting, and the answers to those questions. EQT and Equitrans urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger, the issuance of shares of EQT common stock in connection with the Merger and the other matters being considered at the EQT Special Meeting and the Equitrans Special Meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.
Q:
Why am I receiving this document?

A:
You are receiving this joint proxy statement/prospectus because EQT and Equitrans have entered into the Merger Agreement, pursuant to which, among other things, on the terms and subject to the conditions included therein, EQT will acquire Equitrans in an all-stock transaction. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Equitrans, with Equitrans surviving as an indirect wholly owned subsidiary of EQT, and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will be merged with and into LLC Sub, with LLC Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT.

In order to complete the Merger, EQT shareholders must (i) approve a proposal to issue shares of EQT common stock to Equitrans common shareholders in connection with the Merger pursuant to the Merger Agreement (the “Share Issuance Proposal”) and (ii) approve and adopt an amendment to the Restated Articles of Incorporation of EQT (the “EQT Articles”) to increase the authorized number of shares of EQT common stock from 640,000,000 shares to 1,280,000,000 shares (the “Articles Amendment Proposal”).
Also in order to complete the Merger, Equitrans shareholders must adopt the Merger Agreement (the “Merger Agreement Proposal”).
This joint proxy statement/prospectus, which you should read carefully, contains important information about the EQT Special Meeting, the Equitrans Special Meeting and the matters being considered thereat, including the Merger.
Q:
What are EQT shareholders being asked to vote on at the EQT Special Meeting?

A:
At the EQT Special Meeting, the holders of EQT common stock will be asked to vote on (i) the Share Issuance Proposal, (ii) the Articles Amendment Proposal and (iii) a proposal to approve one or more adjournments of the EQT Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Share Issuance Proposal and the Articles Amendment Proposal (the “EQT Adjournment Proposal”).

Q:
What are Equitrans shareholders being asked to vote on at the Equitrans Special Meeting?

A:
At the Equitrans Special Meeting, the holders of Equitrans common stock and the holders of Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date (as defined below)), voting as a single class, will be asked to vote on (i) the Merger Agreement Proposal, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Equitrans’ named executive officers in connection with the Merger (the “Advisory Compensation Proposal”) and (iii) a proposal to approve one or more adjournments of the Equitrans Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal (the “Equitrans Adjournment Proposal”).

v

Q:
Are there any risks that I should consider as an EQT shareholder or an Equitrans shareholder in deciding how to vote?

A:
Yes. You should read and carefully consider the risks set forth in the “Risk Factors” section in this joint proxy statement/prospectus. You also should read and carefully consider the risks relating to EQT and Equitrans that are contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:
How important is my vote as an EQT shareholder?

A:
Your vote “FOR” each proposal presented at the EQT Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The Merger cannot be completed without the approval by EQT shareholders of the Share Issuance Proposal and the Articles Amendment Proposal.

Q:
How important is my vote as an Equitrans shareholder?

A:
Your vote “FOR” each proposal presented at the Equitrans Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The Merger cannot be completed without the approval by Equitrans shareholders of the Merger Agreement Proposal.

Q:
What vote is required to approve each proposal at the EQT Special Meeting?

A:
Approval of each of the proposals to be presented at the EQT Special Meeting requires the affirmative vote of a majority of the votes cast on each such proposal by EQT shareholders.

Abstentions are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast under Pennsylvania law and the Amended and Restated Bylaws of EQT (the “EQT Bylaws”). As such, assuming a quorum is present at the EQT Special Meeting, abstentions will not affect the results of the votes on the proposals to be presented at the EQT Special Meeting.
Q:
What vote is required to approve each proposal at the Equitrans Special Meeting?

A:
Approval of each of the proposals to be presented at the Equitrans Special Meeting requires the affirmative vote of a majority of the votes cast on each such proposal by Equitrans common shareholders and Equitrans preferred shareholders (on an as-converted basis as of the Equitrans Record Date), voting as a single class.

Abstentions are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast under Pennsylvania law and the Sixth Amended and Restated Bylaws of Equitrans (the “Equitrans Bylaws”). As such, assuming a quorum is present at the Equitrans Special Meeting, abstentions will not affect the results of the votes on the proposals to be presented at the Equitrans Special Meeting.
Q:
How does the Board of Directors of EQT (the “EQT Board”) recommend that EQT shareholders vote?

A:
The EQT Board has unanimously (i) determined that it is in the best interests of EQT and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance by EQT of the Merger Agreement and consummation of the transactions contemplated thereby (the “Transactions”), including the issuance of the shares of EQT common stock to Equitrans common shareholders in connection with the Merger, and (iii) approved, subject to approval by EQT shareholders of the Articles Amendment Proposal, an amendment to the EQT Articles in order to increase the authorized number of shares of EQT common stock from 640,000,000 shares to 1,280,000,000 shares. Accordingly, the EQT Board unanimously recommends that EQT shareholders vote “FOR” the Share Issuance Proposal, “FOR” the Articles Amendment Proposal and “FOR” the EQT Adjournment Proposal. For a detailed description of the various factors considered by the EQT Board in reaching this decision, see “The Merger — Recommendation of the EQT Board and Its Reasons for the Merger.”

Q:
How does the Board of Directors of Equitrans (the “Equitrans Board”) recommend that Equitrans shareholders vote?

The Equitrans Board has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are in the best interests of Equitrans and its shareholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger, (iv) resolved to recommend adoption of the Merger Agreement by the shareholders of Equitrans and (v) directed that the Merger Agreement and the consummation of the Transactions, including the Merger, be submitted to a vote at a meeting of Equitrans shareholders. Accordingly, the Equitrans Board unanimously recommends that Equitrans shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal. For a detailed description of the various factors considered by the Equitrans Board in reaching this decision, see “The Merger — Recommendation of the Equitrans Board and Its Reasons for the Merger.”
Q:
Do any of the officers or directors of Equitrans have interests in the Merger that may differ from or be in addition to my interests as an Equitrans shareholder?

A:
In considering the recommendation of the Equitrans Board that Equitrans shareholders vote to approve the Merger Agreement Proposal, to approve the Advisory Compensation Proposal and to approve the Equitrans Adjournment Proposal, Equitrans shareholders should be aware that some of Equitrans’ directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Equitrans shareholders generally. The Equitrans Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the Transactions, in approving the Merger and in recommending that Equitrans shareholders approve the Merger Agreement Proposal, to approve the Advisory Compensation Proposal and to approve the Equitrans Adjournment Proposal.

For more information regarding these interests, see “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger” and “Risk Factors — Risks Relating to the Merger —  Equitrans’ directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Equitrans shareholders generally.”
Q:
What will happen to Equitrans as a result of the Merger?

A:
Upon the terms and subject to the conditions set forth in the Merger Agreement, EQT will indirectly acquire all of the outstanding shares of Equitrans. After consummation of the Merger, the shares of Equitrans common stock will be delisted from the New York Stock Exchange (the “NYSE”) and will no longer be publicly traded.

Q:
What will Equitrans common shareholders receive for their shares of Equitrans common stock in the Merger?

A:
If the Merger is completed, each share of Equitrans common stock issued and outstanding immediately prior to the effective time of the First Merger (the “Effective Time”), other than any shares of Equitrans common stock owned by Equitrans or its subsidiaries or by EQT or its subsidiaries (“Excluded Shares”), will be converted automatically into the right to receive 0.3504 of a share of EQT common stock (the “Exchange Ratio”). Each Equitrans common shareholder will receive cash in lieu of any fractional share of EQT common stock that such shareholder would otherwise be entitled to receive in the Merger. The aggregate number of shares of EQT common stock to be issued to the Equitrans common shareholders, together with any cash to be paid in lieu of any fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger, in accordance with the terms of the Merger Agreement, is referred to as the “Common Consideration.”

Because EQT will issue a fixed number of shares of EQT common stock in exchange for each share of Equitrans common stock, the value of the consideration that Equitrans common shareholders will receive in the Merger will depend on the market price of shares of EQT common stock at the Effective Time.

The market price of shares of EQT common stock that Equitrans common shareholders receive at the Effective Time could be greater than, less than or the same as the market price of shares of EQT common stock on the date of this joint proxy statement/prospectus or at the time of the Equitrans Special Meeting. In addition, the difference between the value of the consideration that Equitrans common shareholders will receive in the Merger and the value of Equitrans common stock immediately prior to the Merger will depend on the market price of shares of EQT common stock and Equitrans common stock at the Effective Time. Accordingly, you should obtain current market quotations for EQT common stock and Equitrans common stock before deciding how to vote with respect to the Merger Agreement Proposal or the Share Issuance Proposal, as applicable. EQT common stock is traded on the NYSE under the symbol “EQT.” Equitrans common stock is traded on the NYSE under the symbol “ETRN.”
Q:
If I am an Equitrans common shareholder, how will I receive the Common Consideration to which I am entitled?

A:
If you hold your shares of Equitrans common stock through The Depository Trust Company (“DTC”) in book-entry form, you will not be required to take any specific actions to exchange your shares of Equitrans common stock for shares of EQT common stock. After the completion of the Merger, shares of Equitrans common stock held through DTC in book-entry form will be automatically exchanged for shares of EQT common stock in book-entry form, and an exchange agent (the “Exchange Agent”) will deliver to you a check or wire transfer in the amount of any cash to be paid in lieu of any fractional share of EQT common stock to which you would otherwise be entitled pursuant to the Merger Agreement.

If you hold your shares of Equitrans common stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the EQT common stock and a check or wire transfer in the amount of any cash to be paid in lieu of any fractional share of EQT common stock to which you would otherwise be entitled pursuant to the Merger Agreement.
Q:
How does the Merger affect Equitrans preferred stock? What will Equitrans preferred shareholders receive for their shares of Equitrans preferred stock in the Merger?

A:
Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, EQT may direct Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger in accordance with the applicable redemption provisions contained in the Second Amended and Restated Articles of Incorporation of Equitrans (the “Equitrans Articles”); provided, however, that Equitrans will have no obligation to purchase and redeem the Equitrans preferred stock at the direction of EQT unless EQT has deposited sufficient funds to effect such purchase and redemption.

To the extent EQT does not direct Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger, each Equitrans preferred shareholder will have the right to submit an election form with respect to all, but not less than all, of its shares of Equitrans preferred stock, electing to do any of the following, in each case, in accordance with the Equitrans Articles and the procedures set forth in the Merger Agreement:
•
convert its shares of Equitrans preferred stock into shares of Equitrans common stock at the then applicable Conversion Rate (as defined in the Equitrans Articles);

•
require Equitrans to use commercially reasonable efforts to cause the conversion of its shares of Equitrans preferred stock into Substantially Equivalent Securities (as defined in the Equitrans Articles) or, if applicable, MOIC Shares (as defined in the Equitrans Articles); or

•
have its shares of Equitrans preferred stock redeemed in exchange for cash and/or Equitrans common stock, at the sole discretion of Equitrans, at a price per share of Equitrans preferred stock equal to 101% of the sum of (i) $19.99 plus (ii) accrued and unpaid dividends to, but not including, the date of such redemption.

The shares of Equitrans preferred stock that are redeemed for cash payable or for any Substantially Equivalent Securities or, if applicable, MOIC Shares, in each case, pursuant to the Equitrans Articles upon consummation of the Merger, is referred to as the “Preferred Consideration.”
Q:
What will holders of Equitrans equity and equity-based awards receive in the Merger?

A:
Outstanding Equitrans equity and other long-term incentive awards will be treated as set forth in the Merger Agreement, as described in more detail in “The Merger — Treatment of Equitrans Equity Awards.” In general, at the Effective Time, the equity and equity-based awards of Equitrans (other than Equitrans options and phantom units) will be assumed and converted into a number of time-based vesting restricted stock units with respect to shares of EQT common stock determined based upon the Exchange Ratio (and, in the case of any performance share units with respect to Equitrans common stock (“Equitrans PSU”) assuming the greater of (i) actual performance as of the Effective Time and (ii) the target level of performance for such Equitrans PSU). Equitrans options and phantom units will be canceled at the Effective Time and, in the case of phantom units, settled in shares of EQT common stock.

Q:
Who will own EQT immediately following the completion of the Merger?

A:
As of the date of this joint proxy statement/prospectus, it is estimated that, assuming EQT directs Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger and EQT has deposited sufficient funds to effect such purchase and redemption, as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock,” immediately after completion of the Merger, EQT shareholders as of immediately prior to the Merger will hold approximately 74% and Equitrans common shareholders as of immediately prior to the Merger will hold approximately 26% of the outstanding shares of EQT common stock (without giving effect to any shares of EQT common stock held by Equitrans shareholders prior to the Merger). The exact equity stake of Equitrans common shareholders in EQT immediately following the completion of the Merger will depend on the number of shares of EQT common stock and shares of Equitrans common stock issued and outstanding immediately prior to the Effective Time.

Q:
What does the Merger Agreement provide with respect to the composition of the EQT Board following completion of the Merger?

A:
The Merger Agreement provides that EQT will take all actions necessary to cause the EQT Board to consist of up to 14 members, including three individuals selected by Equitrans (the “Equitrans Designees”), each of whom shall meet the criteria for service on the EQT Board under applicable law and rules of the NYSE, at the Effective Time. EQT has also agreed that, following the closing of the First Merger (the “Closing”), EQT will take all necessary action to nominate the Equitrans Designees for election to the EQT Board at the first annual meeting of shareholders of EQT thereafter. Equitrans has selected Vicky A. Bailey, Thomas F. Karam and Robert F. Vagt as the Equitrans Designees. For additional information regarding the right of Equitrans to appoint three individuals to the EQT Board following the completion of the Merger, see “The Merger — Board of Directors and Management of EQT Following Completion of the Merger.”

Q:
How will EQT shareholders be affected by the Merger?

A:
Upon completion of the Merger, each EQT shareholder will hold the same number of shares of EQT common stock that such shareholder held immediately prior to completion of the Merger. As a result of the Merger, EQT shareholders will own shares in a larger company with more assets. However, because in connection with the Merger, EQT will be issuing additional shares of EQT common stock to Equitrans common shareholders in exchange for their shares of Equitrans common stock, each outstanding share of EQT common stock immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of EQT common stock outstanding after the Merger.

Q:
What are the U.S. federal income tax consequences of the Merger?

A:
The First Merger and the Second Merger, taken together, are intended to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Merger so qualifies, U.S. holders of Equitrans common stock generally are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of Equitrans common stock for EQT common stock in the Merger; provided, that such U.S. holders may recognize gain with respect to cash received in lieu of fractional shares of such EQT common stock.

The tax consequences to U.S. holders of Equitrans preferred stock will depend on (i) which election under Section 2.5 of the Merger Agreement such holder makes (or is deemed to make), (ii) the type of consideration such holder receives in exchange for its Equitrans preferred stock and (iii) whether EQT exercises its election pursuant to Section 5.19 of the Merger Agreement to redeem the Equitrans preferred stock for cash. U.S. holders of Equitrans preferred stock should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 132 of this joint proxy statement/prospectus for a more detailed discussion of the material U.S. federal income tax consequences of such elections and the Merger.
The obligations of EQT and Equitrans to complete the Merger are subject to, among other conditions described in this joint proxy statement/prospectus, the receipt by each of EQT and Equitrans of an opinion of counsel to the effect that the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. All Equitrans shareholders should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 132 of this joint proxy statement/prospectus for a more detailed discussion of the material U.S. federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to any particular holder will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger.
Q:
When do EQT and Equitrans expect to complete the Merger?

A:
EQT and Equitrans currently expect to complete the Merger in the third quarter of 2024. However, neither EQT nor Equitrans can predict the actual date on which the Merger will be completed (the “Closing Date”), nor can the parties assure that the Merger will be completed, because completion is subject to conditions beyond either company’s control. See “The Merger — Regulatory Approvals,” “The Merger Agreement — Conditions to Completion of the Merger” and “Risk Factors — Risks Relating to the Merger — The Merger is subject to conditions, including certain conditions that are beyond EQT’s and Equitrans’ control and may not be satisfied at all or on a timely basis. Failure to complete the Merger could have material and adverse effects on EQT and Equitrans” for more information.

Q:
What are the conditions to completion of the Merger?

A:
The completion of the First Merger is subject to the satisfaction or waiver of certain closing conditions, including (i) the approval of the Merger Agreement Proposal by a majority of the votes cast by holders of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting together as a single class, at the Equitrans Special Meeting, (ii) the approval of the Share Issuance Proposal and the Articles Amendment Proposal, in each case by a majority of the votes cast by holders of EQT common stock at the EQT Special Meeting, (iii) the shares of EQT common stock to be issued in connection with the Merger being approved for listing on the NYSE, (iv) there being no law, injunction, order or decree prohibiting consummation of the Transactions, (v) the expiration or termination of (a) all waiting periods (and any extensions thereof) applicable to the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (b) any commitment to, or any agreement with, any governmental entity to delay the consummation of the Transactions or to not consummate the Transactions (such condition, the “HSR Act Condition”), (vi) the receipt of certain tax opinions by EQT and Equitrans from their respective outside counsels, (vii) no Company Material Adverse Effect and no Parent Material Adverse

x

Effect (each as defined in the Merger Agreement) having occurred since the date of the Merger Agreement, and (viii) subject to certain materiality qualifications and exceptions, the accuracy of each party’s representations and warranties and each party’s compliance with, or waiver of its obligations under, if permissible, its covenants in the Merger Agreement. The obligation of EQT to consummate the First Merger is also conditioned on (but which may be waived by EQT), among other things, Mountain Valley Pipeline, LLC having received authorization from the Federal Energy Regulatory Commission (“FERC”) to place the Mountain Valley Pipeline Facilities (as defined in the Merger Agreement) into service and such authorization being in full force and effect as of the Closing Date without any material limitations, modifications or conditions that would prevent the Mountain Valley Pipeline Facilities from commencing full service. See “The Merger Agreement — Conditions to the Completion of the Merger” and “Risk Factors — Risks Relating to the Merger — The Merger is subject to conditions, including certain conditions that are beyond EQT’s and Equitrans’ control and may not be satisfied at all or on a timely basis. Failure to complete the Merger could have material and adverse effects on EQT and Equitrans” for more information.
Q:
What happens if the Merger is not completed?

A:
If the Merger Agreement Proposal is not approved by Equitrans shareholders, the Share Issuance Proposal or the Articles Amendment Proposal is not approved by EQT shareholders or the Merger is not completed for any other reason, Equitrans shareholders will not receive any consideration for shares of Equitrans stock they own. Instead, Equitrans will remain an independent public company, and Equitrans common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act.

Upon termination of the Merger Agreement under certain circumstances specified therein, (i) Equitrans will be required to pay EQT a termination fee equal to $191 million, and (ii) EQT will be required to pay Equitrans a termination fee equal to $176 million or $545 million, depending on the circumstances which led to the termination. See “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger” for more information.
Q:
When and where is the EQT Special Meeting?

A:
The EQT Special Meeting will be held virtually via live webcast on July 18, 2024 at 8:30 a.m. Eastern Time. There will not be a physical location for the meeting, and you will not be able to attend the meeting physically in person.

Q:
When and where is the Equitrans Special Meeting?

A:
The Equitrans Special Meeting will be held virtually via live webcast on July 18, 2024 at 9:00 a.m. Eastern Time. There will not be a physical location for the meeting, and you will not be able to attend the meeting physically in person.

Q:
How can I attend the EQT Special Meeting?

A:
The EQT Special Meeting will be a virtual-only meeting conducted exclusively via live webcast accessible at www.virtualshareholdermeeting.com/EQT2024SM. There will not be a physical location for the meeting, and you will not be able to attend the meeting physically in person.

If you join the meeting as an authenticated EQT shareholder by visiting www.virtualshareholdermeeting.com/EQT2024SM, you will be able to attend and participate in the EQT Special Meeting, submit your questions during the meeting, and vote your shares online. In order to join the meeting as an authenticated shareholder and vote online during the virtual meeting, you will need a valid control number. Your control number can be found on the proxy card, voting instruction form, notice or email distributed to you.
Anyone may enter the virtual meeting website (accessible at www.virtualshareholdermeeting.com/EQT2024SM) as a “guest” and no control number will be required; however, only authenticated EQT shareholders may submit their votes and/or questions during the meeting.

Q:
Who do I contact if I am encountering difficulties attending the EQT Special Meeting?

A:
Help and technical support for accessing and participating in the virtual meeting will be available by following the instructions on the virtual meeting website (www.virtualshareholdermeeting.com/EQT2024SM). If you encounter any difficulties accessing the EQT Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website login page (www.virtualshareholdermeeting.com/EQT2024SM). Please give yourself sufficient time to log-in and ensure you can hear the streaming audio before the meeting starts.

Q:
How can I attend the Equitrans Special Meeting?

A:
The Equitrans Special Meeting will be a virtual-only meeting conducted exclusively via live webcast accessible at www.virtualshareholdermeeting.com/ETRN2024SM. There will not be a physical location for the meeting, and you will not be able to attend the meeting physically in person.

If you join the meeting as an authenticated Equitrans shareholder by visiting www.virtualshareholdermeeting.com/ETRN2024SM, you will be able to attend and participate in the Equitrans Special Meeting, submit your questions during the meeting, and vote your shares online (other than shares held through the Equitrans LTIP (as defined below) or the Equitrans Employee Savings Plan (as defined below), which must be voted prior to the meeting). In order to join the meeting as an authenticated shareholder and vote online during the virtual meeting, you will need a valid control number. Your control number can be found on the proxy card, voting instruction form, notice or email distributed to you.
Anyone may enter the virtual meeting website (accessible at www.virtualshareholdermeeting.com/ETRN2024SM) as a “guest” and no control number will be required; however, only authenticated Equitrans shareholders may submit their votes and/or questions during the meeting.
Q:
Who do I contact if I am encountering difficulties attending the Equitrans Special Meeting?

A:
Help and technical support for accessing and participating in the virtual meeting will be available by following the instructions on the virtual meeting website (www.virtualshareholdermeeting.com/ETRN2024SM). If you encounter any difficulties accessing the Equitrans Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website login page (www.virtualshareholdermeeting.com/ETRN2024SM). Please give yourself sufficient time to log-in and ensure you can hear the streaming audio before the meeting starts.

Q:
Who can vote at, and what are the record dates of, each of the EQT Special Meeting and the Equitrans Special Meeting?

A:
Only EQT shareholders who held shares of EQT common stock of record at the close of business on May 16, 2024, the record date for the EQT Special Meeting (the “EQT Record Date”), are entitled to receive notice of, and to vote the shares of EQT common stock that they held on the EQT Record Date at, the EQT Special Meeting.

Only Equitrans shareholders who held shares of Equitrans common stock or Equitrans preferred stock of record at the close of business on June 4, 2024, the record date for the Equitrans Special Meeting (the “Equitrans Record Date”), are entitled to receive notice of, and to vote the shares of Equitrans common stock or Equitrans preferred stock that they held on the Equitrans Record Date at, the Equitrans Special Meeting.
Q:
How many votes may I cast?

A:
Each outstanding share of EQT common stock entitles its holder of record to one vote on each matter considered at the EQT Special Meeting.

Each outstanding share of Equitrans common stock entitles its holder of record to one vote on each matter considered at the Equitrans Special Meeting, and each outstanding share of Equitrans preferred stock entitles its holder of record to vote on each matter considered at the Equitrans Special Meeting on an as-converted basis as of the Equitrans Record Date; provided, however, that shares of Equitrans preferred stock that are held by any affiliates of Equitrans shall not be considered outstanding or be entitled to vote on any matter on which the shares of Equitrans preferred stock are entitled to vote.
Q:
What constitutes a quorum at the EQT Special Meeting?

A:
A majority of the outstanding shares of EQT common stock entitled to vote at the EQT Special Meeting, present by participation at the virtual meeting or represented by proxy, constitutes a quorum. In order for business to be conducted at the EQT Special Meeting, a quorum must be present. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.

Q:
What constitutes a quorum at the Equitrans Special Meeting?

A:
A majority of the outstanding shares of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting as a single class, entitled to vote at the Equitrans Special Meeting, present by participation at the virtual meeting or represented by proxy, constitutes a quorum. In order for business to be conducted at the Equitrans Special Meeting, a quorum must be present. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.

Q:
What do I need to do now?

A:
After you have carefully read and considered the information contained or incorporated by reference into this joint proxy statement/prospectus, please submit your proxy over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided as soon as possible so that your shares will be represented and voted at the EQT Special Meeting or the Equitrans Special Meeting, as applicable.

Additional information on voting procedures can be found under the section titled “EQT Special Meeting” and under the section titled “Equitrans Special Meeting.”
Q:
If a shareholder gives a proxy, how are the shares of EQT common stock, Equitrans common stock or Equitrans preferred stock, as applicable, voted?

A:
The individuals named on the enclosed proxy card will vote your shares of EQT common stock, Equitrans common stock or Equitrans preferred stock, as applicable, in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your shares of EQT common stock, Equitrans common stock or Equitrans preferred stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the EQT Special Meeting or the Equitrans Special Meeting.

Q:
How will my shares of EQT common stock, Equitrans common stock or Equitrans preferred stock be voted if I return a blank proxy?

A:
If you sign, date, and return your proxy card and do not indicate how you want your shares of EQT common stock to be voted, then your shares of EQT common stock will be voted “FOR” the Share Issuance Proposal, “FOR” the Articles Amendment Proposal and “FOR” the EQT Adjournment Proposal.

If you sign, date, and return your proxy card and do not indicate how you want your shares of Equitrans common stock or Equitrans preferred stock to be voted, then your shares of Equitrans common stock or Equitrans preferred stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal.
Q:
If my Equitrans common stock is held through the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (as amended, the “Equitrans LTIP”) or the Equitrans Midstream Corporation Employee Savings Plan (the “Equitrans Employee Savings Plan”), will the plan administrator or trustee vote it for me?

A:
Equitrans LTIP:   If your Equitrans common stock is held through the Equitrans LTIP and you return a proxy card with no instructions, the plan administrator or its designee will vote your shares as recommended by the Equitrans Board. If you do not return a proxy card, your shares will not be voted.
Equitrans Employee Savings Plan:   If your Equitrans common stock is held through the Equitrans Employee Savings Plan and you do not return a proxy card or if you return a proxy card with no instructions, the trustee will vote your shares in proportion to the way other plan participants vote their shares.
Q:
Who will count the votes?

A:
The votes at the EQT Special Meeting will be tabulated and certified by three judges of election engaged through Broadridge Financial Solutions, Inc. (“Broadridge”).

The votes at the Equitrans Special Meeting will be tabulated and certified by one judge of election engaged through Broadridge.
Q:
What should I do if I receive more than one set of voting materials for the EQT Special Meeting or the Equitrans Special Meeting?

A:
You may receive more than one set of voting materials for the EQT Special Meeting or the Equitrans Special Meeting or both, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of EQT common stock or Equitrans common stock or Equitrans preferred stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction form that you receive by following the instructions set forth in each separate proxy card or voting instruction form.

Q:
What’s the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?

A:
If your shares of EQT common stock or Equitrans common stock or Equitrans preferred stock are registered directly in your name with EQT’s transfer agent, Computershare, or Equitrans’ transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, to be the shareholder of record. If you are a shareholder of record, then this joint proxy statement/prospectus and your proxy card have been sent directly to you by EQT or Equitrans, as applicable.

If your shares of EQT common stock or Equitrans common stock or Equitrans preferred stock are held through a broker, bank or other nominee (including shares purchased through EQT’s 2008 Employee Stock Purchase Plan and its predecessor), you are considered the beneficial owner of the shares of EQT common stock or Equitrans common stock or Equitrans preferred stock held in “street name.” In that case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend the EQT Special Meeting or the Equitrans Special Meeting, as applicable.
Q:
If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If your shares are held in the name of a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your broker, bank or other nominee and follow the voting procedures provided by your broker, bank or other nominee on your voting instruction form.

You should instruct your broker, bank or other nominee how to vote your shares. Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the EQT Special Meeting or the Equitrans Special Meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. EQT and Equitrans do not expect any broker non-votes at the EQT Special Meeting or Equitrans Special Meeting because the rules applicable to brokers, banks and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the EQT Special Meeting and Equitrans Special Meeting are considered non-routine. As a result, no broker will be permitted to vote your shares at the EQT Special Meeting or the Equitrans Special Meeting without receiving instructions. Failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the proposals to be considered at the EQT Special Meeting or the Equitrans Special Meeting.
Q:
What do I do if I am an EQT shareholder and I want to revoke my proxy?

A:
If you are an EQT shareholder of record, you may revoke your proxy before polls are closed at the EQT Special Meeting by:

•
voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy card;

•
sending a written notice of revocation to EQT at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention: Corporate Secretary, which must be received before the polls are closed at the EQT Special Meeting; or

•
attending the EQT Special Meeting and voting online during the meeting. Attendance at the EQT Special Meeting alone is not sufficient to revoke a prior properly submitted proxy card. To revoke your prior proxy card, you must also vote online during the EQT Special Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or other nominee or holder of record.
Q:
What do I do if I am an Equitrans shareholder and I want to revoke my proxy?

A:
If you are an Equitrans shareholder of record, you may revoke your proxy before polls are closed at the Equitrans Special Meeting by:

•
voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy card;

•
sending a written notice of revocation to Equitrans at 2200 Energy Drive, Canonsburg, Pennsylvania 15317, Attention: Corporate Secretary, which must be received before the polls are closed at the Equitrans Special Meeting; or

•
attending the Equitrans Special Meeting and voting online during the meeting. Attendance at the Equitrans Special Meeting alone is not sufficient to revoke a prior properly submitted proxy card. To revoke your prior proxy card, you must also vote online during the Equitrans Special Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or other nominee or holder of record.
Q:
What happens if I sell or otherwise transfer my shares of EQT common stock after the EQT Record Date but before the EQT Special Meeting?

A:
The record date for shareholders entitled to vote at the EQT Special Meeting is May 16, 2024, which is earlier than the date of the EQT Special Meeting. If you sell or otherwise transfer your shares after the EQT Record Date but before the EQT Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies EQT in writing of such special arrangements, you will retain your right to vote such shares at the EQT Special Meeting but will otherwise transfer ownership of your shares of EQT common stock.

Q:
What happens if I sell or otherwise transfer my shares of Equitrans common stock or Equitrans preferred stock after the Equitrans Record Date but before the Equitrans Special Meeting?

A:
The record date for shareholders entitled to vote at the Equitrans Special Meeting is June 4, 2024, which is earlier than the date of the Equitrans Special Meeting. If you sell or otherwise transfer your shares after the Equitrans Record Date but before the Equitrans Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies Equitrans in writing of such special arrangements, you will retain your right to vote such shares at the Equitrans Special Meeting but will otherwise transfer ownership of your shares of Equitrans common stock or Equitrans preferred stock, as applicable.

Q:
What happens if I sell or otherwise transfer my shares of Equitrans common stock or Equitrans preferred stock before the completion of the Merger?

A:
Only holders of shares of Equitrans common stock or Equitrans preferred stock at the Effective Time will be entitled to receive the Common Consideration or Preferred Consideration, respectively. If you sell or otherwise transfer your shares of Equitrans common stock or Equitrans preferred stock prior to the completion of the Merger, you will not be entitled to receive the Common Consideration or Preferred Consideration, respectively, by virtue of the Merger.

Q:
Where can I find voting results of the EQT Special Meeting and the Equitrans Special Meeting?

A:
EQT and Equitrans intend to announce their respective preliminary voting results at their respective meetings and publish the final results in a Current Report on Form 8-K that each will file with the SEC following the meetings. All reports that EQT and Equitrans file with the SEC are publicly available when filed. See “Where You Can Find More Information.”

Q:
Do EQT shareholders and Equitrans shareholders have dissenters’ rights?

A:
EQT shareholders are not entitled to dissenters’ rights in connection with the Merger.

Holders of Equitrans common stock are not entitled to dissenters’ rights in connection with the Merger.
Holders of Equitrans preferred stock are entitled to dissenters’ rights in connection with the Merger under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988 (“PBCL”), provided they meet the requirements and follow the procedures set forth in Subchapter D of Chapter 15 of the PBCL. Holders of Equitrans preferred stock that do not vote for approval of the Merger Agreement will have the right to dissent from the Merger and obtain payment in cash for the fair value of their shares of Equitrans preferred stock, unless, at any time prior to the Effective Time, Equitrans has purchased and redeemed the shares of Equitrans preferred stock that are issued and outstanding prior to the Effective Time in accordance with the applicable redemption provisions contained in the Equitrans Articles and as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock.”
For further information relating to dissenters’ rights, see the sections in this joint proxy statement/prospectus titled “The Merger — Dissenters’ Rights,” “Dissenters’ Rights” and Annex F to this joint proxy statement/prospectus.
Q:
Who will solicit and pay the cost of soliciting proxies in connection with the EQT Special Meeting?

A:
The EQT Board is soliciting EQT shareholders’ proxies in connection with the EQT Special Meeting, and EQT will bear the cost of soliciting such proxies. EQT has retained D.F. King & Co., Inc. (“D.F. King”) as proxy solicitor to assist with the solicitation of proxies in connection with the EQT Special Meeting. EQT estimates it will pay D.F. King a fee of approximately $10,000, plus reasonable out-of-pocket expenses and fees for any additional services.

Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of EQT common stock, in which case these parties will be reimbursed by EQT for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of EQT’s directors, officers and other employees, without additional compensation. EQT shareholders may also be solicited by press releases issued by EQT and/or Equitrans, postings on EQT’s or Equitrans’ websites and advertisements in periodicals.
EQT and Equitrans will bear equally the cost of filing, printing and mailing this joint proxy statement/prospectus.
Q:
Who will solicit and pay the cost of soliciting proxies in connection with the Equitrans Special Meeting?

A:
The Equitrans Board is soliciting Equitrans shareholders’ proxies in connection with the Equitrans Special Meeting, and Equitrans will bear the cost of soliciting such proxies. Equitrans has retained Morrow Sodali LLC as proxy solicitor to assist with the solicitation of proxies in connection with the Equitrans Special Meeting. Equitrans estimates it will pay Morrow Sodali LLC a fee of $25,000, plus (i) a $15,000 fee for a successful vote at the Equitrans Special Meeting and (ii) reasonable out-of-pocket expenses.

Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Equitrans common stock or Equitrans preferred stock, in which case these parties will be reimbursed by Equitrans for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of Equitrans’ directors, officers and other employees, without additional compensation. Equitrans shareholders may also be solicited by press releases issued by Equitrans and/or EQT, postings on Equitrans’ or EQT’s websites and advertisements in periodicals.
Equitrans and EQT will bear equally the cost of filing, printing and mailing this joint proxy statement/prospectus.
Q:
How can I find more information about EQT and Equitrans?

A:
You can find more information about EQT and Equitrans from various sources described under “Where You Can Find More Information.”

Q:
Who can answer any questions I may have about the EQT Special Meeting, the Equitrans Special Meeting or the Merger?

A:
If you have any questions about the EQT Special Meeting, the Equitrans Special Meeting, the Merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or documents incorporated by reference herein, you should contact:

For EQT shareholders:	For Equitrans shareholders:
EQT Corporation	Equitrans Midstream Corporation
Attention: Corporate Secretary	Attention: Corporate Secretary
625 Liberty Avenue, Suite 1700	2200 Energy Drive
Pittsburgh, Pennsylvania 15222	Canonsburg, Pennsylvania 15317
(412) 553-5700	(724) 271-7600
D.F. King & Co., Inc.	Morrow Sodali LLC
48 Wall Street, 22nd Floor	333 Ludlow Street, 5th Floor, South Tower
New York, New York 10005	Stamford, CT 06902
Banks and brokers may call collect: (212) 269-5550	Shareholders may call toll-free (800) 662-5200
All others may call toll-free: (866) 207-3626	Banks and brokers call (203) 658-9400
Email: eqt@dfking.com

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. To understand the Merger and the matters being voted on by EQT shareholders and Equitrans shareholders at their respective special meetings more fully, and to obtain a more complete description of the legal terms of the Merger Agreement, you should carefully read this entire document, including the annexes, and the documents to which EQT and Equitrans refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”
Parties to the Merger (see page 47)
EQT Corporation
EQT is a natural gas production company with operations focused in the Appalachian Basin. As of December 31, 2023, EQT had 27.6 Tcfe (with Tcfe defined as trillion cubic feet of natural gas equivalents, with one barrel of natural gas liquids (“NGLs”) and oil being equivalent to 6,000 cubic feet of natural gas) of proved natural gas, NGLs and oil reserves across approximately 2.1 million gross acres, and, based on average daily sales volume, EQT was the largest producer of natural gas in the United States.
EQT is dedicated to responsibly developing its world-class asset base and being the operator of choice for its stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, EQT seeks to continuously improve the way it produces environmentally responsible, reliable and low-cost energy.
EQT is a Pennsylvania corporation, and its common stock is listed and traded on the NYSE under the symbol “EQT.” EQT’s principal executive office is located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania, and its telephone number at that location is (412) 553-5700.
Humpty Merger Sub Inc.
Merger Sub, an indirect wholly owned subsidiary of EQT, is a Delaware corporation formed on March 8, 2024 for the purpose of effecting the First Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Equitrans, with Equitrans surviving as an indirect wholly owned subsidiary of EQT. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.
Humpty Merger Sub LLC
LLC Sub, an indirect wholly owned subsidiary of EQT, is a Delaware limited liability company formed on March 8, 2024 for the purpose of effecting the Second Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will merge with and into LLC Sub, with LLC Sub surviving as an indirect wholly owned subsidiary of EQT. LLC Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.
Equitrans Midstream Corporation
Equitrans is a corporation incorporated under the laws of the Commonwealth of Pennsylvania. Equitrans common stock is listed on the NYSE under the trading symbol “ETRN.” To Equitrans’ knowledge, the Equitrans preferred stock is not listed on any securities exchange and is currently traded in the over-the-counter market.
Equitrans’ strategically located assets overlay core acreage in the Appalachian Basin. The location of Equitrans’ assets allows its producer customers to access major demand markets in the United States. Equitrans is one of the largest natural gas gatherers in the United States.

Equitrans’ principal executive offices are located at 2200 Energy Drive, Canonsburg, Pennsylvania 15317, and its telephone number is (724) 271-7600.
The Merger (see page 48)
The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Merger.
Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Equitrans, with Equitrans surviving as an indirect wholly owned subsidiary of EQT, and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will be merged with and into LLC Sub, with LLC Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT.
Following the Merger, Equitrans common stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.
EQT and Equitrans currently expect to complete the Merger in the third quarter of 2024. However, neither EQT nor Equitrans can predict the actual date on which the Merger will be completed, nor can the parties assure that the Merger will be completed, because completion is subject to conditions beyond either company’s control.
Exchange Ratio; Ownership of EQT After the Merger (see page 48)
At the Effective Time, each share of Equitrans common stock that is issued and outstanding immediately prior to the Effective Time (and that is not an Excluded Share) will be converted automatically into the right to receive 0.3504 of a share of EQT common stock, with cash to be paid in lieu of fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger.
As of the date of this joint proxy statement/prospectus, it is estimated that, assuming EQT directs Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger and EQT has deposited sufficient funds to effect such purchase and redemption, as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock,” immediately after completion of the Merger, EQT shareholders as of immediately prior to the Merger will hold approximately 74% and Equitrans common shareholders as of immediately prior to the Merger will hold approximately 26% of the outstanding shares of EQT common stock (without giving effect to any shares of EQT common stock held by Equitrans shareholders prior to the Merger). The exact equity stake of Equitrans common shareholders in EQT immediately following the completion of the Merger will depend on the number of shares of EQT common stock and shares of Equitrans common stock issued and outstanding immediately prior to the Effective Time.
EQT Board After Completion of the Merger (see page 131)
The Merger Agreement provides that EQT will take all actions necessary to cause the EQT Board to consist of up to 14 members, including three individuals selected by Equitrans, each of whom shall meet the criteria for service on the EQT Board under applicable law and rules of the NYSE, at the Effective Time. EQT has also agreed that, following the Closing, EQT will take all necessary action to nominate the Equitrans Designees for election to the EQT Board at the first annual meeting of shareholders of EQT thereafter. Equitrans has selected Vicky A. Bailey, Thomas F. Karam and Robert F. Vagt as the Equitrans Designees.
Upon completion of the Merger, the current directors and executive officers of EQT are expected to continue in their current positions, other than as may be publicly announced by EQT in the normal course.
EQT Special Meeting (see page 28)
Date, Time and Place
The EQT Special Meeting will be held virtually via live webcast accessible at www.virtualshareholdermeeting.com/EQT2024SM on July 18, 2024 at 8:30 a.m. Eastern Time. There will not be a physical location for the meeting, and you will not be able to attend the meeting physically in person. EQT continues to use the virtual meeting format to facilitate shareholder attendance and participation by leveraging technology to communicate more effectively and efficiently with its shareholders.
Purpose
At the EQT Special Meeting, the EQT shareholders will be asked to vote on (i) the Share Issuance Proposal, (ii) the Articles Amendment Proposal and (iii) the EQT Adjournment Proposal.
Record Date, Shareholders Entitled to Vote and Voting Rights
Only EQT shareholders who held shares of EQT common stock of record on the EQT Record Date, which is the close of business on May 16, 2024, are entitled to receive notice of, and to vote the shares of EQT common stock they held on the EQT Record Date at, the EQT Special Meeting and any adjournment or postponement thereof. As of the EQT Record Date, 441,592,942 shares of EQT common stock were outstanding and entitled to be voted at the EQT Special Meeting.
Each outstanding share of EQT common stock entitles its holder of record to one vote on each matter considered at the EQT Special Meeting.
As of the EQT Record Date, EQT’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,987,378 shares of EQT common stock, or less than 1% of the shares of EQT common stock outstanding as of the EQT Record Date.
Quorum
In order for business to be conducted at the EQT Special Meeting, a quorum must be present. A majority of the outstanding shares of EQT common stock entitled to vote at the EQT Special Meeting, present by participation at the virtual meeting or represented by proxy, constitutes a quorum. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.
As of the EQT Record Date, 441,592,942 shares of EQT common stock were outstanding and entitled to be voted at the EQT Special Meeting; accordingly, the presence, in person (virtually) or by proxy, at the EQT Special Meeting of at least 220,796,472 shares of EQT common stock entitled to vote at the EQT Special Meeting is necessary to constitute a quorum.
Vote Required
Approval of each of the three proposals to be presented at the EQT Special Meeting requires the affirmative vote of a majority of the votes cast on each such proposal by EQT shareholders. Abstentions are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast under Pennsylvania law and the EQT Bylaws. As such, assuming a quorum is present at the EQT Special Meeting, abstentions will not affect the results of the votes on the proposals to be presented at the EQT Special Meeting.
Recommendation of the EQT Board and Its Reasons for the Merger (see page 74)
The EQT Board has unanimously (i) determined that it is in the best interests of EQT and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance by EQT of the Merger Agreement and consummation of the Transactions, including the issuance of the shares of EQT common stock to Equitrans common shareholders in connection with the Merger, and (iii) approved, subject to approval by EQT shareholders of the Articles Amendment Proposal, an amendment to the EQT Articles in order to increase the authorized number of shares of EQT common stock from 640,000,000 shares to 1,280,000,000 shares. Accordingly, the EQT Board recommends that EQT shareholders vote “FOR” the Share Issuance Proposal, “FOR” the Articles Amendment Proposal and “FOR” the EQT Adjournment Proposal. For a detailed description of the various factors considered by the EQT Board in reaching this decision, see “The Merger — Recommendation of the EQT Board and Its Reasons for the Merger.”

Opinion of EQT’s Financial Advisor (see page 90 and Annex C)
EQT retained Guggenheim Securities, LLC (“Guggenheim Securities”) as its financial advisor in connection with the Merger. At the March 10, 2024 meeting of the EQT Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the EQT Board to the effect that, as of March 10, 2024 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio was fair, from a financial point of view, to EQT.
The full text of the written opinion of Guggenheim Securities, dated March 10, 2024, which sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities, is attached to this joint proxy statement/prospectus as Annex C. The summary of Guggenheim Securities’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Guggenheim Securities’ written opinion, which you should read carefully and in its entirety. Guggenheim Securities’ opinion was provided to the EQT Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio, and the opinion did not constitute a recommendation to the EQT Board with respect to the Merger and does not constitute advice or a recommendation to any EQT shareholder or Equitrans shareholder as to how to vote or act in connection with the Merger or otherwise.
For further information, see “The Merger — Opinion of Guggenheim Securities, LLC, Financial Advisor to EQT” and the full text of the written opinion of Guggenheim Securities attached as Annex C to this joint proxy statement/prospectus.
Equitrans Special Meeting (see page 37)
Date, Time and Place
The Equitrans Special Meeting will be held virtually via live webcast accessible at www.virtualshareholdermeeting.com/ETRN2024SM on July 18, 2024 at 9:00 a.m. Eastern Time. There will not be a physical location for the meeting, and you will not be able to attend the meeting physically in person.
Purpose
At the Equitrans Special Meeting, the Equitrans shareholders will be asked to vote on (i) the Merger Agreement Proposal, (ii) the Advisory Compensation Proposal and (iii) the Equitrans Adjournment Proposal.
Record Date, Shareholders Entitled to Vote and Voting Rights
Only Equitrans shareholders who held shares of Equitrans common stock or Equitrans preferred stock of record on the Equitrans Record Date, which is the close of business on June 4, 2024, are entitled to receive notice of, and to vote the shares of Equitrans common stock and Equitrans preferred stock that they held on the Equitrans Record Date, at the Equitrans Special Meeting and any adjournment or postponement thereof. As of the Equitrans Record Date, 436,936,266 shares of Equitrans common stock and 30,018,446 shares of Equitrans preferred stock were outstanding and entitled to vote at the Equitrans Special Meeting.
Each outstanding share of Equitrans common stock entitles its holder of record to one vote on each matter considered at the Equitrans Special Meeting, and each outstanding share of Equitrans preferred stock entitles its holder of record to vote on each matter considered at the Equitrans Special Meeting on an as-converted basis (as of the Equitrans Record Date); provided, however, that shares of Equitrans preferred stock that are held by any affiliates of Equitrans shall not be considered outstanding or be entitled to vote on any matter on which the shares of Equitrans preferred stock are entitled to vote.
As of the Equitrans Record Date, Equitrans’ directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,286,612 shares of Equitrans common stock and no shares of

Equitrans preferred stock, or less than 1% of the shares of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date) outstanding as of the Equitrans Record Date.
Quorum
In order for business to be conducted at the Equitrans Special Meeting, a quorum must be present. A majority of the outstanding shares of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting as a single class, entitled to vote at the Equitrans Special Meeting, present by participation at the virtual meeting or represented by proxy, constitutes a quorum. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.
As of the Equitrans Record Date, 436,936,266 shares of Equitrans common stock and 30,018,446 shares of Equitrans preferred stock were outstanding and entitled to be voted at the Equitrans Special Meeting; accordingly, the presence, in person (virtually) or by proxy, at the Equitrans Special Meeting of at least 250,675,743 shares of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting as a single class, entitled to vote at the Equitrans Special Meeting is necessary to constitute a quorum.
Vote Required
Approval of each of the three proposals to be presented at the Equitrans Special Meeting requires the affirmative vote of a majority of the votes cast on each such proposal by Equitrans shareholders. Abstentions are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast under Pennsylvania law and the Equitrans Bylaws. As such, assuming a quorum is present at the Equitrans Special Meeting, abstentions will not affect the results of the votes on the proposals to be presented at the Equitrans Special Meeting.
Recommendation of the Equitrans Board and Its Reasons for the Merger (see page 78)
The Equitrans Board has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are in the best interests of Equitrans and its shareholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger, (iv) resolved to recommend adoption of the Merger Agreement by the Equitrans shareholders and (v) directed that the Merger Agreement and the consummation of the Transactions, including the Merger, be submitted to a vote at a meeting of Equitrans shareholders. Accordingly, the Equitrans Board recommends that Equitrans shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal. For a detailed description of the various factors considered by the Equitrans Board in reaching this decision, see “The Merger — Recommendation of the Equitrans Board and Its Reasons for the Merger.”
Opinion of Equitrans’ Financial Advisors
Barclays Capital Inc. (see page 102 and Annex D)
Equitrans engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor with respect to a possible sale of Equitrans pursuant to an engagement letter, dated August 24, 2023. On March 10, 2024, Barclays rendered its oral opinion (which opinion was subsequently confirmed in writing) to the Equitrans Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the Exchange Ratio to be offered to the holders of Equitrans common stock (other than holders of Excluded Shares) in the Transactions was fair, from a financial point of view, to such shareholders, as more fully described in the section of this joint proxy statement/prospectus titled “The Merger — Opinion of Barclays Capital Inc., Financial Advisor to Equitrans.”
Citigroup Global Markets Inc. (see page 114 and Annex E)
Equitrans has engaged Citigroup Global Markets Inc. (“Citi”) as a financial advisor to Equitrans in connection with the proposed Merger. In connection with this engagement, Citi delivered a written opinion, dated March 10, 2024, to the Equitrans Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio provided for pursuant to the Merger Agreement. The full text of Citi’s written opinion, dated March 10, 2024, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion.
Citi’s opinion was provided for the information of the Equitrans Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Equitrans to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Equitrans or the effect of any other transaction that Equitrans might engage in or consider. Citi’s opinion was not intended to be and did not constitute a recommendation as to how the Equitrans Board, and is not intended to be and does not constitute a recommendation as to how any securityholder, should vote or act on any matters relating to the proposed Merger or otherwise.
Interests of Certain Equitrans Directors and Executive Officers in the Merger (see page 125)
When considering the recommendation of the Equitrans Board that Equitrans shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal, Equitrans shareholders should be aware that, aside from their interests as Equitrans shareholders, certain of Equitrans’ directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Equitrans shareholders generally. The members of the Equitrans Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that Equitrans shareholders adopt the Merger Agreement, vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal.
These interests include, among others:
•
continued indemnification and insurance coverage under the Merger Agreement for each of Equitrans’ directors and executive officers;

•
a pro-rated bonus payment under Equitrans’ Second Amended and Restated Executive Short-Term Incentive Plan to each of Equitrans’ executive officers for the calendar year in which closing occurs based on the greater of the target level of performance or actual performance as of the Effective Time;

•
settlement of Equitrans phantom unit awards held by each of Equitrans’ directors that are outstanding and unsettled as of the Effective Time;

•
conversion of Equitrans equity awards granted under the Equitrans LTIP and held by Equitrans’ executive officers into time-based equity awards in respect of shares of EQT common stock, with the conversion of performance-based equity awards deemed to have been met at the greater of the target level of performance or actual performance as of the Effective Time (other than with respect to certain performance-based awards that will be deemed to have been met at the target level of performance);

•
the settlement of certain key talent awards in shares of EQT common stock or, at EQT’s election, cash, on the Closing Date; and

•
cash severance payments in the event of a qualifying termination of employment, whether or not such qualifying termination is related to the Merger.

See the section of this joint proxy statement/prospectus titled “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger” for a more detailed description of the interests of Equitrans’ executive officers and directors.

Treatment of Equitrans Equity Awards (see page 138)
At the Effective Time, each outstanding restricted stock award, restricted stock unit award or Equitrans PSU award (other than each outstanding Equitrans PSU award where vesting is subject to the occurrence of an in-service date concerning the Mountain Valley Pipeline (each such Equitrans PSU award, an “MVP PSU award”)) in respect of Equitrans common stock that is held by an employee or other service provider of Equitrans will be converted into a restricted stock unit award, with substantially the same terms and conditions as were applicable to the pre-conversion award, in respect of a number of shares of EQT common stock equal to the product (rounded up to the next whole share) of (i) the number of shares of Equitrans common stock subject to the pre-conversion award multiplied by (ii) the Exchange Ratio. Performance conditions that are applicable to any such Equitrans PSUs will be deemed to have been earned at the greater of (a) actual performance as of the Closing Date and (b) target level of performance for such Equitrans PSUs; provided, that with respect to any Equitrans PSU award subject to a sub-performance period that has not commenced on or prior to the Effective Time, the number of earned Equitrans PSUs shall be based on the target level of performance in respect of such sub-performance period. The converted awards will be subject solely to time-based vesting, except in the case of the MVP PSU awards described below.
To the extent that the in-service date condition for an MVP PSU award has occurred and such award is not subject to continued service beyond the Closing Date, such MVP PSU award will be canceled and converted on the Closing Date into a number of shares of EQT common stock equal to the product (rounded up to the next whole share) obtained by multiplying (i) the number of shares of Equitrans common stock underlying such MVP PSU award by (ii) the Exchange Ratio.
With respect to each MVP PSU award that remains subject to the occurrence of the in-service date or continued service beyond the Closing Date, such MVP PSU award will be assumed by EQT and converted into a restricted stock unit award with respect to a number of shares of EQT common stock equal to the product (rounded up to the next whole share) obtained by multiplying (i) the number of shares of Equitrans common stock underlying such MVP PSU award by (ii) the Exchange Ratio. The converted awards in respect of the MVP PSU awards will remain subject to the same prior terms and conditions (including the in-service date condition). Any provision of an award agreement evidencing an MVP PSU award providing for the automatic termination of the MVP PSU award upon a change of control prior to the in-service date will no longer apply.
Each converted Equitrans restricted stock award, restricted stock unit award, Equitrans PSU award and MVP PSU award will otherwise generally continue to be subject to the same terms and conditions (including with respect to vesting) as applied to the corresponding assumed award as of immediately prior to the Effective Time, except that (i) with respect to those restricted stock unit awards issued in conversion of Equitrans equity awards outstanding as of the date of the Merger Agreement, in the event the applicable holder’s employment or service is terminated without cause or by the holder for good reason, the EQT restricted stock unit award will become fully vested and non-forfeitable as of the date of such termination, (ii) any amounts relating to dividends or dividend equivalents, as applicable and if any, granted with respect to such assumed award that are accrued but unvested and unpaid as of the Merger will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding assumed award immediately prior to the Effective Time (as modified by the Merger Agreement in the event of a termination of employment) and (iii) any dividend equivalents that are payable with respect to any unvested EQT restricted stock unit following the Closing will be paid within 30 days following vesting. Equitrans options will become vested and exercisable prior to the Effective Time and, to the extent not exercised, shall automatically, and without any action on the part of the holder thereof, be canceled for no consideration or payment therefor. Equitrans phantom units will be canceled at the Effective Time and settled in shares of EQT common stock. Equitrans will also terminate its Employee Stock Purchase Plan (the “Equitrans ESPP”) prior to the Effective Date and settle any outstanding purchase rights thereunder.
See “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger” for a more detailed description of the treatment of Equitrans equity awards.

Treatment of Equitrans Preferred Stock (see page 145)
Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, EQT may direct Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger in accordance with the applicable redemption provisions contained in the Equitrans Articles; provided, however, that Equitrans will have no obligation to purchase and redeem the Equitrans preferred stock at the direction of EQT unless EQT has deposited sufficient funds to effect such purchase and redemption. To the extent EQT does not direct Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger, each Equitrans preferred shareholder will have the right to submit an election form with respect to all, but not less than all, of its shares of Equitrans preferred stock, electing to do any of the following, in each case, in accordance with the Equitrans Articles and the procedures set forth in the Merger Agreement:
•
convert its shares of Equitrans preferred stock into shares of Equitrans common stock at the then applicable Conversion Rate;

•
require Equitrans to use commercially reasonable efforts to cause the conversion of its shares of Equitrans preferred stock into Substantially Equivalent Securities or, if applicable, MOIC Shares; or

•
have its shares of Equitrans preferred stock redeemed in exchange for cash and/or Equitrans common stock, at the sole discretion of Equitrans, at a price per share of Equitrans preferred stock equal to 101% of the sum of (i) $19.99 plus (ii) accrued and unpaid dividends to, but not including, the date of such redemption.

Certain Regulatory Matters (see page 137)
The Merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) and until certain waiting periods have been terminated or have expired. The HSR Act requires EQT and Equitrans to observe a 30 calendar day waiting period after the submission of their respective HSR notification and report forms before consummating the Merger. This 30 calendar day waiting period may be shortened if the reviewing agency grants “early termination” of the waiting period (although the practice of granting early termination is currently suspended by the FTC and the DOJ), or extended if the acquiring person (here, EQT) voluntarily withdraws and refiles to allow a second 30 calendar day waiting period or if the reviewing agency issues a request for additional information or documentary material prior to the expiration of the 30 calendar day waiting period.
On March 22, 2024, EQT and Equitrans each filed a premerger notification and report form under the HSR Act with the DOJ and the FTC. On April 22, 2024, EQT voluntarily withdrew and refiled its premerger notification and report form. On May 22, 2024, the waiting period under the HSR Act with respect to the Merger expired.
No Solicitation of Acquisition Proposals (see page 156)
Pursuant to the Merger Agreement, each of EQT and Equitrans has agreed, subject to certain exceptions set forth therein, not to, directly or indirectly, solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or inquiries regarding the making or submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an EQT Acquisition Proposal (as defined in “The Merger Agreement — Certain Definitions Relating to No Solicitation and No Change of Recommendation Covenants”) or an Equitrans Acquisition Proposal (as defined in “The Merger Agreement — Certain Definitions Relating to No Solicitation and No Change of Recommendation Covenants”), respectively. However, if, prior to obtaining the applicable shareholder approvals of the Transactions, such party receives an unsolicited, written and bona fide acquisition proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement and the EQT Board or the Equitrans Board, as applicable, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes, or would reasonably be expected to result in, a superior offer, such party may furnish non-public information regarding it or any of its subsidiaries and engage in discussions and negotiations with such third party in response to such unsolicited, written and bona fide acquisition proposal; provided that, among other things, each party provides notice and furnishes any non-public information provided to the maker of the acquisition proposal to the other party to the Merger Agreement substantially concurrently with providing such non-public information to the maker of the acquisition proposal. For a more information, see “The Merger Agreement —  No Solicitation of Acquisition Proposals.”
Conditions to Completion of the Merger (see page 167)
Each party’s obligation to effect the First Merger is subject to the satisfaction at Closing, or waiver at or prior to Closing, of each of the following conditions:
•
the approval of the Merger Agreement Proposal by Equitrans shareholders;

•
the approval of the Share Issuance Proposal and the Articles Amendment Proposal by EQT shareholders;

•
the NYSE having approved the listing of the shares of EQT common stock to be issued to Equitrans shareholders in the First Merger, subject to official notice of issuance;

•
the absence of any applicable law or order prohibiting or making illegal the consummation of the Merger or the other Transactions;

•
the expiration or termination of the waiting period under the HSR Act (and any extension thereof) applicable to the Transactions and any commitment to, or agreement with, any governmental entity not to effect the Transactions; and

•
the SEC having declared the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, effective, no stop order suspending the effectiveness of the registration statement, and no proceedings seeking a stop order having been initiated or threatened by the SEC.

In addition, EQT’s, Merger Sub’s and LLC Sub’s obligation to effect the First Merger is subject to the satisfaction at Closing, or waiver at or prior to Closing, of each of the following conditions:
•
the accuracy of the representations and warranties of Equitrans as follows:

•
the representations and warranties of Equitrans regarding organization, certain representations regarding capital stock and no broker’s fees will be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date, except for de minimis inaccuracies;

•
the representations and warranties of Equitrans regarding the corporate power and authority to consummate the Transactions will be true and correct in all material respects both at and as of the date of the Merger Agreement and at and as of the Closing Date, as if made as of such date or period;

•
the representations and warranties of Equitrans regarding the absence of a material adverse effect will be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date or period; and

•
the other representations and warranties of Equitrans will be true and correct both at and as of the date of the Merger Agreement, as if made as of such date or period, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” and similar qualifiers set forth in any individual such representation or warranty) would not, in the aggregate, reasonably be expected to have a material adverse effect on Equitrans;

•
Equitrans’ performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time;

•
an Equitrans “material adverse effect” not having occurred;

•
Equitrans having delivered to EQT a certificate of a duly authorized officer certifying the matters of the immediately preceding bullets in this paragraph;

•
EQT having received an opinion of Kirkland & Ellis LLP (or if Kirkland & Ellis LLP is unable, or declines, to deliver the opinion, an opinion of Latham & Watkins LLP), dated as of the Closing Date, in form and substance reasonably acceptable to EQT, to the effect that for U.S. federal income tax purposes the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
Mountain Valley Pipeline, LLC having received a FERC authorization to place the Mountain Valley Pipeline Facilities into service and such authorization is in full force and effect as of the Closing Date, without any material limitations, modifications or conditions that would prevent the Mountain Valley Pipeline Facilities from commencing full service.

Equitrans’ obligation to effect the First Merger is subject to the satisfaction at Closing, or waiver at or prior to Closing, of each of the following conditions:
•
the accuracy of the representations and warranties of EQT, Merger Sub and LLC Sub as follows:

•
the representations and warranties of EQT, Merger Sub and LLC Sub regarding organization and certain representations regarding capital stock and no broker’s fees will be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date, except for de minimis inaccuracies;

•
the representations and warranties of EQT, Merger Sub and LLC Sub regarding corporate power and authority to consummate the Transactions will be true and correct in all material respects both at and as of the date of the Merger Agreement and at and as of the Closing Date, as if made as of such date or period;

•
the representations and warranties of EQT, Merger Sub and LLC Sub regarding operation in the ordinary course of business and the absence of a material adverse effect will be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date or period; and

•
the other representations and warranties of EQT, Merger Sub and LLC Sub will be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date or period, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not, in the aggregate, reasonably be expected to have a material adverse effect on EQT;

•
EQT’s, Merger Sub’s and LLC Sub’s performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time;

•
an EQT “material adverse effect” having not occurred;

•
EQT having delivered to Equitrans a certificate of a duly authorized officer certifying the matters of the immediately preceding bullets in this paragraph; and

•
Equitrans having received an opinion of Latham & Watkins LLP (or if Latham & Watkins LLP is unable, or declines, to deliver the opinion, an opinion of Kirkland & Ellis LLP), dated as of the Closing Date, in form and substance reasonably acceptable to Equitrans, to the effect that for U.S. federal income tax purposes the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement (see page 169)
EQT and Equitrans may mutually agree to terminate the Merger Agreement before consummating the Merger, even after approval of the Share Issuance Proposal and the Articles Amendment Proposal by EQT shareholders and approval of the Merger Agreement Proposal by Equitrans shareholders have been obtained.
In addition, either EQT or Equitrans may terminate the Merger Agreement if:
•
the Merger has not closed by March 10, 2025, which date will be automatically extended until September 10, 2025 if all of the conditions to Closing, other than the condition relating to the absence of law, injunction, order or decree prohibiting consummation of the Transactions or the HSR Act Condition, have been satisfied (such date as may be so extended, the “End Date”);
•
a permanent injunction has been issued or other law has been enacted prohibiting the Merger;

•
Equitrans shareholders fail to approve the Merger Agreement Proposal or EQT shareholders fail to approve the Share Issuance Proposal or the Articles Amendment Proposal; or

•
the other party has breached its representations or covenants in a way that causes a closing condition to fail.

The Merger Agreement may also be terminated under the following circumstances:
•
by EQT, prior to Equitrans shareholder approval of the Merger Agreement Proposal, if (i) the Equitrans Board changes its recommendation to Equitrans shareholders to vote for Merger Agreement Proposal or (ii) Equitrans willfully and materially breaches its non-solicitation obligations under the Merger Agreement, which breach materially impedes the consummation of the Transactions; and

•
by Equitrans, prior to EQT shareholder approval of the Share Issuance Proposal and Articles Amendment Proposal is obtained, if (i) the EQT Board changes its recommendation to EQT shareholders to vote for the Share Issuance Proposal or (ii) EQT willfully and materially breaches its non-solicitation obligations under the Merger Agreement, which breach materially impedes the consummation of the Transactions.

Termination Fee (see page 169)
Termination Fee Payable by EQT
The Merger Agreement requires EQT to pay Equitrans a termination fee of:
•
$545 million if:

•
(i) either EQT or Equitrans terminates the Merger Agreement because EQT shareholders failed to approve the Share Issuance Proposal or the Articles Amendment Proposal at the EQT Special Meeting, (ii) prior to the EQT Special Meeting, EQT received a proposal for an alternative transaction that was publicly announced or publicly disclosed or otherwise communicated to the EQT Bord and was not withdrawn prior to the EQT Special Meeting and (iii) within 12 months after such termination, EQT consummates or enters into an agreement to consummate an alternative transaction; or

•
Equitrans terminates the Merger Agreement prior to the approval of the Share Issuance Proposal and the Articles Amendment Proposal by EQT shareholders because (i) the EQT Board has made a change of recommendation or (ii) EQT has willfully and materially breached its non-solicitation obligations, which breach materially impedes the consummation of the Transactions; or

•
$176 million if either party terminates the Merger Agreement due to a final, nonappealable injunction prohibiting the Merger and at such time all other closing conditions have been satisfied or waived.

Termination Fee Payable by Equitrans
The Merger Agreement requires Equitrans to pay EQT a termination fee of $191 million if:
•
either party terminates the Merger Agreement because the Merger failed to close by the End Date and at the time of such termination EQT could have terminated the Merger Agreement pursuant to a breach of a representation or a failure to perform a covenant by Equitrans and, within 12 months after such termination, Equitrans consummates or enters into a definitive agreement to consummate an alternative transaction;

•
EQT terminates the Merger Agreement because Equitrans has breached its representations or covenants in a way that causes a closing condition to fail and, within 12 months after such termination, Equitrans consummates or enters into a definitive agreement to consummate an alternative transaction;

•
(i) either EQT or Equitrans terminates the Merger Agreement because Equitrans shareholders failed to approve the Merger Agreement Proposal at the Equitrans Special Meeting, (ii) prior to the Equitrans Special Meeting, Equitrans received a proposal for an alternative transaction that was publicly announced or publicly disclosed or otherwise communicated to the Equitrans Board and was not withdrawn prior to the Equitrans Special Meeting and (iii) within 12 months after such termination, Equitrans consummates or enters into an agreement to consummate an alternative transaction; or

•
EQT terminates the Merger Agreement prior to the approval of the Merger Agreement Proposal by Equitrans shareholders because (i) the Equitrans Board has made a change of recommendation or (ii) Equitrans has willfully and materially breached its non-solicitation obligations, which breach materially impedes the consummation of the Transactions.

Specific Performance (see page 170)
In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to seek an injunction or injunctions or equitable relief to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions.
Material U.S. Federal Income Tax Consequences (see page 132)
The First Merger and the Second Merger, taken together, are intended to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, U.S. holders of Equitrans common stock generally are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of Equitrans common stock for EQT common stock in the Merger; provided, that such U.S. holders may recognize gain with respect to cash received in lieu of fractional shares of such EQT common stock.
The tax consequences to U.S. holders of Equitrans preferred stock will depend on (i) which election under Section 2.5 of the Merger Agreement such holder makes (or is deemed to make), (ii) the type of consideration such holder receives in exchange for its Equitrans preferred stock and (iii) whether EQT exercises its election pursuant to Section 5.19 of the Merger Agreement to redeem the Equitrans preferred stock for cash. U.S. holders of Equitrans preferred stock should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 132 of this joint proxy statement/prospectus for a more detailed discussion of the material U.S. federal income tax consequences of such elections and the Merger.
The obligations of Equitrans and EQT to complete the Merger are subject to, among other conditions described in this joint proxy statement/prospectus, the receipt by each of Equitrans and EQT of an opinion of counsel to the effect that the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
All holders should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 132 of this joint proxy statement/prospectus for a more detailed discussion of the material U.S. federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to any particular holder will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger.
Accounting Treatment (see page 136)
EQT prepares its financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The Merger will be accounted for using the acquisition method of accounting with EQT being considered the acquirer of Equitrans for accounting purposes. This means that EQT will allocate the purchase price to the fair value of Equitrans’ tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price (if any) being recorded as goodwill.
Comparison of Shareholder Rights (see page 182)
Equitrans shareholders receiving shares of EQT common stock in connection with the Merger will have different rights once they become shareholders of EQT due to differences between the governing corporate documents of EQT and Equitrans. These differences are described in more detail under “Comparison of Shareholder Rights.”
Dissenters’ Rights (see page 139 and page 190)
Under the PBCL, as well as the governing corporate documents of EQT, EQT shareholders are not entitled to dissenters’ rights in connection with the Merger.
Holders of Equitrans common stock are not entitled to dissenters’ rights in connection with the Merger.
Holders of Equitrans preferred stock are entitled to dissenters’ rights in connection with the Merger under Subchapter D of Chapter 15 of the PBCL, provided they meet the requirements and follow the procedures set forth in Subchapter D of Chapter 15 of the PBCL. Holders of Equitrans preferred stock that do not vote for approval of the Merger Agreement will have the right to dissent from the Merger and obtain payment in cash for the fair value of their shares of Equitrans preferred stock, unless, at any time prior to the Effective Time, Equitrans has purchased and redeemed the shares of Equitrans preferred stock that are issued and outstanding prior to the Effective Time in accordance with the applicable redemption provisions contained in the Equitrans Articles and as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock.”
For further information relating to dissenters’ rights, see the sections in this joint proxy statement/prospectus titled “The Merger — Dissenters’ Rights,” “Dissenters’ Rights” and Annex F to this joint proxy statement/prospectus.
Litigation Relating to the Merger (see page 142)
As of June 4, 2024, EQT has, to its knowledge, received one demand letter from a purported EQT shareholder (the “EQT Demand Letter”), and Equitrans has, to its knowledge, received five demand letters from purported Equitrans shareholders (the “Equitrans Demand Letters”). It is possible that additional, similar demand letters may be received or complaints may be filed. If this occurs, EQT and Equitrans may not disclose the receipt or filing of each additional, similar demand letter or new complaint.
Any lawsuits related to the Merger could prevent or delay completion of the Merger and result in substantial costs to EQT and Equitrans, including any costs associated with indemnification.
Risk Factors (see page 18)
Before voting at the EQT Special Meeting or the Equitrans Special Meeting, you should carefully read all of the information contained in or incorporated by reference into this joint proxy statement/prospectus and give special consideration to the risk factors discussed in “Risk Factors.”

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2024 are presented as if the Pro Forma Events (as defined below) had occurred on January 1, 2023. The following summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2023 are presented as if the Pro Forma Events had occurred on January 1, 2023 and as if EQT’s acquisition of the upstream oil and gas assets of THQ Appalachia I, LLC and the gathering and processing assets from THQ-XcL Holdings I, LLC (the “Tug Hill and XcL Midstream Acquisition”), which was completed on August 22, 2023, and the financing thereof, had occurred on January 1, 2023. The summary unaudited pro forma condensed combined balance sheet data are presented as if the Pro Forma Events had occurred on March 31, 2024.
For the purpose of this joint proxy statement/prospectus, the “Pro Forma Events” are defined as (i) the Merger, (ii) the conversion of each share of Equitrans common stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) into the right to receive 0.3504 of a share of EQT common stock, with cash to be paid in lieu of fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger, and (iii) the purchase and redemption by Equitrans of all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger, as directed by EQT and upon EQT depositing sufficient funds to effect such purchase and redemption, pursuant to the Merger Agreement and in accordance with the applicable redemption provisions contained in the Equitrans Articles.
The following summary unaudited pro forma condensed combined financial information has been prepared for informational purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated position of EQT would have been had the Pro Forma Events and, as applicable, the Tug Hill and XcL Midstream Acquisition occurred on the dates assumed nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Future results may vary significantly from the results reflected because of various factors, including those discussed or referred to in the “Risk Factors” section in this joint proxy statement/prospectus. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with (i) the “Unaudited Pro Forma Condensed Combined Financial Information” section in this joint proxy statement/prospectus and (ii) the Unaudited Pro Forma Condensed Combined Information included in EQT’s Current Report on Form 8-K filed with the SEC on May 16, 2024, which relates to the Tug Hill and XcL Midstream Acquisition and the financing thereof and which is incorporated by reference into this joint proxy statement/prospectus.
(In thousands, except per share amounts)	Year Ended December 31, 2023	Three Months Ended March 31, 2024
Unaudited pro forma condensed combined statements of operations data
Total operating revenues	$8,172,893	$1,550,581
Net income attributable to EQT Corporation common shareholders	2,406,353	249,415
Income per share of common stock attributable to EQT Corporation common shareholders, basic	4.52	0.42
Income per share of common stock attributable to EQT Corporation common shareholders, diluted	4.27	0.42
(In thousands)	As of March 31, 2024
Unaudited pro forma condensed combined balance sheet data
Total assets	$40,081,233
Net property, plant and equipment	32,403,582
Total debt	13,195,684
Total shareholders’ equity	20,813,480

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS
Market Prices
EQT common stock is listed on the NYSE under the symbol “EQT,” and Equitrans common stock is listed on the NYSE under the symbol “ETRN.”
The following table sets forth the last sales price per share of EQT common stock and per share of Equitrans common stock as reported on the NYSE on March 8, 2024, the trading day before the public announcement of the execution of the Merger Agreement, and on June 4, 2024, the last trading day before the date of this joint proxy statement/prospectus. The table also shows the implied value of the Common Consideration for each share of Equitrans common stock as of the same two dates. This implied per share value was calculated by multiplying the last sales price per share of EQT common stock as reported on the NYSE on the relevant date by the Exchange Ratio.
	EQT Common Stock	Equitrans Common Stock	Implied Per Share Value of Common Consideration
March 8, 2024	$37.52	$11.15	$13.15
June 4, 2024	$40.62	$14.11	$14.23
The market prices of EQT common stock and Equitrans common stock have fluctuated since the date of the announcement of the execution of the Merger Agreement and will continue to fluctuate prior to the completion of the Merger and thereafter (in the case of EQT common stock). No assurance can be given concerning the market prices of EQT common stock or Equitrans common stock before completion of the Merger or of EQT common stock after completion of the Merger. Because the Exchange Ratio, which determines the Common Consideration, is fixed and will not be adjusted for changes in the market prices of either EQT common stock or Equitrans common stock, the market price of EQT common stock (and, therefore, the value of the Common Consideration) when received by Equitrans common shareholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to shareholders in determining how to vote with respect to the proposals described in this joint proxy statement/prospectus. We urge you to obtain current market quotations for EQT common stock and Equitrans common stock and to review carefully the other information contained in this joint proxy statement/prospectus. Please see “Risk Factors — Risks Relating to the Merger — Because the market prices of EQT common stock and Equitrans common stock will fluctuate prior to consummation of the Merger, Equitrans common shareholders cannot be sure of the market value of the shares of EQT common stock that they will receive in the Merger or the difference between the market value of shares of EQT common stock that they will receive in the Merger and the market value of shares of Equitrans common stock immediately prior to the Merger.”
Dividends
EQT currently pays a quarterly dividend on shares of EQT common stock. EQT last paid a quarterly dividend of $0.1575 per share on June 1, 2024. The terms of the Merger Agreement limit EQT’s ability to declare or pay additional dividends, other than its regular quarterly dividend (including increases that are consistent with past practice), prior to the completion of the Merger.
Equitrans currently pays a quarterly dividend on shares of Equitrans common stock and Equitrans preferred stock. Equitrans last paid its common shareholders a quarterly dividend of $0.15 per share on May 15, 2024 and its preferred shareholders a quarterly dividend of $0.4873 per share on May 15, 2024. The terms of the Merger Agreement limit Equitrans’ ability to declare or pay additional dividends, other than its regular quarterly dividends on the Equitrans common stock and Equitrans preferred stock, prior to the completion of the Merger.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “cause,” “continue,” “could,” “depend,” “develop,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “have,” “impact,” “implement,” “increase,” “intends,” “lead,” “maintain,” “may,” “might,” “plans,” “potential,” “possible,” “projected,” “reduce,” “remain,” “result,” “scheduled,” “seek,” “should,” “will,” “would” and other similar words or expressions. The absence of such words or expressions does not necessarily mean the statements are not forward-looking. Forward-looking statements are not statements of historical fact and reflect EQT’s and Equitrans’ current views about future events. These forward-looking statements include, but are not limited to, statements regarding the Merger, the expected closing of the Merger and the timing thereof and the pro forma combined company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, expected accretion to earnings and free cash flow and anticipated dividends. Information adjusted to give effect to the Merger should not be considered a forecast of future results. Although EQT and Equitrans believe their forward-looking statements are reasonable, statements made regarding future results are not guarantees of future performance and are subject to numerous assumptions, uncertainties and risks that are difficult to predict. Actual outcomes and results may be materially different from the results stated or implied in forward-looking statements contained in, or incorporated by reference into, this joint proxy statement/prospectus.
Actual outcomes and results may differ materially from those stated or implied in forward-looking statements contained in, or incorporated by reference into, this joint proxy statement/prospectus due to a number of risks and uncertainties, including, but not limited to:
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the possibility that the consummation of the Merger is delayed or does not occur, including due to the failure to obtain the required approvals of EQT shareholders and Equitrans shareholders, which may have adverse effects on the business and the stock price of EQT and Equitrans;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including under circumstances that might require EQT or Equitrans to pay the other party a termination fee;

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the risk that EQT or Equitrans may be unable to obtain governmental and regulatory approvals required for the Merger, or that required governmental and regulatory approvals may delay the consummation of the Merger or result in the imposition of conditions that could reduce the anticipated benefits from the Merger or cause the parties to abandon the Merger;

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the risk that the Merger and announcements relating to the Merger could have adverse effects on the market price of EQT common stock or Equitrans common stock, on EQT’s and Equitrans’ relationships with their customers, suppliers, employees, derivatives and joint venture counterparties, and other business partners, and on EQT’s and Equitrans’ operating results and businesses generally;

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the risk of any unexpected costs or expenses resulting from the Merger;

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potential liability resulting from pending or future litigation, including any litigation relating to the Merger;

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the risk that problems may arise in successfully integrating the businesses of EQT and Equitrans, which may result in the combined company not operating as effectively and efficiently as expected;

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the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the Merger or it may take longer than expected to achieve those synergies or benefits and other important factors that could cause actual results to differ materially from those projected;

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risks related to the diversion of management’s time from ongoing business operations due to Merger-related issues;

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the risks related to EQT and Equitrans being restricted in the operation of their respective businesses while the Merger Agreement is in effect;

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the volatility of commodity prices;

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risks and hazards inherent in operating in the global energy industry;

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Equitrans’ ability to construct, complete and place in service the Mountain Valley Pipeline project;

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availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and sand and water required to execute exploration and development plans, including as a result of inflationary pressures;

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shortages, delays in delivery and interruptions in supply of equipment, supplies and materials;

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the effect of future regulatory or legislative actions on EQT and Equitrans or the industry in which they operate, including the risk of new restrictions with respect to oil and natural gas development activities;

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changes in the general economic environment, or social or political conditions, that could affect EQT’s and Equitrans’ businesses;

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the risk that the credit ratings of the combined business may be different from what EQT and Equitrans expect;

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access to and cost of capital, including as a result of rising interest rates and other economic uncertainties;

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the potential disruption or interruption of EQT’s or Equitrans’ operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, public health crises or other natural or human causes beyond EQT’s or Equitrans’ control;

The foregoing list of factors is not exhaustive. Additional risks or uncertainties that are not currently known to EQT or Equitrans, that EQT or Equitrans currently deem to be immaterial, or that could apply to any company could also cause actual outcomes and results to differ materially from those stated or implied in forward-looking statements. Additional information concerning the foregoing list of factors and other known material risk factors is contained in the “Risk Factors” section in this joint proxy statement/prospectus and in EQT’s and Equitrans’ most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings with the SEC incorporated herein by reference. See “Where You Can Find More Information” for more information about the SEC filings incorporated by reference into this joint proxy statement/prospectus.
All subsequent written and oral forward-looking statements concerning EQT, Equitrans, the Merger, the combined company or other matters attributable to EQT or Equitrans or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither EQT nor Equitrans undertakes any obligation to publicly update any of the forward-looking statements contained in, or incorporated by reference into, this joint proxy statement/prospectus to reflect new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made.

RISK FACTORS
In deciding how to vote, you should carefully consider the following risk factors as well as the other information contained in, or and incorporated by reference into, this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statements Regarding Forward-Looking Statements.”
Risks Relating to the Merger
Because the market prices of EQT common stock and Equitrans common stock will fluctuate prior to the consummation of the Merger, Equitrans common shareholders cannot be sure of the market value of shares of EQT common stock that they will receive in the Merger or the difference between the market value of shares of EQT common stock that they will receive in the Merger and the market value of shares of Equitrans common stock immediately prior to the Merger.
At the Effective Time, each share of Equitrans common stock that is issued and outstanding immediately prior to the Effective Time (and that is not an Excluded Share) will be converted automatically into the right to receive that number of shares of EQT common stock equal to the Exchange Ratio (0.3504). The Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), which means that it will not change between the date on which the Merger Agreement was signed and the Effective Time, regardless of whether the market price of either EQT common stock or Equitrans common stock changes. Therefore, the value of the Common Consideration will depend on the market price of EQT common stock at the Effective Time. The respective market prices of both EQT common stock and Equitrans common stock have fluctuated since the date on which the Merger Agreement was signed and will continue to fluctuate. The market price of EQT common stock, when received by Equitrans common shareholders after the Merger is completed, could be greater than, less than or the same as the market price of EQT common stock at the time of the Equitrans Special Meeting. For that reason, the market price of EQT common stock on the date of the EQT Special Meeting and the Equitrans Special Meeting may not be indicative of the value of the shares of EQT common stock that Equitrans common shareholders will receive upon completion of the Merger, and at the time of the EQT Special Meeting and at the time of the Equitrans Special Meeting, neither EQT shareholders nor Equitrans shareholders will know, or be able to determine, the value of the shares of EQT common stock to be issued to Equitrans common shareholders in connection with the Merger. In addition, because the market prices of EQT common stock and Equitrans common stock will fluctuate prior to the consummation of the Merger, Equitrans common shareholders will not know, or be able to determine, the market value of shares of EQT common stock that they will receive in the Merger as compared to the market value of the Equitrans common stock immediately prior to the Merger.
The market prices of EQT common stock and Equitrans common stock are subject to general price fluctuations in the market for publicly traded equity securities, along with fluctuations due to company-specific factors, and each company has experienced volatility in the past, and may experience volatility in the future. Neither EQT nor Equitrans is permitted to terminate the Merger Agreement or re-solicit the vote of EQT shareholders or Equitrans shareholders, as applicable, solely because of changes in the market prices of either company’s common stock. Stock price changes may result from a variety of factors, including:
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general market and economic conditions and changes in factors specific to each company’s business, operations and prospects, and regulatory considerations of EQT and Equitrans;

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market assessments of the benefits of the Merger and the likelihood that the Merger will be completed;

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general and industry-specific market and economic conditions; and

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other factors beyond EQT’s and Equitrans’ control, including those described elsewhere in, or incorporated by reference into, this “Risk Factors” section.

The Merger is subject to conditions, including certain conditions that are beyond EQT’s and Equitrans’ control and may not be satisfied at all or on a timely basis. Failure to complete the Merger could have material and adverse effects on EQT and Equitrans.
Completion of the Merger is subject to a number of conditions set forth in the Merger Agreement. Some of the conditions, such as approval by EQT shareholders and by Equitrans shareholders and certain regulatory approvals, are beyond EQT’s and Equitrans control, which make the completion and timing of the completion of the Merger uncertain. See “The Merger Agreement — Conditions to Completion of the Merger” for a more detailed discussion. In addition, the Merger Agreement contains certain termination rights for both Equitrans and EQT, which if exercised, will also result in the Merger not being consummated. Furthermore, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the Merger or require changes to the terms of the Merger Agreement.
If the Merger is not completed, EQT’s and Equitrans’ ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the Merger, EQT and Equitrans will be subject to a number of risks, including the following:
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EQT and Equitrans will be required to pay their respective costs relating to the Merger, such as legal, accounting, printing and financial advisory fees, whether or not the Merger is completed;

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time and resources committed by EQT’s and Equitrans’ management to matters relating to the Merger could otherwise have been devoted to pursuing other beneficial opportunities;

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the Merger Agreement places certain restrictions on the conduct of EQT’s and Equitrans’ businesses pursuant to the terms of the Merger Agreement, which could delay or prevent EQT or Equitrans from pursuing certain business opportunities or responding to competitive or other developments that, absent the Merger Agreement, may have been pursued or responded to;

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EQT, Equitrans and their respective subsidiaries and/or joint ventures may experience negative reactions from our respective customers, suppliers, vendors, landlords, joint venture co-members and other business relationships;

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the market price of EQT common stock or Equitrans common stock could decline to the extent that the current market price reflects a market assumption that the Merger will be completed;

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EQT or Equitrans may be required to pay a termination fee as required by the Merger Agreement;

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litigation related to any failure to complete the Merger or related to any enforcement proceeding that may be commenced against EQT or Equitrans to perform their respective obligations pursuant to the Merger Agreement;

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if the Merger Agreement is terminated and the EQT Board seeks another acquisition, EQT shareholders cannot be certain that EQT will be able to find a party willing to enter into a transaction as or more attractive to EQT as the acquisition of Equitrans; and

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if the Merger Agreement is terminated and the Equitrans Board seeks another business combination, Equitrans shareholders cannot be certain that Equitrans will be able to find a party willing to enter into a transaction with terms equivalent to or more attractive than the terms agreed to in the Merger Agreement.

EQT and Equitrans may waive one or more of the conditions to the Merger without resoliciting shareholder approval for the Merger and may terminate the Merger Agreement even if adopted by Equitrans shareholders.
Certain conditions of the Merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of EQT and Equitrans if the condition is a condition to both parties’ obligation to complete the Merger or by the party for which such condition is a condition of its obligation to complete the Merger. In addition, EQT and Equitrans can agree to terminate the Merger Agreement even if Equitrans shareholders have already voted to adopt the Merger Agreement.
The Merger Agreement limits EQT’s and Equitrans’ abilities to pursue alternatives to the Merger and could discourage a potential competing acquiror or other strategic transaction partner from making a favorable alternative transaction proposal.
In the Merger Agreement, EQT and Equitrans have agreed, subject to certain exceptions with respect to unsolicited proposals, not to directly or indirectly solicit competing acquisition proposals or to enter into discussions concerning, or provide confidential information in connection with, any unsolicited alternative acquisition proposals. In addition, upon termination of the Merger Agreement under certain circumstances specified therein, EQT would be required to pay Equitrans a termination fee equal to $176 million or $545 million, depending on the circumstances which led to the termination, and Equitrans would be required to pay EQT a termination fee equal to $191 million. See the sections titled “The Merger Agreement — No Solicitation of Alternative Proposals,” “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees Relating to the Termination of the Merger Agreement.” These provisions could discourage a potential acquirer or other strategic transaction partner that might have an interest in acquiring all or a significant portion of EQT or Equitrans from considering or pursuing an alternative transaction with EQT or Equitrans or proposing such a transaction. These provisions might also result in a potential acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.
Equitrans and EQT are subject to business uncertainties while the Merger is pending, which could adversely affect their businesses, and the Merger may disrupt their current plans or operation.
In connection with the pendency of the Merger, it is possible that certain persons with whom EQT and Equitrans have a business relationship may delay or defer certain business decisions relating to them or might decide to seek to terminate, change or renegotiate their relationships with EQT or Equitrans as a result of the Merger, which could negatively affect EQT’s or Equitrans’ revenues, earnings and cash flows, as well as the market price of EQT common stock or Equitrans common stock, regardless of whether the Merger is completed.
In addition, under the terms of the Merger Agreement, each of EQT, Equitrans and their applicable subsidiaries and joint ventures are subject to certain restrictions on the conduct of their respective businesses prior to the completion of the Merger, including being obligated to use their respective commercially reasonable efforts to conduct their respective businesses in all material respects in the ordinary course and being limited in their ability in certain cases to pursue certain business opportunities or acquire certain assets, which could delay or otherwise adversely affect EQT’s, Equitrans’ and their applicable subsidiaries’ and joint ventures’ ability to execute certain of their business strategies or limit their ability to respond to competitive or other developments that arise prior to the completion of the Merger and could negatively affect their businesses and operations.
Uncertainties associated with the Merger may cause a loss of management and other key personnel of EQT or Equitrans, which could adversely affect the future business and operations of the combined company following the Merger or the business of EQT or Equitrans should the Merger not be completed.
EQT and Equitrans are dependent on the experience and industry knowledge of their respective officers and other key management, technical and professional personnel to execute their business plans. The combined company’s success after the Merger will depend in part upon its ability to retain key management and other key personnel of EQT and Equitrans. Current and prospective employees of EQT and Equitrans may experience uncertainty about their roles within the combined company following the Merger or have other concerns regarding the timing and completion of the Merger or the operations of the combined company following the Merger, any of which may have an adverse effect on the ability of EQT and Equitrans to retain or attract key management and other key personnel. If EQT and Equitrans are unable to retain personnel, including key management, who are critical to the future operations of the companies, EQT and Equitrans could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Merger.
The Merger may be completed even though material adverse changes, such as industry-wide changes or other events, subsequent to the announcement of the Merger may occur.
Although one of the conditions to the consummation of the Merger is there being no Company Material Adverse Effect and no Parent Material Adverse Effect (each as defined in the Merger Agreement) having occurred since the date of the Merger Agreement, some types of changes do not permit the parties to refuse to complete the Merger, even if such changes would have a material adverse effect on either of the parties. For example, a worsening of Equitrans’ financial condition or results of operations due to general economic conditions would not give EQT the right to refuse to complete the Merger. In such a case, EQT’s business and financial results after the Merger may be negatively affected.
EQT and Equitrans are expected to incur significant transaction costs in connection with the Merger, which may be in excess of those anticipated by them.
EQT and Equitrans have incurred and are expected to continue to incur a number of nonrecurring costs associated with negotiating and completing the Merger, combining the operations of the two companies and working to achieve desired synergies, including, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees. These fees and costs have been, and will continue to be, substantial and, in many cases, will be borne by each of them whether or not the Merger is completed, and could have an adverse effect on EQT’s financial condition and operating results following the completion of the Merger. The elimination of duplicative costs, as well as the realization of other potential efficiencies related to the integration of EQT’s and Equitrans’ businesses, may not offset transaction-related costs and achieve a net benefit in the near term, or at all.
Completion of the Merger may trigger change in control or other provisions in certain agreements to which Equitrans or any of its subsidiaries or joint ventures is a party.
The completion of the Merger may trigger change in control or other provisions in certain agreements to which Equitrans or any of its subsidiaries or joint ventures is a party. If Equitrans, its subsidiaries or its joint ventures, as applicable, are unable to negotiate modifications, consents or waivers of those provisions, following completion of the Merger, the counterparties may exercise their rights and remedies under such agreements, potentially terminate such agreements or seek monetary damages. Even if Equitrans, its subsidiaries or its joint ventures, as applicable, are able to negotiate modifications, consents or waivers, the counterparties may require a fee for such modifications, consents or waivers or seek to renegotiate such agreements on terms less favorable to Equitrans or the applicable subsidiary or joint venture.
EQT and Equitrans may be a target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Merger from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition or merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on EQT’s and Equitrans’ respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the transaction from being completed, which may adversely affect EQT’s and Equitrans’ businesses, financial positions and results of operations, as described above under “— The Merger is subject to conditions, including certain conditions that are beyond EQT’s and Equitrans’ control and may not be satisfied at all or on a timely basis. Failure to complete the Merger could have material and adverse effects on EQT and Equitrans.”
As of June 4, 2024, EQT has, to its knowledge, received one EQT Demand Letter and Equitrans has received, to its knowledge, five Equitrans Demand Letters, which allege, among other things, that the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, contains certain disclosure deficiencies and/or incomplete information regarding the Merger. See the section titled “The Merger — Litigation Relating to the Merger” for additional information.
Current EQT shareholders and current Equitrans shareholders will have a reduced share of ownership in the combined company.
Based on the number of issued and outstanding shares of Equitrans common stock as of June 4, 2024 and the number of outstanding Equitrans equity awards currently estimated to be payable in shares of EQT common stock in connection with the Merger, and assuming EQT directs Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger, and EQT has deposited sufficient funds to effect such purchase and redemption as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock,” EQT anticipates issuing approximately 154.0 million shares of EQT common stock in connection with the Merger. The actual number of shares of

EQT common stock to be issued will be determined at the completion of the Merger based on the number of shares of Equitrans common stock outstanding immediately prior to such time. The issuance of these new shares could have the effect of depressing the market price of EQT common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, EQT’s earnings per share could cause the price of EQT common stock to decline or increase at a reduced rate.
As of the date of this joint proxy statement/prospectus, it is estimated that, assuming EQT directs Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger and EQT has deposited sufficient funds to effect such purchase and redemption, as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock,” immediately after completion of the Merger, EQT shareholders as of immediately prior to the Merger will hold approximately 74% and Equitrans common shareholders as of immediately prior to the Merger will hold approximately 26% of the outstanding shares of EQT common stock (without giving effect to any shares of EQT common stock held by Equitrans shareholders prior to the Merger). As a result, EQT’s current shareholders and Equitrans’ current common shareholders will have a reduced share of ownership and voting interests, resulting in less influence on the policies of the combined company than they currently have on the policies of EQT and Equitrans, respectively.
Holders of Equitrans preferred stock hold a material percentage of outstanding voting power of Equitrans and their interests may differ from holders of Equitrans common stock.
As of the Equitrans Record Date, holders of Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date) hold approximately 12.8% of the outstanding Equitrans stock entitled to vote at the Equitrans Special Meeting. As a result, such holders may exert influence on the outcome of the proposals to be voted on at the Equitrans Special Meeting.
In addition, pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, EQT may direct Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger in accordance with the applicable redemption provisions contained in the Equitrans Articles; provided, however, that Equitrans will have no obligation to purchase and redeem the Equitrans preferred stock at the direction of EQT unless EQT has deposited sufficient funds to effect such purchase and redemption. To the extent EQT does not direct Equitrans to purchase and redeem the shares of Equitrans preferred stock that are issued and outstanding prior to the Effective Time, each Equitrans preferred shareholder will have the right to submit an election form with respect to all, but not less than all, of its shares of Equitrans preferred stock, electing to do any of the following, in each case in accordance with the Equitrans Articles and the procedures set forth in the Merger Agreement: (a) convert its shares of Equitrans preferred stock into shares of Equitrans common stock at the then applicable Conversion Rate (as defined in the Equitrans Articles); (b) require Equitrans to use commercially reasonably efforts to cause the conversion of its shares of Equitrans preferred stock into Substantially Equivalent Securities (as defined in the Equitrans Articles) or, if applicable, MOIC Shares (as defined in the Equitrans Articles); or (c) have its shares of Equitrans preferred stock redeemed in exchange for cash and/or Equitrans common stock, at the sole discretion of Equitrans, at a price per share of Equitrans preferred stock equal to 101% of the sum of (i) $19.99 plus (ii) accrued and unpaid dividends to, but not including, the date of such redemption. As a result, the interests of holders of Equitrans preferred stock may differ from those of holders of Equitrans common stock.
Holders of Equitrans preferred stock that do not vote for approval of the Merger Agreement Proposal will have the right to dissent from the Merger and obtain payment in cash for the fair value of their shares of Equitrans preferred stock, but only if Equitrans has not earlier purchased and redeemed the shares of Equitrans preferred stock that are issued and outstanding prior to the Effective Time.
Holders of Equitrans preferred stock are entitled to dissenters’ rights in connection with the Merger under Subchapter D of Chapter 15 of the PBCL, provided they meet the requirements and follow the procedures set forth in Subchapter D of Chapter 15 of the PBCL. Holders of Equitrans preferred stock that do not vote for approval of the Merger Agreement will have the right to dissent from the Merger and obtain payment in cash for the fair value of their shares of Equitrans preferred stock. However, pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, EQT may direct

Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger in accordance with the applicable redemption provisions contained in the Equitrans Articles; provided, however, that Equitrans will have no obligation to purchase and redeem the Equitrans preferred stock at the direction of EQT unless EQT has deposited sufficient funds to effect such purchase and redemption. Accordingly, if Equitrans purchases and redeems all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger, such dissenters’ rights will no longer be applicable. For further information relating to dissenters’ rights, see the sections in this joint proxy statement/prospectus titled “The Merger — Dissenters’ Rights,” “Dissenters’ Rights” and Annex F to this joint proxy statement/prospectus.
Equitrans’ directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Equitrans shareholders generally.
In considering the recommendation of the Equitrans Board that Equitrans shareholders vote in favor of the Merger Agreement Proposal, Equitrans shareholders should be aware of the fact that, aside from their interests as Equitrans shareholders, certain Equitrans directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Equitrans shareholders generally. These interests include, among others:
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rights to continuing indemnification and directors’ and officers’ liability insurance;

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certain officers (including certain of Equitrans’ named executive officers, other than Equitrans’ Executive Chairman and President and Chief Executive Officer) and other personnel of Equitrans will receive certain cash or stock bonuses from Equitrans upon completion of the Merger;

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certain members of the Equitrans Board are expected to be named to the EQT Board following consummation of the Merger; and

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in the event a director’s or an officer’s service or employment with Equitrans is terminated upon or following the closing of the Merger, vesting and payout of outstanding awards previously granted under the Equitrans LTIP and the Equitrans Midstream Corporation 2024 Long-Term Incentive Plan may be accelerated in accordance with the terms of the applicable award agreements.

See the section of this joint proxy statement/prospectus titled “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger” for a more detailed description of the interests of Equitrans’ directors and executive officers. The Equitrans Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement, the Merger and the other Transactions, in approving the Merger and in recommending that Equitrans shareholders approve the Merger Agreement Proposal.
Risks Relating to EQT After Completion of the Merger
The market price for EQT common stock following the Closing may be affected by factors different from those that historically have affected or currently affect EQT common stock and Equitrans common stock.
Following the Merger, EQT shareholders and former Equitrans common shareholders will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. EQT’s financial position after the Merger may differ from its financial position before the Merger, and the results of operations of the combined company may be affected by factors that are different from those currently affecting the results of operations of EQT and those currently affecting the results of operations of Equitrans. Accordingly, the market price and performance of EQT common stock is likely to be different from the performance of EQT common stock or Equitrans common stock in the absence of the Merger, which may adversely affect the value of an Equitrans common shareholder’s investment following Closing.
Following the Merger, the market price of EQT common stock may be volatile, and holders of EQT common stock could lose a significant portion of their investment due to drops in the market price of EQT common stock following completion of the Merger.
Following the Merger, the market price of EQT common stock may be volatile, and shareholders may not be able to resell their shares of EQT common stock at or above the price at which they acquired their shares pursuant to the Merger Agreement or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to EQT’s performance or prospects.
Specific factors that may have a significant effect on the market price of EQT common stock include, among others, the following:
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changes in stock market analyst recommendations or earnings estimates regarding EQT common stock or other comparable companies;

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actual or anticipated fluctuations in EQT’s revenue stream or future prospects;

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actual or anticipated fluctuations in natural gas, NGL or oil prices or service costs;

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reaction to public announcements by EQT following the Merger;

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strategic actions taken by EQT or its competitors, such as acquisitions;

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failure of EQT to achieve the perceived benefits of the Merger, including expected financial results and anticipated synergies, as rapidly as or to the extent anticipated by EQT or financial or industry analysts;

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new laws or regulations or new interpretations of existing laws or regulations applicable to EQT’s business and operations or the natural gas industry;

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changes in tax or accounting standards, policies, guidance, interpretations or principles; and

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adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events.

Also, EQT shareholders and Equitrans common shareholders may not wish to continue to invest in the combined company or may wish to reduce their investment in the combined company, including in order to comply with institutional investing guidelines, to increase diversification, to track any rebalancing of stock indices in which EQT common stock is included, to respond to the risk profile of the combined company or to realize a gain. If, following the Merger, large amounts of EQT common stock are sold, the price of EQT common stock could decline.
If the Merger is completed, EQT may not achieve the anticipated benefits, including anticipated synergies.
There can be no assurance that EQT will be able to successfully integrate Equitrans, and the anticipated benefits of the Merger, including the anticipated operational and other synergies between the companies, may not be realized fully or at all or may take longer to realize than expected or may have unanticipated adverse results. Anticipated benefits are based on expectations about the future that are subject to change (such as assumptions about EQT’s future drilling or completion activity, natural gas, NGL and oil prices, service costs, future operational plans which have not yet been developed and which may vary from past experiences operating the same assets or recent experiences operating in the same areas). If EQT is not able to realize the anticipated benefits expected from the Merger within the anticipated timing or at all, EQT’s business, financial condition and operating results may be adversely affected, EQT’s earnings per share may be diluted, the accretive effect of the Merger may decrease or be delayed and the market price of EQT common stock may be negatively impacted.
The integration of the two companies will require significant time and focus from management following the Merger and could result in performance shortfalls as a result of the diversion of management’s attention to such integration efforts. Difficulties in integrating Equitrans into EQT may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated benefits, including anticipated operational and other synergies between the two companies, in whole or in part, on the anticipated timeline or at all. Potential difficulties that may be encountered in the integration process include, among others, complexities associated with managing a larger, more complex, integrated business; potential unknown liabilities and unforeseen expenses associated with Equitrans; potential unknowns with respect to future operational plans; and inconsistencies between the two company’s standards, controls, procedures and policies. In addition, EQT’s business may be negatively impacted following the Merger if it is unable to effectively manage the expanded operations.

EQT and Equitrans, including their respective subsidiaries, have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the pendency of the Merger, as well as the integration process, could result in the loss of key personnel, as well as the disruption of each company’s ongoing businesses. Any or all of those occurrences could adversely affect the combined company’s operations, including the ability to maintain relationships with customers and employees prior to, or after, the Merger or to achieve the anticipated benefits of the Merger.
The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of EQT following completion of the Pro Forma Events.
The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what EQT’s actual financial position or results of operations would have been had the Pro Forma Events been completed on the dates indicated. Further, EQT’s actual results and financial position after the Pro Forma Events may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.
The financial forecasts are based on various assumptions that may not be realized.
The unaudited prospective financial information set forth in the forecasts included under the section “The Merger — Certain Unaudited Forecasted Financial and Operating Information” were prepared solely for internal use and are subjective in many respects. EQT’s and Equitrans’ prospective financial and operating information was based solely upon assumptions of, and information available to, EQT’s management and Equitrans’ management, as applicable, when prepared. While presented with numerical specificity, the Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Equitrans and EQT senior management, including, among others, future results of each of Equitrans and EQT, oil and gas industry and Equitrans’ producer customers’ activity, commodity prices, demand for natural gas, general economic and regulatory conditions and other matters described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and ‘‘Risk Factors.” Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statements Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from EQT’s and Equitrans’ estimates and assumptions. In view of these uncertainties, the inclusion of prospective financial and operating information in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
The unaudited prospective financial information set forth in the forecasts included under the section “The Merger — Certain Unaudited Forecasted Financial and Operating Information” was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Further, any forward-looking statement speaks only as of the date on which it is made, and neither EQT nor Equitrans undertakes any obligation, other than as required by applicable law, to update, correct or otherwise revise the unaudited prospective financial information herein to reflect events or circumstances after the date those prospective financial information were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances, even in the event that any or all of the estimates or assumptions underlying any such prospective financial information are no longer appropriate (even in the short term).
The unaudited prospective financial information of EQT and Equitrans included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, the management of EQT and Equitrans, as applicable. Ernst & Young LLP has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The reports of Ernst & Young LLP, with respect to EQT and Equitrans incorporated by reference in this joint proxy statement/prospectus relate to the previously issued financial statements of EQT and Equitrans, respectively. They do not extend to the unaudited prospective financial information and should not be read to do so. See “The Merger — Certain Unaudited Forecasted Financial and Operating Information” for more information.
EQT’s significant indebtedness following the Merger may limit its financial flexibility and could lead to other adverse consequences.
As of March 31, 2024, EQT had approximately $5.5 billion of outstanding indebtedness, and Equitrans had approximately $7.8 billion of outstanding indebtedness. EQT’s increased indebtedness following the completion of the Merger could have adverse consequences, including, but not limited to:
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limiting EQT’s ability to obtain additional debt or equity financing for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

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diverting a significant portion of its cash flow to service its indebtedness, which reduces the amount EQT has available for other purposes, such as paying dividends, making acquisitions and carrying out activities that are important to its growth;

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limiting EQT’s flexibility in planning for, or reacting to, challenges, opportunities and changes in its business and the industry in which it operates and placing EQT at a competitive disadvantage compared to its competitors that have less debt or are less leveraged;

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making EQT more vulnerable to downturns in general economic or industry conditions or in EQT’s business; and

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increasing EQT’s exposure to a rise in interest rates.

Adverse changes in EQT’s credit rating may affect EQT’s borrowing capacity and borrowing terms.
EQT’s outstanding debt is periodically rated by nationally recognized credit rating agencies. The credit ratings are based upon EQT’s operating performance, liquidity and leverage ratios, overall financial position, and other factors viewed by the credit rating agencies as relevant to both EQT’s industry and the economic outlook. EQT’s credit rating may affect the amount of capital EQT can access, as well as the terms of any financing EQT obtains. Because EQT relies in part on debt financing to fund growth, adverse changes in EQT’s credit rating may have a negative effect on EQT’s future growth.
The Merger could result in a limitation on EQT’s ability to utilize historical U.S. net operating loss carryforwards, U.S. capital loss carryforwards and certain other tax attributes of EQT and Equitrans.
EQT’s ability to utilize U.S. net operating loss carryforwards, U.S. capital loss carryforwards and certain other tax attributes (including any historical loss carryforwards or other tax attributes of Equitrans) to reduce future taxable income following the consummation of the Merger may be subject to limitations under the Code. Section 382 and Section 383 of the Code impose such a limitation if, as a result of ownership shifts resulting from issuances of a company’s stock or the sale or exchange of such company’s stock by certain shareholders, there is an aggregate change of more than 50% in the beneficial ownership of such company’s stock by such shareholders during any three-year period. EQT and Equitrans believe that the Merger, if consummated, will result in an ownership change with respect to Equitrans and EQT, which may result in a limitation on EQT’s ability to utilize any historical loss carryforwards and certain other tax attributes of Equitrans and EQT following the consummation of the Merger. Similar provisions of state tax law may also apply to limit EQT’s use of certain state tax attributes of EQT and Equitrans. Any such limitation could cause some of such loss carryforwards or other tax attributes to expire before EQT is able to utilize them to reduce taxable income in future periods, possibly resulting in a substantial income tax expense or write down of EQT’s tax assets or both.
After the Merger is completed, Equitrans shareholders will have their rights as shareholders governed by EQT’s organizational documents.
Upon consummation of the Merger, Equitrans common shareholders will have rights as EQT shareholders that differ from the rights they had as Equitrans shareholders before the Merger. For a detailed comparison of the rights of EQT shareholders to the rights of Equitrans shareholders, see “Comparison of Shareholder Rights.”
Other Risk Factors of EQT and Equitrans
In addition to the risks described above, you should read and consider the known material risks associated with each of the businesses of EQT and Equitrans because these risks will also affect the combined company following the Merger. These risks can be found in EQT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 and in Equitrans’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, and such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

EQT SPECIAL MEETING
General
This joint proxy statement/prospectus is being provided to EQT shareholders as part of a solicitation of proxies by the EQT Board for use at the EQT Special Meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides EQT shareholders with important information about the EQT Special Meeting and should be read carefully in its entirety.
This document is first being furnished to EQT shareholders on or about June 5, 2024.
Date, Time and Place of the EQT Special Meeting
The EQT Special Meeting will be held in a virtual-only meeting format conducted exclusively via live webcast accessible at www.virtualshareholdermeeting.com/EQT2024SM on July 18, 2024 at 8:30 a.m. Eastern Time. There will not be a physical location for the meeting, and you will not be able to attend the meeting physically in person.
If you join the meeting as an authenticated EQT shareholder by visiting www.virtualshareholdermeeting.com/EQT2024SM, you will be able to attend and participate in the EQT Special Meeting, submit your questions during the meeting, and vote your shares online. In order to join the meeting as an authenticated shareholder and vote online during the virtual meeting, you will need a valid control number. Your control number can be found on the proxy card, voting instruction form, notice or email distributed to you.
Anyone may enter the virtual meeting website (accessible at www.virtualshareholdermeeting.com/EQT2024SM) as a “guest” and no control number will be required; however, only authenticated EQT shareholders may submit their votes and/or questions during the meeting.
Help and technical support for accessing and participating in the virtual meeting will be available by following the instructions on the virtual meeting website (www.virtualshareholdermeeting.com/EQT2024SM). If you encounter any difficulties accessing the EQT Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website login page (www.virtualshareholdermeeting.com/EQT2024SM). Please give yourself sufficient time to log-in and ensure you can hear the streaming audio before the meeting starts.
Purposes of the EQT Special Meeting
The EQT Special Meeting is being held to consider and vote on the following proposals:
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Proposal 1:   to approve the issuance of shares of EQT common stock to Equitrans common shareholders in connection with the Merger, referred to previously as the Share Issuance Proposal;

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Proposal 2:   to approve an amendment to the EQT Articles in the form attached to this joint proxy statement/prospectus as Annex B to increase the authorized number of shares of EQT common stock from 640,000,000 shares to 1,280,000,000 shares, referred to previously as the Articles Amendment Proposal; and

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Proposal 3:   to approve one or more adjournments of the EQT Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Share Issuance Proposal and the Articles Amendment Proposal, referred to previously as the EQT Adjournment Proposal.

Recommendation of the EQT Board
The EQT Board has unanimously (i) determined that it is in the best interests of EQT and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance by EQT of the Merger Agreement and consummation of the Transactions, including the issuance of the shares of EQT common stock to Equitrans common shareholders in connection with the Merger, and (iii) approved, subject to approval by EQT shareholders of the Articles Amendment Proposal, an amendment to the EQT Articles in order to increase the authorized number of shares of EQT common stock from 640,000,000 shares to 1,280,000,000 shares. Accordingly, the EQT Board unanimously recommends that the EQT shareholders vote:
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Proposal 1:   “FOR” the approval of the Share Issuance Proposal;

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Proposal 2:   “FOR” the Articles Amendment Proposal; and

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Proposal 3:   “FOR” the EQT Adjournment Proposal.

Record Date, Shareholders Entitled to Vote and Voting Rights
Only EQT shareholders who hold shares of EQT common stock of record on the EQT Record Date, which is the close of business on May 16, 2024, are entitled to receive notice of, and to vote the shares of EQT common stock that they held on the EQT Record Date at, the EQT Special Meeting and any adjournment or postponement thereof. As of the EQT Record Date, 441,592,942 shares of EQT common stock were outstanding and entitled to be voted at the EQT Special Meeting. Each outstanding share of EQT common stock entitles its holder of record to one vote on each matter considered at the EQT Special Meeting.
Voting by EQT’s Directors and Executive Officers
As of the EQT Record Date, EQT’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,987,378 shares of EQT common stock, or less than 1% of the shares of EQT common stock outstanding as of the EQT Record Date. Directors and executive officers of EQT have informed EQT that they intend to vote their shares in favor of the Share Issuance Proposal, the Articles Amendment Proposal and the EQT Adjournment Proposal, although none of the directors and executive officers are obligated to do so.
Quorum
In order for business to be conducted at the EQT Special Meeting, a quorum must be present. A majority of the outstanding shares of EQT common stock entitled to vote at the EQT Special Meeting, present by participation at the virtual meeting or represented by proxy, constitutes a quorum. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.
As of the EQT Record Date, 441,592,942 shares of EQT common stock were outstanding and entitled to be voted at the EQT Special Meeting; accordingly, the presence, in person (virtually) or by proxy, at the EQT Special Meeting of at least 220,796,472 shares of EQT common stock entitled to vote at the EQT Special Meeting is necessary to constitute a quorum.
Vote Required
Approval of each of the three proposals to be presented at the EQT Special Meeting requires the affirmative vote of a majority of the votes cast on each such proposal by EQT shareholders. Abstentions are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast under Pennsylvania law and the EQT Bylaws. As such, assuming a quorum is present at the EQT Special Meeting, abstentions will not affect the results of the votes on the proposals to be presented at the EQT Special Meeting.
Abstentions and Broker Non-Votes
An abstention occurs when a shareholder attends a meeting, either in person (virtually) or by proxy, but abstains from voting. At the EQT Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Assuming a quorum is present, abstaining from voting will have no effect on the Share Issuance Proposal, the Articles Amendment Proposal or the EQT Adjournment Proposal.
If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the Share Issuance Proposal, “FOR” the Articles Amendment Proposal and “FOR” the EQT Adjournment Proposal.

Broker non-votes occur when (i) a broker, bank or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the proposals to be considered at the EQT Special Meeting. Accordingly, if a beneficial owner of shares of EQT common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the EQT Special Meeting.
Failure to Vote
If you are a shareholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the EQT Special Meeting, your shares will not be voted at the EQT Special Meeting, will not be counted as present in person or by proxy at the EQT Special Meeting, and will not be counted as present for purposes of determining whether a quorum exists.
Assuming a quorum is present, a failure to vote will have no effect on the Share Issuance Proposal, the Articles Amendment Proposal or the EQT Adjournment Proposal.
How to Vote
The EQT Special Meeting will be held virtually via live webcast. There will not be a physical location for the meeting, and you will not be able to attend the meeting physically in person. See “— Date, Time and Place of the EQT Special Meeting” for information on how to attend the virtual EQT Special Meeting. The virtual meeting format uses technology designed to increase shareholder access, save EQT and EQT shareholders time and money, and provide EQT shareholders rights similar to what they would have at an in-person meeting. In addition to online attendance, EQT provides shareholders with an opportunity to vote online during the meeting.
Although EQT offers the four different voting methods listed below, EQT encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the EQT Special Meeting:
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Internet:   EQT shareholders may submit their proxy over the Internet at the web address shown on their proxy card. You will need the control number included on your proxy card to submit your proxy over the Internet. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on July 17, 2024. EQT shareholders who submit a proxy this way need not send in their proxy card.

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Telephone:   EQT shareholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your proxy by telephone. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on July 17, 2024. EQT shareholders who submit a proxy this way need not send in their proxy card.

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Mail:   EQT shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. EQT shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the EQT Special Meeting.

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At the Virtual EQT Special Meeting:   EQT shareholders may vote at the virtual EQT Special Meeting by attending the meeting and following the voting instructions provided during the meeting.

If you do not return a properly completed proxy card and do not vote by attending the virtual meeting and voting online during the meeting, by telephone or on the Internet, your shares will not be voted.
If you vote by submitting your proxy card, then your shares will be voted as indicated on your properly completed, unrevoked proxy card. If you return your proxy card but do not indicate how your shares should be voted on a proposal, then the shares represented by your properly completed, unrevoked proxy card will be voted as recommended by the EQT Board with respect to each such proposal.

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.
If your shares are held by a broker, bank or other nominee (including shares purchased through EQT’s 2008 Employee Stock Purchase Plan and its predecessor), you are considered the beneficial owner of shares held in “street name” and you should receive a voting instruction form seeking instruction from you as to how your shares should be voted.
Revocation of Proxies
If you are an EQT shareholder of record, you may revoke your proxy before polls are closed at the EQT Special Meeting by:
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voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy card;

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sending a written notice of revocation to EQT at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention: Corporate Secretary, which must be received before the polls are closed at the EQT Special Meeting; or

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attending the EQT Special Meeting and voting online during the meeting. Attendance at the EQT Special Meeting alone is not sufficient to revoke a prior properly submitted proxy card. To revoke your prior proxy card, you must also vote online during the EQT Special Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or other nominee or holder of record.
Tabulation of Votes; Judges of Election
The votes at the EQT Special Meeting will be tabulated and certified by three judges of election engaged through Broadridge.
Solicitation of Proxies
The EQT Board is soliciting EQT shareholders’ proxies in connection with the EQT Special Meeting, and EQT will bear the cost of soliciting such proxies. EQT has retained D.F. King as proxy solicitor to assist with the solicitation of proxies in connection with the EQT Special Meeting. EQT estimates it will pay D.F. King a fee of approximately $10,000, plus reasonable out-of-pocket expenses and fees for any additional services.
Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of EQT common stock, in which case these parties will be reimbursed by EQT for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of EQT’s directors, officers and other employees, without additional compensation. EQT shareholders may also be solicited by press releases issued by EQT and/or Equitrans, postings on EQT’s or Equitrans’ websites and advertisements in periodicals.
EQT and Equitrans will bear equally the cost of filing, printing and mailing this joint proxy statement/prospectus.
Adjournments
The EQT Special Meeting may be adjourned in the absence of a quorum by the affirmative vote of a majority of the votes cast on the EQT Adjournment Proposal by holders of EQT common stock.
Even if a quorum is present, the EQT Special Meeting could be adjourned in order to provide more time to solicit additional votes or proxies in favor of approval of the Share Issuance Proposal or the Articles Amendment Proposal if a majority of votes are cast in favor of the EQT Adjournment Proposal. If after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the EQT Special Meeting.
No Dissenters’ Rights
Under the PBCL, as well as the governing documents of EQT, EQT shareholders are not entitled to dissenters’ rights in connection with the Merger.
Other Matters
At this time, EQT knows of no other matters to be submitted at the EQT Special Meeting.
Householding of Special Meeting Materials
Unless EQT has received contrary instructions, EQT may send a single copy of this joint proxy statement/prospectus and notice to any household at which two or more shareholders reside if EQT believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce EQT’s expenses.
Questions and Additional Information
EQT shareholders may contact EQT’s proxy solicitor, D.F. King, with any questions about the proposals to be considered at the EQT Special Meeting or how to vote or to request additional copies of any materials at:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and brokers may call collect: (212) 269-5550
All others may call toll-free: (866) 207-3626
Email: eqt@dfking.com

EQT PROPOSAL 1 — THE SHARE ISSUANCE PROPOSAL
This joint proxy statement/prospectus is being furnished to EQT shareholders as part of the solicitation of proxies by the EQT Board for use at the EQT Special Meeting to consider and vote upon a proposal to approve the issuance of shares of EQT common stock to Equitrans common shareholders pursuant to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the rules of the NYSE, a company listed on the NYSE is required to obtain shareholder approval prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the Merger is completed, based on the number of issued and outstanding shares of Equitrans common stock as of June 4, 2024 and the number of outstanding Equitrans equity awards currently estimated to be payable in shares of EQT common stock in connection with the Merger, and assuming EQT directs Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger, and EQT has deposited sufficient funds to effect such purchase and redemption as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock,” it is currently estimated that EQT will issue approximately 154.0 million shares of EQT common stock in connection with the Merger, which will exceed 20% of the shares of EQT common stock outstanding before such issuance, and for this reason EQT must obtain the approval of EQT shareholders for the issuance of shares of EQT common stock in connection with the Merger.
The EQT Board, after due and careful discussion and consideration, unanimously (i) determined that it is in the best interests of EQT and its shareholders, and declared it advisable, to enter into the Merger Agreement and (ii) approved the execution, delivery and performance by EQT of the Merger Agreement and consummation of the Transactions, including the issuance of the shares of EQT common stock to Equitrans common shareholders in connection with the Merger. Approval by EQT shareholders of the Share Issuance Proposal is a condition to completion of the Merger.
The EQT Board, accordingly, unanimously recommends that EQT shareholders vote “FOR” the Share Issuance Proposal.
The vote to approve the Share Issuance Proposal is separate and apart from the vote to approve the Articles Amendment Proposal. Accordingly, an EQT shareholder may vote to approve the Share Issuance Proposal and vote not to approve the Articles Amendment Proposal and vice versa.
Required Vote of Shareholders
Assuming a quorum is present, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of EQT common stock entitled to vote on the Share Issuance Proposal as of the EQT Record Date.
Assuming a quorum is present, a failure to vote or an abstention will have no effect on the Share Issuance Proposal.
THE EQT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE SHARE ISSUANCE PROPOSAL.

EQT PROPOSAL 2 — THE ARTICLES AMENDMENT PROPOSAL
This joint proxy statement/prospectus is being furnished to EQT shareholders as part of the solicitation of proxies by the EQT Board for use at the EQT Special Meeting to consider and vote upon a proposal to amend the EQT Articles in order to increase the authorized number of shares of EQT common stock from 640,000,000 shares to 1,280,000,000 shares (such amendment, the “Articles Amendment”).
The general description of the proposed Articles Amendment contained herein is qualified in its entirety by reference to the text of the proposed Articles Amendment, which is provided as Annex B to this joint proxy statement/prospectus. Proposed additions are double-underlined, and proposed deletions are stricken through.
As of May 16, 2024, 441,592,942 shares of EQT common stock were outstanding and 16,468,684 shares of EQT common stock were reserved for issuance pursuant to EQT’s equity compensation plans or under EQT’s 2009 Dividend Reinvestment and Stock Purchase Plan. If the Merger is completed, based on the number of issued and outstanding shares of Equitrans common stock as of June 4, 2024 and the number of outstanding Equitrans equity awards currently estimated to be payable in shares of EQT common stock in connection with the Merger, and assuming EQT directs Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger, and EQT has deposited sufficient funds to effect such purchase and redemption as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock,” it is currently estimated that EQT will issue approximately 154.0 million shares of EQT common stock in connection with the Merger (including shares to be reserved for issuance pursuant to equity awards).
The EQT Board believes that the additional authorized shares of EQT common stock will provide EQT with the necessary flexibility to utilize shares for various corporate purposes that may be identified in the future. These corporate purposes may include, but are not limited to, potential strategic transactions (such as mergers, acquisitions and other business combinations), stock dividends, equity or equity-linked offerings and other capital-raising or financing transactions, grants and awards under equity compensation plans, and other types of general corporate purpose transactions.
At this time EQT has no specific plans, arrangements or understandings to issue any of the shares of EQT common stock that would be authorized by the Articles Amendment. However, EQT believes that it is critical to have the flexibility to issue shares of EQT common stock beyond the limited amount remaining following the consummation of the Merger, and EQT believes the failure to approve the proposed Articles Amendment would likely hinder its ability to pursue shareholder value-enhancing transactions.
The EQT Board has not proposed the increase in the number of authorized shares of EQT common stock with the intention of using the additional authorized common shares for anti-takeover purposes or of discouraging tender offers or takeover attempts of EQT. Rather, the proposed Articles Amendment has been prompted by business and financial considerations, as set out above, and it is the intended purpose of the Articles Amendment to provide greater flexibility to the EQT Board in considering and planning for EQT’s potential future corporate needs. The availability of additional authorized shares for issuance may, however, have anti-takeover effects in that it may discourage a merger, tender offer, proxy contest or other attempt to obtain control of EQT. In this regard, if EQT was to become concerned that it may be a potential target of an unsolicited acquisition attempt, it could try to impede the acquisition by issuing additional shares of EQT common stock or rights or other equity interests related thereto, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to the bidder of the acquisition. EQT does not currently have a shareholder rights plan (commonly referred to as a “poison pill”) in place, nor does the EQT Board currently have any plans to adopt any such plan or similar anti-takeover measures. The EQT Board is not currently aware of any attempt or plan to acquire control of EQT.
The additional shares of EQT common stock to be authorized by adoption of the Articles Amendment would have rights identical to the currently outstanding shares of EQT common stock. Adoption of the proposed Articles Amendment would not affect the rights of the holders of currently outstanding shares of EQT common stock, except for effects incidental to increasing the number of shares of EQT common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of EQT common stock, if and to the extent additional shares of EQT common stock are ultimately issued. The proposed Articles Amendment will not affect the number of shares of preferred stock authorized.
If EQT shareholders approve the Articles Amendment Proposal, EQT expects to file the Articles Amendment with the Department of State of the Commonwealth of Pennsylvania as soon as practicable after such shareholder approval, whether or not the Merger will be consummated. The vote to approve the Articles Amendment is separate and apart from the vote to approve the Share Issuance Proposal. Accordingly, an EQT shareholder may vote to approve the Articles Amendment Proposal and vote not to approve the Share Issuance Proposal and vice versa.
The EQT Board, after due and careful discussion and consideration, unanimously (i) determined that it is in the best interests of EQT and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance by EQT of the Merger Agreement and consummation of the Transactions (approval by EQT shareholders of the Articles Amendment Proposal is a condition to completion of the Merger), and (iii) approved, subject to approval by EQT shareholders of the Articles Amendment Proposal, an amendment to the EQT Articles in order to increase the authorized number of shares of EQT common stock from 640,000,000 shares to 1,280,000,000 shares.
The EQT Board, accordingly, unanimously recommends that EQT shareholders vote “FOR” the Articles Amendment Proposal.
Required Vote of Shareholders
Assuming a quorum is present, approval of the Articles Amendment Proposal requires the affirmative vote of a majority of the votes cast by holders of EQT common stock entitled to vote on the Articles Amendment Proposal as of the EQT Record Date.
Assuming a quorum is present, a failure to vote or an abstention will have no effect on the Articles Amendment Proposal.
THE EQT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE ARTICLES AMENDMENT PROPOSAL.

EQT PROPOSAL 3 — THE EQT ADJOURNMENT PROPOSAL
This joint proxy statement/prospectus is being furnished to EQT shareholders as part of the solicitation of proxies by the EQT Board for use at the EQT Special Meeting to consider and vote upon a proposal to approve one or more adjournments of the EQT Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Share Issuance Proposal and the Articles Amendment Proposal.
The EQT Adjournment Proposal will only be presented at the EQT Special Meeting if there are not sufficient votes to approve the Share Issuance Proposal and the Articles Amendment Proposal. If the EQT Adjournment Proposal is presented at the EQT Special Meeting and is not approved, the chair of the EQT Special Meeting will not be able to adjourn the EQT Special Meeting to a later date.
If EQT shareholders approve the EQT Adjournment Proposal, the chair of the EQT Special Meeting, at the direction of the EQT Board, could adjourn the EQT Special Meeting (including any adjourned session of the EQT Special Meeting) and use the additional time to solicit additional votes or proxies to approve the Share Issuance Proposal and the Articles Amendment Proposal. The EQT Special Meeting may be adjourned in the absence of a quorum by the affirmative vote of a majority of the votes cast by holders of EQT common stock on the EQT Adjournment Proposal. Even if a quorum is present, the EQT Special Meeting could be adjourned in order to provide more time to solicit additional votes or proxies in favor of approval of the Share Issuance Proposal and/or the Articles Amendment Proposal if a majority of votes are cast in favor of the EQT Adjournment Proposal. Among other things, approval of the EQT Adjournment Proposal could mean that, even if EQT had received proxies representing a sufficient number of votes to defeat the Share Issuance Proposal and the Articles Amendment Proposal, EQT could adjourn the EQT Special Meeting without a vote on the Share Issuance Proposal and the Articles Amendment Proposal and seek to convince EQT shareholders to change their proxies in favor of the Share Issuance Proposal and the Articles Amendment Proposal.
If the EQT Special Meeting is adjourned, no notice of the adjourned meeting is required to be given to EQT shareholders, other than an announcement at the EQT Special Meeting of the time and place to which the EQT Special Meeting is adjourned. If after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the EQT Special Meeting. If the EQT Special Meeting is adjourned, EQT shareholders who have already submitted their proxies will be able to revoke them at any time before their use.
The EQT Board unanimously recommends that EQT shareholders vote “FOR” the EQT Adjournment Proposal.
Required Vote of Shareholders
Regardless of whether a quorum is present, approval of the EQT Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of EQT common stock entitled to vote on the EQT Adjournment Proposal as of the EQT Record Date.
Regardless of whether a quorum is present, a failure to vote or an abstention will have no effect on the EQT Adjournment Proposal.
THE EQT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE EQT ADJOURNMENT PROPOSAL.

EQUITRANS SPECIAL MEETING
General
This joint proxy statement/prospectus is being provided to Equitrans shareholders as part of a solicitation of proxies by the Equitrans Board for use at the Equitrans Special Meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides Equitrans shareholders with information about the Equitrans Special Meeting and should be read carefully in its entirety.
This document is first being furnished to Equitrans shareholders on or about June 5, 2024.
Date, Time and Place of the Equitrans Special Meeting
The Equitrans Special Meeting will be held in a virtual-only meeting format conducted exclusively via live webcast at www.virtualshareholdermeeting.com/ETRN2024SM on July 18, 2024 at 9:00 a.m. Eastern Time. There will not be a physical location for the meeting, and you will not be able to attend the meeting physically in person.
If you join the meeting as an authenticated Equitrans shareholder by visiting www.virtualshareholdermeeting.com/ETRN2024SM, you will be able to attend and participate in the Equitrans Special Meeting, submit your questions during the meeting, and vote your shares online (other than shares held through the Equitrans LTIP or the Equitrans Employee Savings Plan, which must be voted prior to the meeting). In order to join the meeting as an authenticated shareholder and vote online during the virtual meeting, you will need a valid control number. Your control number can be found on the proxy card, voting instruction form, notice or email distributed to you.
Anyone may enter the virtual meeting website (accessible at www.virtualshareholdermeeting.com/ETRN2024SM) as a “guest” and no control number will be required; however, only authenticated Equitrans shareholders may submit their votes and/or questions during the meeting. Equitrans will have technicians ready to assist you with any technical difficulties you may have accessing the Equitrans Special Meeting.
Help and technical support for accessing and participating in the virtual meeting will be available by following the instructions on the virtual meeting website (www.virtualshareholdermeeting.com/ETRN2024SM). If you encounter any difficulties accessing the Equitrans Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website login page (www.virtualshareholdermeeting.com/ETRN2024SM). Please give yourself sufficient time to log-in and ensure you can hear the streaming audio before the meeting starts.
Purposes of the Equitrans Special Meeting
The Equitrans Special Meeting is being held to consider and vote upon the following proposals:
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Proposal 1:   to adopt the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which each outstanding share of Equitrans common stock (other than Excluded Shares) will be converted into the right to receive 0.3504 of a share of EQT common stock, referred to previously as the Merger Agreement Proposal;

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Proposal 2:   to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Equitrans’ named executive officers in connection with the Merger, discussed under the heading “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger,” referred to previously as the Advisory Compensation Proposal; and

•
Proposal 3:   to approve the adjournment of the Equitrans Special Meeting, if necessary or appropriate, to solicit additional votes or proxies if there are not sufficient votes to adopt the Merger Agreement, referred to previously as the Equitrans Adjournment Proposal.

Recommendation of the Equitrans Board
The Equitrans Board has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are in the best interests of Equitrans and its shareholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger, (iv) resolved to recommend adoption of the Merger Agreement by the shareholders of Equitrans and (v) directed that the Merger Agreement and the consummation of the Transactions, including the Merger, be submitted to a vote at a meeting of Equitrans shareholders. Accordingly, the Equitrans Board unanimously recommends that the Equitrans shareholders vote:
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Proposal 1:   “FOR” the Merger Agreement Proposal;

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Proposal 2:   “FOR” the Advisory Compensation Proposal; and

•
Proposal 3:   “FOR” the Equitrans Adjournment Proposal.

The Advisory Compensation Proposal and Interests of Directors
In considering the recommendations of the Equitrans Board, Equitrans shareholders should be aware that some of Equitrans’ directors and executive officers may have interests that are different from, or in addition to, the interests of Equitrans shareholders more generally. For more information see the section titled “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger” and “Risk Factors — Risks Relating to the Merger — Equitrans’ directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Equitrans shareholders generally.”
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Equitrans provide its shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Equitrans’ named executive officers in connection with the Merger, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative regarding named executive officer compensation disclosures set forth in “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger.” This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, Equitrans shareholders are being provided with the opportunity to cast an advisory vote on those change of control payments.
Accordingly, Equitrans is seeking approval of the following resolution at the Equitrans Special Meeting:
“RESOLVED, that the shareholders of Equitrans Midstream Corporation approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Equitrans Midstream Corporation that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Equitrans’ Named Executive Officers,” in the joint proxy statement/prospectus of Equitrans Midstream Corporation with respect to the special meeting of shareholders to be held on July 18, 2024.”
Equitrans shareholders should note that the Advisory Compensation Proposal is merely an advisory vote which will not be binding on Equitrans, EQT or their respective boards of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, the eligibility of the Equitrans named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.
The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Equitrans’ named executive officers in connection with the Merger is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, an Equitrans shareholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Equitrans’ named executive officers that is based on or otherwise relates to the Merger is advisory in nature only, it will not be binding on Equitrans or EQT, and the approval of that proposal is not a condition to the completion of the Merger. Accordingly, if the Merger Agreement Proposal is approved by Equitrans shareholders and the

Merger is completed, the compensation that is the subject of the Advisory Compensation Proposal, which includes amounts Equitrans or EQT are contractually obligated to pay, would still be paid regardless of the outcome of the non-binding advisory vote.
Record Date, Shareholders Entitled to Vote and Voting Rights
Only Equitrans shareholders who hold shares of Equitrans common stock or Equitrans preferred stock of record on the Equitrans Record Date, which is the close of business on June 4, 2024, are entitled to receive notice of, and to vote the shares of Equitrans common stock and Equitrans preferred stock that they held on the Equitrans Record Date at, the Equitrans Special Meeting and any adjournment or postponement thereof. As of the Equitrans Record Date, 436,936,266 shares of Equitrans common stock and 30,018,446 shares of Equitrans preferred stock were outstanding and entitled to be voted at the Equitrans Special Meeting.
Each outstanding share of Equitrans common stock entitles its holder of record to one vote on each matter considered at the Equitrans Special Meeting, and each outstanding share of Equitrans preferred stock entitles its holder of record to vote on each matter considered at the Equitrans Special Meeting on an as-converted basis (as of the Equitrans Record Date); provided, however, that shares of Equitrans preferred stock that are held by any affiliates of Equitrans shall not be considered outstanding or be entitled to vote on any matter on which the shares of Equitrans preferred stock are entitled to vote.
Voting by Equitrans’ Directors and Executive Officers
As of the Equitrans Record Date, Equitrans’ directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,286,612 shares of Equitrans common stock and no shares of Equitrans preferred stock, or less than 1% of the shares of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of Equitrans Record Date) outstanding as of the Equitrans Record Date. Directors and executive officers of Equitrans have informed Equitrans that they intend to vote their shares in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Equitrans Adjournment Proposal, although none of the directors and executive officers are obligated to do so.
Quorum
In order for business to be conducted at the Equitrans Special Meeting, a quorum must be present. A majority of the outstanding shares of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting as a single class, entitled to vote at the Equitrans Special Meeting, present by participation at the virtual meeting or represented by proxy, constitutes a quorum. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.
As of the Equitrans Record Date, 436,936,266 shares of Equitrans common stock and 30,018,446 shares of Equitrans preferred stock were outstanding and entitled to be voted at the Equitrans Special Meeting; accordingly, the presence, in person (virtually) or by proxy, at the Equitrans Special Meeting of at least 250,675,743 shares of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting as a single class, entitled to vote at the Equitrans Special Meeting is necessary to constitute a quorum.
Vote Required
Approval of each of the three proposals to be presented at the Equitrans Special Meeting requires the affirmative vote of a majority of the votes cast on each such proposal by Equitrans shareholders. Abstentions are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast under Pennsylvania law and the Equitrans Bylaws. As such, assuming a quorum is present at the Equitrans Special Meeting, abstentions will not affect the results of the votes on the proposals to be presented at the Equitrans Special Meeting.
Abstentions and Broker Non-Votes
An abstention occurs when a shareholder attends a meeting, either in person (virtually) or by proxy, but abstains from voting. At the Equitrans Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Assuming a quorum is present, abstaining from voting will have no effect on the Merger Agreement Proposal, the Advisory Compensation Proposal or the Equitrans Adjournment Proposal.
If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal.
Broker non-votes occur when (i) a broker, bank or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the proposals to be considered at the Equitrans Special Meeting. Accordingly, if a beneficial owner of shares of Equitrans common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the Equitrans Special Meeting.
Failure to Vote
If you are a shareholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Equitrans Special Meeting, your shares will not be voted at the Equitrans Special Meeting, will not be counted as present in person or by proxy at the Equitrans Special Meeting, and will not be counted as present for purposes of determining whether a quorum exists.
Assuming a quorum is present, a failure to vote will have no effect on the Merger Agreement Proposal, the Advisory Compensation Proposal or the Equitrans Adjournment Proposal.
How to Vote
The Equitrans Special Meeting will be held virtually via live webcast. There will not be a physical location for the meeting, and you will not be able to attend the meeting physically in person. See “— Date, Time and Place of the Equitrans Special Meeting” for information on how to attend the virtual Equitrans Special Meeting. The virtual meeting format uses technology designed to increase shareholder access, save Equitrans and Equitrans shareholders time and money, and provide Equitrans shareholders rights similar to what they would have at an in-person meeting. In addition to online attendance, Equitrans provides shareholders with an opportunity to vote online during the meeting.
Equitrans shareholders whose shares are registered directly in their name with Equitrans’ transfer agent, Equiniti Trust Company, LLC (“EQ”) are considered the shareholder of record of those shares. The proxy materials will be sent directly to these Equitrans shareholders by Broadridge. Equitrans shareholders of record may vote their shares at the Equitrans Special Meeting or by submitting their proxy by:
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Internet:   following the instructions at the Internet site www.proxyvote.com;

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Telephone:   following the instructions for telephone voting after calling 1-800-690-6903 in the United States or from foreign countries; or

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Mail:   completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided.

If Equitrans shareholders have timely and properly submitted their proxy, clearly indicated their vote and have not revoked their proxy, then their Equitrans stock will be voted as indicated. If Equitrans shareholders have timely and properly submitted their proxy but have not clearly indicated their vote, then their Equitrans stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal.
Equitrans shareholders may also vote electronically during the virtual meeting using the 16-digit control number included on such shareholder’s proxy card. In the case of Internet or telephone voting, Equitrans shareholders should have their proxy card in hand and retain the card until such shareholder has completed the voting process. If an Equitrans shareholder votes by Internet or telephone, such shareholder does not need to return the proxy card by mail. Even if an Equitrans shareholder plans to participate in the virtual meeting, Equitrans encourages all shareholders to vote by proxy as soon as possible.
Voting Shares Held Through the Equitrans Employee Savings Plan
Equitrans shareholders whose shares are held through the Equitrans Employee Savings Plan will receive a proxy card and joint proxy statement/prospectus. Equitrans shareholders must use this proxy card to instruct the trustee to vote their shares by:
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Internet:   following the instructions at the Internet site www.proxyvote.com;

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Telephone:   following the instructions for telephone voting after calling 1-800-690-6903 in the United States or from foreign countries; or

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Mail:   completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided.

Please note that the proxy cards for the Equitrans Employee Savings Plan have an earlier return date than the proxy cards for other shareholders. Equitrans shareholders who hold shares through the Equitrans Employee Savings Plan should review their proxy card for the date by which their instructions must be received in order for their shares to be voted.
If Equitrans shareholders have timely and properly submitted their proxy, clearly indicated their vote and have not revoked their proxy, then their Equitrans stock will be voted as indicated. If Equitrans shareholders have timely and properly submitted their proxy but have not clearly indicated their vote, or if they have not returned their proxy card, then the trustee will vote their Equitrans stock in proportion to the way other plan participants vote their shares.
Voting Restricted Shares Held Through the Equitrans LTIP
Equitrans shareholders whose shares are held through the Equitrans LTIP will receive a proxy card and joint proxy statement/prospectus. Equitrans shareholders must use this proxy card to instruct the Equitrans LTIP administrator to vote their restricted shares held in the plan. Equitrans shareholders may instruct the administrator to vote their shares by:
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Internet:   following the instructions at the Internet site www.proxyvote.com;

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Telephone:   following the instructions for telephone voting after calling 1-800-690-6903 in the United States or from foreign countries; or

•
Mail:   completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided.

Please note that the proxy cards for the Equitrans LTIP have an earlier return date than the proxy cards for other shareholders. Equitrans shareholders who hold restricted shares through the Equitrans LTIP should review their proxy card for the date by which their instructions must be received in order for their restricted shares to be voted.
If Equitrans shareholders have timely and properly submitted their proxy, clearly indicated their vote and have not revoked their proxy, then their Equitrans stock will be voted as indicated. If Equitrans shareholders have timely and properly submitted their proxy but have not clearly indicated their vote, then their Equitrans stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal. If Equitrans shareholders have not submitted their proxy, their shares will not be voted.
Voting Shares Held in Street Name
If Equitrans stock is held in “street name” in a stock brokerage account or by a broker, bank or other nominee, the Equitrans shareholder must provide the record holder of their Equitrans stock with instructions on how to vote their shares. Please follow the voting instructions provided by the broker, bank or other nominee. Please note that Equitrans shareholders may not vote Equitrans stock held in street name by returning a proxy card directly to Equitrans. Equitrans shareholders may vote electronically during the Equitrans Special Meeting using the 16-digit control number provided by their bank, broker or other nominee. The broker, bank or other nominee is obligated to provide Equitrans shareholders with a voting instruction card for shareholders to use.
Revocation of Proxies
If you are an Equitrans shareholder of record, you may revoke your proxy before polls are closed at the Equitrans Special Meeting by:
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voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy;

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sending a written notice of revocation to Equitrans at 2200 Energy Drive, Canonsburg, Pennsylvania 15317, Attention: Corporate Secretary, which must be received before the polls are closed at the Equitrans Special Meeting; or

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attending the Equitrans Special Meeting and voting online during the meeting. Attendance at the Equitrans Special Meeting alone is not sufficient to revoke a prior properly submitted proxy card. To revoke your prior proxy card, you must also vote online during the Equitrans Special Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or other nominee or holder of record.
Tabulation of Votes; Judges of Election
The votes at the Equitrans Special Meeting will be tabulated and certified by one judge of election engaged through Broadridge.
Solicitation of Proxies
The Equitrans Board is soliciting Equitrans shareholders’ proxies in connection with the Equitrans Special Meeting, and Equitrans will bear the cost of soliciting such proxies. Equitrans has retained Morrow Sodali LLC as proxy solicitor to assist with the solicitation of proxies in connection with the Equitrans Special Meeting. Equitrans estimates it will pay Morrow Sodali LLC an estimated fee of $25,000, plus (i) a $15,000 fee for a successful vote at the Equitrans Special Meeting and (ii) reasonable out-of-pocket expenses.
Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Equitrans common stock or Equitrans preferred stock, in which case these parties will be reimbursed by Equitrans for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of Equitrans’ directors, officers and other employees, without additional compensation. Equitrans shareholders may also be solicited by press releases issued by Equitrans and/or EQT, postings on Equitrans’ or EQT’s websites and advertisements in periodicals.
Equitrans and EQT will bear equally the cost of filing, printing and mailing this joint proxy statement/prospectus.
Adjournments
The Equitrans Special Meeting may be adjourned in the absence of a quorum by the affirmative vote of a majority of the votes cast on the Equitrans Adjournment Proposal by holders of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting as a single class.
Even if a quorum is present, the Equitrans Special Meeting could be adjourned in order to provide more time to solicit additional votes or proxies in favor of approval of the Merger Agreement Proposal if a majority of votes are cast in favor of the Equitrans Adjournment Proposal. If after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the Equitrans Special Meeting.

Dissenters’ Rights
Holders of Equitrans common stock are not entitled to dissenters’ rights in connection with the Merger. Holders of Equitrans preferred stock are entitled to dissenters’ rights in connection with the Merger under Subchapter D of Chapter 15 of the PBCL, provided they meet the requirements and follow the procedures set forth in Subchapter D of Chapter 15 of the PBCL. Holders of Equitrans preferred stock that do not vote for approval of the Merger Agreement will have the right to dissent from the Merger and obtain payment in cash for the fair value of their shares of Equitrans preferred stock, unless Equitrans has purchased and redeemed all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger in accordance with the applicable redemption provisions contained in the Equitrans Articles and as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock.” For further information relating to dissenters’ rights, see the sections in this joint proxy statement/prospectus titled “The Merger — Dissenters’ Rights,” “Dissenters’ Rights” and Annex F to this joint proxy statement/prospectus.
Other Matters
At this time, Equitrans knows of no other matters to be submitted at the Equitrans Special Meeting.
Questions and Additional Information
Equitrans shareholders may contact Equitrans’ proxy solicitor, Morrow Sodali LLC, with any questions about the proposals or how to vote or to request additional copies of any materials at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Shareholders may call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400

EQUITRANS PROPOSAL 1 — THE MERGER AGREEMENT PROPOSAL
This joint proxy statement/prospectus is being furnished to Equitrans shareholders as part of the solicitation of proxies by the Equitrans Board for use at the Equitrans Special Meeting to consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the Transactions, including the Merger.
The Equitrans Board, after due and careful discussion and consideration, unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are in the best interests of Equitrans and its shareholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger, (iv) resolved to recommend adoption of the Merger Agreement by the shareholders of Equitrans and (v) directed that the Merger Agreement and the consummation of the Transactions, including the Merger, be submitted to a vote at a meeting of Equitrans shareholders.
The Equitrans Board, accordingly, unanimously recommends that Equitrans shareholders vote “FOR” the Merger Agreement Proposal, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus titled “The Merger” and “The Merger Agreement” and as attached as Annex A to this joint proxy statement/prospectus.
Approval of the Merger Agreement Proposal is a condition to completion of the Merger.
Required Vote of Shareholders
Assuming a quorum is present, approval of the Merger Agreement Proposal requires the affirmative vote of a majority of the votes cast by holders of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting as a single class, entitled to vote on the Merger Agreement Proposal as of the Equitrans Record Date.
Assuming a quorum is present, a failure to vote or an abstention will have no effect on the Merger Agreement Proposal.
THE EQUITRANS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE MERGER AGREEMENT PROPOSAL.

EQUITRANS PROPOSAL 2 — ADVISORY COMPENSATION PROPOSAL
This joint proxy statement/prospectus is being furnished to Equitrans shareholders as part of the solicitation of proxies by the Equitrans Board for use at the Equitrans Special Meeting to consider and vote upon the Advisory Compensation Proposal. As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Equitrans is required to provide its shareholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Equitrans’ named executive officers that is based on or otherwise relates to the Merger, as described in the section titled “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Equitrans’ Named Executive Officers” beginning on page 130.
Accordingly, Equitrans shareholders are being provided the opportunity to cast an advisory vote on such payments.
As an advisory vote, this proposal is not binding upon Equitrans, or the Equitrans Board, or EQT, or the EQT Board, and approval of this proposal is not a condition to completion of the Merger and is a vote separate and apart from the vote to approve the Merger Agreement Proposal. Accordingly, an Equitrans shareholder may vote to approve the Advisory Compensation Proposal and vote not to approve the Merger Agreement Proposal and vice versa. Because the executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with Equitrans’ named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, only if the Merger Agreement Proposal is approved (subject only to the contractual conditions applicable thereto). However, Equitrans seeks the support of its shareholders and believes that shareholder support is appropriate because Equitrans has a comprehensive executive compensation program designed to link the compensation of the executives of Equitrans with Equitrans’ performance and the interests of Equitrans shareholders.
Accordingly, Equitrans shareholders are being asked to vote on the following resolution:
RESOLVED, that the shareholders of Equitrans Midstream Corporation approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Equitrans Midstream Corporation that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Equitrans’ Named Executive Officers,” in the joint proxy statement/prospectus of Equitrans Midstream Corporation with respect to the special meeting of shareholders to be held on July 18, 2024.
The Equitrans Board unanimously recommends that Equitrans shareholders vote “FOR” the Advisory Compensation Proposal.
Required Vote of Shareholders
Assuming a quorum is present, approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the votes cast by holders of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting as a single class, entitled to vote on the Advisory Compensation Proposal as of the Equitrans Record Date.
Assuming a quorum is present, a failure to vote or an abstention will have no effect on the Advisory Compensation Proposal.
THE EQUITRANS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE ADVISORY COMPENSATION PROPOSAL.

EQUITRANS PROPOSAL 3 — THE EQUITRANS ADJOURNMENT PROPOSAL
This joint proxy statement/prospectus is being furnished to Equitrans shareholders as part of the solicitation of proxies by the Equitrans Board for use at the Equitrans Special Meeting to consider and vote upon a proposal to approve one or more adjournments of the Equitrans Special Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Merger Agreement Proposal.
The Equitrans Adjournment Proposal will only be presented at the Equitrans Special Meeting if there are not sufficient votes to approve the Merger Agreement Proposal. If the Equitrans Adjournment Proposal is presented at the Equitrans Special Meeting and is not approved, the chair of the Equitrans Special Meeting will not be able to adjourn the Equitrans Special Meeting to a later date.
If Equitrans shareholders approve the Equitrans Adjournment Proposal, the chair of the Equitrans Special Meeting, at the direction of the Equitrans Board, could adjourn the Equitrans Special Meeting (including any adjourned session of the Equitrans Special Meeting), and use the additional time to solicit additional votes or proxies to approve the Merger Agreement Proposal. The Equitrans Special Meeting may be adjourned in the absence of a quorum by the affirmative vote of a majority of the votes cast on the Equitrans Adjournment Proposal by holders of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting as a single class. Even if a quorum is present, the Equitrans Special Meeting could be adjourned in order to provide more time to solicit additional votes or proxies in favor of approval of the Merger Agreement Proposal if a majority of votes are cast in favor of the Equitrans Adjournment Proposal. Among other things, approval of the Equitrans Adjournment Proposal could mean that, even if Equitrans had received proxies representing a sufficient number of votes to defeat the Merger Agreement Proposal, Equitrans could adjourn the Equitrans Special Meeting without a vote on the Merger Agreement Proposal and seek to convince Equitrans shareholders to change their proxies in favor of the Merger Agreement Proposal.
If the Equitrans Special Meeting is adjourned, no notice of the adjourned meeting is required to be given to Equitrans shareholders, other than an announcement at the Equitrans Special Meeting of the time and place to which the Equitrans Special Meeting is adjourned. If after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the Equitrans Special Meeting. If the Equitrans Special Meeting is adjourned, Equitrans shareholders who have already submitted their proxies will be able to revoke them at any time before their use.
The Equitrans Board unanimously recommends that Equitrans shareholders vote “FOR” the Equitrans Adjournment Proposal.
Required Vote of Shareholders
Regardless of whether a quorum is present, approval of the Equitrans Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Equitrans common stock and Equitrans preferred stock (on an as-converted basis as of the Equitrans Record Date), voting as a single class, entitled to vote on the Equitrans Adjournment Proposal as of the Equitrans Record Date.
Regardless of whether a quorum is present, a failure to vote or an abstention will have no effect on the Equitrans Adjournment Proposal.
THE EQUITRANS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE EQUITRANS ADJOURNMENT PROPOSAL.

THE MERGER
This section of the joint proxy statement/prospectus describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, including the full text of the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the proposed Merger and the Transactions.
Parties to the Merger
EQT Corporation
EQT is a natural gas production company with operations focused in the Appalachian Basin. As of December 31, 2023, EQT had 27.6 Tcfe of proved natural gas, NGLs and oil reserves across approximately 2.1 million gross acres, and, based on average daily sales volume, EQT was the largest producer of natural gas in the United States.
EQT is dedicated to responsibly developing its world-class asset base and being the operator of choice for its stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, EQT seeks to continuously improve the way it produces environmentally responsible, reliable and low-cost energy.
EQT is a Pennsylvania corporation, and its common stock is listed and traded on the NYSE under the symbol “EQT.” EQT’s principal executive office is located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania, and its telephone number at that location is (412) 553-5700.
Additional information about EQT and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Humpty Merger Sub Inc.
Merger Sub, an indirect wholly owned subsidiary of EQT, is a Delaware corporation formed on March 8, 2024 for the purpose of effecting the First Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Equitrans, with Equitrans surviving as an indirect wholly owned subsidiary of EQT. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.
Humpty Merger Sub LLC
LLC Sub, an indirect wholly owned subsidiary of EQT, is a Delaware limited liability company formed on March 8, 2024 for the purpose of effecting the Second Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will merge with and into LLC Sub, with LLC Sub surviving as an indirect wholly owned subsidiary of EQT. LLC Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.
Equitrans Midstream Corporation
Equitrans is a corporation incorporated under the laws of the Commonwealth of Pennsylvania. Equitrans common stock is listed on the NYSE under the trading symbol “ETRN.” To Equitrans’ knowledge, the Equitrans preferred stock is not listed on any securities exchange and is currently traded in the over-the-counter market.
Equitrans’ strategically located assets overlay core acreage in the Appalachian Basin. The location of Equitrans’ assets allows its producer customers to access major demand markets in the United States. Equitrans is one of the largest natural gas gatherers in the United States.

Equitrans’ principal executive offices are located at 2200 Energy Drive, Canonsburg, Pennsylvania 15317, and its telephone number is (724) 271-7600.
Additional information about Equitrans and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Transaction Structure
Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Equitrans, with Equitrans surviving as an indirect wholly owned subsidiary of EQT, and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will be merged with and into LLC Sub, with LLC Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT.
At the Effective Time, each share of Equitrans common stock that is issued and outstanding immediately prior to the Effective Time (and that is not an Excluded Share) will be converted automatically into the right to receive 0.3504 of a share of EQT common stock, with cash to be paid in lieu of fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger. Following the Merger, Equitrans common stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.
Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, EQT may direct Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger in accordance with the applicable redemption provisions contained in the Equitrans Articles; provided, however, that Equitrans will have no obligation to purchase and redeem the Equitrans preferred stock at the direction of EQT unless EQT has deposited sufficient funds to effect such purchase and redemption. To the extent EQT does not direct Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger, each Equitrans preferred shareholder will have the right to submit an election form with respect to all, but not less than all, of its shares of Equitrans preferred stock, electing to do any of the following, in each case in accordance with the Equitrans Articles and the procedures set forth in the Merger Agreement: (a) convert its shares of Equitrans preferred stock into shares of Equitrans common stock at the then applicable Conversion Rate (as defined in the Equitrans Articles); (b) require Equitrans to use commercially reasonably efforts to cause the conversion of its shares of Equitrans preferred stock into Substantially Equivalent Securities (as defined in the Equitrans Articles) or, if applicable, MOIC Shares (as defined in the Equitrans Articles); or (c) have its shares of Equitrans preferred stock redeemed in exchange for cash and/or Equitrans common stock, at the sole discretion of Equitrans, at a price per share of Equitrans preferred stock equal to 101% of the sum of (i) $19.99 plus (ii) accrued and unpaid dividends to, but not including, the date of such redemption. As a result, the interests of holders of Equitrans preferred stock may differ from those of holders of Equitrans common stock. See “The Merger Agreement — Treatment of Equitrans Preferred Stock.”
Background of the Merger
The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Equitrans and EQT. The following is a summary of the material events leading up to the signing of the Merger Agreement and key meetings, negotiations, discussions and actions among Equitrans, EQT and their respective advisors that preceded the public announcement of the transaction; it does not purport to catalogue every conversation or interaction among representatives of Equitrans, EQT and other parties.
As part of EQT’s ongoing and ordinary course strategic planning process, the EQT Board, together with its senior management team, regularly reviews and assesses EQT’s long-term strategic plans and goals, opportunities, overall industry trends and peer set, the competitive environment in which EQT operates and EQT’s short- and long-term performance. As part of these reviews, the EQT Board, with the assistance of the senior management team and EQT’s advisors, including its financial advisor, Guggenheim Securities, and its outside legal counsel, Kirkland & Ellis LLP (“Kirkland”), considers whether various strategic actions, including business combination transactions, would be in the best interests of EQT and would enhance value for EQT shareholders. As part of these assessments, EQT senior management had from time to time, in consultation with, and based on direction from the EQT Board, contacted potential financial and strategic counterparties, including the initial limited discussions with Equitrans’ senior management in the second quarter of 2022 discussed below.
The Equitrans Board and Equitrans senior management in the ordinary course regularly evaluate trends and conditions affecting Equitrans and/or the natural gas industry; Equitrans’ business, competitive position and growth prospects; and Equitrans’ overall long-term strategic, operational and financial goals and ability to enhance shareholder value. In connection with such evaluations, the Equitrans Board and Equitrans senior management also review and assess potential strategic alternatives potentially available to Equitrans, including mergers, acquisitions, divestitures, financings and joint ventures, and the potential likelihood, benefits and risks associated with such transactions. As part of these assessments, Equitrans senior management has had contacts from time to time with potential financial and strategic counterparties, including other public and private companies operating in the upstream and midstream energy sectors, as well as periodic discussions regarding trends and conditions in the natural gas industry and potential strategic opportunities with Equitrans’ financial advisors, Barclays and Citi, and Equitrans’ outside legal counsel, Latham & Watkins LLP (“Latham”). The Equitrans Board has been provided with regular updates regarding these interactions.
On June 7, 2021, Thomas Karam, then the Chairman and Chief Executive Officer (“CEO”) of Equitrans, received an unsolicited telephone call from the CEO of a publicly traded midstream company (“Party A”) to discuss whether Equitrans would be interested in a future potential strategic transaction with Party A. During the meeting, Mr. Karam indicated that Equitrans would be unlikely to pursue a future strategic transaction that did not reflect a premium to its current trading price or that applied a discount to the valuation of the Mountain Valley Pipeline Facilities. Mr. Karam subsequently informed the members of the Equitrans Board of the contact with the CEO of Party A.
On June 30, 2021, the CEO of Party A indicated to Mr. Karam that Party A was continuing to analyze a potential strategic transaction with Equitrans.
On July 22, 2021, the CEO of Party A and Mr. Karam held a follow-up telephonic meeting during which the CEO of Party A acknowledged that Party A was not prepared to engage in further discussions regarding a potential strategic transaction with Equitrans at that time in light of uncertainties relating to timing of the completion of the Mountain Valley Pipeline Facilities. On that basis, Mr. Karam indicated to the CEO of Party A that Equitrans would focus on executing its standalone growth strategy at such time.
On July 23, 2021, the Equitrans Board held a meeting via videoconference attended by Equitrans senior management. During the meeting, among other matters discussed, Mr. Karam further discussed with the Equitrans Board his conversations with the CEO of Party A, including Mr. Karam’s response to the CEO of Party A, which response the Equitrans Board supported.
Throughout the remainder of 2021 and the first quarter of 2022, the Equitrans Board convened for its regularly scheduled meetings, together with members of Equitrans senior management team in attendance. At these meetings, the members of Equitrans’ Board continued to review and assess Equitrans’ strategic positioning.
On April 20, 2022, the EQT Board convened for its regularly scheduled meeting in Pittsburgh, Pennsylvania, together with members of EQT’s senior management team in attendance. At the meeting, the EQT Board received a presentation from EQT’s senior management team regarding potential benefits of a potential transaction involving the acquisition of Equitrans’ water business. At this meeting, the EQT Board authorized the senior management team to pursue negotiations with Equitrans in connection with such potential transaction. In the weeks following the EQT Board meeting, the EQT senior management team conducted preliminary due diligence regarding Equitrans and certain of its assets based on information available to EQT in the ordinary course of its operations.
On June 1, 2022, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management. During the meeting, Mr. Karam discussed with the Equitrans Board that Equitrans senior management anticipated presenting Equitrans’ long-term forecast to the Equitrans Board.

On July 5, 2022, Toby Rice, CEO of EQT, contacted Mr. Karam, inquiring about Equitrans’ potential interest in a sale of its water business to EQT. During this discussion, Mr. Karam indicated that Equitrans was not interested in pursuing such a sale at that time. No further discussions occurred between EQT and Equitrans regarding a potential strategic transaction until the discussions in 2023 described below.
Throughout the remainder of 2022 and first half of 2023, the EQT Board convened for its regularly scheduled meetings, together with members of EQT’s senior management team in attendance. At these meetings, the members of the EQT Board continued to assess potential opportunities for strategic transactions, including business combination transactions.
On July 21, 2022, the Equitrans Board held a meeting via videoconference attended by Equitrans senior management. During the meeting, Equitrans senior management discussed with the Equitrans Board, among other matters, Equitrans’ long-term financial forecast scenarios and sensitivities developed by Equitrans senior management and certain factors relevant to Equitrans’ strategic outlook and positioning, including takeaway capacity constraints, the midstream industry trend towards de-levering, Equitrans’ leverage and continued uncertainty in the capital markets regarding the Mountain Valley Pipeline Facilities. The Equitrans Board and Equitrans senior management discussed potential financing and strategic alternatives for Equitrans, including, in the event of further delays to the construction of the Mountain Valley Pipeline Facilities, the possibility of pursuing a strategic transaction to optimize the opportunity for shareholder value. The Equitrans Board requested that Equitrans senior management continue to refine its financial forecasts and sensitivities and prepare a financial model to enable the Equitrans Board to further consider Equitrans’ strategic positioning.
On July 27, 2022, U.S. Senator Joseph Manchin announced that he had reached an agreement with Senate Majority Leader Charles Schumer to vote on the Inflation Reduction Act of 2022. On August 1, 2022, an outline of the agreement between Senators Manchin and Schumer was released publicly. The outline included a commitment to take actions necessary to permit the completion of the Mountain Valley Pipeline Facilities.
On August 10, 2022, the CEO of Party A and Mr. Karam met telephonically at the request of the CEO of Party A. During the meeting, the CEO of Party A expressed Party A’s continued interest in exploring a strategic transaction with Equitrans in light of the potential legislative developments regarding the Mountain Valley Pipeline Facilities. Mr. Karam conveyed that the Equitrans Board had developed views on Equitrans’ value, and any discussions would be contingent on Party A providing an attractive indication of interest. Mr. Karam and the CEO of Party A discussed, among other things, the possibility of the parties entering into a nondisclosure agreement at a future date. Mr. Karam indicated that the Equitrans Board was scheduled to meet later in August 2022 and would discuss Party A’s interest and the possibility of entering into a nondisclosure agreement.
Subsequent to his conversation with the CEO of Party A, Mr. Karam and other members of Equitrans senior management updated Robert Vagt, lead independent director of the Equitrans Board, on the meeting with Party A.
On August 26, 2022, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management to discuss, among other matters, the outreach from Party A regarding a potential strategic transaction, and updated long-term illustrative financial forecasts prepared by Equitrans senior management. After discussion relating to the potential benefits to Equitrans shareholders of a change of control transaction, including that such a transaction would reduce execution risk associated with a standalone growth strategy and would also accelerate shareholder value realization, the Equitrans Board authorized Equitrans senior management to respond to Party A’s outreach, negotiate and enter into a nondisclosure agreement with Party A, instruct Latham to meet with Party A’s outside counsel regarding certain due diligence matters, and, depending on the results of those counsel-to-counsel discussions and assuming continued favorable developments regarding the Mountain Valley Pipeline Facilities, provide other due diligence materials to Party A, in each case, with the intent of obtaining an initial proposal from Party A that the Equitrans Board could consider at its meeting in October 2022.
On August 29, 2022, Mr. Karam met telephonically with the CEO of Party A. Consistent with the directives of the Equitrans Board, Mr. Karam conveyed that Equitrans would be willing to enter into a nondisclosure agreement with Party A so that the parties could conduct reciprocal due diligence and discuss potential transaction terms. In addition, Mr. Karam and the CEO of Party A discussed certain due diligence matters and Mr. Karam outlined certain potential next steps, including that Party A submit an indication of interest for a strategic transaction between the companies on or before October 24, 2022. Mr. Karam noted to the CEO of Party A that any proposal from Party A should reflect an undiscounted value with respect to the Mountain Valley Pipeline Facilities, and that the Equitrans Board was not interested in engaging in prolonged discussions if Party A’s proposal would not create sufficient value for Equitrans’ shareholders. Later that day, Party A’s general counsel and Stephen Moore, then Equitrans’ Senior Vice President and General Counsel, met telephonically to discuss the terms of a nondisclosure agreement and certain due diligence matters.
On August 31, 2022, a representative of Equitrans distributed an initial draft of a nondisclosure agreement to a representative of Party A. On September 15, 2022, Equitrans and Party A executed a mutual nondisclosure agreement that included, among other provisions, a standstill provision that terminated upon execution of the Merger Agreement.
During the second half of September 2022, representatives of Equitrans and Latham discussed various due diligence matters with representatives of Party A and its outside counsel.
On September 21, 2022, Senator Manchin released the Energy Independence and Security Act of 2022, the comprehensive permitting reform text intended to be included as part of the Continuing Resolution, which included authorizations of approvals necessary to complete the construction of the Mountain Valley Pipeline Facilities.
On September 27, 2022, Senator Manchin withdrew the Energy Independence and Security Act of 2022 from consideration.
During the remainder of 2022, representatives of Equitrans senior management and Party A’s management held telephonic meetings periodically to discuss, among other matters, the prospects of federal energy permitting reform legislation and other due diligence matters.
During the first quarter of 2023 and into April 2023, Equitrans senior management continued to evaluate Equitrans’ strategic positioning, noting, among other things, declines in the market price of Equitrans common stock, including relative to certain other natural gas midstream industry participants, Equitrans’ leverage level, uncertainty regarding the Mountain Valley Pipeline Facilities, Equitrans’ common stock dividend, factors relevant to realizing certain natural gas volume growth, and Equitrans’ gathering rate profile. As part of that evaluation, Equitrans senior management worked to develop and outline potential strategic options for Equitrans (in addition to preserving the status quo) to present to the Equitrans Board at its April 24, 2023 meeting. Equitrans senior management discussed, among other strategic options, recapitalizing Equitrans through the sale of an interest in certain of assets to a third-party infrastructure investor in a joint venture structure, or undertaking a merger of equals transaction or change of control transaction. During this period, Equitrans senior management kept members of the Equitrans Board apprised of its ongoing evaluation.
In furtherance of such efforts to evaluate potential strategic options, on April 4, 2023, Mr. Karam, at his request, met telephonically with a representative of an investment fund (“Party B”) to discuss Party B’s perspectives on potential financing or strategic opportunities for Equitrans, including with a portfolio company of Party B, and the natural gas midstream sector landscape generally.
On April 5, 2023, Mr. Karam met telephonically with a representative of an asset management firm (“Party C”) to discuss, among other matters, potential capital raising opportunities for Equitrans.
On April 12, 2023, Messrs. Karam and Moore, at their request, met with the CEO of a publicly traded midstream company (“Party D”), to discuss a potential strategic transaction between Equitrans and Party D. The parties agreed to meet again the following week. Also on that day, Messrs. Karam and Moore, at their request, met with a representative of an asset manager (“Party E”) to discuss potential strategic transactions involving businesses owned or controlled by Party E.

On April 14, 2023, at the request of the General Counsel of Party A, the General Counsel of Party A and Mr. Moore met telephonically and discussed, among other matters, the prospects of federal energy permitting reform legislation and the climate for deal making in the natural gas midstream sector.
In addition, on April 19, 2023, Mr. Karam and Diana Charletta, then the President and Chief Operating Officer of Equitrans, met with representatives of Party B. During the meeting, Party B expressed interest in potential strategic transactions with Equitrans, such as potential joint venture opportunities, but not a strategic transaction involving a portfolio company of Party B.
Also on April 19, 2023, Equitrans and Party D entered into a mutual nondisclosure agreement that did not include a standstill provision. Also on that date, Equitrans and Party E entered into a mutual nondisclosure agreement that did not include a standstill provision.
On April 20, 2023, Mr. Karam and other members of Equitrans senior management met with representatives of Party C to discuss potential strategic opportunities, potential capital raising opportunities for Equitrans and the natural gas midstream sector landscape generally.
On April 20, 2023, Equitrans entered into an extension of a previous mutual nondisclosure agreement with Party B. The mutual nondisclosure agreement with Party B did not include a standstill provision. Equitrans and Party B did not subsequently engage in discussions regarding a potential strategic transaction.
On April 21, 2023, at the request of the CEO of Party A, Mr. Karam and the CEO of Party A met telephonically. During the meeting, the CEO of Party A expressed renewed interest in a potential strategic transaction with Equitrans, and indicated that the CEO intended to solicit the approval of the board of directors of Party A for Party A to engage with Equitrans in that regard. Mr. Karam reiterated to the CEO of Party A the Equitrans Board’s view that any proposal to acquire Equitrans must provide fair value for Equitrans’ existing business and should not apply a discount to the value associated with the Mountain Valley Pipeline Facilities. The parties discussed high-level transaction matters, including the utilization of a potential structure to enable Equitrans shareholders to potentially maximize value for the Mountain Valley Pipeline Facilities given that they were not then in-service. Mr. Karam indicated he would seek authority from the Equitrans Board to engage with Party A in exploring a potential strategic transaction, along with authority to pursue other potential strategic options. The CEO of Party A indicated that Party A would follow up with Equitrans following Party A’s upcoming board meeting.
Also on April 21, 2023, Mr. Karam met with the CEO of Party D and a representative of a significant investor in Party D to further discuss the possibility of a strategic transaction between Equitrans and Party D.
On April 24, 2023, the Equitrans Board held a meeting via videoconference attended by Equitrans senior management to discuss, among other matters, Equitrans’ strategic positioning, management’s long-term financial forecast and certain other strategic matters. During the meeting, Equitrans senior management and the Equitrans Board discussed Equitrans’ positioning and various potential strategic options for Equitrans, including the possibility of seeking strategic investments in certain assets of Equitrans or a transaction with Party A or Party D. In connection with such discussion, Mr. Karam updated the Equitrans Board regarding Party A’s outreach to Mr. Karam on April 21, 2023. Following discussion, the Equitrans Board expressed its support for Equitrans senior management to further evaluate the various strategic alternatives potentially available to Equitrans. In addition, the Equitrans Board expressed its support for formally engaging Barclays and Citi to provide financial advisory services in connection with such evaluation and potential transaction given, among other reasons, their respective reputations, experience and familiarity with Equitrans and its business.
On April 26, 2023, the CEO of Party A called Mr. Karam to convey that Party A’s board of directors formally had approved Party A to engage with Equitrans on a potential strategic transaction. Mr. Karam and the CEO of Party A discussed high-level transaction matters, including certain due diligence items, potential forms of consideration and timing for a transaction between the parties. Mr. Karam also indicated to the CEO of Party A that Equitrans expected to engage with other potential bidders in connection with the negotiation of a potential strategic transaction.
From late April through early May 2023, Mr. Moore and the General Counsel of Party A met telephonically on a number of occasions to discuss various due diligence and process matters.

Throughout May 2023, representatives of Equitrans provided certain due diligence materials to representatives of Party A, Party D and Party E in response to due diligence requests from those parties. During this time, representatives of Equitrans also discussed due diligence matters with representatives of Party A, and addressed due diligence-related questions from Party D and Party E.
On May 3, 2023, Messrs. Karam and Moore met with representatives of Party E to discuss the possibility of Party E strategically investing in certain assets of Equitrans and other strategic transaction opportunities. Party E described its interest in acquiring only certain of Equitrans’ assets given its larger business strategy. Messrs. Karam and Moore understood Party E not to be interested in acquiring Equitrans’ other assets. Party E indicated that it would await additional information from Equitrans before engaging further.
On May 16, 2023, representatives of Equitrans informed the Equitrans Board of an existing arrangement between Barclays and Party D pursuant to which Barclays was providing advisory services to Party D in connection with certain transactions involving Party D. On May 18, 2023, at the request of Barclays, Equitrans and the Equitrans Board consented to (i) Barclays providing financial advisory services to Party D in connection with certain transactions involving Party D while Barclays concurrently provided services to Equitrans, (ii) personnel of Barclays who are responsible for Barclays’ relationship with Equitrans also providing financial advisory services to Party D in connection with certain transactions involving Party D while such Barclays personnel were also providing services to Equitrans and (iii) to the maximum extent permitted by law, the waiver of any claims by or on behalf of Equitrans and the Equitrans Board for conflicts of interest in connection with or arising out of Barclays providing financial advisory services to Party D in connection with certain transactions involving Party D.
On May 17, 2023, representatives of Barclays provided the Equitrans Board with customary relationship disclosures regarding Barclays’ relationships with Equitrans, Party A and certain other parties during the period from January 1, 2021 through the date thereof, and on this basis it was determined that there were no conflicts of interest that would affect the ability of Barclays to serve as a financial advisor to Equitrans.
On May 18, 2023, representatives of Citi provided the Equitrans Board with information regarding Citi’s material investment banking relationships with Equitrans and certain other parties during the prior approximately two-year period, and on this basis it was determined that there were no conflicts of interest that would affect the ability of Citi to serve as a financial advisor to Equitrans.
On May 18, 2023, Mr. Moore and the General Counsel of Party A met telephonically. The General Counsel of Party A indicated that Party A intended to deliver an indication of interest to Equitrans by May 26, 2023. The parties also discussed the prospects of federal energy permitting reform legislation. Mr. Moore and the General Counsel of Party A spoke again the next day, and the General Counsel of Party A again indicated Party A’s intention to submit an indication of interest to Equitrans and Mr. Moore indicated that Equitrans would review the indication from Party A and if the Equitrans Board found Party A’s proposal compelling, consider next steps with respect to Party A, which would include a market check.
On May 23, 2023, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management, along with representatives from Latham, Barclays and Citi. Latham discussed the directors’ fiduciary duties. Representatives of Barclays discussed then-recent developments in the midstream sector generally and certain benefits that come from increased size and scale within the midstream industry, and Equitrans senior management provided perspectives on how Equitrans’ divergence from certain comparable companies in terms of Equitrans’ implied financial multiples and cost of debt was indicative of the increasing need to further consider Equitrans’ strategic positioning. Representatives from Barclays, with input from Equitrans senior management, also discussed management’s long-term financial forecast and certain strategic matters. In connection with such discussion, representatives of Barclays also reviewed certain forms of consideration to recognize value from Mountain Valley Pipeline Facilities in-service in connection with a change of control transaction. In addition, Citi discussed with the Equitrans Board the potential for divesting certain Equitrans assets should the Mountain Valley Pipeline Facilities be delayed longer term.
On May 24, 2023, the General Counsel of Party A indicated to Mr. Moore that the CEO of Party A planned to contact Mr. Karam on May 30, 2023 regarding the possibility of Party A providing an indication of interest to Equitrans on May 31, 2023.

On May 25, 2023, Equitrans senior management provided the Equitrans Board with information from Barclays and Citi regarding certain forms of consideration in change of control transactions to address concerns regarding a value discount being ascribed to the Mountain Valley Pipeline Facilities prior to being placed into service.
On May 26, 2023, the CEO of Party A contacted Mr. Karam and they met telephonically, during which the CEO of Party A indicated that Party A would deliver an indication of interest to Equitrans on June 1, 2023.
On May 28, 2023, President Biden and Speaker of the House of Representatives Kevin McCarthy announced an agreement to suspend the debt ceiling. The announcement also included the Fiscal Responsibility Act of 2023 (the “FRA”), which, among other things, included provisions that ratified and approved all permits and authorizations necessary for the construction and initial operation of the Mountain Valley Pipeline Facilities, directed the applicable federal officials and agencies to maintain such authorizations, required the Secretary of the Army to issue not later than June 24, 2023 all permits or verifications necessary to complete construction of the Mountain Valley Pipeline Facilities and allow for the Mountain Valley Pipeline Facilities’ operation and maintenance, and divested courts of jurisdiction to review agency actions on approvals necessary for Mountain Valley Pipeline Facilities construction and initial operation. This legislative action removed several regulatory hurdles that had limited progress towards the Mountain Valley Pipeline Facilities’ completion, with the effect of making Equitrans a more valuable target to the broader energy and midstream industry given clearer line of sight on future cash flows from the Mountain Valley Pipeline Facilities.
On June 1, 2023, the CEO of Party A informed Mr. Karam that Party A intended to update its draft indication of interest in light of recent legislative developments relating to the Mountain Valley Pipeline Facilities.
Also on June 1, 2023, at the request of Equitrans senior management, representatives of Barclays met telephonically with the Chief Financial Officer of Party D. The Chief Financial Officer of Party D stated that Party D remained interested in a strategic transaction with Equitrans but was not prepared to further engage in discussions at that time in light of perceived uncertainties relating to the completion of the Mountain Valley Pipeline Facilities, and the potential impact of enactment of the FRA on Equitrans.
On June 3, 2023, President Biden signed into law the FRA.
On June 8, 2023, Mr. Moore responded to an inquiry from Party E by relaying that, in light of the enactment of the FRA, Equitrans was no longer considering a defensive strategic investment of the type discussed with Party E at that time, but that Equitrans may contact Party E should Equitrans have the opportunity to pursue an acquisition of additional interests in the Mountain Valley Pipeline Facilities in the future.
On June 9, 2023, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management to discuss, among other items, management’s long-term financial forecast and certain strategic matters. The Equitrans Board discussed the beneficial impact of the FRA on Equitrans’ strategic outlook (specifically relating to the construction and permitting of the Mountain Valley Pipeline Facilities). Equitrans’ focus on the safe construction of the Mountain Valley Pipeline Facilities, and Equitrans considering, as its business circumstances continued to evolve, opportunities that presented the strongest case for potential value creation, including further exploration of strategic alternatives. After discussion, the Equitrans Board indicated its support for Equitrans senior management further exploring strategic alternatives for Equitrans.
On June 20, 2023, Party A delivered to Equitrans a written non-binding indication of interest pursuant to which Party A would acquire Equitrans in an all-stock transaction at a price of $10.83 per share, representing a 15% premium to Equitrans’ 10-day volume weighted average share price as of June 20, 2023. The next day, the CEO of Party A contacted Mr. Karam to schedule a time to discuss Party A’s indication of interest.
Also on June 21, 2023, Messrs. Karam, Moore and Vagt had a telephonic meeting to discuss Party A’s indication of interest.

On June 22, 2023, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management to discuss, among other matters, the indication of interest received from Party A. Equitrans senior management discussed with the Equitrans Board its preliminary evaluation of the proposal, which Equitrans senior management indicated also had been reviewed by representatives of Barclays and Citi. Equitrans senior management also discussed considerations of engaging with Party A, including Equitrans’ long-term forecast and risks, including relating to realizing certain natural gas volume growth and that there were not organic opportunities perceived as available to Equitrans that management believed would significantly, incrementally benefit Equitrans’ forecasted standalone prospects. In addition, Equitrans senior management discussed the possibility of conducting a market check in the event Equitrans engaged in substantive negotiations with Party A relating to a strategic transaction. After discussion, the Equitrans Board instructed Equitrans senior management to respond to Party A that Equitrans did not view the proposed valuation as a basis for commencing negotiations because it did not provide sufficient recognition of the value of the Mountain Valley Pipeline Facilities, but that Equitrans would be willing to continue to discuss due diligence matters and non-price-related transaction terms with Party A and its advisors. Later that day, Mr. Karam met telephonically with the CEO of Party A and relayed this message as directed by the Equitrans Board. Mr. Karam and the CEO of Party A agreed that representatives of each party would continue to meet and discuss certain due diligence matters.
From late June through September 2023, representatives of Equitrans senior management, Barclays, Citi and Latham met periodically by telephone and in person with representatives of Party A and its advisors regarding due diligence and regulatory considerations relating to a potential strategic transaction.
On July 19, 2023, the CEO of Party A contacted Mr. Karam, inquiring as to whether there was any update regarding Equitrans’ view of Party A’s June 20, 2023 proposal. Mr. Karam informed the CEO of Party A that the Equitrans Board’s view of Party A’s proposal had not changed and that Equitrans remained focused on resolving outstanding legal challenges to the construction of the Mountain Valley Pipeline Facilities and regulatory considerations associated with a potential transaction involving Party A. Mr. Karam also reiterated to the CEO of Party A that Equitrans expected to engage with other potential bidders in connection with the negotiation of a potential strategic transaction. Equitrans senior management subsequently informed the Equitrans Board of this discussion.
On July 26, 2023, the Equitrans Board held a meeting attended by Equitrans senior management to discuss, among other matters, directors’ fiduciary duties, Equitrans’ long-term financial forecast and potential strategic transaction considerations, including an update on due diligence discussions with Party A. Equitrans senior management noted that it was continuing to consider Equitrans’ standalone business opportunities, while also recognizing the comparative potential benefits to Equitrans and its shareholders of a potential strategic transaction, such as potentially nearer-term opportunities to realize shareholder value, and factors perceived to limit organic opportunities for growth available to Equitrans as a standalone company beyond those forecasted. Following discussion, the Equitrans Board indicated that developments regarding the Mountain Valley Pipeline Facilities would inform Equitrans’ next steps regarding a potential strategic transaction. In addition, the Equitrans Board conveyed its support for evaluating potential counterparties as part of any strategic transaction process and obtaining advice from Equitrans’ outside advisors on how to structure a process that would best position Equitrans to create the most value for its shareholders in a strategic transaction.
Following the resolution of certain outstanding legal challenges relating to the Mountain Valley Pipeline Facilities, in August 2023, forward construction activity was recommenced on the Mountain Valley Pipeline Facilities.
On August 1, 2023, Mr. Rice contacted Mr. Karam to request a meeting without indicating the purpose of the meeting, and Mr. Karam indicated that they would schedule a meeting date in or after August 2023.
On August 10, 2023, Mr. Karam called the CEO of Party A at the CEO of Party A’s request. The CEO of Party A expressed continued interest in a strategic transaction between the parties. Mr. Karam reiterated that Equitrans would require an undiscounted value with respect to the Mountain Valley Pipeline Facilities and also indicated to the CEO of Party A that Equitrans expected to engage with other potential bidders in connection with the negotiation of a potential strategic transaction. The parties also discussed preliminary due diligence matters related to a potential transaction.
On August 24, 2023, representatives of Citi provided the Equitrans Board with updated information regarding Citi’s material investment banking relationships with Equitrans, Party A and certain other parties during the prior approximately two-year period. After determining that there were no conflicts of interest that would affect its ability to serve as a financial advisor to Equitrans, Equitrans then formally engaged Citi as financial advisor in connection with Equitrans’ ongoing consideration of potential strategic transactions.
Also on August 24, 2023, representatives of Barclays provided the Equitrans Board with customary relationship disclosures regarding Barclays’ relationships with Equitrans, Party A and certain other parties (including EQT) during the period from January 1, 2021 through the date thereof. After determining that there were no conflicts of interest that would affect its ability to serve as a financial advisor to Equitrans, Equitrans then formally engaged Barclays as financial advisor in connection with Equitrans’ ongoing consideration of potential strategic transactions.
On August 25, 2023, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management and representatives of Latham, Barclays and Citi. Equitrans senior management reviewed with the Equitrans Board Equitrans’ long-term financial forecast and considerations in respect thereof. A discussion then followed, with input from representatives of Barclays and Citi, regarding preliminary perspectives on the impact of such forecast on Equitrans’ value, certain potential strategic transaction alternatives and aspects of a potential strategic transaction process, including potential counterparties viewed as most likely to engage in a process with Equitrans, and certain considerations relating to Equitrans remaining a standalone company, including challenges associated with competing for inorganic growth opportunities given Equitrans’ size, scale and leverage. In addition, Equitrans senior management discussed with the Equitrans Board Party A’s limited engagement relating to certain due diligence matters. Equitrans senior management also discussed with the Equitrans Board certain considerations in respect of continuing to explore change of control transactions. The Equitrans Board indicated that Equitrans should remain patient in the near term to allow its share price to fully reflect recent developments with respect to Equitrans, including the forward construction activity on the Mountain Valley Pipeline Facilities, and consider the benefits of a competitive strategic transaction process.
On August 31, 2023, Mr. Rice contacted Mr. Karam to request a meeting in September without indicating the purpose of the meeting. Subsequently, Mr. Karam informed Mr. Vagt of Mr. Rice’s outreach.
On September 7, 2023, following a director education session, Mr. Karam discussed with the Equitrans Board Mr. Rice’s request to meet. Mr. Karam indicated his view that EQT was potentially interested in acquiring Equitrans and that if the topic arose during Messrs. Karam’s and Rice’s meeting, that he intended to inform Mr. Rice, among other things, that Equitrans would be willing to engage in discussing a potential strategic transaction if Equitrans’ shareholders received a premium to Equitrans’ current trading price and an undiscounted value with respect to the Mountain Valley Pipeline Facilities. The Equitrans Board engaged in discussions regarding, and was supportive of, this approach.
Also on September 7, 2023, the CEO of Party A and Mr. Karam met telephonically. During the meeting, Mr. Karam questioned Party A’s intention to proceed given the pacing of Party A’s engagement on certain due diligence matters through the summer of 2023 and noted that Equitrans’ attention could shift to an evaluation of other strategic alternatives as a result thereof. The CEO of Party A indicated a desire to further engage with Equitrans. Mr. Karam instructed Mr. Moore to convey to the General Counsel of Party A that Party A would be required to take additional steps to demonstrate its interest in a strategic transaction with Equitrans, including extending the standstill provision of Party A’s nondisclosure agreement with Equitrans and providing certain outstanding due diligence responses to Equitrans and its advisors.
On September 8, 2023, Mr. Moore met telephonically with the General Counsel of Party A in accordance with Mr. Karam’s directive and noted the need for Party A to take steps to resolve outstanding due diligence matters in order for Equitrans to continue engagement, that Party A was not the only strategic option available to Equitrans, that Party A would be required to extend certain provisions of Party A’s nondisclosure agreement with Equitrans, and Equitrans’ expectation that an updated indication of interest should include a higher per share price and that Equitrans would consider other strategic options alongside

Party A, including a market check. Mr. Karam also exchanged messages with the CEO of Party A underscoring the points conveyed by Mr. Moore to the General Counsel of Party A with respect to next steps. On September 10, 2023, Mr. Moore spoke again to the General Counsel of Party A with respect to potential next steps.
On September 12, 2023, senior management of a publicly traded midstream company (“Party F”) contacted representatives of Barclays requesting that Barclays discuss a potential strategic transaction between Equitrans and Party F. Upon being informed of this outreach, Mr. Karam asked representatives of Barclays to have representatives of Party F contact him directly given Barclays’ representation of Equitrans. Representatives of Barclays conveyed that message to representatives of Party F on September 13, 2023.
Also on September 12, 2023, Equitrans and Party A executed an extension of the standstill and certain other provisions of their mutual nondisclosure agreement.
On September 14, 2023, Messrs. Karam and Rice met, at Mr. Rice’s request, and discussed, among other matters, a potential strategic transaction between EQT and Equitrans. During the meeting, the parties also discussed high-level transaction matters, including due diligence items and potential paths to financing such a transaction, including the possibility of EQT submitting a proposal with one or more co-bidders. Mr. Karam indicated that Equitrans would be unlikely to pursue a strategic transaction that did not reflect a premium to Equitrans’ current trading price and an undiscounted value with respect to the Mountain Valley Pipeline Facilities. Mr. Karam informed the Equitrans Board that this meeting and the outreach from Party F had occurred.
On September 18, 2023, Mr. Karam and the CEO of Party F met telephonically. During the call, the CEO of Party F expressed interest in a potential strategic transaction with Equitrans. Mr. Karam and the CEO of Party F discussed certain high-level transaction-related matters, and Mr. Karam indicated that Equitrans would be unlikely to pursue a strategic transaction that did not reflect a premium to Equitrans’ current trading price and an undiscounted value with respect to the Mountain Valley Pipeline Facilities. The CEO of Party F indicated that the completion of the Mountain Valley Pipeline Facilities could be a condition precedent to Party F’s willingness to acquire Equitrans, and Mr. Karam responded that the Equitrans Board would consider such a term but likely would not accept a valuation discount relating to the Mountain Valley Pipeline Facilities. The parties agreed to have their legal and financial advisors discuss next steps.
On September 21, 2023, Mr. Karam, at Mr. Karam’s request, met with the CEO of a publicly traded midstream company (“Party G”) to discuss, among other matters, Party G’s interest in a potential strategic transaction with Equitrans. Mr. Karam and the CEO of Party G discussed certain high-level transaction-related matters, including certain due diligence items, and the CEO of Party G indicated that Party G would follow up with Mr. Karam following internal discussion at Party G.
Later on September 21, 2023, Mr. Karam updated the Equitrans Board on Party A’s more focused engagement in exploring a potential strategic transaction with Equitrans, and the interest evidenced by Party F and Party G, including Mr. Karam’s discussions with the CEO of Party F and the CEO of Party G. Mr. Karam also noted that another publicly traded midstream company (“Party H”) had expressed interest in a potential strategic transaction with Equitrans to representatives of Citi and that Equitrans believed EQT was also potentially interested, although representatives of EQT had not further contacted representatives of Equitrans since Mr. Karam’s meeting with Mr. Rice on September 14, 2023. Mr. Karam further noted that given the interest of the parties, Equitrans senior management had directed representatives of Barclays and Citi to share with Party A certain outstanding due diligence materials and to contact representatives of each of Party F, Party G, Party H and EQT to ascertain whether there would be a strategic transaction potentially compelling to the Equitrans Board and further inform the Equitrans Board’s view as to the strategic options available to Equitrans and next steps.
As authorized by Equitrans senior management, representatives of Barclays and Citi were to inform each party that (a) Equitrans was conducting a strategic transaction process with potential counterparties based on an indication of interest it had received, (b) Equitrans expected the process to be competitive and thorough and to proceed quickly and (c) Equitrans would be unlikely to pursue a strategic transaction that did not reflect a premium to its current trading price and an undiscounted value with respect to the Mountain

Valley Pipeline Facilities. In addition, Equitrans senior management directed representatives of Barclays and Citi to request each party that was not already subject to a nondisclosure agreement with Equitrans to enter into such an agreement.
On September 22, 2023, representatives of Barclays delivered that message to representatives of Party F, who indicated that it was willing to receive information about Equitrans and requested a draft nondisclosure agreement, which was subsequently shared with representatives of Party F. Also on that day, as authorized by Equitrans senior management, representatives of Citi delivered the same message to representatives of Party G and Party H. Party G indicated that it was willing to receive information about Equitrans and requested a draft nondisclosure agreement, which was subsequently shared with representatives of Party G. Party H informed Citi that it would respond shortly regarding its interest in participating in the process, noting that it had other ongoing matters that might make it difficult to discuss a potential strategic transaction with Equitrans at the time.
Also on September 22, 2023, as authorized by Equitrans senior management, representatives of Barclays and Citi delivered the same message to Party A’s financial advisor, who subsequently confirmed that Party A was interested in continuing with the transaction process. In addition, Mr. Karam spoke to the CEO of Party G, who expressed Party G’s willingness to evaluate a potential strategic transaction with Equitrans, consistent with the feedback Party G had provided to representatives of Citi.
On September 26, 2023, as authorized by Equitrans senior management, representatives of Barclays delivered the same message to Jeremy Knop, EQT’s Chief Financial Officer. Mr. Knop indicated that EQT was willing to receive certain confidential information about Equitrans and requested a draft nondisclosure agreement, which was subsequently shared with representatives of EQT.
Also on September 26, 2023, Equitrans and Party G executed a mutual nondisclosure agreement that included, among other provisions, a standstill provision that terminated upon execution of the Merger Agreement. Subsequently, Equitrans provided certain preliminary due diligence materials to Party G.
On September 28, 2023, Party H informed Citi that, given other ongoing obligations and Equitrans’ valuation expectations, it was not willing to enter into a nondisclosure agreement with Equitrans at the time.
On October 3, 2023, Equitrans and Party F executed a mutual nondisclosure agreement that included, among other provisions, a standstill provision that terminated upon execution of the Merger Agreement. Subsequently, Equitrans provided certain preliminary due diligence materials to Party F.
Also on October 3, 2023, representatives of Equitrans met with representatives of Party A to discuss due diligence matters.
On October 5, 2023, Kirk Oliver, Equitrans’ Chief Financial Officer, met telephonically with a representative of a private equity firm (“Party I”) at that party’s request. The representative of Party I inquired as to whether Equitrans was considering selling certain of its assets in one or more transactions. Mr. Oliver informed the representative of Party I that Equitrans had considered that option in prior periods in which there was greater uncertainty regarding the Mountain Valley Pipeline Facilities. Mr. Oliver subsequently updated Equitrans senior management regarding his call with Party I.
Also on October 5, 2023, a financial advisor for an investment firm (“Party J”) contacted Mr. Karam, noting that the financial advisor had been asked to facilitate a discussion between Party J and Equitrans. On October 10, 2023, Mr. Karam and a representative of Party J met telephonically. During the meeting, Party J expressed interest in a strategic transaction with Equitrans. Party J indicated that it was willing to receive information about Equitrans and requested a draft nondisclosure agreement, which was subsequently shared with Party J.
Throughout October and early November 2023, representatives of Equitrans and, at the direction of Equitrans senior management, representatives of Barclays and Citi held numerous telephonic and video meetings with representatives of Party A, Party F and Party G regarding transaction-related matters.
On October 11, 2023, the EQT Board convened for its regularly scheduled meeting in Houston, Texas, with members of EQT’s senior management team in attendance. At the meeting, EQT’s senior management team presented to the EQT Board an assessment of various potential alternative strategic transaction opportunities, which included discussion of considerations relating to a potential acquisition of Equitrans. EQT’s senior management team also informed the EQT Board that EQT was currently in the process of negotiating a nondisclosure agreement with Equitrans, which the EQT Board supported.
On October 13, 2023, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management to discuss, among other matters, Equitrans’ ongoing strategic transaction process. Mr. Karam informed the board that Equitrans senior management and financial advisors had held meetings with Party A, Party F and Party G and that both EQT and Party J had relayed interest in engaging in the process. Mr. Karam further informed the Equitrans Board that Equitrans was asking each potential counterparty for an indication of interest during the first week of November 2023. The Equitrans Board and Equitrans senior management then further discussed the process and Equitrans senior management indicated it would keep the Equitrans Board informed.
On October 23, 2023, Equitrans and EQT executed a mutual nondisclosure agreement, which included customary nondisclosure and nonuse provisions and a standstill provision that prohibited each party, for the duration of the standstill period, from acquiring or offering to acquire the other party, and from taking certain other actions, including soliciting proxies. The nondisclosure agreement included a customary “fall-away” provision that rendered the standstill inapplicable following a party’s entry into a definitive agreement relating to an acquisition of a majority of such party’s voting securities or assets and did not prohibit the parties from making any request to amend, waive or terminate the standstill provision without the prior consent of the other party. Subsequently, Equitrans provided certain preliminary due diligence materials to EQT and EQT commenced its due diligence of Equitrans.
On October 24, 2023, Equitrans senior management updated the Equitrans Board on the status of Equitrans’ ongoing strategic transaction process, including the status of due diligence review with the potential counterparties. In addition, Equitrans senior management and the Equitrans Board discussed considerations related to Equitrans’ standalone strategy.
On October 25, 2023, the Equitrans Board held a meeting via videoconference attended by Equitrans senior management to discuss, among other matters, Equitrans’ standalone strategy and positioning, including related considerations.
On October 27, 2023, representatives of EQT met telephonically with representatives of Barclays to discuss the process and assumptions underlying certain financial forecasts and for EQT to conduct financial due diligence.
On October 30, 2023, representatives of EQT submitted a commercial due diligence request list regarding Equitrans’ business to representatives of Barclays and Citi, and held a series of telephonic meetings with members of Equitrans’ management team beginning on November 1, 2023 to conduct business, operational and financial due diligence, including due diligence of the Mountain Valley Pipeline Facilities.
On November 1, 2023, representatives of Equitrans senior management provided a management presentation to representatives of EQT. Barclays and Citi also attended the presentation.
On November 6, 2023, Equitrans and Party J executed a mutual nondisclosure agreement that included, among other provisions, a standstill provision that terminated upon execution of the Merger Agreement.
Also on November 6, 2023, a representative of Party G delivered to representatives of Equitrans a written non-binding indication of interest pursuant to which Party G would acquire Equitrans in an all-stock transaction at a fixed exchange ratio implying an offer price of $10.11 per share, representing a premium of 10% to Equitrans’ share price at the close of market on November 3, 2023.
Also on November 6, 2023, a representative of Party F delivered to representatives of Equitrans a letter declining to provide an indication of interest at that time. Party F indicated that it remained interested in a potential strategic transaction with Equitrans but needed additional certainty regarding the timing and cost for the completion of construction of the Mountain Valley Pipeline Facilities before it could present a proposal to acquire Equitrans.

Also on November 6, 2023, EQT delivered to representatives of Equitrans a non-binding letter outlining EQT’s interest in pursuing a transaction with Equitrans and its belief that the transaction would provide strategic value and benefits for Equitrans shareholders. The letter also indicated that EQT could put forth its most constructive proposal for Equitrans after the Mountain Valley Pipeline Facilities were placed “in-service,” but that a near term proposal for other strategic segments of Equitrans could be prepared on a more expedited timeline. No exchange ratio or implied value was proposed. In connection with its delivery of the letter, representatives of EQT and Guggenheim Securities informed representatives of Barclays and Citi that, given the uncertainty in timing for the Mountain Valley Pipeline Facilities to be placed in service, EQT expected it would need to involve a co-bidder for its bid to be attractive.
On November 7, 2023, a representative of Party A delivered to representatives of Equitrans a written non-binding indication of interest pursuant to which Party A would acquire Equitrans in an all-stock transaction at a price of $9.83 per Equitrans share (with the consideration to be paid based on a fixed exchange ratio determined prior to signing), representing a premium of 7.0% to Equitrans’ 30-day volume weighted average share price as of November 3, 2023.
Later on November 7, 2023, Mr. Vagt and representatives of Equitrans senior management, Barclays, Citi and Latham held a telephonic meeting to discuss the indications of interest from Party A and Party G and the feedback from EQT and Party F.
Also on November 7, 2023, as authorized by Equitrans senior management, representatives of Citi informed representatives of EQT that Equitrans viewed EQT’s approach as less attractive than other proposals because of complexities associated with a co-bidding scenario and from a timing perspective, as Equitrans was aiming to announce a transaction before year-end.
On November 8, 2023, Messrs. Karam and Rice held a telephonic meeting. During the meeting, Mr. Rice reiterated EQT’s interest in a potential strategic transaction with Equitrans. In connection with EQT’s focus on maintaining its credit rating, Mr. Rice also requested the opportunity to engage with a strategic or financial partner in connection with exploring and evaluating potential alternative transaction structures (to provide additional cash consideration and limit the amount of debt associated with Equitrans’ assets). Mr. Karam subsequently indicated that if EQT desired to pursue a financial partner, Latham and Kirkland should discuss the types of information sharing that would be permitted by the parties’ nondisclosure agreement.
Also on November 8, 2023, at the direction of Equitrans senior management, representatives of Barclays met telephonically with Party J to discuss the scope of the potential strategic transaction.
Also on November 8, 2023, representatives of Citi provided the Equitrans Board with information regarding Citi’s material investment banking relationships with Equitrans, EQT and certain other parties during the prior approximately two-year period, and on this basis it was determined that there continued to be no conflicts of interest that would affect the ability of Citi to continue to serve as a financial advisor to Equitrans. Also on that date, representatives of Barclays provided the Equitrans Board with updated customary relationship disclosures regarding Barclays’ relationships with Equitrans, EQT and certain other parties during the period from January 1, 2021 through the date thereof, and on this basis it was determined that there continued to be no conflicts of interest that would affect the ability of Barclays to continue to serve as a financial advisor to Equitrans.
On November 9, 2023, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management and representatives of Latham, Barclays and Citi. After reviewing the Equitrans Board’s fiduciary obligations, the attendees discussed the indications of interest received from Party A and Party G and the feedback from Party F and EQT, including Mr. Karam’s discussions with Mr. Rice on November 8, 2023 and perspectives regarding complexities with EQT seeking a strategic or financial partner. The parties also discussed the status of due diligence with each of Party A and Party G and timing considerations for a potential strategic transaction with the parties. Representatives of Barclays then reviewed with the Equitrans Board Barclays’ preliminary financial analysis with respect to Equitrans on a standalone basis and Citi relayed certain perspectives relating to a potential strategic transaction with Party A and Party G, which at that time were the only parties that had submitted indications of interest with a proposed acquisition price to Equitrans. After discussion, the Equitrans Board expressed its support for

Equitrans senior management’s recommendation to offer each of Party A and Party G the opportunity to proceed to the next phase of Equitrans’ strategic transaction process.
Also on November 9, 2023, as authorized by Equitrans senior management, a representative of Citi reiterated the message from November 7, 2023 to EQT, further highlighting the fact that EQT’s letter did not reflect any proposed valuation metrics for Equitrans, and that, for those reasons, Equitrans indicated that it would not offer EQT the opportunity to proceed to the next phase of Equitrans’ strategic transaction process.
On November 10, 2023, as supported by the Equitrans Board, representatives of Barclays and Citi contacted representatives of Party A and Party G to invite each of them to participate in the next phase of Equitrans’ strategic transaction process and requested that each party provide an updated indication of interest by December 4, 2023. The CEO of Party G also contacted Mr. Karam that day to convey Party G’s interest in proceeding to the next phase of the process.
Also on November 10, 2023, at the direction of Equitrans senior management, a representative of Barclays met telephonically with Party J. During the meeting, Party J indicated that it would not be in a position to bid to acquire Equitrans prior to the completion and placement in-service of the Mountain Valley Pipeline Facilities.
On November 11, 2023, representatives of Barclays and Party A’s financial advisors met telephonically to discuss the next phase of the process, including additional due diligence materials and the timing for distribution of a draft Merger Agreement.
Beginning on November 13, 2023, Equitrans granted each of Party A and Party G access to a virtual data room containing due diligence materials relating to Equitrans.
Also on November 13, 2023, Mr. Karam and the CEO of Party A met telephonically. Mr. Karam expressed the Equitrans Board’s disappointment with Party A’s proposal. The CEO of Party A indicated that Party A may not have sufficient time to submit an updated indication of interest by December 4, 2023.
On November 15, 2023, representatives of Equitrans, Barclays and Citi met with representatives of Party A and its financial advisors to review and discuss certain transaction-related matters, including the status of Party A’s ongoing due diligence.
On November 16, 2023, Equitrans posted an initial draft of the Merger Agreement to the virtual data room for participants’ review and comment.
On November 20, 2023, representatives of Equitrans, Barclays and Citi met with representatives of Party G and its financial advisors to review and discuss certain transaction-related matters, including the status of Party G’s ongoing due diligence.
On November 21, 2023, at the direction of Equitrans senior management, representatives of Barclays and Citi contacted representatives of Party A and Party G to reiterate that Equitrans expected each company to provide feedback on the draft Merger Agreement by December 4, 2023 and updated indications of interest by December 7, 2023 and also requested certain due diligence materials from each of Party A and Party G.
Throughout the last week of November and first week of December 2023, representatives of Equitrans, together with Equitrans’ legal and financial advisors, had a number of telephonic meetings with representatives of Party A, Party G and their respective legal and financial advisors relating to various transaction matters, including the status of ongoing due diligence items, transaction structuring and the draft Merger Agreement provided in the virtual data room.
On November 28, 2023, the EQT Board held a special meeting via videoconference, with members of EQT’s senior management team and representatives from Guggenheim Securities, who was engaged given Guggenheim Securities’ experience advising EQT, familiarity with EQT, and substantial experience advising companies in the oil and gas and midstream energy sectors, in attendance, to discuss potential strategic transactions generally, and during which EQT’s senior management team provided the EQT Board with an update on EQT’s participation in the Equitrans sale process, including Equitrans’ feedback relayed by representatives of Citi.
Over the course of November and December 2023, in response to Equitrans’ feedback, EQT continued to consider how it might pursue a strategic transaction with Equitrans that would be attractive to both parties and their respective shareholders.
On December 4, 2023, representatives of Party A and Barclays met telephonically to discuss Party A’s continued due diligence review of Equitrans. During the meeting, Party A indicated that it would not be able to provide an updated indication of interest until December 15, 2023. Following the meeting, representatives of Barclays updated Equitrans senior management on the meeting with Party A.
Also on December 4, 2023, representatives of Party G’s outside counsel delivered to Latham a revised draft of the Merger Agreement.
On December 6, 2023, the CEO of Party A and Mr. Karam met telephonically to further discuss the timing of Party A’s updated indication of interest and ongoing due diligence matters. Mr. Karam informed the CEO of Party A that it was behind in the process relative to other bidders. The CEO of Party A responded that Party A would follow up after Party A’s board meeting with feedback as to an updated indication of interest.
On December 7 and 8, 2023, representatives of Equitrans, Barclays and Citi held meetings via videoconferences with representatives of Party A, Party G and their respective financial advisors relating to various transaction matters, including ongoing due diligence items relating to Equitrans, Party A and Party G.
On December 8, 2023, representatives of Party G spoke with representatives of Citi, during which Party G conveyed that its due diligence review of Equitrans was ongoing and would likely take another week. In addition, Party G expressed that it did not anticipate that its updated indication of interest would include a higher valuation for Equitrans, but rather that Party G’s ongoing due diligence was conducted to ensure it could confirm its previous proposed price.
On December 11, 2023, the Equitrans Board held a meeting attended by Equitrans senior management and representatives from Latham, Barclays and Citi. Representatives of Barclays reviewed with the Equitrans Board the status of the strategic transaction process, including ongoing due diligence matters with both Party A and Party G. The attendees discussed certain structuring considerations. In addition, representatives of Barclays provided the Equitrans Board with an update on Party A’s timing for delivering an updated indication of interest. Representatives of Barclays then reviewed with the Equitrans Board Barclays’ preliminary financial analysis with respect to Equitrans on a standalone basis and certain perspectives relating to a potential strategic transaction with either Party A or Party G. Representatives of Latham then provided the Equitrans Board with perspectives on the draft Merger Agreement received from Party G’s outside counsel. Equitrans senior management then discussed certain aspects of Equitrans’ 2024 business plan and long-term forecast and associated risks.
On December 12, 2023, the Equitrans Board continued its meeting attended by Equitrans senior management. During the meeting, the parties discussed, among other matters, due diligence items relating to the potential strategic transactions with Party A and Party G and certain considerations relating to Equitrans’ standalone prospects, including associated risks.
Also on December 12, 2023, the CEO of Party A and Mr. Karam held a telephonic meeting. During the meeting, the CEO of Party A indicated that Party A intended not to continue to pursue a potential strategic transaction with Equitrans, as Party A believed a transaction with Equitrans did not fit with its current business strategy. Following the meeting with Party A, Mr. Karam provided an update on his meeting with the CEO of Party A to the Equitrans Board and representatives of Barclays, Citi and Latham.
Also on December 12, 2023, representatives of Party G spoke with representatives of Citi, indicating that Party G was continuing to focus on due diligence matters and aiming to provide an updated indication of interest by the end of the week or early the next week.

On December 15, 2023, the CEO of Party G and Mr. Karam met telephonically. During the meeting, the CEO of Party G indicated that it remained interested in a strategic transaction with Equitrans but was unable to continue to pursue a strategic transaction with Equitrans at that time given that the Mountain Valley Pipeline Facilities were not yet operational. The CEO of Party G and Mr. Karam further discussed structuring of the potential strategic transaction and other due diligence matters. At the end of the meeting, the parties agreed to meet telephonically again early the next week. Following the call with the CEO of Party G, Mr. Karam provided an update on his meeting with the CEO of Party G to the Equitrans Board and representatives of Barclays, Citi and Latham.
On December 18, 2023, the CEO of Party G and Mr. Karam met telephonically. The CEO of Party G and Mr. Karam discussed the possibility of the parties reengaging at a later date, including closer to the Mountain Valley Pipeline Facilities becoming mechanically complete or operational. Following the call with the CEO of Party G, Mr. Karam provided an update on his meeting with the CEO of Party G to members of the Equitrans Board and representatives of Barclays, Citi and Latham.
On December 20, 2023, representatives of Citi met with Mr. Knop to discuss matters unrelated to Equitrans. During the meeting, Mr. Knop indicated that EQT remained interested in a potential strategic transaction with Equitrans, including acquiring all of Equitrans. Consistent with prior discussions with Equitrans senior management, representatives of Citi indicated that timing for Equitrans’ strategic transaction process had slipped and that Equitrans was unlikely to enter into a definitive agreement until close to or at mechanical completion of the Mountain Valley Pipeline Facilities. Mr. Knop inquired as to whether EQT would be able to speak to financial partners (specifically, Party J) in connection with such a transaction, given the additional time in Equitrans’ process and that the lead-time and other complexities associated with EQT’s desire to structure a proposal with a financial partner had been the most significant impediment to EQT’s earlier pursuit of a strategic transaction with Equitrans. Representatives of Citi suggested to Mr. Knop that, if EQT was interested in re-engaging, Mr. Rice should discuss with Mr. Karam directly.
On December 29, 2023, Mr. Rice requested a call with Mr. Karam, and they met telephonically on January 2, 2024. During the meeting, Mr. Rice relayed EQT’s interest in re-engaging in pursuing a potential strategic transaction with Equitrans. Messrs. Karam and Rice discussed the status of Equitrans’ strategic transaction process (which Mr. Karam noted had extended into the first quarter of 2024 so that Equitrans could focus on mechanically completing the Mountain Valley Pipeline Facilities), the continued engagement of other parties in Equitrans’ process and potential timing for Equitrans to negotiate a transaction with such parties (which was expected to be around the time of the mechanical completion of the Mountain Valley Pipeline Facilities, which was then-targeted to be mid-February 2024), and the bases for EQT’s interest in re-engaging in the process. Mr. Rice also reiterated that EQT would like to engage with financial partners in connection with exploring a transaction with Equitrans. Mr. Karam informed Mr. Rice that he would discuss this feedback internally and with Equitrans’ advisors. Mr. Karam also informed Mr. Rice that, if there was a deal to be struck, EQT would need to acquire the entire company.
Subsequent to the telephonic meeting, Mr. Karam, the newly appointed Executive Chairman of Equitrans, and Ms. Charletta, the newly appointed CEO of Equitrans, updated Mr. Vagt on the meeting with Mr. Rice. Mr. Vagt subsequently updated other members of the Equitrans Board.
Also subsequent to the telephonic meeting and throughout early January 2024, the EQT senior management team continued to work with EQT’s advisors to analyze and optimize potential transaction structuring, financing, conditionality and post-closing leverage scenarios (among other strategic considerations) with respect to a strategic combination with Equitrans that would make an acquisition of the entire company more attractive to EQT. Further, with support from Guggenheim Securities and RBC Capital Markets, LLC (“RBCCM”), EQT met with each of the primary credit ratings agencies covering EQT’s debt, preemptively, to explore such agencies’ anticipated reactions to various combinations of transaction structures and post-closing actions, and whether such agencies would maintain EQT’s investment grade rating in several different acquisition and financing scenarios. The EQT senior management team also met with various debt and equity financing sources to survey potential post-closing financing (and refinancing) options for EQT.
In January 2024, members of EQT’s senior management team, based on direction from the EQT Board, contacted RBCCM to discuss the engagement of, and subsequently engaged, effective as of

February 2, 2024, RBCCM as a financial advisor in connection with the Merger, in light of RBCCM’s familiarity with industry sector dynamics, technical analytical capability and capital markets and banking support services.
On January 3, 2024, Equitrans senior management met with representatives of Barclays, Citi and Latham regarding the call with Mr. Rice and discussed, among other matters, EQT’s desire to engage with financial partners.
On January 4, 2024, Mr. Moore updated the Equitrans Board regarding Mr. Karam’s conversation with Mr. Rice, including regarding EQT’s interest in re-engaging in Equitrans’ strategic transaction process, and noted that Mr. Rice’s outreach was consistent with Mr. Knop’s discussion with representatives of Citi in late December 2023. Mr. Moore noted that he would contact Will Jordan, Executive Vice President and General Counsel of EQT, regarding the parties’ nondisclosure agreement to permit EQT and Party J to engage with one another and that representatives of Barclays and Citi would contact EQT to request that EQT provide certain deliverables, including an indication of value and comments to the draft Merger Agreement by February 15, 2024 to enable Equitrans to understand EQT’s interest in Equitrans and evaluate EQT as a potential counterparty along with other potential counterparties.
On January 4, 2024, Messrs. Moore and Jordan met telephonically. During the meeting, Mr. Moore indicated that Equitrans would be comfortable with EQT engaging with Party J as a potential financial partner on the transaction, provided that EQT was willing to acquire the entirety of Equitrans in the first instance, and suggested that the parties amend the nondisclosure agreement accordingly. Mr. Jordan requested that EQT be able to speak with several financial partners about the potential transaction, and Mr. Moore noted that he would discuss the request with Equitrans senior management. Mr. Moore also previewed that representatives of Barclays and Citi would request that EQT provide an indication of interest and markup of the Merger Agreement by February 15, 2024.
Later on January 4, 2024, Equitrans senior management, including Messrs. Karam and Moore, met telephonically with representatives of Barclays and Citi to discuss EQT’s desire to engage with several financial partners. Equitrans senior management directed representatives of Barclays and Citi to connect with representatives of EQT to gather additional information regarding EQT’s request to inform Equitrans’ consideration of such arrangement.
Also on January 4, 2024, at the direction of Equitrans senior management, representatives of Barclays met telephonically with Party F. During the meeting, Party F confirmed that it remained interested in a potential strategic transaction with Equitrans. Representatives of Barclays and Party F agreed to reconnect in early February 2024 to allow for additional progress on the Mountain Valley Pipeline Facilities to occur.
On January 5, 2024, at the direction of Equitrans senior management, representatives of Barclays and Citi met telephonically with Mr. Knop to discuss the timing of a potential transaction, during which representatives of Barclays and Citi reiterated the previously discussed deadline of February 15, 2024 for a markup of the Merger Agreement and economic proposal. In addition, as instructed by Equitrans senior management, the representatives of Barclays and Citi sought clarification from Mr. Knop as to the potential financial partners EQT desired to contact and also informed Mr. Knop that Equitrans was amenable to EQT engaging with Party J and one other potential financial partner for the transaction as requested by Mr. Knop, provided that any such transaction was for an acquisition of Equitrans as a whole company, and that EQT was the primary counterparty (as opposed to an equal co-buyer alongside a financial partner).
Also on January 5, 2024, Mr. Moore updated the Equitrans Board regarding his discussion with Mr. Jordan on January 4, 2024, the discussion that representatives of Barclays had with Party F that day, and the discussion that representatives of Barclays and Citi had with Mr. Knop on January 5, 2024.
On January 12 and 13, 2024, EQT entered into joinders to its mutual nondisclosure agreement with Equitrans with Party J and the other potential financial partner previously identified by EQT to the representatives of Barclays and Citi.

On January 13, 2024, Messrs. Rice and Karam met telephonically. During the meeting, Messrs. Rice and Karam discussed EQT’s ability to make a competitive offer, the types of merger consideration Equitrans would be willing to consider in a strategic transaction and the possibility that EQT would not need to engage financial partners in connection with the transaction. Mr. Karam indicated that Equitrans would expect to conduct a due diligence review of EQT if EQT offered its common stock as consideration in the transaction. Mr. Karam also expressed that any proposal from EQT should be competitive from a valuation perspective as Mr. Karam expected a very competitive process for Equitrans.
Also on January 13, 2024, representatives of Barclays and Guggenheim Securities met telephonically. During the meeting, the parties discussed, among other matters, the types of merger consideration EQT was considering utilizing and the timing for delivery of EQT’s indication of interest which representatives of Guggenheim Securities discussed with the authorization of EQT’s senior management. Representatives of Barclays informed Equitrans of Guggenheim Securities’ outreach to Barclays, and Mr. Karam relayed to representatives of Barclays and Citi his discussion with Mr. Rice.
On January 19, 2024, representatives of Barclays and Guggenheim Securities met telephonically. During the meeting, the parties discussed, among other matters, that EQT was evaluating utilizing stock consideration for at least some part of, and was leaning toward not utilizing third-party capital for, a transaction with Equitrans which representatives of Guggenheim Securities discussed with the authorization of EQT’s senior management, as well as the status of ongoing due diligence matters. On January 20, 2024, representatives of Barclays provided a summary of the meeting to Equitrans senior management.
On January 23, 2024, the Equitrans Board held a meeting via videoconference attended by Equitrans senior management. During the meeting, Equitrans senior management discussed Equitrans’ long-term financial forecast. Mr. Karam also provided an update regarding Equitrans’ ongoing strategic transaction process. Mr. Karam informed the Equitrans Board that Mr. Rice had inquired as to whether Equitrans would be amenable to stock consideration (to which Mr. Karam responded affirmatively) and that Messrs. Karam and Rice had discussed certain related considerations.
On January 24, 2024, at the direction of Equitrans senior management, Latham distributed an initial draft of the Merger Agreement to Kirkland. The draft contemplated, among other things, (i) consideration to Equitrans shareholders consisting of only stock without a condition tied to EQT’s shareholders approving such issuance; (ii) a non-solicitation provision that would allow only the Equitrans Board, under certain circumstances, to change its recommendation and/or terminate the Merger Agreement upon receipt of a superior proposal or occurrence of an intervening event; (iii) no requirement for the Mountain Valley Pipeline Facilities to be in service; (iv) commercially reasonable efforts by Equitrans to obtain requisite approvals to retain operatorship of the Mountain Valley Pipeline Facilities following closing of the contemplated transaction (the “MVP approval”); (v) a termination fee payable by Equitrans equal to 2.0% of Equitrans’ equity value; and (vi) an undetermined outside date for completion of the transaction.
From January 26 through February 1, 2024, at the direction of EQT management, representatives of Guggenheim Securities distributed legal and commercial due diligence requests regarding Equitrans’ business to representatives of Barclays and Citi.
On January 31, 2024, Mr. Karam provided Mr. Vagt with an update regarding the status of the Mountain Valley Pipeline Facilities and related financing matters and, relatedly, the potential need for Equitrans to publicly announce the existence of Equitrans’ strategic process.
On February 1, 2024, Equitrans provided access to the virtual data room to representatives of EQT and its advisors that contained, among other items, materials responsive to a number of EQT’s due diligence requests.
Subsequently, representatives of Latham, on behalf of Equitrans, submitted a due diligence request list regarding EQT’s business to representatives of Kirkland. From January 26, 2024 through March 10, 2024, the parties conducted extensive legal, financial and operational due diligence on each other. Representatives of EQT and Equitrans, together with Kirkland and Latham, held discussions with respect to operations, litigation, human resources, environmental, health and safety and other matters.

On February 7, 2024, representatives of Equitrans, including Messrs. Karam and Moore and Ms. Charletta, met with representatives of EQT, including Messrs. Jordan and Knop, to discuss due diligence matters pertaining to the Mountain Valley Pipeline Facilities. Mr. Rice also contacted Mr. Karam to request a meeting with Messrs. Karam and Vagt in the coming days to convey EQT’s view of the benefits of combining with Equitrans.
Also on February 7, 2024, at the direction of Equitrans senior management, representatives of Citi met with the CEO of Party F, during which the CEO of Party F inquired as to Equitrans’ status and discussed Party F’s ongoing interest in a potential strategic transaction with Equitrans. Following the meeting, representatives of Citi updated Equitrans senior management on the meeting. Subsequently, Equitrans senior management strategized regarding providing Party F and Party G with additional due diligence materials.
On February 8, 2024, the EQT Board held its regularly scheduled meeting in Houston, Texas. A portion of this meeting was dedicated to review and consideration of the terms of the proposed transaction with Equitrans, with members of EQT’s senior management and representatives from Guggenheim Securities and Kirkland in attendance. At this meeting, members of EQT’s senior management team reviewed with the EQT Board the relevant background and strategic rationale for the proposed transaction, as well as anticipated benefits to EQT of the potential transaction, including opportunities to reduce EQT’s overall cost structure, potential synergies and deleveraging pathways. At this meeting, the EQT Board also reviewed EQT’s internal standalone financial forecasts prepared by EQT’s senior management, and materials provided by Guggenheim Securities that contained key financial metrics for each of EQT and Equitrans and its preliminary pro forma financial analysis of the two businesses on a combined basis. EQT’s senior management described the assumptions underlying such financial forecasts, including, among other things, that the expansion of Equitrans’ Mountain Valley Pipeline Facilities by installing incremental compression would and would not be completed. EQT’s senior management team also provided the EQT Board with an update regarding its ongoing due diligence review of Equitrans. Following review of this information, the EQT Board authorized EQT’s senior management team and its advisors to convey a proposal to Equitrans of $11.50 per share of Equitrans common stock, consisting exclusively of shares of EQT common stock, and to make available to Equitrans for due diligence purposes EQT’s internal standalone financial forecasts, as described in more detail under the section titled “The Merger — Certain Unaudited Forecasted Financial and Operating Information.”
On February 8, 2024, representatives of Guggenheim Securities relayed to representatives of Barclays and Citi favorable feedback from the February 8, 2024 EQT Board meeting, including that EQT intended to provide an indication of interest by February 15, 2024 and the timing for EQT’s delivery of certain financial forecasts to Equitrans and a revised draft of the Merger Agreement.
Also on February 8, 2024, representatives of Guggenheim Securities provided the EQT Board with relationship disclosures describing, among other things, certain of Guggenheim Securities’ investment banking relationships with Equitrans and EQT during the period from January 1, 2022 through the date thereof, and on this basis it was determined by the EQT Board that there were no conflicts of interest that would affect the ability of Guggenheim Securities to serve as financial advisor to EQT.
On February 9, 2024, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management. Mr. Karam updated the Equitrans Board on the strategic transaction process, including ongoing engagement from EQT. Mr. Karam also indicated that management intended to provide updates on the Mountain Valley Pipeline Facilities to Party F and Party G. Mr. Karam also relayed Mr. Rice’s request to meet with Messrs. Karam and Vagt and that he and Mr. Vagt intended to meet with Mr. Rice and would report back to the Equitrans Board following that meeting.
On February 10, 2024, representatives of Guggenheim Securities provided to representatives of Barclays and Citi certain long-term standalone financial forecasts relating to EQT.
On February 12, 2024, Messrs. Rice, Knop, Karam and Vagt met to discuss, among other matters, EQT’s view of the benefits of combining with Equitrans. Messrs. Karam and Vagt reiterated that Equitrans’ ongoing strategic process was competitive and that Equitrans was willing to remain independent absent a compelling transaction. Messrs. Rice and Knop, with the prior approval of the EQT Board, indicated that

EQT would potentially be able to provide an all-stock indication of interest at a value in the range of $11.00 to $11.50 per Equitrans share. Mr. Karam indicated that Equitrans senior management would need to prepare in the coming days on its upcoming earnings announcement on February 20, 2024, prior to Equitrans responding to EQT’s proposal.
On February 13, 2024, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management. Messrs. Karam and Vagt updated the Equitrans Board on the meeting the prior day with Messrs. Rice and Knop, including the expectation that EQT would provide an indication of interest later in the week. Equitrans senior management and the Equitrans Board discussed the potential transaction with EQT and next steps with respect to Party F and Party G.
On February 14, 2024, representatives of Equitrans and Party F held a telephonic meeting. During the meeting, among other matters, Equitrans provided Party F with an update on the status of the construction of, and targeted cost for, the Mountain Valley Pipeline Facilities.
On February 15, 2024, Mr. Moore and the General Counsel of Party G held a telephonic meeting. During the meeting, the General Counsel of Party G confirmed that Party G remained interested in a potential strategic transaction with Equitrans. Subsequently, representatives of Equitrans provided representatives of Party G with an update on the status of the construction of, and targeted cost for, the Mountain Valley Pipeline Facilities.
Also on February 15, 2024, EQT delivered to Equitrans a non-binding proposal with respect to a potential negotiated business combination between EQT and Equitrans (the “February 15 Proposal”). The February 15 Proposal contemplated that Equitrans shareholders would receive $11.50 in value per share in EQT common stock (which, at that time, implied an exchange ratio of 0.3202x based on EQT’s 30-day trailing volume weighted average price as of market close on February 14, 2024), representing a 10% premium to Equitrans’ 30-day trailing volume weighted average share price as of market close on February 14, 2024. The February 15 Proposal also noted, among other things, that EQT’s proposal was subject to the completion of confirmatory due diligence, including with respect to the Mountain Valley Pipeline Facilities and related capital expenditure plans.
In addition, on February 15, 2024, representatives of Latham and Kirkland held a telephonic meeting to discuss the draft of the Merger Agreement that Kirkland intended to deliver to Latham later that day. The attendees discussed several provisions in the agreement, including deal-protection clauses, provisions relating to termination fees and interim operating covenants. Following the meeting, representatives of Latham updated Equitrans senior management, and representatives of Kirkland updated EQT senior management, regarding the matters discussed in the meeting.
Later on February 15, 2024, Kirkland delivered a revised draft of the Merger Agreement to Latham reflecting, among other matters, (a) that EQT was continuing to review the treatment of the Mountain Valley Pipeline Facilities being put “in-service,” including conditionality and capital expenditures, among other things, (b) that Equitrans Equity Awards would roll over and become equity awards of EQT rather than being cashed out in connection with the Merger, (c) modifications to the scope of representations and warranties and interim operating covenants, including additional restrictions on the ability of Equitrans, its subsidiaries and the certain significant joint venture entities to authorize capital expenditures, engage in certain transactions involving the incurrence of debt and the acquisition or divestiture of material assets and make ordinary course changes to compensation and benefits, (d) the addition of provisions in respect of EQT’s shareholder meeting to approve the share issuance consideration contemplated by the Merger Agreement, (e) mutual “no-shop” and “force-the-vote” provisions, and (f) an increase to the termination fee payable by Equitrans to be equal to 3.5% of Equitrans’ equity value.
On February 19, 2024, the Equitrans Board held a meeting via videoconference attended by Equitrans senior management. During the meeting, Equitrans senior management provided an update regarding the ongoing strategic transaction process, including that Equitrans had received a proposal from EQT, and that each of Party F and Party G had been provided with an update regarding the status of the Mountain Valley Pipeline Facilities. Equitrans senior management also noted that representatives of Barclays and Citi would follow up with EQT regarding aspects of EQT’s proposal and the status of EQT’s due diligence review of Equitrans and also would follow up with each of Party F and Party G to gauge their respective interest in and timing for participating in Equitrans’ process. Mr. Moore also reviewed the comments received from EQT to the draft Merger Agreement. Following discussion, the Equitrans Board indicated its support for Equitrans continuing to engage with EQT and continuing to involve Party F and Party G in the process.
On February 19, 2024, at the direction of Equitrans senior management, representatives of Barclays and Citi held a telephonic meeting with representatives of Guggenheim Securities to clarify certain aspects of EQT’s indication of interest, including with respect to the proposed exchange ratio and EQT’s outstanding due diligence needs relative to the two- to three-week timeline suggested by EQT in its indication of interest to complete a transaction with Equitrans.
Also on February 19, 2024, at the direction of Equitrans senior management, representatives of Citi and Party G held a telephonic meeting to discuss feedback from Party G from the February 15, 2024 meeting with Equitrans. Representatives of Party G indicated that Party G continued to be interested in a potential strategic transaction with Equitrans but wanted to await further progress with respect to the construction of the Mountain Valley Pipeline Facilities before re-engaging with Equitrans on a potential strategic transaction, and also wanted to await the market reaction to Equitrans’ year-end earnings, which would include an update regarding the targeted timing and cost for the Mountain Valley Pipeline Facilities. The representatives of Citi inquired as to Party G’s intentions should another participant in Equitrans’ strategic process be more aggressive in terms of timing to pursue a transaction and Party G asked that it be apprised but that any feedback provided would be informed by then-existing circumstances, including as to the Mountain Valley Pipeline Facilities.
In addition, on February 19, 2024, representatives of Barclays and Party F held a telephonic meeting to discuss feedback from Party F from the February 14, 2024 meeting with Equitrans. Party F indicated that it continued to be interested in a potential strategic transaction with Equitrans but required that the construction of the Mountain Valley Pipeline Facilities be nearly complete before re-engaging with Equitrans on a potential strategic transaction. The representatives of Barclays inquired as to Party F’s interest in Equitrans should another participant in Equitrans’ strategic process be more aggressive in terms of timing to pursue a transaction and Party F indicated that its position would not change and suggested that the parties should plan to connect again in a few weeks.
Representatives of Barclays and Citi updated Equitrans senior management regarding their respective discussions on February 19, 2024.
On February 20, 2024, Equitrans issued its earnings press release relating to its fourth quarter and full-year 2023 financial and operational results. In the release and Equitrans’ Annual Report on Form 10-K for the year ended December 31, 2023 filed on the same day, Equitrans publicly disclosed that the Equitrans Board had been engaged in a process with third parties that had expressed interest in strategic transactions with Equitrans, that the Equitrans Board had engaged outside advisors and that the process was then ongoing. After the issuance of the earnings press release, the Chief Financial Officer of a publicly traded midstream company (“Party K”) contacted representatives of Barclays and Mr. Oliver to convey interest in acquiring certain transmission assets of Equitrans if made available for sale. Party K did not subsequently engage in discussions with Equitrans regarding a potential strategic transaction.
Also on February 20, 2024, representatives of Guggenheim Securities, on behalf of EQT, provided certain due diligence materials to representatives of Barclays and Citi.
On February 22, 2024, representatives of Equitrans, including Messrs. Karam and Vagt, and Ms. Charletta, together with representatives of Barclays, Citi, EQT and Guggenheim Securities, held a telephonic meeting during which EQT and its advisors made a due diligence presentation to Equitrans and its advisors. EQT indicated to Equitrans that it would require a closing condition relating to the completion of the Mountain Valley Pipeline Facilities in the Merger Agreement (the “MVP In-Service Condition”).
On February 25, 2024, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management and representatives from Latham, Barclays and Citi. After a discussion of the directors’ fiduciary obligations, representatives of Barclays reviewed with the Equitrans Board the status of the strategic transaction process, including ongoing negotiations with EQT and recent updates that had been provided to Party F and Party G. Representatives of Barclays provided the Equitrans Board with a comparison of the purchase price included in Party G’s indication of interest in November 2023 and EQT’s indication of interest in February 2024. Representatives of Barclays then discussed the status of certain due diligence matters involving EQT. Representatives of Latham then reviewed with the Equitrans Board the draft Merger Agreement received from EQT and provided perspectives relating thereto. Following discussion, the Equitrans Board authorized Mr. Karam to convey to Mr. Rice that no other counterparty had requested a condition precedent that the Mountain Valley Pipeline Facilities be completed prior to closing of a merger transaction, and to offer that representatives of Equitrans provide a further update as to the status of construction of the Mountain Valley Pipeline Facilities, and outline to Mr. Rice next steps and timing for the process. The Equitrans Board also authorized Mr. Karam to contact the CEO of Party G to indicate that Equitrans had received a proposal at a higher per share price than Party G’s proposal, that the other process participant required the completion of the Mountain Valley Pipeline Facilities as a closing condition, and that the process was moving forward.
On February 26, 2024, Messrs. Karam and Rice met telephonically. Mr. Karam informed Mr. Rice that another bidder previously had provided a competitive price proposal without requiring the MVP In-Service Condition. The parties discussed certain outstanding due diligence items requested by EQT, and that Equitrans would discuss with EQT the status of completion of the Mountain Valley Pipeline Facilities. Mr. Karam also requested that EQT further discuss with Equitrans the potential synergies that, in EQT’s view, could result from a transaction involving EQT and Equitrans. Following the call, representatives of Barclays requested from Mr. Knop additional information on EQT’s view of potential transaction synergies and another call to discuss the latest status of the Mountain Valley Pipeline Facilities.
On February 27, 2024, representatives of Equitrans, Barclays and Citi met telephonically with representatives of EQT and Guggenheim Securities to discuss the status of the Mountain Valley Pipeline Facilities. Also on February 27, 2024, Equitrans provided EQT and its advisors with access to additional due diligence materials in the virtual data room.
Between February 27 and March 7, 2024, representatives of Equitrans senior management met telephonically with members of EQT’s senior management, with representatives of Barclays, Citi and Guggenheim Securities in attendance, to conduct mutual business, operational and financial diligence, including with respect to the status of the Mountain Valley Pipeline Facilities, associated capital expenditures and the anticipated path to putting it “in service.” During the management meetings, Equitrans presented and discussed the Equitrans forecasts and EQT presented and discussed the EQT forecasts, each as described in more detail under the section titled “The Merger — Certain Unaudited Forecasted Financial and Operating Information.”
On February 28, 2024, representatives of Barclays and Guggenheim Securities met telephonically and discussed EQT’s view of potential transaction synergies, certain due diligence items and the upcoming Equitrans Board meeting.
On March 1, 2024, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management and representatives from Latham, Barclays and Citi. In advance of such meeting, representatives of Citi provided the Equitrans Board with updated information regarding Citi’s material investment banking relationships with Equitrans, EQT and certain other parties during the prior approximately two-year period, and on this basis it was determined that there continued to be no conflicts of interest that would affect the ability of Citi to continue to serve as a financial advisor to Equitrans. In addition, in advance of such meeting, representatives of Barclays provided the Equitrans Board with updated customary relationship disclosures regarding Barclays’ relationships with Equitrans, EQT and Party G during the period from January 1, 2022 through the date thereof, and on this basis it was determined that there continued to be no conflicts of interest that would affect the ability of Barclays to continue to serve as a financial advisor to Equitrans. Representatives of Barclays reviewed with the Equitrans Board the status of the strategic transaction process, including ongoing negotiations with EQT, and provided the Equitrans Board with a comparison of the purchase price included in Party G’s indication of interest in November 2023 and EQT’s indication of interest in February 2024. Representatives of Barclays then discussed the status of certain due diligence matters with EQT. Representatives of Barclays then reviewed the long-term financial forecasts received from Equitrans and EQT, including forecasts prepared by Equitrans senior management with respect to Equitrans on a standalone basis, and reviewed Barclays’ preliminary financial analyses with respect to each of Equitrans and EQT on a standalone basis. Representatives of Barclays then discussed

Barclays’ preliminary financial analyses of potential synergies indicated by EQT. Citi also discussed with the Equitrans Board the long-term financial forecasts received from Equitrans and EQT and reviewed Citi’s preliminary financial analyses with respect to Equitrans and EQT. Representatives of Barclays then discussed rationales for the transaction and certain outstanding due diligence matters. Following discussion, the Equitrans Board indicated its support for Mr. Karam to (a) provide a counterproposal to Mr. Rice for an all-stock transaction at a valuation of $12.50 per Equitrans share, indicate certain other positions with respect to the Merger Agreement, including with respect to the governance of the combined company and to address the MVP In-Service Condition, and reiterate that due diligence needed to proceed expeditiously to ensure the transaction could be executed on a timely basis and (b) contact the CEO of Party G to indicate that Equitrans had received a proposal at a higher per share price than Party G’s proposal, that such other proposal reflected a simple condition precedent regarding the completion of the Mountain Valley Pipeline Facilities, that the proposing party desired to execute a definitive agreement promptly, and that Equitrans was willing to enable Party G to continue its due diligence review of Equitrans if Party G wanted to remain in the process.
Following the Equitrans Board meeting, Messrs. Karam and Rice met telephonically. During the meeting, Mr. Karam conveyed Equitrans’ counterproposal of $12.50 per Equitrans share and the other messaging as authorized by the Equitrans Board, including proportional board representation for Equitrans on the combined company board of directors, and outlined the terms of a Mountain Valley Pipeline Facilities-related condition precedent that Equitrans would find acceptable provided EQT intended to move expeditiously toward executing a transaction. Mr. Karam also noted that Equitrans was still engaged with other process participants. Mr. Moore subsequently spoke with Mr. Jordan regarding the counterproposal and certain Merger Agreement terms, including the MVP In-Service Condition, and due diligence items, and Mr. Jordan noted that EQT management would discuss the counterproposal with the EQT Board at its next meeting.
Also on March 1, 2024, Mr. Rice provided to the EQT Board an update that EQT had received a counterproposal from Equitrans of $12.50 per share of Equitrans common stock, that Equitrans indicated a willingness to accept the MVP In-Service Condition and that Equitrans requested pro rata board representation on the post-closing EQT Board.
Also on March 1, 2024, Mr. Karam and the CEO of Party G met telephonically. During the meeting, Mr. Karam conveyed the messaging as authorized by the Equitrans Board, including that Equitrans had received a proposal at a higher per share price than Party G’s last proposal and that Equitrans was willing to enable Party G to continue its due diligence review of Equitrans if Party G wanted to remain in the process. The CEO of Party G indicated Party G would respond to Equitrans with its perspectives on next steps.
Equitrans senior management updated the Equitrans Board following Mr. Karam’s discussions with EQT and Party G on March 1, 2024.
On March 3, 2024, Latham delivered a revised draft of the Merger Agreement to Kirkland that reflected, among other things, (a) more favorable terms relating to the treatment of Equitrans Equity Awards and Equitrans employees, (b) modifications to the scope of representations and warranties and interim operating covenants, including expansions on the ability of Equitrans, its subsidiaries and certain significant joint venture entities to authorize capital expenditures, engage in certain transactions involving the incurrence of debt or modification of existing indebtedness and make ordinary course changes to compensation and benefits, (c) inclusion of the MVP In-Service Condition, and (d) an Equitrans breakup fee of 2.5% of equity value payable under certain conditions.
On March 4, 2024, the EQT Board held a special meeting via videoconference, with members of EQT’s senior management as well as representatives from Guggenheim Securities and Kirkland in attendance, to review and consider the terms of the proposed transaction with Equitrans. Members of EQT’s senior management team provided an update on discussions with Equitrans, including Equitrans’ request to increase EQT’s proposal to a purchase price of $12.50 per share of Equitrans common stock, consisting exclusively of shares of EQT common stock, and agreement (in principle) to the MVP In-Service Condition. At this meeting, representatives of Kirkland discussed the terms of the Merger Agreement, including the proposed positions and counterproposals received from Equitrans with respect to proposed break-up fees and treatment of Equitrans incentive equity, among other things, as well as discussions regarding the post-closing appointment of Equitrans nominees to the EQT Board. Representatives of Guggenheim Securities presented on key financial metrics at various implied prices per share of Equitrans common stock, and at various exchange ratios, and described the potential mechanisms for a fixed exchange ratio for the purchase price in lieu of a fixed headline price. Members of EQT’s senior management team also discussed the strategic rationale and industrial logic of a business combination in light of due diligence to date, including an update on the potential for synergies expected to result from the proposed business combination, and EQT’s proposed methodology for setting the transaction price and pathways to deleverage the combined business while maintaining EQT’s investment grade rating. At the meeting, the EQT Board also discussed the competitive nature of Equitrans’ sale process and the importance of accelerated timing for signing a definitive agreement in light of the competitive dynamic. After discussion, the EQT Board authorized EQT’s senior management and advisors to communicate an acceptance of Equitrans’ increased proposal of $12.50 per share of Equitrans common stock, consisting exclusively of shares of EQT common stock, subject to the negotiation of definitive transaction documents and satisfactory completion of confirmatory due diligence.
Following the EQT Board meeting, also on March 4, 2024, members of EQT’s senior management team met with representatives of Kirkland to discuss further revisions to the Merger Agreement to reflect the EQT Board’s feedback, including implementation of a fixed exchange ratio, equivalent to the accepted value of $12.50 per share of Equitrans common stock.
Also on March 4, 2024, representatives of Guggenheim Securities provided the EQT Board with updated relationship disclosures describing, among other things, certain of Guggenheim Securities’ investment banking relationships with Equitrans and EQT during the period from January 1, 2022 through the date thereof and on this basis it was determined by the EQT Board that there continued to be no conflicts of interest that would affect the ability of Guggenheim Securities to serve as financial advisor to EQT.
Later on March 4, 2024, Messrs. Karam and Rice met telephonically. During the meeting, Mr. Rice indicated that the EQT Board had agreed to an all-stock transaction at a valuation of $12.50 per Equitrans share and certain treatment of Equitrans employees (other than Mr. Karam and Ms. Charletta). Mr. Rice indicated that the EQT Board was comfortable with Equitrans receiving the right to nominate two members to the EQT Board. Mr. Karam indicated that the Equitrans Board still expected Equitrans to receive the right to nominate three members to the EQT Board. The parties also discussed timing of a proposed announcement of the transaction assuming the parties could reach final terms.
Also on March 4, 2024, following the call with Mr. Rice, Mr. Karam provided an update to the Equitrans Board.
On March 5, 2024, representatives of Kirkland and Latham discussed certain open terms in the Merger Agreement, including the following key changes that would be reflected in EQT’s next version of the Merger Agreement: (a) increase of the termination fee payable by Equitrans to be equal to 3.5% of Equitrans’ equity value; (b) inclusion of mutual “force-the-vote” provisions; and (c) inclusion of a covenant for EQT to appoint two Equitrans directors to the post-closing EQT Board.
On March 6, 2024, at the direction of Equitrans senior management, representatives of Barclays and Citi met telephonically with representatives of Guggenheim Securities. As authorized by Equitrans senior management, representatives of Barclays and Citi indicated that Equitrans expected the exchange ratio to be set based on a volume weighted average share price over the 30 days preceding execution of the Merger Agreement. The parties also discussed timing of a proposed announcement of the transaction.
Also on March 6, 2024, representatives of Party G spoke with representatives of Citi indicating that Party G intended to submit a revised indication of interest later that week and that its indication of interest would be a “best and final” offer.
Additionally on March 6, 2024, Kirkland delivered a revised draft of the Merger Agreement to Latham that reflected (a) the right for Equitrans to nominate two members to the EQT Board following consummation of the Merger, (b) modifications to the scope of representations and warranties and interim operating covenants, including additional restrictions on the ability of Equitrans, its subsidiaries and certain significant joint venture entities to authorize capital expenditures, engage in certain transactions involving the incurrence of debt and make certain ordinary course changes to compensation and benefits, (c) a financing cooperation covenant obligating Equitrans to cooperate with EQT in connection with certain potential financings, (d) an obligation for Equitrans to redeem the Equitrans preferred stock prior to closing of the Merger, and (e) a termination fee payable by Equitrans to be equal to 3.5% of Equitrans’ equity value.
On March 6, 2024, representatives of Latham sent representatives of Kirkland a draft of Equitrans’ disclosure schedules, and on March 8, 2024, representatives of Kirkland sent representatives of Latham a draft of EQT’s disclosure schedules. Between March 6, 2024 and March 10, 2024, the parties held multiple telephonic meetings to discuss and finalize the key open terms in the disclosure schedules.
On March 7, 2024, EQT opened access to its virtual data room to Equitrans and its advisors.
Also on March 7, 2024, representatives of Party G spoke with representatives of Citi regarding certain outstanding due diligence items relating to Equitrans.
On March 8, 2024, representatives of Party G spoke with representatives of Citi, indicating that Party G did not see a path to increasing the exchange ratio previously proposed by Party G (which exchange ratio implied an offer price of $11.12 per share of Equitrans common stock as of March 8, 2024) and that such representatives of Party G did not have authority to confirm that exchange ratio as an official updated indication of interest.
Also on March 8, 2024, representatives of Guggenheim Securities provided the EQT Board with a relationship disclosure letter describing, among other things, certain of Guggenheim Securities’ investment banking relationships with Equitrans and EQT during the period from January 1, 2022 through the date thereof, and on this basis it was determined by the EQT Board that there were no conflicts of interest that would affect the ability of Guggenheim Securities to serve as financial advisor to EQT.
Also on March 8, 2024, Messrs. Karam and Rice met to resolve certain open terms in the Merger Agreement, including Equitrans’ receiving the right to nominate three members to the EQT board, the treatment of Equitrans employees and certain other matters.
Later on March 8, 2024, Messrs. Karam and Rice met telephonically to discuss working toward announcing the transaction on March 11, 2024. Additionally, Equitrans and EQT exchanged emails to discuss their plans regarding investor relations in connection with the potential transaction, including a joint press release and an investor presentation.
From the evening of March 8, 2024 through the evening of March 10, 2024, representatives of Latham, Equitrans, Kirkland and EQT exchanged several revised drafts of the Merger Agreement and engaged in numerous discussions regarding the Merger Agreement and related documentation, ultimately agreeing on terms including: (a) the right for Equitrans to nominate three members to the EQT Board following consummation of the Merger, (b) an obligation for Equitrans to redeem the Equitrans preferred stock prior to closing of the Merger so long as EQT funded such redemption, and (c) EQT and Equitrans termination fees of $545 million and $191 million, respectively.
On March 9, 2024, the Equitrans Board held a special meeting via videoconference attended by Equitrans senior management. Representatives of Equitrans senior management updated the board on Equitrans’ strategic transaction process and provided a summary of Mr. Karam’s conversations with Mr. Rice on March 8, 2024. Equitrans senior management informed the Equitrans Board that Party G indicated that it did not see a path to increasing the exchange ratio previously proposed by Party G (which exchange ratio implied an offer price of $11.12 per share of Equitrans common stock as of March 8, 2024), and that the representatives of Party G did not have authority to confirm that exchange ratio as an official updated indication of interest. Equitrans senior management and the Equitrans Board then discussed the substantial progress made with EQT toward a transaction, outstanding Merger Agreement terms, potential timing for execution of the Merger Agreement and next steps, with the intent to make further progress toward mutually acceptable final terms with EQT that could be presented to the Equitrans Board.
Also on March 9, 2024, Messrs. Rice, Karam, Moore and Jordan met telephonically, together with representatives of Kirkland and Latham to discuss the remaining open terms in the Merger Agreement,

including the MVP In-Service Condition, the number of Equitrans director designees for the combined company following closing and break-up fees.
Later on March 9, 2024, the EQT Board held a special meeting via videoconference, with members of EQT’s senior management and representatives from Guggenheim Securities and Kirkland in attendance, to review and consider the terms of the proposed transaction with Equitrans. Representatives of Kirkland discussed the EQT Board’s fiduciary duties, including relevant aspects and requirements of the directors’ duty of care and duty of loyalty. A presentation on the key terms in the Merger Agreement followed, including director appointment rights, closing conditions, interim operating covenants, termination provisions and fees, as well as discussions on post-closing capital structure and executive compensation matters. Mr. Rice also updated the EQT Board on the discussions held with representatives of Equitrans on March 8, 2024 and March 9, 2024. The EQT Board also discussed the competitive nature of Equitrans’ sale process and the importance of accelerated timing in light of the competitive dynamic, and discussed that, despite the accelerated timing of the deal, EQT and its advisors had completed thorough due diligence, analyses and negotiations. At the same meeting, representatives of Guggenheim Securities presented their updated analysis of key financial metrics that would be reviewed and analyzed in connection with Guggenheim Securities’ fairness opinion. Members of EQT’s senior management team also discussed with the EQT Board illustrative announcement materials and a representative communication plan were the EQT Board to approve a transaction with Equitrans.
On March 9 and 10, 2024, Equitrans and EQT, through their counsel, continued to revise and exchange drafts of the Merger Agreement and accompanying disclosure schedules.
On March 10, 2024, Messrs. Karam and Rice met telephonically, with representatives of Kirkland and Latham in attendance, to discuss and agree upon the remaining open terms of the Merger Agreement and disclosure schedules.
Also on March 10, 2024, representatives of Citi provided the Equitrans Board with updated information regarding Citi’s material investment banking relationships with Equitrans and EQT during the prior approximately two-year period, and on this basis it was determined that there continued to be no conflicts of interest that would affect the ability of Citi to continue to serve as a financial advisor to Equitrans. In addition, representatives of Barclays provided the Equitrans Board with updated customary relationship disclosures regarding Barclays’ relationships with Equitrans and EQT during the period from January 1, 2022 through the date thereof, and on this basis it was determined that there continued to be no conflicts of interest that would affect the ability of Barclays to continue to serve as a financial advisor to Equitrans.
Also on March 10, 2024, representatives of Guggenheim Securities provided the EQT Board with updated relationship disclosures describing, among other things, certain of Guggenheim Securities’ investment banking relationships with Equitrans and EQT during the period from January 1, 2022 through the date thereof, and on this basis it was determined by the EQT Board that there continued to be no conflicts of interest that would affect the ability of Guggenheim Securities to serve as financial advisor to EQT.
In the evening on March 10, 2024, a special meeting via videoconference of the Equitrans Board was held with representatives of Barclays, Citi and Latham in attendance. Representatives of Latham reviewed with the Equitrans Board its fiduciary obligations. Following Barclays’ review of its financial analyses, at the request of the Equitrans Board, representatives of Barclays delivered its oral opinion to the Equitrans Board, which was confirmed by delivery of a written opinion, dated March 10, 2024, to the effect that, based upon and subject to the qualifications, limitations and assumptions stated in Barclays’ written opinion, as of the date of such opinion, from a financial point of view, the Exchange Ratio to be offered to the holders of Equitrans common stock (other than holders of excluded shares) in the Merger was fair to such shareholders. At the request of the Equitrans Board, Citi then reviewed its financial analysis of the Exchange Ratio with the Equitrans Board and rendered an oral opinion, confirmed by delivery of a written opinion dated March 10, 2024, to the Equitrans Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to holders of Equitrans common stock (other than, as applicable, EQT, Merger Subs and their respective affiliates). At the request of the Equitrans Board, a representative from

Latham reviewed and discussed the key provisions of the Merger Agreement, which was provided to the Equitrans Board in final form together with Equitrans’ and EQT’s disclosure schedules. Following the discussion, the Equitrans Board (a) determined that the Merger Agreement and the Transactions, including the Merger, is in the best interests of Equitrans and its shareholders, (b) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (c) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger, (d) resolved to recommend adoption of the Merger Agreement by the shareholders of Equitrans and (e) directed that the Merger Agreement be submitted to the shareholders of Equitrans for approval.
Also in the evening of March 10, 2024, the EQT Board held a special meeting via videoconference to approve the Merger Agreement, with members of EQT’s senior management as well as representatives from Guggenheim Securities and Kirkland in attendance. At the meeting, representatives of Kirkland confirmed there had been no material changes to the terms of the final Merger Agreement (a copy of which was shared with the EQT Board, together with the substantially final disclosure schedules, on the afternoon of March 10, 2024) previously reviewed by the EQT Board on March 9, 2024. Representatives of Guggenheim Securities then reviewed the key financial information that was reviewed and analyzed in connection with its fairness opinion, consistent with the information reviewed with the EQT Board on March 9, 2024. Thereafter, Guggenheim Securities orally rendered its fairness opinion to the EQT Board that, as of March 10, 2024, and based on and subject to the various matters considered, the procedures followed, the assumptions made and various limitations and qualifications to the review undertaken as set forth therein, the Exchange Ratio provided for in the Merger Agreement was fair, from a financial point of view, to EQT. Guggenheim Securities subsequently confirmed its fairness opinion in writing. Guggenheim Securities’ opinion is more fully described in the section of this joint proxy statement/prospectus titled “The Merger — Opinion of Guggenheim Securities, LLC, Financial Advisor to EQT.” After discussion, the EQT Board unanimously determined that it is in the best interests of EQT and its shareholders, and declared it advisable, for EQT to enter into the Merger Agreement, and to recommend the approval by EQT shareholders of the issuance of shares of EQT common stock in the Merger and to submit the Share Issuance Proposal to EQT shareholders for approval.
Later in the evening on March 10, 2024, the parties executed the Merger Agreement. After execution of the Merger Agreement, on the morning of March 11, 2024, EQT and Equitrans issued a joint press release announcing entry into the Merger Agreement before the opening of the NYSE on March 11, 2024.
Recommendation of the EQT Board and Its Reasons for the Merger
On March 10, 2024, the EQT Board unanimously determined that it was in the best interests of EQT and its shareholders, and declared it advisable, for EQT to enter into the Merger Agreement, and unanimously approved the execution, delivery and performance by EQT of the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Share Issuance Proposal. The EQT Board unanimously recommends that EQT shareholders vote “FOR” the Share Issuance Proposal, “FOR” the Articles Amendment Proposal and “FOR” the EQT Adjournment Proposal.
In the course of reaching its determinations and recommendations, the EQT Board consulted with the EQT senior management team and its outside legal and financial advisors and considered several potentially positive factors that it generally viewed as weighing in favor of the Merger, including the following (not necessarily presented in order of relative importance):
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Improvement to Cost Structure.   The EQT Board sees the natural gas industry landscape as one characterized by price volatility for the foreseeable future. Against this backdrop, continued financial success as a natural gas operator will rely heavily upon the maintenance of a low cost structure. Pro forma for the acquisition of Equitrans, approximately 90% of EQT’s operated upstream production will flow through EQT-owned midstream assets, materially enhancing margins. The vertical integration inherent in the Merger would position EQT as one of the lowest-cost natural gas producers in the United States with an estimated pro forma long-term corporate free cash flow breakeven price1 of less than $2.00 per million BTU. This reduced cost structure would create more durable free cash flow for EQT in downcycles.

1
A non-GAAP financial measure. Free cash flow breakeven is defined as the average Henry Hub price

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Diminished Need for Hedging and Better Exposure to Commodity Pricing in Upcycles.   Another benefit of the combined business’ reduction in cost structure would be a diminished need to rely on hedging to protect against the impacts of downcycles. While hedging has historically provided EQT some protection from pricing during downcycles, that hedging has also diminished EQT’s ability to capture the upside from pricing during upcycles.

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Expansion of Economically Recoverable Inventory.   The combined business’ reduced cost structure would expand EQT’s inventory depth by growing the number of drilling locations capable of economic recovery.

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Long-term Enhancement of EQT’s Operational Flexibility and Creditworthiness.   Vertical integration of EQT’s predominantly upstream business with Equitrans’ midstream business would help eliminate minimum volume commitments associated with EQT’s gathering and water contracts and would supply contracted Mountain Valley Pipeline Facilities capacity. The elimination of these liabilities would materially enhance EQT’s operational flexibility. Further, over the course of several discussions, the three main ratings agencies that cover EQT debt have indicated an intent to cover the combined business based on a hybrid upstream and midstream rating structure, giving credit for the higher multiple integrated business model and improved cash flow durability, which should further strengthen the public market’s view of EQT’s creditworthiness.

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Potential Synergies of the Combined Business.   EQT expects that the Merger will result in approximately $250 million of near term annual synergies comprised of a combination of organizational efficiency, production optimization and operating cost savings, and an additional $175 million of upside potential associated with infrastructure optimization, making a pathway to potentially capture approximately $425 million of annual synergies over time, informed by direct knowledge of Equitrans assets by the EQT senior management team.

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Creation of Premier Integrated Natural Gas Company in the United States.   The combined business would represent America’s first fully-integrated, large-scale natural gas business, allowing EQT to compete on the global stage against fully-integrated international rivals.

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Knowledge of the Business and Prospects.   EQT’s senior management team has extensive knowledge of Equitrans’ assets and operations, as (i) a portion of the gathering systems are legacy Rice Midstream assets (which were built and operated under the leadership of the same individuals who currently run EQT’s midstream operations) and (ii) EQT is currently Equitrans’ largest current customer.

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Successful History of Integration.   EQT has been highly acquisitive under its current senior management team and such team has a successful track record of highly efficient integration, positioning the combined company for successful integration and improving the likelihood that potential synergies will be realized.

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Expanded Board to Provide Complimentary Midstream Expertise.   The board of directors of the combined company will be increased to fourteen members, retaining all directors currently serving on the EQT Board and adding three new directors from the Equitrans Board, adding complementary strengths and backgrounds — including in the midstream sector.

needed to generate positive free cash flow. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures and capital contributions to MVP, excluding capital expenditures attributable to EQT noncontrolling interests and excluding free cash flow attributable to Eureka Midstream, LLC noncontrolling interest. Adjusted operating cash flow is defined as net cash provided by operating activities plus preferred interest in EQT Energy Supply and MVP distributions included in net cash flow provided by investing activities less preferred dividends and changes in other assets and liabilities. Free cash flow is a non-GAAP supplemental financial measure used by EQT’s management to assess liquidity, including EQT’s ability to generate cash flow in excess of its capital requirements and return cash to shareholders. EQT’s management believes that this measure provides useful information to external users of EQT’s consolidated financial statements, such as industry analysts, lenders and ratings agencies. Free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

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Results of Due Diligence.   EQT and its advisors conducted a thorough due diligence review of Equitrans and its business, including with respect to commercial, legal, regulatory, accounting, tax and human resources matters, affording the ability to address potential risks in the terms of the Merger Agreement.

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Favorable Terms of the Merger Agreement.   Negotiated in coordination with EQT’s legal advisors, EQT believes that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the Merger Agreement may be terminated (including the fact that these provisions are generally reciprocal), are reasonable. More specifically, the EQT Board considered each of the following terms at length:

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The Exchange Ratio relative to the intrinsic value of shares of EQT common stock and of Equitrans common stock over various periods;

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The fact that the Exchange Ratio is fixed, and thus the number of EQT shares to be issued will not fluctuate if the market price of Equitrans common stock increases relative to the market price of EQT common stock between the date of the Merger Agreement and the closing of the Merger;

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The fact that EQT has the ability, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal;

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The requirement that EQT shareholders must approve the Share Issuance Proposal as a condition to the parties’ obligations to close the Merger;

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The requirement that the Mountain Valley Pipeline Facilities be placed in service as a condition to EQT’s obligation to close the Merger;

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The fact that the EQT Board has the ability to terminate the Merger Agreement under certain circumstances, subject to certain conditions (including payment of a termination fee to Equitrans under certain circumstances); and

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The fact that upon termination of the Merger Agreement in certain circumstances, Equitrans would be required to pay to EQT a termination fee of $191 million that would help offset some of the costs of the transaction.

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Likelihood of Completion of the Transaction.   The EQT Board believes, due to the limited number of closing conditions, that the Transactions will be consummated on a timely basis, and in any event prior to the outside date of March 10, 2025 (or September 10, 2025, as extended under certain specified circumstances).

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Opinion of Financial Advisor.   Guggenheim delivered a written opinion that, as of March 10, 2024 and based upon and subject to the matters considered, the procedures followed and the assumptions made and various limitations and qualifications to the review undertaken as set forth in the opinion, the Exchange Ratio was fair, from a financial point of view, to EQT.

The EQT Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors concerning the Merger and the Merger Agreement in its deliberations concerning the Merger and the Merger Agreement, including the following (not necessarily presented in order of relative importance):
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Mountain Valley Pipeline Facilities Being Placed “In Service.”   The Mountain Valley Pipeline Facilities being placed in-service is a condition to the closing of the Transactions, and may continue to be delayed.

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Business Disruption Resulting from the Acquisition.   The risks and contingencies relating to the announcement and pendency of the Merger, including the potential for diversion of management and employee attention, the potential effect of the combination on the businesses of both companies, the potential effect on EQT’s ability to retain key management and personnel, and the restrictions on the conduct of EQT’s business during the period between the execution of the Merger Agreement and the completion of the Merger.

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Termination Fees.   The fact that EQT would be required to pay Equitrans a termination fee if EQT or Equitrans were to terminate the Merger Agreement for (i) a change in recommendation of the EQT Board or for failing to receive shareholder approval or a breach of the non-solicit covenants in the Merger Agreement, or (ii) in connection with the failure of certain regulatory conditions.

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No-Shop Restrictions.   The fact that there are restrictions in the Merger Agreement on EQT’s ability to solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied.

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Opportunity Costs of Compliance with Interim Period Covenants.   The fact that the restrictions on EQT’s conduct of business prior to completion of the Transactions could delay or prevent EQT from undertaking business opportunities that may arise or from taking other actions with respect to its operations during the pendency of the Transactions.

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Fixed Exchange Ratio.   The risk that, because the Exchange Ratio under the Merger Agreement would not be adjusted for changes in the market price of EQT common stock or Equitrans common stock, the value of the shares of EQT common stock to be issued to holders of shares of Equitrans common stock upon the consummation of the Merger could be significantly more than the value of such shares immediately prior to the announcement of the proposed Merger.

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Significant Stock Issuance.   The potential impact on the market price, and dilution of existing shares, of EQT common stock due to an increased number of outstanding shares as the result of the issuance of the stock consideration to Equitrans shareholders.

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Closing Conditions.   The fact that completion of the Merger is subject to certain conditions and the risk that such conditions may not be satisfied on acceptable terms or at all.

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Litigation Risk.   The inherent risk of litigation in transactions of this nature, including the potential lawsuits that could be brought against EQT or the EQT Board in connection with the Transactions.

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Failure to Complete the Merger.   The possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of EQT and Equitrans, which could result in significant costs and disruption to EQT’s normal business.

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Transaction Expenses.   The substantial costs to be incurred in connection with the Merger, including the costs of integrating the businesses of EQT and Equitrans and the transaction expenses arising from the Merger.

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Failure to Realize Benefits of the Merger.   The potential challenges and difficulties in integrating the operations of Equitrans and EQT and the risk that the anticipated cost savings and operational and other synergies between the two companies, or other anticipated benefits of the Merger (including that Equitrans’ financial performance will meet EQT’s expectations), might not be realized at all or in part, may only be achieved over time or might take longer to realize than expected.

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Failure to Meet Projections.   The risk of not being able to realize all or part of the anticipated benefits of the Merger, including the anticipated operational and other synergies between the two companies, cost savings, growth opportunities or cash flows between EQT and Equitrans, or that such benefits may take longer than expected to be realized, if at all.

The EQT Board also considered risks of the type and nature described under the sections titled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”
After taking into account the factors set forth above, as well as others, the EQT Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to EQT shareholders.
The foregoing discussion of factors considered by EQT is not intended to be exhaustive but summarizes certain material factors considered by the EQT Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the EQT Board did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the EQT Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The EQT Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, EQT’s senior management team and outside legal and financial advisors.
In considering the recommendation of the EQT Board to approve the Merger Agreement, holders of EQT common stock should be aware that the executive officers and directors of EQT have certain interests in the Transactions that may be different from, or in addition to, the interests of EQT shareholders generally. See the section titled “— Interests of Certain EQT Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the EQT Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements.”
Recommendation of the Equitrans Board and Its Reasons for the Merger
On March 10, 2024, the Equitrans Board unanimously (a) determined that the Merger Agreement and the Transactions, including the Merger, are in the best interests of Equitrans and its shareholders, (b) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (c) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger, (d) resolved to recommend adoption of the Merger Agreement by the shareholders of Equitrans and (e) directed that the Merger Agreement be submitted to the shareholders of Equitrans. The Equitrans Board unanimously recommends that Equitrans shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal.
In evaluating the Merger Agreement, the Merger and the other Transactions, the Equitrans Board consulted with Equitrans’ senior management and Equitrans’ outside legal counsel and financial advisors. The Equitrans Board determined that entering into the Merger Agreement with EQT provided the best strategic option for Equitrans and its shareholders, as compared to continuing to operate on a standalone basis and other reasonably actionable strategic alternatives such as those that Equitrans had evaluated periodically.
In arriving at this determination and in recommending that the holders of Equitrans stock vote their shares in favor of adoption of the Merger Agreement, the Equitrans Board considered a number of factors, including the following factors (not necessarily in order of relative importance) that the Equitrans Board viewed as generally positive or favorable to its determination, approval and related recommendations:
Attractive Value and Exchange Ratio.   The attractive value and nature of the consideration to be received in the First Merger by holders of Equitrans stock, including the fact that:
•
the transaction is structured as a stock-for-stock merger with a fixed exchange ratio;

•
the implied value of the common consideration was $13.15 per share of Equitrans common stock on the day of execution of the Merger Agreement based on the exchange ratio of 0.3504 per share and the closing trading price of EQT common stock on March 8, 2024, the last trading day before the public announcement of the execution of the Merger Agreement, compared to the closing trading price of Equitrans common stock of $11.15 on March 8, 2024, representing a premium of approximately 17.9%;

•
the Exchange Ratio and other terms of the Merger Agreement were the result of extensive negotiation between the parties, and that the Equitrans Board believes that the terms represented the best value that Equitrans could obtain;

•
the Equitrans Board believes that the transaction will permit holders of Equitrans stock to realize significant value for their investment, reduces the risk for holders of Equitrans stock as compared to Equitrans operating on a standalone basis, provides a value that is superior to other strategic alternatives available to Equitrans and generally will not result in taxable gains to (i) holders of Equitrans common stock and (ii) holders of Equitrans preferred stock who receive EQT common stock as consideration in the Merger;

•
the stock-for-stock nature of the transaction will allow holders of Equitrans stock to participate in the value and opportunities of the combined company after the Merger;

•
the fact that EQT pays quarterly cash dividends to its shareholders and that Equitrans shareholders will be entitled to participate in and receive dividends or distributions paid on shares of EQT common stock with a record date at or after the Effective Time;

•
the trading market for EQT common stock will provide holders of Equitrans stock who receive EQT common stock in the Merger with greater trading liquidity than is currently available for Equitrans stock alone; and

•
the Equitrans Board believes that the shares of EQT common stock that will be delivered to holders of Equitrans stock are a highly attractive currency that will benefit in the near and long term from potential synergies from the proposed combination.

Benefits of a Combined Company.   The belief of the Equitrans Board that the combination of Equitrans’ business with EQT’s complementary business is expected to result in a number of potential strategic benefits, including:
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a large-scale, vertically-integrated natural gas company, with enhanced competitive positioning relative to either of Equitrans or EQT on a standalone basis;

•
enhanced scale, providing Equitrans shareholders (as a part of the combined company) with a lower cost of capital with which to pursue and timely realize both organic and inorganic opportunities;

•
a lower breakeven price necessary to generate free cash flow, providing the combined company with a resilient business model that is built to withstand volatile natural gas price cycles;

•
an investment grade credit rating and a lower leverage profile;

•
continued inclusion of EQT in the S&P 500 index following consummation of the Merger;

•
near-term annual synergies informed by a number of factors, including EQT’s experience with Equitrans’ assets, and the operational connectivity between the two companies, as Equitrans represents the majority of EQT’s operating costs and EQT represents the majority of Equitrans’ revenue;

•
increased efficiencies from a combined company with alignment of upstream and midstream capital and operating decisions;

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continued investment in communities in the southwestern Appalachian Basin given the proximity of the operating locations of Equitrans, EQT and the combined company, as well as a shared commitment to employee development;

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an experienced and proven executive management team with a continued focus on enhancing shareholder value and economic returns; and

•
an experienced, diverse and majority-independent board of directors of the combined company composed of three directors from the Equitrans Board and eleven directors from the EQT Board.

Continuation of Standalone Equitrans.   The Equitrans Board’s belief that Equitrans’ future ability to attract capital, grow, adapt to uncertainties and continue delivering superior returns to holders of Equitrans stock as a standalone entity is expected to be more challenging compared to the combined company due to:
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Equitrans’ smaller scale and significant financial leverage;

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potential future decisions of Equitrans’ producer customers regarding natural gas production, including in increasingly volatile commodity price environments and as may be affected by long-term takeaway capacity constraints in the Appalachian Basin;

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the increasing importance of lower cost of capital, the ability to capitalize on new marketing opportunities in the increasingly global nature of the natural gas industry and enhanced resilience in increasingly volatile commodity price environments;

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Equitrans’ higher relative cost structure in part due to certain fixed costs and its higher interest expense arising from its higher debt level and leverage, and the continued impact on its free cash flow generation;

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Equitrans’ likely lower credit rating than the combined company and the challenges Equitrans would need to overcome to reach investment grade status on a standalone basis;

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Equitrans’ more limited common stock trading liquidity compared to the combined company;

•
Equitrans’ standalone position and capital structure providing less potential to adapt to, and benefit from, the evolution of the energy industry compared to the combined company; and

•
Equitrans senior management’s assessment of the impact of various factors, particularly Equitrans’ significant financial leverage, on Equitrans’ ability to diversify into other geographies, products or lines of businesses in a manner that is likely to be value-enhancing to holders of Equitrans stock, as well as to grow organically.

Opportunity to Receive Alternative Acquisition Proposals and to Change the Equitrans Board’s Recommendation Upon Receipt of a Superior Proposal.   The Equitrans Board considered the terms of the Merger Agreement related to Equitrans’ ability to respond to unsolicited bona fide acquisition proposals and determined that third parties would be unlikely to be deterred from making an acquisition proposal by the provisions of the Merger Agreement because the Equitrans Board may, under certain circumstances, furnish information or enter into discussions in connection with an acquisition proposal. In this regard, the Equitrans Board considered that:
•
subject to its compliance with the Merger Agreement, the Equitrans Board can change its recommendation to holders of Equitrans stock with respect to the adoption of the Merger Agreement prior to the adoption of the Merger Agreement by the vote of holders of Equitrans stock if the Equitrans Board determines, in good faith, after consultation with Equitrans’ financial advisors and outside legal counsel, that such unsolicited, bona fide written acquisition proposal constitutes a superior offer, and following consultation with Equitrans’ outside legal counsel, the Equitrans Board determines in good faith that failure to make such change of recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; and

•
while the Merger Agreement contains a termination fee of $191 million, representing approximately 3.0% of Equitrans’ equity value as of the date of the Merger Agreement, that Equitrans would be required to pay to EQT in certain circumstances, including if (i) either party terminates the Merger Agreement because the Merger has failed to close by the End Date and at the time of such termination EQT could have terminated the Merger Agreement pursuant to a breach of a representation or a failure to perform a covenant by Equitrans and, within 12 months after such termination, Equitrans consummates or enters into a definitive agreement to consummate an alternative transaction, (ii) EQT terminates the Merger Agreement because Equitrans has breached its representations or covenants in a way that causes a closing condition to fail and, within 12 months after such termination, Equitrans consummates or enters into a definitive agreement to consummate an alternative transaction, (iii) either EQT or Equitrans terminates the Merger Agreement because Equitrans shareholders have failed to approve the Merger Agreement Proposal at the Equitrans Special Meeting, and prior to the Equitrans Special Meeting, Equitrans has received a proposal for an alternative transaction that was not withdrawn prior to the Equitrans Special Meeting and, within 12 months after such termination, Equitrans consummates or enters into an agreement to consummate an alternative transaction, or (iv) EQT terminates the Merger Agreement prior to the approval of the Merger Agreement Proposal by Equitrans shareholders because (a) the Equitrans Board has made a change of recommendation or (b) Equitrans has willfully and materially breached its non-solicitation obligations, which breach materially impedes, interferes with or hinders the consummation of the Transactions, the Equitrans Board believed that this fee is reasonable in light of the circumstances and the overall terms of the Merger Agreement, consistent with fees in comparable transactions and not preclusive of other offers.

Opinion of Barclays Capital Inc.   The Equitrans Board considered the financial analyses reviewed and discussed with representatives of Barclays, as well as the oral opinion of Barclays rendered to the Equitrans Board on March 10, 2024, which opinion was subsequently confirmed by delivery of a written opinion, to the effect that, based upon and subject to the qualifications, limitations and assumptions set forth therein, as of the date of such opinion, from a financial point of view, the Exchange Ratio to be offered to the holders of Equitrans common stock (other than holders of excluded shares) in the Mergers is fair to such shareholders, as more fully described below under the heading “— Opinion of Barclays Capital Inc., Financial Advisor to Equitrans.”
Opinion of Citigroup Global Markets Inc.   The Equitrans Board considered the opinion, dated March 10, 2024, of Citi to the Equitrans Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio provided for pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as more fully described below under the heading “— Opinion of Citigroup Global Markets Inc., Financial Advisor to Equitrans.”
Likelihood of Completion and Terms of the Merger Agreement.   In consultation with Equitrans’ outside counsel, the Equitrans Board reviewed and considered the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the Merger Agreement may be terminated, and concluded that such terms are reasonable and fair to Equitrans and its shareholders. The Equitrans Board also reviewed and considered the conditions to the completion of the Merger and concluded that, while the completion of the Merger is subject to regulatory clearance, such clearance was not likely to prevent the completion of the Merger in light of the efforts covenant provided by EQT. The Equitrans Board also considered that EQT has agreed to pay Equitrans (i) $545 million in the event that (a) either EQT or Equitrans terminates the Merger Agreement because EQT shareholders have failed to approve the Share Issuance Proposal or the Articles Amendment Proposal at the EQT Special Meeting, and prior to the EQT Special Meeting, EQT has received a proposal for an alternative transaction that was not withdrawn prior to the EQT Special Meeting and, within 12 months after such termination, EQT consummates or enters into an agreement to consummate an alternative transaction, or (b) Equitrans terminates the Merger Agreement prior to the approval of the Share Issuance Proposal and the Articles Amendment Proposal by EQT shareholders because (1) the EQT Board has made a change of recommendation or (2) EQT has willfully and materially breached its non-solicitation obligations, which breach materially impedes, interferes with or hinders the consummation of the Merger or (ii) $176 million if either party terminates the Merger Agreement due to a final, nonappealable injunction prohibiting or making illegal the consummation of the Merger and at such time all other closing conditions have been satisfied or waived.
The Equitrans Board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):
Exchange Ratio.   The Equitrans Board considered that, because the Exchange Ratio is based on a fixed exchange ratio rather than a fixed value, holders of Equitrans stock bear the risk of a decrease but have the ability to participate in an increase in the trading price of EQT common stock during the pendency of the Merger and the fact that the Merger Agreement does not provide Equitrans with a value-based termination right;
Interim Operating Covenants.   The Equitrans Board considered the restrictions on the conduct of Equitrans’, its subsidiaries’ and certain of its significant joint ventures’ businesses as well as EQT’s and its subsidiaries’ businesses during the period between the execution of the Merger Agreement and the completion of the Merger as set forth in the Merger Agreement;
Risks Associated with the Pendency of the Merger.   The risks and contingencies relating to the announcement and pendency of the Merger (including the likelihood of litigation or other opposition brought by or on behalf of Equitrans shareholders or EQT shareholders challenging the Merger and the other Transactions) and the risks and costs to Equitrans if the Merger is not completed in a timely manner or if the Merger does not close at all, including potential employee attrition, the impact on Equitrans’ relationships with third parties and the effect termination of the Merger Agreement may have on the trading price of Equitrans common stock and Equitrans’ operating results;
Opportunity to Receive Acquisition Proposals; Termination Fees; Expenses.   The Equitrans Board considered the possibility that a third party may be willing to enter into a strategic combination with Equitrans on terms more favorable than the Merger. In connection therewith, the Equitrans Board considered the terms of the Merger Agreement relating to no-shop covenants and termination fees and the potential that such provisions might deter alternative bidders that might have been willing to submit an acquisition proposal to Equitrans. The Equitrans Board also considered that, under specified circumstances, Equitrans may be required to pay a termination fee or expenses in the event the Merger Agreement is terminated and the effect this could have on Equitrans, including:
•
the possibility that the termination fee could discourage other potential parties from making an acquisition proposal, although the Equitrans Board believed that the termination fee was reasonable in amount; and

•
if the Merger is not consummated, Equitrans will generally be obligated to pay its own expenses incident to preparing for and entering into and carrying out its obligations under the Merger Agreement and the Transactions.

Regulatory Clearance.   The Equitrans Board considered that the Merger and the related transactions require regulatory clearance to complete such transactions and the risk that the applicable governmental entities may seek to challenge the Merger or impose unfavorable terms or conditions, or that the clearance may not be obtained;
Other Closing Conditions.   The Equitrans Board considered that the Merger and the related transactions are subject to the satisfaction or waiver of certain other closing conditions, including an in-service determination for the Mountain Valley Pipeline Facilities;
Merger Costs.   The Equitrans Board considered the costs associated with the completion of the Merger, including Equitrans senior management’s time and energy and potential for opportunity costs related to other reasonably actionable strategic alternatives;
Possible Failure to Achieve Synergies.   The Equitrans Board considered the potential for challenges and difficulties in integrating the operations of Equitrans and EQT, and the risk that anticipated cost savings and operational efficiencies and other synergies between the two companies, or other anticipated benefits of the Merger, including the near-term annual synergies, might not be realized or might take longer to realize than expected, or may have unanticipated adverse results; and
Other Risks.   The Equitrans Board considered risks of the type and nature described under the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
In addition, the Equitrans Board considered that certain of the Equitrans Board’s directors and Equitrans’ executive officers may have interests in the Merger that may be different from, or in addition to, those of holders of Equitrans stock generally. For more information about such interests, see the section titled “The Merger — Interests of Equitrans Board of Directors and Executive Officers in the Merger.”
The Equitrans Board believed that, overall, the potential benefits of the Merger to holders of Equitrans stock outweighed the risks and uncertainties of the Merger.
The foregoing discussion of factors considered by the Equitrans Board is not intended to be exhaustive, but includes the material factors considered by the Equitrans Board. In light of the variety of factors considered in connection with its evaluation of the Merger, the Equitrans Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Equitrans Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Equitrans Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Equitrans Board based its recommendation on the totality of the information.
It should be noted that this explanation of the reasoning of the Equitrans Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements.”
Certain Unaudited Forecasted Financial and Operating Information
While Equitrans has from time to time provided limited financial and capital contribution and capital expenditure guidance to investors, Equitrans does not otherwise, and EQT also does not, as a matter of course, make public long-term forecasts or internal projections as to future performance, revenues, volumes, production, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. In connection with the Equitrans Board’s evaluation of the Merger, as further described in the section titled “The Merger — Background of the Merger,” Equitrans’ senior management prepared certain unaudited internal financial forecasts with respect to Equitrans (the “Equitrans Forecasted Financial Information”), which were provided to the Equitrans Board and EQT in connection with their respective evaluations of the proposed Merger and to Equitrans’ and EQT’s respective financial advisors.
In connection with the EQT Board’s evaluation of the Merger, as further described in the section titled “The Merger — Background of the Merger,” EQT’s senior management provided to the EQT Board and EQT’s financial advisor on February 8, 2024: (i) certain unaudited internal financial forecasts with respect to EQT on a stand-alone basis prepared by EQT’s senior management (the “EQT Initial Forecasted Financial Information for EQT”), (ii) certain unaudited internal financial forecasts with respect to Equitrans on a stand-alone basis prepared by EQT’s senior management based on the Equitrans Forecasted Financial Information and EQT’s senior management’s expectations regarding Equitrans’ operations (the “EQT Initial Forecasted Financial Information for Equitrans”) and (iii) certain unaudited internal financial forecasts for EQT and Equitrans on a pro forma basis for the proposed Merger, prepared by EQT’s senior management, including an estimated $150 million in operating synergies projected by EQT’s senior management to result from the proposed Merger (the “EQT Initial Pro Forma Forecasted Financial Information,” and, collectively with the EQT Initial Forecasted Financial Information for EQT and the EQT Initial Forecasted Financial Information for Equitrans, the “EQT Initial Forecasted Financial Information”). The EQT Initial Forecasted Financial Information for Equitrans and the EQT Initial Pro Forma Forecasted Financial Information assumed an “in-service” date of April 1, 2024 for the Mountain Valley Pipeline Facilities (the “MVP In-Service Date”) and contemplated both a scenario in which the expansion of the Mountain Valley Pipeline Facilities through the installation of incremental compression (but not including the MVP Southgate Project) (the “MVP Expansion”) would be completed and in which the MVP Expansion would not be completed. On February 10, 2024, the EQT Initial Forecasted Financial Information for EQT was also provided by EQT’s senior management to Equitrans and its financial advisors, in connection with the proposed Merger.
The Equitrans Forecasted Financial Information, which is summarized below, was provided by Equitrans to Barclays and Citi for their use and reliance in connection with their respective financial analyses and opinions as described in the sections titled “The Merger — Opinion of Barclays Capital Inc., Financial Advisor to Equitrans” and “The Merger — Opinion of Citigroup Global Markets Inc., Financial Advisor to Equitrans.” The EQT Initial Forecasted Financial Information was provided by EQT to Guggenheim Securities for its use and reliance in connection with its financial analysis and opinion, as described in the section titled “The Merger — Opinion of Guggenheim Securities, LLC, Financial Advisor to EQT.”
On March 10, 2024, EQT’s senior management provided to EQT’s Board updated versions of (A) the EQT Initial Forecasted Financial Information for Equitrans (the “EQT Updated Forecasted Financial Information for Equitrans”) and the EQT Initial Pro Forma Forecasted Financial Information (the “EQT Updated Pro Forma Forecasted Financial Information”) to reflect changes in strip pricing assumptions, as set forth in the tables titled “Commodity Price Assumptions of EQT” below, and refined assumptions based on EQT’s additional due diligence of Equitrans, including with respect to capital expenditures associated with the Mountain Valley Pipeline Facilities, certain existing Equitrans customer agreements, and Equitrans’ water revenue and operational expenditures; and (B) the EQT Initial Forecasted Financial Information for EQT (the “EQT Updated Forecasted Financial Information for EQT”) to reflect changes in strip pricing assumptions as set forth in the tables titled “Commodity Price Assumptions of EQT” below. The EQT Updated Forecasted Financial Information was provided to EQT’s financial advisor on February 28, 2024, and the EQT Updated Forecasted Financial Information for EQT was provided to Equitrans’ financial advisors on February 28, 2024. The EQT Updated Forecasted Financial Information for Equitrans and the EQT Updated Pro Forma Forecasted Financial Information assumed an MVP In-Service Date of July 1, 2024 for the Mountain Valley Pipeline Facilities and contemplated both a scenario in which the MVP Expansion would be completed and in which the MVP Expansion would not be completed. The EQT Updated Forecasted Financial Information for Equitrans, the EQT Updated Forecasted Financial Information for EQT, and the EQT Updated Pro Forma Forecasted Financial Information are referred to collectively herein as the “EQT Updated Forecasted Financial Information” and, together with the EQT

Initial Forecasted Financial Information as the “EQT Forecasted Financial Information.” The Equitrans Forecasted Financial Information and the EQT Forecasted Financial Information are referred to collectively herein as the “Forecasted Financial Information.”
The Forecasted Financial Information is included in this joint proxy statement/prospectus in accordance with subsection (a)(6) of Item 1015 of Regulation M-A because they were provided to each of Equitrans and EQT, as the case may be, and constitute part of the bases for the financial analyses separately conducted by each of Barclays, Citi and Guggenheim Securities, as described herein. The inclusion of the Forecasted Financial Information should not be regarded as an indication that any of Equitrans, EQT, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of the Forecasted Financial Information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
The EQT Forecasted Financial Information includes non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Please see the tables below for a description of how EQT defines these non-GAAP financial measures. EQT believes that Adjusted EBITDA provides information useful in assessing operating and financial performance across periods, while Free Cash Flow provides a useful measure of liquidity, including ability to generate cash flow in excess of capital requirements and return cash to shareholders. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by EQT may not be comparable to similarly titled measures used by other companies.
The Equitrans Forecasted Financial Information includes non-GAAP financial measures, including Economic Adjusted EBITDA and Free Cash Flow. Please see the tables below for a description of how Equitrans defined these non-GAAP financial measures. Economic Adjusted EBITDA and Free Cash Flow should not be considered as alternatives to net income (loss), operating income or net cash provided by operating activities, as applicable, or any other measure of financial performance or liquidity presented in accordance with GAAP. Economic Adjusted EBITDA and Free Cash Flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss), operating income and net cash provided by operating activities. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of Economic Adjusted EBITDA and Free Cash Flow were not relied upon by the Equitrans Board in connection with its evaluation of the Merger or by Equitrans’ financial advisors for purposes of their respective financial analyses or opinions. Accordingly, Equitrans has not provided a reconciliation of Economic Adjusted EBITDA or Free Cash Flow to the relevant GAAP financial measures. Additionally, because these non-GAAP metrics may be defined differently by other companies in Equitrans’ industry, as well as EQT, Equitrans’ definitions of Economic Adjusted EBITDA and Free Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures.
The Forecasted Financial Information was prepared solely for internal use and is subjective in many respects. While presented with numerical specificity, the Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Equitrans and EQT senior management, including, among others, future results of each of Equitrans and EQT, oil and gas industry and Equitrans’ producer customers’ activity, commodity prices, demand for natural gas, general economic and regulatory conditions and other matters described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations (as demonstrated in, among other things, the variance between the Equitrans Forecasted Financial Information and the EQT Forecasted Financial Information for Equitrans) and periodic revisions based on actual experience and business developments. Neither Equitrans nor EQT or any other person can give assurance that the Forecasted Financial Information and the underlying estimates and assumptions will be realized. The Forecasted Financial Information constitutes “forward-looking statements”. In addition, because the Forecasted Financial Information relates to multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Forecasted Financial Information not to be realized include, but are not limited to, risks and uncertainties relating to Equitrans’ or EQT’s business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus titled Risk Factors. See also “Cautionary Statements Regarding Forward-Looking Statements” and “Where You Can Find More Information.”
The Forecasted Financial Information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Equitrans Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, management of Equitrans. The EQT Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, management of EQT. Ernst & Young LLP serves as independent registered public accounting firm to both EQT and Equitrans. Neither Equitrans’ or EQT’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the Forecasted Financial Information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The report of Ernst & Young LLP contained in Equitrans’ Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Equitrans, and that report does not extend to the Forecasted Financial Information and should not be read to do so. In addition, the Ernst & Young LLP report contained in EQT’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this joint proxy statement/prospectus, relates to EQT’s previously issued financial statements. It does not extend to the Forecasted Financial Information and should not be read to do so.
Furthermore, the Forecasted Financial Information does not take into account any circumstances or events occurring after the date it was prepared. Neither Equitrans nor EQT can give assurance that, had the Forecasted Financial Information been prepared either as of the date of the Merger Agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Equitrans and EQT do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Forecasted Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are not realized, including with respect to the accounting treatment of the Merger under GAAP, or to reflect changes in general economic or industry conditions. Other than the Forecasted Financial Information prepared by EQT’s senior management regarding the pro forma combined company, the Forecasted Financial Information does not take into account the possible financial and other effects on Equitrans or EQT of the Merger, the effect on Equitrans or EQT of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Forecasted Financial Information does not take into account the effect on Equitrans or EQT of any possible failure of the Merger to occur. None of Equitrans, EQT or their respective affiliates, officers, directors, advisors or other representatives or any other person has made, makes or is authorized in the future to make any representation to any Equitrans shareholder, EQT shareholder or other person regarding Equitrans’ or EQT’s ultimate performance compared to the information contained in the Forecasted Financial Information or that the Forecasted Financial Information will be achieved. The inclusion of the Forecasted Financial Information herein should not be deemed an admission or representation by Equitrans, EQT or their respective affiliates, officers, directors, advisors or other representatives or any other person that it is viewed as material information of Equitrans or EQT, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Forecasted Financial Information included below is not included to influence your decision whether to vote in favor of the Merger Agreement Proposal at the Equitrans Special Meeting or any proposal at the EQT Special Meeting, but is provided solely because it was made available to the Equitrans Board, Equitrans’ financial advisors, the EQT Board and EQT’s financial advisor, as applicable, in connection with the Merger.

In light of the foregoing, and considering that the Equitrans Special Meeting and the EQT Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Equitrans shareholders and EQT shareholders are cautioned not to place undue reliance on such information, and Equitrans and EQT urge all Equitrans shareholders and EQT shareholders to review Equitrans’ most recent SEC filings for a description of Equitrans’ reported financial results and EQT’s most recent SEC filings for a description of EQT’s reported financial results. See the section titled “Where You Can Find More Information.”
Equitrans Management Forecast
The following tables set forth a summary of the Equitrans Forecasted Financial Information regarding Equitrans on a stand-alone basis for the years 2024 through 2028, which was prepared by Equitrans senior management.
Operating Information*(1)
*(in BBTU/d)	2024E	2025E	2026E	2027E	2028E
Transmission Volumes	3,590	5,063	6,903	7,168	7,736
Gathering Volumes	7,554	8,471	9,064	9,909	10,414

(1)
The Equitrans Forecasted Financial Information assumed an MVP In-Service Date of June 1, 2024 for the Mountain Valley Pipeline Facilities and completion of the MVP Expansion, but did not reflect the MVP Southgate project.

Financial Information*(1)
*(in $mm)	2024E	2025E	2026E	2027E	2028E
Economic Adjusted EBITDA(2)	$1,433	$1,452	$1,566	$1,698	$1,620
Capital Expenditures	$906	$535	$432	$351	$265
Free Cash Flow(3)	$(85)	$387	$613	$795	$844

(1)
The Equitrans Forecasted Financial Information assumed an MVP In-Service Date of June 1, 2024 for the Mountain Valley Pipeline Facilities and completion of the MVP Expansion, but did not reflect the MVP Southgate project.

(2)
Equitrans defines Economic Adjusted EBITDA as deferred revenue plus net income (loss), income tax expense (benefit), net interest expense, depreciation, amortization of intangible assets, payments on the preferred interest in EQT Energy Supply, LLC (“EQT Energy Supply”), non-cash long-term compensation expense, transaction costs, Equitrans’ proportional ownership of Mountain Valley Pipeline, LLC (“MVP”) adjusted EBITDA, realized gains on derivative instruments and less equity income, AFUDC-equity, gain (loss) on derivative instruments, and adjusted EBITDA attributable to noncontrolling interest. MVP adjusted EBITDA means net income plus net interest expense and depreciation of MVP.

(3)
Equitrans defines Free Cash Flow as net cash provided by operating activities plus preferred interest and MVP distributions included in net cash flow provided by investing activities, and less net cash provided by operating activities attributable to noncontrolling interest, distributions from MVP from any future potential financing transactions, preferred dividends, capital contributions to MVP and capital expenditures (excluding Equitrans’ share attributable to noncontrolling interests).

Commodity Price Assumptions of EQT
In preparing the prospective financial and operating information described below, EQT senior management used the following natural gas price assumptions, which were based on Henry Hub and NYMEX Strip as of January 29, 2024, February 22, 2024 and March 6, 2024, respectively:

NYMEX Strip Commodity Prices (EQT)*
*as of 1/29/2024	2024E	2025E	2026E	2027E	2028E	2029E
Gas ($/MMBtu)	$2.56	$3.44	$3.74	$3.75	$3.71	$3.55
*as of 2/22/2024	2024E	2025E	2026E	2027E	2028E	2029E
Gas ($/MMBtu)	$2.45	$3.42	$3.76	$3.80	$3.75	$3.70
*as of 3/6/2024	2024E	2025E	2026E	2027E	2028E	2029E
Gas ($/MMBtu)	$2.50	$3.51	$3.81	$3.80	$3.74	$3.70
EQT Forecasted Financial Information for EQT
The following tables set forth the EQT Initial Forecasted Financial Information for EQT and the EQT Updated Forecasted Financial Information for EQT for the period from the second quarter of 2024 through fiscal year 2029 on a stand-alone basis prepared by EQT’s senior management, as provided to the EQT Board in February 2024 and March 2024, respectively.
EQT Initial Forecasted Financial Information for EQT (February 2024)
(in $mm)	2024E	2025E	2026E	2027E	2028E	2029E
Adjusted EBITDA(1)	$1,964	$3,933	$4,458	$4,494	$5,065	$4,885
Capital Expenditures	$1,670	$2,085	$2,021	$1,975	$1,985	$1,514
Free Cash Flow(2)	$127	$1,455	$2,194	$1,943	$2,398	$2,726

(1)
EQT defines Adjusted EBITDA as net income (loss), excluding interest expense, income tax expense, depreciation and depletion, loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement, less the impact of certain other items that EQT’s management believes do not reflect EQT’s core operating performance.

(2)
EQT defines Free Cash Flow as Adjusted Operating Cash Flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted Operating Cash Flow is defined as net cash provided by operating activities less changes in other assets and liabilities.

EQT Updated Forecasted Financial Information for EQT (March 2024)
(in $mm)	2024E	2025E	2026E	2027E	2028E	2029E
Adjusted EBITDA(1)	$2,096	$4,175	$4,719	$4,726	$5,181	$5,244
Capital Expenditures	$1,670	$2,085	$2,021	$1,975	$1,985	$1,514
Free Cash Flow(2)	$250	$1,646	$2,398	$2,114	$2,500	$3,014

(1)
EQT defines Adjusted EBITDA as net income (loss), excluding interest expense, income tax expense, depreciation and depletion, loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement, less the impact of certain other items that EQT’s management believes do not reflect EQT’s core operating performance.

(2)
EQT defines Free Cash Flow as Adjusted Operating Cash Flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted Operating Cash Flow is defined as net cash provided by operating activities less changes in other assets and liabilities.

EQT Forecasted Financial Information for Equitrans
The following tables set forth the EQT Initial Forecasted Financial Information for Equitrans and the EQT Updated Forecasted Financial Information for Equitrans for the period from the second quarter of 2024 through fiscal year 2029 on a stand-alone basis prepared by EQT’s senior management, as provided to the EQT Board in February 2024 and March 2024, respectively.

EQT Initial Forecasted Financial Information for Equitrans (February 2024)(1)
(in $mm)	2024E	2025E	2026E	2027E	2028E	2029E
Adjusted EBITDA(2)	$1,134	$1,369	$1,515	$1,515	$1,396	$1,460
Capital Expenditures	$368	$456	$382	$358	$350	$312
Free Cash Flow(3)	$359	$382	$607	$640	$545	$619

(1)
The EQT Initial Forecasted Financial Information for Equitrans from February 2024 assumed an MVP In-Service Date of April 1, 2024 for the Mountain Valley Pipeline Facilities and contemplated both a scenario in which the MVP Expansion would be completed and in which the MVP Expansion would not be completed. At the February 8, 2024 meeting of the EQT Board, the EQT Board was provided with a separate set of prospective financial and operating information based on the assumption that the MVP Expansion would not be completed. The financials (in $mm) in this separate set based on the alternative assumption are: Adjusted EBITDA values at $1,134 for Q2-Q4 2024E, $1,369 for FY 2025E, $1,452 for FY 2026E, $1,451 for FY 2027E, $1,331 for FY 2028E and $1,394 for FY 2029E; Capital Expenditures values at $302 for Q2-Q4 2024E, $324 for FY 2025E, $348 for FY 2026E, $358 for FY 2027E, $350 for FY 2028E and $309 for FY 2029E; and Free Cash Flow values at $425 for Q2-Q4 2024E, $522 for FY 2025E, $590 for FY 2026E, $589 for FY 2027E, $487 for FY 2028E, $555 for FY 2029E.

(2)
EQT defines Adjusted EBITDA as net income (loss), excluding interest expense, income tax expense, depreciation and depletion, loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement, plus deferred revenue and Equitrans’ proportional ownership of MVP adjusted EBITDA and less the impact of certain other items that EQT’s management believes do not reflect Equitrans’ core operating performance. MVP adjusted EBITDA means net income plus net interest expense and depreciation of MVP.

(3)
With respect to the EQT Initial Forecasted Financial Information for Equitrans, EQT defines Free Cash Flow as Adjusted Operating Cash Flow less accrual-based capital expenditures and capital contributions to MVP. Adjusted Operating Cash Flow is defined as net cash provided by operating activities plus preferred interest in EQT Energy Supply and MVP distributions included in net cash flow provided by investing activities less changes in other assets and liabilities and preferred dividends.

EQT Updated Forecasted Financial Information for Equitrans (March 2024)(1)
(in $mm)	2024E	2025E	2026E	2027E	2028E	2029E
Adjusted EBITDA(2)	$1,099	$1,371	$1,510	$1,501	$1,386	$1,443
Capital Expenditures	$549	$439	$309	$306	$327	$280
Free Cash Flow(3)	$117	$370	$646	$644	$523	$642

(1)
The EQT Updated Forecasted Financial Information for Equitrans from March 2024 assumed an MVP In-Service Date of July 1, 2024 for the Mountain Valley Pipeline Facilities and contemplated both a scenario in which the MVP Expansion would be completed and in which the MVP Expansion would not be completed. At the March 10, 2024 meeting of the EQT Board, the EQT Board was provided with a separate set of prospective financial and operating information based on the alternative assumption that the MVP Expansion would not be completed. The financials (in $mm) in this separate set based on the alternative assumption are: Adjusted EBITDA values at $1,099 for Q2-Q4 2024E, $1,371 for FY 2025E, $1,447 for FY 2026E, $1,437 for FY 2027E, $1,320 for FY 2028E and $1,377 for FY 2029E; Capital Expenditures values at $449 for Q2-Q4 2024E, $306 for FY 2025E, $309 for FY 2026E, $306 for FY 2027E, $327 for FY 2028E and $277 for FY 2029E; and Free Cash Flow values at $216 for Q2-Q4 2024E, $503 for FY 2025E, $583 for FY 2026E, $597 for FY 2027E, $468 for FY2028E, and $580 for FY 2029E.

(2)
EQT defines Adjusted EBITDA as net income (loss), excluding interest expense, income tax expense, depreciation and depletion, loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement, plus deferred revenue and Equitrans’ proportional ownership of MVP adjusted EBITDA and less the impact of certain other items that EQT’s management believes do not reflect Equitrans’ core operating performance. MVP adjusted EBITDA means net income plus net interest expense and depreciation of MVP.

(3)
With respect to the EQT Updated Forecasted Financial Information for Equitrans, EQT defines Free Cash Flow as Adjusted Operating Cash Flow less accrual-based capital expenditures and capital contributions to MVP, and excluding Free Cash Flow attributable to Eureka Midstream, LLC, a noncontrolling interest. Adjusted Operating Cash Flow is defined as net cash provided by operating activities plus preferred interest in EQT Energy Supply and MVP distributions included in net cash flow provided by investing activities less preferred dividends and changes in other assets and liabilities.

Pro Forma Forecasted Financial Information
The following tables set forth the EQT Initial Pro Forma Forecasted Financial Information and the EQT Updated Pro Forma Forecasted Financial Information for the period from the second quarter of 2024 through fiscal year 2029 prepared by EQT’s senior management, as provided to the EQT Board in February 2024 and March 2024.
EQT Initial Pro Forma Forecasted Financial Information (February 2024)(1)(2)
(in $mm)	2024E	2025E	2026E	2027E	2028E	2029E
Adjusted EBITDA(3)	$3,099	$5,392	$5,999	$6,035	$6,486	$6,370
Capital Expenditures	$1,972	$2,349	$2,309	$2,273	$2,274	$1,764
Free Cash Flow(4)	$572	$2,217	$2,741	$2,862	$3,266	$3,773

(1)
In its preparation of the EQT Initial Pro Forma Forecasted Financial Information, including each line item set forth in this table, EQT senior management assumed operating synergies up to $150 million could be achieved by the Merger. Upon the completion of its due diligence and financial analysis, and after the preparation of the EQT Initial Pro Forma Forecasted Financial Information, EQT senior management expects that the Merger will result in approximately $250 million of near term, annual synergies comprised of a combination of organizational efficiency, production optimization and operating cost savings, and an additional $175 million of upside potential associated with infrastructure optimization, making a pathway to potentially capture approximately $425 million of annual synergies over time, informed by direct knowledge of Equitrans assets by EQT’s senior management.

(2)
The EQT Initial Pro Forma Forecasted Financial Information from February 2024 assumed an MVP In-Service Date of April 1, 2024 for the Mountain Valley Pipeline Facilities and contemplated both a scenario in which the MVP Expansion would be completed and in which the MVP Expansion would not be completed.

(3)
EQT defines Adjusted EBITDA as net income (loss), excluding interest expense, income tax expense, depreciation and depletion, loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement, plus deferred revenue and Equitrans’ proportional ownership of MVP adjusted EBITDA and less the impact of certain other items that EQT’s management believes do not reflect the combined company’s core operating performance. MVP adjusted EBITDA means net income plus net interest expense and depreciation of MVP.

(4)
EQT defines Free Cash Flow as Adjusted Operating Cash Flow less accrual-based capital expenditures and capital contributions to MVP, excluding capital expenditures attributable to EQT noncontrolling interests. Adjusted operating cash flow is defined as net cash provided by operating activities plus preferred interest in EQT Energy Supply and MVP distributions included in net cash flow provided by investing activities less preferred dividends and changes in other assets and liabilities.

EQT Updated Pro Forma Forecasted Financial Information (March 2024)(1)(2)
(in $mm)	2024E	2025E	2026E	2027E	2028E	2029E
Adjusted EBITDA(3)	$3,195	$5,712	$6,331	$6,328	$6,667	$6,786
Capital Expenditures	$2,120	$2,356	$2,295	$2,246	$2,277	$1,757
Free Cash Flow(4)	$527	$2,503	$3,080	$3,171	$3,456	$4,071

(1)
In its preparation of the EQT Updated Pro Forma Forecasted Financial Information, including each line item set forth in this table, the EQT senior management assumed operating synergies up to $200 million could be achieved by the Merger. Upon the completion of its due diligence and financial analysis, and after the preparation of the EQT Updated Pro Forma Forecasted Financial Information, the EQT senior management expects that the Merger will result in approximately $250 million of near term, annual synergies comprised of a combination of organizational efficiency, production optimization and operating cost savings, and an additional $175 million of upside potential associated with infrastructure optimization, making a pathway to potentially capture approximately $425 million of annual synergies over time, informed by direct knowledge of Equitrans assets by EQT’s senior management.

(2)
The EQT Updated Pro Forma Forecasted Financial Information from March 2024 assumed an MVP In-Service Date of July 1, 2024 for the Mountain Valley Pipeline Facilities and contemplated both a scenario in which the MVP Expansion would be completed and in which the MVP Expansion would not be completed.

(3)
EQT defines Adjusted EBITDA as net income (loss), excluding interest expense, income tax expense, depreciation and depletion, loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement, plus deferred revenue and Equitrans’ proportional ownership of MVP adjusted EBITDA and less the impact of certain other items that EQT’s management believes do not reflect the combined company’s core operating performance. MVP adjusted EBITDA means net income plus net interest expense and depreciation of MVP.

(4)
EQT defines Free Cash Flow as Adjusted Operating Cash Flow less accrual-based capital expenditures and capital contributions to MVP, excluding capital expenditures attributable to EQT noncontrolling interests and excluding Free Cash Flow attributable to Eureka Midstream, LLC noncontrolling interest. Adjusted operating cash flow is defined as net cash provided by operating activities plus preferred interest in EQT Energy Supply and MVP distributions included in net cash flow provided by investing activities less preferred dividends and changes in other assets and liabilities.

EQT and Equitrans do not intend to update or otherwise revise the above Forecasted Financial Information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such Forecasted Financial Information are no longer appropriate, except as may be required by applicable law.
Opinion of Guggenheim Securities, LLC, Financial Advisor to EQT
Overview
EQT retained Guggenheim Securities as its financial advisor in connection with the Merger. In selecting Guggenheim Securities as its financial advisor, EQT considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the oil and gas and midstream energy sectors. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.
At the March 10, 2024 meeting of the EQT Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the EQT Board to the effect that, as of March 10, 2024 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio was fair, from a financial point of view, to EQT.
This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex C to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets, commodities markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.
In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this joint proxy statement/prospectus):
•
was provided to the EQT Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio;

•
did not constitute a recommendation to the EQT Board with respect to the Merger;

•
did not constitute advice or a recommendation to any holder of EQT common stock or Equitrans common stock as to how to vote or act in connection with the Merger or otherwise;

•
did not address (i) EQT’s underlying business or financial decision to pursue or effect the Merger, (ii) the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for EQT, or (iii) the effects of any other transaction in which EQT might engage;

•
addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to EQT;

•
expressed no view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement or (b) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified in Guggenheim Securities’ opinion), creditors or other constituencies of EQT or Equitrans; and

•
expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of EQT’s or Equitrans’ directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

In connection with rendering its opinion, Guggenheim Securities:
•
reviewed a draft of the Merger Agreement dated as of March 10, 2024;

•
reviewed certain publicly available business and financial information regarding each of EQT and Equitrans;

•
reviewed certain non-public business and financial information regarding EQT’s, Equitrans’ and the combined company’s respective businesses and future prospects (including certain financial projections for EQT for the years ending December 31, 2024 through December 2030, and for each of Equitrans and the combined company for the years ending December 31, 2024 through December 31, 2030 and, with respect to Equitrans, reflecting two illustrative scenarios, one assuming the completion of an expansion project to the Mountain Valley Pipeline (the “MVP Expansion Project”), and the other assuming the non-completion of the MVP Expansion Project, and certain other estimates and other forward-looking information, as described in the section titled “— Certain Unaudited Forecasted Financial and Operating Information”), all as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management;

•
reviewed certain non-public business and financial information regarding Equitrans’ business and future prospects (including certain financial projections for Equitrans on a stand-alone basis for the years ending December 31, 2024 through December 31, 2028, and certain other estimates and other forward-looking information, as described in the section titled “— Certain Unaudited Forecasted Financial and Operating Information”), all as prepared by and discussed with Equitrans’ senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management;

•
reviewed certain estimated operating and financial synergies expected to result from the Merger (reflecting two scenarios, one reflecting $200 million of annual tax-effected synergies starting in 2025, and the other reflecting an illustrative $295 million of annual tax-effected synergies, which included an additional $95 million of annual synergies as upside synergy opportunities), all as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management;

•
discussed with EQT’s senior management their strategic and financial rationale for the Merger as well as their views of the respective businesses, operations, historical and projected financial results and future prospects of EQT, Equitrans and the combined company, and the commercial, competitive and regulatory dynamics in the oil and gas sector;

•
discussed with Equitrans’ senior management their views of Equitrans’ business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the midstream energy sector;

•
performed discounted cash flow analyses of each of EQT and Equitrans based on the financial projections (reflecting two illustrative scenarios, one assuming the completion of the MVP Expansion Project and the other assuming the non-completion of the MVP Expansion Project) as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management;

•
performed net asset value calculations with respect to EQT based on the financial projections as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management;

•
reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Merger;

•
reviewed the historical prices, trading multiples and trading activity of EQT common stock and Equitrans common stock;

•
compared certain information with respect to the financial performance of EQT and Equitrans and the trading multiples and trading activity of EQT common stock and Equitrans common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating EQT, Equitrans and the combined company;

•
reviewed the estimated pro forma financial results, financial condition and capitalization of the combined company, all as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management; and

•
conducted such other studies, analyses, inquiries and investigations and considered such other information and financial, economic and market criteria as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted in its opinion that:
•
Guggenheim Securities relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections and any other estimates and forward-looking information) provided by or discussed with Equitrans and EQT or obtained from public sources, data suppliers and other third parties.

•
Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, any financial projections or any other estimates or forward-looking information), (ii) expressed no view or opinion regarding the reasonableness or achievability of any financial projections, the estimated synergies or any other estimates or forward-looking information provided by EQT or Equitrans or the assumptions upon which they are based and (iii) relied upon the assurances of EQT’s senior management that they were (in the case of the financial projections as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management) and have assumed that Equitrans’ senior management were (in the case of the financial projections as prepared by and discussed with Equitrans’ senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management) unaware of any facts or circumstances that would make such financial projections or any other estimates or forward-looking information incomplete, inaccurate or misleading.

•
Guggenheim Securities (i)(a) was advised by EQT’s senior management, and assumed that the financial projections as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management, the estimated synergies and any other estimates and forward-looking information were reasonably prepared on bases reflecting the best currently available estimates and judgments of EQT’s senior management as to the expected future performance of the combined company and the expected amounts and realization of the estimated synergies, and (b) assumed that such financial projections, such estimated synergies and such other estimates and forward-looking information were reviewed by the EQT Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion, (ii) assumed that the financial projections as prepared by and discussed with Equitrans’ senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management, and any other estimates and forward-looking information have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Equitrans’ senior management as to the expected future performance of Equitrans on a stand-alone basis, and (iii) assumed that any financial projections/forecasts, oil and gas reports, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties were reasonable and reliable.
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In addition, Guggenheim Securities relied upon (without independent verification and without expressing any view or opinion) the assessments, judgments, estimates and forecasts of EQT’s senior management as to, among other things, (i) various oil and gas reserve data and forecasted production data (in each case regarding proved, probable, possible and exploration reserves) for EQT, and (ii) the prospective commodity price curves with respect to EQT’s future oil and gas production, all of which (x) were reflected in the financial projections as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management, certain other estimates and certain other forward-looking information that was provided to Guggenheim Securities by EQT’s senior management, (y) were subject to significant uncertainty and volatility and (z) could, if different than assumed, have had a meaningful impact on Guggenheim Securities’ analyses and opinion. Guggenheim Securities assumed that there would not be any developments with respect to any of the foregoing matters that would have had an adverse effect on EQT, Equitrans or the Merger (including the contemplated benefits thereof) or that otherwise would have been meaningful in any respect to its analyses or opinion.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:
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Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of EQT, Equitrans, the combined company or any other entity or the solvency or fair value of EQT, Equitrans, the combined company or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

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Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, petroleum engineering, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of EQT’s senior management, Equitrans’ senior management and EQT’s other professional advisors with respect to such matters. Guggenheim Securities assumed that the Merger will qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of the Code, and did not express any view or render any opinion regarding the tax consequences of the Merger to EQT, Equitrans, the combined company or their respective securityholders.

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Guggenheim Securities further assumed that:

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In all respects meaningful to its analyses, (i) the final executed form of the Merger Agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) each of EQT, Merger Sub, LLC Sub and Equitrans will comply with all terms and provisions of the Merger Agreement and (iii) the representations and warranties of each of EQT, Merger Sub, LLC Sub and Equitrans contained in the Merger Agreement were true and correct and all conditions to the obligations of each of EQT, Merger Sub, LLC Sub and Equitrans to the Merger Agreement to consummate the Merger would be satisfied without any waiver, amendment or modification thereof; and

•
The Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on EQT, Equitrans or the Merger (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses or opinion.

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In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the price or range of prices at which shares of EQT common stock or Equitrans common stock or the other securities or financial instruments of or relating to EQT, Equitrans or the combined company may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger, (ii) the potential effects of volatility in the credit, financial or equity markets or in the commodities markets on EQT or Equitrans, their respective securities or other financial instruments or the Merger, or (iii) the impact of the Merger on the solvency or viability of the combined company or the ability of the combined company to pay its obligations when they come due.

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In addition, Guggenheim Securities did not address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any securities of EQT or Equitrans, including the shares of Equitrans preferred stock. At the direction of EQT’s management, Guggenheim Securities assumed that the Equitrans preferred stock would be redeemed for cash in connection with the consummation of the Merger on the terms provided by EQT’s management.

Summary of Financial Analyses
Overview of Financial Analyses
This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the EQT Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the EQT Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.
Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.
The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.
In arriving at its opinion, Guggenheim Securities:
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based its financial analyses on various assumptions, including assumptions concerning general economic, business, capital markets, commodities markets and other conditions and industry-specific and company-specific factors, all of which are beyond the control of EQT, Equitrans, the combined company and Guggenheim Securities;

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did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

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considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

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ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to EQT.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:
•
Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

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None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to EQT or Equitrans, and none of the selected midstream precedent transactions used in the selected midstream precedent transactions analysis described below is identical or directly comparable to the Merger. However, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to EQT and Equitrans based on Guggenheim Securities’ familiarity with the oil and gas and midstream energy sectors.

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In any event, selected publicly traded companies analyses and selected precedent transactions analyses are not mathematical. Rather, such analyses involve complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which EQT and Equitrans were compared and the selected midstream precedent transactions to which the Merger was compared.

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Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions
Throughout this “Summary of Financial Analyses,” the following defined terms are used in connection with Guggenheim Securities’ various financial analyses:
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“DCF” means discounted cash flow.

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“EBITDA” means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.

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“EBITDA multiple” or “EV/EBITDA”: represents the relevant company’s enterprise value divided by its historical or projected EBITDA, as applicable.

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“Enterprise Value” or “EV” represents the relevant company’s market capitalization plus (i) the principal or face amount of total debt, preferred stock and non-controlling interest less (ii) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items.

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“NAV” means net asset value.

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“NTM” means next twelve months.

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“Unlevered free cash flows” means the relevant company’s after-tax unlevered operating cash flow minus changes in net working capital and capital expenditures.

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“VWAP” means volume-weighted average share or unit price over the indicated period of time.

EQT Stand-alone Financial Analyses
EQT Stand-alone Financial Analyses Recap.   In evaluating EQT in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analysis and selected publicly traded companies analysis. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for EQT common stock during the 52-week period ending on March 8, 2024 and Wall Street equity research analysts’ price targets for EQT common stock.

Recap of EQT Stand-alone Financial Analyses
EQT Share Price as of March 8, 2024	$37.52
	Reference Range for EQT Stand-alone Financial Analyses
($ per share)	Low	High
Financial Analyses
Discounted Cash Flow Analysis	$37.47	$50.63
Selected Publicly Traded Companies Analysis	$24.50	$41.71
For Informational Reference Purposes
Net Asset Value Analysis	$35.55	$44.45
EQT’s Stock Price Range During Twelve Month Period Prior to March 8, 2024	$28.11	$45.23
Wall Street Equity Research Price Targets	$36.18	$46.38
Discounted Cash Flow Analysis.   Guggenheim Securities performed a stand-alone discounted cash flow analysis of EQT based on forecasted unlevered free cash flows for EQT and an estimate of its terminal/continuing value at the end of the forecast horizon. In performing its discounted cash flow analysis:
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Guggenheim Securities based its discounted cash flow analyses on the financial projections of EQT from the quarter beginning on April 1, 2024 through the year ended December 31, 2029, reflecting NYMEX strip pricing as of March 6, 2024, as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management.

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Guggenheim Securities used a discount rate range of 8.00% – 9.75% based on its estimate of EQT’s weighted average cost of capital utilizing the capital asset pricing model and inputs based on Guggenheim Securities’ professional judgment and experience.

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In estimating the terminal/continuing value for EQT on a stand-alone basis, Guggenheim Securities used a reference range of perpetual growth rates of the terminal year normalized unlevered free cash flows of (3.00%) – (2.00%). The terminal/continuing value implied by the foregoing perpetual growth rate reference range was cross-checked for reasonableness by reference to the implied terminal value/EBITDA multiples of 4.6x – 5.8x.

Guggenheim Securities’ discounted cash flow analysis resulted in an overall reference range of $37.47 – $50.63 per share for purposes of evaluating shares of EQT common stock on a stand-alone intrinsic-value basis.
EQT Selected Publicly Traded Companies Analysis.   Guggenheim Securities reviewed and analyzed EQT’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Specifically, the selected publicly traded companies are companies in the oil and gas sector that Guggenheim Securities believes are comparable to EQT. Guggenheim Securities calculated, among other things, various public market trading multiples for EQT and the selected publicly traded companies based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings and, with respect to EQT, based on the financial projections of EQT as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management, which are summarized in the table below:

Selected Publicly Traded Company Multiples
	Enterprise Value / 2024E Adjusted EBITDA	Enterprise Value / 2025E Adjusted EBITDA
EQT (Forecast)	7.1x	5.3x
EQT (Consensus)	6.5x	4.4x
Antero Resources Corporation	8.2x	5.1x
Chesapeake Energy Corporation(1)	4.8x	3.7x
CNX Resources Corp	5.4x	5.1x
Range Resources Corp	7.7x	6.1x
Statistical Summary
25th Percentile	5.3x	4.2x
Median	6.8x	5.1x
75th Percentile	7.8x	5.5x

(1)
Reflects pro forma for acquisition of Southwestern Energy Company announced on January 11, 2024. EBITDA multiples are based on sum of consensus estimates before transaction announcement.

In performing its selected publicly traded companies analysis with respect to EQT, Guggenheim Securities selected EBITDA multiple ranges of 5.25x – 7.75x based on estimates for 2024 provided by EQT’s senior management and 4.25x – 5.50x based on estimates for 2025 provided by EQT’s senior management for purposes of evaluating EQT on a stand-alone basis. Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range of $24.50 – $41.71 per share for purposes of evaluating EQT common stock on a stand-alone basis.
Equitrans Stand-alone Financial Analyses
Equitrans Stand-alone Financial Analyses Recap.   In evaluating Equitrans in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analysis, selected midstream precedent transaction analysis and selected publicly traded companies analysis. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for Equitrans common stock during the 52-week period ending on March 8, 2024, the premia paid in selected midstream precedent transactions and Wall Street equity research analysts’ price targets for Equitrans common stock.

Recap of Equitrans Stand-alone Financial Analyses
Equitrans Common Stock Share Price as of March 8, 2024	$11.15
	Reference Range for Equitrans Stand-alone Financial Analyses
($ per share)	Low	High
Financial Analyses
Discounted Cash Flow Analysis (Excluding MVP Expansion Project):
Equitrans Stand-Alone DCF Valuation	$6.14	$15.14
Equitrans Stand-Alone DCF Valuation plus Estimated Synergies	$10.21	$20.72
Discounted Cash Flow Analysis (Including MVP Expansion Project):
Equitrans Stand-Alone DCF Valuation	$6.81	$16.22
Equitrans Stand-Alone DCF Valuation plus Estimated Synergies	$10.87	$21.80
Selected Midstream Precedent Transactions Analysis	$9.71	$16.25
Selected Publicly Traded Companies Analysis	$7.11	$15.05
For Informational Reference Purposes
Equitrans Common Stock Price Range During Twelve Month Period Prior to March 8, 2024	$4.60	$11.21
Precedent Premia Paid	$10.99	$13.61
Wall Street Equity Research	$9.56	$14.35
Discounted Cash Flow Analysis.   Guggenheim Securities performed stand-alone discounted cash flow analysis of Equitrans based on forecasted unlevered free cash flows for Equitrans and an estimate of its terminal/continuing value at the end of the forecast horizon. Guggenheim Securities also performed such discounted cash flow analysis of Equitrans inclusive of the estimated synergies associated with the Merger. In performing its discounted cash flow analysis:
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Guggenheim Securities based its discounted cash flow analysis on the financial projections of Equitrans from the quarter beginning on April 1, 2024 through the year ended December 31, 2029, reflecting two illustrative scenarios, one assuming the completion of the MVP Expansion Project and the other assuming the non-completion of the MVP Expansion Project, as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management.

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Guggenheim Securities used a discount rate range of 7.00% – 8.50% based on its estimate of Equitrans’ weighted average cost of capital utilizing the capital asset pricing model and inputs based on Guggenheim Securities’ professional judgment and experience.

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In estimating the terminal/continuing value for Equitrans on a stand-alone basis, Guggenheim Securities used a reference range of perpetual growth rates of the terminal year normalized unlevered free cash flows of 0.00% – 1.00%. The terminal/continuing values under the two illustrative scenarios implied by the foregoing perpetual growth rate reference range was cross-checked for reasonableness by reference to the implied terminal value/EBITDA multiples of 8.3x – 11.8x.

Guggenheim Securities’ discounted cash flow analysis resulted in overall reference ranges of (i) under the illustrative scenario excluding the completion of the MVP Expansion Project, $6.14 – $15.14 per share for purposes of evaluating shares of Equitrans common stock on a stand-alone intrinsic-value basis, (ii) under the illustrative scenario assuming the completion of the MVP Expansion Project, $6.81 – $16.22 per share for purposes of evaluating shares of Equitrans common stock on a stand-alone intrinsic-value basis, (iii) under the illustrative scenario excluding the completion of the MVP Expansion Project, $10.21 – $20.72 per share for purposes of evaluating shares of Equitrans common stock on a stand-alone intrinsic-value basis including the net present value of the estimated synergies, and (iv) under the illustrative scenario assuming the completion of the MVP Expansion Project, $10.87 – $21.80 per share for purposes of evaluating shares of Equitrans common stock on a stand-alone intrinsic-value basis including the net present value of the estimated synergies.

Equitrans Selected Midstream Precedent Transactions Analysis.   Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected midstream precedent transactions that Guggenheim Securities deemed relevant for purposes of this analysis, which generally included transactions in the midstream energy sector announced after January 1, 2019 with publicly available financial metrics and transaction values greater than $1 billion (the “Select Midstream Precedent Transactions”). The relevant transaction metrics were based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information and are summarized in the table below:
Selected Midstream Precedent Transactions Analysis
Date Announced	Acquiror	Target	Enterprise Value / Y+1 EBITDA
May 2019	IFM Investors Pty Ltd	Buckeye Partners, L.P.	11.7x
September 2019	Energy Transfer LP	SemGroup Corp.	12.1x
February 2021	Energy Transfer LP	Enable Midstream Partners LP	7.2x
October 2021	Crestwood Equity Partners LP	Oasis Midstream Partners LP	8.8x
May 2023	ONEOK, Inc.	Magellan Midstream Partners, L.P.	12.1x
August 2023	Energy Transfer LP	Crestwood Equity Partners LP	9.3x
January 2024	Sunoco LP	NuStar Energy LP	9.9x
High			12.1x
Median			9.9x
Low			7.2x
In performing its selected midstream precedent transactions analysis with respect to Equitrans, Guggenheim Securities selected a transaction enterprise value / NTM EBITDA reference range of 9.00x – 11.00x, which resulted in an overall reference range of $9.71 – $16.25 per share for purposes of evaluating Equitrans common stock on a change-of-control basis.
Equitrans Selected Publicly Traded Companies Analysis.   Guggenheim Securities reviewed and analyzed Equitrans’ historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Specifically, the selected publicly traded companies are companies in the midstream energy sector that Guggenheim Securities believes are comparable to Equitrans. Guggenheim Securities calculated, among other things, various public market trading multiples for Equitrans and the selected publicly traded companies based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings and, with respect to Equitrans, based on the financial projections of Equitrans as prepared by, discussed with and approved for Guggenheim Securities’ use by EQT’s senior management, which are summarized in the table below:

Selected Publicly Traded Company Multiples
	Enterprise Value / 2024E Adjusted EBITDA	Enterprise Value / 2025E Adjusted EBITDA
Equitrans (Forecast)	9.5x	10.1x
Equitrans (Consensus)	10.7x	9.6x
Antero Midstream Corporation	9.2x	9.0x
DT Midstream, Inc.	9.4x	8.9x
EnLink Midstream, LLC	8.9x	8.5x
Hess Midstream LP	9.7x	8.8x
Kinetik Holdings Inc.	9.6x	9.0x
Western Midstream Partners LP	9.2x	8.8x
Williams Companies Inc.	10.2x	9.5x
Statistical Summary
25th Percentile	9.2x	8.8x
Median	9.5x	9.0x
75th Percentile	10.0x	9.6x
In performing its selected publicly traded companies analysis with respect to Equitrans, Guggenheim Securities selected EBITDA multiple ranges of 9.25x – 10.75x based on estimates for 2024 provided by EQT’s senior management and 8.75x – 10.00x based on estimates for 2025 provided by EQT’s senior management for purposes of evaluating Equitrans on a stand-alone basis. Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range of $7.11 – $15.05 per share for purposes of evaluating Equitrans common stock on a stand-alone basis.
Relative Valuation Analysis and Implied Initial Exchange Ratios
In assessing the exchange ratio, Guggenheim Securities derived implied valuation ranges for EQT common stock and Equitrans common stock using certain of the financial methodologies described elsewhere herein, including discounted cash flow analyses and selected public trading multiple analyses. The table below summarizes the implied exchange ratios derived using such financial methodologies, which Guggenheim Securities compared to the Exchange Ratio. Solely for reference purposes, Guggenheim Securities also reviewed the implied exchange ratios derived using historical trading price range of EQT common stock and Equitrans common stock during the 52-week period preceding March 8, 2024 and Wall Street equity research analysts’ price targets. With respect to any given range of implied exchange ratios, the high implied initial exchange ratio assumes the highest Equitrans per share equity value and lowest EQT per share equity value, while the low implied initial exchange ratio assumes the lowest Equitrans per share equity value and highest EQT per share equity value.
Relative Valuation Analyses and Implied Exchange Ratios
Exchange Ratio	0.3504x
Implied Exchange Ratio
	Low	High
Financial Analyses
Discounted Cash Flow Analysis
Excluding MVP Expansion Project	0.1213x	0.4040x
Excluding MVP Expansion Project (plus Estimated Synergies)	0.2016x	0.5529x
Including MVP Expansion Project	0.1345x	0.4329x
Including MVP Expansion Project (plus Estimated Synergies)	0.2148x	0.5819x
Selected Publicly Traded Companies Analysis	0.1704x	0.6142x
For Informational Reference Purposes
Stock Price Range During Twelve Month Period Prior to March 8, 2024	0.1017x	0.3989x
Wall Street Equity Research Price Targets	0.2061x	0.3966x

Other Financial Reviews and Analyses Solely for Informational Reference Purposes
In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.
EQT and Equitrans Stock Price Trading Histories.   Guggenheim Securities reviewed EQT’s and Equitrans’ respective stock price trading histories over the twelve-month period prior to the execution of the Merger Agreement. Guggenheim Securities noted that in the 52-week period ended March 8, 2024 (the last trading day prior to the execution of the Merger Agreement), shares of EQT common stock generally had traded in a range of approximately $28.11 – $45.23 per share, and shares of Equitrans common stock generally had traded in a range of approximately $4.60 – $11.21 per share.
EQT and Equitrans Wall Street Equity Research Analyst Stock Price Targets.   Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for each of EQT and Equitrans on a stand-alone basis, as published prior to March 8, 2024 (the last trading day prior to the execution of the Merger Agreement). Guggenheim Securities noted that the range of such Wall Street equity research analyst stock price targets was $39.00 – $50.00 per share, with a median of $46.00 per share, for EQT common stock and $10.00 – $15.00 per share, with a median of $13.00 per share, for Equitrans common stock. Guggenheim Securities also noted that the range of such Wall Street equity research analyst stock price targets, discounted 12-months using the midpoint cost of equity, was $36.18 – $46.38 per share, with a median of $42.67 per share, for EQT common stock and $9.56 – $14.35 per share, with a median of $12.43 per share, for Equitrans common stock. Guggenheim Securities noted that Wall Street equity research analyst stock price targets do not necessarily reflect current market trading prices for EQT common stock or Equitrans common stock, and such estimates are subject to various uncertainties, including the future financial performance of EQT and Equitrans, respectively, and future capital markets conditions.
EQT Stand-alone NAV Analysis.   Guggenheim Securities conducted an NAV analysis for EQT on a stand-alone basis by calculating the NAV per share of EQT common stock on a stand-alone basis. In performing its NAV analysis, Guggenheim Securities utilized the financial projections of EQT provided by EQT’s senior management, reflecting NYMEX strip pricing as of March 6, 2024 and assuming full run-off of cash flows. In addition, Guggenheim Securities used a discount rate range of 8.00% to 9.75% for EQT’s NAV on a stand-alone basis based on its estimate of EQT’s weighted average cost of capital on a stand-alone basis. Guggenheim Securities’ NAV analysis resulted in an NAV per share range of $35.55 – $44.45 per share for EQT on a stand-alone basis.
Premia Paid in Selected Midstream Precedent Transactions.   Guggenheim Securities reviewed, based on publicly available information, the implied premia or discount paid or proposed to be paid in connection with pending and completed all cash, all stock and cash and stock transactions of the Selected Midstream Precedent Transactions. Guggenheim Securities applied a premia range of 5.00% to 30.00% to Equitrans’ 30-day VWAP as of March 8, 2024 to calculate an illustrative range of prices per shares of Equitrans common stock of $10.99 – $13.61.
Other Considerations
Except as described in the summary above, EQT did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The Exchange Ratio was determined through negotiations between EQT and Equitrans and was approved by the EQT Board. The decision to enter into the Merger Agreement was solely that of the EQT Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the EQT Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the EQT Board with respect to the fairness, from a financial point of view, of the Exchange Ratio to EQT.
Pursuant to the terms of Guggenheim Securities’ engagement, EQT has agreed to pay Guggenheim Securities total cash fees of up to $30,000,000, comprised of $6,000,000 which became payable upon the rendering of Guggenheim Securities’ opinion, $24,000,000 which is payable upon consummation of the Merger. In addition, Equitrans has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.
During the two years prior to the rendering of its opinion, Guggenheim Securities has not been engaged by either EQT, Equitrans or any of their respective affiliates to provide any investment banking or financial advisory or services for which Guggenheim Securities has received compensation. Guggenheim Securities may in the future seek to provide financial advisory and other investment banking services to EQT, Equitrans, the combined company and their respective affiliates in connection with matters unrelated to the Merger, for which services Guggenheim Securities would expect to receive customary compensation.
Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities (i) have provided and may provide such financial services to EQT, Equitrans, the combined company, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities have received, and may in the future receive, compensation and (ii) directly or indirectly hold long or short positions in and may trade or otherwise conduct such activities in or with respect to loans, debt or equity securities and derivative products of or relating to EQT, Equitrans, the combined company, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities’ and its affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may make investments in EQT, Equitrans, the combined company, other participants in the Merger and their respective affiliates.
Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to EQT, Equitrans, the combined company, other participants in the Merger and their respective affiliates and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.
Opinion of Barclays Capital Inc., Financial Advisor to Equitrans
Equitrans engaged Barclays to act as its financial advisor with respect to a possible sale of Equitrans pursuant to an engagement letter, dated August 24, 2023. On March 10, 2024, Barclays rendered its oral opinion (which opinion was subsequently confirmed in writing) to the Equitrans Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, from a financial point of view, the Exchange Ratio to be offered to the holders of Equitrans common stock (other than holders of excluded shares) in the Merger is fair to such shareholders.
The full text of Barclays’ written opinion, dated as of March 10, 2024, is attached as Annex D to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Equitrans Board, addresses only the fairness, from a financial point of view, of the Exchange Ratio to be offered to the holders of Equitrans common stock (other than holders of excluded shares) and does not constitute a recommendation to any shareholder of Equitrans as to how such shareholder should vote with respect to the Merger or any other matter. The terms of the Merger were determined through arm’s-length negotiations between Equitrans and EQT and were unanimously approved by the Equitrans Board. Barclays did not recommend any specific form of consideration to Equitrans or that any specific form of consideration constituted the only appropriate consideration for the Merger. Barclays was not requested to address, and its opinion does not in any manner address, Equitrans’ underlying business decision to proceed with or effect the Merger, the likelihood of the consummation of the Merger, or the relative merits of the Merger as compared to any other transaction or business strategy in which Equitrans may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any consideration received in the Merger by the holders of any other class of securities of Equitrans (including Equitrans preferred stock) or any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration to be offered to holders of Equitrans common stock (other than holders of excluded shares) in connection with the Merger. No limitations were imposed by the Equitrans Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.
In arriving at its opinion, Barclays, among other things:
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reviewed and analyzed the Merger Agreement and the specific terms of the Merger;

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reviewed and analyzed publicly available information concerning Equitrans and EQT that Barclays believed to be relevant to its analysis, including Equitrans’ and EQT’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2023;

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reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Equitrans furnished to Barclays by Equitrans, including financial projections of Equitrans prepared by management of Equitrans (the “Equitrans Projections”);

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reviewed and analyzed financial and operating information with respect to the business, operations and prospects of EQT furnished to Barclays by EQT, including financial projections of EQT prepared by management of EQT (the “EQT Projections”);

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reviewed and analyzed estimates of certain oil and gas resources prepared by management of EQT (the “EQT Resources”) and furnished to Barclays by EQT (the “EQT Resources Report”);

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reviewed and analyzed the financial and operating information with respect to the business, operations and prospects of the combined company taking into account the projected pro forma impact of the Merger, including cost savings and operating synergies expected by the management of EQT to result from the Merger (the “Expected Synergies”) and other strategic benefits expected by the management of Equitrans and the management of EQT to result from a combination of the businesses;

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reviewed and analyzed published estimates of research analysts with respect to the future financial performance of each of Equitrans and EQT and price targets of each of Equitrans common stock and EQT common stock;

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reviewed and analyzed the relative projected contributions of Equitrans and EQT to the future financial performance of the combined company on a pro forma basis following the Merger;

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reviewed and analyzed a recent trading history of each of Equitrans common stock and EQT common stock and a comparison of those trading histories with each other and with the trading histories of other companies that Barclays deemed relevant;

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reviewed and analyzed a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that Barclays deemed relevant;

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reviewed and analyzed the results of Barclays’ efforts to solicit indications of interest from third parties with respect to a sale of Equitrans;

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had discussions with the managements of Equitrans and EQT concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and with the management of Equitrans, concerning the strategic rationale for the Merger; and

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undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and Barclays did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Equitrans that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Equitrans Projections, upon the advice of Equitrans, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Equitrans as to the future financial performance of Equitrans, and that Equitrans will perform substantially in accordance with such projections. With respect to the EQT Projections, upon the advice of Equitrans, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EQT as to the future financial performance of EQT, and that EQT will perform substantially in accordance with such projections. With respect to the EQT Resources Report, Barclays discussed this resources database with the management of EQT and Equitrans and, upon the advice and at the direction of Equitrans, Barclays assumed that the EQT Resources Report was a reasonable basis on which to evaluate the EQT Resources. Furthermore, upon the advice of Equitrans, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies will be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Equitrans or EQT and did not make or obtain any evaluations or appraisals of the assets or liabilities of Equitrans or EQT. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 10, 2024. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after March 10, 2024. Barclays expressed no opinion as to the prices at which (i) shares of Equitrans common stock or shares of EQT common stock would trade following the announcement of the Merger or (ii) shares of EQT common stock would trade following consummation of the Merger. Barclays’ opinion did not provide any assurance that the market value of the shares of EQT common stock to be held by the shareholders of Equitrans after the consummation of the Merger will be in excess of the market value of the shares of Equitrans common stock owned by such shareholders at any time prior to the announcement or consummation of the Merger.
Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Equitrans, that all material governmental, regulatory and third party approvals, consents and releases for the Merger would be obtained within the constraints contemplated by the Merger Agreement and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the Merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Equitrans had obtained such advice as it deemed necessary from qualified professionals.
In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Equitrans common stock but rather made its determination as to the fairness, from a financial point of view, to holders of Equitrans common stock (other than holders of excluded shares) of the Exchange Ratio to be offered to such shareholders in connection with the Merger on the basis of various financial and comparative analyses.
In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Equitrans Board. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Equitrans or any other parties to the Merger. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Equitrans, EQT or the Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Equitrans, EQT, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.
Summary of Analyses
The following is a summary of the principal financial analyses performed by Barclays with respect to Equitrans and EQT in preparing Barclays’ opinion:
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comparable company analysis;

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comparable transaction analysis;

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discounted cash flow analysis; and

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in the case of EQT, net asset valuation analysis.

Each of these methodologies (other than the net asset valuation analysis) was used to generate reference enterprise and equity value ranges, as applicable, for each of Equitrans and EQT, and the net asset valuation analysis was used to generate a reference equity value range for EQT. The enterprise value ranges for each company were adjusted for appropriate on-balance sheet and off-balance sheet assets and liabilities to arrive at implied equity value ranges (in aggregate dollars) for each company. The implied equity value ranges for each of Equitrans and EQT were then divided by diluted shares outstanding, consisting of primary shares and incorporating the dilutive effect of outstanding options or other dilutive securities, as appropriate, as provided by Equitrans and EQT, respectively, in order to derive implied equity value ranges per share for each company. For the comparable company analysis, the comparable transaction analysis and the discounted cash flow analysis, the implied equity value range per share of Equitrans common stock and per share of EQT common stock were used to derive implied exchange ratio ranges which were then compared to the Exchange Ratio.
In addition to analyzing the value of Equitrans common stock and EQT common stock and the implied exchange ratios, Barclays also analyzed and reviewed: (i) a leveraged acquisition analysis for Equitrans; (ii) the publicly available price targets of Equitrans and EQT published by equity research analysts associated with various Wall Street firms; and (iii) the 52-week low and 52-week high closing prices of Equitrans common stock and EQT common stock as of March 8, 2024.
Selected Comparable Company Analysis
In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Equitrans common stock and EQT common stock by reference to those companies, which could then be used to calculate implied exchange ratio ranges, Barclays reviewed and compared specific financial and operating data relating to Equitrans and EQT with selected companies that Barclays, based on its experience in the oil and gas exploration and production and midstream industries, deemed comparable to Equitrans and EQT.
With respect to Equitrans, the selected comparable companies were:
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Antero Midstream Corporation

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DT Midstream, Inc.

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EnLink Midstream, LLC

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Energy Transfer LP

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Kinder Morgan, Inc.

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Kinetik Holdings Inc.

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Targa Resources Corp.

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Western Midstream Partners, LP

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Williams Companies, Inc.

With respect to EQT, the selected comparable companies were:
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Antero Resources Corporation

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Chesapeake Energy Corporation

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CNX Resources Corporation

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Comstock Resources, Inc.

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Range Resources Corporation

Barclays calculated and compared various financial multiples and ratios of Equitrans and EQT and their selected comparable companies, respectively.
As part of its selected comparable company analysis for Equitrans, Barclays calculated and analyzed each company’s ratio of enterprise value to earnings before interest, taxes, depreciation and amortization, plus deferred revenue (“Economic Adjusted EBITDA”) for 2024 and 2025 based on Wall Street research estimates per FactSet Research Systems (“FactSet”), an independent third-party data provider.
As part of its comparable company analysis for EQT, Barclays calculated and analyzed (i) each company’s ratio of enterprise value to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2024 and 2025 based on Wall Street research estimates per FactSet, (ii) each company’s ratio of enterprise value to latest reported average daily production (measured in million cubic feet equivalent per day (“MMcfe/d”)) and latest reported proved reserves (measured in billions of cubic feet equivalent (“Bcfe”)) pro forma for any acquisition and divestiture activity, and (iii) each company’s ratio of equity value to projected cash flow from operations, otherwise known as discretionary cash flow (“CFFO”) and free cash flow (“FCF”) for 2024 and 2025 based on Wall Street research estimates per FactSet.
The implied equity value range of each company was obtained by adjusting, as applicable, the calculated enterprise value by its short and long-term debt, the value of any preferred stock at face value, the book value of any minority interest, and its cash and cash equivalents. All of these calculations were performed and based on publicly available financial data including company filings and Wall Street research estimates and closing prices, as of March 8, 2024, the last trading date prior to the delivery of Barclays’ opinion.
The results of the Equitrans selected comparable company analysis are summarized below:
	Low	High	Median
Enterprise Value to 2024 Economic Adjusted EBITDA	7.9x	10.5x	9.2x
Enterprise Value to 2025 Economic Adjusted EBITDA	7.6x	9.8x	8.7x

The results of the EQT selected comparable company analysis are summarized below:
	Low	High	Median
Enterprise Value to 2024 EBITDA	4.5x	8.1x	5.4x
Enterprise Value to 2025 EBITDA	3.8x	6.1x	5.2x
Enterprise Value to Proved Reserves ($/Bcfe)	$0.53	$1.02	$0.66
Enterprise Value to Latest Daily Production ($/MMcfe/d)	$2,979	$4,496	$3,310
Equity Value to 2024 CFFO	2.7x	8.2x	4.1x
Equity Value to 2025 CFFO	2.2x	5.8x	3.8x
Equity Value to 2024 FCF	1.3%	8.2%	4.9%
Equity Value to 2025 FCF	2.1%	11.6%	9.3%
Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Equitrans or EQT, as applicable. However, because no selected comparable company is exactly the same as Equitrans or EQT, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of each of Equitrans and EQT and the selected comparable companies that could affect the public trading values of each of Equitrans and EQT in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Equitrans and EQT and the companies included in the selected company analysis.
Based upon these judgments, Barclays’ selected comparable company analysis yielded an implied exchange ratio range of 0.2012 to 0.3833 of a share of EQT common stock for each share of Equitrans common stock. Barclays noted that the Exchange Ratio of 0.3504 of a share of EQT common stock for each share of Equitrans common stock falls within the implied exchange ratio ranges as calculated by Barclays’ selected comparable company analysis.
Selected Precedent Transaction Analysis
Equitrans
Barclays also performed a sum-of-the-parts selected precedent transactions analysis of Equitrans by valuing Equitrans’ three operating segments, Transmission, Gathering and Water, and the Mountain Valley Pipeline, individually based on valuations of comparable transactions and deriving from them a range of values for Equitrans as a whole. Barclays reviewed and compared the purchase prices and financial multiples paid in these selected other transactions in the oil and gas industry that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Equitrans with respect to the size, focus, commodity mix, margins and other characteristics of their businesses. The following tables set forth the transactions analyzed based on such characteristics:

Gas Transmission Precedent Transactions
Date Announced	Buyer	Seller
11/6/2023	Kinder Morgan, Inc.	NextEra Energy Partners, LP (STX Midstream)
7/24/2023	Global Infrastructure Partners	TC Energy Corporation (40% interest in Columbia Gas and Columbia Gulf pipelines)
12/15/2022	The Williams Companies, Inc.	Southwest Gas Holdings, Inc. (MountainWest Natural Gas Transmission and Storage Business)
12/11/2022	I Squared Capital	WhiteWater Whistler (62.5% interest in pipeline)
9/29/2022	DT Midstream, Inc.	National Grid plc (26.25% interest in Millenium pipeline)
1/3/2022	ArcLight Capital Partners, LLC	Targa Resources Corp. (Gulf Coast Express pipeline)
10/5/2021	Southwest Gas Holdings, Inc.	Dominion Energy, Inc. (Questar Pipelines and affiliates)
7/5/2020	Berkshire Hathaway Energy	Dominion Energy, Inc. (substantially all of Dominion Energy, Inc.’s Gas Transmission & Storage segment assets)
1/31/2019	Blackstone Infrastructure Partners / GIC Private Limited	Tallgrass Energy
7/31/2017	Blackstone Energy Partners	Energy Transfer Partners (Rover Pipeline project)
7/10/2016	Southern Company	Kinder Morgan, Inc. (Southern Natural Gas Co. LLC)
Gas Gathering Precedent Transactions
Date Announced	Buyer	Seller
11/30/2023	The Williams Companies, Inc.	Tailwater Capital LLC (Cureton Front Range, LLC) and KKR & Co. Inc. (50% interest in Rocky Mountain Midstream Holdings LLC)
9/5/2023	Western Midstream Partners, LP	Meritage Midstream Services II, LLC
8/16/2023	Energy Transfer LP	Crestwood Equity Partners LP
10/17/2022	Summit Midstream Partners, LP	Outrigger Energy II LLC (Outrigger DJ Midstream LLC) and Sterling Investment Holdings LLC (Sterling Energy Investments LLC, Grasslands Energy Marketing LLC and Centennial Water Pipelines LLC)
9/12/2022	Antero Midstream Corporation	Crestwood Equity Partners LP (Marcellus gas gathering and compression assets)
6/16/2022	Targa Resources Corp.	Lucid Energy Group
5/25/2022	EnLink Midstream, LLC	Crestwood Equity Partners LP (North Texas gathering and processing assets)
5/25/2022	Crestwood Equity Partners LP	Sendero Midstream Partners, LP & First Reserve (50% interest in Crestwood Permian Basin Holdings LLC)
4/11/2022	Delek Logistics Partners, LP	3Bear Energy, LLC (3Bear Delaware Holding — NM, LLC)
3/14/2022	The Williams Companies, Inc.	Trace Midstream (Haynesville gathering and processing assets)
1/10/2022	Enterprise Products Partners L.P.	Navitas Midstream Partners, LLC

Water Precedent Transactions
Date Announced	Buyer	Seller
4/11/2022	Delek Logistics Partners, LP	3Bear Energy, LLC (3Bear Delaware Holding — NM, LLC)
9/26/2019	NGL Energy Partners LP	Hillstone Environmental Partners, LLC (water infrastructure assets)
5/14/2019	NGL Energy Partners LP	Mesquite Disposals Unlimited, LLC (water infrastructure assets)
11/8/2018	Oasis Midstream Partners	Oasis Petroleum Inc. (water infrastructure assets)
10/31/2018	WaterBridge Resources LLC	Halcón Resources Corporation (water infrastructure assets)
2/7/2018	Tallgrass Energy Partners, LP	Buckhorn SWD Solutions, LLC (water infrastructure assets)
As part of its selected precedent transaction analysis, Barclays calculated and analyzed the ratio of enterprise value to EBITDA for a selected twelve-month period following announcement of the transaction (“EV/EBITDA FY+1”). The results of the selected precedent transactions analysis are summarized below:
Gas Transmission Precedent Transactions
	Low	High	Median	Mean
EV/EBITDA FY + 1	8.0x	12.0x	10.5x	10.3x
Gas Gathering Precedent Transactions
	Low	High	Median	Mean
EV/EBITDA FY + 1	4.0x	8.3x	7.0x	6.4x
Water Precedent Transactions
	Low	High	Median	Mean
EV/EBITDA FY + 1	5.0x	10.0x	6.9x	7.1x
The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Equitrans and its Transmission, Gathering, and Water segments, and the Mountain Valley Pipeline, and the companies and assets included in the selected precedent transaction analysis. And, with respect to the Mountain Valley Pipeline, since there were no directly comparable precedent transactions, Barclays used the Gas Transmission precedent transactions when analyzing the Mountain Valley Pipeline. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Merger that would affect the acquisition values of the selected target companies. Based on its professional judgment and experience, and taking into consideration the observed multiples for the selected precedent transactions in each of the industry segments, Barclays then derived separate implied value ranges for each of the Transmission, Gathering, and Water segments, and the Mountain Valley Pipeline, by applying the following selected ranges of enterprise value to EBITDA multiples to the respective Economic Adjusted EBITDA of the Transmission, Gathering, and Water segments, and the Mountain Valley Pipeline, as reflected in the Equitrans Projections. Barclays then used a weighted average multiple range for the Transmission, Gathering, and Water segments to value the Economic Adjusted EBITDA allocated to an Other segment, which represents other items that are unallocated to the Transmission, Gathering, or Water segments, or the Mountain Valley Pipeline. Finally, Barclays also included the value of a $13 million one-time cash payment expected from EQT in 2024 upon the Mountain Valley Pipeline in-service (“Henry Hub Upside”) with no multiple applied for the one-time EBITDA benefit from the payment:
Equitrans Operating Segment	Multiples	Economic Adjusted EBITDA	Selected Multiple Ranges
Transmission	Enterprise Value to 2024 EBITDA	$322	9.0x – 10.0x
Gathering	Enterprise Value to 2024 EBITDA	$870	7.0x – 8.0x
Water	Enterprise Value to 2024 EBITDA	$48	5.0x – 6.0x
Mountain Valley Pipeline	Enterprise Value to 2025 EBITDA	$421	11.0x – 12.0x
Other	Enterprise Value to 2024 EBITDA	$31	7.4x – 8.4x
Henry Hub Upside	Value of one-time cash payment	$13	N/A
Barclays then calculated a consolidated implied equity value range of Equitrans by adding the low ends and high ends of the value ranges of the Transmission, Gathering, and Water segments, the Mountain Valley Pipeline, Other, and Henry Hub Upside described above to arrive at a consolidated asset value. Barclays valued Mountain Valley Pipeline based on 100% of Mountain Valley Pipeline’s 2025 “Adjusted EBITDA,” which is EBITDA adjusted for certain nonrecurring and non-cash items, and then adjusted for Mountain Valley Pipeline’s remaining 2024 capital expenditures; Equitrans’ attributed value then was allocated to Equitrans based on its ownership interest in Mountain Valley Pipeline. Barclays then subtracted from the result Equitrans management’s estimate of consolidated net debt and preferred equity, as of March 31, 2024. Barclays then divided the resulting consolidated equity value range by the number of fully diluted shares of Equitrans common stock outstanding, to derive a range of implied prices per share of Equitrans common stock of $7.50 to $11.00.
EQT
Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to EQT with respect to the size, geographic focus, commodity mix, reserve profile, margins and other characteristics of their businesses. The following table sets forth the transactions analyzed based on such characteristics:
Date Announced	Acquirer	Seller
2/21/2024	Chord Energy Corporation	Enerplus Corporation
2/12/2024	Diamondback Energy, Inc.	Endeavor Energy Resources, L.P.
1/11/2024	Chesapeake Energy Corporation	Southwestern Energy Company
1/4/2024	APA Corporation	Callon Petroleum Company
10/11/2023	Exxon Mobil Corporation	Pioneer Natural Resources Company
8/21/2023	Permian Resources Corporation	Earthstone Energy, Inc.
5/22/2023	Chevron Corporation	PDC Energy, Inc.
5/24/2021	Cabot Oil & Gas Corporation	Cimarex Energy Co.
10/20/2020	Pioneer Natural Resources Company	Parsley Energy Inc.
10/19/2020	ConocoPhillips	Concho Resources Inc.
9/28/2020	Devon Energy Corporation	WPX Energy, Inc.
7/20/2020	Chevron Corporation	Noble Energy, Inc.
As part of its selected precedent transactions analysis, for each of the selected transactions for which public information was available, Barclays calculated and analyzed the EV/EBITDA FY + 1. The results of the selected precedent transactions analysis are summarized below:
	Low	High	Median	Mean
EV/EBITDA FY + 1	2.8x	6.5x	4.7x	4.7x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of EQT and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Merger that would affect the acquisition values of the selected target companies and EQT. Based upon these judgments, Barclays selected a range of 4.50x to 5.50x multiples of EV/EBITDA FY + 1 and applied such range to EQT’s 2024 and 2025 estimated EBITDA as set out in the EQT Projections to calculate a range of implied prices per share of EQT common stock of $28.00 to $37.00.
Using the ranges of implied price per share of Equitrans common stock and EQT common stock resulting from the foregoing calculations, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied equity value per share of Equitrans common stock by the highest implied equity value per share of EQT common stock to arrive at the low end of the implied exchange ratio range and (2) dividing the highest implied equity value per share of Equitrans common stock by the lowest implied equity value per share of EQT common stock to arrive at the high end of the implied exchange ratio range.
Based on these implied price per common share ranges for each of Equitrans and EQT, Barclays derived a reference implied exchange ratio of 0.2027 to 0.3929 of a share of EQT common stock for each share of Equitrans common stock. Barclays noted that the Exchange Ratio of 0.3504 of a share of EQT common stock for each share of Equitrans common stock falls within the implied exchange ratio ranges as calculated by Barclays’ selected precedent transactions analysis.
Discounted Cash Flow Analysis
In order to estimate the present value of shares of Equitrans common stock and EQT common stock, Barclays performed a discounted cash flow analysis of Equitrans and EQT. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
Equitrans
To calculate the estimated enterprise value range of Equitrans using the discounted cash flow method, Barclays added (i) projected after-tax unlevered free cash flows for 2Q 2024 through calendar year 2028 based on the Equitrans Projections to (ii) the “terminal value” of Equitrans, as of December 31, 2028, and discounted such amount to its present value using a range of selected after-tax discount rates. Specifically, Barclays used an after-tax discount rate range of 9.0% to 11.0%. The after-tax discount rates were based on Barclays’ analysis of the weighted average cost of capital for Equitrans as well as the weighted average cost of capital for the Equitrans selected comparable companies. The after-tax unlevered free cash flows were calculated by taking the earnings before interest, preferred cash dividend, tax expense, depreciation and amortization and adjusting for non-controlling interest, cash taxes, distributions from the Mountain Valley Pipeline, deferred revenue, changes in net working capital, and capital expenditures. The residual value of Equitrans at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on EBITDA for the period ending December 31, 2028, of 8.00x to 9.00x, which was derived by analyzing the results from the selected comparable company analysis and precedent transaction analysis and applying such range to Equitrans’ 2028 Economic Adjusted EBITDA, which was further adjusted to (x) deduct the Mountain Valley Pipeline’s Adjusted EBITDA excluding the proportionate effects of any non-controlling/minority interests and (y) add distributions received from the Mountain Valley Pipeline, as set out in the Equitrans Projections. Barclays then calculated a range of implied prices per share of Equitrans common stock by subtracting an Equitrans management provided estimate of net debt and preferred equity, each as of March 31, 2024, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Equitrans common stock. This analysis implied a range of prices per share of Equitrans common stock of $9.75 to $13.50.

EQT
To calculate the estimated enterprise value of EQT using the discounted cash flow method, Barclays added (i) projected after-tax unlevered free cash flows for 2Q 2024 through calendar year 2028 based on the EQT Projections to (ii) the “terminal value” of EQT, as of December 31, 2028, and discounted such amount to its present value using a range of selected after-tax discount rates. Specifically, Barclays used an after-tax discount rate range of 8.0% to 9.0%. The after-tax discount rates were based on Barclays’ analysis of the weighted average cost of capital for EQT as well as the weighted average cost of capital for the EQT selected comparable companies. The after-tax unlevered free cash flows were calculated by taking the earnings before interest, tax expense, depreciation and amortization and subtracting cash taxes, other income (expense), capital expenditures and adjusting for changes in working capital. The terminal value was estimated by selecting a range of terminal value multiples based on EBITDA for the period ending December 31, 2028, of 4.00x to 5.00x, which was derived by analyzing the results from the selected comparable company analysis and precedent transaction analysis and applying such range to EQT’s 2028 estimated EBITDA, as set out in the EQT Projections. Barclays then calculated a range of implied prices per share of EQT common stock by subtracting an EQT management estimate of net debt and preferred equity, each as of March 31, 2024, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of EQT common stock. This analysis implied a range of prices per share of EQT common stock of $35.00 to $44.25.
Using the implied ranges of price per share of Equitrans common stock and EQT common stock resulting from the foregoing calculations, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied equity value per share of Equitrans common stock by the highest implied equity value per share of EQT common stock to arrive at the low end of the implied exchange ratio range and (2) dividing the highest implied equity value per share of Equitrans common stock by the lowest implied equity value per share of EQT common stock to arrive at the high end of the implied exchange ratio range.
Based on these implied price per common share ranges for each of Equitrans and EQT, Barclays derived a reference implied exchange ratio of 0.2203 to 0.3857 of a share of EQT common stock for each share of Equitrans common stock. Barclays noted that the Exchange Ratio of 0.3504 of a share of EQT common stock for each share of Equitrans common stock falls within the implied exchange ratio ranges as calculated by Barclays’ discounted cash flow analysis.
Net Asset Valuation Analysis
Barclays estimated the present value of the future after-tax cash flows expected to be generated from the EQT Resources Report based on reserve, production and capital, operating costs, general and administrative costs, and corporate tax estimates provided by EQT. The present value of the future after-tax cash flows was determined using a range of discount rates and risk factors.
The following table summarizes the oil and natural gas price scenario, WTI and Henry Hub New York Mercantile Exchange strip pricing (“NYMEX Strip”) as of February 22, 2024, that EQT’s management employed in the EQT Resources Report.
Gas ($/MMBtu)	2024E	2025E	2026E	2027E	2028E	Thereafter
NYMEX Strip	$2.44	$3.42	$3.76	$3.80	$3.75	$3.70
Crude Oil ($/bbl)	2024E	2025E	2026E	2027E	2028E	Thereafter
NYMEX Strip	$76.01	$71.22	$67.67	$65.49	$64.38	$64.10
Barclays calculated an estimated equity value for EQT associated with the net asset valuations described above. To calculate the estimated equity value range of EQT, Barclays evaluated the projected after-tax free cash flow for the fiscal period from April 1, 2024, through December 31, 2072, based on the EQT Projections and discounted such amount to its present value using a range of selected discount rates. Specifically, Barclays used a discount rate range of 8.0% to 9.0%. The discount rates were based on Barclays’ analysis of the weighted average cost of capital for EQT as well as the cost of capital for the EQT selected comparable companies. Barclays then calculated a range of implied prices per share of EQT common stock by subtracting an EQT management provided estimate of net debt as of March 31, 2024, from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of EQT common stock. This analysis implied a range of prices per share of EQT common stock of $38.00 to $42.75.
Other Factors
Barclays also reviewed and considered other factors that were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the Leveraged Acquisition Analysis, Equity Research Price Targets Analysis and 52-Week High/Low Analysis described below.
Leveraged Acquisition Analysis
Barclays performed a leveraged acquisition analysis in order to ascertain a price for shares of Equitrans common stock that might be achieved in a leveraged buyout transaction with a financial buyer using a debt capital structure consistent with the Merger and based upon current market conditions. Barclays assumed the following in its analysis: (i) the existing capital structure, as of the date of Barclays’ opinion, (ii) an equity investment that would achieve an internal rate of return of 17.50% to 22.50% on equity invested during a 4.75-year period, and (iii) a projected EBITDA terminal value multiple of 8.00x to 9.00x for such period. Based upon these assumptions, Barclays calculated a range of implied prices per share of Equitrans common stock of $8.00 to $10.50.
Equity Research Price Targets Analysis
For informational purposes, Barclays reviewed publicly available price targets for shares of Equitrans common stock and EQT common stock prepared and published by equity research analysts associated with various Wall Street firms. The range of price targets for Equitrans common stock was $10.00 to $15.00 per share as of March 8, 2024, and the range of price targets for EQT common stock was $28.39 to $55.00 per share as of March 8, 2024. This analysis yielded an implied exchange ratio range of 0.1818 to 0.5284 shares of EQT common stock for each share of Equitrans common stock as compared to the Exchange Ratio of 0.3504 of a share of EQT common stock for each share of Equitrans common stock.
52-Week High/Low Analysis
Barclays reviewed for informational purposes the 52-week low and 52-week high closing prices of Equitrans common stock and EQT common stock as of March 8, 2024 and calculated the implied exchange ratio by dividing the 52-week low closing price for the Equitrans common stock by the 52-week high closing price for EQT common stock for the low end of the range and dividing the 52-week high closing price for Equitrans common stock by the 52-week low closing price for EQT common stock for the high end of the range. This analysis implied an exchange ratio range of 0.1060 to 0.3867 of a share of EQT common stock for each share of Equitrans common stock as compared to the Exchange Ratio of 0.3504 of a share of EQT common stock for each share of Equitrans common stock.
General
Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Equitrans Board selected Barclays because of its familiarity with Equitrans and because of Barclays’ qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Merger.
Barclays is acting as financial advisor to Equitrans in connection with the Merger. As compensation for its services in connection with the Merger, Equitrans paid Barclays a fee of $2 million upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee.” The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the Merger. Total compensation of

$30 million will be payable on completion of the Merger against which the amounts paid for the Opinion Fee will be credited. In addition, Equitrans has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Equitrans and the rendering of Barclays’ opinion. Barclays has performed various investment banking services for Equitrans and EQT in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (a) for Equitrans, (i) having served as a joint bookrunner on EQM Midstream Partners, LP’s, a wholly-owned subsidiary of Equitrans, offering of senior notes in June 2022, (ii) having served as a joint bookrunner on EQM Midstream Partners, LP’s offering of senior notes in February 2024 and (iii) having acted as arranger, bookrunner, and/or a lender for certain of Equitrans’ subsidiaries’ existing revolving credit facilities; and (b) for EQT, (i) having served as a joint bookrunner on EQT’s offering of senior notes in September 2022 and (ii) having acted as arranger, bookrunner, and/or a lender under EQT’s existing credit facilities. During the period beginning January 1, 2022, through the date of rendering its opinion, the aggregate amount of fees that Barclays received from Equitrans and EQT for the investment banking and financial services was approximately $1.9 million and $1.5 million, respectively.
Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Equitrans and EQT for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
Opinion of Citigroup Global Markets Inc., Financial Advisor to Equitrans
Equitrans has engaged Citi as a financial advisor to Equitrans in connection with the proposed Merger. In connection with Citi’s engagement, the Equitrans Board requested that Citi evaluate the fairness, from a financial point of view, of the Exchange Ratio provided for pursuant to the Merger Agreement. On March 10, 2024, at a meeting of the Equitrans Board held to evaluate the proposed Merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated March 10, 2024, to the Equitrans Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to holders of Equitrans common stock (other than, as applicable, EQT, Merger Subs and their respective affiliates).
The full text of Citi’s written opinion, dated March 10, 2024, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Equitrans Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Equitrans to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Equitrans or the effect of any other transaction that Equitrans might engage in or consider. Citi’s opinion was not intended to be and did not constitute a recommendation as to how the Equitrans Board, and is not intended to be and does not constitute a recommendation as to how any securityholder, should vote or act on any matters relating to the proposed Merger or otherwise.
In arriving at its opinion, Citi:
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reviewed an execution version, provided to Citi on March 10, 2024, of the Merger Agreement;

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held discussions with certain senior officers, directors and other representatives of Equitrans and certain senior officers and other representatives of EQT concerning the businesses, operations and prospects of Equitrans and EQT;

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reviewed certain publicly available and other business and financial information relating to Equitrans and EQT provided to or discussed with Citi by the managements of Equitrans and EQT, including certain financial forecasts and other information and data relating to Equitrans and EQT, and future commodity price estimates and assumptions, provided to or discussed with Citi by the managements of Equitrans and EQT, respectively;

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reviewed certain information and data provided to or discussed with Citi by the managements of Equitrans and EQT relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by such managements to result from the Merger;

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reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of Equitrans common stock and EQT common stock, the financial condition and certain historical and projected financial and operating data of Equitrans and EQT, and the capitalization of Equitrans and EQT;

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reviewed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of Equitrans and EQT;

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reviewed, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger;

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reviewed certain potential pro forma financial effects of the Merger utilizing the financial forecasts and other information and data and the potential strategic implications and financial and operational benefits referred to above; and

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conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In connection with its engagement, Citi was requested to solicit third-party indications of interests in, and held discussions with certain third parties regarding, a potential acquisition of Equitrans.
In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of Equitrans and EQT that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data, including future commodity price estimates and assumptions, that Citi was directed to utilize in its analyses, Citi was advised by the managements of Equitrans and EQT, as applicable, and Citi assumed, with Equitrans’ consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements as to, and were a reasonable basis upon which to evaluate, the future financial performance of Equitrans and EQT, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by such managements to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which they were based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, with Equitrans’ consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.
Citi relied, at Equitrans’ direction, upon the assessments of the managements of Equitrans and EQT, as the case may be, as to, among other things, (i) the potential impact on Equitrans and EQT of macroeconomic, geopolitical, market, competitive, seasonal and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the natural gas production and gathering, transmission and storage services and water services industries, including with respect to the geographic regions and basins in which Equitrans and EQT operate, environmental regulations and commodity pricing and supply and demand for natural gas, natural gas liquids and oil, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion, (ii) the natural gas reserves and growth, acquisition, expansion, exploration, drilling, completion, production, development, gathering and transmission activities, as applicable, of Equitrans and EQT, including related costs and expenditures and capital funding requirements, (iii) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, service providers, derivatives counterparties and other commercial relationships of Equitrans and EQT, and (iv) the ability to integrate the operations of Equitrans and EQT and to realize the potential strategic implications and financial and operational benefits as contemplated. Citi assumed, with Equitrans’ consent, that there would be no developments with respect to any such matters that would have an adverse effect on Equitrans, EQT or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion.
Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Equitrans, EQT or any other entity nor did Citi make any physical inspection of the properties or assets of Equitrans, EQT or any other entity. Citi expressed no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of EQT or any other entity. Citi did not evaluate the solvency or fair value of Equitrans, EQT or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on Equitrans, EQT or any other entity or the Merger.
Citi assumed, with Equitrans’ consent, that the Merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on Equitrans, EQT or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed that the Merger would qualify for the intended tax treatment contemplated by the Merger Agreement. Representatives of Equitrans advised Citi, and Citi also assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the execution version reviewed by Citi. Citi’s opinion, as set forth therein, related to the relative values of Equitrans and EQT. Citi did not express any view or opinion as to the actual value of EQT common stock when issued in connection with the First Merger or the prices at which Equitrans common stock, Equitrans preferred stock, EQT common stock or any other securities of Equitrans or EQT may trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. Citi also did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Equitrans, EQT or the Merger (including the contemplated benefits thereof), and Citi relied, with Equitrans’ consent, upon the assessments of representatives of Equitrans as to such matters.
Citi’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of Equitrans held by such holders, and Citi’s opinion did not in any way address proportionate allocation or relative fairness. Citi’s opinion did not address any terms (other than the Exchange Ratio to the extent expressly specified therein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, the treatment in the First Merger of, and any consideration payable in respect of, Equitrans preferred stock or any other terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Equitrans to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Equitrans or the effect of any other transaction that Equitrans might engage in or consider. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio, any consideration payable in respect of Equitrans preferred stock or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Equitrans Board was aware, the industries in which Equitrans and EQT operate (including commodity prices related to such industries) and the securities of Equitrans and EQT have experienced and may continue to experience volatility and disruptions, and Citi expressed no view or opinion as to any potential effects of such volatility or disruptions on Equitrans, EQT or the Merger (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.
In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.
In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Equitrans and EQT. No company, business or transaction reviewed is identical or directly comparable to Equitrans, EQT or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.
The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.
Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between Equitrans and EQT and the decision to enter into the Merger Agreement was solely that of the Equitrans Board. Citi’s opinion was only one of many factors considered by the Equitrans Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Equitrans Board or Equitrans management with respect to the Merger or the consideration payable in the Merger.
Financial Analyses
The summary of the financial analyses described below under this heading “— Financial Analyses” is a summary of the material financial analyses reviewed with the Equitrans Board and performed by Citi in connection with Citi’s opinion, dated March 10, 2024. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Approximate implied per share equity value reference ranges derived from the financial analyses described below, other than Wall Street research analysts’ stock price targets and historical trading prices, were rounded to the nearest $0.05. For purposes of the financial analyses described below, (i) the term “EBITDA” refers to earnings before interest, taxes, depreciation, depletion (in the case of EQT) and amortization, (ii) the term “adjusted EBITDA” refers to EBITDA adjusted for certain nonrecurring and non-cash items and, in the case of Equitrans, the term “economic adjusted EBITDA” refers to adjusted EBITDA plus deferred revenue, (iii) the term “CAFD” refers to cash available for distribution, (iv) the term “CFPS” refers to cash flow per share and (v) the term “NYMEX commodity pricing” refers to New York Mercantile Exchange strip commodity pricing as of February 22, 2024, and extrapolated commodity pricing per the managements of Equitrans and EQT.
In calculating implied exchange ratio reference ranges as reflected in the financial analyses and certain additional information described below, other than the exchange ratio reference ranges implied by historical trading prices for Equitrans common stock and EQT common stock, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Equitrans from such analyses and additional information by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for EQT from such analyses and additional information in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges.
Selected Public Companies Analyses
Citi performed separate selected public companies analyses of Equitrans and EQT in which Citi reviewed certain financial and stock market information relating to Equitrans, EQT and the selected publicly traded companies listed below.
Equitrans.   In its selected public companies analysis of Equitrans, Citi reviewed certain financial and stock market information relating to Equitrans and the following seven selected companies or limited partnerships that Citi considered generally relevant for purposes of analysis as publicly traded midstream companies or limited partnerships (collectively, the “Equitrans selected companies”):
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Antero Midstream Corporation

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DT Midstream, Inc.

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EnLink Midstream, LLC

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Hess Midstream LP

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Kinetik Holdings Inc.

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Targa Resources Corp.

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Western Midstream Partners, LP

Citi reviewed, among other information, (i) enterprise values, calculated as implied equity values based on closing share or unit prices on March 8, 2024 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash, cash equivalents and investments in unconsolidated affiliates (as applicable), as multiples of calendar year 2024 and calendar year 2025 estimated EBITDA and (ii) closing share or unit prices on March 8, 2024 as multiples of calendar year 2024 and calendar year 2025 estimated CAFD. Financial data of the Equitrans selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Equitrans was based on financial forecasts and other information and data provided by the management of Equitrans, publicly available Wall Street research analysts’ estimates, public filings and other publicly available information.
The overall low to high calendar year 2024 and calendar year 2025 estimated EBITDA multiples observed for the Equitrans selected companies were 8.6x to 9.7x (with a mean and median of 9.2x) and 8.2x to 9.1x (with a mean of 8.6x and a median of 8.5x), respectively. The overall low to high calendar year 2024 and calendar year 2025 estimated CAFD multiples observed for the Equitrans selected companies were 6.2x to 8.2x (with a mean of 7.4x and a median of 7.5x) and 5.8x to 7.3x (with a mean of 6.8x and a median of 7.0x), respectively. Citi noted that the calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for Equitrans were 9.2x and 9.7x, respectively, and the calendar year 2024 and calendar year 2025 estimated CAFD multiples observed for Equitrans were 6.2x and 6.8x, respectively, in each case based on Wall Street research analysts’ estimates.
Citi applied (i) selected ranges of calendar year 2024 and calendar year 2025 estimated EBITDA multiples derived from the Equitrans selected companies of 8.6x to 9.2x and 8.2x to 9.7x, respectively, to the calendar year 2024 and calendar year 2025 estimated economic adjusted EBITDA of Equitrans, respectively, and (ii) selected ranges of calendar year 2024 and calendar year 2025 estimated CAFD multiples derived from the Equitrans selected companies of 6.2x to 7.5x and 5.8x to 7.0x, respectively, to corresponding data of Equitrans, in each case based on financial forecasts and other information and data relating to Equitrans.
This analysis indicated approximate implied equity value reference ranges for Equitrans based on calendar year 2024 and calendar year 2025 estimated EBITDA multiples of $9.05 to $11.10 per share and $8.00 to $13.15 per share, respectively, and based on calendar year 2024 and calendar year 2025 estimated CAFD multiples of $10.50 to $12.65 per share and $10.70 to $12.90 per share, respectively.
EQT.   In its selected public companies analysis of EQT, Citi reviewed certain financial and stock market information relating to EQT and the following four selected companies that Citi considered generally relevant for purposes of analysis as publicly traded oil and gas exploration and production companies (collectively, the “EQT selected companies”):
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Antero Resources Corporation

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Chesapeake Energy Corporation

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CNX Resources Corporation

•
Range Resources Corporation

Citi reviewed, among other information, (i) enterprise values, calculated as implied equity values based on closing share prices on March 8, 2024 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash, cash equivalents and investments in unconsolidated affiliates (as applicable), as multiples of calendar year 2024 and calendar year 2025 estimated EBITDA and (ii) closing share prices on March 8, 2024 as multiples of calendar year 2024 and calendar year 2025 estimated CFPS. Financial data of the EQT selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of EQT was based on financial forecasts and other information and data provided by the management of EQT, publicly available Wall Street research analysts’ estimates, public filings and other publicly available information.
The overall low to high calendar year 2024 and calendar year 2025 estimated EBITDA multiples observed for the EQT selected companies were 4.6x to 8.1x (with a mean of 6.5x and a median of 6.6x) and 3.6x to 6.1x (with a mean of 5.0x and a median of 5.2x), respectively. The overall low to high calendar year 2024 and calendar year 2025 estimated CFPS multiples observed for the EQT selected companies were 4.1x to 8.2x (with a mean of 6.0x and a median of 5.8x) and 3.3x to 5.8x (with a mean of 4.5x and a median of 4.4x), respectively. Citi noted that the calendar year 2024 and calendar year 2025 estimated EBITDA multiples observed for EQT were 6.5x and 4.3x, respectively, and the calendar year 2024 and calendar year 2025 estimated CFPS multiples observed for EQT were 5.7x and 4.1x, respectively, in each case based on Wall Street research analysts’ estimates.
Citi applied (i) selected ranges of calendar year 2024 and calendar year 2025 estimated EBITDA multiples derived from the EQT selected companies of 6.5x to 8.1x and 4.3x to 6.1x, respectively, to corresponding data of EQT and (ii) selected ranges of calendar year 2024 and calendar year 2025 estimated CFPS multiples derived from the EQT selected companies of 5.7x to 8.2x and 4.1x to 5.8x, respectively, to corresponding data of EQT, in each case based on financial forecasts and other information and data relating to EQT.

This analysis indicated approximate implied equity value reference ranges for EQT based on calendar year 2024 and calendar year 2025 estimated EBITDA multiples of $30.45 to $40.35 per share and $26.80 to $41.95 per share, respectively, and based on calendar year 2024 and calendar year 2025 estimated CFPS multiples of $33.30 to $48.40 per share and $31.95 to $45.70 per share, respectively.
Utilizing the approximate implied per share equity value reference ranges derived for Equitrans and EQT as described above, Citi calculated the following approximate implied exchange ratio reference ranges, as compared to the Exchange Ratio:
Implied Exchange Ratio Reference Ranges Based On:				Exchange Ratio
CY2024E EBITDA	CY2025E EBITDA	CY2024E CAFD/CFPS	CY2025E CAFD/CFPS
0.224x – 0.365x	0.191x – 0.491x	0.217x – 0.380x	0.234x – 0.404x	0.3504x
Equitrans Selected Precedent Transactions Analysis
Citi performed a selected precedent transactions analysis of Equitrans on a sum-of-the-parts basis in which Citi reviewed certain financial information relating to the selected precedent transactions listed below to observe an approximate implied per share equity value reference range for Equitrans based on approximate implied values for Equitrans’ (i) natural gas gathering system, (ii) joint venture interest in Eureka Midstream Holdings, LLC (“Eureka”), (iii) transmission and storage system, (iv) joint venture interest in Mountain Valley Pipeline, LLC (“MVP”) and (v) water network.
In evaluating Equitrans’ natural gas gathering system and joint venture interest in Eureka, using publicly available information, Citi reviewed financial data relating to the following 12 selected transactions that Citi considered generally relevant for purposes of analysis as transactions involving target companies or businesses with gathering and processing assets (collectively, the “selected G&P transactions”):
Announced	Acquiror	Target
September 2023	Western Midstream Partners, LP	Meritage Midstream Services II, LLC
August 2023	AltaGas Ltd.	Tidewater Midstream and Infrastructure Ltd. (certain projects, facilities, terminals and related systems)
October 2022	Summit Midstream Partners, LP	Outrigger DJ Midstream LLC
September 2022	Antero Midstream Corporation	Crestwood Equity Partners LP (certain gathering and compression assets)
June 2022	Targa Resources Corp.	Lucid Energy Delaware, LLC
May 2022	Crestwood Equity Partners LP	Sendero Midstream Partners, LP
May 2022	EnLink Midstream, LLC	Crestwood Equity Partners LP (certain gathering and processing assets)
April 2022	Delek Logistics Partners, LP	3Bear Delaware Holding — NM, LLC
March 2022	The Williams Companies, Inc.	Trace Midstream (certain gathering and processing assets)
January 2022	Enterprise Products Partners L.P.	Navitas Midstream Partners, LLC
January 2022	UGI Corporation	Stonehenge Appalachia, LLC
May 2020	National Fuel Gas Company	SWEPI LP
Citi reviewed, among other information, transaction values of the selected G&P transactions, calculated as implied equity values for the target companies or businesses involved in the selected G&P transactions based on the consideration paid in the applicable selected G&P transaction plus total debt, preferred equity and non-controlling interests (as applicable) and less cash, cash equivalents and investments in unconsolidated affiliates (as applicable), as a multiple of the target company’s or business’ next 12 months estimated EBITDA. Financial data of the selected G&P transactions were based on Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Equitrans’

natural gas gathering system and joint venture interest in Eureka was based on financial forecasts and other information and data provided by the management of Equitrans, public filings and other publicly available information.
The overall low to high next 12 months estimated EBITDA multiples observed for the selected G&P transactions was 5.5x to 8.0x (with a mean of 6.6x, a median of 6.3x, a 25th percentile of 6.0x and a 75th percentile of 7.4x). Citi applied a selected range of next 12 months estimated EBITDA multiples derived from the selected G&P transactions of 6.3x to 8.0x to the calendar year 2024 estimated economic adjusted EBITDA attributable to each of Equitrans’ natural gas gathering system and joint venture interest in Eureka. This analysis indicated approximate implied value reference ranges for Equitrans’ natural gas gathering system and joint venture interest in Eureka of $5.225 billion to $6.594 billion and $380 million to $480 million, respectively.
In evaluating Equitrans’ transmission and storage system and joint venture interest in MVP, using publicly available information, Citi reviewed financial data relating to the following 11 selected transactions that Citi considered generally relevant for purposes of analysis as transactions involving target companies or businesses with transportation and storage assets (collectively, the “selected T&S transactions”):
Announced	Acquiror	Target
July 2023	Global Infrastructure Partners	TC Energy Corporation (interest in Columbia Gas Transmission, LLC)
January 2023	Targa Resources Corp.	Blackstone Energy Partners (interest in Targa Resources Corp.’s Grand Prix NGL Pipeline)
December 2022	The Williams Companies, Inc.	MountainWest Pipelines Holding Company
May 2022	ArcLight Capital Partners, LLC	Targa Resources Corp. (interest in Gulf Coast Express Pipeline)
October 2021	Southwest Gas Holdings, Inc.	Dominion Energy Questar Pipeline, LLC
June 2021	Kinder Morgan, Inc.	Stagecoach Gas Services LLC
February 2021	ArcLight Capital Partners, LLC	Kinder Morgan, Inc./Brookfield Infrastructure Partners L.P. (interest in Natural Gas Pipeline Company of America LLC)
July 2020	Berkshire Hathaway Inc.	Dominion Energy, Inc. (gas transmission and storage segment assets)
September 2019	NextEra Energy Partners, LP	Meade Pipeline Co LLC
February 2019	First Infrastructure Capital Advisors, LLC	WhiteWater Midstream / Interest in Agua Blanca
January 2019	Blackstone Infrastructure Partners.	Tallgrass Energy, LP
Citi reviewed, among other information, transaction values of the selected T&S transactions, calculated as implied equity values for the target companies or businesses involved in the selected T&S transactions based on the consideration paid in the applicable selected T&S transaction plus total debt, preferred equity and non-controlling interests (as applicable) and less cash, cash equivalents and investments in unconsolidated affiliates (as applicable), as a multiple of the target company’s or business’ next 12 months estimated EBITDA. Financial data of the selected T&S transactions were based on Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Equitrans’ transmission and storage system and joint venture interest in MVP was based on financial forecasts and other information and data provided by the management of Equitrans, public filings and other publicly available information.
The overall low to high next 12 months estimated EBITDA multiples observed for the selected T&S transactions was 8.0x to 12.0x (with a mean of 10.2x, a median of 10.5x, a 25th percentile of 9.7x and a 75th percentile of 11.0x). Citi applied a selected range of next 12 months estimated EBITDA multiples derived from the selected T&S transactions of 9.7x to 11.0x to the calendar year 2024 estimated economic adjusted EBITDA attributable to each of Equitrans’ transmission and storage system and joint venture interest in MVP. This analysis indicated approximate implied value reference ranges for Equitrans’ transmission and storage system and joint venture interest in MVP of $3.181 billion to $3.598 billion and $2.003 billion to $2.266 billion, respectively.
In evaluating Equitrans’ water network, using publicly available information, Citi reviewed financial data relating to the following four selected transactions that Citi considered generally relevant for purposes of analysis as transactions involving target companies or businesses with water services assets (collectively, the “selected water transactions”):
Announced	Acquiror	Target
November 2022	Select Energy Services, Inc.	Breakwater Energy Partners, LLC
December 2021	Select Energy Services, Inc.	Nuverra Environmental Solutions, Inc.
July 2021	Select Energy Services, Inc.	Complete Energy Services, Inc.
September 2018	NGL Energy Partners LP	Beckham and McCloy ranches
Citi reviewed, among other information, transaction values of the selected water transactions, calculated as implied equity values for the target companies or businesses involved in the selected water transactions based on the consideration paid in the applicable selected water transaction plus total debt, preferred equity and non-controlling interests (as applicable) and less cash, cash equivalents and investments in unconsolidated affiliates (as applicable), as a multiple of the target company’s or business’ next 12 months estimated EBITDA. Financial data of the selected water transactions were based on Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Equitrans’ water network was based on financial forecasts and other information and data provided by the management of Equitrans, public filings and other publicly available information.
The overall low to high next 12 months estimated EBITDA multiples observed for the selected water transactions was 3.1x to 5.2x (with a mean of 4.1x, a median of 4.0x, a 25th percentile of 3.2x and a 75th percentile of 5.0x). Citi applied a selected range of next 12 months estimated EBITDA multiples derived from the selected water transactions of 3.2x to 5.0x to the calendar year 2024 estimated economic adjusted EBITDA attributable to Equitrans’ water network. This analysis indicated an approximate implied value reference range for Equitrans’ water network of $159 million to $246 million.
The analyses described above of Equitrans’ natural gas gathering system, joint venture interest in Eureka, transmission and storage system, joint venture interest in MVP and water network indicated an overall approximate implied equity value reference range for Equitrans of $5.95 to $11.00 per share, as compared to the unaffected closing price of Equitrans common stock on November 30, 2023 of $9.38 per share and the closing price of Equitrans common stock on March 8, 2024 of $11.15 per share.
EQT Net Asset Value Analysis
Citi performed a net asset value analysis of EQT by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that EQT was forecasted to generate over the life of the natural gas, natural gas liquids and oil assets of EQT based on financial forecasts and other information and data, including future commodity price estimates and assumptions, provided by the management of EQT. The present values (as of January 1, 2024) of the cash flows were then calculated using a selected range of discount rates of 9.5% to 10.3%. This analysis indicated an approximate implied equity value reference range for EQT of $34.30 to $37.90 per share, as compared to the closing price of EQT common stock on March 8, 2024 of $37.52 per share.
Discounted Cash Flow Analyses
Citi performed separate discounted cash flow analyses of Equitrans and EQT.
Equitrans.   Citi performed a discounted cash flow analysis of Equitrans by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Equitrans was forecasted to generate during the last three quarters of the fiscal year ending December 31, 2024 through the full fiscal year ending December 31, 2028 based on financial forecasts and other information and data provided by the management of Equitrans. For purposes of this analysis, stock-based compensation was treated as a cash expense. Citi calculated terminal values for Equitrans by applying to Equitrans’ fiscal year 2028 estimated economic adjusted EBITDA a selected range of EBITDA multiples of 8.0x to 9.0x. The present values (as of March 31, 2024) of the cash flows and terminal values were then calculated using a selected range of discount rates of 9.3% to 10.2%. This analysis indicated an approximate implied equity value reference range for Equitrans of $10.10 to $13.25 per share.
EQT.   Citi performed a discounted cash flow analysis of EQT by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that EQT was forecasted to generate during the last three quarters of the fiscal year ending December 31, 2024 through the full fiscal year ending December 31, 2028 based on financial forecasts and other information and data provided by the management of EQT. For purposes of this analysis, stock-based compensation was treated as a cash expense. Citi calculated terminal values for EQT by applying to EQT’s fiscal year 2028 estimated EBITDA a selected range of EBITDA multiples of 4.9x to 6.2x. The present values (as of March 31, 2024) of the cash flows and terminal values were then calculated using a selected range of discount rates of 9.5% to 10.3%. This analysis indicated an approximate implied equity value reference range for EQT of $37.90 to $49.25 per share.
Utilizing the approximate implied per share equity value reference ranges derived for Equitrans and EQT as described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio:
Implied Exchange Ratio Reference Range	Exchange Ratio
0.205x – 0.350x	0.3504x
Certain Additional Information
Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:
Illustrative Has/Gets.   Citi compared the approximate implied per share equity value reference range derived for Equitrans on a standalone basis as described above under “— Discounted Cash Flow Analyses — Equitrans” relative to an illustrative approximate implied per share equity value reference range derived from a discounted cash flow analysis for EQT on a pro forma basis based on financial forecasts and other information and data relating to EQT and Equitrans provided by the managements of EQT and Equitrans, respectively, utilizing the same selected ranges of EBITDA multiples and discount rates as utilized in the standalone discounted cash flow analysis for EQT described above under “— Discounted Cash Flow Analyses — EQT” and after taking into account potential net synergies anticipated by the managements of EQT and Equitrans to result from the Merger. Citi observed that, based on the Exchange Ratio, the Merger could result in an approximate implied equity value reference range on a pro forma basis for holders of Equitrans common stock of $11.20 to $15.30 per share (relative to $10.10 to $13.25 per share for Equitrans on a standalone basis). Actual results achieved by EQT may vary from forecasted results and variations may be material.
Illustrative Accretion (Dilution).   Citi observed the illustrative potential pro forma financial effect of the Merger on EQT’s last three quarters of fiscal year 2024 and fiscal years 2025 and 2026 estimated operating cash flow per share and free cash flow per share and Equitrans’ last three quarters of fiscal year 2024 and fiscal years 2025 and 2026 estimated dividends per share, based on financial forecasts and other information and data relating to EQT and Equitrans, including future commodity price estimates and assumptions utilizing NYMEX commodity pricing, provided by the managements of EQT and Equitrans, public filings and other publicly available information and after taking into account potential net synergies anticipated by the managements of EQT and Equitrans to result from the Merger, which indicated that the Merger could be (i) with respect to EQT’s estimated operating cash flow per share, accretive to EQT’s last three quarters of fiscal year 2024 estimated operating cash flow per share by approximately 11.6%, dilutive to EQT’s fiscal year 2025 estimated operating cash flow per share by approximately (1.7)% to (1.1)% and dilutive to EQT’s fiscal year 2026 estimated operating cash flow per share by approximately (3.6)% to (2.8)%, (ii) with respect to EQT’s estimated free cash flow per share, not meaningful to EQT’s last three quarters of fiscal year 2024 estimated free cash flow per share, accretive to EQT’s fiscal year 2025 estimated free cash flow per share by approximately 5.1% to 6.9% and accretive to EQT’s fiscal year 2026 free cash flow per share by approximately 1.7% to 3.1%, and (iii) with respect to Equitrans’ estimated dividends per share based on the Exchange

Ratio and EQT’s expected dividends on a pro forma basis, dilutive to Equitrans’ last three quarters of fiscal year 2024 estimated dividends per share by approximately (63.1)%, dilutive to Equitrans’ fiscal year 2025 estimated dividends per share by approximately (61.3)% and dilutive to Equitrans’ fiscal year 2026 estimated dividends per share by approximately (59.2)%. Actual results achieved by EQT may vary from forecasted results and variations may be material.
Other.   Citi also observed the following:
•
undiscounted publicly available Wall Street research analysts’ price targets for Equitrans common stock and EQT common stock, which indicated overall low to high target price ranges for Equitrans common stock and EQT common stock of $10.00 per share to $13.00 per share and $37.00 per share to $50.00 per share, respectively, and an implied exchange ratio reference range of 0.200x to 0.351x;

•
historical closing prices of Equitrans common stock and EQT common stock during the 52-week period ended March 8, 2024, which indicated low and high closing prices of Equitrans common stock and EQT common stock of approximately $4.74 per share and $11.15 per share and approximately $28.83 per share and $44.72 per share, respectively, and an implied exchange ratio reference range of 0.106x to 0.387x; and

•
the implied premiums paid or proposed to be paid in selected merger and acquisition transactions announced during the ten-year period ended March 8, 2024 involving target companies with operations in the midstream energy industry; applying a selected range of implied premiums of 0.0% to 22.0% (reflecting the 25th and 75th percentile implied premiums derived from such transactions based on the closing share or unit prices of the target companies involved in such transactions one day prior to consummation of the applicable transaction) to the closing price of Equitrans common stock on March 8, 2024 of $11.15 per share indicated an approximate implied equity value reference range for Equitrans of approximately $11.15 to $13.60 per share.

Miscellaneous
Equitrans has agreed to pay Citi for its services in connection with the proposed Merger an aggregate fee of $30 million, of which a portion was payable upon delivery of Citi’s opinion and $28 million is payable contingent upon consummation of the Merger. In addition, Equitrans agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.
As the Equitrans Board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Equitrans and/or certain of its affiliates unrelated to the proposed Merger, for which services Citi and its affiliates received and expect to receive compensation, including, during the approximately two-year period prior to the date of Citi’s opinion, having acted or acting as (i) co-syndication agent, joint lead arranger and/or bookrunner for, and as a lender under, certain credit facilities of subsidiaries of Equitrans and (ii) bookrunner for certain debt securities offerings of a subsidiary of Equitrans, for which services described in the foregoing clauses (i) and (ii) Citi and its affiliates received aggregate fees during such period of approximately $2 million. As the Equitrans Board also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to EQT and/or certain of its affiliates, for which services Citi and its affiliates received and expect to receive compensation, including, during the approximately two-year period prior to the date of Citi’s opinion, having acted or acting as (i) co-syndication agent, co-documentation agent, joint lead arranger and/or bookrunner for, and as a lender under, certain credit facilities of EQT and (ii) joint book-running manager for certain debt securities offerings of EQT, for which services described in the foregoing clauses (i) and (ii) Citi and its affiliates received aggregate fees during such period of approximately $2 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of Equitrans, EQT and their respective affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Equitrans, EQT and their respective affiliates.

Equitrans selected Citi to act as Equitrans’ financial advisor in connection with the proposed Merger based on Citi’s reputation, experience and familiarity with Equitrans, EQT and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
Interests of Certain Equitrans Directors and Executive Officers in the Merger
When considering the recommendation of the Equitrans Board that Equitrans shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal, Equitrans shareholders should be aware that aside from their interests as shareholders of Equitrans, Equitrans’ directors and executive officers have interests in the Merger that may be different from, or in addition to, those of other shareholders of Equitrans generally. The members of the Equitrans Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that Equitrans shareholders adopt the Merger Agreement, vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Equitrans Adjournment Proposal. These interests are described in more detail below. For an estimate of the value of the payments described below that would be payable to Equitrans’ named executive officers as a result of the consummation of the Merger and/or a qualifying termination of employment in connection with the Merger, see the section titled “— Quantification of Potential Payments and Benefits to Equitrans’ Named Executive Officers” below.
Indemnification and Insurance
The Merger Agreement provides that the executive officers and directors of Equitrans and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for at least six years following the Effective Time. For additional information see “The Merger Agreement — Directors’ and Officers’ Insurance and Indemnification.”
Treatment of Equitrans Equity Awards
At the Effective Time, each outstanding award of stock options, restricted stock, time-vesting restricted share units and performance share units in respect of Equitrans common stock will be treated as follows:
•
each outstanding stock option (excluding, for clarity, any option granted pursuant to the Equitrans ESPP) which is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, will become vested and exercisable prior to the Effective Time, and to the extent not exercised prior to the Effective Time, shall automatically, and without any action on the part of the holder thereof, be canceled for no consideration or payment therefor;

•
each outstanding award of restricted shares of Equitrans common stock that remains, as of the Effective Time, subject to vesting, forfeiture or repurchase by Equitrans (each, an “Equitrans restricted stock award”), will automatically, and without any action on the part of the holder thereof, be assumed by EQT and converted into an award of restricted stock units of EQT (each, an “EQT RSU award”) with respect to a number of whole EQT shares (rounded up to the next whole EQT share) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the total number of shares of Equitrans common stock underlying such Equitrans restricted stock award;

•
each outstanding award of time-based vesting restricted stock units with respect to shares of Equitrans common stock (each, an “Equitrans RSU award”) will automatically, and without any action on the part of the holder thereof, be assumed by EQT and converted into an EQT RSU award with respect to a number of whole shares of EQT shares (rounded up to the next whole EQT share) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the total number of shares of Equitrans common stock underlying such Equitrans RSU award;

•
each outstanding Equitrans PSU award, other than an MVP PSU award, (i) will be measured as to performance as of the Closing Date or a date reasonably proximate thereto for administrative practicability as determined in good faith by the Equitrans Board or the compensation committee thereof, without adjustment on account of the Transactions, and each such Equitrans PSU award shall be considered earned with respect to a number of shares of Equitrans common stock that is based on the greater of (x) actual performance determined as of the Closing Date (or a date reasonably proximate thereto for administrative practicability) and (y) the target level of performance; provided, that with respect to any Equitrans PSU award subject to a sub-performance period which has not commenced on or prior to the Effective Time, the number of earned PSUs shall be based on the target level of performance in respect of such sub-performance period and (ii) at the Effective Time, will automatically, by virtue of the occurrence of the closing, be assumed by EQT and converted into the right to receive an EQT RSU award with respect to a number of whole shares of EQT shares (rounded up to the next whole EQT share) equal to the product obtained by multiplying (x) the Exchange Ratio by (y) the total number of earned PSUs;
•
with respect to each MVP PSU award, to the extent that the in-service date has occurred prior to the Closing Date and the vesting of such MVP PSU award is not subject to continued service beyond the Closing Date, such MVP PSU award shall automatically, by virtue of the occurrence of the closing, be canceled and converted into the right to receive on the Closing Date (i) a number of whole EQT shares (rounded up to the next whole EQT share) equal to the product obtained by multiplying the Exchange Ratio by the total number of shares of Equitrans common stock underlying such MVP PSU award and (ii) an amount in cash equal to the product of (A) the cumulative amount of dividends paid or accrued on one share of Equitrans common stock while the MVP PSU award was outstanding, multiplied by (B) the number of shares of Equitrans common stock underlying such MVP PSU award;

•
with respect to each MVP PSU award that remains subject to the occurrence of the in-service date or continued service beyond the Closing Date, such MVP PSU award will automatically, by virtue of the occurrence of the Closing, be assumed by EQT and converted into an EQT RSU award with respect to a number of whole EQT shares (rounded up to the next whole EQT share) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the total number of shares of Equitrans common stock underlying such MVP PSU award;

•
each outstanding Equitrans phantom unit award shall automatically, and without any action on the part of the holder thereof, become fully vested to the extent then-unvested and any restrictions with respect thereto will lapse, and each such Equitrans phantom unit award will be converted into the right to receive a number of EQT shares (rounded up to the next whole EQT share) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the total number of shares of Equitrans common stock underlying such Equitrans phantom unit award; and

•
each award of Equitrans restricted stock and each Equitrans RSU award, Equitrans PSU award and MVP PSU award assumed and converted into an EQT RSU award will continue to subject to the same terms and conditions (including with respect to vesting) as applied to the corresponding assumed award as of immediately prior to the Effective Time, except that (i) each EQT RSU award corresponding to an Equitrans PSU award will be eligible to vest solely based on continued service through the end of the performance period that was originally applicable thereto, (ii) any provision of an award agreement evidencing an MVP PSU award providing for the automatic termination of the MVP PSU award upon a change of control prior to the in-service date will no longer apply, (iii) with respect to those EQT RSU awards issued in conversion of Equitrans equity awards outstanding as of the date of the Merger Agreement, in the event the applicable EQT RSU award holder’s employment or service is terminated by EQT or one of its Subsidiaries without cause or by the holder for good reason, the EQT RSU award will become fully vested and non-forfeitable as of the date of such termination, (iv) any amounts relating to dividends or dividend equivalents, as applicable and if any, granted with respect to such assumed award that are accrued but unvested and unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding assumed award immediately prior to the Effective Time (as modified by the Merger Agreement in the event of a termination of employment), and (v) any dividend equivalents that are payable with respect to any unvested EQT RSU award following the Closing Date will be paid within 30 days following vesting.

For purposes of the treatment of Equitrans equity awards under the Merger Agreement, “good reason” means the executive officer’s resignation within 90 days after (i) a reduction in the executive officer’s base salary of at least 10% (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in the executive officer’s annual short-term bonus target by the greater of 10% or 5 percentage points (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in the executive officer’s job responsibilities, duties or authority; (iv) a relocation of the executive officer’s principal place of employment by more than 30 miles (excluding any requirement to work remotely) and/or (v) any other action or inaction that constitutes a material breach by EQT or its applicable subsidiary (including Equitrans) of any material written employment-related agreement between the executive officer and Equitrans or its applicable subsidiaries.
The following table sets forth, for each Equitrans executive officer who has served at any time since January 1, 2024, and for each Equitrans non-employee director, the aggregate number of shares of Equitrans common stock subject to Equitrans equity awards as of the assumed Closing Date of May 15, 2024. None of Equitrans executive officers or non-employee directors held options to purchase Equitrans common stock (excluding any options to purchase shares under the Equitrans ESPP).
Name	Restricted Shares	Equitrans PSU Awards(1)	Equitrans Phantom Unit Awards(2)
Executive Officers
Diana M. Charletta	334,160	533,705	—
Thomas F. Karam	642,280	1,121,070	4,888
Stephen M. Moore	174,370	289,850	—
Brian P. Pietrandrea(3)	52,620	84,945	—
Kirk R. Oliver	213,480	353,570	—
Nathan P. Tetlow	67,700	111,455	—
Justin S. Macken	72,570	120,450	—
Non-Employee Directors
Vicky A. Bailey	—	—	186,348
Sarah M. Barpoulis	—	—	119,487
Kenneth M. Burke	—	—	162,799
D. Mark Leland	—	—	119,161
Norman J. Szydlowski	—	—	202,683
Robert F. Vagt	—	—	143,339

(1)
Represents the aggregate number of shares of Equitrans common subject to each executive officer’s Equitrans PSU awards, assuming the target level of performance and, with respect to the MVP PSU Awards, assuming the In-Service Date (as defined in the award agreements evidencing the MVP PSU awards) has occurred prior to the assumed Closing Date of May 15, 2024.

(2)
Includes Equitrans phantom unit awards and, for Mr. Szydlowski, 59,344 deferred stock units (including accrued dividends thereon) in respect of his deferred retainer fees. Equitrans phantom unit awards relate to compensatory amounts previously deferred by the applicable director under Equitrans’ Amended and Restated Directors’ Deferred Compensation Plan. The Equitrans phantom unit awards are fully-vested as of the assumed Closing Date of May 15, 2024 and are payable upon a “separation from service” within the meaning of, and in accordance with, Section 409A of the Code.

(3)
Mr. Pietrandrea has not been an executive officer of Equitrans since January 1, 2024. Nevertheless, he is included in the table above because he is a named executive officer for purposes of Item 402(t) of Regulation S-K.

Prior to the Effective Time and contingent upon the occurrence of the Closing, Equitrans will terminate the Equitrans ESPP and provide with respect to the offering or purchase period (if any) that was in effect as of March 10, 2024 (the “Final Offering Period”) that (i) no participant in the Equitrans ESPP will be permitted to increase his or her payroll contribution rate under the Equitrans ESPP from the rate in effect as of the date of the Merger Agreement or make separate non-payroll contributions to the Equitrans ESPP on or following the date of the Merger Agreement, except as may be required by applicable law, (ii) no individual who is not currently participating as of the date of the Merger Agreement will be allowed to commence participation in the Equitrans ESPP following the date of the Merger Agreement, (iii) no further offering or purchase period will commence, nor will any such existing period be extended, pursuant to the Equitrans ESPP following the date of the Merger Agreement, (iv) each purchase right, if any, under the Equitrans ESPP that is outstanding as of the date prior to the Effective Time with respect to the Final Offering Period will automatically be exercised on such date, and (v) each share of Equitrans common stock issued in respect of the Final Offering Period, if any, will be converted into the right to receive 0.3504 of a share of EQT common stock, with cash to be paid in lieu of fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger.
Potential Payments and Benefits to Equitrans’ Named Executive Officers
Annual Bonuses
With respect to each executive officer of Equitrans who is eligible to receive an annual bonus under Equitrans’ Second Amended and Restated Executive Short-Term Incentive Plan as of immediately prior to the Effective Time and who continues his or her employment with EQT or one of its subsidiaries as of the Effective Time, the Merger Agreement provides for the payment of a pro-rated bonus for the calendar year in which the Closing Date occurs, calculated based on the greater of the target level of performance or actual performance as of the Effective Time (or a date reasonably proximate thereto), measured on a pro-rated basis as determined by the Equitrans Board or its compensation committee, and pro-rated based on the number of days of such calendar year which have lapsed prior to and including the Closing Date. Such pro-rated bonuses will be paid on or as soon as practicable following the Closing Date.
The Merger Agreement further provides that in the event that an executive officer who was eligible to receive a pro-rated bonus, as described above, experiences a termination of his or her employment on or after the Effective Time for any reason, such employee will receive a bonus payment on or as soon as practicable following the applicable date of termination for the full calendar year in which the Closing Date occurs, which will be calculated in the same manner as described above and reduced by any pro-rated bonus previously paid for the same calendar year.
Key Talent Awards
On March 10, 2024, Equitrans granted one-time key talent awards to each of Messrs. Oliver, Moore, Pietrandrea, Tetlow and Macken, which are subject to the Equitrans LTIP in effect as of immediately prior to the Closing Date and the terms and conditions set forth in the notices evidencing the awards. The aggregate dollar value of these key talent awards for Equitrans’ executive officers is $14,185,000, and the individual award amounts for Equitrans’ named executive officers are set forth in note 1 to the Golden Parachute Compensation table below. Subject to the applicable executive officer’s continued employment with Equitrans through the closing date, the awards will be paid on the Closing Date in the form of shares of EQT common stock (or, at EQT’s sole election, cash). The number of shares of EQT common stock issued in settlement of a key talent award will be based on the closing price of one share of EQT common stock as of the last trading day prior to the Closing Date. Pursuant to the notices evidencing the key talent awards, if an executive officer’s employment is terminated prior to the Closing Date due to the executive officer’s death, disability or termination by Equitrans for any reason other than for “cause” or by the executive officer for “good reason” (each as defined in the notices), then, contingent upon the closing of the Merger and subject to such executive officer’s (or his estate’s, if applicable) timely execution and non-revocation of a release of claims in favor of Equitrans, the executive officer will receive a pro-rated portion of his key talent award on or as soon as practicable following the Closing Date. In the event of an executive officer’s breach of restrictive covenants following the payment of the key talent award, the executive officer will be required to repay any previously-paid portion of the award within 60 days following such breach.
For purposes of the key talent awards, “cause” means (i) the executive officer’s conviction of a felony, a crime of moral turpitude or fraud or the commission of fraud, misappropriation or embezzlement in connection with the performance of his or her duties, (ii) the executive officer’s willful and repeated failures to substantially perform his or her assigned duties, or (iii) the executive officer’s violation of any provision of a written employment-related agreement between the executive officer and Equitrans or Equitrans’ material policies.

For purposes of the key talent awards, “good reason” means the executive officer’s resignation within 90 days after (a) a reduction in the executive officer’s base salary of at least 10% (unless the reduction is applicable to all similarly situated employees); (b) a reduction in the executive officer’s annual short-term bonus target by the greater of 10% or 5 percentage points (unless the reduction is applicable to all similarly situated employees); (c) a significant diminution in the executive officer’s job responsibilities, duties or authority; and/or (d) an Equitrans-requested change in the geographic location of the executive officer’s primary reporting location of more than 50 miles (excluding any requirement to work remotely).
Severance Payments and Benefits
Equitrans has entered into certain confidentiality, non-solicitation and non-competition agreements with each of its executive officers (referred to herein as the “non-competition agreements”), which provide for certain payments and benefits upon a termination of the executive officer’s employment by Equitrans at any time, whether or not in connection with a change of control, for any reason other than for “cause” or by the executive officer for “good reason” (as each such term is defined in the applicable non-competition agreement, as set forth below). The payments and benefits under the non-competition agreements are contingent upon the applicable executive officer’s execution and, if applicable, non-revocation of a release of claims in favor of Equitrans and continued compliance with the restrictive covenants set forth in the applicable non-competition agreement, as further described below.
The payments and benefits due to an executive officer under the non-competition agreements in connection with a qualifying termination of employment consist of the following: (i) a lump sum cash payment equal to 30 months’ base salary (for Ms. Charletta and Mr. Karam), 24 months’ base salary (for Messrs. Oliver, Macken, Moore and Tetlow) or 18 months’ base salary (for Mr. Pietrandrea); (ii) a lump sum cash payment equal to two times the executive officer’s target annual bonus under Equitrans’ Second Amended and Restated Executive Short-Term Incentive Plan; and (iii) a lump sum cash payment equal to 30 months (for Ms. Charletta and Mr. Karam), 24 months (for Messrs. Oliver, Macken, Moore and Tetlow) or 18 months (for Mr. Pietrandrea) of the then-current monthly rate for family coverage under Section 4980B of the Code (“COBRA”).
Under their non-competition agreements, Ms. Charletta and Messrs. Karam, Oliver, Moore, Macken and Tetlow are each subject to non-competition and customer non-solicitation restrictions effective during his or her employment and for 24 months thereafter, as well as employee non-solicitation restrictions effective during his or her employment and for 36 months thereafter. Notwithstanding the foregoing, Mr. Moore is not restricted from being employed as an attorney or from offering or providing legal services following a termination of his employment with Equitrans. Under Mr. Pietrandrea’s non-competition agreement, he is subject to non-competition and customer non-solicitation restrictions effective during his employment and for 18 months thereafter, as well as employee non-solicitation restrictions effective during his or her employment and for 30 months thereafter.
For purposes of the non-competition agreements, “cause” means (i) the executive officer’s conviction of a felony, a crime of moral turpitude or fraud or the commission of fraud, misappropriation or embezzlement in connection with the performance of his or her duties, (ii) the executive officer’s willful and repeated failures to substantially perform his or her assigned duties, or (iii) the executive officer’s violation of any provision of a written employment-related agreement between the executive officer and Equitrans or Equitrans’ material policies.
For purposes of the non-competition agreements, “good reason” means the executive officer’s resignation within 90 days after (i) a reduction in the executive officer’s base salary by at least 10% (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in the executive officer’s annual short-term bonus target by the greater of 10% or 5 percentage points (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in the executive officer’s job responsibilities, duties or authority; (iv) an Equitrans requested change in the geographic location of the executive officer’s primary reporting location of more than 50 miles (excluding any requirement to work remotely); and/or (v) any other action or inaction that constitutes a material breach by Equitrans of the non-competition agreements.

The Merger Agreement provides for certain severance payments and benefits for any executive officer whose employment is terminated by EQT or one of its subsidiaries (including Equitrans) without cause or by the executive officer for good reason (as defined in the Merger Agreement) within 12 months following the Closing Date, unless such executive officer is entitled to receive greater severance payments and benefits under a non-competition agreement. The payments and benefits under the non-competition agreements described above are greater than those provided under the Merger Agreement.
Quantification of Potential Payments and Benefits to Equitrans’ Named Executive Officers
Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with Equitrans’ named executive officers that are based on or otherwise relate to the Merger, whether present, deferred or contingent. The named executive officers of Equitrans are Diana M. Charletta, President and Chief Executive Officer and former Chief Operating Officer; Thomas Karam, Executive Chairman and former Chief Executive Officer; Kirk R. Oliver, Executive Vice President and Chief Financial Officer; Stephen M. Moore, Executive Vice President and Chief Legal Officer; and Brian P. Pietrandrea, Vice President and Chief Accounting Officer.
The amounts in the table below were calculated using the following assumptions: (i) the Closing Date of the Merger occurs on May 15, 2024, subject to the assumption in clause (iv) below with respect to MVP PSU awards; (ii) the estimated value per share of EQT common stock on the estimated Closing Date is $33.83 (which, in accordance with SEC requirements, is the average closing price of EQT common stock over the first five business days following the first public announcement of the Merger); (iii) the performance vesting conditions applicable to any Equitrans PSU awards and annual bonuses are deemed achieved at “target” level performance (i.e., payout at 100% of the number of the Equitrans shares covered by such awards); (iv) the In-Service Date (as defined in the award agreements evidencing the MVP PSU awards) with respect to the MVP PSU awards has occurred prior to the assumed Closing Date of May 15, 2024; (v) each named executive officer experiences a qualifying termination immediately following the completion of the Merger; (vi) EQT determines to settle each key talent award in cash; and (vii) each named executive officer has properly complied with all requirements (including any applicable restrictive covenants) necessary in order to receive all payments and benefits.
The calculations in the table below do not include amounts the named executive officers were already entitled to receive or vested in as of May 15, 2024. These amounts do not include any grants, issuances, or forfeitures of equity or incentive awards after May 15, 2024, and prior to the completion of the Merger, and do not reflect any equity or other long-term incentive awards that vested or are expected to vest in accordance with their terms prior to the assumed Closing Date of May 15, 2024. As a result, some of the assumptions used in the table below are based upon information not currently available. Accordingly, the actual amounts payable to Equitrans’ named executive officers will depend on whether the named executive officer experiences a qualifying termination, the date of such termination (if any), the terms of the plans or agreements in effect at such time and actual performance achievement as of the Closing Date, and accordingly may differ materially from the amounts set forth below.
Golden Parachute Compensation
The following table sets forth all golden parachute compensation that will or may be payable to Equitrans’ named executive officers.
Name	Cash(1)	Equity(2)	Total
Diana M. Charletta	$4,456,205	$11,009,898	$15,466,103
Thomas Karam	$3,501,705	$22,740,748	$26,242,453
Kirk R. Oliver	$7,531,364	$7,248,768	$14,780,132
Stephen M. Moore	$6,796,364	$5,935,771	$12,732,135
Brian P. Pietrandrea	$2,435,773	$1,754,358	$4,190,131

(1)
Represents:

•
The estimated value of the annual bonuses under the Second Amended and Restated Executive Short-Term Incentive Plan for the 2024 plan year payable to Ms. Charletta ($864,000); Mr. Karam ($625,000); Mr. Oliver

($525,000); Mr. Moore ($460,000) and Mr. Pietrandrea ($173,250), as more fully described in the section titled “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger — Potential Payments and Benefits to Equitrans’ Named Executive Officers — Annual Bonuses” above.
•
The amount shown with respect to annual bonuses assumes payment at the target level of performance and that the named executive officer’s employment is terminated without cause or on account of a resignation for good reason at or after the Effective Time. In the event the named executive officer remains employed through the end of the year in which the Closing Date occurs, this amount would represent payment of his or her regular annual bonus for the year and could be viewed on that basis as unrelated to the Merger.

•
The value of the key talent awards payable to Mr. Oliver ($4,855,000); Mr. Moore ($4,445,000) and Mr. Pietrandrea ($1,405,000), as more fully described in the section titled “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger — Potential Payments and Benefits to Equitrans’ Named Executive Officers — Key Talent Awards” above. Each key talent award is “single-trigger” and will become payable on the Closing Date.

•
Cash severance payments under the non-competition agreements that would be payable to Ms. Charletta ($3,592,205); Mr. Karam ($2,876,705); Mr. Oliver ($2,151,364); Mr. Moore ($1,891,364) and Mr. Pietrandrea ($857,523), as more fully described in the section titled “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger — Potential Payments to Equitrans’ Named Executive Officers — Severance Payments and Benefits” above. The amounts would be payable only in the event of a qualifying termination under the non-competition agreements and are the same amounts that would be payable to the named executive officer in connection with any qualifying termination of employment without regard to the occurrence of the Merger or any other change in control transaction and could be viewed on that basis as unrelated to the Merger.

(2)
Represents the aggregate value of awards, including accrued dividends, of restricted shares of Equitrans common stock and unvested Equitrans PSU awards (including unvested MVP PSU awards), with Equitrans PSU awards reflected at the target performance level. None of Equitrans’ named executive officers held unvested options to purchase Equitrans common stock as of the assumed Closing Date.

Each Equitrans equity award that is outstanding and held by a named executive officer as of the Effective Time will be assumed by EQT and converted into a time-vesting EQT RSU award at the Effective Time, as further described in the section titled “The Merger — Interests of Certain Equitrans Directors and Executive Officers in the Merger — Treatment of Equitrans Equity Awards” above. Equitrans PSU awards will be converted to EQT RSU awards based on the greater of target performance or actual performance, which may be up to 200% of the target award level, except that (a) any Equitrans PSU award (or portion thereof) subject to a sub-performance period which has not commenced on or prior to the Effective Time will be converted into an EQT RSU award based on the target level of performance and (ii) any MVP PSU award will be converted into the right to receive shares of EQT common stock based on the number of shares underlying the award. If the Equitrans PSU awards that are eligible to be earned above the target level were to be converted to EQT RSU awards at the maximum award level (other than as described above), the amounts in this column would be as follows: Ms. Charletta: $16,862,218; Mr. Karam: $34,703,419; Mr. Oliver: $11,114,714; Mr. Moore: $9,112,632 and Mr. Pietrandrea: $2,686,056.
Each EQT RSU award will be subject to “double trigger” acceleration upon a qualifying termination of the named executive officer’s employment for any reason other than for cause or a resignation by the named executive officer for good reason, in each case, following the Effective Time.
These numbers do not forecast any grants, additional issuances, or dividends following the date of this joint proxy statement/prospectus. Depending on when the Effective Time occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to the Effective Time or may be forfeited (upon a termination of service or failure to achieve applicable performance targets).
Board of Directors and Management of EQT Following Completion of the Merger
The Merger Agreement provides that EQT will take all actions necessary to cause the EQT Board to consist of up to 14 members, including three individuals selected by Equitrans, each of whom shall meet the criteria for service on the EQT Board under applicable law and rules of the NYSE, at the Effective Time. EQT has also agreed that, following the Closing, EQT will take all necessary action to nominate the Equitrans Designees for election to the EQT Board at the first annual meeting of shareholders of EQT thereafter. Equitrans has selected Vicky A. Bailey, Thomas F. Karam and Robert F. Vagt as the Equitrans Designees.
Upon completion of the Merger, the current directors and executive officers of EQT are expected to continue in their current positions, other than as may be publicly announced by EQT in the normal course.

Material U.S. Federal Income Tax Consequences
The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of (1) Equitrans common stock that exchange their Equitrans common stock for EQT common stock (and cash paid in lieu of fractional shares of EQT common stock, if any) and (2) Equitrans preferred stock that make an election or are deemed to make an election with respect to such Equitrans preferred stock in accordance with Section 2.5 of the Merger Agreement or that have such preferred stock redeemed for cash pursuant to EQT’s redemption election in Section 5.19 of the Merger Agreement (for purposes of this section, the “EQT Optional Cash Redemption”). The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. holder. EQT and Equitrans have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Transactions to U.S. holders of Equitrans common stock and Equitrans preferred stock.
The following discussion applies only to U.S. holders that hold their Equitrans common stock or Equitrans preferred stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax consequences of owning or disposing of EQT common stock received in the Merger. Further, this discussion does not purport to address all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances (including estate, gift and Medicare contribution tax on net investment income) or to Equitrans shareholders that are subject to special rules, such as:
•
banks, insurance companies or other financial institutions;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt and governmental organizations;

•
brokers, dealers or traders in securities;

•
persons holding Equitrans common stock or Equitrans preferred stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
persons that purchased their shares of Equitrans common stock or Equitrans preferred stock or sell their EQT common stock as part of a wash sale;

•
certain expatriates, long-term resident of the United States or persons that have a functional currency other than the U.S. dollar;

•
persons that exercise their appraisal rights in respect of their shares of Equitrans preferred stock;

•
persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the merger) 5% or more of the shares of Equitrans common stock or Equitrans preferred stock;

•
persons that are not U.S. holders;

•
holders that hold both Equitrans common stock and Equitrans preferred stock;

•
holders that own any EQT stock; and

•
persons who acquired their shares of Equitrans common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Equitrans common stock or Equitrans preferred stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Any entity treated as a partnership for U.S. federal income tax purposes that holds Equitrans common stock or Equitrans preferred stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.
THE TAX CONSEQUENCES OF THE MERGER TO AN EQUITRANS SHAREHOLDER MAY BE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN EQUITRANS OR EQT’S CONTROL. ALL EQUITRANS SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.
U.S. Holder Defined
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Equitrans common stock or Equitrans preferred stock that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes; or

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source.

U.S. Federal Income Tax Consequences of the Merger
EQT and Equitrans intend for the First Merger and the Second Merger, taken together, to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of EQT to complete the Merger that EQT receive an opinion from Kirkland & Ellis LLP (or if Kirkland & Ellis LLP is unable, or declines, to deliver the opinion, an opinion from Latham & Watkins LLP), dated at the Closing Date of the Merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the First Merger and the Second Merger, taken together, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Equitrans to complete the Merger that Equitrans receive an opinion from Latham & Watkins LLP (or if Latham & Watkins LLP is unable, or declines, to deliver the opinion, an opinion from Kirkland & Ellis LLP), dated at the Closing Date of the Merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the First Merger and the Second Merger, taken together, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions required to be delivered at the closing of the Merger are and will be based on representations, warranties and covenants contained in representation letters provided by EQT and Equitrans and on customary factual assumptions, including the assumption that the Merger will be completed in the manner described in the Merger Agreement and this joint proxy statement/prospectus. Neither of the opinions described above will be binding on the IRS or any court. EQT and Equitrans have not sought and will not seek any rulings from the IRS regarding any matters relating to the First Merger or the Second Merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. If a court determines that the First Merger and the Second Merger, taken together, are not treated as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize taxable gain or loss in the Merger on the exchange of Equitrans common stock or Equitrans preferred stock for consideration in the Merger, regardless of the type of consideration received.

Assuming that, in accordance with the opinions described above, the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the Merger to U.S. holders will be as described below.
U.S. Holders of Equitrans Common Stock
A U.S. holder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Equitrans common stock for EQT common stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares of EQT common stock (as discussed below). The aggregate tax basis of the shares of EQT common stock received by a U.S. holder of Equitrans common stock in the Merger (including fractional shares deemed received and sold as described below) will equal the aggregate adjusted tax basis of such U.S. holder’s Equitrans common stock exchanged for such EQT common stock. The holding period of the EQT common stock received in exchange for Equitrans common stock will include the holding period of the Equitrans common stock exchanged for such EQT common stock.
If a U.S. holder acquired different blocks of Equitrans common stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of EQT common stock may be determined separately with reference to each block of Equitrans common stock. Any such U.S. holder should consult its tax advisor regarding the tax basis and holding periods of the particular EQT common stock received pursuant to the merger.
A U.S. holder who receives cash in lieu of fractional shares of EQT common stock generally will be treated as having received such fractional share pursuant to the Merger and then as having sold such fractional share of EQT common stock for cash. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate adjusted tax basis in its Equitrans common stock surrendered that is allocated to such fractional share of EQT common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of EQT common stock deemed to be received exceeds one year at the Effective Time. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
U.S. Holders of Equitrans Preferred Stock
Common Conversion Election
In the event a U.S. holder of Equitrans preferred stock, prior to the Election Deadline (as defined in the Merger Agreement), makes the “Common Conversion Election” set forth in Section 2.5(a)(A) of the Merger Agreement, such U.S. holder’s Equitrans preferred stock will be converted into Equitrans common stock immediately prior to the Merger and the U.S. federal income tax consequences of the Merger for such U.S. holder will be as described above under “— U.S. Holders of Equitrans Common Stock.”
In the event a U.S. holder of Equitrans preferred stock fails to make any election prior to the Election Deadline, such holder will be deemed to have made the Common Conversion Election and will be subject to the tax consequences described in the prior paragraph.
Substantially Equivalent Securities Election
In the event a U.S. holder of Equitrans preferred stock, prior to the Election Deadline, makes the “Substantially Equivalent Security Election” set forth in Section 2.5(a)(B) of the Merger Agreement, such U.S. holder will, pursuant to Equitrans’ sole discretion, either: (i) immediately prior to the Merger, have such Equitrans preferred stock converted into Equitrans common stock or (ii) receive, as consideration in the Merger, a substantially equivalent security of EQT. The U.S. federal income tax consequences to such U.S. holder will depend upon the consideration received by such U.S. holder and the preferences and privileges of any substantially equivalent security issued by EQT.
If a U.S. holder’s Equitrans preferred stock is converted into Equitrans common stock immediately prior to the Merger, the U.S. federal income tax consequences of the Merger for such U.S. holder will be as described above under “— U.S. Holders of Equitrans Common Stock.”

If a U.S. holder receives, as consideration in the Merger, substantially equivalent securities of EQT and such securities are treated as “stock” for U.S. federal income tax purposes, the U.S. federal income tax consequences of the Merger for such U.S. holder will also be as described above under “— U.S. Holders of Equitrans Common Stock.” To be treated as “stock” for U.S. federal income tax purposes, the securities received generally must (1) possess voting rights; (2) share proportionately in EQT’s profits with other holders of EQT stock; and (3) share ratably with other holders of EQT stock in EQT’s assets upon liquidation. If the substantially equivalent securities of EQT received in the Merger lack any of these characteristics, such instruments may be treated as “securities” for U.S. federal income tax purposes. In such case, a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the fair market value of the substantially equivalent securities received and such U.S. holder’s adjusted tax basis in the Equitrans preferred stock exchanged.
Redemption Election
In the event a U.S. holder of Equitrans preferred stock, prior to the Election Deadline, makes the “Redemption Election” set forth in Section 2.5(a)(D) of the Merger Agreement, such U.S. holder will, pursuant to Equitrans’ sole discretion, either: (i) immediately prior to the Merger, have such Equitrans preferred stock redeemed in exchange for Equitrans common stock, (ii) have their Equitrans preferred stock redeemed for cash or (iii) have their Equitrans preferred stock redeemed for a combination of Equitrans common stock and cash.
If a U.S. holder’s Equitrans preferred stock is redeemed only for Equitrans common stock immediately prior to the Merger, the U.S. federal income tax consequences of the Merger for such U.S. holder will be as described above under “— U.S. Holders of Equitrans Common Stock.”
If a U.S. holder receives only cash in redemption of its Equitrans preferred stock, such U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received in such redemption and such U.S. holder’s adjusted tax basis in the Equitrans preferred stock redeemed. Any such capital gain or loss generally will be long-term capital gain if the U.S. holder’s holding period of the Equitrans preferred stock so redeemed exceeds one year. Long-term capital gains recognized by individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
If a U.S. holder’s Equitrans preferred stock is redeemed for a combination of Equitrans common stock and cash, the U.S. federal income tax treatment of such redemption will depend on the characterization of the receipt of the cash consideration in such redemption, which is not clear under current tax law. There can be no assurance which, if any, of the alternative tax characterizations set forth below and resulting tax consequences would be adopted by the IRS or upheld by a court of law. Accordingly, U.S. holders should consult with and rely upon their tax advisors regarding the tax consequences of a redemption of Equitrans preferred stock in exchange for a combination of cash and Equitrans common stock.
The receipt of cash consideration could potentially be characterized as either of the following for U.S. federal income tax purposes: (i) a sale of the Equitrans preferred stock to Equitrans for cash under Section 302 of the Code or (ii) the payment of “boot” by EQT in the Merger.
The payment of cash consideration is generally treated as a sale (rather than as a corporate distribution) under Section 302 of the Code if the redemption (i) results in a “complete termination” of a U.S. holder’s interest in Equitrans preferred stock, (ii) is “not essentially equivalent to a dividend” with respect to a U.S. holder, or (iii) is “substantially disproportionate” with respect to a U.S. holder. In general, corporate distribution treatment generally will not apply to a shareholder in a publicly held corporation, such as Equitrans, whose relative stock interest is minimal and who exercises no control with respect to corporate affairs. These rules are complex and depend under the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that receives a combination of Equitrans common stock and cash in exchange for such U.S. holder’s Equitrans preferred stock should consult with and rely upon their own tax advisor regarding the application of these rules to their particular facts.
If the payment of cash consideration is treated as a sale under Section 302 of the Code in a transaction separate from the Merger, then a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received in such redemption and such U.S. holder’s adjusted tax basis in the Equitrans preferred stock redeemed for such cash. Any such capital gain or loss generally will be long-term capital gain if the U.S. holder’s holding period of the Equitrans preferred stock so redeemed exceeds one year. Long-term capital gains recognized by individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
However, if the cash received is treated as a sale that is “boot” paid by EQT in the Merger, a U.S. holder will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash and the fair market value of the EQT common stock received by such U.S. holder exceeds such U.S. holder’s adjusted tax basis in such U.S. holder’s Equitrans preferred stock exchanged therefor and (ii) the amount of cash received by such U.S. holder (except with respect to cash received in lieu of a fractional EQT common stock, as discussed above).
ALL U.S. HOLDERS OF EQUITRANS PREFERRED STOCK ARE ADVISED TO CONSULT THEIR OWN INDEPENDENT TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREFERRED STOCK ELECTIONS AVAILABLE TO SUCH HOLDERS AND THE TAX CONSEQUENCES OF THE MERGER.
EQT’s Optional Cash Redemption
Notwithstanding the Common Conversion Election, Substantially Equivalent Security Election, Remain Outstanding Election or Redemption Election (each described above), EQT may exercise its redemption right pursuant to Section 5.19 of the Merger Agreement to require Equitrans to purchase and redeem each outstanding share of Equitrans preferred stock for cash. If EQT elects to exercise its EQT Optional Cash Redemption right, the preferred stock elections described above will not take effect and all outstanding shares of Equitrans preferred stock will instead be redeemed for cash.
As a result of the EQT Optional Cash Redemption, U.S. holders of Equitrans preferred stock will generally recognize capital gain or loss in an amount equal to the difference between the cash received in such redemption and such U.S. holder’s adjusted tax basis in the Equitrans preferred stock redeemed. Any such capital gain or loss generally will be long-term capital gain if the U.S. holder’s holding period of the Equitrans preferred stock so redeemed exceeds one year. Long-term capital gains recognized by individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
U.S. holders may be subject to information reporting and backup withholding on any cash payments received in the Merger. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) timely furnishes its correct taxpayer identification number and certifies that such U.S. holder is not subject to backup withholding on IRS Form W-9 or successor form; or (2) provides proof that such U.S. holder is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.
THIS DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED, AS TAX ADVICE. U.S. HOLDERS OF EQUITRANS COMMON STOCK OR EQUITRANS PREFERRED STOCK ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Accounting Treatment of the Merger
EQT prepares its financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting with EQT being considered the acquirer of Equitrans for accounting purposes. This means that EQT will allocate the purchase price to the fair value of Equitrans’ tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price (if any) being recorded as goodwill.
Regulatory Approvals
Antitrust Clearance
The Merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the FTC and the DOJ and until certain waiting periods have been terminated or have expired. The HSR Act requires EQT and Equitrans to observe a 30 calendar day waiting period after the submission of their respective HSR notification and report forms before consummating the Merger. This 30 calendar day waiting period may be shortened if the reviewing agency grants “early termination” of the waiting period (although the practice of granting early termination is currently suspended by the FTC and the DOJ), or extended if the acquiring person (here, EQT) voluntarily withdraws and refiles to allow a second 30 calendar day waiting period or if the reviewing agency issues a request for additional information or documentary material prior to the expiration of the 30 calendar day waiting period.
On March 22, 2024, EQT and Equitrans each filed a premerger notification and report form under the HSR Act with the DOJ and the FTC. On April 22, 2024, EQT voluntarily withdrew and refiled its premerger notification and report form. On May 22, 2024, the waiting period under the HSR Act with respect to the Merger expired.
At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of EQT or Equitrans or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.
Securities and Exchange Commission
In connection with the issuance of the shares of EQT common stock to Equitrans shareholders in connection with the Merger, EQT has filed a registration statement with the SEC pursuant to which the issuance of such shares of EQT common stock will be registered with the SEC, which must be declared effective by the SEC.
New York Stock Exchange
The completion of the merger is subject to approval for listing of the shares of EQT common stock issuable in the Merger on the NYSE, subject to official notice of issuance.
Exchange of Shares
After the completion of the Merger, shares of Equitrans common stock held through DTC in book-entry form will be automatically exchanged for shares of EQT common stock in book-entry form, and the Exchange Agent will deliver to you a check or wire transfer in the amount of any cash to be paid in lieu of any fractional share of EQT common stock to which you would otherwise be entitled pursuant to the Merger Agreement.
If you hold your shares of Equitrans common stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the EQT common stock and a check or wire transfer in the amount of any cash to be paid in lieu of any fractional share of EQT common stock to which you would otherwise be entitled pursuant to the Merger Agreement.

Treatment of Equitrans Equity Awards
At the Effective Time, each outstanding restricted stock award, restricted stock unit award or performance share unit award (other than an MVP PSU award) in respect of Equitrans common stock that is held by an employee or other service provider of Equitrans will be converted into a restricted stock unit award, with substantially the same terms and conditions as were applicable to the pre-conversion award, in respect of a number of shares of EQT common stock equal to the product (rounded up to the next whole share) of (i) the number of shares of Equitrans common stock subject to the pre-conversion award multiplied by (ii) the Exchange Ratio. Performance conditions that are applicable to any such Equitrans performance share units will be deemed to have been earned at the greater of (a) actual performance as of the Closing Date and (b) target level of performance for such Equitrans performance share units; provided, that with respect to any Equitrans performance share unit award subject to a sub-performance period which has not commenced on or prior to the Effective Time, the number of earned performance share units shall be based on the target level of performance in respect of such sub-performance period. The converted awards will be subject solely to time-based vesting, except in the case of the MVP PSU awards described below.
To the extent that the in-service date condition for an MVP PSU award has occurred and such award is not subject to continued service beyond the Closing Date, such MVP PSU award will be canceled and converted on the Closing Date into a number of shares of EQT common stock equal to the product (rounded up to the next whole share) of (i) the number of shares of Equitrans common stock underlying such MVP PSU award multiplied by (ii) the Exchange Ratio. Any provision of an award agreement evidencing an MVP PSU award providing for the automatic termination of the MVP PSU award upon a change of control prior to the in-service date will no longer apply.
With respect to each MVP PSU award that remains subject to the occurrence of the in-service date or continued service beyond the closing, such MVP PSU award will be assumed by EQT and converted into a restricted stock unit award with respect to a number of EQT shares (rounded up to the next whole share) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the total number of shares of Equitrans common stock underlying such MVP PSU award. The converted awards in respect of the MVP PSU awards will remain subject to the same prior terms and conditions (including the in-service date condition).
Each converted Equitrans restricted stock award, restricted stock unit award, performance share unit award, and MVP PSU award will otherwise generally continue to be subject to the same terms and conditions (including with respect to vesting) as applied to the corresponding assumed award as of immediately prior to the Effective Time, except that (i) with respect to those restricted stock unit awards issued in conversion of Equitrans equity awards outstanding as of the date of the Merger Agreement, in the event the applicable holder’s employment or service is terminated by without cause or by the holder for good reason, the EQT restricted stock unit award will become fully vested and non-forfeitable as of the date of such termination, (ii) any amounts relating to dividends or dividend equivalents, as applicable and if any, granted with respect to such assumed award that are accrued but unvested and unpaid as of the Merger will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding assumed award immediately prior to the Effective Time (as modified by the Merger Agreement in the event of a termination of employment), and (iii) any dividend equivalents that are payable with respect to any unvested EQT restricted stock unit following the closing will be paid within 30 days following vesting.
Equitrans options will become vested and exercisable prior to the Effective Time, and to the extent not exercised, shall automatically, and without any action on the part of the holder thereof, be canceled for no consideration or payment therefor. Equitrans phantom units will be canceled at the Effective Time and settled in shares of EQT common stock.
Prior to the Closing, Equitrans will terminate the Equitrans ESPP and provide with respect to the Final Offering Period that (i) no participant in the Equitrans ESPP will be permitted to increase his or her payroll contribution rate under the Equitrans ESPP from the rate in effect as of the date of the Merger Agreement or make separate non-payroll contributions to the Equitrans ESPP on or following the date of the Merger Agreement, except as may be required by applicable law, (ii) no individual who is not currently participating as of the date of the Merger Agreement will be allowed to commence participation in the

Equitrans ESPP following the date of the Merger Agreement, (iii) no further offering or purchase period will commence, nor will any such existing period be extended, pursuant to the Equitrans ESPP following the date of the Merger Agreement, (iv) each purchase right, if any, under the Equitrans ESPP that is outstanding as of the date prior to the Effective Time with respect to the Final Offering Period will automatically be exercised on such date and (v) each share of Equitrans common stock issued in respect of the Final Offering Period, if any, will be converted into the right to receive 0.3504 of a share of EQT common stock, with cash to be paid in lieu of fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger.
Dividend Policy
EQT currently pays a quarterly dividend on shares of EQT common stock. EQT last paid a quarterly dividend of $0.1575 per share on June 1, 2024. The terms of the Merger Agreement limit EQT’s ability to declare or pay additional dividends, other than its regular quarterly dividend (including increases that are consistent with past practice), prior to the completion of the Merger.
Equitrans currently pays a quarterly dividend on shares of Equitrans common stock and Equitrans preferred stock. Equitrans last paid its common shareholders a quarterly dividend of $0.15 per share on May 15, 2024 and its preferred shareholders a quarterly dividend of $0.4873 per share on May 15, 2024. The terms of the Merger Agreement limit Equitrans’ ability to declare or pay additional dividends on the Equitrans common stock and Equitrans preferred stock, other than its regular quarterly dividends, prior to the completion of the Merger.
For additional information on the treatment of dividends under the Merger Agreement, see “The Merger Agreement — Conduct of Business Pending the Merger.”
Listing of EQT Common Stock; Delisting of Equitrans Common Stock
It is a condition to the consummation of the Merger that the shares of EQT common stock to be issued to Equitrans shareholders in the Merger be authorized for listing on the NYSE, subject to official notice of issuance.
Shares of Equitrans common stock currently trade on the NYSE under the stock symbol “ETRN.” When the Merger is completed, the Equitrans common stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.
Dissenters’ Rights
EQT
Under the PBCL, as well as the governing documents of EQT, the shareholders of EQT are not entitled to dissenters’ rights in connection with the Merger.
Equitrans
Holders of Equitrans common stock are not entitled to dissenters’ rights in connection with the Merger.
Holders of Equitrans preferred stock have the right under Pennsylvania law to dissent from the Merger and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL, unless, at any time prior to the Effective Time, Equitrans has purchased and redeemed the shares of Equitrans preferred stock that are issued and outstanding prior to the Effective Time in accordance with the applicable redemption provisions contained in the Equitrans Articles and as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock.” Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex F, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. Holders of Equitrans preferred stock who are considering exercising dissenters’ rights should read carefully the summary below and the full text of the law set forth in Annex F.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Equitrans preferred stock immediately before the day of the effective date of the Merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.
Before the Effective Time, Holders of Equitrans preferred stock should send any written notice or demand required in order to exercise dissenters’ rights to Equitrans Midstream Corporation, 2200 Energy Drive, Canonsburg, PA 15317 (Attention: Corporate Secretary). After the Effective Time, all dissenters should send any correspondence to EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222 (Attention: Corporate Secretary).
Notice of Intention to Dissent
If you wish to dissent from the Merger, you must do the following:
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prior to the vote on the Merger Agreement Proposal by Equitrans shareholders at the Equitrans Special Meeting, file with Equitrans a written notice of your intention to demand payment of the fair value of your shares of preferred stock if the Merger is completed;

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make no change in your beneficial ownership of the Equitrans preferred stock from the date you give notice of your intention to demand fair value of your shares through the Closing Date; and

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not vote your shares of Equitrans preferred stock to approve the Merger Agreement Proposal at the Equitrans Special Meeting.

Simply providing a proxy against or voting against the Merger Agreement Proposal will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, your right to dissent will be lost.
Notice to Demand Payment
If the Merger is adopted by the required vote of Equitrans shareholders, Equitrans will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to approve the Merger Agreement Proposal. The notice will state where and when dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of Equitrans preferred stock for which they dissented in order to obtain payment or inform holders of uncertificated shares of Equitrans preferred stock to what extent transfer of such shares will be restricted from the time that demand for payment is received, as applicable. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates, if applicable, will be not less than 30 days from the date of mailing of the notice.
Failure to Comply with Required Steps to Dissent
You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as holders of Equitrans preferred stock who do not dissent and who do not complete an election form as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock.”
Payment of Fair Value of Shares
Promptly after the Closing Date, or upon timely receipt of demand for payment if the closing of the Merger has already taken place, EQT will send each dissenting shareholder who, if applicable, has deposited his, her or its stock certificates, the amount that EQT estimates to be the fair value of the Equitrans preferred stock held by such dissenting shareholder. The remittance or notice will be accompanied by:
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a closing consolidated balance sheet and statement of consolidated comprehensive income of Equitrans for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

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a statement of EQT’s estimate of the fair value of Equitrans preferred stock, and

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a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares
If a dissenting shareholder believes that the amount stated or remitted by EQT is less than the fair value of their Equitrans preferred stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of such Equitrans preferred stock to EQT within 30 days after EQT mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by EQT of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by EQT.
Valuation Proceedings
If any demands for payment remain unsettled within 60 days after the latest to occur of:
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the Closing Date;

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timely receipt by Equitrans or EQT, as the case may be, of any demands for payment; or

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timely receipt by Equitrans or EQT, as the case may be, of any estimates by dissenters of the fair value,

then, EQT may file an application in the Court of Common Pleas requesting that the court determine the fair value of the Equitrans preferred stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.
If EQT were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against EQT, may file an application in the name of EQT at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas determine the fair value of the Equitrans preferred stock. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than EQT’s estimate of the fair value of their Equitrans preferred stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.
EQT intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then EQT will file an application requesting that the fair value of the Equitrans preferred stock be determined by the Court of Common Pleas.
Cost and Expenses
The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against EQT, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.
Holders of Equitrans preferred stock wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.
Income Tax Consequences
The exercise of dissenters’ rights may result in taxable income to you. Accordingly, those who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUBCHAPTER D OF CHAPTER 15 OF THE PBCL REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.
Litigation Relating to the Merger
As of June 4, 2024, EQT has, to its knowledge, received one EQT Demand Letter and Equitrans has received, to its knowledge, five Equitrans Demand Letters, which allege, among other things, that the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, contains certain disclosure deficiencies and/or incomplete information regarding the Merger. It is possible that additional, similar demand letters may be received or complaints may be filed. If this occurs, EQT and Equitrans may not disclose the receipt or filing of each additional, similar demand letter or new complaint.
Any lawsuits related to the Merger could prevent or delay completion of the Merger and result in substantial costs to EQT and Equitrans, including any costs associated with indemnification.

THE MERGER AGREEMENT
The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement and this Summary
The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about EQT and Equitrans contained in this joint proxy statement/prospectus or in the public reports of EQT and Equitrans filed with the SEC may supplement, update or modify the factual disclosures about EQT and Equitrans contained in the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, as of a specific date. In addition, these representations, warranties and covenants were made solely for the benefit of the parties to the Merger Agreement and may be qualified and subject to important limitations agreed to by EQT and Equitrans in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with a principal purpose of allocating risk between parties to the Merger Agreement rather than the purpose of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and, in some cases, were qualified by the matters contained in the confidential disclosures that EQT and Equitrans each delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus or in the respective public filings made by EQT and Equitrans with the SEC. Additional information about EQT and Equitrans may be found elsewhere in this joint proxy statement/prospectus or incorporated by reference herein. See “Where You Can Find More Information.”
Structure of the Merger
At the Effective Time, upon the terms and subject to the conditions to closing in the Merger Agreement, Merger Sub will be merged with and into Equitrans; the separate existence of Merger Sub will cease, and Equitrans will continue as the surviving entity in the First Merger as an indirect wholly owned subsidiary of EQT. As part of a single integrated plan, as soon as practicable following the Effective Time, upon the terms and subject to the conditions to closing in the Merger Agreement, Equitrans will be merged with and into LLC Sub; the separate existence of Equitrans will cease, and LLC Sub will continue as the surviving entity (the “surviving company”) and an indirect wholly owned subsidiary of EQT.
Completion and Effectiveness of the Merger
The closing of the First Merger will take place on the second business day after the conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), or at such other date as EQT and Equitrans will mutually agree.
On the Closing Date, Equitrans will file (i) a statement of merger with the Department of State of the Commonwealth of Pennsylvania, executed in accordance with and containing such information as is required by the PBCL and the Pennsylvania Entity Transactions Law, as amended, and a (ii) certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with and containing such information as is required by the General Corporation Law of the State of Delaware, as amended (the

“DGCL”). The First Merger will become effective upon such filing of the statement of merger with the Department of State of the Commonwealth of Pennsylvania and the certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by EQT and Equitrans and as specified in the first certificate of merger.
As soon as practicable after the effectiveness of the First Merger, LLC Sub will file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with and containing such information as is required by the DGCL and the Delaware Limited Liability Company Act, as amended. The Second Merger will become effective upon such filing of the certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by EQT and Equitrans and as specified in the certificate of merger.
Merger Consideration
At the Effective Time, by virtue of the First Merger and without any further action on the part of EQT, Merger Sub, LLC Sub, Equitrans or any holder of securities thereof:
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each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and will represent one validly issued, fully paid and nonassessable share of Equitrans common stock, which will constitute the only outstanding shares of capital stock of Equitrans immediately following the Effective Time;

•
subject to certain terms of the Merger Agreement, each share of Equitrans common stock issued and outstanding (excluding any Excluded Shares) (such shares the “Eligible Shares”) immediately prior to the Effective Time will automatically be converted into and will thereafter represent the right to receive from EQT 0.3504 duly authorized and validly issued, fully paid and nonassessable shares of EQT common stock;

•
all Equitrans preferred stock issued and outstanding immediately prior to the Effective Time will be treated in accordance with the Equitrans Articles and the procedures set forth in the Merger Agreement. Each holder of shares of Equitrans common stock issued upon conversion of shares of Equitrans preferred stock will receive the Common Consideration in exchange for such shares (see “— Treatment of Equitrans Preferred Stock” below); and

•
all Equitrans common stock owned immediately prior to the Effective Time by Equitrans as treasury shares or held by EQT, Merger Sub, LLC Sub or any of their respective subsidiaries (which is referred to as the Excluded Shares) will automatically be canceled and cease to exist as of the Effective Time, and no consideration will be delivered in exchange therefor.

The Eligible Shares that will be converted as specified in the second bullet above (as such number may be adjusted in accordance with the terms of the Merger Agreement and together with any cash to be paid in lieu of fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger) are referred to as the “Common Consideration.” The shares of Equitrans preferred stock that are redeemed for cash payable or for any Substantially Equivalent Securities or, if applicable, MOIC Shares, in each case, pursuant to the Equitrans Articles upon consummation of the Merger, is referred to as the “Preferred Consideration.” The Common Consideration and the Preferred Consideration are together referred to as the “Merger Consideration.”
In the event of any change in the number of shares of Equitrans common stock, or securities convertible or exchangeable into or exercisable for shares of Equitrans common stock, or shares of EQT common stock, or securities convertible or exchangeable into or exercisable for shares of EQT common stock, in each case, issued and outstanding after the date of the Merger Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, then the Exchange Ratio and any other amounts payable pursuant to the Merger Agreement will be equitably adjusted to reflect the effect of such event on the Exchange Ratio or any such other amounts payable pursuant to the Merger Agreement and provide EQT, Merger Sub, LLC Sub and Equitrans shareholders the same economic effect as contemplated by the Merger Agreement prior to such action.

At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of EQT, Merger Sub, LLC Sub or Equitrans or any holder of securities thereof, each share of capital stock of Equitrans issued and outstanding immediately prior to the effective time of the Second Merger will be canceled without any consideration. Each limited liability company interest of LLC Sub will remain unchanged and continue to remain outstanding as a limited liability company interest in the surviving company.
Treatment of Equitrans Preferred Stock
Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, upon written election of EQT, Equitrans will purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger in accordance with the applicable redemption provisions contained in the Equitrans Articles; provided, however, that Equitrans will have no obligation to purchase and redeem the Equitrans preferred stock at the direction of EQT unless EQT has deposited sufficient funds to effect such purchase and redemption. To the extent EQT does not direct Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger, each Equitrans preferred shareholder will have the right to submit an election form with respect to all, but not less than all, of its shares of Equitrans preferred stock, electing to do any of the following, in each case, in accordance with the Equitrans Articles and the procedures set forth in the Merger Agreement:
•
convert its shares of Equitrans preferred stock into shares of Equitrans common stock at the then applicable Conversion Rate (as defined in the Equitrans Articles);

•
require Equitrans to use commercially reasonable efforts to cause the conversion of its shares of Equitrans preferred stock into Substantially Equivalent Securities (as defined in the Equitrans Articles) or, if applicable, MOIC Shares (as defined in the Equitrans Articles); or

•
have its shares of Equitrans preferred stock redeemed in exchange for cash and/or Equitrans common stock, at the sole discretion of Equitrans, at a price per share of Equitrans preferred stock equal to 101% of the sum of (i) $19.99 plus (ii) accrued and unpaid dividends to, but not including, the date of such redemption.

EQT will prepare and direct the Exchange Agent to mail, by the date that is at least 15 business days prior to the anticipated Closing Date (or at such date as EQT and Equitrans may mutually agree), an election form to each record holder of Equitrans preferred stock as of the close of business on the fifth business day prior to the mailing date thereof. The election form will include a form letter of transmittal and other instructions for use in effecting the surrender of the Equitrans preferred stock in exchange for the elected form of consideration. Unless otherwise agreed upon by Equitrans and EQT the election deadline will be 5:00 p.m., New York City time, on a date prior to the Closing Date that is as near as practicable to ten business days following the mailing date. Equitrans and EQT will cooperate to issue a joint press release reasonably satisfactory to each of them announcing the election deadline no more than 15 business days before, and at least five business days prior to, the election deadline.
In the event that any Equitrans preferred shareholder fails to make a proper election prior to the election deadline, then such holder will automatically and irrevocably be deemed to have elected to convert all its shares of Equitrans preferred stock into shares of Equitrans common stock. Each holder of shares of Equitrans common stock issued upon conversion of shares of Equitrans preferred stock will receive the Common Consideration in exchange for such shares.
An election will only be properly made if the Exchange Agent receives, at its designated office, by the election deadline, a properly completed and sign election form. Any Equitrans preferred shareholder may (i) change such election by written notice, accompanied by a properly completed and signed revised election form, received by the Exchange Agent prior to the election deadline, or (ii) revoke such election by written notice received by the Exchange Agent prior to the election deadline. All election forms will automatically be revoked if the Exchange Agent is notified in writing by Equitrans and EQT that the Merger has been abandoned and that the agreement has been terminated. If the Exchange Agent determines that any election was not properly made (including, by failing to make any election) the holder of Equitrans preferred stock will be treated as having elected to convert all its shares of Equitrans preferred stock into shares of Equitrans common stock.
Exchange of Shares
Exchange Agent
Prior to Closing, EQT will enter into an agreement with EQT’s or Equitrans’ transfer agent, to act as Exchange Agent for the holders of Equitrans common stock and Equitrans preferred stock in connection with the Merger and to receive the Merger Consideration. On the Closing Date and prior to the filing of the statement of merger and certificate of merger with respect to the First Merger, EQT will deposit with the Exchange Agent the number of shares of EQT common stock issuable pursuant to the Merger Agreement and sufficient cash to make payments in lieu of fractional shares of EQT common stock. The Exchange Agent will, pursuant to irrevocable instructions, deliver the Common Consideration to be issued in exchange for Eligible Shares pursuant to the Merger Agreement. The shares of EQT common stock so deposited with the Exchange Agent, together with any cash to be paid in lieu of any fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger, are referred to collectively as the “Exchange Fund.” The Exchange Fund will not be used for any other purpose, except as contemplated by the Merger Agreement.
Payment Procedures
As soon as practicable after the Effective Time, EQT will cause the Exchange Agent to deliver to the record holders of Eligible Shares represented by book-entry not held through DTC, (i) a statement reflecting the number of shares of EQT stock (which will be in uncertificated book-entry form) equal to the whole number of EQT common stock, if any, that such holder has the right to receive pursuant to the Merger Agreement and (ii) a check or wire transfer in the aggregate amount equal to the cash payable in lieu of any fractional shares of EQT common stock pursuant to the Merger Agreement. With respect to Eligible Shares held in book-entry held through DTC, Equitrans and EQT will cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Common Consideration, the cash to be paid in lieu of any fractional shares of EQT common stock, if any, that DTC has the right to receive under the Merger Agreement.
Fractional Shares
No fractional shares or certificates or scrip representing fractional shares of EQT common stock will be issued upon the exchange of Eligible Shares and no holder of Eligible Shares immediately prior to the Effective Time will have any right to vote or have any rights of a shareholder of EQT in respect of the fractional shares of EQT common stock such holder would otherwise be entitled to receive. Each holder of Eligible Shares immediately prior to the Effective Time exchanged pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of EQT common stock (after taking into account all Eligible Shares formerly represented by book-entry shares held by such holder immediately prior to the Effective Time) will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of EQT common stock multiplied by (ii) the volume-weighted average price of shares of EQT common stock for the five consecutive trading days ending immediately prior to the Closing Date as reported by Bloomberg, L.P.
Termination of the Exchange Fund
Any portion of the Exchange Fund that remains undistributed to Equitrans shareholders as of the date 180 days after the Closing Date will be delivered to EQT, upon demand, and any holders of Eligible Shares as of immediately prior to the Effective Time who have not previously received the Common Consideration to which they are entitled may thereafter look only to EQT and the surviving company for payment of their claim for the amounts.

Treatment of Equitrans Equity Awards
At the Effective Time, each outstanding restricted stock award, restricted stock unit award or performance share unit award (other than an MVP PSU award) in respect of Equitrans common stock that is held by an employee or other service provider of Equitrans will be converted into a restricted stock unit award, with substantially the same terms and conditions as were applicable to the pre-conversion award, in respect of a number of shares of EQT common stock equal to the product (rounded up to the next whole share) of (i) the number of shares of Equitrans common stock subject to the pre-conversion award multiplied by (ii) the Exchange Ratio. Performance conditions that are applicable to any such Equitrans performance share units will be deemed to have been earned at the greater of (a) actual performance as of the Closing Date and (b) target level of performance for such Equitrans performance share units; provided, that with respect to any Equitrans performance share unit award subject to a sub-performance period which has not commenced on or prior to the Effective Time, the number of earned performance share units shall be based on the target level of performance in respect of such sub-performance period. The converted awards will be subject solely to time-based vesting, except in the case of the MVP PSU awards described below.
To the extent that the in-service date condition for an MVP PSU award has occurred and such award is not subject to continued service beyond the Closing Date, such MVP PSU award will be canceled and converted on the Closing Date into a number of shares of EQT common stock equal to the product (rounded up to the next whole share) of (i) the number of shares of Equitrans common stock underlying such MVP PSU award multiplied by (ii) the Exchange Ratio. Any provision of an award agreement evidencing an MVP PSU award providing for the automatic termination of the MVP PSU award upon a change of control prior to the in-service date will no longer apply.
With respect to each MVP PSU award that remains subject to the occurrence of the in-service date or continued service beyond the closing, such MVP PSU award will be assumed by EQT and converted into a restricted stock unit award with respect to a number of EQT shares (rounded up to the next whole share) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the total number of shares of Equitrans common stock underlying such MVP PSU award. The converted awards in respect of the MVP PSU awards will remain subject to the same prior terms and conditions (including the in-service date condition).
Each converted Equitrans restricted stock award, restricted stock unit award, performance share unit award, and MVP PSU award will otherwise generally continue to be subject to the same terms and conditions (including with respect to vesting) as applied to the corresponding assumed award as of immediately prior to the Effective Time, except that (i) with respect to those restricted stock unit awards issued in conversion of Equitrans equity awards outstanding as of the date of the Merger Agreement, in the event the applicable holder’s employment or service is terminated without cause or by the holder for good reason, the EQT restricted stock unit award will become fully vested and non-forfeitable as of the date of such termination, (ii) any amounts relating to dividends or dividend equivalents, as applicable and if any, granted with respect to such assumed award that are accrued but unvested and unpaid as of the merger will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding assumed award immediately prior to the Effective Time (as modified by the Merger Agreement in the event of a termination of employment), and (iii) any dividend equivalents that are payable with respect to any unvested EQT restricted stock unit following the closing will be paid within 30 days following vesting.
Equitrans options will become vested and exercisable prior to the Effective Time, and to the extent not exercised, shall automatically, and without any action on the part of the holder thereof, be canceled for no consideration or payment therefor. Equitrans phantom units will be canceled at the Effective Time and settled in shares of EQT common stock.
Prior to the Closing, Equitrans will terminate the Equitrans ESPP and provide with respect to the Final Offering Period that (i) no participant in the Equitrans ESPP will be permitted to increase his or her payroll contribution rate under the Equitrans ESPP from the rate in effect as of the date of the Merger Agreement or make separate non-payroll contributions to the Equitrans ESPP on or following the date of the Merger Agreement, except as may be required by applicable law, (ii) no individual who is not currently participating as of the date of the Merger Agreement will be allowed to commence participation in the

Equitrans ESPP following the date of the Merger Agreement, (iii) no further offering or purchase period will commence, nor will any such existing period be extended, pursuant to the Equitrans ESPP following the date of the Merger Agreement, (iv) each purchase right, if any, under the Equitrans ESPP that is outstanding as of the date prior to the Effective Time with respect to the Final Offering Period will automatically be exercised on such date and (v) each share of Equitrans common stock issued in respect of the Final Offering Period, if any, will be converted into the right to receive 0.3504 of a share of EQT common stock, with cash to be paid in lieu of fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger.
Withholding Rights
Each of the Exchange Agent, EQT, Merger Sub, LLC Sub, Equitrans and the surviving company are entitled to deduct and withhold any taxes required to be deducted and withheld under applicable law from any amounts otherwise payable pursuant to the Merger Agreement. The Exchange Agent, EQT, Merger Sub, LLC Sub, Equitrans and the surviving company, as the case may be, shall pay any amount so deducted or withheld to the appropriate governmental entity in accordance with applicable law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate governmental entity, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.
No Liability
None of Equitrans, EQT, Merger Sub, LLC Sub, the First Step Surviving Corporation, the surviving company, the Exchange Agent or any other person is liable to any former Equitrans shareholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
No Interest
The Merger Agreement provides that no interest will be paid or accrued on any Merger Consideration, except that any interest resulting from the cash portion of the Exchange Fund will become part of the Exchange Fund, and any amounts in excess of the amounts payable under the Merger Agreement will, at the discretion of EQT, be return to EQT or the surviving company upon termination of the Exchange Fund.
Board of Directors of EQT Following Completion of the Merger
The Merger Agreement provides that EQT will take all actions necessary to cause the EQT Board to consist of up to 14 members, including three individuals selected by Equitrans, each of whom shall meet the criteria for service on the EQT Board under applicable law and rules of the NYSE, at the Effective Time. EQT has also agreed that, following the Closing, EQT will take all necessary action to nominate the Equitrans Designees for election to the EQT Board at the first annual meeting of shareholders of EQT thereafter.
Representations and Warranties
The Merger Agreement contains general representations and warranties made by each of EQT, Merger Sub, and LLC Sub, on the one hand, and Equitrans, on the other, to the other party or parties, as applicable, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Merger. These representations and warranties are in many respects subject to materiality, knowledge and other similar qualifications contained in the Merger Agreement and expire at the Effective Time. The representations and warranties of each of EQT, Merger Sub, and LLC Sub, on the one hand, and Equitrans, on the other, were made solely for the benefit of the other party or parties, as applicable. In addition, those representations and warranties were intended not as statements of actual fact, but rather as a way of allocating risk between the parties, were modified by the confidential disclosure schedule attached to the Merger Agreement, were subject to the materiality standards described in the Merger Agreement (which may differ from what may be viewed as material by you) and were made only as of the date of the Merger Agreement and the Closing Date or another date as is specified in the Merger Agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the Merger Agreement. EQT and Equitrans will provide additional disclosure in their SEC reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.
Equitrans made a number of representations and warranties to EQT, Merger Sub and LLC Sub, including representations and warranties related to the following matters:
•
the organization, qualification to do business and good standing of Equitrans and its subsidiaries;

•
the capital structure of Equitrans and its subsidiaries;

•
the authority of Equitrans, and the governmental and regulatory approvals necessary, to enter into the Merger Agreement and consummate the Merger, and the absence of any loss, or creation of any lien, or violation of the organizational documents of Equitrans and its subsidiaries or any applicable laws resulting from the consummation of the Merger;

•
Equitrans and its subsidiaries’ SEC filings and the financial statements contained therein;

•
Equitrans’ internal controls over financial reporting and disclosure controls and procedures;

•
the absence of undisclosed liabilities for Equitrans and its subsidiaries;

•
Equitrans and its subsidiaries’ compliance with laws and permits;

•
Equitrans and its subsidiaries’ environmental liabilities;

•
Equitrans and its subsidiaries’ employee benefit plans and other employee benefits matters;

•
the conduct of Equitrans and its subsidiaries’ business and the absence of certain adverse changes or events since December 31, 2023;

•
litigation, investigations, claims or judgments against Equitrans or its subsidiaries;

•
the accuracy of the information supplied by Equitrans and its subsidiaries for this document and the registration statement of which it is a part;

•
certain regulatory matters related to Equitrans and its subsidiaries;

•
Equitrans and its subsidiaries’ taxes, tax returns and other tax matters;

•
certain employment and labor matters related to Equitrans and its subsidiaries;

•
Equitrans and its subsidiaries’ intellectual property;

•
Equitrans and its subsidiaries’ owned and leased real property and rights-of-way;

•
Equitrans and its subsidiaries’ insurance policies;

•
the receipt by the Equitrans Board of an opinion from Equitrans’ financial advisors;

•
Equitrans and its subsidiaries’ material contracts and the absence of a material breach of such contracts;

•
investment banker’s, broker’s or finder’s fees in connection with the consummation of the Merger;

•
Equitrans and its subsidiaries’ related party transactions;

•
the inapplicability of any state’s takeover laws;

•
Equitrans and its subsidiaries’ personal property;

•
Equitrans and its subsidiaries’ compliance with escheat and unclaimed property laws; and

•
the absence of any additional EQT, Merger Sub or LLC Sub representations or warranties beyond those in the Merger Agreement.

EQT, Merger Sub, and LLC Sub each also made a number of representations and warranties to Equitrans, including representations and warranties related to the following matters:
•
organization, qualification to do business and good standing of EQT and its subsidiaries;

•
the equity interests of EQT and capital structure of Merger Sub and LLC Sub;

•
the authority of EQT, Merger Sub, LLC Sub, and governmental and regulatory approvals necessary, to enter into the Merger Agreement and consummate the Merger, and the absence of any loss, or creation of any lien, or violation of the organizational documents of EQT and its subsidiaries, or any applicable laws resulting from the consummation of the Merger;

•
EQT and its subsidiaries’ SEC filings and the financial statements contained therein;

•
EQT’s internal controls over financial reporting and disclosure controls and procedures;

•
the absence of undisclosed liabilities for EQT and its subsidiaries;

•
EQT and its subsidiaries’ compliance with laws and permits;

•
EQT and its subsidiaries’ environmental liabilities;

•
EQT and its subsidiaries’ employee benefit plans and other employee benefits matters;

•
the conduct of EQT and its subsidiaries’ business and the absence of certain adverse changes or events since December 31, 2023;

•
litigation, investigations, claims or judgments against EQT or its subsidiaries;

•
the accuracy of the information supplied by EQT or its subsidiaries for this document and the registration statement of which it is a part;

•
certain regulatory matters related to EQT and its subsidiaries;

•
EQT’s taxes, tax returns and other tax matters;

•
certain employment and labor matters related to EQT and its subsidiaries;

•
EQT and its subsidiaries’ intellectual property;

•
EQT and its subsidiaries’ owned and leased real property and rights-of-way;

•
EQT and its subsidiaries’ insurance policies;

•
EQT and its subsidiaries’ material contracts and the absence of a material breach of such contracts;

•
investment banker, broker or finder fees in connection with the consummation of the Merger;

•
EQT and its subsidiaries’ related party transactions;

•
the inapplicability of any state takeover laws;

•
EQT and its subsidiaries’ owned oil and gas properties and reserve estimates;

•
EQT and its subsidiaries’ compliance with escheat and unclaimed property laws; and

•
the absence of any additional Equitrans representations or warranties beyond those in the Merger Agreement.

Definition of Material Adverse Effect
Many of the representations and warranties of EQT, Merger Sub, LLC Sub and Equitrans are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect,” with respect to either EQT, Merger Sub, LLC Sub or Equitrans, is defined to mean an event, change, effect, development or occurrence that individually, or in the aggregate together with all other events, changes, effects, developments or changes, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or continuing results of operations of either (i) EQT and its subsidiaries, taken as a whole or (ii) Equitrans and its subsidiaries, taken as a whole, as the case may be, in either case, other than any event, change, effect, development or occurrence resulting from or arising out of:
(A)
changes or developments in the natural gas or natural gas liquids industries, including production, exploration, gathering, compressing, treating, processing, fractionation and transportation industry generally;

(B)
changes or developments in prices for oil, natural gas, refined products, condensates or other natural gas liquids, or other commodities or for the applicable party’s raw material inputs and end products;

(C)
the announcement or the existence of, or compliance with or performance under the Merger Agreement or the Transactions (including its impact on the relationships, contractual or otherwise, of the applicable party and its subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or the other Transactions);

(D)
the taking of any action at the express request, approval or consent of (i) EQT, Merger Sub or LLC Sub, in the case of Equitrans, or (ii) Equitrans, in the case of EQT;

(E)
adoption, implementation, promulgation, repeal, modification, supplementation, reinterpretation or proposal of any rule, regulation, ordinance, order, treaty, protocol or any other law of or by any national, regional, tribal state or local governmental entity, or market administrator;

(F)
changes in GAAP or accounting standards or interpretations thereof after the date of the Merger Agreement;

(G)
changes or developments in or generally affecting the economy, the financial, credit or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world;

(H)
a hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, weather and/or geographical condition, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared and, for the avoidance of doubt, including the current conflict between the Russian Federation and Ukraine and the war and/or conflict between Israel and Hamas and related military operations), military actions or any act of sabotage or terrorism, cyber-attack or national or international political or social conditions;

(I)
a contagion event or other force majeure event or declaration of martial law, quarantine or similar directive, policy or guidance or law or other action by any governmental entity in response;

(J)
failure by the applicable party to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (although this exclusion does not affect a determination that the underlying event, change, effect, development or occurrence resulted in, or contributed to, a material adverse effect);

(K)
any changes in the share price or trading volume of the equity interests of EQT or Equitrans or their respective subsidiaries, as the case may be, or in the case of Equitrans, the price or trading volume of the senior notes of EQM Midstream Partners, LP (the “senior notes”) or in EQT’s credit ratings (although this exclusion does not affect a determination that the underlying event, change, effect, development or occurrence resulted in, or contributed to, a material adverse effect); or

(L)
in the case of Equitrans, any change to the timing for the completion of construction or total project cost of the pipeline and other facilities of the Mountain Valley Pipeline;

except, in each case with respect to subclauses (A) and (B) and (E) through (I) above, to the extent disproportionately and adversely affecting EQT or Equitrans, as the case may be, and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party and its subsidiaries operate, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in industries in which such party and its subsidiaries operate may be taken into account in determining whether there has been, or would reasonably likely be a material adverse effect.
Conduct of Business Pending the Merger
Equitrans has agreed that, until the earlier of the termination of the Merger Agreement or the Effective Time, subject to specified exceptions, Equitrans will, and will cause its subsidiaries to use commercially reasonable efforts to:

•
conduct their businesses in all material respects in the ordinary course and, to the extent within their power, cause Mountain Valley Pipeline, LLC and Eureka Midstream Holdings, LLC (the “significant JV entities”) to conduct its respective businesses in accordance with the organizational documents of such significant JV entity; and

•
preserve substantially intact their present lines of business and maintain their material rights and permits and preserve their relationships with significant customers and suppliers.

Equitrans has further agreed, on behalf of itself and its subsidiaries, that until the earlier of the termination of the Merger Agreement or the Effective Time, subject to specified exceptions, Equitrans:
•
will not adopt any amendment to, or waive any rights under, its organizational documents, and will not permit its subsidiaries or, to the extent within its sole authority and discretion, the significant JV entities, to do so;

•
will not, and will not permit its subsidiaries to, adjust, split, subdivide, combine or reclassify their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests or other ownership interests, except for any such transaction by a wholly owned subsidiary of Equitrans which remains a wholly owned subsidiary after consummation of such transaction;

•
will not, and will not permit any of its subsidiaries to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, capital stock or other securities of Equitrans or its subsidiaries), except for (i) dividends or distributions by any wholly owned subsidiaries only to Equitrans or to any wholly owned subsidiary of Equitrans in the ordinary course of business consistent with past practice, (ii) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of the Merger Agreement, (iii) regular quarterly cash dividends on the shares of Equitrans common stock and (iv) regular quarterly cash dividends on the shares of Equitrans preferred stock in accordance with its organizational documents;

•
will not, and will not permit its significant subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger, any mergers, consolidations, restructurings or reorganizations solely among Equitrans and its wholly owned subsidiaries or among the Equitrans wholly owned subsidiaries or in connection with an acquisition not prohibited by the Merger Agreement;

•
will not, and will not permit its subsidiaries to, authorize or pay any capital expenditures (or capital contributions)in excess of $100 million in the aggregate, except (i) expenditures contemplated by capital expenditure budget set forth in the disclosure schedule to the Merger Agreement (ii) expenditures relating to the significant JV entities or (iii) expenditures reasonably taken in response to an Emergency (as defined in the Merger Agreement);

•
will not, and will not permit its subsidiaries or, to the extent within its sole authority and discretion, the significant JV entities, to acquire any material assets or properties, except (i) acquisitions in the ordinary course of business consistent with past practice, (ii) materials acquired in connection with capital expenditures consistent with work permitted, or (iii) acquisitions of assets or properties for which consideration is not in excess of $25 million individually or $50 million in the aggregate for all such acquisitions;

•
will not, and will not permit its subsidiaries to, sell, lease, license, transfer, farmout, exchange or swap, materially encumber, or otherwise dispose of any properties or non-cash assets with a value in excess of $25 million individually or $50 million in the aggregate, except (i) sales, transfers and dispositions of obsolete or worthless equipment in ordinary course of business, (ii) sales, transfers and dispositions of inventory, Renewable Identification Numbers, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business or (iii) sales, leases, transfers or other dispositions made in connection with any transaction among Equitrans and its wholly owned subsidiaries, and/or the significant JV entities or among its wholly owned subsidiaries and/or the significant JV entities or in the ordinary course of business consistent with past practice;

•
will not, except as required by law, pursuant to the terms of any Equitrans benefit plan as in effect on the date of the Merger Agreement or set forth on Equitrans’ disclosure schedule attached to the Merger Agreement, (i) increase base salary, short-term incentive target or long-term incentive target of any executive officer or any other service provider, (ii) grant any severance, retention, change in control, transaction, or similar compensation to, or enter into any employment or severance agreement with, any service provider, (iii) establish, adopt, enter into, modify or amend any collective bargaining agreement or similar agreement, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Equitrans or any subsidiary of Equitrans, (iv) adopt, enter into or amend any benefit plans to increase any benefits thereunder, (v) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan, except as required under the Merger Agreement or (vi) hire, engage or terminate the employment or service (other than for cause) of any person with a total annual compensation opportunity in excess of $250,000, other than in the ordinary course of business consistent with past practice, including to replace vacancies created by terminations of employment;

•
will not and will not permit any of its subsidiaries to implement or announce any employee reductions in force, plant closings, or other similar actions that trigger a notice obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended;

•
will not, and will not permit its subsidiaries to, change the annual accounting period or materially change the financial accounting policies or procedures for reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC regulations, SEC rule or policy or applicable law;

•
will not, and will not permit its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in Equitrans or any of its subsidiaries or any of its interests in significant JV entities or any securities convertible into or exchangeable for any such equity interests or other ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (i) issuances of Equitrans common stock upon vesting, exercise or settlement of any Equitrans equity awards outstanding as of the Effective Time in accordance with their applicable terms or as required by the Merger Agreement, (ii) issuance of shares of Equitrans common stock in connection with the exercise of options under the Equitrans ESPP, (iii) issuance of shares of Equitrans common stock in respect of the conversion of shares of Equitrans preferred stock outstanding on the date of the Merger Agreement, (iv) for transactions among Equitrans and its wholly owned subsidiaries or among its wholly owned subsidiaries or (v) in connection with actions permitted by the Merger Agreement;

•
will not, and will not permit its subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock, voting securities or ownership interests of any other person or any rights, warrants or options to acquire any such shares or interest, or make loans, advances or capital contributions to, or investments in, any other person in excess of $50 million, except for transactions among Equitrans, its subsidiaries and/or the significant JV entities (or members therein with respect to their ownership interests therein) or among its subsidiaries and/or the significant JV entities;

•
will not, and will not permit its subsidiaries or, to the extent within Equitrans’ or its affiliate’s power, the significant JV entities to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except: (i) for any indebtedness incurred in the ordinary course of business or consistent with past practice (including any indebtedness incurred under the Third Amended and Restated Credit agreement, dated as of October 31, 2018, by and among EQM Midstream Partners, LP, Wells Fargo Bank, and the lenders party thereto (the “Equitrans credit agreement”) or the Credit Agreement, dated as of May 13, 2021, by and among Eureka Midstream, LLC Sumitomo Mitsui Banking Corporation, and the lenders party thereto (the “Eureka credit agreement”) not to exceed a stated principal amount of $1,550 million and $400 million, at any one time outstanding, respectively), (ii) for any indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness being so replaced, renewed, extended, refinanced or refunded of Equitrans or its subsidiaries (provided that the financial ratio covenants, negative covenants and events of default pertaining to such indebtedness reflect then-market terms and conditions at the time of incurrence, as determined by Equitrans in good faith in light of its current size and capitalization and regulatory, operational and strategic requirements), (iii) for any indebtedness among Equitrans and its wholly owned subsidiaries or among Equitrans’ wholly owned subsidiaries, (iv) for any guarantees by Equitrans of indebtedness of subsidiaries of Equitrans or Mountain Valley Pipeline, LLC or Eureka Midstream Holdings, LLC or guarantees by Equitrans’ subsidiaries or Mountain Valley Pipeline, LLC or Eureka Midstream Holdings, LLC of indebtedness of Equitrans or any subsidiary or Mountain Valley Pipeline, LLC or Eureka Midstream Holdings, LLC, (v) for any indebtedness (including indebtedness incurred pursuant to the Equitrans credit agreement or Eureka credit agreement) incurred in response to any Emergency and (vi) for any other purpose, other indebtedness for borrowed money or in respect of senior notes (or similar instruments) that do not exceed in principal amount $100 million at any one time outstanding; or create, incur, assume or suffer to exist any lien, other than permitted liens under the Merger Agreement;
•
other than in the ordinary course of business or consistent with past practice, de minimis, non-substantive or ministerial amendments or amendments required by the terms of Equitrans material contract or company permit, will not, and will not permit its subsidiaries to, modify, amend or terminate, or waive any rights under any Equitrans material contract or under any Equitrans permit, in a manner or with an effect that is materially adverse to Equitrans and its subsidiaries, taken as a whole;

•
will not, and will not permit its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (i) equal to or lesser than the amounts reserved with respect thereto on the balance sheet of Equitrans as of December 31, 2022 included in Equitrans’ filings with the SEC or (ii) that are covered by insurance or (iii) that do not exceed $50 million individually (excluding amounts covered by reserves or covered by insurance on the balance sheet of Equitrans as of December 31, 2022); provided that such settlement does not result in injunctive relief, material restriction on future activity or conduct of, or a finding or admission of a violation of law by, Equitrans and its subsidiaries;

•
will not (i) make, change or revoke any material tax election or accounting method, excluding any election that must be made periodically and is made consistent with past practice, (ii) file any material amended tax return, (iii) file any material tax return other than on a basis consistent with past practice, (iv) consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of material taxes, (v) enter into any material tax allocation, sharing or indemnity agreement, any material tax holiday agreement or other similar agreement with respect to taxes, (vi) enter into any closing agreement with respect to material taxes, (vii) settle or compromise any material tax proceeding, (viii) initiate, enter into or participate in any voluntary disclosure agreement, tax amnesty program or similar agreement or program with any governmental entity in respect of material taxes or (ix) surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•
except as otherwise permitted by the Merger Agreement or for transactions between Equitrans and its subsidiaries or among its subsidiaries, will not, and will not permit its subsidiaries to, prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of Equitrans or any subsidiary or Mountain Valley Pipeline, LLC or Eureka Midstream Holdings, LLC, other than (A) at stated maturity, or in the case of a letter of credit, when no longer required pursuant to applicable contractual provisions, (B) prepayment and repayment of existing indebtedness in connection with any replacement, renewal, extension, refinancing or refund thereof as set forth on Equitrans’ disclosure schedule to the Merger Agreement, (C) prepayment and repayment of revolving loans (including the Equitrans credit agreement and Eureka credit agreement) or senior notes in the ordinary course of business, and (D) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date of the Merger Agreement;

•
will not, and will not permit any of its subsidiaries to, directly or indirectly, enter into a new line of business or abandon or discontinue any existing line of business; and

•
will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

EQT has agreed that, until the earlier of the termination of the Merger Agreement or the Effective Time, subject to specified exceptions, EQT will, and will cause its subsidiaries to use commercially reasonable efforts to:
•
conduct their businesses in all material respects in the ordinary course; and

•
preserve substantially intact their present lines of business and maintain their material rights, and permits and preserve their relationships with significant customers and suppliers.

EQT has further agreed, on behalf of itself and its subsidiaries, that until the earlier of the termination of the Merger Agreement or the Effective Time, subject to specified exceptions, EQT:
•
will not adopt any material amendments to, or waive any rights under, its organizational documents;

•
will not, and will not permit its subsidiaries to, adjust split, subdivide, combine or reclassify their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests or other ownership interests, except for any such transaction by a wholly owned subsidiary of EQT which remains a wholly owned subsidiary after consummation of such transaction;

•
will not, and will not permit any of its subsidiaries to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, capital stock or other securities of EQT or its subsidiaries), except (i) dividends or distributions by any wholly owned subsidiaries only to EQT or to any wholly owned subsidiary of EQT in the ordinary course of business consistent with past practice, (ii) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of the Merger Agreement and (iii) regular quarterly cash dividends on the shares of EQT common stock in accordance with EQT’s dividend policy effect as of the Merger Agreement;

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will not, and will not permit its significant subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger, any mergers, consolidations, restructurings or reorganizations solely among EQT and its subsidiaries or among its subsidiaries or in connection with an acquisition not prohibited by the Merger Agreement;

•
will not, and will not permit its subsidiaries to, make any acquisition of any other person or business in excess of $50 million or make loans, advances or capital contributions to, or investments in, any other person in excess of $50 million or, in any case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

•
will not, and will not permit its subsidiaries to, change the annual accounting period or materially change the financial accounting policies or procedures for reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC regulations, SEC rule or policy, or applicable law;

•
will not, and will not permit its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in EQT or any of its subsidiaries or any securities convertible into or exchangeable for any such equity interests or other ownership interest, or any rights, warrants or options to acquire any such equity interest, ownership interest or convertible or exchangeable securities, other than (i) as set forth on EQT’s disclosure schedule to the Merger Agreement, (ii) issuances of shares of EQT common stock in respect of any exercise of EQT equity awards and settlement of any EQT equity awards outstanding on the date of the Merger Agreement or as may be granted after such date as permitted under the Merger Agreement, (iii) the sale of shares of EQT common stock pursuant to the exercise of options to purchase shares of EQT common stock if necessary to effectuate an option direction upon exercise or for withholding of taxes, (iv) the grant of equity compensation awards under EQT equity plans, or (v) for transactions among EQT and its subsidiaries or among its subsidiaries;
•
will not, and will not permit its subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any equity securities of EQT or any rights, warrants or options to acquire any such equity securities, except (i) as set forth on EQT’s disclosure schedule to the Merger Agreement or (ii) for transactions among EQT and its subsidiaries or among its subsidiaries;

•
will not (i) change or revoke any material tax election or accounting method, excluding any election that must be made periodically and is made consistent with past practice, (ii) file any material amended tax return or (iii) enter into any material tax allocation, sharing or indemnity agreement; and

•
will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

No Solicitation of Acquisition Proposals
Equitrans agreed that, except as expressly contemplated by the Merger Agreement, it will not, and will not cause its subsidiaries and its and their respective directors, officers and management-level employees not to, and will use its reasonable best efforts to cause its representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to Equitrans shareholders, that constitutes, or could reasonably be expected to lead to, an Equitrans acquisition proposal;

•
furnish any non-public information regarding Equitrans or any of its subsidiaries, or afford access to the business, properties, books or records of Equitrans or any of its subsidiaries, to any person (other than EQT, Merger Sub, LLC Sub or their respective directors, officers, employees, affiliates or representatives), in connection with or in response to an Equitrans acquisition proposal or any inquiries regarding an Equitrans acquisition proposal;

•
engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any person (other than EQT, Merger Sub, LLC Sub or their respective directors, officers, employees, affiliates or representatives) with respect to an Equitrans acquisition proposal;

•
approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Equitrans acquisition proposal;

•
enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Equitrans acquisition proposal or requiring Equitrans to abandon, terminate or fail to consummate the Merger or any other Transaction;

•
unless the Equitrans Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Equitrans Board under applicable law, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Equitrans or its subsidiaries’ equity securities; or

•
resolve or agree to do any of the foregoing.

Notwithstanding its non-solicitation obligations described above, prior to obtaining the approval of the merger proposal by Equitrans shareholders, Equitrans or the Equitrans Board may furnish non-public information regarding Equitrans or any of its subsidiaries, Mountain Valley Pipeline, LLC or Eureka Midstream Holdings, LLC to, and afford access to the business, properties, books or records of Equitrans or any of its subsidiaries, Mountain Valley Pipeline, LLC or Eureka Midstream Holdings, LLC to, any person and engage and participate in discussions and negotiations with any person in response to an unsolicited, written Equitrans acquisition proposal that the Equitrans Board, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in an Equitrans superior offer if (i) such Equitrans acquisition proposal was received after the date of the Merger Agreement and did not result from a material breach of Equitrans’ non-solicitation obligations; (ii) Equitrans notifies EQT in the manner required by the Merger Agreement; and (iii) Equitrans furnishes any non-public information to the maker of the Equitrans acquisition proposal only pursuant to a confidentiality agreement that is not less restrictive to such person than the confidentiality agreement between Equitrans and EQT (provided that a confidentiality agreement with a “standstill” provision will not be considered less restrictive) and any such information not previously provided to EQT will be provided or made available to EQT on a substantially concurrent timeline.
Equitrans’ non-solicitation obligations described above do not prohibit Equitrans from:
•
informing any person that Equitrans is a party to the Merger Agreement and of the non-solicitation restrictions therein;

•
disclosing factual information regarding the business, financial condition or results of operations of Equitrans, including in the ordinary course of business with its shareholders or other equityholders in any jointly owned subsidiary, Mountain Valley Pipeline, LLC or Eureka Midstream Holdings, LLC with respect to such entity; or

•
disclosing the fact that an Equitrans acquisition proposal has been made, the identity of the party making such proposal or the material terms of such proposal in this joint proxy statement/prospectus, to the extent Equitrans determines in good faith, after consultation with its outside legal counsel, that such information is required to be disclosed under applicable law or that the failure to make such disclosure is reasonably likely to be inconsistent with the fiduciary duties of the Equitrans Board under applicable law; provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the Equitrans Board with respect to the Merger Agreement or an Equitrans acquisition proposal will be deemed to be a change of the Equitrans Board recommendation to approve the Merger Agreement unless the Equitrans Board publicly states that its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.

Additionally, Equitrans and the Equitrans Board will be permitted to disclose to the Equitrans shareholders a position or to issue a “stop, look and listen” communication under applicable Exchange Act rules; provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the Equitrans Board with respect to the Merger Agreement or an Equitrans acquisition proposal will be deemed to be a change of the Equitrans Board’s recommendation to approve the Merger Agreement unless it expressly publicly states its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.
Equitrans is also permitted to seek clarifications of certain acquisition proposals. Equitrans has agreed to notify EQT promptly (orally and in writing and no later than 48 hours thereafter) upon the receipt of an acquisition proposal or any inquiry or request for discussions or negotiations regarding an acquisition proposal or for non-public information in connection with an acquisition proposal. Such notice must include the identity of the person making such acquisition proposal and if such acquisition proposal is made in writing, a copy of such written acquisition proposal and any related draft agreements, or, if oral, a reasonably detailed summary of the material terms and conditions thereof, in each case, including any modifications made. Thereafter, Equitrans must keep EQT informed on a prompt basis with respect to any change to the material terms of any such acquisition proposal (and no later than 48 hours following any such change) and will reasonably apprise EQT of the status of any such notifications to the extent the status changes in any material respect. Equitrans will notify EQT if Equitrans determines to engage in discussion or negotiations concerning an acquisition proposal.
EQT agreed that, except as expressly contemplated by the Merger Agreement, it will not, and will not cause its subsidiaries and its and their respective directors, officers and management-level employees, and will use its reasonable best efforts to cause its representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or inquiry regarding the making or submission of any proposal or offer, including any proposal or offer to its shareholders, that constitutes, or would reasonably be expected to lead to, an EQT acquisition proposal;

•
furnish any non-public information regarding EQT or any of its subsidiaries or afford access to the business, properties, books or records of EQT or any of its subsidiaries, to any person (other than Equitrans, Merger Sub, LLC Sub or its or their respective directors, officers, employees, affiliates or representatives) in connection with or in response to an EQT acquisition proposal or any inquiries regarding an EQT acquisition;

•
engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any person (other than Equitrans, Merger Sub, LLC Sub or its or their respective directors, officers, employees, affiliates or representatives) with respect to an EQT acquisition proposal;

•
approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an EQT acquisition proposal;

•
enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an EQT acquisition proposal or requiring EQT to abandon, terminate or fail to consummate the Merger or any other Transaction;

•
unless the EQT Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of EQT or any of its subsidiaries; or

•
resolve or agree to do any of the foregoing.

Notwithstanding its non-solicitation obligations described above, prior to obtaining EQT shareholder approval of the share issuance proposal, EQT may furnish non-public information regarding EQT or any of its subsidiaries to, and afford access to the business, properties, books or records of EQT or any of its subsidiaries to, any person and engage and participate in discussions and negotiations with any person in response to an unsolicited, written and bona fide EQT acquisition proposal that the EQT Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in an EQT superior offer if (i) such EQT acquisition proposal was received after the date of the Merger Agreement and did not result from a material breach of EQT’s non-solicitation obligations, (ii) EQT notifies Equitrans in the manner required by the Merger Agreement and (iii) EQT furnishes any non-public information to the maker of the EQT acquisition proposal only pursuant to a confidentiality agreement that is not less restrictive to such person than the confidentiality agreement between Equitrans and EQT (provided that a confidentiality agreement without a “standstill” provision will not be considered less restrictive) and any such information not previously provided to Equitrans will be provided or made available to Equitrans on a substantially concurrently timeline.
EQT’s non-solicitation obligations described above do not prohibit EQT from:
•
informing any person that EQT is a party to the Merger Agreement and of the non-solicitation restrictions therein;

•
disclosing factual information regarding the business, financial condition or results of operations of EQT, including in the ordinary course of business with its shareholders or other equityholders in any jointly owned subsidiary of EQT with respect to such subsidiary; or

•
disclosing the fact that an EQT acquisition proposal has been made, the identity of the party making such proposal or the material terms of such proposal in this joint proxy statement/prospectus to the extent EQT determines in good faith, after consultation with its outside legal counsel, that such information is required to be disclosed under applicable law or that the failure to make such disclosure is reasonably likely to be inconsistent with the EQT Board’s fiduciary duties; provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the EQT Board with respect to the Merger Agreement or an EQT acquisition proposal will be deemed to be a change of the EQT Board’s recommendation to approve and adopt the Merger

Agreement unless the EQT Board publicly states that its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.
Additionally, EQT and the EQT Board will be permitted to disclose to the EQT shareholders a position or to issue a “stop, look and listen” communication under applicable Exchange Act rules; provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the EQT Board with respect to the Merger Agreement or an EQT acquisition proposal will be deemed to be a change of the EQT Board’s recommendation to approve and adopt the Merger Agreement, unless it expressly states its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.
EQT is also permitted to seek clarifications of certain EQT acquisition proposals. EQT has agreed to notify Equitrans promptly (orally and in writing and no later than 48 hours thereafter) upon the receipt of an EQT acquisition proposal or any inquiry or request for discussions or negotiations regarding an EQT acquisition proposal, or for non-public information in connection with such EQT acquisition proposal. Such notice must include the identity of the person making such EQT acquisition proposal and if such proposal is made in writing, a copy of such written EQT acquisition proposal and any related draft agreements, or, if oral, a reasonably detailed summary of the material terms and conditions thereof, in each case, including any modifications made. Thereafter, EQT must keep Equitrans informed on a prompt basis with respect to any change to the material terms of any such EQT acquisition proposal (and no later than 48 hours following any such change) and will reasonably apprise Equitrans of the status of any such notification to the extent the status changes in any material respect. EQT will notify Equitrans if EQT determines to engage in discussion or negotiations concerning an EQT acquisition proposal.
Change of Recommendation
The Equitrans Board may at any time prior to obtaining the approval of the Merger Agreement by Equitrans shareholders, make an Equitrans change of recommendation if:
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in the case of a written Equitrans acquisition proposal that is made by a third party after the date of the Merger Agreement, and is not withdrawn:

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such Equitrans acquisition proposal did not result from a material breach of Equitrans’ non-solicitation obligations; and

•
the Equitrans Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Equitrans acquisition proposal constitutes an Equitrans superior offer and following consultation with outside legal counsel, the Equitrans Board determines in good faith that the failure to make an Equitrans change of recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Equitrans Board under applicable law; and

•
in the case of an intervening event, the Equitrans Board determines, after consultation with Equitrans’ outside legal counsel, the Equitrans Board determines in good faith that the failure to effect an Equitrans change of recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Equitrans Board under applicable law; and

•
in either case:

•
Equitrans provides EQT three business days’ prior written notice of its intention to take such action, which notice will include the information with respect to such Equitrans superior offer or intervening event and the reasons for such action;

•
after providing such notice and prior to making such Equitrans change of recommendation in connection with an Equitrans superior offer, Equitrans will negotiate in good faith with EQT during such three business day period (to the extent that EQT desires to negotiate) to make such revisions to the terms of the Merger Agreement, such that the Equitrans acquisition proposal ceases to constitute an Equitrans superior offer or permits the Equitrans Board not to effect a change of recommendation in connection with an intervening event; and

•
the Equitrans Board will have considered in good faith any changes to the terms of the Merger Agreement proposed in writing by EQT, and following such three business day period, will have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Equitrans acquisition proposal would continue to constitute an Equitrans superior offer if such changes to the Merger Agreement proposed in writing by EQT were to be given effect and that failure to make a change in recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Equitrans Board under applicable law.
The EQT Board may at any time prior to obtaining the approval of the share issuance proposal by EQT shareholders, make an EQT change of recommendation if:
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in the case of a written EQT acquisition proposal that is made by a third party after the date of the Merger Agreement, and is not withdrawn:

•
such EQT acquisition proposal did not result from a material breach of EQT’s non-solicitation obligations; and

•
the EQT Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such EQT acquisition proposal constitutes an EQT superior offer and following consultation with outside legal counsel, the EQT Board determines that the failure to make an EQT change of recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the EQT Board under applicable law; and

•
in the case of an intervening event, the EQT Board determines, after consultation with EQT’s outside legal counsel, that the failure of the EQT Board to effect an EQT change of recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the EQT Board under applicable law; and

•
in either case:

•
EQT provides Equitrans three business days’ prior written notice of its intention to take such action, which notice will include the information with respect to such EQT superior offer or intervening event and the reasons for such action;

•
after providing such notice and prior to making such EQT change of recommendation in connection with an EQT superior offer or taking any action pursuant to the applicable termination provisions in the Merger Agreement, with respect to an EQT superior offer, EQT will negotiate in good faith with Equitrans during such three business day period (to the extent that Equitrans desires to negotiate) to make such revisions to the terms of the Merger Agreement, such that the EQT acquisition proposal ceases to constitute an EQT superior offer or permits the EQT Board not to effect a change of recommendation in connection with an intervening event; and

•
the EQT Board will have considered in good faith any changes to the terms of the Merger Agreement proposed in writing by Equitrans, and following such three business day period, will have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the EQT acquisition proposal would continue to constitute an EQT superior offer if such changes to the Merger Agreement proposed in writing by Equitrans were to be given effect or that the failure to effect an EQT change of recommendation in response to such intervening event would be reasonably likely to be inconsistent with the fiduciary duties of the EQT Board.

Certain Definitions Relating to No Solicitation and Change of Recommendation Covenants
As used herein, an “Equitrans change of recommendation” means an action by the Equitrans Board or any committee thereof that would:
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withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Equitrans recommendation in a manner adverse to EQT, including by failing to include the recommendation in the proxy statement/prospectus;

•
approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow Equitrans or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Equitrans acquisition proposal;
•
fail to reaffirm the Equitrans recommendation within five business days of a request by EQT following the date on which any Equitrans acquisition proposal or material modification is received by the Equitrans or is published, sent or communicated to the Equitrans shareholders; provided that if the Equitrans shareholders’ meeting is scheduled within five business days of such request, within three business days after such request and, in any event, prior to the date of the Equitrans shareholders’ meeting. EQT may not make any such request on more than one occasion with respect to each Equitrans acquisition proposal (excluding any material revision, amendment, update or supplement to such Equitrans acquisition proposal); or

•
fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Equitrans is commenced, a statement disclosing that the Equitrans Board recommends rejecting such tender or exchange offer and affirms the Equitrans recommendation.

As used herein, an “EQT change of recommendation” means an action by the EQT Board or any committee thereof that would:
•
withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the EQT recommendation in a manner adverse to Equitrans, including by failing to include the recommendation in the proxy statement/prospectus;

•
approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow EQT or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any EQT acquisition proposal;

•
fail to reaffirm the EQT recommendation within five business days of a request by Equitrans following the date on which any EQT acquisition proposal or material modification is received by the EQT or is published, sent or communicated to the EQT’s shareholders; provided that if the EQT shareholders’ meeting is scheduled within five business days of such request, within three business days after such request and, in any event, prior to the date of the EQT shareholders’ meeting. Equitrans may not make any such request on more than one occasion with respect to each EQT acquisition proposal (excluding any material revision, amendment, update or supplement to such EQT acquisition proposal); or

•
fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of EQT is commenced, a statement disclosing that the EQT Board recommends rejecting such tender or exchange offer and affirms the EQT recommendation.

As used herein, an “Equitrans acquisition proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer, proposal or indication of interest by EQT, Merger Sub, LLC Sub or their respective affiliates) relating to any Equitrans acquisition transaction.
As used herein, an “Equitrans acquisition transaction” means any transaction or series of related transactions (other than the Transactions pursuant to which any person or group of persons, other than EQT, Merger Sub, LLC Sub or their respective affiliates, directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation, recapitalization, dissolution, liquidation or otherwise)):
•
assets of Equitrans and its subsidiaries equal to 20% or more of Equitrans’ consolidated assets (based on their fair market value thereof) or to which 20% or more of Equitrans’ revenues or earnings on a consolidated basis are attributable;

•
“beneficial ownership” (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities (including voting power) of Equitrans entitled to vote with respect to the approval of the Merger Agreement; or

•
any combination of the foregoing.

As used herein, an “Equitrans superior offer” means a bona fide written Equitrans acquisition proposal for an Equitrans acquisition transaction to acquire at least:
•
assets of Equitrans and its subsidiaries equal to 75% or more of Equitrans consolidated assets (based on their fair market value thereof) or to which 75% or more of Equitrans’ revenues or earnings on a consolidated basis are attributable;

•
“beneficial ownership” (within the meaning of Section 13 under the Exchange Act) of 75% or more of any class of equity securities (including voting power) of Equitrans entitled to vote with respect to the approval of the Merger Agreement; or

•
any combination of the foregoing;

in each case, on terms that the Equitrans Board, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is:
•
if accepted, reasonably likely to be consummated in accordance with its terms; and

•
if consummated, more favorable to Equitrans and its shareholders (including, without limitation, from a financial point of view) than the Merger and the other Transactions (taking into account any proposal by EQT to amend or modify the terms of the Merger Agreement which are committed to in writing and any such other factors deemed relevant by the Equitrans Board, or any committee thereof, including the form of consideration, timing, likelihood of consummation, the identity of the person making the proposal, required approvals, conditions to consummation and other factors that the Equitrans Board may consider in the exercise of its fiduciary duties).

As used herein, an “EQT acquisition proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer, proposal or indication of interest by Equitrans or its affiliates) relating to any EQT acquisition transaction.
As used herein, an “EQT acquisition transaction” means any transaction or series of related transactions (other than the Transactions) pursuant to which any person or group of persons, other than Equitrans or its affiliates, directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation, recapitalization, dissolution, liquidation or otherwise):
•
assets of EQT and its subsidiaries equal to 20% or more of EQT’s consolidated assets (based on their fair market value thereof) or to which 20% or more of EQT’s revenues or earnings on a consolidated basis are attributable;

•
“beneficial ownership” (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities (including voting power) of EQT entitled to vote with respect to the approval of the Merger Agreement;

•
or any combination of the foregoing.

As used herein, an “EQT superior offer” means a bona fide written EQT acquisition proposal for an EQT acquisition transaction to acquire at least:
•
assets of EQT and its subsidiaries equal to 75% or more of EQT’s consolidated assets (based on their fair market value thereof) or to which 75% or more of EQT’s revenues or earnings on a consolidated basis are attributable;

•
“beneficial ownership” (within the meaning of Section 13 under the Exchange Act) of 75% or more of any class of equity securities (including voting power) of EQT entitled to vote with respect to the approval of the Merger Agreement;

•
or any combination of the foregoing;

in each case, on terms that the EQT Board, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is:

•
if accepted, reasonably likely to be consummated in accordance with its terms; and

•
if consummated, more favorable to EQT and its shareholders (including, without limitation, from a financial point of view) than the Merger and the other Transactions (taking into account at the time of determination any proposal by the Equitrans to amend or modify the terms of the Merger Agreement which are committed to in writing and such other factors deemed relevant by the EQT Board, or any committee thereof, including the form of consideration, timing, likelihood of consummation, the identity of the person making the proposal, required approvals and conditions to consummation).

As used herein, an “intervening event” means any material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable to the board of directors of EQT or Equitrans, as applicable, (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), as of the date of the Merger Agreement; however, such event, fact, circumstance, development or occurrence will not constitute an intervening event if it results from or arises out of:
•
any changes or developments in prices for oil, natural gas, refined products, condensates or natural gas liquids or other commodities or for EQT’s or Equitrans’ or their respective subsidiaries’ or Mountain Valley Pipeline, LLC’s or Eureka Midstream Holdings, LLC’s raw material inputs and end products;

•
the announcement or the existence of, compliance with or performance under, the Merger Agreement or the Transactions (including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other Transactions);

•
any Equitrans acquisition proposal, Equitrans superior offer, EQT acquisition proposal or EQT superior offer;

•
any changes in the share price or trading volume of EQT shares or Equitrans shares or in the credit rating of EQT, Equitrans or any of their subsidiaries; or

•
any failure by EQT, Equitrans, Mountain Valley Pipeline, LLC or Eureka Midstream Holdings, LLC or any of their respective subsidiaries to meet any financial projections or forecasts or estimates or revenues, earnings, or other financial metrics for any period.

Regulatory Approvals and Efforts to Close the Merger
Each of Equitrans and EQT has agreed to use, and to cause their respective subsidiaries and affiliates to use, reasonable best efforts to take promptly all actions and to do promptly and to assist and cooperate with the other party in doing all things necessary, proper and advisable under applicable laws to consummate and make effective the Merger and the Transactions, including using reasonable best efforts to:
•
obtain all necessary actions or nonactions, waivers, clearances, expirations or terminations of applicable waiting periods, consents and approvals from governmental entities and make all necessary registrations, notifications and filings and take any other steps necessary to obtain any action or nonaction, waiver, clearance, expiration or termination of applicable waiting periods, consent or approval from any governmental entity, in each case, prior to the End Date; and

•
obtain all necessary nonactions, consents, approvals or waivers from third parties other than any governmental entity, in each case, prior to the End Date.

EQT and Equitrans have also agreed to, and have agreed to cause their subsidiaries and affiliates to:
•
make their respective filings under the HSR Act as promptly as practicable and in any event no later than 10 business days following the date of the Merger Agreement, and make available to the other party such information as the other party may reasonably request in order to make its HSR Act filing or respond to information or document requests by any relevant governmental entity;

•
use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper and advisable to consummate and make effective the Transactions prior to the End Date; and

•
keep each other apprised of the status of such matters, including promptly furnishing the other with copies of notices or other communications or correspondence between Equitrans or EQT, or any of their respective subsidiaries or affiliates, and any third party and/or any governmental entity with respect to such transactions.

EQT and Equitrans have agreed, prior to transmitting any substantive communications, advocacy, white papers, information responses or other submission to any governmental entity in connection with the Merger or the other Transactions, to permit counsel for the other parties opportunity to review and provide comments thereon and consider in good faith the views and comments of the other party. EQT and Equitrans have also agreed that neither party will participate in any substantive meeting or discussion with any governmental entity in connection with the Merger or the other Transactions without prior consultation with the other party and, to the extent not prohibited by such governmental entity, the opportunity for such other party to attend and participate. EQT and Equitrans have also agreed to, and to cause their subsidiaries and affiliates to, use its reasonable best efforts to promptly make an appropriate response to any request, requirement or demand for information, documents or testimony regarding the Transactions from any governmental entity, including responding to any “second request” for additional information and documentary material under the HSR Act as promptly as practicable. EQT and Equitrans will not, and will cause their respective subsidiaries and affiliates not to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) offer, negotiated, enter into or make any commitment or agreement, including any timing commitment or agreement, with any governmental entity to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the Merger or the other Transactions. EQT has agreed to pay all filing fees pursuant to the HSR Act in connection with the Transactions. In addition, EQT, Merger Sub, LLC Sub and Equitrans have agreed to use their respective reasonable best efforts to satisfy the conditions to each party’s obligations to close the Merger, as described below.
EQT, Merger Sub, LLC Sub and Equitrans have agreed to use its reasonable best efforts to resolve any objections that a governmental entity may assert under regulatory laws with respect to the transactions and to avoid or eliminate every impediment to consummation of the Transactions under regulatory laws so as to enable the Closing to occur prior to the End Date. Notwithstanding anything in the Merger Agreement, EQT will, and will cause its subsidiaries and affiliates to, take any and all steps necessary to eliminate each and every impediment under any regulatory law that is asserted by any governmental entity or person so as to enable EQT and Equitrans to consummate the Transactions prior to the End Date, including, but not limited to, offering, proposing, negotiating, agreeing to, committing to and effecting, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of Equitrans (or any of its subsidiaries), (ii) the creation, termination, amendment, modification or divestment of any contracts, agreements, commercial arrangements, relationships, ventures, rights or obligations of Equitrans (or its subsidiaries), (iii) any restrictions, impairments, agreements or actions that would limit EQT’s or its subsidiaries’ or affiliates’ freedom of action with respect to, or their ability to own, manage, operate, conduct and retain any of Equitrans’ businesses, assets, equity interests, product lines or properties, (iv) any other change or restructuring of Equitrans or its subsidiaries and other actions and nonactions with respect to businesses, assets or interests of the Equitrans and its subsidiaries, and (v) any other remedy, commitment or condition of any kind with respect to Equitrans or its subsidiaries; however, EQT and its subsidiaries and affiliates are not required to take any of remedy action that would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of EQT, Equitrans and their respective subsidiaries and affiliates (including the significant JV entities), taken as a whole (and deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of Equitrans, its subsidiaries and its investments in the significant JV entities), taking into account the proceeds received, or expected to be received, from any remedy action. Equitrans will not take, offer or agree to take, without the prior written consent of EQT, any remedy action, but will take any remedy action if so directed by EQT, but any remedy action will be conditioned upon the consummation of the Transactions. EQT and Equitrans will, and will cause their respective subsidiaries and affiliates to, vigorously contest, resist, defend, litigate on the merits and appeal, including through the issuance of a final, non-appealable order or other law, any action brought by a governmental entity or other person, whether judicial or administrative, challenging or seeking to delay, restrain or prohibit the consummation of any of the

Transactions. EQT will, upon reasonable consultation with Equitrans, control, lead and direct all actions, decision and strategy for, and make all final determinations as to the timing and appropriate course of action with respect to, making and obtaining the expiration or termination of applicable waiting periods or consents with or from governmental entities in connection with the Transactions and responding to and defending any action by or with any governmental entity in connection with the Transactions.
Each of EQT and Equitrans will not, and will not permit their subsidiaries or affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any actions or nonactions, waivers, clearances, expirations or terminations of waiting periods, consents or approvals from governmental entities necessary, proper or advisable to consummate the Transactions; (ii) materially increase the risk of any governmental entity issuing, entering, adopting, enacting or promulgating any order or law restraining, enjoining, prohibiting, preventing or making illegal the consummation of the Transactions; (iii) materially increase the risk of not being able to remove, overrule or set aside any such order or law on appeal or otherwise; or (iv) materially delay or otherwise prevent the consummation of the Transactions.
Directors’ and Officers’ Insurance and Indemnification
EQT, Merger Sub and LLC Sub have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions now existing in favor of the current or former directors, officers or employees of Equitrans or its subsidiaries will survive the Merger and continue in full force and effect. EQT and the surviving company will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of Equitrans or any of its subsidiaries (including the significant JV entities) and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Equitrans or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, arising out of or in connection with any action or omission by them in their capacities as such.
The parties have agreed that for six years from the Effective Time, (i) EQT and the surviving company will maintain the exculpation, indemnification and advancement of expenses provisions of Equitrans’ and any of its subsidiaries’ (including the significant JV entities) organizational documents or in any indemnification agreements of Equitrans or its subsidiaries (including the significant JV entities) with any of their respective directors, officers or employees; however, all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim; and (ii) EQT will maintain the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by Equitrans and its subsidiaries, subject to certain limitations, but EQT will not be required to pay annual premiums in excess of 300% of the last annual premium paid by Equitrans prior to the date of the Merger Agreement, or Equitrans may elect, prior to the Effective Time, to purchase a tail policy for such coverage, but the cost of such policy may not exceed 6 times the maximum amount EQT would be required to pay in annual premiums as described above. If a tail policy is purchased, the surviving entity will, and EQT will cause the surviving company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
Employee Matters
EQT has agreed that it will or will cause its subsidiaries, for one year after the Effective Time, to provide to each individual employed by Equitrans or its subsidiaries immediately prior to the Effective Time and who continue employment during such time period with (i) annual base salary or wages and an annual target cash bonus opportunity, in each case that are no less favorable than the annual base salary or wages provided to such current employees immediately prior to the Effective Time, (ii) a long-term incentive compensation opportunity (including target equity or equity-based incentive opportunity) that is no less favorable than the target long-term incentive compensation opportunity provided to such current employees immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than the severance benefits in effect for such employees as immediately prior to the Effective Time and (iv) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of EQT or its subsidiaries (excluding transaction bonuses, retention bonuses, equity and long-term incentive compensation, nonqualified deferred compensation, defined benefit pension and retiree health and welfare benefits (collectively, the “excluded benefits”)).
With respect to employee benefit plans (excluding those providing for excluded benefits) maintained by EQT or its subsidiaries, including the surviving company, that are made available to any continuing employee at or after the Effective Time (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, vesting, future vacation accruals and level of severance benefits, each continuing employee will be credited with his or her years of service in the industry or with Equitrans and its subsidiaries and their respective predecessors before the Effective Time, to the same extent such service was recognized by Equitrans, provided that it does not result in a duplication of benefits. In addition, (i) for purposes of each benefit plan of EQT and its subsidiaries providing welfare benefits to such employee after the Effective Time, EQT will use commercially reasonable efforts to cause all pre-existing condition exclusions, evidence of insurability requirements, waiting periods, and actively-at-work requirements to be waived for such employee and his or her dependents, unless and to the extent the individual was subject to the same such conditions under a comparable benefit plan prior to the Effective Time; and (ii) EQT will use commercially reasonable efforts to credit employees for amounts paid under Equitrans welfare benefit plans under any corresponding benefit plans of EQT and its subsidiaries for purposes of applying deductibles, co-payments and similar expenses with respect to the plan year in which the Effective Time occurs.
Each employee who as of immediately prior to the Effective Time is eligible for an annual cash bonus under Equitrans’ Executive Short Term Incentive Plan or Non-Executive Short-Term Incentive Plan will receive, on or as soon as practicable following the Closing Date, a prorated bonus for 2024 (to the extent such bonus is not otherwise paid prior to the Effective Time) based on the number of days of such calendar year that have lapsed prior to and including the Closing Date, as determined in accordance with the terms of the applicable plan, in good faith by the Equitrans Board or the compensation committee of the Equitrans Board, based on the greater of target level or actual performance as of the Effective Time. Each employee of Equitrans or any subsidiary thereof, including any continuing employee, (i) who is eligible as of immediately prior to the Effective Time for a bonus under Equitrans’ Executive Short-Term Incentive Plan or Non-Executive Short-Term Incentive Plan and (ii) whose employment terminates on or after the Effective Time will, on or as soon as practicable following the applicable termination date, receive, without duplication of amounts previously paid, a bonus for the full calendar year in which the Closing Date occurs.
Certain Other Covenants
The Merger Agreement contains additional agreements between the parties relating to the following matters, among other things:
•
taking such actions to render state takeover laws to be inapplicable to the Merger and the other Transactions;

•
making certain public announcements regarding the terms of the Merger Agreement or the Transactions;

•
taking steps as may be required to cause any dispositions of shares of Equitrans common stock or acquisitions of EQT common stock resulting from the Transactions to be exempt under Rule 16b-3 under the Exchange Act;

•
listing on the NYSE of the EQT common stock to be issued as consideration in connection with the Merger;

•
using the parties’ reasonable best efforts to cause the First Merger and the Second Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain tax opinions regarding the U.S. federal income tax treatment of the Merger;

•
coordinating with each other party regarding the declaration and payment of any dividends in respect of EQT common stock, Equitrans common stock and Equitrans preferred stock so that holders of EQT common stock, Equitrans common stock and Equitrans preferred stock will not receive two dividends or fail to receive one dividend in any quarter with respect to their respective shares;

•
that Equitrans and EQT will give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable after the registration statement on Form S-4, of which this document forms a part, is declared effective under the Securities Act;

•
that each party will provide reasonable access to key employees, properties, contracts, commitments, books and records; and

•
Equitrans obtaining the approval of the management committees of Mountain Valley Pipeline, LLC to the effect that, after giving effect to the Merger, EQT has the experience, safety record, creditworthiness and financial wherewithal generally acceptable within the midstream natural gas industry and is and will be able to perform its obligations under the applicable COM Agreement (as defined in the Third Amended and Restated Limited Liability Company Agreement of Mountain Valley Pipeline, LLC). The approval of the management committees were obtained on May 31, 2024.

Conditions to Completion of the Merger
Each party’s obligation to effect the First Merger is subject to the satisfaction at Closing, or waiver at or prior to Closing, of each of the following conditions:
•
the approval of the Merger Agreement Proposal by Equitrans shareholders;

•
the approval of the Share Issuance Proposal and the Articles Amendment Proposal by EQT shareholders;

•
the NYSE having approved the listing of the shares of EQT common stock to be issued to Equitrans common shareholders in the First Merger, subject to official notice of issuance;

•
the absence of any applicable law or order prohibiting or making illegal the consummation of the First Merger or the other Transactions;

•
the expiration or termination of the waiting period under the HSR Act (and any extension thereof) applicable to the Transactions and any commitment to, or agreement with, any governmental entity not to effect the Transactions; and

•
the SEC having declared the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, effective, no stop order suspending the effectiveness of the registration statement, and no proceedings seeking a stop order having been initiated or threatened by the SEC.

In addition, EQT’s, Merger Sub’s and LLC Sub’s obligation to effect the First Merger is subject to the satisfaction at Closing, or waiver at or prior to Closing, of each of the following conditions:
•
the accuracy of the representations and warranties of Equitrans as follows:

•
the representations and warranties of Equitrans regarding organization, certain representations regarding capital stock and no broker’s fees (as set forth in Sections 3.2(a), 3.2(b), 3.2(e) and 3.21 of the Merger Agreement) will be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date, except for de minimis inaccuracies;

•
the representations and warranties of Equitrans regarding the corporate power and authority to consummate the Transactions (as set forth in Sections 3.3(a) and 3.3(b) of the Merger Agreement) will be true and correct in all material respects both at and as of the date of the Merger Agreement and at and as of the Closing Date, as if made as of such date or period;

•
the representations and warranties of Equitrans regarding the absence of a material adverse effect (as set forth in Sections 3.10(b) and 3.10(c) of the Merger Agreement) will be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date or period; and

•
the representations and warranties of Equitrans (other than in Sections 3.2(a), 3.2(b) (other than clause (x) and the second sentence thereof), 3.2(e), 3.3(a), 3.3(b), 3.10(b), 3.10(c) and 3.21 of the Merger Agreement) will be true and correct both at and as of the date of the Merger Agreement, as if made as of such date or period, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” and similar qualifiers set forth in any individual such representation or warranty) would not, in the aggregate, reasonably be expected to have a material adverse effect on Equitrans;

•
Equitrans’ performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time;

•
an Equitrans “material adverse effect” not having occurred;

•
Equitrans having delivered to EQT a certificate of a duly authorized officer certifying the matters of the immediately preceding bullets in this paragraph;

•
EQT having received an opinion of Kirkland & Ellis LLP (or if Kirkland & Ellis LLP is unable, or declines, to deliver the opinion, an opinion of Latham & Watkins LLP), dated as of the Closing Date, in form and substance reasonably acceptable to EQT, to the effect that for U.S. federal income tax purposes the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
Mountain Valley Pipeline, LLC having received a FERC authorization to place the Mountain Valley Pipeline Facilities into service and such authorization is in full force and effect as of the Closing Date, without any material limitations, modifications or conditions that would prevent the Mountain Valley Pipeline Facilities from commencing full service.

Equitrans’ obligation to effect the First Merger is subject to the satisfaction at Closing, or waiver at or prior to Closing, of each of the following conditions:
•
the accuracy of the representations and warranties of EQT, Merger Sub and LLC Sub as follows:

•
the representations and warranties of EQT, Merger Sub and LLC Sub regarding organization and certain representations regarding capital stock and no broker’s fees (as set forth in Sections 4.2(a), 4.2(b), 4.2(g) and 4.20 of the Merger Agreement) will be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date, except for de minimis inaccuracies;

•
the representations and warranties of EQT, Merger Sub and LLC Sub regarding corporate power and authority to consummate the Transactions (as set forth in Sections 4.2(a) and 4.2(b) of the Merger Agreement) will be true and correct in all material respects both at and as of the date of the Merger Agreement and at and as of the Closing Date, as if made as of such date or period;

•
the representations and warranties of EQT, Merger Sub and LLC Sub regarding operation in the ordinary course of business and the absence of a material adverse effect (as set forth in Sections 4.10(b) and 4.10(c) of the Merger Agreement) will be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date or period; and

•
the representations and warranties of EQT, Merger Sub and LLC Sub (other than in Sections 4.2(a), 4.2(b), 4.2(g), 4.3(a), 4.3(b), 4.10(b), 4.10(c) and 4.20 of the Merger Agreement) will be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date or period, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not, in the aggregate, reasonably be expected to have a material adverse effect on EQT;

•
EQT’s, Merger Sub’s and LLC Sub’s performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time;

•
an EQT “material adverse effect” having not occurred;

•
EQT having delivered to Equitrans a certificate of a duly authorized officer certifying the matters of the immediately preceding bullets in this paragraph; and

•
Equitrans having received an opinion of Latham & Watkins LLP (or if Latham & Watkins LLP is unable, or declines, to deliver the opinion, an opinion of Kirkland & Ellis LLP), dated as of the Closing Date, in form and substance reasonably acceptable to Equitrans, to the effect that for U.S. federal income tax purposes the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

As further discussed under “Risk Factors,” neither EQT nor Equitrans can be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.
None of the parties may rely, either as a basis for not consummating the Merger or for terminating Merger Agreement (as described below), on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of the Merger Agreement.
Termination of the Merger Agreement
EQT and Equitrans may mutually agree to terminate the Merger Agreement before consummating the Merger, even after approval of the Share Issuance Proposal and the Articles Amendment Proposal by EQT shareholders and approval of the Merger Agreement Proposal by Equitrans shareholders have been obtained.
In addition, either EQT or Equitrans may terminate the Merger Agreement if:
•
the Merger has not closed by March 10, 2025, which date will be automatically extended until September 10, 2025 if all of the conditions to Closing, other than the condition relating to the absence of law, injunction, order or decree prohibiting consummation of the Transactions or the HSR Act Condition, have been satisfied;

•
a permanent injunction has been issued or other law has been enacted prohibiting the Merger;

•
Equitrans shareholders fail to approve the Merger Agreement Proposal or EQT shareholders fail to approve the Share Issuance Proposal or the Articles Amendment Proposal; or

•
the other party has breached its representations or covenants in a way that causes a Closing condition to fail.

The Merger Agreement may also be terminated under the following circumstances:
•
by EQT, prior to Equitrans shareholder approval of the Merger Agreement Proposal, if (i) the Equitrans Board changes its recommendation to Equitrans shareholders to vote for Merger Agreement Proposal or (ii) Equitrans willfully and materially breaches its non-solicitation obligations under the Merger Agreement, which breach materially impedes the consummation of the Transactions; and

•
by Equitrans, prior to EQT shareholder approval of the Share Issuance Proposal and Articles Amendment Proposal is obtained, if (i) the EQT Board changes its recommendation to EQT shareholders to vote for the Share Issuance Proposal or (ii) EQT willfully and materially breaches its non-solicitation obligations under the Merger Agreement, which breach materially impedes the consummation of the Transactions.

Termination Fee
Termination Fee Payable by EQT
The Merger Agreement requires EQT to pay Equitrans a termination fee of:
•
$545 million if:

•
(i) either EQT or Equitrans terminates the Merger Agreement because EQT shareholders failed to approve the Share Issuance Proposal or the Articles Amendment Proposal at the EQT

Special Meeting, (ii) prior to the EQT Special Meeting, EQT received a proposal for an alternative transaction that was publicly announced or disclosed or otherwise communicated to the EQT Board and was not withdrawn prior to the EQT Special Meeting and (iii) within 12 months after such termination, EQT consummates or enters into an agreement to consummate an alternative transaction; or
•
Equitrans terminates the Merger Agreement prior to the approval of the Share Issuance Proposal and the Articles Amendment Proposal by EQT shareholders because (i) the EQT Board has made a change of recommendation or (ii) EQT has willfully and materially breached its non-solicitation obligations, which breach materially impedes the consummation of the Transactions; or

•
$176 million if either party terminates the Merger Agreement due to a final, nonappealable injunction prohibiting the Merger and at such time all other Closing conditions have been satisfied or waived.

Termination Fee Payable by Equitrans
The Merger Agreement requires Equitrans to pay EQT a termination fee of $191 million if:
•
either party terminates the Merger Agreement because the Merger failed to close by the End Date and at the time of such termination EQT could have terminated the Merger Agreement pursuant to a breach of a representation or a failure to perform a covenant by Equitrans and, within 12 months after such termination, Equitrans consummates or enters into a definitive agreement to consummate an alternative transaction;

•
EQT terminates the Merger Agreement because Equitrans has breached its representations or covenants in a way that causes a closing condition to fail and, within 12 months after such termination, Equitrans consummates or enters into a definitive agreement to consummate an alternative transaction;

•
(i) either EQT or Equitrans terminates the Merger Agreement because Equitrans shareholders failed to approve the Merger Agreement Proposal at the Equitrans Special Meeting, (ii) prior to the Equitrans Special Meeting, Equitrans received a proposal for an alternative transaction that was publicly announced or publicly disclosed or otherwise communicated to the EQT Board and was not withdrawn prior to the Equitrans Special Meeting and (iii) within 12 months after such termination, Equitrans consummates or enters into an agreement to consummate an alternative transaction; or

•
EQT terminates the Merger Agreement prior to the approval of the Merger Agreement Proposal by Equitrans shareholders because (i) the Equitrans Board has made a change of recommendation or (ii) Equitrans has willfully and materially breached its non-solicitation obligations, which breach materially impedes the consummation of the Transactions.

Specific Performance
In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to seek an injunction or injunctions or equitable relief to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions.
Amendments and Waivers
At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Equitrans, EQT and EQT, Merger Sub and LLC Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Equitrans shareholder approval or EQT shareholder approval, if any such amendment or waiver will by applicable law, or in accordance with the rules and regulations of the NYSE, require further approval of the shareholders of Equitrans or the approval of the shareholders of EQT, as applicable, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of Equitrans or the shareholders of EQT, as applicable. Notwithstanding the foregoing, no failure or delay by any party to the Merger Agreement in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.

EQT CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial statements (the “unaudited pro forma financial statements”) have been prepared to reflect the effects of the Pro Forma Events on the financial statements of EQT. The unaudited pro forma condensed combined statement of operations (the “pro forma statement of operations”) for the three months ended March 31, 2024 is presented as if the Pro Forma Events had occurred on January 1, 2023. The pro forma statement of operations for the year ended December 31, 2023 is presented as if the Pro Forma Events, the Tug Hill and XcL Midstream Acquisition, which was completed on August 22, 2023, and the financing of the Tug Hill and XcL Midstream Acquisition had occurred on January 1, 2023. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) is presented as if the Pro Forma Events had occurred as of March 31, 2024.
The unaudited pro forma financial statements are derived from:
•
the historical audited and unaudited financial statements of EQT;

•
the historical audited and unaudited financial statements of Equitrans; and

•
the historical unaudited financial statements of THQ Appalachia I, LLC and THQ-XcL Holdings I, LLC.

The “Pro Forma Events” consist of (i) the Merger, (ii) the conversion of each share of Equitrans common stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) into the right to receive 0.3504 of a share of EQT common stock, with cash to be paid in lieu of fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger, and (iii) the purchase and redemption by Equitrans of all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger, as directed by EQT and upon EQT depositing sufficient funds to effect such purchase and redemption, pursuant to the Merger Agreement and in accordance with the applicable redemption provisions contained in the Equitrans Articles.
The unaudited pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EQT would have been had the Pro Forma Events and, as applicable, the Tug Hill and XcL Midstream Acquisition and the financing thereof occurred on the dates assumed nor are they necessarily indicative of future consolidated results of operations or financial position. Future results may vary significantly from the results reflected because of various factors, including those discussed or referred to in the “Risk Factors” section in this joint proxy statement/prospectus. The unaudited pro forma financial statements should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma financial statements;

•
the unaudited condensed consolidated financial statements and accompanying notes thereto of EQT contained in EQT’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024;

•
the audited consolidated financial statements and accompanying notes thereto of EQT contained in EQT’s Annual Report on Form 10-K for the year ended December 31, 2023;

•
the unaudited condensed consolidated financial statements and accompanying notes thereto of Equitrans contained in Equitrans’ Quarterly Report on Form 10-Q for the three months ended March 31, 2024;

•
the audited consolidated financial statements and accompanying notes thereto of Equitrans contained in Equitrans’ Annual Report on Form 10-K for the year ended December 31, 2023; and

•
the unaudited pro forma condensed combined statement of operations and accompanying notes thereto of EQT for the year ended December 31, 2023 contained in EQT’s Current Report on Form 8-K filed with the SEC on May 16, 2024, which were derived in part from the unaudited financial statements and accompanying notes thereto of both THQ Appalachia I, LLC and THQ-XcL Holdings I, LLC as of and for the six months ended June 30, 2023, which were filed as exhibits to EQT’s Current Report filed with the SEC on Form 8-K/A filed October 30, 2023.

EQT Corporation and Subsidiaries
Pro Forma Condensed Combined Balance Sheet (Unaudited)
March 31, 2024
	EQT Historical	Equitrans Historical	Pro Forma Adjustments		Pro Forma Combined
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$648,048	$51,287	$(648,048)	(a)	$51,287
Accounts receivable, net	445,156	242,017	1,197	(a)	528,712
			(159,658)	(c)
Derivative instruments, at fair value	817,996	—	—		817,996
Income tax receivable	90,665	—	(8,508)	(k)	82,157
Prepaid expenses and other	93,914	68,693	9,479	(a)	136,459
			(29,310)	(c)
			(6,317)	(c)
Total current assets	2,095,779	361,997	(841,165)		1,616,611
Property, plant and equipment	34,360,921	9,831,728	(450,728)	(a)	43,741,921
Less: Accumulated depreciation and depletion	11,338,339	1,823,590	(1,823,590)	(a)	11,338,339
Net property, plant and equipment	23,022,582	8,008,138	1,372,862		32,403,582
Investment in Mountain Valley Pipeline, LLC	—	2,194,117	855,883	(a)	3,050,000
Intangible assets, net	—	505,928	(325,928)	(a)	202,236
			22,236	(b)
Goodwill	—	486,698	1,819,494	(a)	2,306,192
Other assets	319,959	291,963	(6,437)	(a)	502,612
			(22,236)	(b)
			(80,637)	(c)
Total assets	$25,438,320	$11,848,841	$2,794,072		$40,081,233
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$606,967	$299,846	$(6,317)	(c)	$900,496
Accounts payable	1,124,918	51,872	(159,658)	(c)	1,017,132
Derivative instruments, at fair value	336,104	—	(29,310)	(c)	306,794
Capital contributions payable to Mountain Valley Pipeline, LLC	—	46,835	—		46,835
Accrued interest	—	95,200	(95,200)	(b)	—
Accrued liabilities	—	82,457	(82,457)	(b)	—
Other current liabilities	305,644	—	(2,508)	(a)	607,485
			177,657	(b)
			126,692	(d)
Total current liabilities	2,373,633	576,210	(71,101)		2,878,742
Revolving credit facility borrowings	—	850,000	26,656	(a)	876,656
Term loan facility borrowings	497,390	—	—		497,390
Senior notes	4,319,747	6,640,152	(38,757)	(a)	10,921,142
Note payable to EQM Midstream Partners, LP	80,637	—	(80,637)	(c)	—
Deferred income taxes	1,928,228	26,254	910,557	(a)	2,844,719
			(20,320)	(k)
Contract liability	—	1,358,238	(1,358,238)	(a)	—
Other liabilities and credits	1,067,284	181,820	—		1,249,104
Total liabilities	10,266,919	9,632,674	(631,840)		19,267,753
Mezzanine equity:
Equitrans preferred stock	—	681,842	(681,842)	(a)	—
Shareholders’ equity:
Total common shareholders’ equity	15,164,209	1,076,831	5,632,959	(a)	20,682,288
			(1,191,711)	(j)
Noncontrolling interest in consolidated subsidiaries	7,192	457,494	(333,494)	(a)	131,192
Total shareholders’ equity	15,171,401	1,534,325	4,107,754		20,813,480
Total liabilities and equity	$25,438,320	$11,848,841	$2,794,072		$40,081,233
See accompanying notes to the unaudited pro forma condensed combined financial statements.

EQT Corporation and Subsidiaries
Pro Forma Condensed Combined Statement of Operations (Unaudited)
Three Months Ended March 31, 2024
	EQT Historical	Equitrans Historical	Pro Forma Adjustments		Pro Forma Combined
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,303,905	$—	$—		$1,303,905
Gain on derivatives	106,511	—	(18,765)	(c)	87,746
Pipeline, net marketing services and other	1,852	—	364,274	(b)	158,930
			(207,196)	(c)
Operating revenues	—	364,274	(364,274)	(b)	—
Total operating revenues	1,412,268	364,274	(225,961)		1,550,581
Operating expenses:
Transportation and processing	545,181	—	(245,399)	(c)	299,782
Production	102,319	—	(12,498)	(b)	89,757
			(64)	(c)
Operating and maintenance	—	45,228	12,498	(b)	57,726
Exploration	916	—	—		916
Selling, general and administrative	73,053	44,329	(4,409)	(b)	112,799
			(174)	(e)
Depreciation and depletion	486,750	71,672	(359)	(b)	549,528
			(8,535)	(f)
Amortization of intangible assets	—	16,205	359	(b)	3,359
			(13,205)	(g)
Loss on sale/exchange of long-lived assets	147	—	—		147
Impairment and expiration of leases	9,209	—	—		9,209
Other operating expenses	11,973	5,684	4,409	(b)	22,066
Total operating expenses	1,229,548	183,118	(267,377)		1,145,289
Operating income	182,720	181,156	41,416		405,292
Income from investments	(2,260)	(73,005)	—		(75,265)
Other (income) expense	(205)	3,976	(4,672)	(c)	(901)
Loss on debt extinguishment	3,449	—	—		3,449
Interest expense, net	54,371	118,896	360	(h)	174,087
			460	(i)
Income before income taxes	127,365	131,289	45,268		303,922
Income tax expense	24,302	19,400	8,340	(k)	52,042
Net income	103,063	111,889	36,928		251,880
Less: Net (loss) income attributable to noncontrolling interests	(425)	2,890	—		2,465
Net income attributable to EQT Corporation	103,488	108,999	36,928		249,415
Preferred dividends	—	14,628	(14,628)	(a)	—
Net income attributable to EQT Corporation common shareholders	$103,488	$94,371	$51,556		$249,415
Income per share of common stock attributable to EQT Corporation common shareholders:
Basic:
Weighted average common stock outstanding	439,459		151,955	(a)	591,414
Net income attributable to EQT Corporation common shareholders	$0.24		$—		$0.42
Diluted:
Weighted average common stock outstanding	444,967		151,955	(a)	596,922
Net income attributable to EQT Corporation common shareholders	$0.23		$—		$0.42
See accompanying notes to the unaudited pro forma condensed combined financial statements.

EQT Corporation and Subsidiaries
Pro Forma Condensed Combined Statement of Operations (Unaudited)
Year Ended December 31, 2023
	EQT Pro Forma(1)	Equitrans Historical	Pro Forma Adjustments		Pro Forma Combined
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$5,509,497	$—	$—		$5,509,497
Gain on derivatives	1,996,570	—	48,075	(c)	2,044,645
Pipeline, net marketing services and other	27,720	—	1,393,929	(b)	618,751
			(802,898)	(c)
Operating revenues	—	1,393,929	(1,393,929)	(b)	—
Total operating revenues	7,533,787	1,393,929	(754,823)		8,172,893
Operating expenses:
Transportation and processing	2,198,121	—	(1,033,537)	(c)	1,164,584
Production	314,579	—	(28,591)	(b)	285,738
			(250)	(c)
Operating and maintenance	—	177,972	28,591	(b)	206,563
Exploration	3,330	—	—		3,330
Selling, general and administrative	279,951	187,374	(1,046)	(b)	466,212
			(67)	(e)
Depreciation and depletion	1,951,005	279,386	(1,426)	(b)	2,202,126
			(26,839)	(f)
Amortization of intangible assets	—	64,819	1,426	(b)	13,426
			(52,819)	(g)
Loss on sale/exchange of long-lived assets	16,436	—	—		16,436
Impairment and expiration of leases	114,352	—	—		114,352
Other operating expenses	92,113	—	126,692	(d)	219,851
			1,046	(b)
Total operating expenses	4,969,887	709,551	(986,820)		4,692,618
Operating income	2,563,900	684,378	231,997		3,480,275
Income from investments	(7,596)	(175,215)	—		(182,811)
Other income	(1,268)	(3,222)	1,531	(c)	(2,959)
Loss on debt extinguishment	80	—	—		80
Interest expense, net	271,321	426,884	2,115	(h)	702,159
			1,839	(i)
Income before income taxes	2,301,363	435,931	226,512		2,963,806
Income tax expense (benefit)	389,657	(18,823)	177,782	(k)	548,616
Net income	1,911,706	454,754	48,730		2,415,190
Less: Net (loss) income attributable to noncontrolling interests	(688)	9,525	—		8,837
Net income attributable to EQT Corporation	1,912,394	445,229	48,730		2,406,353
Preferred dividends	—	58,512	(58,512)	(a)	—
Net income attributable to EQT Corporation common shareholders	$1,912,394	$386,717	$107,242		$2,406,353
Income per share of common stock attributable to EQT Corporation common shareholders:
Basic:
Weighted average common stock outstanding	380,902		151,955	(a)	532,857
Net income attributable to EQT Corporation common shareholders	$5.02		$—		$4.52
Diluted:
Weighted average common stock outstanding	413,224		151,955	(a)	565,179
Net income attributable to EQT Corporation common shareholders	$4.65		$—		$4.27

(1)
Reflects the effects of the Tug Hill and XcL Midstream Acquisition and the financing thereof as if EQT had completed the acquisition and financing on January 1, 2023. EQT’s unaudited pro forma combined statement of operations for the year ended December 31, 2023, which gives effect to such acquisition, was filed with the SEC as an exhibit to EQT’s Current Report on Form 8-K on May 16, 2024.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

EQT Corporation and Subsidiaries
Notes to the Pro Forma Condensed Combined Financial Statements (Unaudited)
1.
Basis of Presentation

The unaudited pro forma financial statements have been prepared to reflect the effect of the Pro Forma Events on the consolidated financial statements of EQT. The pro forma balance sheet is presented as if the Pro Forma Events had occurred on March 31, 2024. The pro forma statement of operations for the three months ended March 31, 2024 is presented as if the Pro Forma Events had occurred on January 1, 2023. The pro forma statement of operations for the year ended December 31, 2023 is presented as if the Pro Forma Events, the Tug Hill and XcL Midstream Acquisition, which was completed on August 22, 2023, and the financing of the Tug Hill and XcL Midstream Acquisition had occurred on January 1, 2023. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Pro Forma Events, and, as applicable, the Tug Hill and XcL Midstream Acquisition and the financing thereof.
The unaudited pro forma financial statements have been prepared using the acquisition method of accounting pursuant to accounting guidance in Accounting Standards Codification 805, Business Combinations, with EQT treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments have been made solely for the purpose of providing pro forma financial information and are subject to revision based on a final determination of fair value at the Effective Time. Differences between these estimates and the final purchase price allocation may have a material impact on the accompanying unaudited pro forma financial statements.
The Equitrans historical amounts have been derived from the unaudited and audited financial statements, which are included in Equitrans’ Quarterly Report on Form 10-Q for the three months ended March 31, 2024 and Equitrans’ Annual Report on Form 10-K for the year ended December 31, 2023, both of which are incorporated by reference into this joint proxy statement/prospectus. Certain historical amounts of EQT and Equitrans have been reclassified to conform to EQT’s pro forma presentation.
The unaudited pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EQT would have been had the Pro Forma Events and, as applicable, the Tug Hill and XcL Midstream Acquisition and the financing thereof occurred on the dates assumed nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.
2.
Pro Forma Adjustments and Assumptions

The pro forma adjustments are based on currently available information and certain estimates and assumptions that EQT believes are reasonable. The actual effects of the Pro Forma Events will differ from the pro forma adjustments. A general description of the pro forma adjustments is provided below.
(a)
Pro forma adjustments to reflect the estimated value of net consideration payable by EQT in the Merger as of March 31, 2024 and the adjustment of the historical book values of the assets and liabilities of Equitrans as of March 31, 2024 to their estimated fair values. The following table represents the preliminary purchase price allocation to the assets acquired and liabilities assumed from Equitrans in the Merger. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma financial statements. The final purchase price allocation will be determined when EQT completes the detailed valuations and necessary calculations. The final purchase price allocation will differ from these estimates and could differ materially from the preliminary purchase price allocation used in the pro forma adjustments. EQT expects to finalize its allocation of the Merger consideration as soon as practical after completion of the Merger.

The preliminary purchase price allocation is subject to change as a result of several factors, including, but not limited to:

•
changes in the estimated fair value of the shares of EQT common stock issued as consideration to the Equitrans common shareholders based on the share price of EQT common stock at the Effective Time;

•
changes in the estimated fair value of Equitrans assets acquired and liabilities assumed as of the date of the consummation of the Merger, which could result from inclusion of synergies, changes in conditions that could impact timing of the Mountain Valley Pipeline Facilities commencing full service and changes in cost assumptions, interest rates and other facts and circumstances existing at the Effective Time;

•
the tax basis of Equitrans’ assets and liabilities at the Effective Time; and

•
the risk factors described in the “Risk Factors” section in this joint proxy statement/prospectus.

Preliminary Purchase Price Allocation
(Thousands)
Consideration:
Equity	$5,632,959
Redemption of Equitrans preferred stock	674,704
Settlement of pre-existing relationships	(275,922)
Total consideration	$6,031,741
Fair value of assets acquired:
Cash and cash equivalents	$51,287
Accounts receivable, net	83,556
Prepaid expenses and other	42,545
Property, plant and equipment	9,381,000
Investment in Mountain Valley Pipeline, LLC	3,050,000
Intangible assets, net	180,000
Other assets	204,889
Noncontrolling interest in consolidated subsidiaries	(124,000)
Amount attributable to assets acquired	$12,869,277
Fair value of liabilities assumed:
Current portion of debt	$299,846
Accounts payable	51,872
Capital contributions payable to Mountain Valley Pipeline, LLC	46,835
Other current liabilities	175,149
Revolving credit facility borrowings	850,000
Senior notes	6,601,395
Deferred income taxes	936,811
Other liabilities and credits	181,820
Amount attributable to liabilities assumed	$9,143,728
Goodwill	$2,306,192
The preliminary fair value of Equitrans’ property, plant and equipment, which primarily includes transmission and storage systems, gathering systems and water infrastructure assets, and Equitrans’ equity method investment in Mountain Valley Pipeline, LLC (collectively, “the Midstream Assets”) was measured using the cost approach. Significant inputs to the valuation of the Midstream Assets include replacement costs for similar assets, relative age of the Midstream Assets and any potential economic or functional obsolescence associated with the Midstream Assets.

As part of the preliminary purchase price allocation, EQT identified intangible assets related to certain of Equitrans’ customer contracts. The fair value of the identified intangible assets was determined using the income approach, which requires a forecast of the expected future cash flows generated by these customer contracts.
Goodwill is attributable to EQT’s qualitative assumptions of long-term value that the Merger creates for EQT shareholders from anticipated synergies and from the elimination of gathering, transmission and water costs with Equitrans. Differences between the preliminary purchase price allocation and the final purchase price allocation may change the amount of the intangible assets and goodwill, if any, actually recognized at the Effective Time.
At the Effective Time, each share of Equitrans common stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive, without interest, 0.3504 of a share of EQT common stock, with cash to be paid in lieu of fractional shares of EQT common stock that Equitrans common shareholders would otherwise be entitled to receive in the Merger. Based on the number of shares of Equitrans common stock issued and outstanding as of March 31, 2024, 433,660,506 shares of Equitrans common stock would be converted into the right to receive, without interest, 151,954,641 shares of EQT common stock valued at $5.6 billion based on the last reported sale price of EQT common stock on the NYSE on March 28, 2024 of $37.07. Such conversion of Equitrans common stock as of March 31, 2024 would translate into EQT existing shareholders owning approximately 74% of the combined company and Equitrans common shareholders owning approximately 26% of the combined company.
From March 8, 2024, the last trading date prior to the Merger’s announcement, to June 4, 2024, the last trading day before the date of this joint proxy statement/prospectus, the preliminary value of Merger consideration to be transferred had increased by approximately $471.1 million as a result of increases in the last reported sale price of EQT common stock on such dates from $37.52 to $40.62. The final value of the Merger consideration paid by EQT will be based on the actual number of shares of EQT common stock issued to Equitrans common shareholders and the market price of EQT common stock at the Effective Time. A ten percent increase or decrease in the last reported sale price of EQT common stock of $40.62 on June 4, 2024 would increase or decrease Merger consideration by approximately $617.2 million, assuming all other factors are held constant.
Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, EQT may direct Equitrans to purchase and redeem all of the outstanding shares of Equitrans preferred stock prior to the consummation of the Merger in accordance with the applicable redemption provisions contained in the Equitrans Articles. EQT expects to fund such purchase and redemption using cash on hand and borrowings under EQT’s revolving credit facility, provided, however, that Equitrans will have no obligation to purchase and redeem the Equitrans preferred stock at the direction of EQT unless EQT has deposited sufficient funds to effect such purchase and redemption. Based on the number of shares of Equitrans preferred stock issued and outstanding as of March 31, 2024, assuming EQT exercises its right to direct the redemption of the Equitrans preferred stock, 30,018,446 shares of Equitrans preferred stock would be purchased and redeemed resulting in total consideration of $674.7 million, inclusive of accrued and unpaid dividends.
(b)
Pro forma reclassifications to conform to EQT pro forma presentation, including:

i.
reclassification of other assets of EQT to intangible assets, net;

ii.
reclassification of accrued interest and accrued liabilities of Equitrans to other current liabilities;

iii.
reclassification of operating revenues of Equitrans to pipeline, net marketing services and other revenues;

iv.
reclassification of production expense of EQT to operating and maintenance expense;

v.
reclassification of legal and environmental reserves, including from settlements, in selling, general and administrative expense of Equitrans to other operating expenses; and

vi.
reclassification of depreciation and depletion expense of EQT to amortization of intangible assets.

(c)
Pro forma adjustments to eliminate historical transactions between EQT and Equitrans that would be treated as intercompany transactions on a consolidated basis, including:

i.
eliminate receivables and payables between EQT and Equitrans related to gathering, transmission and water services provided by Equitrans;

ii.
eliminate the derivative asset of Equitrans and derivative liability of EQT of $29.3 million embedded in the consolidated gas gathering and compression agreement between EQT and an affiliate of Equitrans;

iii.
eliminate prepaid expenses and other of Equitrans and current portion of debt of EQT of $6.3 million and other assets of Equitrans and note payable to EQM Midstream Partners, LP (a subsidiary of Equitrans) of EQT of $80.6 million related to a preferred interest of EQM Midstream Partners, LP’s in EQT Energy Supply, LLC (a subsidiary of EQT);

iv.
eliminate changes in the fair value of the above-described derivative instrument in gain on derivatives of EQT and in other (income) expense of Equitrans; and

v.
eliminate pipeline, net marketing services and other revenues of Equitrans recognized in the period and transportation and processing expense and production expense of EQT related to gathering, transportation and water services performed by Equitrans.

(d)
Pro forma adjustment to accrue for estimated remaining transaction costs related to the Merger, including underwriting, banking, accounting and legal fees, in other current liabilities and other operating expenses.

(e)
Pro forma adjustment to selling, general and administrative expense of Equitrans as a result of the adjustment of accounts receivable of Equitrans to estimated fair value described in (a) related to current expected credit losses reserve of Equitrans related to EQT.

(f)
Pro forma adjustment to depreciation expense of Equitrans as a result of the adjustment of property, plant and equipment of Equitrans to estimated fair value described in (a) and the adjustment to expected remaining useful lives.

(g)
Pro forma adjustment to give effect to the amortization of the identified intangible assets as a result of the purchase price allocation described in (a) using an estimated life consistent with the expected term of future cash flows of the underlying customer contracts and calculated based on a straight line method of amortization.

(h)
Pro forma adjustment to amortization of deferred issuance costs in interest expense of Equitrans as a result of the adjustment of debt of Equitrans to estimated fair value described in (a), with the difference between principal and estimated fair value capitalized as deferred issuance costs to be amortized over the remaining term of the underlying senior note.

(i)
Pro forma adjustment to interest expense for borrowings made under EQT’s revolving credit facility to purchase and redeem the Equitrans preferred stock described in (a).

(j)
Pro forma adjustment to:

i.
eliminate historical equity of Equitrans of $1,076.8 million;

ii.
give effect to the transaction costs adjustment of $126.7 million described in (d) to retained earnings; and

iii.
give effect to the income tax receivable and deferred income tax adjustments of $11.8 million described in (k) to retained earnings.

(k)
Pro forma adjustment to reflect the income tax effect of the pro forma adjustments. The tax rate used to tax effect the pro forma adjustments was the statutory federal and apportioned statutory state tax rate, net of the federal benefit of state taxes, applied to pre-tax income. To arrive at total pro forma combined deferred income taxes of $2,844.7 million as of March 31, 2024, the pro forma statement of operations for the year ended December 31, 2023 include nonrecurring income tax adjustments to exclude the impacts of Equitrans’ valuation allowances and give effect to the remeasurement of EQT’s deferred income taxes to reflect the combined state apportionment rates. Additional tax adjustments may arise upon closure of the Merger and filing of the initial tax returns.

The unaudited pro forma financial statements do not reflect any compensation-related adjustments as certain personnel matters are evolving and any recurring impact from compensation-related adjustments would not be factually supportable. In addition, the unaudited pro forma financial statements do not reflect the expected cost savings or other synergies from the Merger. Although EQT expects to realize cost savings and other synergies from the Merger, there can be no assurance that cost savings or other synergies will be achieved in full or at all. The unaudited pro forma financial statements also do not reflect any restructuring expenses associated with expected cost savings, which would be expensed in EQT’s statement of operations.
3.
Supplemental Pro Forma Natural Gas, NGLs and Oil Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped, natural gas, NGLs and oil reserves as of December 31, 2023 along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2023.
The following pro forma reserve information is presented as if the Merger had occurred on January 1, 2023. The pro forma reserve information reflects the effect of the Merger on certain cost assumptions used by EQT to estimate proved reserves, primarily to reflect the elimination of contractual gathering expenses and water service costs with Equitrans to account for the consolidated pro-forma ownership of the Midstream Assets.
The pro forma reserve information is provided for informational purposes only and does not purport to represent what the actual reserves of EQT would have been had the Merger occurred on the date assumed nor is it necessarily indicative of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the “Risk Factors” section in this joint proxy statement/prospectus.
For all tables presented, NGLs and oil were converted at a rate of one thousand barrels (Mbbl) to approximately six million cubic feet (MMcf).
Natural gas, NGLs and oil	EQT Historical	Pro Forma Adjustments	Pro Forma Combined
		(MMcfe)
Proved developed and undeveloped reserves:
Balance at January 1, 2023	25,002,589	—	25,002,589
Revision of previous estimates	(1,402,039)	78,076	(1,323,963)
Purchase of hydrocarbons in place	2,600,667	—	2,600,667
Extensions, discoveries and other additions	3,411,750	18	3,411,768
Production	(2,016,273)	—	(2,016,273)
Balance at December 31, 2023	27,596,694	78,094	27,674,788
Proved developed reserves:
Balance at January 1, 2023	17,513,645	—	17,513,645
Balance at December 31, 2023	19,558,176	78,094	19,636,270
Proved undeveloped reserves:
Balance at January 1, 2023	7,488,944	—	7,488,944
Balance at December 31, 2023	8,038,518	—	8,038,518

Natural gas	EQT Historical	Pro Forma Adjustments	Pro Forma Combined
		(MMcf)
Proved developed and undeveloped reserves:
Balance at January 1, 2023	23,824,887	—	23,824,887
Revision of previous estimates	(1,461,305)	74,113	(1,387,192)
Purchase of natural gas in place	2,012,159	—	2,012,159
Extensions, discoveries and other additions	3,326,736	18	3,326,754
Production	(1,907,343)	—	(1,907,343)
Balance at December 31, 2023	25,795,134	74,131	25,869,265
Proved developed reserves:
Balance at January 1, 2023	16,541,017	—	16,541,017
Balance at December 31, 2023	18,186,432	74,131	18,260,563
Proved undeveloped reserves:
Balance at January 1, 2023	7,283,870	—	7,283,870
Balance at December 31, 2023	7,608,702	—	7,608,702
NGLs	EQT Historical	Pro Forma Adjustments	Pro Forma Combined
		(Mbbl)
Proved developed and undeveloped reserves:
Balance at January 1, 2023	186,141	—	186,141
Revision of previous estimates	11,558	656	12,214
Purchase of NGLs in place	90,604	—	90,604
Extensions, discoveries and other additions	13,592	—	13,592
Production	(16,550)	—	(16,550)
Balance at December 31, 2023	285,345	656	286,001
Proved developed reserves:
Balance at January 1, 2023	154,921	—	154,921
Balance at December 31, 2023	218,523	656	219,179
Proved undeveloped reserves:
Balance at January 1, 2023	31,220	—	31,220
Balance at December 31, 2023	66,822	—	66,822
Oil	EQT Historical	Pro Forma Adjustments	Pro Forma Combined
		(Mbbl)
Proved developed and undeveloped reserves:
Balance at January 1, 2023	10,142	—	10,142
Revision of previous estimates	(1,680)	5	(1,675)
Purchase of oil in place	7,481	—	7,481
Extensions, discoveries and other additions	577	—	577
Production	(1,605)	—	(1,605)
Balance at December 31, 2023	14,915	5	14,920
Proved developed reserves:
Balance at January 1, 2023	7,183	—	7,183
Balance at December 31, 2023	10,101	5	10,106
Proved undeveloped reserves:
Balance at January 1, 2023	2,959	—	2,959
Balance at December 31, 2023	4,814	—	4,814

The following table summarizes pro forma combined estimated future net cash flows from natural gas, NGLs and oil reserves as of December 31, 2023.
	EQT Historical	Pro Forma Adjustments	Pro Forma Combined
	(Thousands)
Future cash inflows	$52,916,665	$142,521	$53,059,186
Future production costs	(24,357,033)	6,677,004	(17,680,029)
Future development costs	(4,298,372)	(223,255)	(4,521,627)
Future income tax expenses	(5,230,629)	(1,338,627)	(6,569,256)
Future net cash flows	19,030,631	5,257,643	24,288,274
10% annual discount for estimated timing of cash flows	(9,768,282)	(2,654,051)	(12,422,333)
Standardized measure of discounted future net cash flows	$9,262,349	$2,603,592	$11,865,941
The following table summarizes the pro forma combined changes in the standardized measure of discounted future net cash flows for the year ended December 31, 2023.
	EQT Historical	Pro Forma Adjustments	Pro Forma Combined
	(Thousands)
Net sales and transfers of natural gas and oil produced	$(2,632,808)	$—	$(2,632,808)
Net changes in prices, production and development costs	(48,739,248)	2,018,580	(46,720,668)
Extensions, discoveries and improved recovery, net of related costs	6,347,387	—	6,347,387
Development costs incurred	1,296,380	—	1,296,380
Net purchase of minerals in place	2,131,567	—	2,131,567
Revisions of previous quantity estimates	(2,768,922)	44,504	(2,724,418)
Accretion of discount	4,006,452	—	4,006,452
Net change in income taxes	9,190,460	540,508	9,730,968
Timing and other	366,557	—	366,557
Net (decrease) increase	(30,802,175)	2,603,592	(28,198,583)
Balance at January 1, 2023	40,064,524	—	40,064,524
Balance at December 31, 2023	$9,262,349	$2,603,592	$11,865,941

COMPARISON OF SHAREHOLDER RIGHTS
Equitrans and EQT are both incorporated under the laws of the Commonwealth of Pennsylvania. If the Merger is completed, the rights of Equitrans shareholders who become EQT shareholders through the exchange of shares will be different due to differences between the governing corporate documents of Equitrans and EQT. The rights of Equitrans shareholders who become EQT shareholders through the exchange of shares will be, and the rights of EQT shareholders will continue to be, governed by the PBCL, the EQT Articles and the EQT Bylaws.
The following is a summary of the material differences between (i) the current rights of Equitrans shareholders under the Equitrans Articles and the Equitrans Bylaws and (ii) the current rights of EQT shareholders under the EQT Articles and the EQT Bylaws. The following summary is not a complete statement of the rights of Equitrans shareholders or EQT shareholders or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Equitrans’ and EQT’s respective governing documents, which we urge you to read carefully and in their entirety. The Equitrans Articles, the Equitrans Bylaws, the EQT Articles and the EQT Bylaws are subject to amendment in accordance with their terms. Copies of the Equitrans Articles, the Equitrans Bylaws, the EQT Articles and the EQT Bylaws have been filed with the SEC and are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Equitrans	EQT
Authorized Capital Stock	Equitrans is authorized under the Equitrans Articles to issue 1,250,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock, no par value.
EQT is authorized under the EQT Articles to issue 640,000,000 shares of common stock, no par value, and 3,000,000 shares of preferred stock, no par value.
If the Articles Amendment Proposal is approved by EQT shareholders, EQT will be authorized to issue 1,280,000,000 shares of common stock, no par value, and 3,000,000 shares of preferred stock, no par value.

Preferred Stock	As of June 4, 2024, 30,018,446 shares of Equitrans preferred stock were issued and outstanding	As of June 4, 2024, there were no shares of EQT preferred stock issued and outstanding.
Under the Equitrans Articles and the EQT Articles, the Equitrans Board and the EQT Board, respectively, may, from time to time, divide any or all of the shares of preferred stock into series and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such series.
Dividends	Under Section 1551 of the PBCL, subject to restrictions in the bylaws of a corporation, if any, the board of directors of the corporation may authorize, and the corporation may make, distributions on the shares of its capital stock. However, no distribution may be made if it would result in the corporation becoming unable to pay its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were dissolved, to satisfy the shareholders whose preferential rights are superior to those receiving the distribution.

	Equitrans	EQT

Equitrans Common Stock Dividends.    Consistent with the requirements of the PBCL, holders of Equitrans common stock may not receive dividends prior to the paying in full of all quarterly dividends that are payable to the holders of Equitrans preferred stock.
Equitrans Preferred Stock Dividends.    Pursuant to the Equitrans Articles, the holders of Equitrans preferred stock are entitled to receive dividends consistent with Pennsylvania law and subject to the terms of the Equitrans Articles. The holders of Equitrans preferred stock are entitled to receive cash dividends on the Issue Price (as defined in the Equitrans Articles), computed on the basis of a 365-year, at the Dividend Rate (as defined in the Equitrans Articles). Subject to the terms of the Equitrans Articles, unpaid dividends will accrue on a day-to-day basis pursuant to the terms of the Equitrans Articles.
EQT Preferred Stock Dividends. EQT currently has no outstanding preferred stock.
Shareholder Vote — Plan of Merger and Other Business Combinations	Under Section 321(c) of the PBCL, a plan of merger or consolidation may be adopted if, among other conditions, it receives the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Under Section 321(d) of the PBCL, no shareholder vote is required for a merger where the articles of incorporation of the surviving corporation are identical to those of the corporation being merged, or for a merger of an 80%-owned subsidiary into the parent.
The EQT Articles require that, subject to certain exceptions as described in the EQT Articles, 80% of the voting power of the then outstanding shares of capital stock of EQT entitled to vote in an annual election of directors, voting together as a single class, is required for the approval or authorization of any Business Combination (as defined in the EQT Articles) involving a Related Person (as defined in the EQT Articles).

	Equitrans	EQT
Amendment to the Articles of Incorporation	Under the PBCL, an amendment to the articles of incorporation can be proposed by adoption of a resolution by the board of directors.
	Pursuant to the Equitrans Articles, an amendment must be submitted to a vote and requires the consent or affirmative vote of the holders of at least 66 /3% of the outstanding shares of the Equitrans preferred stock if such amendment is deemed to have an adverse impact, pursuant to the terms of the Equitrans Articles, on the rights of the holders of Equitrans preferred stock.	Pursuant to the EQT Articles, an amendment must be submitted to a vote and approved by a majority of the votes cast at a duly organized meeting of shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote, except for amendments on matters specified in Section 1914(c) of the PBCL that do not require shareholder approval and for those matters specified to require a higher vote under the EQT Articles.
Amendment to the Bylaws
The Equitrans Board and the EQT Board may make, amend and repeal their respective Bylaws with respect to those matters which are not, by statute, reserved exclusively to their respective shareholders, subject to the power of their respective shareholders to change such action.
The Equitrans Board and the EQT Board, unless otherwise limited, may amend, alter, repeal or add bylaws by a vote of the majority of directors present at any regular or special meeting duly convened, but only if notice of the specific sections to be amended, altered, repealed or added is included in the notice of meeting.
However, the Equitrans Board and the EQT Board may not adopt or change a bylaw on certain subjects committed expressly to the shareholders by Section 1504(b) of the PBCL.

No bylaw of EQT may be made, amended, or repealed by the shareholders unless such action is approved by the vote specified by applicable law for valid shareholder action.
Dissenters’ Rights
Under Section 1571(b) of the PBCL, dissenters’ rights are not generally conferred to shareholders in a merger if their shares are (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) held beneficially or of record by more than 2,000 persons. Because Equitrans common stock and EQT common stock are registered on the NYSE, a national securities exchange, their respective shareholders would not have dissenters rights in such a transaction with respect to shares of common stock.
Under Sections 317 and 1571(c) of the PBCL, the bylaws or a resolution of the board of directors may direct that all or part of the shareholders shall have dissenters’ rights in connection with any corporation action or transaction that would not otherwise entitle such shareholders to dissenters’ rights. The Equitrans Bylaws and the EQT Bylaws do not provide for any additional dissenters’ rights,

	Equitrans	EQT
and Equitrans and EQT have not adopted any resolution providing for additional dissenters’ rights.
Because shares of Equitrans preferred stock are not listed on a national securities exchange and are not held of record by more than 2,000 holders, holders of Equitrans preferred stock would have dissenters’ rights in such a transaction. For a discussion of dissenters’ rights with respect to the holders of Equitrans preferred stock see discussion below under “Dissenters’ Rights.”
Special Meetings of Shareholders	Under the Equitrans Bylaws, special meetings of Equitrans shareholders may be called only by the chief executive officer of Equitrans or the Equitrans Board.	Under the EQT Bylaws, special meetings of EQT shareholders may be called only by the chief executive officer of EQT, the EQT Board or shareholders holding at least 25% of EQT’s outstanding voting stock.
Shareholder Action by Written Consent
Section 1766 of the PBCL provides that, unless otherwise restricted by a corporation’s bylaws, any action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting by unanimous written consent of the shareholders.
Section 2524 of the PBCL provides that an action may be authorized by the shareholders of a registered corporation without a meeting by less than unanimous consent only if permitted by its articles.
Neither the Equitrans Articles or Bylaws nor the EQT Articles or Bylaws contain any provisions permitting action by written consent of shareholders.

Shareholder Proposals and Nominations
Each of the Equitrans Bylaws and the EQT Bylaws generally permit shareholders to bring a proposal or nomination before an annual meeting if the nominating or proposing shareholder (i) was a shareholder of record at the time of giving of the notice required by the bylaws, (ii) is entitled to vote at the meeting and (iii) has given to the respective corporate secretary timely written notice, in proper form, of the shareholder’s intention to bring that proposal or nomination before the meeting.
To be timely, a shareholder’s notice must be delivered to the corporate secretary at Equitrans’ or EQT’s principal executive offices, as applicable, not less than 90 days nor more than 120 days prior to the one-year anniversary of the date of the preceding year’s annual meeting. However, if the date of the annual meeting changes by more than 30 days from the anniversary date of the prior year’s annual meeting, to be timely, notice by the shareholder must be delivered not earlier than 120 days prior to the date of such annual meeting and not later than the date that is later of (i) 90 days prior to such annual meeting or (ii) 10 days following the day on which public announcement of the date of such meeting is first made by Equitrans or EQT, as applicable.

Proxy Access for Director Nominations	The Equitrans Bylaws and the EQT Bylaws provide that when each corporation solicits proxies with respect to the election of directors at an annual meeting of

	Equitrans	EQT

shareholders, subject to certain limitations, such corporations shall include in its proxy statement and proxy card for such annual meeting, in addition to any persons nominated for election by its board of directors or any committee thereof, the name and certain required information of any person nominated for its board of directors by a shareholder or group of no more than 20 shareholders that satisfies certain requirements, and who expressly elects to have its nominee included in such corporation’s proxy materials.
The limitations and requirements include, among other things, a maximum number of shareholder nominees that can be included on the proxy statement (the greater of (x) two and (y) the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a valid proxy access notice may be delivered to the corporation), the nominating shareholder or group of shareholders must have continually owned 3% or more of the aggregate voting power of the corporation’s outstanding capital stock for at least 3 years, and the nominating shareholder or group of shareholders must deliver a notice to such corporation satisfying certain timeliness and substantive criteria. To be timely, the notice must be delivered to the principal executive offices of such corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that such corporation mailed its proxy statement for the preceding year’s annual meeting of shareholders.

Board of Directors
Number of Directors	Equitrans and EQT provide that the number of directors on the Equitrans Board and the EQT Board, respectively, shall not be less than five nor more than 15, with the exact number to be fixed from time to time by the Equitrans Board and the EQT Board, respectively.
	Presently, the number of directors is fixed at eight directors.	Presently, the number of directors is fixed at 11 directors. Upon consummation of the Merger, the number of directors may be increased to up to 14 directors.
Classified Board	Neither Equitrans nor EQT has a classified board of directors.
Removal	Under the Equitrans Articles, subject to the rights of the holders of any preferred stock, a director may be removed with or without cause by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at an annual election of directors.	Under the EQT Articles and Bylaws, a director may be removed with or without cause by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.
In addition, under Section 1726(c) of the PBCL, a court may remove a director upon application in a derivative suit in cases of fraudulent or dishonest acts, gross abuse of authority or discretion, or for any other proper cause. Section 1726(a)(4) of the PBCL also provides that the board of directors may be removed at any time with or without cause by the unanimous vote or written consents of shareholders entitle to vote thereon.

	Equitrans	EQT
Vacancies	Vacancies in the Equitrans Board and the EQT Board, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors though less than a quorum except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. Any directors elected in these circumstances will hold office for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy.
Special Meetings of the Board	Special meetings of the Equitrans Board and the EQT Board may be called by the chief executive officer of Equitrans and EQT, respectively, or by the president of Equitrans and EQT, respectively, in the absence of the chief executive officer, or by the secretary of Equitrans and EQT, respectively, at the request of any two members of the Equitrans Board and the EQT Board, respectively.
Directors Liability and Indemnification	The Equitrans Articles and the Equitrans Bylaws and the EQT Articles and the EQT Bylaws provide that a director shall to the maximum extent permitted by Pennsylvania law, have no personal liability or monetary damages for any action taken, or any failure to take any action as a director. The Equitrans Articles and the Equitrans Bylaws and the EQT Articles and the EQT Bylaws also provide for indemnification for directors, officers, employees, or agents serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. The Equitrans Bylaws and the EQT Bylaws also permit the advancement of expenses.
Rights Plan	Neither Equitrans nor EQT has a shareholder rights plan currently in effect.

STATE ANTI-TAKEOVER STATUTES
Section 2538 of Subchapter 25D of the PBCL requires certain transactions with an “interested shareholder” to be approved by a majority of disinterested shareholders. “Interested shareholder” is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.
Subchapter 25E of the PBCL requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at “fair value.” “Fair value” means the value not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act, are not counted towards the determination of whether the 20% share ownership threshold has been met for purposes of Subchapter 25E.
Subchapter 25F of the PBCL generally establishes a 5-year moratorium on a “business combination” with an “interested shareholder.” “Interested shareholder” is defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock. “Business combination” is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to business combination following the 5-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the board of directors approves the proposed business combination, or approves the interested shareholder’s acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.
Subchapter 25G of the PBCL provides that “control shares” lose voting rights unless such rights are restored by the affirmative vote of a majority of (a) the disinterested shares (generally, shares held by persons other than the acquiror, executive officers of the corporation and certain employee stock plans) and (b) the outstanding voting shares of the corporation. “Control shares” are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (i) 20%, (ii) 33 1∕3% or (iii) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.
Subchapter 25H of the PBCL provides that if any person or group publicly discloses that the person or group may acquire control of the corporation, or a person or group acquires, or publicly discloses an offer or intent to acquire, 20% or more of the voting power of the corporation and, in either case, sells shares in the following 18 months, then the profits from such sale must be disgorged to the corporation if the securities that were sold were acquired during the 18-month period or within the preceding 24 months.
If shareholders approve a control share acquisition under Subchapter 25G, the corporation is also subject to Subchapters 25I and 25J of the PBCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.
Under the Equitrans Articles and EQT Articles, Equitrans and EQT, respectively, have opted out of Subchapter 25G and Subchapter 25H of the PBCL.

DUTIES OF DIRECTORS
Under the PBCL, the standard of conduct for directors is governed by statute. The PBCL requires that a director of a Pennsylvania corporation perform his or her duties: (a) in good faith, (b) in a manner he or she reasonably believes to be in the best interests of the corporation, and (c) with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.
Under the PBCL, a director may, in considering the best interests of the corporation, consider to the extent he or she deem appropriate: (i) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (ii) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation; (iii) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (iv) all other pertinent factors.

DISSENTERS’ RIGHTS
Holders of Equitrans common stock are not entitled to dissenters’ rights in connection with the Merger.
Holders of Equitrans preferred stock are entitled to dissenters’ rights in connection with the Merger under Subchapter D of Chapter 15 of the PBCL, provided they meet the requirements and follow the procedures set forth in Subchapter D of Chapter 15 of the PBCL. Holders of Equitrans preferred stock that do not vote for approval of the Merger Agreement will have the right to dissent from the Merger and obtain payment in cash for the fair value of their shares of Equitrans preferred stock, unless, at any time prior to the Effective Time, Equitrans has purchased and redeemed the shares of Equitrans preferred stock that are issued and outstanding prior to the Effective Time in accordance with the applicable redemption provisions contained in the Equitrans Articles and as described in “The Merger Agreement — Treatment of Equitrans Preferred Stock.”
EQT shareholders are not entitled to dissenters’ rights in connection with the Merger.
For further information relating to dissenters’ rights, see the section in this joint proxy statement/prospectus titled “The Merger — Dissenters’ Rights” and the full text of Sections 1571 through 1580 of the PBCL, which is reproduced in full in Annex F to this joint proxy statement/prospectus.

LEGAL MATTERS
The legality of the shares of EQT common stock issuable in the Merger will be passed upon for EQT by Morgan, Lewis & Bockius LLP.
Certain U.S. federal income tax consequences relating to the Transactions will be passed upon for EQT by Kirkland & Ellis LLP and for Equitrans by Latham & Watkins LLP.
EXPERTS
EQT
The consolidated financial statements of EQT Corporation and subsidiaries at December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, appearing in EQT Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of EQT Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of THQ Appalachia I, LLC as of December 31, 2022 and 2021 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering these financial statements included an other information paragraph related to the unaudited supplemental oil and gas reserve information included in the financial statements.
The consolidated financial statements of THQ XcL Holdings I, LLC as of December 31, 2022 and 2021 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The information incorporated herein by reference relating to EQT Corporation’s estimated quantities of its proved natural gas and oil reserves as of December 31, 2023 and 2022 is derived from audit letters prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, as stated in its audit letters with respect thereto. This information is incorporated herein by reference in reliance upon the authority of such firm as experts with respect to the matters covered by their audit letters and the giving of their audit letters.
The information incorporated herein by reference relating to THQ Appalachia I, LLC’s estimated quantities of its proved natural gas and oil reserves as of December 31, 2022 is derived from a report prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers, as stated in its report with respect thereto. This information is incorporated herein by reference in reliance upon the authority of such firm as experts with respect to the matters covered by their report and the giving of their report.
Equitrans
The consolidated financial statements of Equitrans Midstream Corporation at December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Equitrans Midstream Corporation’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Mountain Valley Pipeline, LLC — Series A at December 31, 2023 and 2022, and for each of the three years ended December 31, 2023, appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated by reference in this Joint Proxy/Prospectus and Registration Statement, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS
EQT
EQT will hold a regular annual meeting of shareholders in 2025 (the “EQT 2025 Annual Meeting”) regardless of whether the Merger is completed.
Shareholder proposals submitted for inclusion in the proxy statement for the EQT 2025 Annual Meeting pursuant to Exchange Act Rule 14a-8 must be received at EQT’s principal executive offices on or before the close of business on November 1, 2024.
Shareholder nominations for director that are to be included in EQT’s proxy materials under the proxy access provision of the EQT Bylaws must be delivered to the Corporate Secretary at EQT’s principal executive offices not earlier than the close of business on October 2, 2024 and not later than the close of business on November 1, 2024. Under the EQT Bylaws, a shareholder, or group of 20 or fewer shareholders, owning continuously for at least three years shares of EQT representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT’s 2025 proxy statement director nominees constituting the greater of (i) two and (ii) the largest whole number that does not exceed 20% of the EQT Board, provided that such nominations are delivered within such timeframe and contain the required information set forth in the EQT Bylaws. A copy of the Bylaws will be provided to any shareholder upon written request to EQT’s Corporate Secretary. In addition, shareholders who intend to solicit proxies in support of director nominees other than EQT’s nominees must comply with the additional requirements of Exchange Act Rule 14a-19, as set forth in the EQT Bylaws.
In accordance with the EQT Bylaws, shareholder nominations for director and other proposals that are not to be included in EQT’s proxy materials must comply with the following procedures:
•
The shareholder must deliver written notice of the proposal to be presented to the Corporate Secretary at EQT’s principal executive offices in accordance with the procedures set forth in the EQT Bylaws. To be timely, such notice must be delivered no earlier than the close of business on December 18, 2024, and no later than the close of business on January 17, 2025. Proposals received outside this period, including any proposal seeking to nominate a director, may not be presented at the EQT 2025 Annual Meeting.

•
Proposals must be accompanied by the information required by Sections 1.09 and 1.10 of the EQT Bylaws, a copy of which will be provided to any shareholder upon written request to the Corporate Secretary.

Equitrans
If the Merger Agreement Proposal is approved by the requisite vote of the Equitrans shareholders and the Merger is completed prior to the time Equitrans would otherwise hold an annual meeting of shareholders in 2025, Equitrans will not hold an annual meeting of its shareholders in 2025. Equitrans shareholders will be entitled to participate, as shareholders of EQT following the Merger, in the EQT 2025 Annual Meeting.
If the Merger Agreement proposal is not adopted by the requisite vote of the Equitrans shareholders or if the Merger is not completed for any reason, Equitrans intends to hold an annual meeting of its shareholders in 2025.
Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals submitted for inclusion in Equitrans’ proxy statement and proxy card for the next annual meeting would have to be received by Equitrans’ corporate secretary no later than November 8, 2024 if the next annual meeting were held within 30 days of April 23, 2025. In the event that Equitrans elects to hold its next annual meeting more than 30 days before or after April 23, 2025, such shareholder proposals would have to be received by Equitrans a reasonable time before Equitrans begins to print and send its proxy materials.
Equitrans shareholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Equitrans Board at an annual meeting of Equitrans shareholders at which directors are to be elected. The Equitrans Bylaws require all shareholders who intend to make proposals or nominations at an annual shareholders’ meeting to provide a written notice, including the information specified in the Equitrans Bylaws (which information is summarized in “Comparison of Shareholders Rights”), to Equitrans’ Corporate Secretary at Equitrans’ principal executive offices located at 2200 Energy Drive, Canonsburg, PA 15317, not earlier than the close of business on the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting of Equitrans shareholders. To be eligible for consideration at the 2025 annual meeting of Equitrans shareholders, notices must be received by Equitrans by no earlier than the close of business on December 24, 2024 and no later than the close of business on January 23, 2025. In the event that the date of the 2025 annual meeting of Equitrans shareholders is more than 30 days after the one-year anniversary of the 2024 Annual Meeting of Equitrans shareholders, shareholder notice must be received no earlier than the close of business on the 120th day prior to the 2025 annual meeting of Equitrans shareholders and not later than the close of business on the date that is the later of the (i) 90th day prior to the 2025 annual meeting of Equitrans shareholders or (ii) the 10th day following the day on which public announcement of the date of the 2025 annual meeting of Equitrans shareholders is first made.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless the shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to in this joint proxy statement/prospectus as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact EQT at its address below. EQT will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any EQT shareholder residing at an address to which only one copy was mailed.
Requests for additional or separate copies, and requests to receive one copy by participating in householding, should be directed to:
EQT Corporation
Attention: Corporate Secretary
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
(412) 553-5700

WHERE YOU CAN FIND MORE INFORMATION
EQT and Equitrans each are subject to the informational reporting requirements of the Exchange Act and each file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. EQT’s filings and Equitrans’ filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.
Investors may also consult EQT’s or Equitrans’ website for more information about EQT or Equitrans, respectively. EQT’s website is http://ir.eqt.com. Equitrans’ website is https://ir.equitransmidstream.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
EQT has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of EQT common stock to be issued to Equitrans shareholders in the Merger. The registration statement, including the attached exhibits, contains additional relevant information about EQT and EQT common stock. The rules and regulations of the SEC allow EQT and Equitrans to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows EQT and Equitrans to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the EQT or Equitrans documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that EQT and Equitrans have previously filed with the SEC (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein). These documents contain important information about the companies, their respective financial condition and other matters.
EQT SEC Filings
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Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (filed on February 14, 2024), including the information specifically incorporated by reference therein from EQT’s definitive proxy statement on Schedule 14A filed with the SEC on March 1, 2024;

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Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024 (filed on April 24, 2024);

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Current Reports on Form 8-K or 8-K/A filed with the SEC on October 30, 2023, January 2, 2024, January 17, 2024, January 19, 2024, February 9, 2024, March 11, 2024, March 11, 2024, April 15, 2024, April 19, 2024, May 16, 2024, May 23, 2024 and May 31, 2024; and

•
The description of EQT common stock set forth in Exhibit 99.1 to the Current Report on Form 8-K filed on July 15, 2019, as amended by Exhibit 4.01 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (filed on February 10, 2022), including any subsequently filed amendment or report updating such description.

Equitrans SEC Filings
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Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (filed on February 20, 2024), including the information specifically incorporated by reference therein from Equitrans’ definitive proxy statement on Schedule 14A filed with the SEC on March 4, 2024;

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Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 (filed on April 30, 2024);

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Current Reports on Form 8-K filed with the SEC on January 3, 2024, February 22, 2024, February 26, 2024, March 11, 2024, April 24, 2024 and May 23, 2024; and

•
The description of Equitrans common stock contained in Equitrans’ registration statement on Form 10 (File no. 001-38629), filed with the SEC on August 10, 2018, including any amendments and reports filed for the purpose of updating such description.

In addition, EQT and Equitrans incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (ii) after the date of this joint proxy statement/prospectus and prior to the date of the EQT Special Meeting and the Equitrans Special Meeting (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.
You can obtain any of these documents from the SEC, through the SEC’s website at the address listed above, or EQT or Equitrans, as applicable, will provide you with copies of these documents, without charge, upon written or oral request to:
EQT Corporation Attention: Corporate Secretary 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania 15222 (412) 553-5700	Equitrans Midstream Corporation Attention: Corporate Secretary 2200 Energy Drive Canonsburg, Pennsylvania 15317 (724) 271-7600
In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.
You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated June 5, 2024. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither EQT’s mailing of this joint proxy statement/prospectus to EQT shareholders or Equitrans shareholders nor the issuance by EQT of common stock in the Merger will create any implication to the contrary.

ANNEX A
Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
EQT CORPORATION,
HUMPTY MERGER SUB INC.,
HUMPTY MERGER SUB LLC
and
EQUITRANS MIDSTREAM CORPORATION
Dated as of March 10, 2024

A-i

A-ii

A-iii

EXHIBITS
Exhibit A First Step Surviving Corporation Certificate of Incorporation
Exhibit B First Step Surviving Corporation Bylaws
Exhibit C Surviving Company Certificate of Formation
Exhibit D Surviving Company Limited Liability Company Agreement
Exhibit E Parent Tax Certificate
Exhibit F Company Tax Certificate

A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 10, 2024, is by and among EQT Corporation, a Pennsylvania corporation (“Parent”), Humpty Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Humpty Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“LLC Sub” and, together with Merger Sub, “Merger Subs”), and Equitrans Midstream Corporation, a Pennsylvania corporation (the “Company”). Parent, Merger Sub, LLC Sub and the Company are sometimes referred to individually as a “Party” and, collectively, as the “Parties.”
WITNESSETH:
WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (and direct wholly owned subsidiary of EQT Investments Holdings, LLC (“EQT Holdings”)), and as the second step in a single integrated transaction with the First Merger, that the First Step Surviving Corporation (as defined below) be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Sub surviving the Second Merger as a wholly owned subsidiary of Parent (and direct wholly owned subsidiary of EQT Holdings);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of the Company and its shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, (c) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (d) resolved to recommend approval of this Agreement by the shareholders of the Company and (e) directed that this Agreement be submitted to the shareholders of the Company;
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of Parent Shares in connection with the Mergers (the “Share Issuance”), (c) directed that the Share Issuance be submitted to the shareholders of Parent for approval and (d) resolved to recommend approval of the Share Issuance by the shareholders of Parent;
WHEREAS, Parent is the sole member of EQT Holdings and EQT Holdings is the sole shareholder of Merger Sub and the sole member of LLC Sub;
WHEREAS, EQT Holdings, as the sole shareholder of Merger Sub and the sole member of LLC Sub, has determined that it is in the best interests of each of Merger Sub and LLC Sub, and declared it advisable, for each of Merger Sub and LLC Sub to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;
WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Mergers, taken together, constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986 (the “Code”), and (b) this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a); and
WHEREAS, Parent, Merger Sub, LLC Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, LLC Sub and the Company agree as follows:

ARTICLE I
THE MERGERS
Section 1.1   The Mergers.
(a)   At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Pennsylvania Business Corporation Law of 1988 (the “PBCL”), and the Pennsylvania Entity Transactions Law (the “Entity Transactions Law”), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (the “First Step Surviving Corporation”) and a wholly owned subsidiary of Parent (and direct wholly owned subsidiary of EQT Holdings).
(b)   As part of a single integrated plan, as soon as practicable following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware LLC Act, the First Step Surviving Corporation shall be merged with and into LLC Sub, whereupon the separate existence of the First Step Surviving Corporation shall cease, and LLC Sub shall continue its existence under the laws of the State of Delaware as the surviving entity (the “Surviving Company”) and a wholly owned subsidiary of Parent (and direct wholly owned subsidiary of EQT Holdings).
Section 1.2   Closing.   The closing of the First Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, at 8:00 a.m., local time, on the second (2nd) business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.3   Effective Time.
(a)   On the Closing Date, the Company shall file (i) with the Department of State of the Commonwealth of Pennsylvania a statement of merger (the “First Step Statement of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the PBCL and the Entity Transactions Law, and (ii) with the Secretary of State of the State of Delaware a certificate of merger (the “First Step Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, in order to effect the First Merger, and make any other filings or recordings as may be required by Pennsylvania Law or Delaware Law in connection with the First Merger. The First Merger shall become effective at such time as the First Step Statement of Merger has been filed with the Department of State of the Commonwealth of Pennsylvania and the First Step Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or at such other, later date and time as is agreed between the parties and specified in the First Step Statement of Merger and the First Step Certificate of Merger (such date and time is hereinafter referred to as the “Effective Time”).
(b)   As soon as practicable after the Effective Time, LLC Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Second Step Certificate of Merger” and, together with the First Step Statement of Merger and the First Step Certificate of Merger, the “Merger Documents”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the Delaware LLC Act in order to effect the Second Merger, and make any other filings or recordings as may be required by Delaware Law in connection with the Second Merger. The Second Merger shall become effective at such time as the Second Step Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Second Step Certificate of Merger.
Section 1.4   Effects of the Mergers.
(a)   The effects of the First Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL, the PBCL and the Entity Transactions Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, property, rights, privileges, powers and franchises of any kind of the Company and Merger Sub shall vest in the First Step Surviving Corporation without further act or deed, and all debts, liabilities, duties and obligations of any kind of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the First Step Surviving Corporation, all as provided under Pennsylvania Law and Delaware Law.
(b)   The effects of the Second Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL and the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Merger, all of the assets, property, rights, privileges, powers and franchises of any kind of the First Step Surviving Corporation and LLC Sub shall vest in the Surviving Company without further act or deed, and all debts, liabilities, duties and obligations of any kind of the First Step Surviving Corporation and LLC Sub shall become the debts, liabilities, duties and obligations of the Surviving Company, all as provided under Delaware Law.
Section 1.5   Organizational Documents of the First Step Surviving Corporation.
(a)   At the Effective Time, (i) the articles of incorporation of the Company shall be amended and restated to read substantially as set forth on Exhibit A and, as so amended and restated, shall be the articles of incorporation of the First Step Surviving Corporation and (ii) the bylaws of the Company shall be amended and restated to read substantially as set forth on Exhibit B and, as so amended and restated, shall be the bylaws of the First Step Surviving Corporation
(b)   At the effective time of the Second Merger, (i) the certificate of formation of LLC Sub shall be amended and restated to read substantially as set forth on Exhibit C and, as so amended and restated, shall be the certificate of formation of the Surviving Company and (ii) the limited liability company agreement of LLC Sub shall be amended and restated to read substantially as set forth on Exhibit D and, as so amended and restated, shall be the operating agreement of the Surviving Company in the Second Merger.
Section 1.6   Directors and Officers.   From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the members of the board of directors of Merger Sub at the Effective Time shall be the directors of the First Step Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the First Step Surviving Corporation. From and after the effective time of the Second Merger, (i) the members of the board of managers of LLC Sub at the effective time of the Second Merger shall be the managers of the Surviving Company and (ii) the officers of LLC Sub at the effective time of the Second Merger shall be the officers of the Surviving Company.
Section 1.7   Directors of Parent.   Unless otherwise agreed by the Parties, Parent shall take all actions necessary (including as set forth on Section 1.7 of the Parent Disclosure Schedule) to cause the Parent Board to consist, at the Effective Time, of up to fourteen (14) members, including three (3) individuals selected by the Company (the “Company Designees”), as set forth on Section 1.7 of the Company Disclosure Schedule, each of whom shall meet the criteria for service on the Parent Board under applicable Law and rules of the NYSE, with such directors to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Parent Organizational Documents and applicable Law. The Company shall deliver to Parent, prior to the time that the Registration Statement is declared effective by the SEC, any relevant information about all three (3) of the Company Designees as Parent may reasonably request for the purpose of including such information in filings with the SEC. If any of the Company Designees shall be unable or unwilling to serve at the Closing, the Company shall promptly designate a replacement director who meets the requirements of a Company Designee and is reasonably acceptable to Parent and provide any relevant information about such designees as Parent may reasonably request for the purpose of including such information in filings with the SEC. Following the Closing, Parent, through the Parent Board, shall take all necessary action to nominate such Company Designees for election to the Parent Board in the proxy statement relating to the first annual meeting of the shareholders of Parent thereafter.
ARTICLE II
EFFECT OF MERGERS; EXCHANGE OF CERTIFICATES
Section 2.1   Effect of the First Merger on Capital Stock.   Subject to the terms and provisions of this Agreement, at the Effective Time, and by virtue of the First Merger and without any action on the part of Parent, Merger Subs or the Company or any holder of securities of Parent, Merger Subs or the Company:

(a)   Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Step Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the First Step Surviving Corporation immediately following the Effective Time.
(b)   Capital Stock of the Company.
(i)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) (such shares of Company Common Stock, the “Eligible Shares”) shall be converted automatically at the Effective Time into the right to receive that number of fully-paid and nonassessable Parent Shares equal to the Exchange Ratio (the “Common Consideration”). As used in this Agreement, the “Exchange Ratio” means 0.3504.
(ii)   Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be treated in accordance with the Company Organizational Documents and the procedures set forth in Section 2.5 (any cash payable to the holders of shares of Company Preferred Stock pursuant to Section 8 of the Company’s Second Amended and Restated Articles of Incorporation (the “Company Charter”) and any Substantially Equivalent Securities (as defined in the Company Charter) issuable pursuant to this Section 2.1(b)(ii), the “Preferred Consideration” and, together with the Common Consideration, the “Merger Consideration”). Each holder of shares of Company Common Stock issued upon conversion of shares of Company Preferred Stock pursuant to this Section 2.1(b)(ii) shall receive the Common Consideration in exchange for such Company Common Stock and shall be admitted as shareholders of Parent and Parent hereby consents to such admission.
(iii)   All shares of Company Common Stock held by the Company as treasury shares or held by Parent, Merger Subs or any of their respective Subsidiaries immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”), shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.
(iv)   All Eligible Shares, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist and each holder of an Eligible Share that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive (A) the Common Consideration and (B) any cash to be paid in lieu of any fractional Parent Shares in accordance with Section 2.4(f), in each case to be issued or paid in consideration therefor upon the exchange of any Book-Entry Shares, as applicable, in accordance with Section 2.4(a).
(v)   In the event of any change in (A) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or (B) the number of Parent Shares, or securities convertible or exchangeable into or exercisable for Parent Shares (including options to purchase Parent Shares), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the applicable portion of the Merger Consideration, subject to further adjustment in accordance with this Section 2.1(b)(v). Nothing in this Section 2.1(b)(v) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
Section 2.2   Effect of the Second Merger on Securities.   Subject to the terms and provisions of this Agreement, at the effective time of the Second Merger, and by virtue of the Second Merger and without any action on the part of Parent, Merger Subs or the Company or any holder of securities of Parent, Merger Subs or the Company:
(a)   Capital Stock of First Step Surviving Corporation.   Each share of capital stock of the First Step Surviving Corporation issued and outstanding immediately prior to the effective time of the Second Merger shall be cancelled without any consideration therefor.

(b)   LLC Interests of LLC Sub.   Each limited liability company interest of LLC Sub shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Company.
Section 2.3   Treatment of Company Equity Awards.
(a)   Treatment of Company Options.   At the Effective Time, each outstanding option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan (excluding, for clarity, any option granted pursuant to the Company ESPP) which is unexpired, unexercised and outstanding as of immediately prior to the Effective Time (each, a “Company Option”), shall become vested and exercisable prior to the Effective Time, and, to the extent not exercised prior to the Effective Time, shall automatically, and without any action on the part of the holder thereof, be canceled for no consideration or payment therefor.
(b)   Treatment of Company Restricted Stock Awards.   At the Effective Time, each outstanding award of shares of restricted Company Common Stock granted pursuant to a Company Equity Plan or otherwise that remains, as of the Effective Time, subject to vesting, forfeiture, or repurchase by the Company (each, a “Company Restricted Stock Award”), shall automatically, and without any action on the part of the holder thereof, be assumed by Parent and converted into an award of restricted stock units of Parent Shares (each, a “Parent RSU Award”) with respect to a number of whole Parent Shares (rounded up to the next whole Parent Share) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the total number of shares of Company Common Stock underlying such Company Restricted Stock Award. Except as otherwise provided in this Section 2.3(b), each Company Restricted Stock Award assumed and converted into a Parent RSU Award pursuant to this Section 2.3(b) shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting) as applied to the corresponding Company Restricted Stock Award as of immediately prior to the Effective Time, except that (x) solely with respect to those Parent RSU Awards issued in conversion of Company PSU Awards outstanding as of the date hereof, in the event the applicable Parent RSU Award holder’s employment or service is terminated by Parent or one of its Subsidiaries without Cause (as defined in the applicable Company Equity Plan) or by the holder for Good Reason, the Parent RSU Award will become fully vested and non-forfeitable as of the date of such termination, (y) any amounts relating to dividends, if any, declared with respect to such Company Restricted Stock Award that are accrued but unvested and unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding Company Restricted Stock Award immediately prior to the Effective Time (as modified by this Section in the event of a termination of employment) and (z) any dividend equivalents that are payable on any unvested Parent RSU Award following the Closing Date, will be paid within 30 days following vesting.
(c)   Treatment of Company RSU Awards.   At the Effective Time, each outstanding award of restricted stock units with respect to shares of Company Common Stock subject solely to time-based vesting, granted pursuant to a Company Equity Plan (each, a “Company RSU Award”), shall automatically, and without any action on the part of the holder thereof, be assumed by Parent and converted into a Parent RSU Award with respect to a number of whole shares of Parent Shares (rounded up to the next whole Parent Share) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the total number of shares of Company Common Stock underlying such Company RSU Award. Except as otherwise provided in this Section 2.3(c), each Company RSU Award assumed and converted into a Parent RSU Award pursuant to this Section 2.3(c) shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting) as applied to the corresponding Company RSU Award as of immediately prior to the Effective Time, except that (x) solely with respect to those Parent RSU Awards issued in conversion of Company PSU Awards outstanding as of the date hereof, in the event the applicable Parent RSU Award holder’s employment or service is terminated by Parent or one of its Subsidiaries without Cause or by the holder for Good Reason, the Parent RSU Award will become fully vested and non-forfeitable as of the date of such termination, (y) any amounts relating to dividend equivalents, if any, granted with respect to such Company RSU Award that are accrued but unvested and unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding Company RSU Award immediately prior to the Effective Time (as modified by this Section in the event of a termination of employment) and (z) any dividend equivalents that are payable with respect to any unvested Parent RSU Award following the Closing Date will be paid within 30 days following vesting.
(d)   Treatment of Company PSU Awards.   At the Effective Time, each outstanding award of performance share units or other similar rights or awards with respect to shares of Company Common Stock subject, in whole or in part, to performance-based vesting, granted pursuant to a Company Equity Plan (each, a “Company PSU Award”), other than a Company MVP PSU Award (as defined below), shall (i) be measured as to performance as of the Closing Date (or a date reasonably proximate thereto for administrative practicability) as determined in good faith by the Company Board or the Compensation Committee of the Company Board, without adjustment on account of the transactions contemplated by this Agreement and each such Company PSU Award shall be considered earned with respect to a number of shares of Company Common Stock that is based on the greater of (x) actual performance determined as of the Closing Date (or a date reasonably proximate thereto for administrative practicability) and (y) the target level of performance (the “Earned PSUs”); provided, that with respect to any Company PSU Award subject to a sub-performance period which has not commenced on or prior to the Effective Time, the number of Earned PSUs shall be based on the target level of performance in respect of such sub-performance period, and (ii) automatically, by virtue of the occurrence of the Closing, be assumed by Parent and converted into the right to receive a Parent RSU Award with respect to a number of whole shares of Parent Shares (rounded up to the next whole Parent Share) equal to the product obtained by multiplying (x) the Exchange Ratio by (y) the total number of Earned PSUs. Except as otherwise provided in this Section 2.3(d), each Company PSU Award assumed and converted into a Parent RSU Award pursuant to this Section 2.3(d) shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting) as applied to the corresponding Company PSU Award as of immediately prior to the Effective Time, except that (A) each Parent RSU Award shall be eligible to vest solely based on continued service through the end of the performance period that was originally applicable thereto; provided, that, solely with respect to those Parent RSU Awards issued in conversion of Company PSU Awards outstanding as of the date hereof, in the event the applicable Parent RSU Award holder’s employment or service is terminated by Parent or one of its Subsidiaries without Cause or by the holder for Good Reason, the Parent RSU Award will become fully vested and non-forfeitable as of the date of such termination, (B) any amounts relating to dividend equivalents, if any, granted with respect to such Company PSU Award that are accrued but unvested and unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding Company PSU Award immediately prior to the Effective Time (as modified by this Section in the event of a termination of employment) and (C) any dividend equivalents that are payable with respect to any unvested Parent RSU Award following the Closing Date will be paid within 30 days following vesting.
(e)   Treatment of Company MVP PSU Awards.   With respect to each outstanding Company PSU Award which, as of the date of grant thereof, was subject to the occurrence of the In-Service Date (as defined in the applicable award agreement evidencing such Company PSU Award, as amended from time to time) with respect to the Mountain Valley Pipeline (each such Company PSU Award, a “Company MVP PSU Award”), (i) to the extent that the In-Service Date has occurred and the vesting of such Company MVP PSU Award is not subject to continued service beyond the Closing Date, such Company MVP PSU Award shall automatically, by virtue of the occurrence of the Closing, be cancelled and converted into the right to receive on the Closing Date (x) a number of whole Parent Shares (rounded up to the next whole Parent Share) equal to the product obtained by multiplying the Exchange Ratio by the total number of shares of Company Common Stock underlying such Company MVP PSU Award and (y) an amount in cash equal to the product of (A) the cumulative amount of dividends paid or accrued on one share of Company Common Stock while the Company MVP PSU Award was outstanding, multiplied by (B) the number of shares of Company Common Stock underlying such Company MVP PSU Award, and (ii) to the extent that the vesting of such Company MVP PSU Award remains subject to the occurrence of the In-Service Date or continued service beyond the Closing Date, such Company MVP PSU Award shall automatically, by virtue of the occurrence of the Closing, be assumed by Parent and converted into a Parent RSU Award with respect to a number of whole Parent Shares (rounded up to the next whole Parent Share) equal to the product obtained by multiplying the Exchange Ratio by the total number of shares of Company Common Stock underlying such Company MVP PSU Award. Except as otherwise provided in this Section 2.3(e), each Company MVP PSU Award assumed and converted into a Parent RSU Award pursuant to this Section 2.3(e) shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting and the In-Service Date requirement) as applied to the corresponding Company MVP PSU Award as of immediately prior to the Effective Time, except that (1) any provision in the applicable award agreement evidencing a Company MVP PSU Award providing for automatic termination of the Company MVP PSU Award upon a “Change of Control” prior to the In-Service Date shall not apply, (2) in the event the applicable Parent RSU Award holder’s employment or service is terminated by Parent or one of its Subsidiaries without Cause or by the holder for Good Reason, the Parent RSU Award will become fully vested and non-forfeitable as of the date of such termination, (3) any amounts relating to dividend equivalents, if any, granted with respect to such Company MVP PSU Award that are accrued but unvested and unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding Company MVP PSU Award immediately prior to the Effective Time (as modified by this Section in the event of a termination of employment) and (3) any dividend equivalents that are payable with respect to any unvested Parent RSU Award following the Closing Date will be paid within 30 days following vesting.
(f)   Treatment of Company Phantom Unit Awards.   At the Effective Time, each outstanding award of phantom units in respect of Company Common Stock under a Company Equity Plan as of the Effective Time (each, a “Company Phantom Unit Award”) shall automatically, and without any action on the part of the holder thereof, become fully vested to the extent then-unvested and any restrictions with respect thereto shall lapse, and each such Company Phantom Unit Award shall be converted into the right to receive on the Closing Date a number of Parent Shares (rounded up to the next whole Parent Share) equal to the product obtained by multiplying (x) the Exchange Ratio by (y) the total number of shares of Company Common Stock underlying such Company Phantom Unit Award.
(g)   Treatment of Company ESPP.   The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPP as of the day immediately prior to the date on which the Effective Time occurs or at such earlier time as may be determined by the Company, and to provide, with respect to the offering or purchase period (if any) under the Company ESPP that is in effect on the date hereof (the “Final Offering Period”), that (i) each participating individual will not be permitted to increase his or her payroll contribution rate under the Company ESPP from the rate in effect as of the date hereof or make separate non-payroll contributions to the Company ESPP on or following the date hereof, except as may be required by applicable Law, (ii) no individual who is not currently participating will be allowed to commence participation in the Company ESPP following the date hereof and (iii) no further offering or purchase period will commence, nor will any such existing period be extended, pursuant to the Company ESPP following the date hereof. Each purchase right, if any, under the Company ESPP that is outstanding as of the date prior to the Effective Time with respect to the Final Offering Period shall automatically be exercised on such date, by applying the payroll deductions of each participant holding such rights for the purchase period in which the Effective Time occurs to the purchase of Company Common Stock at the option price applicable to such purchase right. Such shares of Company Common Stock issued in respect of the Final Offering Period, if any, shall be converted into the Common Consideration pursuant to Section 2.1(b)(i).
(h)   Administration.   Prior to the Effective Time, the Company Board and/or the Compensation Committee of the Company Board shall take such action and adopt such resolutions as may be reasonably necessary to effectuate the treatment of the Company Equity Awards pursuant to the terms of this Section 2.3 including, as applicable, providing for the termination and liquidation of any Company Equity Awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, in a manner consistent with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) to the extent that the terms of such Company Equity Awards require any delay in payment beyond the time period for payment with respect to such Company Equity Awards provided by this Section 2.3. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, LLC Sub and their respective Affiliates shall be entitled to deduct or withhold Taxes required to be deducted and withheld under applicable Law from any amounts payable to any Person pursuant to this Section 2.3.
(i)   Company and Parent Actions.   The Company and Parent shall take all reasonable actions that are necessary for the treatment of Company Equity Awards pursuant to this Section 2.3, including the adoption by the Company Board of such resolutions and the reservation, issuance and listing by Parent of Parent Shares as necessary to effect the transactions contemplated by this Section 2.3 and as necessary to effect the grant, registration, issuance and listing of any other compensatory shares in connection with the consummation of the transactions contemplated by this Agreement. If registration of any plan interests in any Company Equity Plan or the Parent Shares issuable in satisfaction of any Company Equity Awards following the Effective Time (and giving effect to this Section 2.3) is required under the Securities Act, Parent shall file with the SEC as soon as reasonably practicable on or after the Closing Date a registration statement on Form S-8 or other applicable form with respect to such plan interests or Parent Shares, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Company Equity Plan or Company Equity Awards remain outstanding or in effect and such registration of interests therein or the Parent Shares issuable thereunder continues to be required. With respect to those individuals who will be subject to the reporting requirements under Section 16(a) of the Exchange Act subsequent to the Effective Time, where applicable, Parent shall administer the Company Equity Awards assumed pursuant to this Section 2.3 in a manner that is intended to comply with Rule 16b-3 promulgated under the Exchange Act.
Section 2.4   Exchange Procedures.
(a)   Exchange Agent; Exchange Fund.   Prior to the Closing, Parent shall enter into an agreement (such agreement, the “Exchange Agency Agreement”) with Parent’s or the Company’s transfer agent to act as agent for the holders of Company Common Stock and Company Preferred Stock in connection with the Mergers (the “Exchange Agent”) and to receive the Merger Consideration pursuant to this Article II. On the Closing Date and prior to the filing of the First Step Statement of Merger and the First Step Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for distribution in accordance with this Article II through the Exchange Agent, (i) the number of Parent Shares issuable pursuant to Section 2.1 and (ii) sufficient cash to make payments in lieu of fractional shares pursuant to Section 2.4(f). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Common Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 2.4(a) and Section 2.4(f), the Exchange Fund shall not be used for any other purpose. Any cash and Parent Shares deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 2.4(f)) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article II, Parent shall promptly replace, restore or supplement (or cause to be replaced, restored or supplemented) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article II. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Company.
(b)   Payment Procedures.
(i)   As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a statement reflecting the number of Parent Shares (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of Parent Shares, if any, that such holder has the right to receive pursuant to Section 2.1 (after taking into account all Eligible Shares held by such holder immediately prior to the Effective Time) and (B) a check or wire transfer in an aggregate amount equal to the cash payable in lieu of any fractional Parent Shares pursuant to Section 2.4(f).
(ii)   With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Common Consideration, the cash to be paid in lieu of any fractional Parent Shares in accordance with Section 2.4(f), if any, that DTC has the right to receive pursuant to this Article II.

(iii)   No interest shall be paid or accrued on the Common Consideration or any other amount payable in respect of any Eligible Shares pursuant to this Article II.
(iv)   If payment of any Common Consideration is to be made to a Person other than a Person in whose name the Book-Entry Share is registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not payable.
(c)   Termination of Rights.   All Common Consideration (including any cash payable in lieu of fractional Parent Shares pursuant to Section 2.4(f)) paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed immediately with respect to shares outstanding prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any holders of Eligible Shares as of immediately prior to the Effective Time who have not theretofore received the Common Consideration, any cash payable in lieu of fractional Parent Shares to which they are entitled pursuant to Section 2.4(f), without interest thereon, to which they are entitled under this Article II shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.
(e)   No Liability.   None of the Surviving Company, the First Step Surviving Corporation, Parent, Merger Subs or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Common Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f)   No Fractional Parent Shares.   No fractional shares or certificates or scrip representing fractional Parent Shares shall be issued upon the exchange of Eligible Shares and no holder of Eligible Shares immediately prior to the Effective Time shall have any right to vote or have any rights of a shareholder of Parent or a holder of Parent Shares in respect of the fractional shares such holder would otherwise be entitled to receive. Each holder of Eligible Shares immediately prior to the Effective Time exchanged pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Eligible Shares formerly represented by Book-Entry Shares held by such holder immediately prior to the Effective Time) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a Parent Share multiplied by (ii) the volume-weighted average price of Parent Shares for the five (5) consecutive trading days ending immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to a holder of Eligible Shares immediately prior to the Effective Time who would otherwise be entitled to receive a fractional Parent Share, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders subject to and in accordance with the terms hereof when payable pursuant to this Article II. The payment of cash in lieu of fractional Parent Shares is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the conversion of the Eligible Shares in the First Merger.
(g)   Dissenters’ Rights.
(i)   No dissenters’ or appraisal rights shall be available to holders of Company Common Stock with respect to the Mergers or the other transactions contemplated by this Agreement.
(ii)   Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Preferred Stock issued and outstanding as of the Effective Time and held by a holder who is entitled to, and who has perfected, dissenters or appraisal rights for such shares in accordance with Subchapter D of Chapter 15 of the PBCL (the “Dissenting Shares”), if Subchapter D of Chapter 15 of the PBCL is determined to be applicable, shall not be converted into or represent the right to receive the Merger

Consideration in accordance with Section 2.1(b), but shall be entitled only to such rights as are granted by the PBCL to a holder of Dissenting Shares.
(iii)   If any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise), or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Subchapter D of Chapter 15 of the PBCL, then, as of the later of the Effective Time or the date of loss of such status, such shares of Company Preferred Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(b)(ii), without interest, and shall not thereafter be deemed to be Dissenting Shares.
(h)   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, LLC Sub, the First Step Surviving Corporation, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold any Taxes required to be deducted and withheld under applicable Law from any amounts otherwise payable pursuant to this Agreement. Parent, Merger Sub, LLC Sub, the First Step Surviving Corporation, the Surviving Company or the Exchange Agent, as the case may be, shall pay any amount so deducted or withheld to the appropriate Governmental Entity in accordance with applicable Law and shall reasonably cooperate with the Company in good faith to minimize any such deduction or withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant Governmental Entity by Parent, Merger Sub, LLC Sub, the First Step Surviving Corporation, the Surviving Company or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have been paid absent such deduction or withholding by Parent, Merger Sub, LLC Sub, the First Step Surviving Corporation, the Surviving Company or the Exchange Agent, as the case may be. If a portion of the Parent Shares otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having delivered such Parent Shares to such Person, sold such Parent Shares on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Parent Shares on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Entity.
Section 2.5   Preferred Election Procedures.
(a)   Election.   Subject to Section 5.19, each person who is a holder of shares of Company Preferred Stock (or the beneficial owner through appropriate and customary documentation and instructions) on the Election Form Record Date shall have the right, with respect to all but not less than all of its shares of Company Preferred Stock, to submit an Election Form (an “Election”) before the Election Deadline electing to: (A) convert such shares of Company Preferred Stock into Company Common Stock, at the then applicable Conversion Rate (as defined in the Company Organizational Documents) (a “Common Conversion Election”), (B) require the Company to use its commercially reasonable efforts to cause the conversion of such shares of Company Preferred Stock into Substantially Equivalent Securities (as defined in the Company Charter) or, if applicable, MOIC Shares (as defined in the Company Organizational Documents) (a “Substantially Equivalent Security Election”), (C) have such shares of Company Preferred Stock remain outstanding as Company Preferred Stock (a “Remain Outstanding Election”) and (D) have such shares of Company Preferred Stock redeemed in exchange for cash and/or Company Common Stock, at the sole discretion of the Company, at a price per share of Company Preferred Stock equal to 101% of the sum of (x) $19.99 plus (y) accrued and unpaid dividends to the date of such redemption (a “Redemption Election”). Holders of record of shares of Company Preferred Stock who hold such shares of Company Preferred Stock as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such shares of Company Preferred Stock. Parent shall prepare and direct the Exchange Agent to mail an election form (in form and substance reasonably satisfactory to the Company) (the “Election Form”), which shall be mailed at least fifteen (15) business days prior to the anticipated Closing Date or on such other date as the Company and Parent shall mutually agree (the “Mailing Date”) to each holder of record of shares of Company Preferred Stock as of the close of business on the fifth (5th) business day prior to the Mailing Date (the “Election Form Record Date”). The Election Form shall be used by each holder of shares of Company Preferred Stock (or the beneficial owner through appropriate and customary documentation and instructions) who wishes to make an Election. The Election Form shall include (1) a form of letter of transmittal (which will be in customary form and contain such other provisions as Parent, the Company and the Exchange Agent shall reasonably agree upon prior to the Election Form Record Date), and (2) instructions (in customary form and agreed to by Parent and the Company prior to the Effective Time) for use in effecting the surrender of the shares of Company Preferred Stock represented by book-entry in exchange for the Preferred Consideration, and cash in lieu of any fractional Parent Shares in accordance with Section 2.4(f). In the event that any holder of shares of Company Preferred Stock fails to make a proper Election prior to the Election Deadline, then such holder of shares of Company Preferred Stock shall automatically and irrevocably be deemed to have made a Common Conversion Election with respect to all shares of Company Preferred Stock held by such holder.
(b)   New Holders.   Parent shall direct the Exchange Agent to promptly make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of shares of Company Preferred Stock between the Election Form Record Date and the Election Deadline, and the Company and Parent shall use commercially reasonable efforts to provide the Exchange Agent with all information reasonably necessary for it to perform its duties as specified herein.
(c)   Revocations; Exchange Agent.   An Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, an Election Form properly completed and signed, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of the Company. Any holder of shares of Company Preferred Stock may (A) change such holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline, accompanied by a properly completed and signed revised Election Form, or (B) revoke such holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline. All Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by the Company and Parent that the Mergers have been abandoned and that this Agreement has been terminated. If an Election Form is revoked, the guarantees of delivery, if any, for the shares of Company Preferred Stock to which such Election Form relates shall be promptly returned to the holder of shares of Company Preferred Stock submitting the same to the Exchange Agent. As used herein, unless otherwise agreed in advance by Parent and the Company, the “Election Deadline” means 5:00 p.m., New York City time, on a date prior to the Closing Date that is as near as practicable to ten (10) business days following the Mailing Date. The Company and Parent shall cooperate to issue a joint press release reasonably satisfactory to each of them announcing the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.
(d)   Determination of Exchange Agent Binding.   Subject to the provisions of the Exchange Agency Agreement, the determination of the Exchange Agent shall be binding as to whether an Election shall have been properly made or revoked pursuant to this Section 2.5 with respect to shares of Company Preferred Stock and when Elections and revocations were received by it. Subject to the provisions of the Exchange Agency Agreement, if the Exchange Agent determines that any Election was not properly made (including, for the avoidance of doubt, by failure to make any Election) with respect to any shares of Company Preferred Stock, the holder of such shares of Company Preferred Stock shall be treated by the Exchange Agent as having made a Common Conversion Election.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (a) the Company SEC Documents (excluding any disclosures set forth in any such Company SEC Document under the heading “Risk Factors” or in any section disclaiming forward-looking statements, in each case, other than historical facts contained therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided, however, that nothing disclosed in the Company SEC Documents shall be deemed disclosed for purposes of Section 3.2, Section 3.10(b) and Section 3.10(c)), or (b) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representations, warranties or covenants if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent and Merger Subs as follows:

Section 3.1   Qualification, Organization, Subsidiaries, etc.
(a)   Each of the Company, its Subsidiaries and the Significant JV Entities is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so qualified, in good standing or have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company, its Subsidiaries and the Significant JV Entities is duly licensed or qualified to do business, and is in good standing as a foreign entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such licensing or qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company Charter and Fifth Amended and Restated Bylaws (the “Company Organizational Documents”), in each case, as amended through the date of this Agreement, and true and complete copies of the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each significant Subsidiary (as defined under Regulation S-X of the SEC) of the Company and each Significant JV Entity, in each case as amended through the date of this Agreement. All such Company Organizational Documents and organizational documents of each significant Subsidiary of the Company and, to the knowledge of the Company, each Significant JV Entity, are in full force and effect and the Company and its Subsidiaries and, to the knowledge of the Company, the Significant JV Entities are not in violation of any of their provisions in any material respect.
Section 3.2   Equity Interests.
(a)   The authorized capital stock of the Company consists of 50,000,000 shares of Company Preferred Stock and 1,250,000,000 shares of Company Common Stock. As of March 9, 2024, the issued and outstanding equity interests of the Company consisted of (i) 433,660,506 shares of Company Common Stock (excluding unvested shares subject to Company Restricted Stock Awards), (ii) 30,018,446 shares of Company Preferred Stock, (iii) 15,208,644 shares of Company Common Stock subject to Company Equity Awards, consisting of (A) 244,470 shares of Company Common Stock issuable upon exercise of Company Options, (B) 3,275,760 shares of restricted Company Common Stock underlying outstanding Company Restricted Stock Awards, (C) 2,156,420 shares of Company Common Stock subject to outstanding Company RSU Awards, (D) 8,657,378 shares of Company Common Stock issuable pursuant to outstanding Company PSU Awards, assuming, as applicable, the target level of achievement under performance awards, (E) 800,828 shares of Company Common Stock issuable pursuant to outstanding Company Phantom Unit Awards and (F) deferred rights in respect of 73,788 shares of Company Common Stock under the Company’s Amended and Restated Directors’ Deferred Compensation Plan, (iv) 2,596,217 shares of Company Common Stock reserved for future issuance under the Company Equity Plans, (v) 886,858 shares of Company Common Stock that are reserved for future issuance under the Equitrans Midstream Corporation 2018 Dividend Reinvestment and Stock Purchase Plan, (vi) 4,832,417 shares of Company Common Stock that are reserved for future issuance under the Company ESPP and (vii) 1,790,713 shares of Company Common Stock that are reserved for future issuance under the Company’s Employee Savings Plan. All outstanding equity securities of the Company are, and all shares of Company Common Stock issuable pursuant to Company Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.
(b)   Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding Company Equity Awards, indicating with respect to each, (x) the number of shares of Company Common Stock subject to such Company Equity Award (at “target” performance, in the case of any Company PSU Awards) and (y) the grant price (if applicable). Each Company Equity Award has been issued in compliance with the applicable Company Equity Plans and all applicable Laws. Except as set forth in Section 3.2(a), there are no outstanding subscriptions, options, warrants, phantom stock, stock appreciation, profit participation, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such equity interests, (B) grant, extend or enter into any such subscription, option, warrant, phantom stock, stock appreciation, profit participation, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such equity interests, (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of any equity interest of the Company, or (ii) granting any preemptive, antidilutive or rights of first refusal or similar rights with respect to any security issued by the Company or its Subsidiaries.
(c)   Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
(d)   There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of equity interests of the Company or any of its Subsidiaries.
(e)   The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, in each case, free and clear of any preemptive rights and any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) or other similar Laws in any jurisdiction in which such Subsidiary is organized). The Company or a Subsidiary of the Company owns, directly or indirectly, the issued and outstanding shares of capital stock or other equity interests of each Significant JV Entity set forth on Section 3.2(e) of the Company Disclosure Schedule, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act), free and clear of preemptive rights and any Liens other than Company Permitted Liens. Except for equity interests in the Company’s Subsidiaries and the Significant JV Entities, and except as set forth in Section 3.2(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) beneficially owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), (ii) has any obligation to acquire any such equity interest, security, right, agreement or commitment or (iii) has any obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
(f)   Excluding any accrued but unpaid dividends in respect of the Company Preferred Stock arising from and after February 14, 2024 and in respect of Company Common Stock underlying any outstanding Company Equity Award, there are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock or Company Preferred Stock.
Section 3.3   Authority; Noncontravention.
(a)   The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by holders of a majority of the shares of Company Common Stock and shares of Company Preferred Stock (on an as-converted basis), voting as a single class (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been approved and duly and validly authorized by the Company Board and, except for the Company Shareholder Approval (assuming the accuracy of the representations and warranties set forth in Section 4.21), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Company Board has unanimously resolved to recommend that the Company’s shareholders approve this Agreement (the “Company Recommendation”). The Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of each counterparty thereto, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms.

(b)   No clearances, consents or approvals of, or filings, notifications, notices or registrations with, any Governmental Entity are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the transactions contemplated by this Agreement, except for, subject to the accuracy of the representations and warranties of Parent and Merger Subs in Section 4.3(b), (A) the filing with the SEC of a joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to the matters submitted to the shareholders of the Company at a meeting of such holders for the purpose of approving this Agreement and the Mergers (including any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) and relating to the matters submitted to Parent’s shareholders at a meeting of such holders for the purpose of approving the Share Issuance (including any adjournment or postponement thereof, the “Parent Shareholders’ Meeting”) and other filings required under federal or state securities Laws, (B) the filing of the Merger Documents with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the New York Stock Exchange (the “NYSE”), (D) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not have, individually or in the aggregate, a Company Material Adverse Effect or materially delay consummation of the Mergers.
(c)   The execution and delivery by the Company of this Agreement do not and, assuming (x) the Company Shareholder Approval is obtained, (y) the MVP Approval is obtained and (z) the other assumptions identified in Section 3.3(c) of the Company Disclosure Schedule (collectively, clauses (x), (y) and (z) are referred to as the “Specified Assumptions”), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own, operate or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, tariff, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) other than the approvals, filings or registrations identified in Section 3.3(b), conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.4   Reports and Financial Statements.
(a)   The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2022 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act of 1933 (the “Securities Act”), as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this representation) will be deemed to modify information as of an earlier date. There are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Company SEC Documents, and to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.
(b)   The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(c)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
Section 3.5   Internal Controls and Procedures.   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act as of December 31, 2023, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.
Section 3.6   No Undisclosed Liabilities.   Except (a) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2023 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.7   Compliance with Law; Permits.
(a)   The Company and its Subsidiaries are, and in the past three (3) years have been, in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, act, code, ruling, award, writ, ordinance, rule, regulation, judgment or requirement of any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual, alleged or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, waivers, clearances, permissions, qualifications and registrations of or issued or approved by all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination, cancellation or revocation thereof, except where the failure to be in full force and effect or any modification, termination, cancellation or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would reasonably be expected to result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, or extend, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.8   Environmental Laws and Regulations.   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (a) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to a violation of, or liability under, any Environmental Law, (b) except for matters that have been fully resolved with the applicable Governmental Entity, the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws, (c) there has been no release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation, or handling of, exposure of any Person to, or contamination by, Hazardous Materials, including at any real property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary of the Company, in each case that has given rise to, or would reasonably be expected to give rise to, liability of the Company or any of its Subsidiaries under any Environmental Law, (d) the Company is not party to any order, judgment or decree that imposes any obligation on the Company or any of its Subsidiaries under any Environmental Law, (e) for the past three (3) years, the Company and its Subsidiaries have not received any written notice or formal request for information relating to a violation of, or liability under, any Environmental Law, and (f) the Company and its Subsidiaries have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the liability of any other Person under Environmental Law.
Section 3.9   Employee Benefit Plans.
(a)   Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. The Company has made available to Parent or filed with the SEC prior to the date hereof copies of each material Company Benefit Plan and related material documentation and correspondence. The Company has also made available to Parent copies of calculations prepared in respect of Section 280G of the Code with respect to any “disqualified individual” (within the meaning of Section 280G of the Code).
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan (and any related trust or other funding vehicle) has been maintained, funded, operated and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) or other breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service as to its qualified status, or may rely upon a favorable opinion or advisory letter from the Internal Revenue Service for a prototype plan and, no fact or event has occurred that would reasonably be expected to adversely affect such qualified status of any such Company Benefit Plan and (iv) neither the Company nor any of its Subsidiaries have incurred any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could reasonably be expected to result in the imposition of any such Tax or penalty.
(c)   No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any liability or obligation to provide, health, medical or other welfare benefits after retirement or other termination of employment, other than (i) health care continuation coverage as required be Section 601 et seq. of ERISA or Section 4980B of the Code (“COBRA”) or any similar state Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) under an employment agreement or severance agreement, plan or policy requiring the Company to pay or subsidize COBRA premiums for a terminated employee or the employee’s beneficiaries for a period of twelve (12) or fewer months following such employee’s termination.
(d)   No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to or have any current or contingent liability or obligation (including on account of any of its ERISA Affiliates) with respect to any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(e)   Except as required under this Agreement, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby will (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (i) entitle any Company Service Provider to any material compensation or benefit, (ii) materially increase the amount of any of the foregoing due to any Company Service Provider, (iii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or (iv) restrict the ability of the Company to merge, amend or terminate any Company Benefit Plan.
(f)   The Company has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes pursuant to Sections 4999 or 409A of the Code.
Section 3.10   Absence of Certain Changes or Events.
(a)   From the Balance Sheet Date through the date of this Agreement, the businesses of the Company, its Subsidiaries and, to the knowledge of the Company, the Significant JV Entities have been conducted in all material respects in the ordinary course of business.
(b)   From the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.
(c)   From the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.
Section 3.11   Investigations; Litigation.   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation, audit or review pending (or, to the knowledge of the Company, threatened in writing) by any Governmental Entity with respect to the Company, any of its Subsidiaries or, to the knowledge of the Company, any Significant JV Entity, (b) there are no, and within the past two (2) years have been no, actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company, threatened in writing) by any Governmental Entity against or affecting the Company, any of its Subsidiaries, or any of their respective properties, (c) there are no, and within the past two (2) years have been no, orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries, (d) to the knowledge of the Company, there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending or threatened in writing by any Governmental Entity against any Significant JV Entity or any of their respective properties and (e) to the knowledge of the Company, there are no orders, judgments or decrees of, or before, any Governmental Entity against any Significant JV Entity.
Section 3.12   Information Supplied.   None of the information provided (or to be provided) in writing by or on behalf of the Company or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement/Prospectus will, on the date it is first mailed or made available to the Company’s shareholders and Parent’s shareholders and at the time of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Registration Statement (solely with respect to the portion thereof based on information supplied by the Company or its Subsidiaries for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by Parent for inclusion or incorporation by reference therein, with respect to which no representation is made by the Company or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of the Company for inclusion or incorporation by reference therein.
Section 3.13   Regulatory Matters.
(a)   None of the Company, its Subsidiaries or any Significant JV Entity is a holding company or a gas utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by the Federal Regulatory Commission (“FERC”) thereunder (“PUHCA”).
(b)   Neither the Company nor any of its Subsidiaries nor any Significant JV Entity is a public utility under the Federal Power Act, 16 U.S.C. §§ 791a-825r and the regulations promulgated by the FERC thereunder (the “FPA”) or an electric utility company under PUHCA.
(c)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all filings required to be made by the Company, any of its Subsidiaries or a Significant JV Entity during the three (3) years preceding the date hereof, with the FERC under the Natural Gas Act (“NGA”) or the Natural Gas Policy Act (“NGPA”) implemented by the FERC and the regulations promulgated by the FERC thereunder, with the Pipeline and Hazardous Materials Safety Administration of the Department of Transportation (“PHMSA”), the Department of Energy, or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.
Section 3.14   Tax Matters.
(a)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) have been duly and timely filed (taking into account extensions of time for filing), and all such Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) (in each case, whether or not shown as due and payable on such filed Tax Returns, but excluding any Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) have been timely paid in full. All withholding Tax and Tax deposit requirements imposed on or with respect to the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) have been satisfied in full, and the Company and its Subsidiaries (and, to the knowledge of the Company, any of the Significant JV Entities) have complied in all respects with all information reporting (and related withholding) and record retention requirements.
(ii)   There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities).
(iii)   There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) for any Taxes that has been asserted, proposed or threatened in writing by any Governmental Entity. There are no examinations, audits or proceedings pending or threatened in writing regarding any Taxes of the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities).
(iv)   Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including (A) any agreement or arrangement solely between or among the Company and/or any of its Subsidiaries (and/or, to the knowledge of the Company, any of the Significant JV Entities), (B) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax or (C) that certain Tax Matters Agreement, dated as of November 12, 2018, by and between Parent and the Company).
(v)   Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) has (x) been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Parent, the Company or any of their respective Subsidiaries) or (y) any material liability for Taxes of any Person (other than Parent, the Company or any of their respective Subsidiaries, or, to the knowledge of the Company, any of the Significant JV Entities) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.
(vi)   Neither the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).
(vii)   Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code or any similar provision of state, local or non-U.S. Law) (A) in the two (2) years prior to the date of this Agreement or (B) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(viii)   No written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities).
(ix)   Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) has requested, has received or is subject to any written ruling of a Governmental Entity that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
(x)   There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities), except for Company Permitted Liens.
(b)   The Company is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation.
(c)   Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.15   Employment and Labor Matters.
(a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”). In the past three (3) years, to the knowledge of the Company, there have been no union organizing activities or demands of any union or other labor organization for recognition or certification pending or threatened in writing against the Company or any of its Subsidiaries. There is, and in the last three (3) years there has been, no labor strike, dispute, lockout, slowdown or stoppage, material unfair labor practice complaint, material labor grievance or material labor arbitration pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries.
(b)   The Company and each of its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws (the “WARN Act”)), affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance, except for noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   To the knowledge of the Company, no material claims of sexual or other harassment are pending against any officer of Company or any of its Subsidiaries in connection with his or her employment with the Company or its applicable Subsidiary.
Section 3.16   Intellectual Property.
(a)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all Intellectual Property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).
(b)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened in writing claims by any person alleging infringement, misappropriation or other violation by the conduct of the business of the Company or any of its Subsidiaries of any Intellectual Property rights of any person, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property, and (iv) to the knowledge of the Company, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(c)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented and maintained (i) commercially reasonable measures designed to protect the confidentiality, integrity and security of the Company’s IT Assets (and all information stored therein); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.
(d)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, within the past three (3) years, the Company and its Subsidiaries have been in compliance with all Data Security Requirements. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there have been no Security Incidents with respect to any IT Assets, material trade secret rights in confidential ideas, know-how, concepts, methods, processes, source code and data (collectively, “Trade Secrets”), or Personal Information owned, held, or processed by or on behalf of the Company or any of its Subsidiaries.
Section 3.17   Real Property.
(a)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has defensible title to the material real property necessary for the material operations of the Company or any of its Subsidiaries owned by the Company or any Subsidiary (such real property owned in fee collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease, sublease or other agreement under which the Company or any of its Subsidiaries leases, uses or occupies or otherwise has the right to use or occupy any material real property necessary for the material operations of the Company or any of its Subsidiaries (any property subject to such lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case as to Company Owned Real Property and Company Real Property Leases, free and clear of all Liens other than any Company Permitted Liens, and other than any conditions, encroachments, easements, Rights-of-Way, restrictions and other encumbrances that (x) do not materially adversely affect the Company’s use of the real property subject thereto (as used as of the date of this Agreement) in the operation of its business or (y) are Company Permitted Encumbrances. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect sufficient for the Company’s use of such Company Real Property Lease in accordance with its terms, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (subclauses (i) and (ii), the “Remedies Exceptions”), (B) the Company has received no written notice of uncured defaults of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, existing under any Company Real Property Lease or any material restrictive covenants affecting the Company Owned Real Property, and (C) no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or material default under a Company Real Property Lease or any material restrictive covenants affecting the Company Owned Real Property.
(b)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect or constitute a Company Permitted Encumbrance or Company Permitted Lien, (i) there are no material leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to prohibit all beneficial use or purpose as of the date of this Agreement of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party that would completely divest the Company or its Subsidiaries of any Company Owned Real Property that would reasonably be expected to materially adversely affect the use of Company Owned Real Property (as used as of the date of this Agreement) by the Company or its Subsidiaries in the aggregate or substantially impair operation of its business thereon, and (iii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of Company Owned Real Property or Company Leased Real Property that would reasonably be expected to materially adversely affect the use of such Company Owned Real Property or Company Leased Real Property (as used as of the date of this Agreement) by the Company or its Subsidiaries in the normal course of operation of its business thereon.
(c)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect or constitute a Company Permitted Encumbrance or Company Permitted Lien, (i) each of the Company and its Subsidiaries has defensible title to such Rights-of-Way or other interest that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Company Permitted Liens and Company Permitted Encumbrances); (ii) the Company and its Subsidiaries conduct their businesses in a manner that on the whole does not violate any material terms of the Rights-of-Way in any material respect; and (iii) neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, there does not exist, the occurrence of any ongoing uncured event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the material limitation, revocation or termination of any Right-of-Way.
(d)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, there does not exist, threatened, condemnation or eminent domain investigations, actions, suits or proceedings (whether administrative or judicial) that would, or would reasonably be expected to, adversely affect any Right-of-Way, Company Owned Real Property or Company Leased Real Property.
Section 3.18   Insurance.   The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any pending or, to the knowledge of the Company, threatened cancellation with respect to any such insurance policy, in each case, other than in the ordinary course of business, and each of its Subsidiaries is in compliance with all conditions contained therein.
Section 3.19   Opinion of the Company’s Financial Advisors.   The Company Board has received separate opinions of the Company’s financial advisors, Barclays Capital Inc. and Citigroup Global Markets Inc., to the effect that, as of the date of such opinions and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than, as applicable, Parent, Merger Subs and their respective Affiliates). The Company shall, promptly following receipt thereof by the Company Board, furnish an accurate and complete copy of such opinions to Parent on a non-reliance basis and solely for informational purposes.
Section 3.20   Material Contracts.
(a)   Except for this Agreement, the Company Benefit Plans and any agreements filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the Significant JV Entities) is a party to or bound by:
(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)   any Contract that (A) imposes or purports to impose, any material restriction or prohibition on the right, ability, manner or locations of the Company, any of its Subsidiaries or any Significant JV Entity to compete with any other person or acquire or dispose of the securities of any other person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company, its Subsidiaries or any Significant JV Entity in a material manner;
(iii)   any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness or other financing or capital lease of the Company, its Subsidiaries or any Significant JV Entity in an amount in excess of $25 million;
(iv)   any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries;
(v)   any Contract obligating the Company and/or its Subsidiaries to incur annual capital expenditures in excess of $50 million;
(vi)   any Contract expressly limiting or restricting the ability of the Company, any of its Subsidiaries or any Significant JV Entity to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;
(vii)   any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company, any of its Subsidiaries or any Significant JV Entity in excess of $100 million;
(viii)   any Labor Agreement;
(ix)   any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity in excess of $10 million;
(x)   each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, businesses, equity interests, rights requiring annual payments by the Company, its Subsidiaries or the Significant JV Entities in excess of $50 million, in each case other than Company Midstream Contracts;
(xi)   each Contract that provides for the purchase or sale by Company or any of its Subsidiaries of hydrocarbons, produced water or freshwater or Contracts for gathering, processing, transportation, treating, storage, blending, disposal or similar midstream services (including hydrocarbon or water gathering, processing, treating, handling, disposal, recycling, redelivery, balancing, purchase, sale, fractionation, transportation, interconnection or similar agreements) for which the material firm service or capacity terms provide for, in each case, annual payments after the date hereof by the Company or any of its Subsidiaries in excess of $50 million, or annual revenues after the date hereof to the Company or any of its Subsidiaries in excess of $20 million (collectively, the “Company Midstream Contracts”); and
(xii)   any material lease or sublease with respect to a Company Leased Real Property, other than capacity leases and storage leases, in each case, entered into in the ordinary course of business and that during the twelve months ended December 31, 2023 individually required, or is reasonably expected in the future to require, annual revenues or payments by the Company and its Subsidiaries in excess of $25 million.
All contracts of the types referred to in clauses (i) through (xiii) above are referred to herein as “Company Material Contracts” and have been made available to Parent. “Contract” means any agreement, contract, obligation, promise, understanding, commitment, lease, license, sublicense, warranty or undertaking (whether written or oral) that is legally binding.
(b)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and (subject to the Specified Assumptions) no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach of or material default under, or otherwise give rise to, a right of termination, cancellation or acceleration of any material obligation under any Company Material Contract, or any unsatisfied or uncured, outstanding and permanent (i) material curtailment, (ii) dedication release or

(iii) volumetric commitment reduction, in each case of clauses (i) through (iii), due to a material default of a Company Midstream Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.
Section 3.21   Finders or Brokers.   Except for Barclays Capital Inc. and Citigroup Global Markets Inc., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers. Section 3.21 of the Company Disclosure Schedule sets forth the amount of fees payable by or on behalf of the Company and its Subsidiaries to Barclays Capital Inc. and Citigroup Global Markets Inc.
Section 3.22   Related Party Transactions.   Neither the Company nor any of its Subsidiaries is party to any transaction or arrangement with any (a) present or former Company Executive Officer, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of capital stock of the Company or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing persons described in clauses (a) or (b) (but only, with respect to the persons in clause (b), to the knowledge of the Company), which, in each case, would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
Section 3.23   Takeover Statutes.   The Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable state anti-takeover statutes or regulations (including the applicable provisions of Subchapter D, Subchapter E, Subchapter F, Subchapter G, Subchapter H and Subchapter I of Chapter 25 of the PBCL) and any similar provisions in the Company Organizational Documents. There is no shareholder rights plan in effect, to which the Company is a party or otherwise bound.
Section 3.24   Personal Property.   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:
(a)   the Company or a Subsidiary of the Company has defensible title to, or holds by a valid, enforceable and existing lease or license, all of the hydrocarbon and/or water gathering, processing, transportation, storage, handling, disposal or other pipelines and facilities that are owned, leased or licensed by the Company or a Subsidiary of the Company and that are necessary for the operations of the Company or any of its Subsidiaries as conducted as of the date of this Agreement (collectively, the “Company Personal Property”), free and clear of all Liens other than any Company Permitted Liens and Company Permitted Encumbrances;
(b)   to the knowledge of the Company, during the period Company has owned and operated the Company Personal Property, the Company Personal Property has been (i) constructed, owned, maintained and operated in a good and workmanlike manner by the Company and its Subsidiaries as a reasonable and prudent operator in accordance with customary practices in the Appalachian oil and gas and water services industries and (ii) in material compliance with all applicable Law and Company Permits in effect at the time of such operation, and have only been used in compliance with Company Permits; and
(c)   the Company Personal Property, together with the other assets of the Company and its Subsidiaries, are sufficient for, and constitute all of the material rights, property and assets necessary for, the current conduct of the business of the Company and its Subsidiaries.
Section 3.25   Escheat and Unclaimed Property.   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (and, to the knowledge of the Company, each of the Significant JV Entities) is in compliance with escheat and unclaimed property laws.
Section 3.26   No Additional Representations.
(a)   The Company acknowledges that none of Parent or Merger Subs makes any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent or Merger Subs to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that none of Parent or Merger Subs makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Company (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in Article IV.
(b)   The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Subs to the Company in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, shareholders, unitholders, stockholders, controlling persons or representatives that are not expressly set forth in Article IV or in any certificate delivered by Parent or Merger Subs to the Company in accordance with the terms hereof, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Subs to the Company: (i) Parent and Merger Subs do not make, and have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Subs to the Company in accordance with the terms hereof, (ii) no person has been authorized by Parent or Merger Subs to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties of Parent or Merger Subs unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS
Except as disclosed in (a) the Parent SEC Documents (excluding any disclosures set forth in any such Parent SEC Document under the heading “Risk Factors” or in any section disclaiming forward-looking statements, in each case, other than historical facts contained therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure (provided, however, that nothing disclosed in the Parent SEC Documents shall be deemed disclosed for purposes of Section 4.2, Section 4.10(b) and Section 4.10(c)), or (b) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representations, warranties or covenants if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Subs represent and warrant to the Company as follows:
Section 4.1   Qualification, Organization, Subsidiaries, etc.
(a)   Each of Parent, Merger Sub, LLC Sub and their respective Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so qualified, in good standing or have such power or authority would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Merger Sub, LLC Sub and their respective Subsidiaries is duly licensed or qualified to do business, and is in good standing as a foreign entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such licensing or qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Parent has made available to the Company prior to the date of this Agreement true and complete copies of the Restated Articles of Incorporation and Amended and Restated Bylaws of Parent (the “Parent Organizational Documents”), in each case, as amended through the date of this Agreement, and true and complete copies of the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each significant Subsidiary (as defined under Regulation S-X of the SEC) of Parent, as amended through the date of this Agreement. All such Parent Organizational Documents and organizational documents of each significant Subsidiary of Parent are in full force and effect and Parent and its Subsidiaries are not in violation of any of their provisions in any material respect.
Section 4.2   Capital Stock.
(a)   The authorized capital stock of Parent consists of 640,000,000 Parent Shares, without par value, and 3,000,000 shares of preferred stock (“Parent Preferred Stock”). As of March 8, 2024, there were (i) 440,720,923 Parent Shares issued and outstanding, (ii) zero shares of Parent Preferred Stock, (iii) 6,052,656 Parent Shares issuable pursuant to outstanding Parent equity awards (assuming “target” performance in the case of any Parent performance-based equity awards) and (iv) 11,947,033 Parent Shares that are reserved for the grant of additional awards under the shareholder approved equity incentive plans of Parent. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to Parent equity awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
(b)   Section 4.2(b) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding Parent equity awards, indicating with respect to each, the number of Parent Shares subject to such Parent equity award. Except as set forth in Section 4.2(a), there are no outstanding subscriptions, options, warrants, phantom stock, stock appreciation, profit participation, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any Parent Shares or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such Parent Shares or other equity interests, (B) grant, extend or enter into any such subscription, option, warrant, phantom stock, stock appreciation, profit participation, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such Parent Shares or other equity interests, (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Shares or other equity interests of Parent, or (ii) granting any preemptive, antidilutive or rights of first refusal or similar rights with respect to any security issued by Parent or its Subsidiaries.
(c)   Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.
(d)   There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of equity securities of Parent or any of its Subsidiaries.
(e)   As of the date of this Agreement, all of the issued and outstanding equity interests of Merger Sub and LLC Sub are validly issued and outstanding. All of the issued and outstanding equity interests of Merger Sub are, and at the Effective Time will be, and all of the issued and outstanding equity interests of LLC Sub are, and at the effective time of the Second Merger will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub and LLC Sub have no outstanding option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub or LLC Sub. Merger Sub and LLC Sub have not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.
(f)   When issued pursuant to the terms hereof, all outstanding Parent Shares constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Parent has, and at Closing shall have, sufficient duly authorized Parent Shares to enable it to issue the Merger Consideration.
(g)   Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Parent Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries and except as set forth in Section 4.2(g) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (i) beneficially owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), (ii) has any obligation to acquire any such equity interest, security, right, agreement or commitment or (iii) has any obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
(h)   Except as set forth on Section 4.2(h) of the Parent Disclosure Schedule, there are no accrued and unpaid dividends with respect to any outstanding Parent Shares.
Section 4.3   Authority; Noncontravention.
(a)   Each of Parent and Merger Subs has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Shareholder Approval, to consummate the transactions contemplated hereby. Subject to obtaining the Parent Shareholder Approval, this Agreement and the transactions contemplated hereby, including the Mergers and the Share Issuance, have been authorized by all necessary corporate action by Parent. The Parent Board has unanimously (i) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Parent of this Agreement and the transactions contemplated hereby, including the Mergers and the Share Issuance in connection with the transactions contemplated by this Agreement, (iii) directed that the Share Issuance be submitted to the shareholders of Parent for approval and (iv) resolved to recommend that Parent’s shareholders approve the Share Issuance (the “Parent Recommendation”). This Agreement has been duly and validly executed and delivered by Parent and Merger Subs and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparty thereto, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Subs and is enforceable against Parent and Merger Subs in accordance with its terms.
(b)   No clearances, consents or approvals of, or filings, notifications, notices or registrations with, any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent and Merger Subs of this Agreement or (ii) the consummation by Parent or Merger Subs of the transactions contemplated by this Agreement, except for, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), (A) the filing with the SEC of the registration statement on Form S-4 by Parent in connection with Share Issuance, in which the Proxy Statement/Prospectus will be included (as amended or supplemented from time to time, the “Registration Statement”) and other filings required under federal or state securities Laws, (B) the filing of the Merger Documents with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (D) compliance with the applicable requirements of the HSR Act, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not have, individually or in the aggregate, a Parent Material Adverse Effect or materially delay consummation of the Mergers.

(c)   The execution and delivery by Parent and Merger Subs of this Agreement do not and, assuming the Parent Shareholder Approval is obtained, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own, operate or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, tariff, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens other than Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) other than the approvals, filings or registrations identified in Section 4.3(b), conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4   Reports and Financial Statements.
(a)   Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2022 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this representation) will be deemed to modify information as of an earlier date. There are no outstanding or unresolved comments received by Parent from the SEC with respect to any of the Parent SEC Documents, and to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.
(b)   The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(c)   Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.
Section 4.5   Internal Controls and Procedures.   Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Management of Parent has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act as of December 31, 2023, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.
Section 4.6   No Undisclosed Liabilities.   Except (a) as reflected or reserved against in Parent’s consolidated balance sheet as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.7   Compliance with Law; Permits.
(a)   Parent and its Subsidiaries are, and in the past three (3) years have been, in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2022, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual, alleged or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, waivers, clearances, permissions, qualifications and registrations of or issued or approved by all applicable Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination, cancellation or revocation thereof, except where the failure to be in full force and effect or any modification, termination, cancellation or revocation thereof would not have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would reasonably be expected to result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.8   Environmental Laws and Regulations.   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (a) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries relating to a violation of, or liability under, any Environmental Law, (b) except for matters that have been fully resolved with the applicable Governmental Entity, Parent and its Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required under Environmental Laws, (c) there has been no release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation, or handling of, exposure of any Person to, or contamination by, Hazardous Materials, including at any real property currently or, to the knowledge of Parent, formerly owned, leased or operated by Parent or any Subsidiary of Parent, in each case so that has given rise to, or would reasonably be expected to give rise to, liability of Parent or any of its Subsidiaries under any Environmental Law, (d) Parent is not party to any order, judgment or decree that imposes any obligation on Parent or any of its Subsidiaries under any Environmental Law, (e) for the past three (3) years, Parent and its Subsidiaries have not received any written notice or formal request for information relating to a violation of, or liability under, any Environmental Law, and (f) Parent and its Subsidiaries have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the liability of any other Person under Environmental Law.
Section 4.9   Employee Benefit Plans.
(a)   Section 4.9(a) of the Parent Disclosure Schedule lists all material Parent Benefit Plans. Parent has made available to the Company or filed with the SEC prior to the date hereof copies of each material Parent Benefit Plan and related material documentation and correspondence.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan (and any related trust or other funding vehicle) has been maintained, funded, operated and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) or other breach of fiduciary duty (as determined under ERISA) with respect to any Parent Benefit Plan, (iii) each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service as to its qualified status, or may rely upon a favorable opinion or advisory letter from the Internal Revenue Service for a prototype plan and no fact or event has occurred that would reasonably be expected to adversely affect such qualified status of any such Parent Benefit Plan and (iv) neither Parent nor any of its Subsidiaries have incurred (whether or not assessed) any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could reasonably be expected to result in the imposition of any such material Tax or penalty.
(c)   No Parent Benefit Plan provides, and neither Parent nor any of its Subsidiaries has any liability or obligation to provide, health, medical or other welfare benefits after retirement or other termination of employment, other than (i) health care continuation coverage as required be Section 601 et seq. of ERISA or COBRA or any similar state Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) under an employment agreement or severance agreement, plan or policy requiring Parent to pay or subsidize COBRA premiums for a terminated employee or the employee’s beneficiaries for a period of twelve (12) or fewer months following such employee’s termination. Neither Parent nor any of its Subsidiaries have incurred (whether or not assessed) any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could reasonably be expected to result in the imposition of any such material Tax or penalty.
(d)   No Parent Benefit Plan is, and neither Parent nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to or have any current or contingent liability or obligation (including on account of any of its ERISA Affiliates) with respect to any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(e)   Except as required under this Agreement, none of the execution, delivery or performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby will (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (i) entitle any Parent Service Provider to any compensation or benefit (whether in cash, property or the vesting of property) or increase the amount of any of the foregoing due to any Parent Service Provider,

(ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation, (iii) require a contribution by the Parent to any Parent Benefit Plan or (iv) restrict the ability of the Parent to merge, amend or terminate any Parent Benefit Plan.
(f)   Parent has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes pursuant to Sections 4999 or 409A of the Code.
Section 4.10   Absence of Certain Changes or Events.
(a)   From the Balance Sheet Date through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.
(b)   From the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.
(c)   From the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.
Section 4.11   Investigations; Litigation.   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there is no investigation, audit or review pending (or, to the knowledge of Parent, threatened in writing) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no, and within the past two (2) years have been no, actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of Parent, threatened in writing) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no, and within the past two (2) years have been no, orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries.
Section 4.12   Information Supplied.   None of the information provided (or to be provided) in writing by or on behalf of Parent or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement/Prospectus will, on the date it is first mailed or made available to Parent’s shareholders and the Company’s shareholders and at the time of the Parent Shareholders’ Meeting and Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Registration Statement (solely with respect to the portion thereof based on information supplied by Parent or its Subsidiaries for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of Parent for inclusion or incorporation by reference therein.
Section 4.13   Regulatory Matters.
(a)   None of Parent or its Subsidiaries is, or has been in the past three (3) years, a holding company, a gas utility company, an electric utility company, or a public-utility company as defined in PUHCA.
(b)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all filings required to be made by Parent or any of its Subsidiaries during the three (3) years preceding the date hereof, with the FERC under the NGA or NGPA, PHMSA, the Department of Energy or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.
Section 4.14   Tax Matters.
(a)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:
(i)   All Tax Returns required to be filed by or on behalf of Parent or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing), and all such Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by Parent or any of its Subsidiaries (whether or not shown as due and payable on such filed Tax Returns, but excluding any Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) have been timely paid in full. All withholding Tax and Tax deposit requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full, and Parent and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements.
(ii)   There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Parent or any of its Subsidiaries.
(iii)   There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted, proposed or threatened in writing by any Governmental Entity. There are no examinations, audits or proceedings pending or threatened in writing regarding any Taxes of Parent or any of its Subsidiaries.
(iv)   Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including (A) any agreement or arrangement solely between or among Parent and/or any of its Subsidiaries, (B) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax or (C) that certain Tax Matters Agreement, dated as of November 12, 2018, by and between Parent and the Company).
(v)   Neither Parent nor any of its Subsidiaries has (x) been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries) or (y) any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.
(vi)   Neither Parent or any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations §1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).
(vii)   Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code or any similar provision of state, local or non-U.S. Law) (A) in the two (2) years prior to the date of this Agreement or (B) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(viii)   No written claim has been made by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries.
(ix)   Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Entity that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
(x)   There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries, except for Parent Permitted Liens.
(b)   Each of Parent and Merger Sub is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation. Each of EQT Holdings and LLC Sub is, and has been since formation, properly classified for U.S. federal income tax purposes as an entity disregarded as separate from Parent.
(c)   Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.15   Employment and Labor Matters.
(a)   Neither Parent nor any of its Subsidiaries is a party to any Labor Agreement. In the past three (3) years, to the knowledge of Parent, there have been no union organizing activities or demands of any union or other labor organization for recognition or certification pending or threatened in writing against Parent or any of its Subsidiaries. There is, and in the last three (3) years there has been no, labor strike, dispute, lockout, slowdown or stoppage, material unfair labor practice complaint, material labor grievance or material labor arbitration or, to the knowledge of Parent, threatened in writing against or affecting Parent or any of its Subsidiaries.
(b)   Parent and each of its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance, except for noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   To the knowledge of the Parent, no material allegations of harassment, discrimination, or retaliation are pending against any employee of any employee of Parent or any of its Subsidiaries.
Section 4.16   Intellectual Property.
(a)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Parent Permitted Liens, all Intellectual Property rights necessary to their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”).
(b)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or, to the knowledge of Parent, threatened in writing claims by any person alleging infringement, misappropriation or other violation by the conduct of the business of Parent or any of its Subsidiaries of any Intellectual Property rights of any person, (ii) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of Parent’s or any its Subsidiaries’ rights to or in connection with Parent Intellectual Property, and (iv) to the knowledge of Parent, no person is infringing, misappropriating or otherwise violating any Parent Intellectual Property.
(c)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have implemented and maintained (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of Parent’s IT Assets (and all information stored therein); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

(d)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, within the past three (3) years, Parent and its Subsidiaries have been in compliance with all Data Security Requirements. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, there have been no Security Incidents with respect to any IT Assets, material Trade Secrets, or Personal Information owned, held, or processed by or on behalf of Parent or any of its Subsidiaries.
Section 4.17   Real Property.
(a)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has defensible title to the material real property necessary for the material operations of Parent or any of its Subsidiaries owned by Parent or any Subsidiary (such real property owned in fee collectively, the “Parent Owned Real Property”) and (ii) either Parent or a Subsidiary of Parent has a good and valid leasehold interest in each material lease, sublease or other agreement under which Parent or any of its Subsidiaries leases, uses or occupies or otherwise has the right to use or occupy any material real property necessary for the material operations of Parent or any of its Subsidiaries (any property subject to such lease, sublease or other agreement, the “Parent Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Parent Real Property Leases”), in each case as to Parent Owned Real Property and Parent Real Property Leases, free and clear of all Liens other than any Parent Permitted Liens, and other than any conditions, encroachments, easements, Rights-of-Way, restrictions and other encumbrances that (x) do not materially adversely affect Parent’s use of the real property subject thereto (as used as of the date of this Agreement) in the operation of its business or (y) are Parent Permitted Encumbrances. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Real Property Lease is valid, binding and in full force and effect sufficient for Parent’s use of such Parent Real Property Lease in accordance with its terms, subject to the limitation of such enforcement by the Remedies Exceptions, (B) Parent has received no written notice of uncured defaults of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, existing under any Parent Real Property Lease or any material restrictive covenants affecting the Parent Owned Real Property, and (C) no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or material default under a Parent Real Property Lease or any material restrictive covenants affecting the Parent Owned Real Property.
(b)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect or constitute a Parent Permitted Encumbrance or Parent Permitted Lien, (i) there are no material leases, subleases, licenses, rights or other agreements affecting any portion of Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to prohibit all beneficial use or purpose as of the date of this Agreement of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among Parent and its Subsidiaries or among Parent’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party that would completely divest Parent or its Subsidiaries of any Parent Owned Real Property that would reasonably be expected to materially adversely affect the use of Parent Owned Real Property (as used as of the date of this Agreement) by Parent or its Subsidiaries in the aggregate or substantially impair operation of its business thereon, and (iii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to materially adversely affect the use of such Parent Owned Real Property or Parent Leased Real Property (as used as of the date of this Agreement) by Parent or its Subsidiaries in the normal course of operation of its business thereon.
(c)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect or constitute a Parent Permitted Encumbrance or Parent Permitted Lien, (i) each of Parent and its Subsidiaries has defensible title to such Rights-of-Way or other interest that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Parent Permitted Liens and Parent Permitted Encumbrances); (ii) Parent and its Subsidiaries conduct their businesses in a manner that on the whole does not violate any material terms of the Rights-of-Way in any material respect; and (iii) neither Parent nor any of its Subsidiaries has received written notice of, and, to the knowledge of Parent, there does not exist, the occurrence of any ongoing uncured event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the material limitation, revocation or termination of any Right-of-Way.
Section 4.18   Insurance.   Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received written notice of any pending or, to the knowledge of Parent, threatened cancellation with respect to any such insurance policy, in each case, other than in the ordinary course of business, and each of Parent and its Subsidiaries is in compliance with all conditions contained therein.
Section 4.19   Material Contracts.
(a)   Except for this Agreement, Parent’s Benefit Plans and any agreements filed as exhibits to Parent SEC Documents, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by:
(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)   any Contract that (A) imposes or purports to impose, any material restriction or prohibition on the right, ability, manner or locations of Parent or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of any other person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of Parent or its Subsidiaries in a material manner;
(iii)   any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness or other financing or capital lease of Parent or any of its Subsidiaries in an amount in excess of $25 million;
(iv)   any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Parent and its Subsidiaries or among Parent’s Subsidiaries;
(v)   any Contract expressly limiting or restricting the ability of Parent or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;
(vi)   any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by Parent or any of its Subsidiaries in excess of $50 million;
(vii)   any Labor Agreement;
(viii)   any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity in excess of $10 million;
(ix)   each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, businesses, equity interests, rights or properties requiring payments by Parent or its Subsidiaries in excess of $25 million; and
(x)   any material lease or sublease with respect to a Parent Leased Real Property, other than capacity leases and storage leases, in each case entered into in the ordinary course of business and that during the twelve months ended December 31, 2023 individually required, or is reasonably expected in the future to require, annual revenues or payments by Parent and its Subsidiaries in excess of $25 million.
All contracts of the types referred to in clauses (i) through (xi) above are referred to herein as “Parent Material Contracts” and have been made available to Parent.

(b)   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent is in material breach of or default under the terms of any Parent Material Contract. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract, and no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach of or material default under, or otherwise give rise to, a right of termination, cancellation or acceleration of any material obligation under any Parent Material Contract. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.
Section 4.20   Finders or Brokers.   Except for Guggenheim Securities, LLC and RBC Capital Markets, LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.
Section 4.21   Related Party Transactions.   Neither Parent nor any of its Subsidiaries is party to any transaction or arrangement with any (a) present or former Parent Executive Officer, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of capital stock of the Company or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing persons described in clauses (a) or (b) (but only, with respect to the persons in clause (b), to the knowledge of Parent), which, in each case, would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act. None of Parent, Merger Subs or any of their respective “affiliates” or “associates” (as such terms are defined in Section 2552 of the PBCL) has beneficially owned during the three (3) years immediately preceding the date of this Agreement a number of shares that would make it an “interested shareholder” (as such term is defined in Section 2553 of the PBCL) of the Company.
Section 4.22   Takeover Statutes.   The action of the Parent Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state Takeover Laws.
Section 4.23   Oil and Gas Matters.
(a)   Except as would not reasonably be expected to have a Parent Material Adverse Effect, and except for property (i)sold or otherwise disposed of (x) in the ordinary course of business or (y) in compliance with the terms of Section 5.2, in each case, since the date of the reserve reports prepared by Netherland, Sewell & Associations, Inc. (the “Parent Reserve Engineer”) relating to Parent interests referred to therein as of December 31, 2023 (the “Parent Reserve Reports”) or (ii) reflected in the Parent Reserve Reports or in the Parent SEC Documents as having been sold or otherwise disposed of, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Liens (except for Parent Permitted Encumbrances and Parent Permitted Liens). For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one and/or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (1) entitles Parent (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Reports of all hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties (other than decreases in connection with operations in which Parent and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries; in each case, to the extent occurring after the date of the Parent Reserve Reports), (2) obligates Parent (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Reports for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Parent Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Liens (except for Parent Permitted Encumbrances and Parent Permitted Liens).
(b)   Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect: (i) the factual, non-interpretive data supplied by Parent to the Parent Reserve Engineer relating to Parent interests referred to in the Parent Reserve Reports, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Reports was, as of the time provided (or modified or amended prior to the issuance of the Parent Reserve Reports), accurate in all respects; (ii) to Parent’s knowledge, any assumptions or estimates provided by Parent’s Subsidiaries to the Parent Reserve Engineer in connection with its preparation of the Parent Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to Parent at the time such assumptions or estimates were made; and (iii) the oil and gas reserve estimates of Parent set forth in the Parent Reserve Reports are derived from reports that have been prepared by the Parent Reserve Engineer, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of Parent and its Subsidiaries at the dates indicated therein and are in accordance with applicable securities Laws applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.24   Escheat and Unclaimed Property.   Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries is in compliance with escheat and unclaimed property laws.
Section 4.25   No Additional Representations.
(a)   Parent and Merger Subs acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to Parent and/or Merger Subs in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent or Merger Subs (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and none of Parent or Merger Subs has relied on such information or any other representation or warranty not set forth in Article III.
(b)   Parent and Merger Subs have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that Parent and Merger Subs have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to Parent and/or Merger Subs in accordance with the terms hereof, in entering into this Agreement, each of Parent and Merger Subs have relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and Parent and Merger Subs acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, shareholders, unitholders, stockholders, controlling persons or representatives that are not expressly set forth in Article III or in any certificate delivered by the Company to Parent and/or Merger Subs in accordance with the terms hereof, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Subs acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to Parent and/or Merger Subs, (i) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent and Merger Subs are not relying on any representation or warranty except for those expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger

Subs in accordance with the terms hereof, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or Merger Subs as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Subs or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.
ARTICLE V
COVENANTS AND AGREEMENTS
Section 5.1   Conduct of Business by the Company.
(a)   From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or as expressly required by a Company Permit, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by this Agreement, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to an Emergency or (v) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to (w) conduct their businesses in all material respects in the ordinary course, (x) to the extent within their applicable power, cause the Significant JV Entities to conduct their respective businesses in accordance with the organizational documents of such Significant JV Entity, (y) preserve substantially intact their present lines of business and maintain their material rights and Company Permits and (z) preserve their relationships with significant customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically prohibited or required by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
(b)   The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or as required by a Company Permit, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) or Section 5.1(b) of the Company Disclosure Schedule, the Company:
(A)   shall not adopt any amendments to, or waive any rights under, the Company Organizational Documents, and shall not permit any of its Subsidiaries or, to the extent within its sole authority and discretion, the Significant JV Entities to adopt any amendments to its certificate of limited partnership, partnership agreement, certificate of formation, limited company agreement, articles of incorporation or by-laws or similar applicable charter documents (except in the case of Subsidiaries and the Significant JV Entities, ministerial changes);
(B)   shall not, and shall not permit any of its Subsidiaries to, adjust, split, subdivide, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests or other ownership interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;
(C)   shall not, and shall not permit any of its Subsidiaries to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, capital stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any wholly owned Subsidiaries only to the Company or to any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, (3) regular quarterly cash dividends on the shares of Company Common Stock and (4) regular quarterly cash dividends on the shares of Company Preferred Stock in accordance with the terms of the Company Organizational Documents;
(D)   shall not, and shall not permit any of its significant Subsidiaries (as defined under Regulation S-X of the SEC) to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Mergers, any mergers, consolidations, restructurings or reorganizations solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or in connection with an acquisition not prohibited by Section 5.1(b)(G);
(E)   shall not, and shall not permit any of its Subsidiaries to, authorize or pay any capital expenditures (or capital contributions with respect thereto) in excess of $100 million in the aggregate, except for (1) expenditures contemplated by the capital expenditure budget set forth in Section 5.1(b)(E) of the Company Disclosure Schedule, (2) expenditures relating to the Significant JV Entities or (3) expenditures reasonably taken in response to an Emergency;
(F)   shall not, and shall not permit any of its Subsidiaries or, to the extent within its sole authority and discretion, the Significant JV Entities, to acquire any material assets or properties, except for (1) acquisitions in the ordinary course of business consistent with past practice, (2) materials acquired in connection with capital expenditures consistent with work permitted in accordance with this Section 5.1 or (3) acquisitions of assets or properties for which the consideration does not exceed $25 million individually or $50 million in the aggregate for all such acquisitions;
(G)   shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, farmout, exchange or swap, materially encumber (other than Company Permitted Liens and Company Permitted Encumbrances), or otherwise dispose of any properties or non-cash assets (including any tangible assets) with a value in excess of $25 million individually or $50 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment in the ordinary course of business, (2) sales, transfers and dispositions of inventory, Renewable Identification Numbers, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business or (3) sales, leases, transfers or other dispositions (x) made in connection with any transaction among the Company, its wholly owned Subsidiaries and/or any of the Significant JV Entities or among the Company’s wholly owned Subsidiaries and/or Significant JV Entities or (y) in the ordinary course of business consistent with past practice;
(H)   shall not, except (1) as required by Law, (2) pursuant to the terms of any Company Benefit Plan as in effect on the date of this Agreement or (3) as set forth on Section 5.1(b)(H) of the Company Disclosure Schedule, (I) increase the base salary, short-term incentive target or long-term incentive target of any Company Executive Officer or any other Company Service Provider, (II) grant any rights to any severance, retention, change in control, transaction, or similar compensation to, or enter into any employment or severance agreement with, any Company Service Provider, (III) establish, adopt, enter into, modify or amend any Labor Agreement, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries, (IV) amend any Company Benefit Plan to increase any benefits thereunder, or adopt or enter into any plan or arrangement that would be a Company Benefit Plan if in existence on the date hereof, (V) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, except as required under this Agreement, or (VI) hire, engage or terminate (other than for cause) any officer-level employee of the Company or any Subsidiary thereof or other employee or individual service provider whose annualized base compensation exceeds $250,000, other than in the ordinary course of business consistent with past practice, including to replace vacancies created by terminations of employment;
(I)   shall not, and shall not permit any of its Subsidiaries to, implement or announce any employee reductions in force, plant closings, or other similar actions that trigger notice obligations under the WARN Act;

(J)   shall not, and shall not permit any of its Subsidiaries to, change the annual accounting period or materially change the financial accounting policies or procedures for reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, FERC regulations, SEC rule or policy or applicable Law;
(K)   shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in the Company, any of its Subsidiaries or any of the Significant JV Entities or any securities convertible into or exchangeable for any such equity interests or other ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (1) issuances of shares of Company Common Stock upon vesting, exercise or settlement of any Company Equity Awards outstanding as of the Effective Time in accordance with their applicable terms or as required by this Agreement, (2) issuances of shares of Company Common Stock in connection with the exercise of options under the Company ESPP, (3) issuances of shares of Company Common Stock in respect of the conversion of shares of Company Preferred Stock outstanding on the date hereof, (4) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (5) in connection with actions permitted by other provisions of this Agreement;
(L)   shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock, voting securities or ownership interests of any other person or any rights, warrants or options to acquire any such shares or interests, or make loans, advances or capital contributions to, or investments in, any other person in excess of $50 million, except, in each case, for transactions among the Company and its Subsidiaries and/or the Significant JV Entities (or members therein with respect to their ownership interests therein) or among the Company’s Subsidiaries and/or the Significant JV Entities (or members therein with respect to their ownership interests therein);
(M)   shall not, and shall not permit any of its Subsidiaries or the Significant JV Entities (solely to the extent within the Company’s or its applicable Affiliate’s power) to, (x) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except: (1) for any indebtedness incurred in the ordinary course of business or consistent with past practice (including any indebtedness incurred under the Company Credit Agreement or the Eureka Credit Agreement not to exceed a stated principal amount of $1,550 million and $400 million, at any one time outstanding, respectively), (2) for any indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness being so replaced, renewed, extended, refinanced or refunded of the Company or its Subsidiaries (provided that the financial ratio covenants, negative covenants and events of default pertaining to such indebtedness reflect then-market terms and conditions at the time of incurrence, as determined by the Company in good faith in light of its current size and capitalization and regulatory, operational and strategic requirements), (3) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or a Significant JV Entity or guarantees by the Company’s Subsidiaries or Significant JV Entities of indebtedness of the Company, any Subsidiary of the Company or any Significant JV Entity, which indebtedness is incurred in compliance with this Section 5.1(b)(M), (5) for any indebtedness (including indebtedness incurred pursuant to the Company Credit Agreement or the Eureka Credit Agreement) incurred in response to any Emergency and (6) for any other purpose, other indebtedness for borrowed money or in respect of senior notes (or similar instruments) that do not exceed in principal amount $100 million at any one time outstanding or (y) create, incur, assume or suffer to exist any Lien, other than a Company Permitted Lien;
(N)   other than in the ordinary course of business or consistent with past practice, de minimis, non-substantive or ministerial amendments or amendments required by the terms of the underlying Company Material Contract or Company Permit, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any Company Permit, in a manner or with an effect that is materially adverse to the Company and its Subsidiaries, taken as a whole;

(O)   shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Balance Sheet Date included in the Company SEC Documents, (2) that are covered by insurance or (3) do not exceed $50 million individually (excluding any amounts covered by reserves on the balance sheet as of the Balance Sheet Date or covered by insurance); provided that any such settlement would not result in any injunctive relief, material restriction on future activity or conduct of, or a finding or admission of a violation of Law by, the Company and its Subsidiaries;
(P)   shall not (1) make, change or revoke any material Tax election or accounting method, excluding any election that must be made periodically and is made consistent with past practice, (2) file any material amended Tax Return, (3) file any material Tax Return other than on a basis consistent with past practice, (4) consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of material Taxes, (5) enter into any material Tax allocation, sharing or indemnity agreement, any material Tax holiday agreement or other similar agreement with respect to Taxes, (6) enter into any closing agreement with respect to material Taxes, (7) settle or compromise any material Tax Proceeding, (8) initiate, enter into, or participate in any voluntary disclosure agreement, tax amnesty program or similar agreement or program with any Governmental Entity in respect of material Taxes or (9) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(Q)   except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary of the Company or Significant JV Entity, other than (1) at stated maturity, or, in the case of a letter of credit, when no longer required pursuant to applicable contractual provisions, (2) prepayment and repayment of existing indebtedness in connection with any replacement, renewal, extension, refinancing or refund thereof in accordance with Section 5.1(b)(M), (3) prepayment and repayment of revolving loans (including, for the avoidance of doubt, the Company Credit Agreement and the Eureka Credit Agreement) or the Senior Notes in the ordinary course of business, and (4) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;
(R)   shall not, and shall not permit any of its Subsidiaries to directly or indirectly, enter into a new line of business or abandon or discontinue any existing line of business; and
(S)   shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (R) of this Section 5.1(b).
(c)   The Company agrees with Parent that, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, and to the extent of the Company’s or its Subsidiaries’ authorization, rights or control, except (i) as may be required by applicable Law, or the regulations or requirements of any stock exchange or regulatory organization applicable to the Significant JV Entities, or as expressly required by a permit or organizational document of the Significant JV Entities, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(d) of the Company Disclosure Schedule, the Company (A) shall not consent to (1) the adoption of any amendments to, or waiver of any rights under, its organizational documents (except for ministerial changes or as otherwise required under the organizational documents of such Significant JV Entity) or (2) the incurrence, assumption or guarantee of any material indebtedness for borrowed money by such Significant JV Entity (except for any guarantees made by such Significant JV Entity of indebtedness of the Company or any Subsidiary of the Company), in each case of clauses (1)  – (2), to the extent the Company or its applicable Affiliate is permitted to consent to such actions under such Significant JV Entity’s organizational documents, and (B) shall agree to exercise any preemptive or similar rights in accordance with such Significant JV Entity’s organizational documents, in order to preserve the interests of the Company in such Significant JV Entity.
(d)   The parties acknowledge that the Company, together with its Subsidiaries, is not the sole owner of the Significant JV Entities and that the Company shall not be in breach of this Section 5.1 for any action taken by the Significant JV Entities if the Company and its Subsidiaries, as applicable, exercise their respective rights and authority to cause the Significant JV Entities to act or refrain from acting in a manner that is consistent with this Section 5.1. If the Company and its Subsidiaries have no right to vote or approve an action to be taken by a Significant JV Entity, and any such action is taken by such Significant JV Entity that would otherwise be in violation of this Section 5.1, the Company and its Subsidiaries shall not, directly or indirectly, be in breach of this Section 5.1.
Section 5.2   Conduct of Business by Parent.
(a)   From and after the date hereof until the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law, or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or as expressly required by a Parent Permit, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by this Agreement, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to an Emergency or (v) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees that Parent shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to (x) conduct their businesses in all material respects in the ordinary course, (y) preserve substantially intact their present lines of business and maintain their material rights and Parent Permits and (z) preserve their relationships with significant customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically prohibited or required by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
(b)   Parent agrees with the Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or as required by a Parent Permit, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent:
(A)   shall not adopt any material amendments to, or waive any rights under, the Parent Organizational Documents;
(B)   shall not, and shall not permit any of its Subsidiaries to, adjust, split, subdivide, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests or other ownership interests, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;
(C)   shall not, and shall not permit any of its Subsidiaries to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, capital stock or other securities of Parent or its Subsidiaries), except (1) dividends or distributions by any wholly owned Subsidiaries only to Parent or any wholly owned Subsidiary of Parent in the ordinary course of business consistent with past practice, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement and (3) regular quarterly cash dividends on the Parent Shares in accordance with Parent’s dividend policy in effect as of the date hereof, as set forth in Section 5.2(b)(C) of the Parent Disclosure Schedule;
(D)   shall not, and shall not permit any of its significant Subsidiaries (as defined under Regulation S-X of the SEC) to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Mergers, any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries or in connection with an acquisition not prohibited by Section 5.2(b)(E);
(E)   shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business in excess of $50 million or make loans, advances or capital contributions to, or investments in, any other person in excess of $50 million or, in any case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Mergers;
(F)   shall not, and shall not permit any of its Subsidiaries to, change the annual accounting period or materially change the financial accounting policies or procedures for reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, FERC regulations, SEC rule or policy or applicable Law;
(G)   shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such equity interests or other ownership interest, or any rights, warrants or options to acquire any such equity interest, ownership interest or convertible or exchangeable securities, other than (1) as set forth in Section 5.2(b)(G) of the Parent Disclosure Schedule, (2) issuances of Parent Shares in respect of any exercise of Parent equity awards and settlement of any Parent equity awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.2(b), (3) the sale of Parent Shares pursuant to the exercise of options to purchase Parent Shares if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (4) the grant of equity compensation awards under Parent equity plans or (5) for transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries;
(H)   shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any equity securities of Parent or any rights, warrants or options to acquire any such equity securities, except (1) as set forth on Section 5.2(b)(H) of the Parent Disclosure Schedule or (2) for transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries;
(I)   shall not (1) change or revoke any material Tax election or accounting method, excluding any election that must be made periodically and is made consistent with past practice, (2) file any material amended Tax Return or (3) enter into any material Tax allocation, sharing or indemnity agreement; and
(J)   shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (I) of this Section 5.2(b).
Section 5.3   Mutual Access.
(a)   For purposes of furthering the transactions contemplated hereby, each of the Company and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (such persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ key employees and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any legally binding agreement to which such party or any of its Subsidiaries is a party or would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law; provided that, notwithstanding the foregoing, the withholding party shall, upon the other party’s reasonable request, use commercially reasonable efforts to allow for any access or disclosure in a manner that does not contravene the foregoing. Neither the Company nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any invasive or subsurface assessment (including any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent.
(b)   The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of October 23, 2023, between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in the Confidentiality Agreement, (i) the Company agrees that Parent may initiate contact with and pursue potential Financing Sources solely in connection with any Financing, in each case subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement as if parties thereto or subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary and (ii) the Company agrees that Parent may initiate contact with Parent’s or the Company’s noteholders or lenders, including holders of the Senior Notes and lenders under the Company Credit Agreement and the Eureka Credit Agreement, in each case, solely in connection with any Financing or Senior Notes Offer, and in each case, subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement as if parties thereto or subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.
(c)   The Company shall (i) keep Parent reasonably apprised and updated on a reasonably timely basis regarding (x) the status of Mountain Valley Pipeline Facilities, (y) the regulatory process with respect thereto (including as it relates to the MVP Approval) and (z) the progress of the capital expenditure budget attached hereto as Section 5.3(c) of the Company Disclosure Schedule; and (ii) provide Parent with reasonable access to information pertaining to the Mountain Valley Pipeline Facilities.
Section 5.4   Company Non-Solicitation; Company Acquisition Proposals; Company Change of Recommendation.
(a)   Subject to Section 5.4(b) and Section 5.4(c), from the date hereof and prior to the earlier of the Effective Time and the Termination Date, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and management-level employees not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly:
(i)   solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to its shareholders, that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;
(ii)   furnish any non-public information regarding the Company or any of its Subsidiaries or afford access to the business, properties, books or records of the Company or any of its Subsidiaries, to any person (other than Parent, Merger Subs or their respective directors, officers, employees, affiliates or Representatives) in connection with or in response to a Company Acquisition Proposal or any inquiries regarding a Company Acquisition Proposal;
(iii)   engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any person (other than Parent, Merger Subs or their respective directors, officers, employees, affiliates or Representatives) with respect to a Company Acquisition Proposal;
(iv)   approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;
(v)   enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement;

(vi)   unless the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; or
(vii)   resolve or agree to do any of the foregoing.
(b)   Notwithstanding anything to the contrary contained in this Section 5.4, prior to obtaining the Company Shareholder Approval, the Company, or the Company Board, directly or indirectly through any officer, employee or Representative, may (x) furnish non-public information regarding the Company, any of its Subsidiaries or any of the Significant JV Entities to, and afford access to the business, properties, books or records of the Company, any of its Subsidiaries and the Significant JV Entities to, any person and (y) engage and participate in discussions and negotiations with any person, in each case in response to an unsolicited, written Company Acquisition Proposal if:
(i)   the Company Board, prior to taking any such particular action, concludes in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such unsolicited, written Company Acquisition Proposal constitutes or would reasonably be expected to result in a Company Superior Offer; and
(ii)   (A)   such Company Acquisition Proposal was received after the date of this Agreement and did not result from a material breach of this Section 5.4;
(B)   the Company provides to Parent the notice required by Section 5.4(d) with respect to such Company Acquisition Proposal; and
(C)   the Company furnishes any non-public information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person with provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreement (provided that a confidentiality agreement without a “standstill” provision shall not be considered less restrictive for purposes of this Section 5.4), a copy of which shall be promptly provided to Parent (it being agreed that such confidentiality agreement between the Company and such person shall permit such person to make any Company Acquisition Proposal to the Company Board), and to the extent such non-public information has not been made available to Parent, the Company provides or makes available such non-public information to Parent substantially concurrently with the time that it is provided to such other person.
(c)   Nothing in this Section 5.4 shall prohibit the Company, or the Company Board, directly or indirectly through any officer, employee or Representative, from (i) informing any person that the Company is party to this Agreement and informing such person of the restrictions that are set forth in Section 5.4, (ii) disclosing factual information regarding the business, financial condition or results of operations of the Company, including in the ordinary course of business with its shareholders or other equityholders in any jointly owned Subsidiary of the Company or Significant JV Entity with respect to such Subsidiary or Significant JV Entity, or (iii) disclosing the fact that a Company Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus; provided that, in the case of this clause (iii), (A) the Company Board shall have determined in good faith, after consultation with the Company’s outside legal counsel, that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, and (B) the Company otherwise complies with the obligations set forth in the proviso in Section 5.4(i). So long as the Company and its Representatives have otherwise complied with this Section 5.4, none of the foregoing shall prohibit the Company and its Representatives from contacting any persons or group of persons who has made a Company Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Company Acquisition Proposal is, or could reasonably be expected to result in, a Company Superior Offer, and any such actions shall not be a breach of this Section 5.4.

(d)   The Company shall promptly, and in no event later than forty-eight (48) hours after its or any of its Representatives’ receipt of any Company Acquisition Proposal or any inquiry or request for discussions or negotiations regarding a Company Acquisition Proposal or non-public information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent (orally and in writing) of such Company Acquisition Proposal, inquiry or request (including providing the identity of the person making or submitting such Company Acquisition Proposal, and, (i) if it is in writing, a copy of such Company Acquisition Proposal, inquiry or request and any related draft agreements and (ii) if oral, a reasonably detailed summary of the material terms and conditions thereof), in each case including any modifications thereto. The Company shall keep Parent informed on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and in no event later than forty-eight (48) hours following any such change) and shall reasonably apprise Parent of the status of any such notifications to the extent the status changes in any material respect. Without limiting the foregoing, the Company shall notify Parent if the Company determines to engage in discussions or negotiations concerning a Company Acquisition Proposal.
(e)   Immediately following the execution of this Agreement, the Company shall, shall cause its Subsidiaries and their respective officers, directors, employees and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent, Merger Subs or any of their respective officers, directors, employees or Representatives) that relate to any Company Acquisition Proposal. The Company shall, promptly following the execution and delivery of this Agreement, (i) terminate access to any physical or electronic data room relating to any potential Company Acquisition Proposal received prior to the date hereof and (ii) request each person who has previously executed a confidentiality agreement prior to the date hereof in connection with such person’s consideration of a Company Acquisition Proposal for such party to return or destroy all confidential information previously furnished to such person by or on the Company’s behalf prior to the date hereof.
(f)   Except as otherwise provided in Section 5.4(g) and Section 5.4(h), neither the Company Board nor any committee thereof may:
(i)   withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Recommendation in a manner adverse to Parent, including by failing to include the Company Recommendation in the Proxy Statement/Prospectus;
(ii)   approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract or any tender or exchange offer providing for, with respect to, or in connection with, any Company Acquisition Proposal;
(iii)   fail to reaffirm the Company Recommendation within five (5) business days of a request therefor by Parent following the date on which any Company Acquisition Proposal or material modification thereto is received by the Company or is published, sent or communicated to the Company’s shareholders; provided that if the Company Shareholders’ Meeting is scheduled to be held within five (5) business days of such request, within three (3) business days after such request and, in any event, prior to the date of the Company Shareholders’ Meeting (provided that Parent may not make any such request on more than one (1) occasion with respect to each Company Acquisition Proposal, which for these purposes excludes any material revision, amendment, update or supplement to such Company Acquisition Proposal);
(iv)   fail to publicly announce, within ten (10) business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer and affirms the Company Recommendation; or
(v)   publicly propose to do any of the foregoing (any action described in this Section 5.4(f), a “Company Change of Recommendation”).

(g)   Notwithstanding anything in this Agreement to the contrary, with respect to a Company Acquisition Proposal, the Company Board may, at any time prior to receipt of the Company Shareholder Approval, make a Company Change of Recommendation, if:
(i)   (A) a written Company Acquisition Proposal (that did not result from a material breach of Section 5.4(a)) is made by a third party after the date hereof, and such Company Acquisition Proposal is not withdrawn, (B) the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such Company Acquisition Proposal constitutes a Company Superior Offer and (C) following consultation with the Company’s outside legal counsel, the Company Board determines in good faith that the failure to make a Company Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; and
(ii)   (A) the Company provides Parent three (3) business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Company Superior Offer that is specified in Section 5.4(d), (B) after providing such notice and prior to making such Company Change of Recommendation in connection with a Company Superior Offer, the Company shall negotiate in good faith with Parent during such three (3) business day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, such that the Company Acquisition Proposal ceases to constitute a Company Superior Offer, and (C) the Company Board shall have considered in good faith any changes to the terms of this Agreement proposed in writing by Parent, and following such three (3) business day period, shall have determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the Company Acquisition Proposal would continue to constitute a Company Superior Offer if such changes to this Agreement proposed in writing by Parent were to be given effect and that failure to make a Company Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided that, in the event that the Company Acquisition Proposal is thereafter materially modified by the party making such Company Acquisition Proposal, the Company shall provide written notice of such modified Company Acquisition Proposal and shall again comply with this Section 5.4(g), except that the required three (3) business day period for notice, negotiation and consideration in clauses (A), (B) and (C) of this Section 5.4(g) shall be shortened to a two (2) business day period in each instance.
(h)   Other than in connection with a Company Superior Offer (which shall be subject to Section 5.4(g) and shall not be subject to this Section 5.4(h)), nothing in this Agreement shall prohibit or restrict the Company Board from making a Company Change of Recommendation in response to a Company Intervening Event to the extent that (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to effect a Company Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, and (ii) (A) the Company provides Parent three (3) business days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Company Change of Recommendation, the Company shall negotiate in good faith with Parent during such three (3) business day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as to obviate the need for the Company Board to make a Company Change of Recommendation pursuant to this Section 5.4(h), and (C) the Company Board shall have considered in good faith any changes to the terms of this Agreement offered in writing by Parent, and following such three (3) business day period, shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided that, in the event of any material change to the facts and circumstances relating to such Company Intervening Event, the Company shall provide written notice of such material change and shall again comply with this Section 5.4(h), except that the required three (3) business day period for notice, negotiation and consideration in clauses (A), (B) and (C) of this Section 5.4(h) shall be shortened to a two (2) business day period in each instance.
(i)   Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Change of Recommendation unless the Company Board in connection with such communication expressly publicly states that its recommendation with respect to this Agreement (including, if applicable, after giving effect to such changes to this Agreement proposed in writing by Parent pursuant to Section 5.4(g) or Section 5.4(h)) has not changed or refers to the prior recommendation of the Company Board.
(j)   Notwithstanding anything to the contrary in this Section 5.4, any action, or failure to take action by a Representative of the Company that is taken by, at the direction of, or at the request of the Company or its Subsidiaries, or their respective directors, officers, employees or Affiliates in violation of this Section 5.4 shall be deemed to be a breach of this Section 5.4 by the Company.
Section 5.5   Parent Non-Solicitation; Parent Acquisition Proposals; Parent Change of Recommendation.
(a)   Subject to Section 5.5(b) and Section 5.5(c), from the date hereof and prior to the earlier of the Effective Time and the Termination Date, Parent shall not, and shall cause its Subsidiaries and its and their respective directors, officers and management-level employees not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly:
(i)   solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to its shareholders, that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal;
(ii)   furnish any non-public information regarding Parent or any of its Subsidiaries or afford access to the business, properties, books or records of Parent or any of its Subsidiaries, to any person (other than the Company, Merger Subs or their respective directors, officers, employees, affiliates or Representatives) in connection with or in response to a Parent Acquisition Proposal or any inquiries regarding a Parent Acquisition Proposal;
(iii)   engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any person (other than the Company, Merger Subs or their respective directors, officers, employees, affiliates or Representatives) with respect to a Parent Acquisition Proposal;
(iv)   approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal;
(v)   enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal or requiring Parent to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement;
(vi)   unless the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries; or
(vii)   resolve or agree to do any of the foregoing.
(b)   Notwithstanding anything to the contrary contained in this Section 5.5, prior to obtaining the Parent Shareholder Approval, Parent, or the Parent Board, directly or indirectly through any officer, employee or Representative, may (x) furnish non-public information regarding Parent or any of its Subsidiaries to, and afford access to the business, properties, books or records of Parent and any of its

Subsidiaries to, any person and (y) engage and participate in discussions and negotiations with any person, in each case in response to an unsolicited, written Parent Acquisition Proposal if:
(i)   the Parent Board, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such unsolicited, written Parent Acquisition Proposal constitutes or would reasonably be expected to result in a Parent Superior Offer; and
(ii)   (A)   such Parent Acquisition Proposal was received after the date of this Agreement and did not result from a material breach of this Section 5.5;
(B)   Parent provides to the Company the notice required by Section 5.5(d) with respect to such Parent Acquisition Proposal; and
(C)   Parent furnishes any non-public information provided to the maker of the Parent Acquisition Proposal only pursuant to a confidentiality agreement between Parent and such person with provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreement (provided that a confidentiality agreement without a “standstill” provision shall not be considered less restrictive for purposes of this Section 5.5), a copy of which shall be promptly provided to the Company (it being agreed that such confidentiality agreement between Parent and such person shall permit such person to make any Parent Acquisition Proposal to the Parent Board), and to the extent such non-public information has not been made available to the Company, Parent provides or makes available such non-public information to the Company substantially concurrently with the time that it is provided to such other person.
(c)   Nothing in this Section 5.5 shall prohibit Parent, or the Parent Board, directly or indirectly through any officer, employee or Representative, from (i) informing any person that Parent is party to this Agreement and informing such person of the restrictions that are set forth in Section 5.5, (ii) disclosing factual information regarding the business, financial condition or results of operations of Parent, including in the ordinary course of business with its shareholders or other equityholders in any jointly owned Subsidiary of Parent with respect to such Subsidiary, or (iii) disclosing the fact that a Parent Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus; provided that, in the case of this clause (iii), (A) the Parent Board shall have determined in good faith, after consultation with its outside legal counsel, that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law, and (B) Parent otherwise complies with the obligations set forth in the proviso in Section 5.5(i). So long as Parent and its Representatives have not otherwise materially breached this Section 5.5, none of the foregoing shall prohibit Parent and its Representatives from contacting any persons or group of persons who has made a Parent Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Parent Acquisition Proposal is, or could reasonably be expected to result in, a Parent Superior Offer, and any such actions shall not be a breach of this Section 5.5.
(d)   Parent shall promptly, and in no event later than forty-eight (48) hours after its or any of its Representatives’ receipt of any Parent Acquisition Proposal or any inquiry or request for discussions or negotiations regarding a Parent Acquisition Proposal or non-public information relating to Parent or any of its Subsidiaries in connection with a Parent Acquisition Proposal, advise the Company (orally and in writing) of such Parent Acquisition Proposal, inquiry or request (including providing the identity of the person making or submitting such Parent Acquisition Proposal, and, (i) if it is in writing, a copy of such Parent Acquisition Proposal, inquiry or request and any related draft agreements and (ii) if oral, a reasonably detailed summary of the material terms and conditions thereof), in each case including any modifications thereto. Parent shall keep the Company informed on a prompt basis with respect to any change to the material terms of any such Parent Acquisition Proposal (and in no event later than forty-eight (48) hours following any such change) and shall reasonably apprise the Company of the status of any such notifications to the extent the status changes in any material respect. Without limiting the foregoing, Parent shall notify the Company if Parent determines to engage in discussions or negotiations concerning a Parent Acquisition Proposal.

(e)   Immediately following the execution of this Agreement, Parent shall, shall cause its Subsidiaries and their respective officers, directors, employees and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than the Company, Merger Subs or any of their respective officers, directors, employees or Representatives) that relate to any Parent Acquisition Proposal. Parent shall, promptly following the execution and delivery of this Agreement, (i) terminate access to any physical or electronic data room relating to any potential Parent Acquisition Proposal received prior to the date hereof and (ii) request each person who has previously executed a confidentiality agreement prior to the date hereof in connection with such person’s consideration of a Parent Acquisition Proposal for such party to return or destroy all confidential information previously furnished to such person by or on Parent’s behalf prior to the date hereof.
(f)   Except as otherwise provided in Section 5.5(g) and Section 5.5(h), neither the Parent Board nor any committee thereof may:
(i)   withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Parent Recommendation in a manner adverse to the Company, including by failing to include the Parent Recommendation in the Proxy Statement/Prospectus;
(ii)   approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow Parent or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract or any tender or exchange offer providing for, with respect to, or in connection with, any Parent Acquisition Proposal;
(iii)   fail to reaffirm the Parent Recommendation within five (5) business days of a request therefor by the Company following the date on which any Parent Acquisition Proposal or material modification thereto is received by Parent or is published, sent or communicated to Parent’s shareholders; provided that if the Parent Shareholders’ Meeting is scheduled to be held within five (5) business days of such request, within three (3) business days after such request and, in any event, prior to the date of the Parent Shareholders’ Meeting (provided that the Company may not make any such request on more than one (1) occasion with respect to each Parent Acquisition Proposal, which for these purposes excludes any material revision, amendment, update or supplement to such Parent Acquisition Proposal);
(iv)   fail to publicly announce, within ten (10) business days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender offer or exchange offer and affirms the Parent Recommendation; or
(v)   publicly propose to do any of the foregoing (any action described in this Section 5.5(f), a “Parent Change of Recommendation”).
(g)   Notwithstanding anything in this Agreement to the contrary, with respect to a Parent Acquisition Proposal, the Parent Board may, at any time prior to receipt of the Parent Shareholder Approval, make a Parent Change of Recommendation if:
(i)   (A) a written Parent Acquisition Proposal (that did not result from a material breach of Section 5.5(a)) is made by a third party after the date hereof, and such Parent Acquisition Proposal is not withdrawn, (B) the Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Acquisition Proposal constitutes a Parent Superior Offer and (C) following consultation with outside legal counsel, the Parent Board determines in good faith that the failure to make a Parent Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; and
(ii)   (A) Parent provides the Company three (3) business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Parent Superior Offer that is specified in Section 5.5(d), (B) after providing such notice and prior to making such Parent Change of Recommendation in connection with a Parent Superior Offer, Parent shall negotiate in good faith with the Company during such three (3) business day period (to the extent that the Company desires to negotiate) to make such revisions to the terms of this Agreement, such that the Parent Acquisition Proposal ceases to constitute a Parent Superior Offer, and (C) the Parent Board shall have considered in good faith any changes to the terms of this Agreement proposed in writing by the Company, and following such three (3) business day period, shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Parent Acquisition Proposal would continue to constitute a Parent Superior Offer if such changes to this Agreement proposed in writing by the Company were to be given effect and that failure to make a Parent Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; provided that, in the event that the Parent Acquisition Proposal is thereafter materially modified by the party making such Parent Acquisition Proposal, Parent shall provide written notice of such modified Parent Acquisition Proposal and shall again comply with this Section 5.5(g), except that the required three (3) business day period for notice, negotiation and consideration in clauses (A), (B) and (C) of this Section 5.5(g) shall be shortened to a two (2) business day period in each instance.
(h)   Other than in connection with a Parent Superior Offer (which shall be subject to Section 5.5(g) and shall not be subject to this Section 5.5(h)), nothing in this Agreement shall prohibit or restrict the Parent Board from making a Parent Change of Recommendation in response to a Parent Intervening Event to the extent that (i) the Parent Board determines in good faith, after consultation with Parent’s financial advisors and outside legal counsel, that the failure of the Parent Board to effect a Parent Change of Recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law, and (ii) (A) Parent provides the Company three (3) business days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Parent Change of Recommendation, Parent shall negotiate in good faith with the Company during such three (3) business day period (to the extent that the Company desires to negotiate) to make such revisions to the terms of this Agreement as to obviate the need for the Parent Board to make a Parent Change of Recommendation pursuant to this Section 5.5(h), and (C) the Parent Board shall have considered in good faith any changes to the terms of this Agreement offered in writing by the Company, and following such three (3) business day period, shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; provided that, in the event of any material change to the facts and circumstances relating to such Parent Intervening Event, Parent shall provide written notice of such material change and shall again comply with this Section 5.5(h), except that the required three (3) business day period for notice, negotiation and consideration in clauses (A), (B) and (C) of this Section 5.5(h) shall be shortened to a two (2) business day period in each instance.
(i)   Nothing contained in this Section 5.5 or elsewhere in this Agreement shall prohibit Parent or the Parent Board from taking and disclosing to Parent’s shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or a Parent Acquisition Proposal shall be deemed to be a Parent Change of Recommendation unless the Parent Board in connection with such communication expressly publicly states that its recommendation with respect to this Agreement (including, if applicable, after giving effect to such changes to this Agreement proposed in writing by the Company pursuant to Section 5.5(g) or Section 5.5(h)) has not changed or refers to the prior recommendation of the Parent Board.
(j)   Notwithstanding anything to the contrary in this Section 5.5, any action, or failure to take action by a Representative of Parent that is taken by, at the direction of, or at the request or on behalf of Parent or its Subsidiaries, or their respective directors, officers, employees or Affiliates in violation of this Section 5.5 shall be deemed to be a breach of this Section 5.5 by Parent.

Section 5.6   Filings; Other Actions.
(a)   As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Registration Statement, which will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers and the other transactions contemplated hereby or until the termination of this Agreement in accordance with Article VII. Each of Parent and the Company will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed or made available to the Company’s shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Parent Shares in the First Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the First Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.
(b)   The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold the Company Shareholders’ Meeting, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company will, except in the case of a Company Change of Recommendation, through the Company Board, recommend that its shareholders approve this Agreement and will use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NYSE or applicable Laws to obtain such approvals.
(c)   Parent shall take all action necessary in accordance with applicable Laws and the Parent Organizational Documents to duly give notice of, convene and hold the Parent Shareholders’ Meeting, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent will, except in the case of a Parent Change of Recommendation, through the Parent Board, recommend that its shareholders approve the Share Issuance and an amendment to the restated articles of incorporation of Parent to increase the number of Parent Shares authorized thereunder (the “Parent Charter Amendment”), and will use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Share Issuance and the Parent Charter Amendment and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NYSE or applicable Laws to obtain such approvals.
(d)   The Parties shall use their commercially reasonable efforts to hold the Company Shareholders’ Meeting and Parent Shareholders’ Meeting on the same day at the same time as soon as reasonably practicable after the date of this Agreement.

(e)   Notwithstanding anything in this Agreement to the contrary, the Company (i) may, in consultation with Parent, postpone or adjourn the Company Shareholders’ Meeting to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval if, as of the time for which the Company Shareholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock and Company Preferred Stock represented to obtain the Company Shareholder Approval, (ii) may, and at Parent’s request shall, postpone or adjourn the Company Shareholders’ Meeting if, as of the time for which the Company Shareholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock and Company Preferred Stock represented to constitute a quorum to conduct business at such meeting, (iii) shall postpone or adjourn the Company Shareholders’ Meeting to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with its outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the shareholders of the Company prior to the Company Shareholders’ Meeting and (iv) may, in consultation with Parent, postpone or adjourn the Company Shareholders’ Meeting if the Company has delivered any notice contemplated by Section 5.4(g) or Section 5.4(h) and the time periods contemplated by Section 5.4(g) and Section 5.4(h), as applicable, have not passed; provided, however, that unless otherwise agreed to by the Parties, the Company Shareholders’ Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled; provided, further, however, that the Company Shareholders’ Meeting shall not be adjourned or postponed to a date on or after two (2) business days prior to the End Date. If requested by Parent, the Company shall promptly provide all voting tabulation reports relating to the Company Shareholders’ Meeting that have been prepared by the Company or its transfer agent, proxy solicitor or other Representative.
(f)   Notwithstanding anything in this Agreement to the contrary, Parent (i) may, in consultation with the Company, postpone or adjourn the Parent Shareholders’ Meeting to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval if, as of the time for which the Parent Shareholders’ Meeting is scheduled, there are insufficient Parent Shares represented to obtain the Parent Shareholder Approval, (ii) may and, at the Company’s request shall, postpone or adjourn the Parent Shareholders’ Meeting if, as of the time for which the Parent Shareholders’ Meeting is scheduled, there are insufficient Parent Shares represented to constitute a quorum to conduct business at such meeting, (iii) shall postpone or adjourn the Parent Shareholders’ Meeting to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with its financial advisors and outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the shareholders of Parent prior to the Parent Shareholders’ Meeting and (iv) may, in consultation with the Company, postpone or adjourn the Parent Shareholders’ Meeting if Parent has delivered any notice contemplated by Section 5.5(g) or Section 5.5(h) and the time periods contemplated by Section 5.5(g) and Section 5.5(h), as applicable, have not passed; provided, however, that unless otherwise agreed to by the Parties, the Parent Shareholders’ Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled; provided, further, however, that the Parent Shareholders’ Meeting shall not be adjourned or postponed to a date on or after two (2) business days prior to the End Date. If requested by the Company, Parent shall promptly provide all voting tabulation reports relating to the Parent Shareholders’ Meeting that have been prepared by Parent or its transfer agent, proxy solicitor or other Representative.
Section 5.7   Employee Matters.
(a)   Following the Effective Time and until the first anniversary of the Closing Date (or, if earlier, until the date of termination of employment of the relevant Continuing Employee), Parent shall, or shall cause one of its Subsidiaries (including the Surviving Company) to, provide to each employee of the Company or any Subsidiary thereof who, as of the Effective Time, continued his or her employment with Parent or any of its Subsidiaries (including the Surviving Company) (each, a “Continuing Employee”) with (1) annual base salary or hourly wage rate (as applicable) and an annual target cash bonus opportunity (determined taking into account any bonus payable pursuant to the first sentence of Section 5.7(d) hereof), in each case, that is not less than the annual base salary or hourly wage rate (as applicable) and the annual target cash bonus opportunity, respectively, provided to such Continuing Employee immediately prior to the Effective Time, (2) an annual target long-term incentive compensation opportunity (including target equity or equity-based incentive opportunity) that is not less favorable than the target long-term incentive compensation opportunity provided to such Continuing Employee immediately prior to the Effective Time; provided however, that if the Closing Date occurs after Parent has granted annual long-term incentive awards for the 2025 fiscal year and prior to the Company granting annual long-term incentive awards for the 2025 fiscal year, Parent shall provide an annual target long-term incentive compensation opportunity (including target equity or equity-based incentive opportunity) for the 2025 fiscal year that is not less favorable than the target long-term incentive compensation opportunity provided to such Continuing Employee immediately prior to the Effective Time, (3) severance benefits that are no less favorable than the severance benefits in effect for such Continuing Employees as immediately prior to the Effective Time, as set forth on Section 5.7(a) of the Company Disclosure Schedule, and (4) other employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent or its Affiliates (excluding transaction bonuses, retention bonuses, nonqualified deferred compensation, equity and long-term incentive compensation, defined benefit pension and post-employment or retiree health and welfare benefits (collectively, the “Excluded Benefits”)).
(b)   With respect to employee benefit plans (excluding those providing for Excluded Benefits) maintained by Parent or any of its Subsidiaries, including the Surviving Company that are made available to any Continuing Employee at or after the Effective Time (including any vacation, paid time-off and severance plans) (collectively, the “New Plans”), for purposes of determining eligibility to participate, vesting, future vacation accruals and level of severance benefits, each Continuing Employee’s industry service and service with the Company or any Subsidiary thereof (or any predecessor entities), as reflected in the Company’s records and to the same extent such service was recognized by the Company, shall be treated as service with Parent or any Subsidiary thereof, including the Surviving Company; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(c)   For the plan year in which the Effective Time occurs, Parent shall, or shall cause its Subsidiaries (including the Surviving Company) to use commercially reasonable efforts to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries (including the Surviving Company) in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time (such plans, collectively, the “Old Plans”) and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses paid by Continuing Employees and their covered dependents under the applicable Old Plan (including, for the avoidance of doubt, each COBRA participant and covered spouses and dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.
(d)   Each Continuing Employee who is eligible as of immediately prior to the Effective Time for a bonus under the Company’s Executive Short-Term Incentive Plan or Non-Executive Short-Term Incentive Plan shall, on or as soon as practicable following the Closing Date, receive a pro-rated bonus for the calendar year in which the Closing Date occurs (to the extent such bonus is not otherwise paid prior to the Effective Time), based on the number of days of such calendar year which have lapsed prior to and including the Closing Date, as determined in accordance with the terms of the applicable plan in good faith by the Company Board or the Compensation Committee of the Company Board based on the greater of target level or actual performance as of the Effective Time (or a date reasonably proximate thereto), and measured on a pro-rated basis as determined by Company Board or the Compensation Committee of the Company Board. Each employee of the Company or any Subsidiary thereof, including any Continuing Employee, (i) who is eligible as of immediately prior to the Effective Time for a bonus under the Company’s Executive Short-Term Incentive Plan or Non-Executive Short-Term Incentive Plan and (ii) whose employment terminates on or after the Effective Time shall, on or as soon as practicable following the applicable termination date, receive, without duplication of amounts previously paid, a bonus for the full calendar year in which the Closing Date occurs (to the extent such bonus is not otherwise paid prior to the Effective Time), as determined in the same manner as provided above. In no event shall payment of any amounts pursuant to this Section 5.7(d) result in the duplication of payments to any Continuing Employee under any other incentive, severance or other similar arrangement of the Company or Parent or this Section 5.7.

(e)   Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable, with respect to those plans set forth on Section 5.7(e) of the Company Disclosure Schedule.
(f)   Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and may be used by the applicable Continuing Employee in accordance with the terms of the Company’s vacation policies in effect as of the Effective Time, and shall not limit future accrual. With respect to any employee of the Company or any Subsidiary thereof, including any Continuing Employee whose employment terminates on or within one (1) year following the Closing Date, Parent shall, or shall cause one of its Subsidiaries (including the Surviving Company) to, as soon as practicable following the applicable termination date, pay all accrued vacation and paid time off amounts in accordance with the terms of the Company’s vacation policies in effect as of immediately prior to the Effective Time.
(g)   With respect to any Continuing Employee who, as of immediately prior to the Effective Time, is receiving benefits under the Company’s Education Assistance Program in effect as of the date hereof, Parent shall, or shall cause one of its Subsidiaries to, continue to provide such Continuing Employee with the same benefits following the Effective Time in accordance with the terms of such program in effect as of the date hereof.
(h)   The Company shall, at least one day prior to the Closing Date, adopt written resolutions (the form of which shall have been approved by Parent, whose approval shall not be unreasonably withheld) to terminate any Company Benefit Plan that is intended be qualified under Section 401(a) of the Code (a “Company 401(k) Plan”) and to fully vest all participants under each Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Closing Date. Parent shall allow Continuing Employees to rollover their account balances, including promissory notes representing outstanding loans, under the Company 401(k) Plan to a Parent Benefit Plan that is intended be qualified under Section 401(a) of the Code.
(i)   Any employee of the Company or any Subsidiary thereof, including any Continuing Employee, whose employment terminates on the Closing Date shall be entitled to receive severance benefits that are no less favorable than the severance benefits in effect for such employee as set forth on Section 5.7(a) of the Company Disclosure Schedule.
(j)   Nothing contained in this Agreement shall be construed as the establishment of, an amendment of, or undertaking to amend, any Benefit Plan or to prevent the amendment or termination of any Benefit Plan. Nothing in this Section 5.7 shall limit the right of Parent, the Surviving Company or any of their respective Subsidiaries to terminate the employment of any Continuing Employee at any time, for any or no reason. The provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third party beneficiary of this Agreement or have any rights or remedies under this Agreement. Nothing herein shall be construed as the establishment of, termination of or an amendment to any Benefit Plan or other compensation or benefit plan or arrangement for any purpose.
Section 5.8   Regulatory Approvals; Efforts.
(a)   Subject to the terms and conditions set forth in this Agreement (including Section 5.8(b), Section 5.8(c) and the MVP Approval), each of the parties hereto shall use (and shall cause its Subsidiaries and Affiliates to use) its reasonable best efforts to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable under applicable Laws (other than Antitrust Laws, which are, for the avoidance of doubt, covered by Section 5.8(b) and Section 5.8(c) below) to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) obtain all necessary actions or nonactions, waivers, clearances, expirations or terminations of applicable waiting periods, consents and approvals from Governmental Entities and make all necessary registrations, notifications and filings and take other steps as may be necessary to obtain an action or nonaction, waiver, clearance, expiration or termination of applicable waiting periods, consent or approval from, any Governmental Entity, in each case, prior to the End Date, and (ii) obtain all necessary nonactions, consents, approvals or waivers from third parties other than any Governmental Entity, in each case, prior to the End Date.
(b)   Subject to the terms and conditions set forth in this Agreement (including the remaining provisions of this Section 5.8(b), Section 5.8(c) and the MVP Approval) herein provided and without limiting the foregoing, each of the parties hereto shall (and shall cause their Subsidiaries and Affiliates to) (i) as promptly as practicable (and in any event not more than ten (10) business days, unless a later date is agreed in writing by the Company and Parent) after the date hereof, make their respective filings under the HSR Act (provided that, in the event the Premerger Notification Office of the Federal Trade Commission is not accepting filings (a “Premerger Closure”), the ten (10) business days shall be extended business day-for-business day for each business day that the Premerger Closure is in effect), (ii) make available to the other party such information as the other party may reasonably request in order to make its HSR Act filing or respond to information or document requests by any Governmental Entity in connection with the transactions contemplated hereby, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper and advisable to consummate and make effective the transactions contemplated hereby prior to the End Date and (iv) keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications or correspondence between the Company or Parent, or any of their respective Subsidiaries or Affiliates, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. Prior to transmitting any substantive communications, advocacy, white papers, information responses or other submissions to any Governmental Entity (or members of their respective staffs) in connection with the Mergers or the other transactions contemplated by this Agreement, the Company and Parent shall permit counsel for the other parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views and such comments of the other parties in connection therewith. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person, by videoconference, or by telephone, with any Governmental Entity in connection with the Mergers or the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate. Each party shall use its reasonable best efforts, and shall cause its Subsidiaries and Affiliates to use their reasonable best efforts, to promptly make an appropriate response to any request, requirement or demand for information, documents or testimony regarding the transactions contemplated by this Agreement from any Governmental Entity (including responding to any “second request” for additional information and documentary material under the HSR Act as promptly as practicable). Parent shall be responsible for the payment of all filing fees pursuant to the HSR Act in connection with the transactions contemplated by this Agreement. Parent and the Company shall not, and shall cause their respective Subsidiaries and Affiliates not to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), offer, negotiate, enter into or make any commitment or agreement, including any timing commitment or agreement, with any Governmental Entity to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the Mergers or the other transactions contemplated by this Agreement.
(c)   Subject to the remainder of Section 5.8(c), Parent, Merger Subs, the Company and their respective Subsidiaries shall use their reasonable best efforts to resolve such objections, if any, that a Governmental Entity may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Mergers or the other transactions contemplated by this Agreement so as to enable the Closing to occur prior to the End Date. For the avoidance of doubt, subject to Section 5.8(b) and this Section 5.8(c) but notwithstanding anything else to the contrary contained in this Agreement, and without limiting the generality of the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, take any and all steps necessary to eliminate each and every impediment under any Regulatory Law that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the transactions contemplated hereby prior to the End Date, including, but not limited to, offering, proposing, negotiating, agreeing to, committing to and effecting, by consent decree, hold separate order, or otherwise, (i) the sale, divestiture, license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of the Company (or any of its Subsidiaries), (ii) the creation, termination, amendment, modification or divestment of any contracts, agreements, commercial arrangements, relationships, ventures, rights or obligations of the Company or its Subsidiaries, (iii) any restrictions, impairments, agreements or actions that would limit Parent’s or its Subsidiaries’ or Affiliates’ (including the Company following the consummation of the transactions contemplated herein) freedom of action with respect to, or their ability to own, manage, operate, conduct and retain, any of the Company’s or its Subsidiaries’ businesses, assets, equity interests, product lines or properties, (iv) any other change or restructuring of the Company or its Subsidiaries and other actions and non-actions with respect to businesses, assets or interests of the Company and its Subsidiaries, and (v) any other remedy, commitment or condition of any kind with respect to the Company and its Subsidiaries (any of the actions described in the foregoing clauses (i) through (v), a “Remedy Action”); provided, however, that Parent and its Subsidiaries and Affiliates shall not be required to take any Remedy Action that would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent, the Company and their respective Subsidiaries and Affiliates (including, for the avoidance of doubt, the Significant JV Entities), taken as a whole, taking into account the proceeds received, or expected to be received, from any Remedy Action; provided, further, that for this purpose, Parent, the Company and their respective Subsidiaries and Affiliates (including for the avoidance of doubt, the Significant JV Entities), taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company, its Subsidiaries and their investments in the Significant JV Entities, taken as a whole, as of the date of this Agreement; provided, further, that, notwithstanding anything to the contrary contained in this sentence or elsewhere in this Agreement, Parent shall not be obligated to take or agree to take any, or refrain from taking, any actions (including, but not limited to, any Remedy Action) involving any businesses, assets, equity interests or properties of Parent or its Subsidiaries or Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries following the consummation of the transactions contemplated herein). The Company shall not take, offer or agree to take, without the prior written consent of Parent, any such action or Remedy Action, but shall take, or agree to take, any Remedy Action if so directed by Parent; provided, however, that any Remedy Action shall be conditioned upon the consummation of the transactions contemplated by this Agreement. Parent and the Company shall, and shall cause their respective Subsidiaries and Affiliates to, vigorously contest, resist, defend, litigate on the merits and appeal, including through the issuance of a final, non-appealable order or other Law, any Action brought by a Governmental Entity or other Person, whether judicial or administrative, challenging or seeking to delay, restrain or prohibit the consummation of any of the transactions contemplated by this Agreement. Subject to the requirements of this Section 5.8, Parent shall, upon reasonable consultation with the Company, control, lead and direct all actions, decision and strategy for, and make all final determinations as to the timing and appropriate course of action with respect to, making and obtaining the expiration or termination of applicable waiting periods or consents with or from Governmental Entities in connection with the transactions contemplated by this Agreement and responding to and defending any Action by or with any Governmental Entity in connection with the transactions contemplated by this Agreement.
(d)   Each of Parent and the Company shall not, and shall not permit their respective Subsidiaries or Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any actions or nonactions, waivers, clearances, expirations or terminations of waiting periods, consents or approvals from Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) materially increase the risk of any Governmental Entity issuing, entering, adopting, enacting or promulgating any order or other Law restraining, enjoining, prohibiting, preventing or making illegal the consummation of the transactions contemplated by this Agreement, (iii) materially increase the risk of not being able to remove, overrule or set aside any such order or other Law on appeal or otherwise or (iv) materially delay or otherwise prevent the consummation of the transactions contemplated by this Agreement.
Section 5.9   Takeover Statutes.   Neither the Company nor Parent shall take any action that would cause the transactions contemplated by this Agreement, including the Mergers, to be subject to requirements imposed by any Takeover Law. If any Takeover Law may become, or may purport to be, applicable to the

Mergers or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Law on the transactions contemplated hereby.
Section 5.10   Public Announcements.   Except (a) following any Company Change of Recommendation or Parent Change of Recommendation or (b) with respect to action taken by the Company or the Company Board pursuant to, and in accordance with, Section 5.4, on the one hand, or Parent or the Parent Board pursuant to, and in accordance with, Section 5.5, on the other hand, so long as this Agreement is in effect, Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Mergers and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation; provided, however, that each party may, without such consultation of the other party, issue any press release or public statement with respect to the Merger that are consistent with disclosures in press releases or public statements previously approved by the other party or made by either party in compliance with this Section 5.10. Each of Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.
Section 5.11   Indemnification and Insurance.
(a)   Parent and Merger Subs agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former, directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective organizational documents or in any agreement (including any agreement relating to a Significant JV Entity) shall survive the Mergers and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Company shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ or Significant JV Entities’ organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or any of its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Company’s certificate of incorporation and bylaws or in the Company’s certificate of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Company and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.
(b)   For a period of six (6) years from the Effective Time, Parent and the Surviving Company shall jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, employee, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking to the extent required by the Company Organizational

Documents or applicable Law to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, litigation, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and including any matters addressed by alternative dispute resolution mechanism(s) (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred before or at the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an director, officer, employee, member, trustee or fiduciary of any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries and in all cases including any matters pertaining or relating to this Agreement, the transactions contemplated hereby and any approvals, determinations or processes relating to the foregoing). In the event of any such Action, the Surviving Company shall cooperate with the Indemnified Party in the defense of any such Action.
(c)   For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company, its Subsidiaries and Significant JV Entities with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Company in its sole discretion elects, then the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.11(c). If a “tail policy” is purchased, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(d)   Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.
(e)   The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the organizational documents of the Company or any of its Subsidiaries, or the Surviving Company, any other indemnification arrangement, applicable Law or otherwise.
(f)   In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations of such party set forth in this Section 5.11. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective current or former officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to, or in substitution for, any such claims under any such policies.
(g)   The obligations of Parent and the Surviving Company under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.11 applies without the written consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, and (ii) this Section 5.11 shall survive consummation of the Mergers and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Company and their respective successors and assigns.
Section 5.12   Control of Operations.   Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.13    Section 16 Matters.   Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.14    Tax Matters.
(a)   Parent and the Company will (and will cause their respective Subsidiaries to, and the Company will use reasonable best efforts to cause the Significant JV Entities to) use reasonable best efforts to cause the Mergers, taken together, to qualify, and will not take or knowingly fail to take (and will cause their Subsidiaries, and the Company will use reasonable best efforts to cause the Significant JV Entities, not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company will notify the other Party promptly after becoming aware of any reason to believe that the Mergers, taken together, may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub, LLC Sub and the Company will comply (and will cause its respective Subsidiaries to comply) with all representations, warranties and covenants contained in the Parent Tax Certificate and the Company Tax Certificate, respectively, to the extent necessary to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)   This Agreement is intended to constitute, and the Parties hereto adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
(c)   Parent and the Company will cooperate to facilitate the issuance of the opinions described in Section 6.2(d) and Section 6.3(d) (the “Tax Opinions”) and any other opinions to be filed in connection with the Registration Statement or the Proxy Statement/Prospectus, regarding the U.S. federal income tax treatment of the Mergers. In connection therewith, (i) Parent shall deliver to Parent Tax Counsel and Company Tax Counsel a duly executed certificate containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable the relevant counsel to render the Tax Opinions and any opinions to be filed in connection with the declaration of effectiveness of the Registration Statement or the Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Mergers (the “Parent Tax Certificate”) and (ii) the Company shall deliver to Parent Tax Counsel and Company Tax Counsel a duly executed certificate containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable the relevant counsel to render the Tax Opinions and any opinions to be filed in connection with the declaration of effectiveness of the Registration Statement or the Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Mergers (the “Company Tax Certificate”), in each case dated as of the Closing Date (and such additional dates as may be necessary in connection with the preparation, filing and delivery of the Registration Statement or the Proxy Statement/Prospectus). The Parent Tax Certificate and the Company Tax Certificate shall be in substantially the forms set forth in Exhibit E and Exhibit F, respectively, and shall be dated and executed as of the dates of such Tax Opinions. Parent and the Company shall provide such other information as reasonably requested by Parent Tax Counsel or Company Tax Counsel for purposes of rendering the Tax Opinions and any opinions to be filed in connection with the Registration Statement or the Proxy Statement/Prospectus regarding the U.S. federal income tax treatment of the Mergers.
Section 5.15    NYSE Listing.   Parent shall cause the Parent Shares to be issued in the First Merger and such other Parent Shares to be reserved for issuance in connection with the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.
Section 5.16    Dividends.   After the date of this Agreement, each of the Company and Parent shall coordinate with the other regarding the declaration of any dividends in respect of Parent Shares, shares of

Company Common Stock and shares of Company Preferred Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Shares, shares of Company Common Stock and shares of Company Preferred Stock shall not receive two (2) dividends or fail to receive one (1) dividend in any quarter with respect to their Parent Shares, shares of Company Common Stock or shares of Company Preferred Stock and any Parent Shares any holder of shares of Company Common Stock receives in exchange therefor in the Mergers.
Section 5.17    MVP LLC Agreement.   Prior to the Effective Time, the Company shall, or shall cause MVP Holdco, LLC to obtain a determination by the applicable Management Committee (as defined in the MVP LLC Agreement), by Supermajority Interest (as defined in the MVP LLC Agreement) of its Representatives (as defined in the MVP LLC Agreement), that, after giving effect to the Mergers and the transactions contemplated hereby, Operator (as defined in the MVP LLC Agreement) has the experience, safety record, creditworthiness, and financial wherewithal generally acceptable within the midstream natural gas industry and is and will be able to perform its obligations under the applicable COM Agreement (as defined in the MVP LLC Agreement) (such determination, the “MVP Approval”). Parent shall use commercially reasonable efforts to cooperate with the Company to obtain the MVP Approval, including, but not limited to, by providing information reasonably requested by the Management Committee (or its representatives thereof).
Section 5.18    Obligations of Merger Subs, the First Step Surviving Corporation and the Surviving Company.   Parent shall take all action necessary to cause Merger Subs, the First Step Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement.
Section 5.19    Company Preferred Stock.
(a)   Upon written election from Parent at least twenty-five (25) days prior to the Closing Date following the completion of the procedures set forth in Section 2.5, the Company shall cause, at least one hour prior to the Effective Time, each share of Company Preferred Stock issued and outstanding at least one hour prior to the Effective Time to be purchased and redeemed by the Company in accordance with Section 7 of the Company Charter (the “Optional Redemption”); provided, however, that the Company shall have no obligation to redeem the Company Preferred Stock in accordance with this Section 5.19 unless Parent has deposited with the Paying Agent (as defined in the Company Charter) sufficient funds to effect such redemption. The Company shall prepare all necessary and appropriate documentation in connection with such Optional Redemption (collectively, the “Redemption Documents”), consult with Parent and afford Parent a reasonable opportunity to review and comment upon the Redemption Documents and give reasonable consideration to the comments, if any, raised by Parent. Parent agrees, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ respective Representatives, to provide reasonable cooperation reasonably requested by the Company in connection with the preparation of the Redemption Documents and the consummation of the Optional Redemption. All mailings and other communications to the holders of the Company Preferred Stock in connection with the Optional Redemption shall be subject to the prior review and comment by the Company and Parent and shall be reasonably acceptable to each of them.
(b)   Parent shall promptly reimburse the Company for any reasonable and documented costs and expenses (including legal expenses) incurred by the Company, its Subsidiaries and their respective Representatives (including reasonable attorneys’ and accountants’ fees) in connection with any action taken (or not taken) in compliance with Section 5.19. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective directors or members of the applicable governing body and Representatives from any and all liabilities or losses, damages, fines, amounts paid in settlement, costs or expenses arising out of or relating to any action taken (or not taken) in compliance with Section 5.19 (other than to the extent any of the foregoing are incurred as a result of gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives).
(c)   At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Subs or the Company or any holder of securities of Parent, Merger Subs or the Company, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time that is not purchased and redeemed by the Company shall be converted into the right to receive the Preferred Consideration in accordance with Section 2.1(b)(ii) of this Agreement. Each share of Company Preferred

Stock that is converted into the right to receive the Optional Redemption Price (as defined in the Company Charter) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist.
Section 5.20    Financing Assistance.
(a)   Following the date of this Agreement and prior to the Effective Time, the Company shall, and shall use commercially reasonable efforts to cause its Subsidiaries and their respective Representatives to, use commercially reasonable efforts to provide to Parent such reasonable and customary cooperation in connection with any Financing, in each case, as may be reasonably requested by Parent or its Representatives in connection with the Mergers, including using commercially reasonable efforts to (i) furnish, as promptly as reasonably practicable upon request, financial statements and financial and other information regarding the Company and its Subsidiaries (it being understood that Parent shall be responsible for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act or as may be customary in connection with any such financing), (ii) participate in a reasonable number of meetings, drafting sessions and due diligence sessions with potential Financing Sources (each of which may be conducted by conference call or video conference) and rating agencies, if necessary, (iii) assist in the preparation of any offering documents, confidential information memoranda, prospectuses, offering memoranda, customary marketing material, rating agency and syndication materials, in each case with respect to the Financing, (iv) assist in obtaining comfort letters and, if required, consents of accountants and auditors with respect to financial statements and other financial information for the Company and its Subsidiaries for inclusion in documents referred to in clause (iii), and (v) to the extent reasonably requested at least ten (10) business days prior to the Closing Date, provide any information and documents required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 (and if the Company or any of its Subsidiaries qualify as “legal entity customers” under the Beneficial Ownership Regulation, information regarding the Company or any of its Subsidiaries necessary to complete a Beneficial Ownership Certification with respect to the Company or any of its Subsidiaries), each of which of the foregoing shall be at Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries (A) shall be required to approve, execute or deliver any documentation in connection with any such Financing that, in each case, is not effective or conditioned, as applicable, upon the Closing or that would not terminate without liability to the Company or any of its Subsidiaries, Significant JV Entities, Representatives or Affiliates upon the termination of this Agreement, (B) shall be required to incur any liability or obligation (including any indemnification obligation) in connection with any such Financing that is not contingent on the Closing or pay any commitment or other fee in connection with any Financing prior to the Closing, (C) shall be obligated to provide any financial (or other) information that (1) is not produced in the ordinary course of business or (2) cannot be produced or provided without unreasonable cost or expense, (D) shall be required to take any action other than at Parent’s request and with reasonable prior notice, (E) shall be required to take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any material contract or Law to which it or its property is bound, (F) shall be required to adopt resolutions or implement other authorizations approving any financing arrangement pursuant to this Section 5.20 or pledge any collateral with respect to such financing arrangement or otherwise encumber its assets prior to Closing (and, for the avoidance of doubt, (x) the post-Closing board of directors or other governing bodies, as applicable, shall enter into or provide any resolutions as may be required and (y) the post-Closing officers shall provide any officer certificates as may be required, in each case, in connection with any financing arrangement at, or as of, the Closing Date), (G) shall be required to take any action that could subject any director, manager, officer or employee of the Company or its Subsidiaries to any actual or potential personal liability, (H) shall be required to provide access to or disclose information that the Company determines in good faith (after consultation with counsel) would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Subsidiaries, Significant JV Entities, Representatives or Affiliates, (I) shall be required to take any action that it determines in good faith would unreasonably interfere with the ongoing commercial operations of the Company or any of its Subsidiaries or any Significant JV Entity, (J) shall be required to take any action to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article VI to fail to be satisfied or otherwise cause any breach of this Agreement or (K) shall be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with any such Financing. Furthermore, notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that compliance with this Section 5.20(a) is not a condition to Closing (including for the purposes of Section 6.3(b)), the consummation of a Financing is not a condition to the Closing, and if any Financing has not been obtained, Parent shall continue to be obligated, until such time as the Agreement is terminated in accordance with Article VII and subject to the waiver or fulfillment of the conditions set forth in Article VI, to complete the transactions contemplated by this Agreement.
(b)   Parent shall promptly reimburse the Company for any reasonable and documented costs and expenses (including legal expenses but excluding costs of the Company’s preparation of financial information and financial statements in connection with its compliance with its periodic reporting obligations under the Exchange Act or otherwise in the ordinary course of business) incurred by the Company, its Subsidiaries and their respective Representatives (including reasonable attorneys’ and accountants’ fees) in connection with any action taken (or not taken) in compliance with Section 5.20(a). Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective directors or members of the applicable governing body and Representatives from any and all liabilities or losses, damages, fines, amounts paid in settlement, costs or expenses arising out of or relating to any action taken (or not taken) in compliance with Section 5.20(a) (other than to the extent any of the foregoing are incurred as a result of gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives).
Section 5.21   Actions with Respect to the Senior Notes.
(a)   If, prior to the Closing Date, Parent decides to commence a “change of control” offer, tender offer and/or consent solicitation in respect of some or all of the outstanding Senior Notes (each, a “Senior Notes Offer”), Parent shall prepare all necessary and appropriate documentation in connection with such Senior Notes Offers, including the offers to purchase and consent solicitation statements, letters of transmittal and other related documents (collectively, the “Offer Documents”) and shall consult with the Company and afford the Company a reasonable opportunity to review and comment upon the Offer Documents and Parent will give reasonable consideration to the comments, if any, raised by the Company. The Company agrees to provide, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ respective Representatives to provide, reasonable cooperation reasonably required by Parent in connection with the preparation of the Offer Documents and the consummation of such Senior Notes Offers, including with respect to the Company’s and/or its applicable Subsidiaries’ execution of supplemental indentures (either at the Effective Time or, if earlier, conditioned upon the occurrence of the Effective Time) reflecting amendments to the indentures applicable to the Senior Notes subject to any Senior Notes Offer, to the extent approved by any required consents of holders of such Senior Notes. All mailings and other communications to the holders of the Senior Notes in connection with the Senior Notes Offers shall be subject to the prior review and comment by the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of any Senior Notes Offer any information in the applicable Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that such Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by Parent to the holders of the applicable Senior Notes. Parent acknowledges and agrees that neither the pendency nor the consummation of any such Senior Notes Offer is a condition to Parent’s obligations hereunder. For the avoidance of doubt, Parent shall provide the funds necessary to consummate any Senior Notes Offer that is commenced or requested by Parent.
(b)   If requested by Parent in writing, in lieu of Parent commencing or closing a Senior Notes Offer for any Senior Notes, the Company shall, to the extent permitted by the indenture under which the Senior Notes were issued, use commercially reasonable efforts to take any actions (including (i) requesting the trustee to take such actions and (ii) delivering a conditional notice of redemption subject only to the payment of the redemption price (including any make-whole payment) and the occurrence of the Closing) reasonably requested by Parent to facilitate the redemption, satisfaction and/or discharge or such series of Senior Notes pursuant to such applicable indenture at the Effective Time; provided, however, that if a conditional notice is given, Parent shall ensure that at the Effective Time, Parent has provided the Company the funds necessary to effect any such redemption or satisfaction and discharge. Parent acknowledges and agree that neither the pendency nor the consummation of any such redemption, defeasance or satisfaction and discharge is a condition to Parent’s obligations hereunder.
(c)   Parent shall promptly reimburse the Company for any reasonable and documented costs and expenses (including legal expenses) incurred by the Company, its Subsidiaries and their respective Representatives (including reasonable attorneys’ and accountants’ fees) in connection with any action taken (or not taken) in compliance with Section 5.21 at Parent’s request. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective directors or members of the applicable governing body and Representatives from any and all liabilities or losses, damages, fines, amounts paid in settlement, costs or expenses arising out of or relating to any action taken (or not taken) in compliance with Section 5.21 (other than to the extent any of the foregoing are incurred as a result of gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives).
ARTICLE VI
CONDITIONS TO THE FIRST MERGER
Section 6.1   Conditions to Each Party’s Obligation to Effect the First Merger.   The respective obligations of each party to effect the First Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a)   The Company Shareholder Approval shall have been obtained;
(b)   The Parent Shareholder Approval shall have been obtained;
(c)   The Parent Shares to be issued in the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;
(d)   No injunction, order or decree by any court or other Governmental Entity of competent jurisdiction shall have been issued or entered and shall continue to be in effect, and no Law shall have been adopted, enacted, promulgated or be effective, in each case that restrains, enjoins, prohibits, prevents or makes illegal the consummation of the First Merger or the other transactions contemplated by this Agreement;
(e)   All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated; provided, for the avoidance of doubt, that the conditions set forth in this Section 6.1(e) shall be satisfied even if a party has received communication from a Governmental Entity stating that the parties may close at their own risk, including if such communication includes that the underlying investigation may continue after expiration or termination of any applicable waiting period; and
(f)   The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.
Section 6.2   Conditions to Obligation of the Company to Effect the First Merger.   The obligation of the Company to effect the First Merger is further subject to the fulfillment (or the waiver by the Company) at or prior to the Effective Time of the following conditions:
(a)   The representations and warranties of Parent and Merger Subs set forth in (i) this Agreement (other than in Section 4.2(a), Section 4.2(b), Section 4.2(g), Section 4.3(a), Section 4.3(b), Section 4.10(b), Section 4.10(c) and Section 4.20) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.2(a), Section 4.2(b), Section 4.2(g) and Section 4.20 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iii) Section 4.3(a) and

Section 4.3(b) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) Section 4.10(b) and Section 4.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period;
(b)   Each of Parent and Merger Subs shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;
(c)   Parent and Merger Subs shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e) have been satisfied; and
(d)   The Company shall have received an opinion from Company Tax Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(d), Company Tax Counsel shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.
(e)   Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.
Section 6.3   Conditions to Obligation of Parent and Merger Subs to Effect the First Merger.   The obligation of Parent and Merger Subs to effect the First Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:
(a)   The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.2(a), Section 3.2(b) (other than clause (x) and the second sentence thereof), Section 3.2(e), Section 3.3(a), Section 3.3(b), Section 3.10(b), Section 3.10(c) and Section 3.21) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) Section 3.2(a), Section 3.2(b) (other than clause (x) and the second sentence thereof), Section 3.2(e) and Section 3.21 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iii) Section 3.3(a) and Section 3.3(b) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) Section 3.10(b) and Section 3.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period;
(b)   The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;
(c)   The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(e) have been satisfied; and
(d)   Parent shall have received an opinion from Parent Tax Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(d), Parent Tax Counsel shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by Parent or the Company for purposes of rendering such opinion.
(e)   Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
(f)   Mountain Valley Pipeline, LLC shall have received FERC authorization to place the Mountain Valley Pipeline Facilities into service and such authorization is in full force and effect as of the Closing Date without any material limitations, modifications or conditions that would prevent the Mountain Valley Pipeline Facilities from commencing full service.
Section 6.4   Frustration of Closing Conditions.   Neither the Company nor Parent may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any material provision of this Agreement.
ARTICLE VII
TERMINATION
Section 7.1   Termination or Abandonment.   Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or Parent Shareholder Approval has been obtained:
(a)   by the mutual written consent of the Company and Parent;
(b)   by either the Company or Parent, if the First Merger shall not have been consummated on or prior to the date that is twelve (12) months from the date of this Agreement (the “End Date”); provided, however, that if all of the conditions to Closing, other than any of the conditions set forth in Section 6.1(d) or Section 6.1(e), shall have been satisfied or waived or shall be capable of being satisfied at such time (other than those conditions that by their nature are to be satisfied at the Closing), the End Date shall automatically be extended to the date that is eighteen (18) months from the date of this Agreement, which date shall thereafter be deemed to be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement; provided, further, that, in the event a Government Shutdown occurs prior to the End Date, at a time when the condition set forth in Section 6.1(e) has not been satisfied, the End Date shall automatically be extended by one calendar day for each calendar day that the condition set forth in Section 6.1(e) shall not have been satisfied as a result of such Government Shutdown;
(c)   by either the Company or Parent, if an injunction or other Law shall have been issued, entered, enacted, promulgated or become effective permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Mergers and such injunction or other Law has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;
(d)   by either the Company or Parent, if the Company Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded, at which a vote upon the approval of this Agreement was taken, and the Company Shareholder Approval shall not have been obtained;
(e)   by either the Company or Parent, if the Parent Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded, at which a vote upon the Share Issuance was taken, and the Parent Shareholder Approval shall not have been obtained;
(f)   by the Company, if Parent or Merger Subs shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure in such a manner that would make it reasonably likely that such breach or failure will be cured prior to the End Date, in each case after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);
(g)   by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure in such a manner that would make it reasonably likely that such breach or failure will be cured prior to the End Date, in each case after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);
(h)   by Parent, prior to the time the Company Shareholder Approval is obtained, (i) in the event of a Company Change of Recommendation or (ii) if the Company shall have Willfully Breached any of its obligations under Section 5.4 in a manner that materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby on or before the End Date; and
(i)   by the Company, prior to the time the Parent Shareholder Approval is obtained, (i) in the event of a Parent Change of Recommendation or (ii) if Parent shall have Willfully Breached any of its obligations under Section 5.5 in a manner that materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby on or before the End Date.
Section 7.2   Procedure Upon Termination.   This Agreement shall terminate without further action by Parent, the Company or Merger Subs upon the delivery of written notice by one party to the other party or parties of a termination and abandonment of this Agreement pursuant to Section 7.1.
Section 7.3   Effect of Termination.   In the event of termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.3, Section 7.4 and Article VIII), and there shall be no other liability on the part of the Company or Parent to any other party hereto, except for (a) as expressly provided for in Section 7.4; (b) subject to Section 7.4(i), liability arising out of or the result of, Fraud or any Willful Breach of any covenant or agreement or Willful Breach of any representation or warranty in this Agreement occurring prior to termination; or (c) as provided for in the Confidentiality Agreement, in which case of clauses (a) through (c), the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
Section 7.4   Breakup Fee.
(a)   If (i) this Agreement is terminated pursuant to Section 7.1(b) [End Date], and, at the time of such termination, Parent could have terminated this Agreement pursuant to Section 7.1(g) [Company Breach of Representation or Failure to Perform Covenant], and (ii) within twelve (12) months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12)-month period), a Company Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Company Breakup Fee, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Company Acquisition Transaction.
(b)   If (i) this Agreement is terminated by Parent pursuant to Section 7.1(g) [Company Breach of Representation or Failure to Perform Covenant] and (ii) prior to such termination and after the date of this Agreement, any person (other than Parent, Merger Subs or any of their respective affiliates) shall have made a Company Acquisition Proposal that was publicly announced or disclosed or otherwise communicated to the Company Board and not withdrawn prior to such termination, then if within twelve (12) months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12)-month period), a Company Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Company Breakup Fee, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Company Acquisition Transaction.
(c)   If (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d) [No Company Shareholder Approval], (ii) prior to the Company Shareholders’ Meeting, any person (other than Parent, Merger Subs or any of their respective affiliates) shall have made a Company Acquisition Proposal that was publicly announced or publicly disclosed or otherwise communicated to the Company Board and not withdrawn prior to the Company Shareholders’ Meeting, and (iii) within twelve (12) months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12)-month period), a Company Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Company Breakup Fee, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Company Acquisition Transaction.
(d)   If (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(e) [No Parent Shareholder Approval], (ii) prior to the Parent Shareholders’ Meeting, any person (other than the Company or any of its affiliates) shall have made a Parent Acquisition Proposal that was publicly announced or publicly disclosed or otherwise communicated to the Parent Board and not withdrawn prior to the Parent Shareholders’ Meeting, and (iii) within twelve (12) months after such termination of this Agreement, Parent shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12)-month period), a Parent Acquisition Transaction, then Parent shall pay to the Company an amount equal to the Parent Breakup Fee, by wire transfer of same day federal funds to the account specified by the Company, on the earlier of the public announcement of Parent’s entry into such agreement or the consummation of any such Parent Acquisition Transaction.
(e)   If this Agreement is terminated by Parent pursuant to Section 7.1(h)(i) [Company Change of Recommendation] or pursuant to Section 7.1(h)(ii) [Company Willful Breach of Non-Solicit, Acquisition Proposals or Change of Recommendation], then the Company shall pay to Parent, within three (3) business days after the date of termination, the Company Breakup Fee, by wire transfer of same day federal funds to the account specified by Parent.
(f)   If this Agreement is terminated by the Company pursuant to Section 7.1(i)(i) [Parent Change of Recommendation] or pursuant to Section 7.1(i)(ii) [Parent Willful Breach of Non-Solicit, Acquisition Proposals or Change of Recommendation], then Parent shall pay to the Company within three (3) business days after the date of termination the Parent Breakup Fee, by wire transfer of same day federal funds to the account specified by the Company.
(g)   If this Agreement is terminated by the Company or Parent pursuant to (x) Section 7.1(b) [End Date] or (y) Section 7.1(c) [Final and Nonappealable Law] (in the case of this clause (y), if such injunction or other Law relates to, arises as a result of, or arises under, any Antitrust Law), and at such time (i) any of the conditions set forth in Section 6.1(d) (if such injunction or other Law relates to, arises as a result of, or arises under, any Antitrust Law) or Section 6.1(e) have not been satisfied or waived and (ii) all the other conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), Parent shall, within three (3) business days following any such termination, pay to the Company or its designee in cash by wire transfer in immediately available funds to an account designated by the Company a non-refundable fee in an amount equal to the Special Breakup Fee.
(h)   Solely for purposes of this Section 7.4, (i) “Company Acquisition Transaction” shall have the meaning ascribed thereto in Section 8.15(a)(vii), except that all references to twenty percent (20%) shall be changed to fifty percent (50%), and (ii) “Parent Acquisition Transaction” shall have the meaning ascribed thereto in Section 8.15(a)(xlix), except that all references to twenty percent (20%) shall be changed to fifty percent (50%).

(i)   Upon payment of the Company Breakup Fee, the Parent Breakup Fee or the Special Breakup Fee, as applicable and required, pursuant to this Section 7.4, no parties shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its shareholders or Parent or its shareholders, as applicable; provided that nothing herein shall release any party from liability arising out of or the result of Fraud. The parties acknowledge and agree that in no event shall Parent or the Company be required to pay the Company Breakup Fee, the Parent Breakup Fee or the Special Breakup Fee, as applicable, on more than one occasion. In addition, the parties acknowledge that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither party would enter into this Agreement. If Parent or the Company fails to pay promptly the amounts due pursuant to this Section 7.4, the applicable party will also pay to the other party simple interest on the unpaid amount under this Section 7.4, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.
ARTICLE VIII
MISCELLANEOUS
Section 8.1   No Survival.   Subject to Section 7.3, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise survive the Effective Time expressly by their terms. Effective upon the Closing, the Company and Parent, on behalf of themselves and each of their respective Affiliates (each, a “Releasor”), shall irrevocably release, waive and discharge, to the fullest extent permitted by Law, each Releasor and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, consultants, other advisors, successors and assigns from any and all obligations and liabilities of any kind or nature whatsoever (including any obligations or liabilities under the Comprehensive Environmental Response, Compensation and Liability Act, or any other Environmental Law), as to facts, conditions, transactions, events or circumstances prior to the Closing that in any way arise out of, are in connection with their respective businesses, assets, liabilities, and operations; provided that the foregoing release shall not apply to (a) obligations of Parent, Merger Subs or the Company pursuant to this Agreement or any other agreement, certificate or instrument being executed and delivered pursuant to or in connection with this Agreement or (b) any matter, cause or event solely occurring after the Closing.
Section 8.2   Expenses.   Except as otherwise set forth in this Agreement, including in Section 5.8 and Section 7.4, whether or not the First Merger is consummated, all costs and expenses incurred in connection with the First Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs and expenses, except that (a) fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement/Prospectus and Registration Statement (including applicable SEC filing fees) shall be borne equally by Parent and the Company and (b) filing fees payable under the HSR Act shall be borne by Parent.
Section 8.3   Counterparts; Effectiveness.   This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.4   Governing Law.   This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, all matters relating to the fiduciary obligations of each of the Company Board and the Parent Board shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws principles thereof to the extent such principles would direct a matter to another jurisdiction.
Section 8.5   Jurisdiction; Specific Enforcement.   Subject to the limitations set forth in this Agreement, the parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, each of the parties shall be entitled to seek an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.4. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.
Section 8.6   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.7   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon personal delivery to the party to be notified; (b) when sent by email (in which case effectiveness shall be the earlier of (i) upon email confirmation of receipt by the receiving party (excluding out-of-office or other similar automated replies) or (ii) in the event that an email confirmation of receipt is not delivered, if such email is sent prior to 5:00 p.m. Central Time on a business day, on such business day, and if such email is sent on or after 5:00 p.m. Central Time on a business day or sent on a calendar day other than a business day, the next business day); (c) upon receipt after dispatch by registered or certified mail, postage prepaid; or (d) when delivered by a courier (with confirmation of delivery) to the party to be notified, in each case, at the following address:
To Parent or Merger Subs:
EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention:
General Counsel

Email:
wijordan@eqt.com

with copies to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:
David B. Feirstein, P.C.
Steven M. Choi

Email:
david.feirstein@kirkland.com
steven.choi@kirkland.com

and
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, TX 77002
Attention:
Cyril V. Jones, P.C.
Jennifer Gasser

Email:
cyril.jones@kirkland.com
jennifer.gasser@kirkland.com

To the Company:
Equitrans Midstream Corporation
2200 Energy Drive
Canonsburg, PA 15317
Attention:
Kirk R. Oliver Stephen M. Moore

Email:
koliver@equitransmidstream.com
smoore@equitransmidstream.com

with copies to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:
Ryan J. Maierson
Nick S. Dhesi

Email:
ryan.maierson@lw.com
nick.dhesi@lw.com

or to such other address as any party shall specify by written notice so given. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8   Assignment; Binding Effect.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.
Section 8.9   Severability.   Any term or provision of this Agreement which is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.10   Entire Agreement.   This Agreement together with the exhibits hereto, schedules hereto, and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.
Section 8.11   Amendments; Waivers.   At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subs or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Shareholder Approval or Parent Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of the Company or the approval of the shareholders of Parent, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company or the shareholders of Parent, as applicable. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.12   Headings.   Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.13   No Third-Party Beneficiaries.   Each of Parent, Merger Subs and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the Company or Parent and Merger Subs, as applicable, in accordance with and subject to the terms of this Agreement, and (b) except for (i) the provisions of Section 5.11 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), and (ii) the right of the Company’s shareholders to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
Section 8.14   Interpretation.   When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The words “ordinary course” or “ordinary course of business” shall be construed to mean an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practices. All references in this Agreement to “$” or “dollars” shall be to U.S. dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 8.15   Definitions.
(a)   As used in this Agreement:
(i)   “2017 FERC Certificate” means the certificate of public convenience and necessity issued by FERC under section 7(c) of the NGA in Mountain Valley Pipeline, LLC, 161 FERC ¶ 61,043 (2017).
(ii)   “Affiliate” or “affiliate” means, with respect to a specified person, any other person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a person, the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise. Notwithstanding the foregoing, (A) neither of Mountain Valley Pipeline, LLC (or its respective series) or Eureka Midstream Holdings, LLC (including its Subsidiaries) shall be deemed affiliates of the Company, and (B) no joint venture in which Parent owns an interest shall be deemed affiliates of Parent for purposes of Sections 5.8(b), (c) and (d).
(iii)   “Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.
(iv)   “Benefit Plan” means any welfare plan (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), pension plan (as defined in Section 3(2) of ERISA whether or not subject to ERISA) or equity or equity-based, bonus, incentive, deferred compensation, employment, individual, consulting, severance, change in control, retention, termination, pension, retirement, profit sharing, health, welfare, vacation, paid time off, fringe or other compensation or benefit plan, program, policy, agreement or arrangement.
(v)   “business day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.
(vi)   “Company Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer, proposal or indication of interest by Parent, Merger Subs or their respective affiliates) relating to any Company Acquisition Transaction.
(vii)   “Company Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person or group of persons, other than Parent, Merger Subs or their respective affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation, recapitalization, dissolution, liquidation or otherwise) assets of the Company and its Subsidiaries equal to twenty percent (20%) or more of the Company’s consolidated assets (based on their fair market value thereof) or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation, recapitalization, dissolution, liquidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities (including voting power) of the Company entitled to vote with respect to the approval of this Agreement or (C) any combination of the foregoing.
(viii)   “Company Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any liability or obligation (contingent or otherwise), including on account of any of its ERISA Affiliates.
(ix)   “Company Breakup Fee” means $191 million.
(x)   “Company Common Stock” means the Company’s common stock, no par value per share.
(xi)   “Company Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of October 31, 2018, by and among EQM Midstream Partners, LP, Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other lenders party thereto, as amended.
(xii)   “Company Equity Awards” means, collectively, the Company Options, Company Restricted Stock Awards, Company RSU Awards, Company PSU Awards, Company Phantom Unit Awards and all deferred rights in respect of Company Common Stock under the Company’s Amended and Restated Directors’ Deferred Compensation Plan.
(xiii)   “Company Equity Plan” means the Company’s 2018 Long-Term Incentive Plan, as amended from time to time, and any predecessor or successor equity compensation plan, including any Performance Share Unit Program thereunder, and the Company’s Amended and Restated Directors’ Deferred Compensation Plan.
(xiv)   “Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended from time to time.
(xv)   “Company Executive Officer” means an officer of the Company or a Subsidiary thereof for purposes of Section 16 of the Exchange Act.
(xvi)   “Company Intervening Event” means any material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable to the Company Board prior to the date of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date of this Agreement); provided, however, that such event, fact, circumstance, development or occurrence shall not constitute a Company Intervening Event if such event, fact, circumstance, development or occurrence results from or arises out of (A) any changes or developments in prices for oil, natural gas, refined products, condensates or natural gas liquids or other commodities or for Parent’s or the Company’s or their respective Subsidiaries’ or the Significant JV Entities’ raw material inputs and end products, (B) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), (C) any Company Acquisition Proposal or Company Superior Offer, (D) any changes in the share price or trading volume of the Parent Shares or shares of Company Common Stock or in the credit rating of Parent, the Company or any of their respective Subsidiaries (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any event, fact, circumstance, development or occurrence underlying such change has resulted in a Company Intervening Event) or (E) any failure by Parent, the Company, the Significant JV Entities or any of their respective Subsidiaries to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any event, fact, circumstance, development or occurrence underlying such failure has resulted in a Company Intervening Event).
(xvii)   “Company Material Adverse Effect” means an event, change, effect, development or occurrence that, individually, or in the aggregate together with all other events, changes, effects, developments or changes, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that, in no event would any event, change, effect, development or occurrence resulting from, relating to or arising out of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably likely be, a “Company Material Adverse Effect:” (A) any changes or developments in the natural gas or natural gas liquids industries, including production, exploration, gathering, compressing, treating, processing, fractionation and transportation industry generally, (B) any changes or developments in prices for oil, natural gas, refined products, condensates or natural gas liquids or other commodities or for the Company’s or its Subsidiaries’ raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement (provided that the exceptions set forth in this clause (C) shall not apply in connection with any breach or inaccuracy of a representation or warranty set forth in this Agreement expressly addressing the consequences of the announcement or existence of, compliance with or performance under, this Agreement)), (D) any taking of any action at the express request, approval or consent of Parent or Merger Subs, (E) any adoption, implementation, promulgation, repeal, modification, supplementation, reinterpretation or proposal of any rule, regulation, ordinance, order, treaty, protocol or any other Law of or by any national, regional, tribal, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, in each case, after the date of this Agreement, (G) any changes or developments in or generally affecting the economy, the financial, credit or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (H) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, weather and/or geographical condition, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared and, for the avoidance of doubt, including the current conflict between the Russian Federation and Ukraine and the war and/or conflict between Israel and Hamas and related military operations), military actions or any act of sabotage or terrorism, cyber-attack or national or international political or social conditions, (I) any Contagion Event or other force majeure event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (J) any failure by the Company or any Subsidiary or Significant JV Entity of the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition), (K) any changes in the share price or trading volume of the shares of Company Common Stock, in the credit rating of the Company or any of its Subsidiaries or in the price or trading volume of the Senior Notes (provided that the exception in this clause (K) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition), (L) any change to the timing for the completion of construction or total project cost of the Mountain Valley Pipeline Facilities, or (M) any worsening of the circumstances referred in to clause (G), (H) or (I) to the extent existing as of the date of this Agreement; except, in each case with respect to clauses (A)-(B) and (E)-(I), to the extent disproportionately and adversely affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate may be taken into account in determining whether there has been, or would reasonably likely be, a “Company Material Adverse Effect.”
(xviii)   “Company Permitted Encumbrance” means any of the following: (A) any Company Permitted Liens applicable to Rights-of-Way, Company Owned Real Property or Company Real Property Leases; (B) any obligations or duties reserved to or vested in any municipality or other Governmental Entity to regulate any of the Company’s or its Subsidiaries’ real property in any manner including all applicable Laws, to the extent not violated in any material respect by the current use and operation of the applicable real property, which regulations do not, and would not be expected to, materially detract from the value of or interfere with the ownership, use or operation of the assets of the Company or its Subsidiaries; (C) the terms and conditions of Company Owned Real Property, Company Real Property Leases, and Rights-of-Way, to the extent not violated in any material respect by the current use and operation of the applicable real property, which terms do not, and would not be expected to, materially detract from the value of or interfere with the ownership, use or operation of the assets of the Company or its Subsidiaries; (D) any required third party consents to assignment and similar agreements and obligations with respect to which prior to Closing (i) waivers or consents have been obtained from the appropriate Person, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights, (iii) such consents are not to be unreasonably withheld, conditioned or delayed and will not render assignment void ab initio or give rise to a continuing termination right or (iv) expressly do not require consent prior to transfers due to operation of Law; (E) terms and conditions of Rights-of-Way, permits, surface leases, encroachment agreements and other rights or agreements, including crossing agreements with respect to surface obligations, pipelines, conditions, covenants or other restrictions granted to the Company or its Subsidiaries or by the Company or its Subsidiaries to related parties or third parties, including, without limitation, those terms and conditions of such a kind or nature or upon such terms as typically permitted by similarly situated entities in the industry and do not in the aggregate materially affect the Company’s or its Subsidiaries’ operations; (F) any interests in real property granted to third parties or reserved from grants to the Company or its Subsidiaries, including without limitation, Rights-of-Way, surface leases, crossing rights and amendments, encroachments, subleases, licenses, real property interests of any kind, modifications, and releases of Rights-of-Way, easements and surface leases that, in each case, do not and would not reasonably be expected to materially impair the Company’s or its Subsidiaries’ operations as currently operated and are otherwise granted in the ordinary course of the Company’s or its Subsidiary’s operations, or in the Company’s or its Subsidiaries’ discretion, including without limitation, reservation of any real property rights by landowner, coal, oil and gas, surface or other owners in terms and conditions of any real property instrument granted to the Company or its Subsidiary; (G) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument or other real property interest that are set forth or referenced therein or in another executed agreement, that is of public record; provided that a memorandum of such agreement or recital thereto shall be sufficient record of such agreement; (H) any curable defects of title, including without limitation, status of record of any real property interests, encumbrance or irregularities which do not individually or in the aggregate, materially detract from the value of or materially interfere with the use and ownership of the interests of the Company or its Subsidiaries subject thereto (as currently used or owned); and which would be accepted or waived by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas midstream, storage and transmission or water properties; and/or (I) any ordinary course terms, conditions or status of commercial agreements between the Company or its Subsidiaries and third parties (other than as a result of a breach or default under such agreement) that do not secure indebtedness for borrowed money.
(xix)   “Company Permitted Lien” means (A) any Lien (1) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith and for which adequate accruals or reserves have been established, (2) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business for amounts not yet delinquent or being contested in good faith and for which adequate accruals or reserves have been established, (3) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business (provided, however, that such Lien (A) secures obligations that are not indebtedness for borrowed money and are not yet delinquent or are being contested in good faith and for which adequate accruals or reserves have been established and (B) does not materially and adversely affect the value, use or operation of the property encumbered thereby), (4) not created by, through or under the Company or its Subsidiaries that affect the underlying fee or other real property interest of a Company Leased Real Property (provided, however, that such Lien does not materially and adversely affect the value, use or operation of the property encumbered thereby), (5) that is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (6) arising under or pursuant to the Company Organizational Documents or the organizational documents of any Subsidiary of the Company or any Significant JV Entity, (7) created pursuant to the agreements set forth on Section 8.15(a)(ii) of the Company Disclosure Schedule (other than as a result of a breach or default under such agreement), (8) disclosed on or uncovered by any title commitment, title policy, title report or surveys made available to the Parent prior to the date hereof (provided, however, that such Lien does not materially and adversely affect the value, use or operation of the property encumbered thereby), (9) created by or on behalf of Parent or its Affiliates, (10) arising out of, under or in connection with this Agreement or the transactions contemplated hereby, (11) that are discharged in full at or prior to Closing, at no cost to Parent, the Company or its Subsidiaries or (12) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.
(xx)   “Company Preferred Stock” means the Company’s Series A Perpetual Convertible Preferred Shares, no par value per share.
(xxi)   “Company Service Provider” means each current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.
(xxii)   “Company Superior Offer” means a bona fide written Company Acquisition Proposal for a Company Acquisition Transaction (with references in the definition thereof to “twenty percent (20%)” being deemed to be replaced with references to “seventy-five percent (75%)”) on terms that the Company Board, or any committee thereof, determines, in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is (A) if accepted, reasonably likely to be consummated in accordance with its terms and (B) if consummated, more favorable to the Company and its shareholders (including, without limitation, from a financial point of view) than the Mergers and the transactions contemplated by this Agreement (taking into account at the time of determination (x) any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing and (y) such other factors deemed relevant by the Company Board, or any committee thereof, including the form of consideration, timing, likelihood of consummation, the identity of the person making the proposal, required approvals, conditions to consummation, and other factors that the Company Board may consider in the exercise of its fiduciary duties).
(xxiii)   “Company Tax Counsel” means Latham & Watkins LLP (or, if Latham & Watkins LLP is unable, or declines, to deliver the Tax Opinion to the Company, Kirkland & Ellis LLP).
(xxiv)   “Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19 and monkeypox).
(xxv)   “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof.
(xxvi)   “Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Personal Information or otherwise relating to privacy, security, or security breach notification requirements: (A) the parties’ own external policies and procedures and (B) all applicable Laws.

(xxvii)   “DTC” means the Depository Trust Company.
(xxviii)   “Emergency” means any sudden, unexpected or abnormal event which causes, or imminently risks causing, physical damage to or the endangerment of the safety or operational condition of any property, endangerment of health or safety of any Person, or death or injury to any Person, or damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism or sabotage, cyber-attacks, weather events, epidemics, outages, explosions, regulatory requirements, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, force majeure declared by a third party, acts of Governmental Entities, including, but not limited to, confiscation or seizure, or otherwise.
(xxix)   “Environmental Law” means any Law relating to public or worker health and safety (regarding exposure to Hazardous Materials), pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource or environmental media), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials, in each case as in effect as of or prior to the Closing Date.
(xxx)   “ERISA” means the Employee Retirement Income Security Act of 1974.
(xxxi)   “ERISA Affiliate” means, with respect to any Person, entity, trade or business (whether or not incorporated), that, at any relevant time, is or was treated as a single employer with any other Person, entity, trade or business (whether or not incorporated) within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(xxxii)   “Eureka Credit Agreement” means the Credit Agreement, dated as of May 13, 2021, by and among Eureka Midstream, LLC, a wholly owned subsidiary of Eureka Midstream Holdings, LLC, the lenders party thereto and Sumitomo Mitsui Banking Corporation, as amended.
(xxxiii)   “Eureka Midstream Holdings, LLC” means Eureka Midstream Holdings, LLC and its Subsidiaries.
(xxxiv)   “Financing” means any debt incurred or equity securities issued or to be issued, including in a public offering or private placement or borrowing under revolving, long-term or bridge loans, in each case by Parent or any of its Subsidiaries in connection with the Mergers.
(xxxv)   “Financing Sources” means any underwriter, initial purchaser, syndicate or other group engaged for any and all purposes of any Financing, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit or joint venture participations or other agreements entered pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.
(xxxvi)   “Fraud” means actual and intentional misrepresentation with the intent to deceive and upon which such other party has relied to its detriment; provided that “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud or any torts based on negligence or recklessness.
(xxxvii)   “Good Reason” has the meaning set forth on Section 8.15(xxxv) of the Company Disclosure Schedule.
(xxxviii)   “Government Shutdown” means any shutdown of certain United States federal government services provided by the United States Federal Trade Commission and the United States Department of Justice Antitrust Division to review the transactions contemplated by this Agreement under the HSR Act.

(xxxix)   “Governmental Entity” means any federal, state, local, tribal or foreign government, court of competent jurisdiction, governmental or quasi-governmental agency, commission or other authority, legislature, executive, arbitral (whether public or private), administrative or regulatory body exercising authority over an applicable person comparable to any of the foregoing, or any instrumentality of any the foregoing.
(xl)   “Hazardous Materials” means all substances, materials or wastes regulated by, or for which standards of conduct or liability may be imposed under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead, per- and polyfluoroalkyl substances, toxic mold, naturally occurring radioactive materials, any hazardous waste, and any radioactive substance, material or agent.
(xli)   “Intellectual Property” means all intellectual property rights recognized under applicable Law, including all: (A) issued patents and applications therefor, together with any reissues, divisionals, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof; (B) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names, including all goodwill associated therewith and renewals thereof; (C) internet domain names; (D) copyrights, whether or not registered or published, and registrations and applications for registration therefor and renewals thereof; and (E) trade secrets and know-how (including methods, procedures, processes and compilation of data) which are not generally known; in each case, of the foregoing clauses (A) through (E), to the extent protectable by applicable Law.
(xlii)   “IT Assets” means, with respect to any person, the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of such person and its Subsidiaries that are owned or controlled by such person and its Subsidiaries and used in connection with the operation of its business.
(xliii)   “knowledge” means (A) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule, upon reasonable inquiry of such individual’s direct reports and (B) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a)(i) of the Company Disclosure Schedule, upon reasonable inquiry of such individual’s direct reports.
(xliv)   “Mountain Valley Pipeline Facilities” means approximately 300 miles of 42 inch diameter pipeline and certain compression facilities, interconnects, and other appurtenances, all as described in the 2017 FERC Certificate for such facilities, as amended from time to time, including, but not limited to, amendments in FERC Docket Nos. CP16-10-000 et seq. and CP21-57-000 et seq., extending from the tailgate of the MarkWest Mobley plant in Smithfield, West Virginia to Transco Station 165 near Chatham, Virginia and having a capacity of approximately 2.0 Bcf/day.
(xlv)   “MVP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Mountain Valley Pipeline, LLC, dated as of April 6, 2018, by and among MVP Holdco, LLC, US Marcellus Gas Infrastructure, LLC, VED NPI IV, LLC, WGL Midstream MVP LLC, Con Edison Gas Pipeline and Storage, LLC, RGC Midstream, LLC and Mountain Valley Pipeline, LLC, as amended.
(xlvi)   “Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which Parent or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains the right to explore for, prospect, drill, develop and/or produce hydrocarbons or any other real property which is material to the business of Parent or its Subsidiaries.
(xlvii)   “Oil and Gas Properties” means (A) all direct and indirect interests in and rights with respect to hydrocarbon, mineral, water and similar properties of any kind and nature, including all Oil and Gas Leases and the interests in lands covered thereby or included in units with which the

Oil and Gas Leases may have been pooled, communitized or unitized, working, leasehold and mineral interests and estates and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, non-participating royalty interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations, and concessions and (B) all wells located on or producing from or injecting on any of the Oil and Gas Leases, units or mineral interests and the rights to all hydrocarbons and other minerals producing therefrom.
(xlviii)   “Parent Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer, proposal or indication of interest by the Company or its affiliates) relating to any Parent Acquisition Transaction.
(xlix)   “Parent Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person or group of persons, other than the Company or its affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation, recapitalization, dissolution, liquidation or otherwise) assets of Parent and its Subsidiaries equal to twenty percent (20%) or more of Parent’s consolidated assets (based on their fair market value thereof) or to which twenty percent (20%) or more of Parent’s revenues or earnings on a consolidated basis are attributable, (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation, recapitalization, dissolution, liquidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities (including voting power) of Parent entitled to vote with respect to the approval of this Agreement or (C) any combination of the foregoing.
(l)   “Parent Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries, or under or with respect to which Parent or any of its Subsidiaries has any liability or obligation (contingent or otherwise), including on account of any of its ERISA Affiliates.
(li)   “Parent Breakup Fee” means $545 million.
(lii)   “Parent Executive Officer” means an officer of Parent or a Subsidiary thereof for purposes of Section 16 of the Exchange Act.
(liii)   “Parent Intervening Event” means any material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable to the Parent Board prior to the date of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date of this Agreement); provided, however, that such event, fact, circumstance, development or occurrence shall not constitute a Parent Intervening Event if such event, fact, circumstance, development or occurrence results from or arises out of (A) any changes or developments in prices for oil, natural gas, refined products, condensates or natural gas liquids or other commodities or for Parent’s or the Company’s or their respective Subsidiaries’ or the Significant JV Entities’ raw material inputs and end products, (B) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), (C) any Parent Acquisition Proposal or Parent Superior Offer, (D) any changes in the share price or trading volume of the Parent Shares or shares of Company Common Stock or in the credit rating of Parent, the Company or any of their respective Subsidiaries (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any event, fact, circumstance, development or occurrence underlying such change has resulted in a Parent Intervening Event) or (E) any failure by Parent, the Company, the Significant JV Entities or any of their respective Subsidiaries to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any event, fact, circumstance, development or occurrence underlying such failure has resulted in a Parent Intervening Event).
(liv)   “Parent Material Adverse Effect” means an event, change, effect, development or occurrence that, individually, or in the aggregate together with all other events, changes, effects, developments or changes, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that, in no event would any event, change, effect, development or occurrence resulting from, relating to or arising out of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably likely be, a “Parent Material Adverse Effect:” (A) any changes or developments in the natural gas or natural gas liquids industries, including production, exploration, gathering, compressing, treating, processing, fractionation and transportation industry generally, (B) any changes or developments in prices for oil, natural gas, refined products, condensates or natural gas liquids or other commodities or for Parent’s or its Subsidiaries’ raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement (provided that the exceptions set forth in this clause (C) shall not apply in connection with any breach or inaccuracy of a representation or warranty set forth in this Agreement expressly addressing the consequences of the announcement or existence of, compliance with or performance under, this Agreement)), (D) any taking of any action at the express request, approval or consent of the Company, (E) any adoption, implementation, promulgation, repeal, modification, supplementation, reinterpretation or proposal of any rule, regulation, ordinance, order, treaty, protocol or any other Law of or by any national, regional, tribal, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, in each case, after the date of this Agreement, (G) any changes or developments in or generally affecting the economy, the financial, credit or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (H) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, weather and/or geographical condition, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared and, for the avoidance of doubt, including the current conflict between the Russian Federation and Ukraine and the war and/or conflict between Israel and Hamas and related military operations), military actions or any act of sabotage or terrorism, cyber-attack or national or international political or social conditions, (I) any Contagion Event or other force majeure event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (J) any failure by Parent or any Subsidiary of Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition), (K) any changes in the share price or trading volume of the Parent Shares or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (K) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition) or (L) any worsening of the circumstances referred in to clauses (G), (H) or (I) to the extent existing as of the date of this Agreement; except, in each case with respect to subclauses (A)-(B) and (E)-(I), to the extent disproportionately and adversely affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate may be taken into account in determining whether there has been, or would reasonably likely be, a “Parent Material Adverse Effect.”
(lv)   “Parent Permitted Encumbrance” means any of the following: (A) any Parent Permitted Liens applicable to Rights-of-Way, Parent Owned Real Property or Parent Real Property Leases; (B) any obligations or duties reserved to or vested in any municipality or other Governmental Entity to regulate any of Parent’s or its Subsidiaries’ real property in any manner including all applicable Laws to the extent not violated in any material respect by the current use and operation of the applicable real property, which regulations do not, and would not be expected to, materially detract from the value of or interfere with the ownership, use or operation of the assets of Parent or its Subsidiaries; (C) the terms and conditions of Parent Owned Real Property, Parent Real Property Leases, and Rights-of-Way to the extent not violated in any material respect by the current use and operation of the applicable real property, which terms do not, and would not be expected to, materially detract from the value of or interfere with the ownership, use or operation of the assets of Parent or its Subsidiaries; (D) any required third party consents to assignment and similar agreements and obligations with respect to which prior to Closing (i) waivers or consents have been obtained from the appropriate Person, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights, (iii) such consents are not to be unreasonably withheld, conditioned or delayed and will not render assignment void ab initio or give rise to a continuing termination right or (iv) expressly do not require consent prior to transfers due to operation of Law; (E) terms and conditions of Rights-of-Way, permits, surface leases, encroachment agreements and other rights or agreements, including crossing agreements with respect to surface obligations, pipelines, conditions, covenants or other restrictions granted to Parent or its Subsidiaries or by Parent or its Subsidiaries to related parties or third parties, including, without limitation, those terms and conditions of such a kind or nature or upon such terms as typically permitted by similarly situated entities in the industry and/or do not in the aggregate materially affect Parent’s or its Subsidiary’s operations; (F) any interests in real property granted to third parties or reserved from grants to Parent or its Subsidiaries, including, without limitation, Rights-of-Way, surface leases, crossing rights and amendments, encroachments, subleases, licenses, real property interests of any kind, modifications, and releases of Rights-of-Way, easements and surface leases that, in each case, do not and would not reasonably be expected to materially impair the Parent’s or its Subsidiaries’ operations as currently operated and/or are otherwise granted in the ordinary course of Parent’s or its Subsidiary’s operations, or in Parent’s or its Subsidiaries’ discretion, including without limitation, reservation of any real property rights by landowner, coal, oil and gas, surface or other owners in terms and conditions of any real property instrument granted to Parent or its Subsidiary; (G) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument or other real property interest that are set forth or referenced therein or in another executed agreement, that is of public record; provided that a memorandum of such agreement or recital thereto shall be sufficient record of such agreement; and/or (H) any ordinary course terms, conditions or status of commercial agreements between Parent or its Subsidiaries and third parties (other than as a result of a material breach or default under such agreement) that do not secure indebtedness for borrowed money.
(lvi)   “Parent Permitted Lien” means (A) any Lien (1) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith and for which adequate accruals or reserves have been established, (2) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business for amounts not yet delinquent, in each case, for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof, (3) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business (provided, however, that such Lien (A) secures obligations that are not indebtedness for borrowed money and are not yet delinquent or are being contested in good faith and for which adequate accruals or reserves have been established and (B) does not materially and adversely affect the value, use or operation of the property encumbered thereby), (4) not created by Parent or its Subsidiaries that affect the underlying fee or other real property interest of a Parent

Leased Real Property, (5) that is disclosed on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (6) arising under or pursuant to the Parent Organizational Documents or the organizational documents of any Subsidiary of Parent, (7) created pursuant to the agreements set forth on Section 4.2(b) of the Parent Disclosure Schedule (other than as a result of a breach or default under such agreement) that do not secure indebtedness for borrowed money, (8) disclosed on or uncovered by any title commitment, title policy, title report or surveys made available to the Parent prior to the date hereof (provided, however, that such Lien does not materially and adversely affect the value, use or operation of the property encumbered thereby), (9) created by or on behalf of the Company or its affiliates, (10) arising out of, under or in connection with this Agreement or the transactions contemplated hereby, (11) that are discharged in full at or prior to Closing, at no cost to Parent, the Company or its Subsidiaries or (12) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.
(lvii)   “Parent Service Provider” means each current or former director, officer, employee or independent contractor of Parent or any of its Subsidiaries, other than any Company Service Provider.
(lviii)   “Parent Shareholder Approval” means the approval of the Share Issuance and the Parent Charter Amendment by a majority of the votes cast at the Parent Shareholders’ Meeting.
(lix)   “Parent Shares” means the common stock of Parent, no par value.
(lx)   “Parent Superior Offer” means a bona fide written Parent Acquisition Proposal for a Parent Acquisition Transaction (with references in the definition thereof to “twenty percent (20%)” being deemed to be replaced with references to “seventy-five percent (75%)”) on terms that the Parent Board, or any committee thereof, determines, in good faith, after consultation with its financial advisors and outside legal counsel, is (A) if accepted, reasonably likely to be consummated in accordance with its terms and (B) if consummated, more favorable to Parent and its shareholders (including, without limitation, from a financial point of view) than the Mergers and the transactions contemplated by this Agreement (taking into account at the time of determination (x) any proposal by the Company to amend or modify the terms of this Agreement which are committed to in writing and (y) such other factors deemed relevant by the Parent Board, or any committee thereof, including the form of consideration, timing, likelihood of consummation, the identity of the person making the proposal, required approvals, conditions to consummation, and other factors that the Parent Board may consider in the exercise of its fiduciary duties).
(lxi)   “Parent Tax Counsel” means Kirkland & Ellis LLP (or, if Kirkland & Ellis LLP is unable, or declines, to deliver the Tax Opinion to Parent, Latham & Watkins LLP).
(lxii)   “Person” or “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
(lxiii)   “Personal Information” means “personal information”, “personal data”, or any similar term as defined by applicable Law or by the Company or its Subsidiaries (as applicable) or by Parent or its Subsidiaries (as applicable) in any of their privacy policies, notices or contracts.
(lxiv)   “Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.
(lxv)   “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Robinson-Patman Act, the NGA and the NGPA, the Norman Y. Mineta Research and Special Programs Improvement Act of 2004, the Pipeline Safety Act of 2011, the Hazardous Materials Safety Improvement Act of 2012, the PIPES Act of 2016, the Fixing Americas Surface

Transportation Act, the PUHCA, the Communications Act of 1934, the HSR Act, the Federal Trade Commission Act, and all other federal, state, local or foreign statutes, rules, regulations, orders, injunctions, decisions, decrees, administrative and judicial doctrines and other Laws, including all antitrust, competition, merger control or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, price discrimination or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.
(lxvi)   “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates and other similar real estate interests.
(lxvii)   “Security Incident” means any (A) cybersecurity incident, breach of security, phishing incident, or ransomware or malware attack affecting any IT Asset or (B) incident in which confidential information or Personal Information possessed, or controlled by the Company or any of its Subsidiaries (or by another Person on their behalf) or by Parent or any of its Subsidiaries (or by another Person on their behalf), as applicable, was (or may have been in any material respect) accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner.
(lxviii)   “Senior Notes” means EQM Midstream Partners, LP’s 4.00% Senior Notes due 2024, EQM Midstream Partners, LP’s 6.00% Senior Notes due 2025, EQM Midstream Partners, LP’s 4.125% Senior Notes due 2026, EQM Midstream Partners, LP’s 6.50% Senior Notes due 2027, EQM Midstream Partners, LP’s 7.50% Senior Notes due 2027, EQM Midstream Partners, LP’s 5.50% Senior Notes due 2028, EQM Midstream Partners, LP’s 4.50% Senior Notes due 2029, EQM Midstream Partners, LP’s 6.375% Senior Notes due 2029, EQM Midstream Partners, LP’s 7.50% Senior Notes due 2030, EQM Midstream Partners, LP’s 4.75% Senior Notes due 2031 and EQM Midstream Partners, LP’s 6.50% Senior Notes due 2048.
(lxix)   “Significant JV Entities” means, collectively, Mountain Valley Pipeline, LLC and Eureka Midstream Holdings, LLC.
(lxx)   “Special Breakup Fee” means $176 million.
(lxxi)   “Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof, (B) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof or (C) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such person or persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses. Notwithstanding the foregoing, neither of Mountain Valley Pipeline, LLC (including its respective series) or Eureka Midstream Holdings, LLC (including its Subsidiaries) shall be deemed Subsidiaries of the Company, and the entity set forth on Section 8.1(a)(iii) of the Parent Disclosure Schedule shall not be deemed a Subsidiary of the Company.

(lxxii)   “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations enacted under state or federal Laws in the United States that are applicable to the Company, Parent and their respective Subsidiaries in the context of the Mergers or any other transactions contemplated by this Agreement.
(lxxiii)   “Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, imposts, levies, customs, duties, fees, assessments and similar charges in the nature of a tax, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, environmental, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto.
(lxxiv)   “Tax Proceeding” means any cause of action, audit, demand, litigation, suit, investigation, inquiry, or other proceeding at Law or in equity or order or ruling, in each case with respect to Taxes.
(lxxv)   “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
(lxxvi)   “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
(lxxvii)   “Willfully Breach” or “Willful Breach” means a material breach, or failure to perform, that is the consequence of a deliberate act or a deliberate failure to act by a breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.
(b)   Each of the following terms is defined in the section of this Agreement set forth opposite such term:
Action	Section 5.11(b)
Agreement	Preamble
Balance Sheet Date	Section 3.6
Book-Entry Shares	Section 2.4(b)(i)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.9(c)
Code	Recitals
Common Consideration	Section 2.1(b)(i)
Common Conversion Election	Section 2.5(a)
Company	Preamble
Company 401(k) Plan	Section 5.7(h)
Company Board	Recitals
Company Change of Recommendation	Section 5.4(f)(v)
Company Designees	Section 1.7
Company Disclosure Schedule	Preamble to Article III
Company Intellectual Property	Section 3.16(a)

Company Leased Real Property	Section 3.17(a)
Company Material Contracts	Section 3.20(a)
Company Midstream Contracts	Section 3.20(a)(xi)
Company MVP PSU Award	Section 2.3(e)
Company Organizational Documents	Section 3.1(b)
Company Option	Section 2.3(a)
Company Owned Real Property	Section 3.17(a)
Company Permits	Section 3.7(b)
Company Personal Property	Section 3.24(a)
Company Phantom Unit Award	Section 2.3(f)
Company PSU Award	Section 2.3(d)
Company Real Property Leases	Section 3.17(a)
Company Recommendation	Section 3.3(a)
Company Restricted Stock Award	Section 2.3(b)
Company RSU Award	Section 2.3(c)
Company SEC Documents	Section 3.4(a)
Company Shareholder Approval	Section 3.3(a)
Company Shareholders’ Meeting	Section 3.3(b)
Company Tax Certificate	Section 5.14(c)
Confidentiality Agreement	Section 5.3(b)
Continuing Employee	Section 5.7(a)
Contract	Section 3.20(a)
Delaware LLC Act	Section 3.2(e)
Delaware LP Act	Section 3.2(e)
DGCL	Section 1.1(a)
Dissenting Shares	Section 2.4(g)(ii)
Earned PSUs	Section 2.3(d)
Effective Time	Section 1.3
Election	Section 2.5(a)
Election Deadline	Section 2.5(c)
Election Form	Section 2.5(a)
Election Form Record Date	Section 2.5(a)
Eligible Shares	Section 2.1(b)(i)
End Date	Section 7.1(b)
Entity Transactions Law	Section 1.1
Exchange Act	Section 3.4(a)
Exchange Agency Agreement	Section 2.4(a)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Exchange Ratio	Section 2.1(b)(i)
Excluded Benefits	Section 5.7(a)
Excluded Shares	Section 2.1(b)(iii)
FERC	Section 3.13(a)
Final Offering Period	Section 2.3(g)

First Merger	Recitals
First Step Certificate of Merger	Section 1.3(a)
First Step Statement of Merger	Section 1.3(a)
First Step Surviving Corporation	Section 1.1(a)
FPA	Section 3.13(b)
GAAP	Section 3.4(b)
HSR Act	Section 3.3(b)
Indemnified Party	Section 5.11(b)
Labor Agreement	Section 3.15(a)
Law or Laws	Section 3.7(a)
Lien	Section 3.3(c)
LLC Sub	Preamble
Mailing Date	Section 2.5(a)
Maximum Amount	Section 5.11(c)
Merger Consideration	Section 2.1(b)(ii)
Merger Sub	Preamble
Merger Documents	Section 1.3(a)
Mergers	Recitals
MVP Approval	Section 5.17
New Plans	Section 5.7(b)
NGA	Section 3.13(c)
NGPA	Section 3.13(c)
NYSE	Section 3.3(b)
Offer Documents	Section 5.21(a)
Old Plans	Section 5.7(c)
Parent	Preamble
Parent Board	Recitals
Parent Charter Amendment	Section 5.6(c)
Parent Disclosure Schedule	Preamble to Article IV
Parent Intellectual Property	Section 4.16(a)
Parent Leased Real Property	Section 4.17(a)
Parent Material Contracts	Section 4.19(a)
Parent Organizational Documents	Section 4.1(b)
Parent Owned Real Property	Section 4.17(a)
Parent Permits	Section 4.7(b)
Parent Preferred Stock	Section 4.2(a)
Parent Real Property Leases	Section 4.17(a)
Parent Reserve Engineer	Section 4.23(a)
Parent Reserve Reports	Section 4.23(a)
Parent RSU Award	Section 2.3(b)
Parent SEC Documents	Section 4.4(a)
Parent Shareholders’ Meeting	Section 3.3(b)
Parent Tax Certificate	Section 5.14(c)
Party or Parties	Preamble

PBCL	Section 1.1
PHMSA	Section 3.13(c)
Preferred Consideration	Section 2.1(b)(ii)
Premerger Closure	Section 5.8(b)
Proxy Statement/Prospectus	Section 3.3(b)
PUHCA	Section 3.13(a)
Redemption Election	Section 2.5(a)
Registration Statement	Section 4.3(b)
Remain Outstanding Election	Section 2.5(a)
Remedies Exceptions	Section 3.17(a)
Remedy Action	Section 5.8(c)
Representatives	Section 5.3(a)
Sarbanes-Oxley Act	Section 3.5
SEC	Section 3.4(a)
Second Merger	Recitals
Second Step Statement of Merger	Section 1.3(a)
Securities Act	Section 3.4(a)
Senior Notes Offer	Section 5.21(a)
Share Issuance	Recitals
Specified Assumptions	Section 3.3(c)
Substantially Equivalent Security Election	Section 2.5(a)
Surviving Company	Section 1.1(a)
Tax Opinions	Section 5.14(c)
Termination Date	Section 5.1(a)
WARN Act	Section 3.15(b)
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
EQT CORPORATION
By: /s/ Toby Z. Rice Name: Toby Z. Rice Title: Chief Executive Officer
HUMPTY MERGER SUB INC.
By: /s/ Toby Z. Rice Name: Toby Z. Rice Title: President
HUMPTY MERGER SUB LLC
By: /s/ Toby Z. Rice Name: Toby Z. Rice Title: President
[Signature Page to Agreement and Plan of Merger]

EQUITRANS MIDSTREAM CORPORATION
By: /s/ Diana M. Charletta Name: Diana M. Charletta Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EQUITRAN MIDSTREAM CORPORATION
ARTICLE ONE
The name of the corporation is Equitrans Midstream Corporation (hereinafter called the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
The total number of shares of stock which the Corporation has authority to issue is 100 shares of Common Stock, with no par value.
ARTICLE FIVE
The Corporation is to have perpetual existence.
ARTICLE SIX
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.
ARTICLE SEVEN
Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
ARTICLE EIGHT
The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE NINE
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TEN
To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE TEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.
* * * * *

Exhibit B
SIXTH AMENDED & RESTATED BYLAWS
OF
EQUITRANS MIDSTREAM CORPORATION
A Delaware corporation
(Adopted as of [•])
ARTICLE I
OFFICES
Section 1.   Registered Office.   The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.
Section 2.   Other Offices.   The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 1.   Place and Time of Meetings.   An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting shall be determined by the president of the corporation; provided, that if the president does not act, the board of directors shall determine the date, time and place of such meeting.
Section 2.   Special Meetings.   Special meetings of stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors or the president and shall be called by the president upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting, such written request shall state the purpose or purposes of the meeting and shall be delivered to the president.
Section 3.   Place of Meetings.   The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.
Section 4.   Notice.   Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally, by mail, by facsimile telecommunication (when directed to a number at which the stockholder has consented to receive notice) or by electronic mail (when directed to an electronic mail address at which the stockholder has consented to receive notice), by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5.   Stockholders List.   The officer having charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 6.   Quorum.   The holders of a majority of the outstanding shares of capital stock, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the certificate of incorporation of the corporation (as amended and in effect from time to time, the “Certificate of Incorporation”). If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.
Section 7.   Adjourned Meetings.   When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 8.   Vote Required.   When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.
Section 9.   Voting Rights.   Except as otherwise provided by the General Corporation Law of the State of Delaware or by the Certificate of Incorporation every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder.
Section 10.   Proxies.   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.
Section 11.   Action by Written Consent.   Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.
ARTICLE III
DIRECTORS
Section 1.   General Powers.   The business and affairs of the corporation shall be managed by or under the direction of the board of directors.
Section 2.   Number, Election and Term of Office.   The number of directors which shall constitute the board shall be three (3). The number of directors shall be established from time to time by resolution of the board of directors. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3.   Removal and Resignation.   Except as otherwise provided by the Certificate of Incorporation or in any agreement to which the corporation is party or by which it is bound, any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s Certificate of Incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.
Section 4.   Vacancies.   Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.
Section 5.   Annual Meetings.   The annual meeting of each newly elected board of directors shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders.
Section 6.   Other Meetings and Notice.   Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board of directors. Special meetings of the board of directors may be called by or at the request of the president or any director on at least twenty-four (24) hours notice to each director, either personally, by telephone, by mail, by telegraph, by facsimile, by cable or any other lawful means (including electronic mail).
Section 7.   Quorum, Required Vote and Adjournment.   A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8.   Committees.   The board of directors may, by resolution passed by a majority of the whole board of directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
Section 9.   Committee Rules.   Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.
Section 10.   Communications Equipment.   Members of the board of directors or any committee thereof may participate in and act at any meeting of such board of directors or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.
Section 11.   Waiver of Notice and Presumption of Assent.   Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.
Section 12.   Action by Written Consent.   Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board of directors or committee.
ARTICLE IV
OFFICERS
Section 1.   Number.   The officers of the corporation shall be elected by the board of directors and shall consist of a president, one or more vice-presidents, secretary, treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable, except that the offices of president and secretary shall be filled as expeditiously as possible.
Section 2.   Election and Term of Office.   The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The president shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The president shall appoint other officers to serve for such terms as he or she deems desirable. Vacancies may be filled or new offices created and filled at any meeting of the board of directors.

Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3.   Removal.   Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
Section 4.   Vacancies.   Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.
Section 5.   Compensation.   Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.
Section 6.   Chief Executive Officer.   The chief executive officer shall have the powers and perform the duties incident to that position. The chief executive officer shall preside at each meeting of (a) the board of directors and (b) the stockholders. Subject to the powers of the board of directors, the chief executive officer shall be in general and active charge of the entire business and affairs of the Corporation, and shall be its chief policy making officer. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or provided in this by-law. The chief executive officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the Corporation. Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chief executive officer shall perform all the duties and responsibilities and exercise all the powers of the president.
Section 7.   The President.   The president of the Corporation shall, subject to the powers of the board of directors and the chief executive officer, have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees. The president shall see that all orders and resolutions of the board of directors are carried into effect. The president is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the Corporation. The president shall have such other powers and perform such other duties as may be prescribed by the chief executive officer, the board of directors or as may be provided in this by-law.
Section 8.   Vice-presidents.   The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors or by the president, shall act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, president or these bylaws may, from time to time, prescribe.
Section 9.   The Secretary.   The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or by law; shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his signature. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.
Section 10.   The Treasurer.   The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation.
Section 11.   Other Officers, Assistant Officers and Agents.   Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.
Section 12.   Absence or Disability of Officers.   In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.
ARTICLE V
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS
Section 1.   Nature of Indemnity.   Directors and officers of the Corporation shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise) arising out of their service to the Corporation or to another corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation; provided, however, that the Corporation shall not indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such director or officer (other than a proceeding to enforce such person’s rights to indemnification under this Article) unless such proceeding (or part thereof) was authorized by the board of directors.
Section 2.   Employees.   Employees of the Corporation who are not directors or officers of the Corporation shall be indemnified as of right in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise) arising out of their service to the Corporation or to another enterprise at the request of the Corporation if, as determined by the Corporation in its sole discretion, such employee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that the Corporation shall not indemnify an employee in connection with a proceeding (or part thereof) initiated by such employee (other than a proceeding to enforce such person’s rights to indemnification under this Article V) unless such proceeding (or part thereof) was authorized by the board of directors.
Section 3.   Agents.   The Corporation may indemnify agents of the Corporation who are not directors, officers or employees of the Corporation with such scope and effect as determined by the Corporation.
Section 4.   Procedure for Indemnification.   As soon as practicable after receipt by any person entitled to indemnification hereunder of actual knowledge of any action, suit or proceeding, such indemnified person shall notify the Corporation thereof if a claim for indemnification in respect thereof may be or is being made by such indemnified person against the Corporation under this Article. With respect to any such action, suit or proceeding, the Corporation will be entitled to participate therein at its own expense and may assume the defense thereof. After the Corporation notifies the indemnified person of its election to so assume the defense, the Corporation will not be liable to the indemnified person under this Article for any legal or other expenses subsequently incurred by the indemnified person in connection with the defense. The Corporation shall not be obligated to indemnify an indemnified person under this Article for any amounts paid in settlement of any action or claim effected without its written consent.
Section 5.   Insurance.   The Corporation may purchase and maintain insurance to protect itself and any director, officer, agent or employee against any liability asserted against and incurred by him or her in respect of such service, whether or not the Corporation would have the power to indemnify him or her against such liability by law or under the provisions of this Article. The provisions of this Article shall be applicable to persons who have ceased to be directors, officers, agents, and employees and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.
Indemnification under this Article shall include the right to be paid expenses incurred in advance of the final disposition of any action, suit or proceeding for which indemnification is provided, upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it ultimately shall be determined that he or she is not entitled to be indemnified by the Corporation; provided, however, that the indemnified person shall reimburse the Corporation for any amounts paid by the Corporation as indemnification of expenses to the extent the indemnified person receives payment for the same expenses from any insurance carrier or from another party. The indemnification rights granted herein are not intended to be exclusive of any other rights to which those seeking indemnification may be entitled and the Corporation may enter into contractual agreements with any director, officer, agent or employee to provide such individual with indemnification rights as set forth in such agreement or agreements, which rights shall be in addition to the rights set forth in this Section.
The provisions of this Article V shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.
ARTICLE VI
CERTIFICATES OF STOCK
Section 1.   Form.   The shares of the stock of the Corporation shall be uncertificated.
Section 2.   Transfers of Stock.   Shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney thereunto authorized by the power of attorney duly executed and filed with the Secretary of the Corporation or the transfer agent thereof. Shares shall be transferred by delivery of a duly executed stock transfer power. Registration of transfer of any shares shall be subject to applicable provisions of the Articles of Incorporation and applicable law with respect to the transfer of such shares. The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of shares of stock of the Corporation. The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation.
Section 3.   Fixing a Record Date for Stockholder Meetings.   In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.
Section 4.   Fixing a Record Date for Action by Written Consent.   In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.
Section 5.   Fixing a Record Date for Other Purposes.   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
Section 6.   Registered Stockholders.   Until a request to transfer shares has been registered on the books of the Corporation in accordance with Section 2 of this Article VI, the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.
Section 7.   Subscriptions for Stock.   Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.
ARTICLE VII
GENERAL PROVISIONS
Section 1.   Dividends.   Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the board of directors may modify or abolish any such reserve in the manner in which it was created.
Section 2.   Checks, Drafts or Orders.   All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.
Section 3.   Contracts.   The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.
Section 4.   Loans.   The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.
Section 5.   Fiscal Year.   The fiscal year of the corporation shall be fixed by resolution of the board of directors.
Section 6.   Corporate Seal.   The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
Section 7.   Voting Securities Owned By Corporation.   Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.
Section 8.   Inspection of Books and Records.   Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.
Section 9.   Section Headings.   Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 10.   Inconsistent Provisions.   In the event that any provision of these bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
ARTICLE VIII
AMENDMENTS
These bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

Exhibit C
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
1.   Name.   The name of the limited liability company is Humpty Merger Sub LLC (the “Company”).
2.   Registered Office and Registered Agent.   The Company’s registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process is The Corporation Trust Company located at 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801.
3.   The Certificate of Formation of the Company is hereby amended as follows:
1.   The name of the limited liability company is EQT ETRN LLC.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the day and year first above written.
By: Name: Title:

Exhibit D
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
EQT ETRN LLC
a Delaware Limited Liability Company
This Amended and Restated Limited Liability Company Agreement (this “LLC Agreement”) of EQT ETRN LLC, a Delaware limited liability company (the “Company”), is entered into to be effective as of [•], by EQT Investments Holdings, LLC, as the sole member of the Company (the “Member”).
RECITALS
WHEREAS, the Company was formed on March 8, 2024 (the “Formation Date”), bearing the name Humpty Merger Sub LLC, as a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-201, et seq.), as amended from time to time (the “Act”);
WHERAS, on the Formation Date, the Member, in its capacity as the sole member of the Company, and the Company entered into that certain Limited Liability Company Agreement of the Company (the “Original Agreement”);
WHERAS, on the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among EQT Corporation, a Pennsylvania corporation (“EQT”), Humpty Merger Sub Inc., a Delaware corporation (“Merger Sub”), the Company and Equitrans Midstream Corporation, a Pennsylvania corporation (“ETRN”), dated as of March 10, 2024, (i) Merger Sub will be merged with and into ETRN (the “First Merger”), with ETRN surviving the First Merger as an indirect wholly owned subsidiary of EQT (the “First Step Surviving Corporation”), and (ii) as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will be merged with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as an indirect wholly owned subsidiary of EQT;
WHEREAS, in connection with the Closing (as defined in the Merger Agreement) and on the date hereof, the Company has filed a Certificate of Amendment to its Certificate of Formation, changing the name of the Company from “Humpty Merger Sub LLC” to “EQT ETRN LLC”;
WHEREAS, in connection with the Closing (as defined in the Merger Agreement), the Member desires to amend and restate, in its entirety, the Original Agreement to set forth the rights, powers and interests of the Member with respect to the Company; and
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby established, the Member hereby agrees as follows:
AGREEMENT
1.   Formation.   The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.
2.   Name.   The name of the Company is “EQT ETRN LLC”.
3.   Registered Office; Registered Agent; Principal Office; Other Offices.   The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office set forth in the Certificate or such other office (which need not be a place of business of the Company) as the Board (as defined below) may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.
4.   Purposes.   The purposes of the Company are to engage in any business or activity that is not prohibited by the Act.

5.   Term.   The existence of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue until the Company is dissolved pursuant to Section 13 of this Agreement.
6.   Liability of Member.   Except as otherwise required by applicable law and as explicitly set forth in this Agreement, the Member shall not have any personal liability whatsoever in the Member’s capacity as a Member, whether to the Company, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.
7.   Management.
(a)   All management powers over the business and affairs of the Company shall be exclusively vested in a board of managers (the “Board”), and the Board shall conduct, direct and exercise full control over all activities of the Company. Each member of the Board is referred to herein as a “Manager.” The Managers shall be the “managers” of the Company for the purposes of the Delaware Act. The Board may act (i) through meetings and written consents pursuant to Section 8(d) of this Agreement and (ii) through any Person or Persons to whom authority and duties have been delegated pursuant to Section 8(e) of this Agreement.
(b)   The Board shall consist of three (3) Managers and the Managers shall be Toby Z. Rice, Jeremy T. Knop and William E. Jordan. The number of Managers serving on the Board shall be fixed from time to time by the Member and the Member will appoint each Manager to the Board. Each Manager shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. A Manager need not be a member or a resident of the State of Delaware.
(c)   Any Manager position to be filled by reason of an increase in the number of Managers serving on the Board or by any other reason shall be filled by the Member. Any Manager may be removed by the Member at any time. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
(d)   Each Manager shall have one vote on all matters submitted to the Board (whether the consideration of such matter is taken at a meeting, by written consent or otherwise). The affirmative vote of the Managers holding a majority of the votes of the Managers shall be the act of the Board. Meetings of the Board shall be held at the principal office of the Company or at such other place as may be determined by the Board. A majority of the Managers, present in person or through their duly authorized attorneys-in-fact, shall constitute a quorum at any meeting of the Board. Business may be conducted once a quorum is present. Regular meetings of the Board shall be held on such dates and at such times as shall be determined by the Board. Special meetings of the Board may be called by a majority of all of the Managers on at least 24 hours’ prior written notice to the other Managers, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Board at any meeting, however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Manager as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Board may be taken by vote of the Board at a meeting of the Managers thereof or by written consent (without a meeting, without notice and without a vote) so long as such consent is signed by at least the minimum number of Managers that would be necessary to authorize or take such action at a meeting of the Board in which all Managers were present. Prompt notice of the action so taken without a meeting shall be given to those Managers who have not consented in writing. Each meeting of the Board shall, at the request of any Manager, be held by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can be heard.
(e)   The Board may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware, a member or a Manager. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Board. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by any Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board whenever in the Board’s judgment the best interests of the Company shall be served thereby.
(f)   Each Manager may at any time and from time to time engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) with no obligation to offer to the Company the right to participate therein.
8.   Indemnification; Exculpation.
(a)   The managers and officers of the Company shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Company or otherwise) arising out of their service to the Company or to another corporation, partnership, joint venture, trust or other enterprise at the request of the Company; provided, however, that the Company shall not indemnify any manager or officer in connection with a proceeding (or part thereof) initiated by such manager or officer (other than a proceeding to enforce such person’s rights to indemnification under this Section) unless such proceeding (or part thereof) was authorized by the Board.
(b)   Employees of the Company who are not managers or officers of the Company shall be indemnified as of right in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Company or otherwise) arising out of their service to the Company or to another enterprise at the request of the Company if, as determined by the Company in its sole discretion, such employee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that the Company shall not indemnify an employee in connection with a proceeding (or part thereof) initiated by such employee (other than a proceeding to enforce such person’s rights to indemnification under this Section) unless such proceeding (or part thereof) was authorized by the Board.
(c)   The Company may indemnify agents of the Company who are not managers, officers or employees of the Company with such scope and effect as determined by the Company.
(d)   As soon as practicable after receipt by any person entitled to indemnification hereunder of actual knowledge of any action, suit or proceeding, such indemnified person shall notify the Company thereof if a claim for indemnification in respect thereof may be or is being made by such indemnified person against the Company under this Section. With respect to any such action, suit or proceeding, the Company will be entitled to participate therein at its own expense and may assume the defense thereof. After the Company notifies the indemnified person of its election to so assume the defense, the Company will not be liable to the indemnified person under this Section for any legal or other expenses subsequently incurred by the indemnified person in connection with the defense. The Company shall not be obligated to indemnify an indemnified person under this Section for any amounts paid in settlement of any action or claim effected without its written consent.
(e)   The Company may purchase and maintain insurance to protect itself and any manager, officer, agent or employee against any liability asserted against and incurred by him or her in respect of such service, whether or not the Company would have the power to indemnify him or her against such liability by law or under the provisions of this Section. The provisions of this Section shall be applicable to persons who have ceased to be managers, officers, agents, and employees and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.
Indemnification under this Section shall include the right to be paid expenses incurred in advance of the final disposition of any action, suit or proceeding for which indemnification is provided, upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it ultimately shall be determined that he or she is not entitled to be indemnified by the Company; provided, however, that the indemnified person shall reimburse the Company for any amounts paid by the Company as indemnification of expenses to the extent the indemnified person receives payment for the same expenses from any insurance carrier or from another party. The indemnification rights granted herein are not intended to be exclusive of any other rights to which those seeking indemnification may be entitled and the Company may enter into contractual agreements with any manager, officer, agent or employee to provide such individual with indemnification rights as set forth in such agreement or agreements, which rights shall be in addition to the rights set forth in this Section.
The provisions of this Section shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.
9.   Certificates.   The membership interests of the Member shall be uncertificated unless otherwise determined by the Board.
10.   Distributions.   Distributions shall be made at the time and in the aggregate amounts determined by the Member.
11.   Dissolution.   The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member; or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
12.   Additional Contributions.   The Member is not required to make any additional capital contribution to the Company.
13.   Assignments.   The Member may assign in whole or in part its limited liability company interest.
14.   Admission of Additional Members.   One or more additional members of the Company may be admitted to the Company with the consent of the Board.
15.   Governing Law.   This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.
* * * * *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the day first written above.
MEMBER:
EQT Investments Holdings, LLC
By: Name: Title:
[Signature Page to A&R LLC Agreement — EQT ETRN LLC]

ANNEX B
PROPOSED AMENDMENT TO
RESTATED ARTICLES OF INCORPORATION OF
EQT CORPORATION
The first sentence of Article Fifth of the Restated Articles of Incorporation of EQT Corporation (the “Company”) is hereby amended to read in its entirety as follows (proposed additions are double-underlined, and proposed deletions are stricken through):
Fifth:   The aggregate number of shares which the Company shall have authority to issue shall be:
(a)   3,000,000 shares of Preferred Stock, without par value; and
(b)    ~~640,000,000~~ 1,280,000,000 shares of Common Stock, without par value.

B-1

ANNEX C
Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com
March 10, 2024
The Board of Directors
EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Members of the Board:
We understand that EQT Corporation (“EQT”), Humpty Merger Sub Inc. (“Merger Sub”), Humpty Merger Sub LLC (“LLC Sub”) and Equitrans Midstream Corporation (“ETRN”) intend to enter into an Agreement and Plan of Merger to be dated as of March 10, 2024 (the “Merger Agreement”) pursuant to which Merger Sub, a wholly owned subsidiary of EQT (“Merger Sub”), will merge with and into ETRN (the “First Merger”), with ETRN surviving the First Merger (the “First Step Surviving Corporation”) as a wholly owned subsidiary of EQT, and as a second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Sub surviving the Second Merger as a wholly owned subsidiary of EQT. Pursuant to the Merger Agreement, each of the issued and outstanding shares of common stock, no par value, of ETRN (“ETRN Common Stock”) (other than shares canceled in accordance with the Merger Agreement) will be converted into the right to receive 0.3504x (the “Exchange Ratio”) shares of common stock, no par value, of EQT (“EQT Common Stock”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.
You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to EQT.
In connection with rendering our opinion, we have:
•
Reviewed a draft of the Merger Agreement dated as of March 10, 2024;

•
Reviewed certain publicly available business and financial information regarding each of EQT and ETRN;

•
Reviewed certain non-public business and financial information regarding EQT’s, ETRN’s and the Combined Company’s (as defined below) respective businesses and future prospects (including certain financial projections for each of EQT, ETRN and the Combined Company for the years ending December 31, 2024 through December 31, 2030 and, with respect to ETRN, reflecting two illustrative scenarios, one of which assumes the completion of an expansion project to the Mountain Valley Pipeline (together, the “EQT-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for our use by EQT’s senior management (collectively with the Synergy Estimates (as defined below), the “EQT-Provided Information”);

•
Reviewed certain non-public business and financial information regarding ETRN’s business and future prospects (including certain financial projections for ETRN on a stand-alone basis for the years ending December 31, 2024 through December 31, 2028 (the “ETRN-Provided Financial Projections” and, together with the EQT-Provided Financial Projections, the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by and discussed with ETRN’s senior management and reviewed by, discussed with and approved for our use by EQT’s senior management (collectively, the “ETRN-Provided Information”);

The Board of Directors
EQT Corporation
March 10, 2024

•
Reviewed certain estimated operating and financial synergies expected to result from the Mergers (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by, discussed with and approved for our use by EQT’s senior management;

•
Discussed with EQT’s senior management their strategic and financial rationale for the Mergers as well as their views of the respective businesses, operations, historical and projected financial results and future prospects of EQT, ETRN and EQT after giving effect to the Mergers (the “Combined Company”), and the commercial, competitive and regulatory dynamics in the oil and gas sector;

•
Discussed with ETRN’s senior management their views of ETRN’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the midstream energy sector;

•
Performed discounted cash flow analyses of each of EQT and ETRN based on the EQT-Provided Financial Projections;

•
Performed net asset value calculations with respect to EQT based on the EQT-Provided Financial Projections;

•
Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Mergers;

•
Reviewed the historical prices, trading multiples and trading activity of EQT Common Stock and ETRN Common Stock;

•
Compared certain information with respect to the financial performance of EQT and ETRN and the trading multiples and trading activity of EQT Common Stock and ETRN Common Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating EQT, ETRN and the Combined Company;

•
Reviewed the estimated pro forma financial results, financial condition and capitalization of the Combined Company, all as prepared by, discussed with and approved for our use by EQT’s senior management; and

•
Conducted such other studies, analyses, inquiries and investigations and considered such other information and financial, economic and market criteria as we deemed appropriate.

With respect to the information used in arriving at our opinion:
•
We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with EQT or ETRN (including, without limitation, the EQT-Provided Information, the ETRN-Provided Information and any other estimates and forward-looking information) or obtained from public sources, data suppliers and other third parties.

•
We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the EQT-Provided Information, the ETRN-Provided Information or any other estimates or forward-looking information), (ii) express no view or opinion regarding the reasonableness or achievability of the Financial Projections, the Synergy Estimates or any other estimates or forward-looking information provided by EQT or ETRN or the assumptions upon which any of the foregoing are based, and (iii) have relied upon the assurances of EQT’s senior management that they are (in the case of the EQT-Provided Information) and have assumed that ETRN’s senior management are (in the case of the ETRN-Provided Information) unaware of any facts or circumstances that would make the EQT-Provided Information, the ETRN-Provided Information or any other estimates or forward-looking information incomplete, inaccurate or misleading.

The Board of Directors
EQT Corporation
March 10, 2024

•
We (i) (a) have been advised by EQT’s senior management, and have assumed, that the EQT-Provided Financial Projections, the Synergy Estimates and any other estimates and forward-looking information have been reasonably prepared on bases reflecting the best currently available estimates and judgments of EQT’s senior management as to the expected future performance of the Combined Company and the expected amounts and realization of the Synergies and (b) have assumed that the EQT-Provided Financial Projections, the Synergy Estimates and any other estimates and forward-looking information have been reviewed by EQT’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (ii) have assumed that the ETRN-Provided Financial Projections and any other estimates and forward-looking information have been reasonably prepared on bases reflecting the best currently available estimates and judgments of ETRN’s senior management as to the expected future performance of ETRN on a stand-alone basis, and (iii) have assumed that any financial projections/forecasts, oil and gas reports, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties are reasonable and reliable.

•
In addition, we have relied upon (without independent verification and without expressing any view or opinion) the assessments, judgments, estimates and forecasts of EQT’s senior management as to, among other things, (i) various oil and gas reserve data and forecasted production data (in each case regarding proved, probable, possible and exploration reserves) for EQT, and (ii) the prospective commodity price curves with respect to EQT’s future oil and gas production, all of which (x) are reflected in the EQT-Provided Financial Projections, certain other estimates and certain other forward-looking information that have been provided to us by EQT senior management, (y) are subject to significant uncertainty and volatility and (z) could, if different than assumed, have a meaningful impact on our analyses and opinion. We have assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on EQT, ETRN or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of EQT, ETRN, the Combined Company or any other entity or the solvency or fair value of EQT, ETRN, the Combined Company or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, petroleum engineering, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of EQT’s senior management, ETRN’s senior management and EQT’s other professional advisors with respect to such matters. We have assumed that the Mergers will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any view or rendering any opinion regarding the tax consequences of the Mergers to EQT, ETRN, the Combined Company or their respective securityholders.
In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Merger Agreement will not differ from the draft that we have reviewed, (ii) each of EQT, Merger Sub, LLC Sub and ETRN will comply with all terms and provisions of the Merger Agreement and (iii) the representations and warranties of each of EQT, Merger Sub, LLC Sub and ETRN contained in the Merger Agreement are true and correct and all conditions to the obligations of each of EQT, Merger Sub, LLC Sub and ETRN to consummate the Mergers will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Mergers will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on EQT, ETRN or the Mergers (including their contemplated benefits) in any way meaningful to our analyses or opinion.

The Board of Directors
EQT Corporation
March 10, 2024

In rendering our opinion, we do not express any view or opinion as to (i) the price or range of prices at which EQT Common Stock or ETRN Common Stock or other securities or financial instruments of or relating to EQT, ETRN or the Combined Company may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Mergers, (ii) the potential effects of volatility in the credit, financial or equity markets or in the commodities markets on EQT or ETRN, their respective securities or other financial instruments or the Mergers or (iii) the impact of the Mergers on the solvency or viability of the Combined Company or the ability of the Combined Company to pay its obligations when they come due. In addition, we do not address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any securities of EQT or ETRN, including the shares of preferred stock of ETRN. At the direction of EQT’s management, we have assumed that the preferred stock of ETRN will be redeemed for cash in connection with the consummation of the Mergers on the terms provided by EQT’s management.
We have acted as a financial advisor to EQT in connection with the Mergers and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Mergers and a portion of which is payable upon the rendering of our opinion. In addition, EQT has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement
As previously disclosed, aside from our current engagement by EQT, we have not been previously engaged during the past two years by EQT, nor have we been previously engaged during the past two years by ETRN, to provide financial advisory or investment banking services for which we received fees. We may in the future seek to provide EQT, ETRN, the Combined Company and their respective affiliates with financial advisory and investment banking services unrelated to the Mergers, for which services we would expect to receive compensation.
We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to EQT, ETRN, the Combined Company, other participants in the Mergers and their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to EQT, ETRN, the Combined Company, other participants in the Mergers and their respective affiliates. Furthermore, we and our affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in EQT, ETRN, the Combined Company, other participants in the Mergers and their respective affiliates.
Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to EQT, ETRN, the Combined Company other participants in the Mergers and their respective affiliates and the Mergers that differ from the views of our investment banking personnel.
Our opinion has been provided to EQT’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of EQT Common Stock and ETRN Common Stock in connection with the Mergers.

The Board of Directors
EQT Corporation
March 10, 2024

Our opinion and any materials provided in connection therewith do not constitute a recommendation to EQT’s Board of Directors or EQT with respect to the Mergers, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of EQT Common Stock or ETRN Common Stock as to how to vote or act in connection with the Mergers or otherwise. Our opinion does not address EQT’s underlying business or financial decision to pursue or effect the Mergers, the relative merits of the Mergers as compared to any alternative business or financial strategies that might exist for EQT or the effects of any other transaction in which EQT might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to EQT. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Mergers (including, without limitation, the form or structure of the Mergers) or the Merger Agreement or (b) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Mergers or (ii) the fairness, financial or otherwise, of the Mergers to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of EQT or ETRN. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of EQT’s or ETRN’s directors, officers or employees, or any class of such persons, in connection with the Mergers relative to the Exchange Ratio or otherwise.
Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets, commodities markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to EQT.
Very truly yours,
/s/ Guggenheim Securities, LLC
GUGGENHEIM SECURITIES, LLC

ANNEX D
745 Seventh Avenue New York, NY 10019 United States
March 10, 2024
Board of Directors
Equitrans Midstream Corporation
2200 Energy Dr.
Canonsburg, PA 15317
Members of the Board of Directors:
We understand that Equitrans Midstream Corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with EQT Corporation (“EQT”) pursuant to which, among other things, (i) Humpty Merger Sub Inc. (“Merger Sub”) will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of EQT, and (ii) as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation (as defined in the Agreement (as defined below)) will merge with and into Humpty Merger Sub LLC (“LLC Sub” and such merger, the “Second Merger”), with LLC Sub surviving the Second Merger as a wholly owned subsidiary of EQT. We further understand that, at the effective time of the First Merger, among other things, each share of common stock, no par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the First Merger, other than any Excluded Shares (as defined in the Agreement), will be converted into the right to receive 0.3504 (the “Exchange Ratio”) fully-paid and nonassessable shares of common stock, no par value per share, of EQT (“EQT Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger (the “Agreement”), dated as of March 10, 2024, by and among EQT, Merger Sub, LLC Sub and the Company. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.
We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares) of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any consideration received in the Proposed Transaction by the holders of any other class of securities of the Company (including the Company Preferred Stock (as defined in the Agreement)) or any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to holders of the Company Common Stock (other than holders of Excluded Shares) in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.
In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and EQT that we believe to be relevant to our analysis, including the Company’s and EQT’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2023; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of EQT furnished to us by EQT, including financial projections of EQT prepared by management of EQT (the “EQT Projections”); (5) estimates of certain oil and gas resources prepared by management of EQT (the “EQT Resources”) and furnished to us by EQT (the “EQT Resources Report”); (6) the financial and operating information with respect to the business, operations and prospects of the combined company taking into account the projected pro forma impact of the Proposed Transaction, including (i) cost savings and operating synergies expected by the management of EQT to result from the Proposed Transaction (the “Expected Synergies”) and (ii) other strategic benefits expected by the management of the Company and the management of EQT to result from a combination of the businesses; (7) published estimates of independent research analysts with respect to the future financial performance of each of the Company and EQT and price targets of each of the Company Common Stock and EQT Common Stock; (8) the relative projected contributions of the Company and EQT to the future financial performance of the combined company on a pro forma basis following the Proposed Transaction; (9) a recent trading history of each of the Company Common Stock and EQT Common Stock and a comparison of those trading histories with each other and with the trading histories of other companies that we deemed relevant; (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; and (11) the results of our efforts to solicit indications of interest from third parties with respect to a sale of the Company. In addition, we have had discussions with the managements of the Company and EQT concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and with the management of the Company, concerning the strategic rationale for the Proposed Transaction, and we have undertaken such other studies, analyses and investigations as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and that the Company will perform substantially in accordance with such projections. With respect to the EQT Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EQT as to the future financial performance of EQT, and that EQT will perform substantially in accordance with such projections. With respect to the EQT Resources Report, we have discussed this resources database with the management of EQT and the Company and, upon the advice and at the direction of the Company, we have assumed that the EQT Resources Report is a reasonable basis on which to evaluate the EQT Resources. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or EQT and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or EQT. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which (i) shares of Company Common Stock or shares of EQT Common Stock would trade following the announcement of the Proposed Transaction or (ii) shares of EQT Common Stock would trade following consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of EQT Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.
Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the holders of Company Common Stock (other than holders of Excluded Shares) in the Proposed Transaction is fair to such stockholders.
We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and EQT in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (a) for the Company, (i) in June 2022, served as a joint bookrunner on EQM Midstream Partners, LP’s, a wholly-owned subsidiary of the Company (“EQM”), offering of senior notes, (ii) in February 2024, served as a joint bookrunner on EQM’s offering of senior notes and (iii) acted as arranger, bookrunner, and/or a lender for certain of the Company’s subsidiaries’ existing revolving credit facilities; and (b) for EQT, (i) in September 2022, served as a joint bookrunner on EQT’s offering of senior notes and (ii) acted as arranger, bookrunner, and/or a lender under EQT’s existing credit facilities.
Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and EQT for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.
Very truly yours,
/s/ BARCLAYS CAPITAL INC.
BARCLAYS CAPITAL INC.

ANNEX E
Opinion of Citigroup Global Markets Inc.
March 10, 2024
The Board of Directors
Equitrans Midstream Corporation
2200 Energy Drive
Canonsburg, Pennsylvania 15317
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Equitrans Midstream Corporation (“Equitrans”), other than as specified herein, of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among EQT Corporation (“EQT”), Humpty Merger Sub Inc., an indirect wholly owned subsidiary of EQT (“Merger Sub”), Humpty Merger Sub LLC, an indirect wholly owned subsidiary of EQT (“LLC Merger Sub” and, together with Merger Sub, “Merger Subs”), and Equitrans. As more fully described in the Agreement, (i) Merger Sub will be merged with and into Equitrans (the “First Merger”), with Equitrans surviving the First Merger as an indirect wholly owned subsidiary of EQT, and as the second step in a single integrated transaction with the First Merger, Equitrans will be merged with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Merger Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT, and (ii) each outstanding share of the common stock, no par value, of Equitrans (“Equitrans Common Stock”) will be converted in the First Merger into the right to receive 0.3504 (the “Exchange Ratio”) of a share of the common stock, no par value, of EQT (“EQT Common Stock”). We understand that, in connection with the First Merger, the outstanding shares of the preferred stock of Equitrans (“Equitrans Preferred Stock”) will be treated in accordance with, and may receive consideration, remain outstanding or be redeemed pursuant to, the terms of Equitrans’ certificate of incorporation. The terms and conditions of the Mergers are more fully set forth in the Agreement.
In arriving at our opinion, we reviewed an execution version, provided to us on March 10, 2024, of the Agreement and held discussions with certain senior officers, directors and other representatives of Equitrans and certain senior officers and other representatives of EQT concerning the businesses, operations and prospects of Equitrans and EQT. We reviewed certain publicly available and other business and financial information relating to Equitrans and EQT provided to or discussed with us by the managements of Equitrans and EQT, including certain financial forecasts and other information and data relating to Equitrans and EQT, and future commodity price estimates and assumptions, provided to or discussed with us by the managements of Equitrans and EQT, respectively. We also reviewed certain information and data provided to or discussed with us by the managements of Equitrans and EQT relating to potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by such managements to result from the Mergers. We reviewed the financial terms of the Mergers as set forth in the Agreement in relation to, among other things: current and historical market prices of Equitrans Common Stock and EQT Common Stock; the financial condition and certain historical and projected financial and operating data of Equitrans and EQT; and the capitalization of Equitrans and EQT. We also reviewed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of Equitrans and EQT and we reviewed, to the extent publicly available, financial terms of certain other transactions which we considered relevant in evaluating the Mergers. We further reviewed certain potential pro forma financial effects of the Mergers utilizing the financial forecasts and other information and data and potential strategic implications and financial and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. In connection with our engagement, we were requested to solicit third-party indications of interests in, and held discussions with certain third parties regarding, a potential acquisition of Equitrans. The issuance of our opinion has been authorized by our fairness opinion committee.

The Board of Directors
Equitrans Midstream Corporation
March 10, 2024

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives of Equitrans and EQT that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data, including future commodity price estimates and assumptions, that we have been directed to utilize in our analyses, we have been advised by the managements of Equitrans and EQT, as applicable, and we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements as to, and are a reasonable basis upon which to evaluate, the future financial performance of Equitrans and EQT, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by such managements to result from, and other potential pro forma financial effects of, the Mergers and the other matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which they are based) provided to or otherwise reviewed by or discussed with us and we have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Mergers, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.
We have relied, at your direction, upon the assessments of the managements of Equitrans and EQT, as the case may be, as to, among other things, (i) the potential impact on Equitrans and EQT of macroeconomic, geopolitical, market, competitive, seasonal and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the natural gas production and gathering, transmission and storage services and water services industries, including with respect to the geographic regions and basins in which Equitrans and EQT operate, environmental regulations and commodity pricing and supply and demand for natural gas, natural gas liquids and oil, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (ii) the natural gas reserves and growth, acquisition, expansion, exploration, drilling, completion, production, development, gathering and transmission activities, as applicable, of Equitrans and EQT, including related costs and expenditures and capital funding requirements, (iii) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, service providers, derivatives counterparties and other commercial relationships of Equitrans and EQT, and (iv) the ability to integrate the operations of Equitrans and EQT and to realize the potential strategic implications and financial and operational benefits as contemplated. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Equitrans, EQT or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.
We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Equitrans, EQT or any other entity nor have we made any physical inspection of the properties or assets of Equitrans, EQT or any other entity. We express no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of EQT or any other entity. We have not evaluated the solvency or fair value of Equitrans, EQT or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We also express no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on Equitrans, EQT or any other entity or the Mergers.

The Board of Directors
Equitrans Midstream Corporation
March 10, 2024

We have assumed, with your consent, that the Mergers will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Mergers or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on Equitrans, EQT or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that the Mergers will qualify for the intended tax treatment contemplated by the Agreement. Representatives of Equitrans have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the execution version reviewed by us. Our opinion, as set forth herein, relates to the relative values of Equitrans and EQT. We are not expressing any view or opinion as to the actual value of EQT Common Stock when issued in connection with the First Merger or the prices at which Equitrans Common Stock, Equitrans Preferred Stock, EQT Common Stock or any other securities Equitrans or EQT may trade or otherwise be transferable at any time, including following the announcement or consummation of the Mergers. We also are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Mergers or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Equitrans, EQT or the Mergers (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of Equitrans as to such matters.
Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of Equitrans held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein), aspects or implications of the Mergers, including, without limitation, the form or structure of the Mergers, the treatment in the First Merger of, and any consideration payable in respect of, Equitrans Preferred Stock or any other terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of Equitrans to effect or enter into the Mergers, the relative merits of the Mergers as compared to any alternative business strategies that might exist for Equitrans or the effect of any other transaction that Equitrans might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Mergers, or any class of such persons, relative to the Exchange Ratio, any consideration payable in respect of Equitrans Preferred Stock or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the industries in which Equitrans and EQT operate (including commodity prices related to such industries) and the securities of Equitrans and EQT have experienced and may continue to experience volatility and disruptions, and we express no view or opinion as to any potential effects of such volatility or disruptions on Equitrans, EQT or the Mergers (including the contemplated benefits thereof).
Citigroup Global Markets Inc. has acted as financial advisor to Equitrans in connection with the proposed Mergers and will receive a fee for such services, of which a portion is payable upon the delivery of this opinion and the principal portion is contingent upon consummation of the Mergers. In addition, Equitrans has agreed to reimburse our expenses and to indemnify us against certain liabilities arising from our engagement.

The Board of Directors
Equitrans Midstream Corporation
March 10, 2024

As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Equitrans and/or certain of its affiliates unrelated to the proposed Mergers, for which services we and our affiliates have received and expect to receive compensation, including, during the past approximately two years, having acted or acting as (i) co-syndication agent, joint lead arranger and/or bookrunner for, and as a lender under, certain credit facilities of subsidiaries of Equitrans and (ii) bookrunner for certain debt securities offerings of a subsidiary of Equitrans. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to EQT and/or certain of its affiliates, for which services we and our affiliates have received and expect to receive compensation, including, during the past approximately two years, having acted or acting as (i) co-syndication agent, co-documentation agent, joint lead arranger and/or bookrunner for, and as a lender under, certain credit facilities of EQT and (ii) joint book-running manager for certain debt securities offerings of EQT. In the ordinary course of business, we and our affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of Equitrans, EQT and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Equitrans, EQT and their respective affiliates.
Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Equitrans (in its capacity as such) in its evaluation of the proposed Mergers. Our opinion is not intended to be and does not constitute a recommendation as to how the Board of Directors of Equitrans or any securityholder should vote or act on any matters relating to the proposed Mergers or otherwise.
Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to holders of Equitrans Common Stock (other than, as applicable, EQT, Merger Subs and their respective affiliates).
Very truly yours,
CITIGROUP GLOBAL MARKETS INC.

ANNEX F
SUBCHAPTER D
PENNSYLVANIA LAW CONCERNING DISSENTERS’ RIGHTS (SECTIONS 1571 THROUGH 1580
OF THE PENNSYLVANIA BUSINESS CORPORATION LAW)
Sec.
1571.   Application and effect of subchapter.
1572.   Definitions.
1573.   Record and beneficial holders and owners.
1574.   Notice of intention to dissent.
1575.   Notice to demand payment.
1576.   Failure to comply with notice to demand payment, etc.
1577.   Release of restrictions or payment for shares.
1578.   Estimate by dissenter of fair value of shares.
1579.   Valuation proceedings generally.
1580.   Costs and expenses of valuation proceedings.
Cross References.   Subchapter D is referred to in sections 102, 317, 321, 329, 333, 343, 353, 363, 1101, 1105, 1906, 1913, 1932, 2104, 2123, 2321, 2324, 2325, 2512, 2538, 2704, 2705, 2904, 2907, 7104 of this title.
§ 1571.   Application and effect of subchapter.
(a)   General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:
Section 329(c) (relating to special treatment of interest holders).
Section 333 (relating to approval of merger).
Section 343 (relating to approval of interest exchange).
Section 353 (relating to approval of conversion).
Section 363 (relating to approval of division).
Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).
(b)   Exceptions. —
(1)   Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares of the class or series are either:
(i)   listed on a national securities exchange registered under section 6 of the Exchange Act; or
(ii)   held beneficially or of record by more than 2,000 persons.
(2)   Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
(ii)   Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.
(iii)   Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).
(3)   The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.
(c)   Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).
(d)   Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:
(1)   a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
(2)   a copy of this subchapter.
(e)   Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
(f)   Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles, except that the articles may limit or eliminate dissenters rights for a class or series of shares entitled to a preference. If a limitation or elimination is added by amendment, the limitation or elimination shall not apply to shares that are outstanding on the effective date of the amendment or that are issuable pursuant to a conversion, exchange or other right exercisable on the effective date of the amendment.
(g)   Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.
(h)   Cross references. — See:
Section 315 (relating to nature of transactions).
Section 1105 (relating to restriction on equitable relief).
Section 1763(c) (relating to determination of shareholders of record).
Section 2512 (relating to dissenters rights procedure).
(Dec. 19, 1990, P.L.834, No.198, eff. imd.; June 22, 2001, P.L.418, No.34, eff. 60 days; Oct. 22, 2014, P.L.2640, No.172, eff. July 1, 2015; Nov. 3, 2022, P.L. 1791, No. 122, eff. 60 days)
2022 Amendment.   Act 122 amended subsecs. (b)(1) intro. par. and (f).
2014 Amendment.   Act 172 amended subsecs. (a), (b), (c) and (h).
2001 Amendment.   Act 34 amended subsecs. (a) and (b), amended and relettered subsec. (g) to subsec. (h) and added present subsec. (g).
1990 Amendment.   Act 198 amended subsecs. (a), (b) and (e), relettered subsec. (f) to subsec. (g) and added present subsec. (f).
Cross References.   Section 1571 is referred to in sections 317, 1103, 2537 of this title.
§ 1572.   Definitions.
The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
“Corporation.”   The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
“Dissenter.”   A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
“Fair value.”   The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
“Interest.”   Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.
“Shareholder.”   A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.
(Dec. 19, 1990, P.L.834, No.198, eff. imd.; June 22, 2001, P.L.418, No.34, eff. 60 days)
2001 Amendment.   Act 34 amended the defs. of “corporation” and “dissenter” and added the def. of “shareholder.”

Cross References.   Section 1572 is referred to in sections 321, 1571 of this title.
§ 1573.   Record and beneficial holders and owners.
(a)   Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
(b)   Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.
(Dec. 18, 1992, P.L.1333, No.169, eff. 60 days)
1992 Amendment.   Act 169 amended subsec. (a).
§ 1574.   Notice of intention to dissent.
If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
§ 1575.   Notice to demand payment.
(a)   General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
(1)   State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.
(2)   Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
(3)   Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.
(4)   Be accompanied by a copy of this subchapter.
(b)   Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.
(July 9, 2013, P.L.476, No.67, eff. 60 days; Oct. 22, 2014, P.L.2640, No.172, eff. July 1, 2015)

2014 Amendment.   Act 172 amended subsecs. (a) intro par. and (b).
Cross References.   Section 1575 is referred to in sections 1576, 1577, 1579, 2512 of this title.
§ 1576.   Failure to comply with notice to demand payment, etc.
(a)   Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
(b)   Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
(c)   Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.
(Dec. 19, 1990, P.L.834, No.198, eff. imd.)
1990 Amendment.   Act 198 amended subsec. (a).
§ 1577.   Release of restrictions or payment for shares.
(a)   Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
(b)   Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
(c)   Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:
(1)   The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
(2)   A statement of the corporation’s estimate of the fair value of the shares.
(3)   A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
(d)   Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)
1990 Amendment.   Act 198 amended subsecs. (c) and (d).
Cross References.   Section 1577 is referred to in sections 1576, 1578, 2512 of this title.
§ 1578. Estimate by dissenter of fair value of shares.
(a)   General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.
(b)   Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.
(Dec. 19, 1990, P.L.834, No.198, eff. imd.)
1990 Amendment.   Act 198 amended subsec. (b).
Cross References.   Section 1578 is referred to in sections 1579, 1580 of this title.
§ 1579.   Valuation proceedings generally.
(a)   General rule. — Within 60 days after the latest of:
(1) effectuation of the proposed corporate action;
(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or
(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);
if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
(b)   Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).
(c)   Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
(d)   Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
(e)   Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Cross References.   Section 1579 is referred to in section 1580 of this title.
§ 1580.   Costs and expenses of valuation proceedings.
(a)   General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
(b)   Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
(c)   Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.